UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.  )
Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

SUNLINK HEALTH SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

MERGER PROPOSED-YOUR VOTE IS VERY IMPORTANT
Dear Shareholders of Regional Health Properties, Inc. and SunLink Health Systems, Inc.:
On April 14, 2025, Regional Health Properties, Inc. (“Regional”) and SunLink Health Systems, Inc. (“SunLink”) entered into an Amended and Restated Agreement and Plan of Merger, as amended (as may be further amended from time to time, the “merger agreement”), a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus. Subject to approval of the shareholders of Regional and SunLink as described later in the accompanying joint proxy statement/prospectus and the satisfaction or (to the extent permitted) waiver of certain other closing conditions, Regional will acquire SunLink through the merger of SunLink with and into Regional (the “merger”), with Regional surviving the merger as the surviving corporation.
Regional and SunLink will each hold special meetings of their respective shareholders in connection with the proposed merger (respectively, the “Regional special meeting” and the “SunLink special meeting”).
At the effective time of the merger (the “effective time”), each five shares of common stock, no par value per share, of SunLink (“SunLink common stock”) issued and outstanding immediately prior to the effective time (other than excluded shares (as defined below)) will be converted into the right to receive (i) 1.1330 validly issued, fully paid and nonassessable shares of common stock, no par value per share (“Regional common stock”), of Regional (the “Regional common stock consideration”) and (ii) one validly issued, fully paid and nonassessable share of Regional Series D 8% Cumulative Convertible Redeemable Participating Preferred Shares, no par value per share (the “Regional Series D preferred stock” and such share thereof, the “Regional preferred stock consideration”). The number of shares of Regional Series D preferred stock is subject to adjustment pursuant to the terms and conditions of the merger agreement for the existence of any cash surplus (as defined below), as such may be adjusted for any Regional debt distress (as defined below), and the number of shares of Regional common stock and Regional Series D preferred stock each are subject to adjustment to reflect fully and equitably the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into SunLink common stock or Regional common stock, as applicable), reorganization, recapitalization or other like change (“Anti-dilution Adjustments”).
The Series D preferred stock will have the preferences, limitations and relative rights as described in this joint proxy statement/prospectus. The Regional common stock consideration and the Regional preferred stock consideration is collectively referred to as the “merger consideration.”
At the closing of the merger, SunLink is to have Cash and Cash Equivalents (after the payment of any bonuses and/or dividends) in an aggregate amount not less than $6,000,000 (subject to adjustment as provided in the merger agreement). To the extent SunLink Cash and Cash Equivalents is an amount greater than $7,500,000 (subject to adjustment as provided in the merger agreement) (the amount above $7,500,000 so adjusted, the “cash surplus”), the Regional preferred stock consideration per five shares of SunLink common stock will be adjusted upward via an increase of the aggregate number of shares of Regional Series D preferred stock in accordance with the following formula: for each $10.00 of cash surplus by one share of Regional Series D preferred stock (provided, however, that in no event shall the Regional preferred stock consideration per five shares of SunLink common stock be adjusted to a number of shares of Regional Series D preferred stock that would cause the Regional Series D preferred stock to be issued at the closing of the merger to exceed the number of shares of preferred stock authorized under the articles of incorporation of Regional as in effect immediately prior to the effective time). As of the date of this joint proxy statement/prospectus, SunLink does not expect its Cash and Cash Equivalents to exceed $7,500,000 as of the closing of the merger.
No fractional shares of Regional common stock or Regional Series D preferred stock will be issued in the merger. In lieu of issuing fractional shares of Regional common stock or Regional Series D preferred stock that would otherwise be issued as part of the merger consideration, cash (without interest) will be paid as described in this joint proxy statement/prospectus. The merger consideration will not be deliverable with respect to (i) shares of SunLink common stock outstanding immediately prior to the effective time and that are held by any shareholder or beneficial owner who is entitled to, has properly exercised, and not withdrawn or waived, dissenters rights with respect to such shares in accordance with, and who complies in all respects with, Title 14, Chapter 2, Article 13 of the Georgia Business Corporations Code or (ii) shares of SunLink common stock that are held in treasury of SunLink and any shares of SunLink Common Stock owned by any Subsidiary (as defined in the merger agreement) of SunLink immediately prior to the effective time (collectively, the “excluded shares”). For more details on the merger consideration, see “The Merger Agreement–Merger Consideration.” U.S. holders (as defined in the accompanying joint proxy statement/prospectus) of SunLink common stock are generally not expected to recognize gain or loss for U.S. federal income tax purposes as a result of the merger, except with respect to any cash received in lieu of fractional shares of Regional common stock and cash received in lieu of fractional shares of Regional Series D preferred stock. See “Material U.S. Federal Income Tax Consequences of the Merger” for a more complete discussion of the U.S. federal income tax consequences of the merger.
Except for changes attributable to the existence of a cash surplus, as may be adjusted for any Regional Debt Default, and Anti-dilution Adjustments, the ratio of 1.1330 shares of Regional common stock and one share of Regional Series D preferred stock for each five shares of SunLink common stock, which is referred to in this joint proxy statement/prospectus as the “exchange ratio”, is fixed, which means that it will not change between now and the date of the merger, regardless of whether the market price of shares of either the Regional common stock or SunLink common stock changes. Therefore, the value of the merger consideration will depend, in part, on the closing price of the Regional common stock as well as the value ascribed to the Regional Series D preferred stock at the time SunLink shareholders receive shares of Regional common stock and Regional Series D preferred stock in the merger.
Because Regional will issue a fixed number of shares of Regional common stock in exchange for each share of SunLink common stock, the value of the merger consideration that SunLink shareholders will receive in the merger will depend, in part, on the market price of Regional common stock at the time the merger is completed. Further, the value of the Regional Series D preferred stock, which is convertible into shares of Regional common stock, may be affected, in whole or in part, based on the market price of Regional common stock at the time the merger is completed. The market price of Regional common stock when SunLink shareholders receive those shares after the merger is completed could be greater than, less than or the same as the market price of shares of Regional common stock on the date of this joint proxy statement/prospectus or at the time of the SunLink special meeting. Likewise, the value of the merger consideration payable to SunLink shareholders when the merger is completed could be greater than, less than or the same as the value of the merger consideration on the date of this joint proxy statement/prospectus or at the time of the SunLink special meeting.
Based on the number of shares of SunLink common stock outstanding or reserved for issuance as of the SunLink record date and assuming no Anti-dilution Adjustments, Regional expects to issue approximately 1,595,400 shares of Regional common stock to SunLink shareholders pursuant to the merger and 100,000 shares of Regional common stock to Mr. Robert Thornton pursuant to an employment agreement to be entered into between Mr. Thornton and Regional at the closing of the merger. The Regional Series D preferred stock is convertible at any time into Regional common stock at an initial exchange ratio of 1.1330 share of Regional common stock for every three shares of Regional Series D preferred stock. If a National Market Listing (as defined in the Regional articles of amendment (as defined below)) of the Regional common stock is not achieved by Regional on or before the last day of: (i) the sixth whole calendar month immediately after the merger (the “First Milestone Date”), or (ii) the twelfth whole calendar month immediately after the merger (the “Second Milestone Date”), or (iii) the eighteenth whole calendar month immediately after the merger (the “Third Milestone Date”) or (iv) the twenty-fourth whole calendar month immediately after the merger (the “Fourth Milestone Date”), then on the First Milestone Date the conversion ratio shall automatically be reduced, and on each succeeding Milestone Date automatically further reduced, by one-half of a share of Regional Series D preferred stock in the number of shares of Regional Series D preferred stock required for conversion into a share of Regional common stock. Each such reduction on any such Milestone Date once occurring shall not lapse or be subject to any correction event (as defined in the Regional articles of amendment). “Milestone Date” shall mean, as applicable, the First Milestone Date, the Second Milestone Date, the Third Milestone Date or the Fourth Milestone Date.

The actual number of shares of Regional common stock to be issued and reserved for issuance pursuant to the merger will be determined at completion of the merger based on the exchange ratio, the conversion ratio, the number of shares of SunLink common stock outstanding at that time, and the number of additional shares of Regional Series D preferred stock issued, if any, as a result of any cash surplus or Anti-dilution Adjustment. Based on the number of shares of SunLink common stock outstanding as of the SunLink record date, the number of shares of Regional common stock outstanding as of the Regional record date and 100,000 shares of Regional common stock to be issued to Mr. Robert Thornton, and assuming the absence of any exercise of appraisal rights and the absence of any Anti-dilution Adjustments, it is expected that, immediately after completion of the merger, former SunLink shareholders will own approximately 43.06% of the outstanding Regional common stock.
In connection with the transactions contemplated by the merger agreement, on January 3, 2025, certain directors and executive officers of Regional (collectively, the “Supporting Regional Shareholders”) entered into a support and lock-up agreement with Regional and SunLink (the “Regional support and lock-up agreement”) pursuant to which the Supporting Regional Shareholders agreed to vote, at the Regional special meeting, shares of Regional common stock owned by them representing approximately 13.5% of the aggregate voting power of such shares as of June 20, 2025 (the “Regional record date”), (i) in favor of the adoption of the merger agreement and transactions contemplated thereby, including the merger, (ii) in any other circumstances upon which a resolution or other approval is required under the organizational documents of Regional or otherwise sought with respect to the merger agreement or the transactions contemplated thereby, including the merger, in each case, to the extent necessary to consummate the transactions contemplated thereby, to vote, consent or approve, (iii) against and withhold consent with respect to any merger, purchase of all or substantially all of Regional’s assets or other business combination transaction (other than the merger agreement and transactions contemplated thereby, including the merger), and (iv) against any proposal, action or agreement that would reasonably be expected to (A) impede, frustrate, prevent or nullify any provision of the Regional support and lock-up agreement, the merger agreement, the merger or the other transactions contemplated thereby, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Regional under the merger agreement, (C) result in any of the conditions set forth in Article VI of the merger agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Regional (provided, however, that the foregoing shall not apply to the establishment by Regional of the Regional Series D preferred stock or the issuance of the merger consideration). The Supporting Regional Stockholders are Brent S. Morrison, Paul O’Sullivan, Kenneth Taylor and David Tenwick. For more details on the Regional support and lock-up agreement, see “Other Agreements Related to the Merger-Regional Support and Lock-Up Agreement.”
In addition, on January 3, 2025, in connection with the transactions contemplated by the merger agreement, certain directors and executive officers of SunLink (collectively, the “Supporting SunLink Shareholders”) entered into a support and lock-up agreement with Regional and SunLink (the “SunLink support and lock-up agreement” and together with the Regional support and lock-up agreement, the “voting agreements”) pursuant to which the Supporting SunLink Shareholders agreed to vote, at the SunLink special meeting, shares of SunLink common stock owned by them representing approximately 23.3% of the aggregate voting power of such shares as of June 20, 2025 (the “SunLink record date”), (i) in favor of the adoption of the merger agreement and transactions contemplated thereby, including the merger, (ii) in any other circumstances upon which a resolution or other approval is required under the organizational documents of SunLink or otherwise sought with respect to the merger agreement or the transactions contemplated thereby, including the merger, in each case, to the extent necessary to consummate the transactions contemplated thereby, to vote, consent or approve, (iii) against and withhold consent with respect to any merger, purchase of all or substantially all of SunLink’s assets or other business combination transaction (other than the merger agreement and transactions contemplated thereby, including the merger), and (iv) against any proposal, action or agreement that would reasonably be expected to (A) impede, frustrate, prevent or nullify any provision of the Regional support and lock-up agreement, the merger agreement, the merger or the other transactions contemplated thereby, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of SunLink under the merger agreement, (C) result in any of the conditions set forth in Article VI of the merger agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, SunLink. The Supporting SunLink Stockholders are Robert M. Thornton, Jr., Mark J. Stockslager, Steven J. Baileys, Gene E. Burleson, and C. Michael Ford. For more details on the SunLink support and lock-up agreement, see “Other Agreements Related to the Merger-SunLink Support and Lock-Up Agreement.”

At the Regional special meeting, to be held in person at 10:00 a.m., Eastern time, on July 29, 2025, holders of Regional common stock will be asked to consider and vote on (i) a proposal to approve the merger agreement and the transactions contemplated thereby, including the merger (the “Regional merger proposal”); (ii) a proposal to approve the issuance of shares of Regional common stock and Regional Series D preferred stock in connection with the merger (the “Regional share issuance,” and such proposal, the “Regional share issuance proposal”); and (iii) a proposal to approve the adjournment of the Regional special meeting from time to time to solicit additional proxies in favor of the Regional merger proposal and the Regional share issuance proposal if there are insufficient votes at the time of such adjournment to approve the Regional merger proposal or the Regional share issuance proposal or if otherwise determined by the chairperson of the meeting to be necessary or appropriate (the “Regional adjournment proposal”). Approval of the Regional merger proposal and the Regional share issuance proposal requires the affirmative vote of the holders of a majority of all the outstanding shares of Regional common stock entitled to vote on the proposal at the Regional special meeting. Approval of the Regional adjournment proposal requires the affirmative vote of a majority of the voting shares of Regional common stock represented at the Regional special meeting.
Regional’s board of directors (the “Regional Board”) has determined that the transaction documents to which Regional is a party and the transactions contemplated thereby are advisable and fair to, and in the best interests of, Regional and its shareholders, approved the transaction documents to which Regional is a party and the transactions contemplated thereby and recommends that Regional shareholders vote “FOR” each of the Regional merger proposal, the Regional share issuance proposal, and the Regional adjournment proposal. Completion of the merger is conditioned on Regional shareholders approving the Regional merger proposal and the Regional share issuance proposal. Approval of the Regional adjournment proposal is not a condition to the completion of the merger.
At the SunLink special meeting, to be held in person at 10:00 a.m., Eastern time, on July 29, 2025, holders of shares of SunLink common stock will be asked to consider and vote on (i) a proposal to approve the adoption of the merger agreement (the “SunLink merger proposal”); (ii) a proposal to approve, on a non-binding, advisory basis, the SunLink merger-related compensation proposal (the “SunLink advisory compensation proposal”); and (iii) a proposal to approve the adjournment of the SunLink special meeting from time to time to solicit additional proxies in favor of the SunLink merger proposal or the SunLink advisory compensation proposal if there are insufficient votes at the time of such adjournment to approve the SunLink merger proposal or the SunLink advisory compensation proposal or if otherwise determined by the chairperson of the meeting to be necessary or appropriate (the “SunLink adjournment proposal”).
Pursuant to the Georgia Business Corporations Code of the State of Georgia (the “Georgia Code” or the “GBCC”), approval of the SunLink merger proposal requires the affirmative vote of the holders of a majority of all the outstanding shares of SunLink common stock entitled to vote on the proposal at the SunLink special meeting.
Approval of the SunLink advisory compensation proposal requires the affirmative vote of the holders of a majority of the total shares of SunLink common stock present at the SunLink special meeting or represented by proxy and voting on the matter at the SunLink special meeting.
Approval of the SunLink adjournment proposal requires the affirmative vote of the holders of a majority of the total shares of SunLink common stock present at the SunLink special meeting or represented by proxy and voting on the matter at the SunLink special meeting.
SunLink’s board of directors (the “SunLink Board”) unanimously determined that the merger agreement and the other transaction documents and the transactions contemplated thereby, including the merger, are advisable and fair to, and in the best interests of, SunLink and its shareholders, approved and declared advisable the transaction documents and the transactions contemplated thereby, including the merger, and unanimously recommends that holders of shares of SunLink common stock vote “FOR” each of the SunLink merger proposal, the SunLink advisory compensation proposal and the SunLink adjournment proposal. Completion of the merger is conditioned on the requisite holders of shares of SunLink common stock approving the SunLink merger proposal. The completion of the merger is not conditioned on the approval of the SunLink advisory compensation proposal or the SunLink adjournment proposal.
The obligations of Regional and SunLink to complete the merger are subject to the satisfaction or (to the extent permitted) waiver of a number of conditions set forth in the merger agreement, a copy of which is included as Annex A to the accompanying joint proxy statement/prospectus. The accompanying joint proxy statement/prospectus describes the Regional special meeting, the SunLink special meeting, the proposals to be considered at each meeting, the merger and the documents and agreements related to the merger. It also contains or references information about Regional and SunLink and certain related agreements and matters. Please carefully read the entire accompanying joint proxy statement/prospectus, including “Risk Factors,” beginning on page 51, for a discussion of the risks relating to the proposed merger and the other transactions contemplated by the merger agreement, including the Regional share issuance.
Your vote is very important regardless of the number of shares of Regional common stock or shares of SunLink common stock that you own. A failure to vote your shares of Regional common stock or shares of SunLink common stock, or to provide instructions to your broker, bank or nominee as to how to vote your shares, is the equivalent of a vote against the Regional merger proposal, Regional share issuance or SunLink merger proposal, as applicable.
Whether or not you plan to attend the Regional special meeting or SunLink special meeting, please submit your proxy as soon as possible to make sure that your shares are represented at the meeting.
Thank you for your cooperation and we look forward to the successful completion of the merger.

Very truly yours,

Brent Morrison Chairman, Chief Executive Officer and President Regional Health Properties, Inc.	Robert M. Thornton, Jr. Chairman, Chief Executive Officer and President SunLink Health Systems, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of any of the proposals or the securities being offered in the merger or has passed upon the adequacy or accuracy of the accompanying materials. Any representation to the contrary is a criminal offense.
This joint proxy statement/prospectus is dated June 25, 2025 and is first being mailed to Regional shareholders of record and SunLink shareholders of record on or about June 30, 2025.

REGIONAL HEALTH PROPERTIES, INC.
1050 Crown Pointe Parkway, Suite 720
Atlanta, Georgia 30338
(678) 869-5116
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
to be Held on July 29, 2025
On April 14, 2025, Regional Health Properties, Inc. (“Regional”) and SunLink Health Systems, Inc. (“SunLink”) entered into an Amended and Restated Agreement and Plan of Merger, as amended (as may be further amended from time to time, the “merger agreement”), a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus. Subject to approval of the shareholders of Regional and SunLink as described in the accompanying joint proxy statement/prospectus and the satisfaction or (to the extent permitted) waiver of certain other closing conditions, Regional will acquire SunLink through the merger of SunLink with and into Regional (the “merger”), with Regional surviving the merger as the surviving corporation.
NOTICE IS HEREBY GIVEN of the special meeting of shareholders of Regional, to be held in person at 1050 Crown Pointe Parkway, Atlanta, Georgia 30338, at 10:00 a.m., Eastern time, on July 29, 2025 (the “Regional special meeting”). At the Regional special meeting, you will be asked to consider and vote on the following proposals:
1.	a proposal to approve the merger agreement and the transactions contemplated thereby, including the merger (the “Regional merger proposal”);
2.
a proposal to approve the issuance of shares of Regional common stock, no par value per share, and Regional Series D 8% Cumulative Convertible Redeemable Participating Preferred Shares, no par value per share (the “Regional Series D preferred stock”), in connection with the merger (the “Regional share issuance,” and such proposal, the “Regional share issuance proposal”); and

3.
a proposal to approve the adjournment of the Regional special meeting from time to time to solicit additional proxies in favor of the Regional merger proposal or the Regional share issuance proposal if there are insufficient votes at the time of such adjournment to approve the Regional merger proposal or the Regional share issuance proposal or if otherwise determined by the chairperson of the meeting to be necessary or appropriate (the “Regional adjournment proposal”).

Regional will transact no other business at the Regional special meeting, except such business as may properly be brought before the Regional special meeting or any adjournments or postponements thereof by or at the direction of the Regional board of directors (the “Regional Board”) in accordance with Regional’s amended and restated bylaws, as amended. The accompanying joint proxy statement/prospectus describes the proposals listed above in more detail. Please refer to the accompanying joint proxy statement/prospectus, including the merger agreement and all other annexes, for further information with respect to the business to be transacted at the Regional special meeting. You are encouraged to read the entire document carefully before voting. In particular, see “The Merger Agreement” and “Other Agreements Related to the Merger,” respectively, for a summary of the merger agreement and a description of the transactions contemplated by the merger agreement, including the Regional share issuance, and the merger agreement, a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus, each of which are incorporated by reference into this notice to the same extent as if fully set forth herein. Please also see “Risk Factors” beginning on page 51 for an explanation of the risks associated with the merger and the other transactions contemplated by the merger agreement, including the Regional share issuance.
Completion of the merger is conditioned on Regional shareholders approving the Regional merger proposal and the Regional share issuance proposal. Approval of the Regional adjournment proposal is not a condition to the completion of the merger.
Approval of the Regional merger proposal and the Regional share issuance proposal requires the affirmative vote of the holders of a majority of all the outstanding shares of Regional common stock entitled to vote on the proposal at the Regional special meeting. Approval of the Regional adjournment proposal requires the affirmative vote of a majority of the voting shares of Regional common stock represented at the Regional special meeting.
The Regional Board has fixed the close of business on June 20, 2025 as the record date for the Regional special meeting (the “Regional record date”). Only holders of record of Regional common stock as of the close of business on the Regional record date for the Regional special meeting are entitled to notice of, and to vote at, the Regional special meeting or any adjournment or postponement thereof. Holders of Regional common stock are entitled to one vote per share. For additional information regarding the Regional special meeting, see “The Regional Special Meeting” of the accompanying joint proxy statement/prospectus.
Regional has determined that Regional shareholders are not entitled to dissenters’ rights under the Georgia Business Corporations Code of the State of Georgia in connection with the transactions contemplated by the merger agreement.
Regional’s board of directors (the “Regional Board”) has determined that the transaction documents to which Regional is a party and the transactions contemplated thereby are advisable and fair to, and in the best interests of, Regional and its shareholders, approved the transaction documents to which Regional is a party and the transactions contemplated thereby and recommends that Regional shareholders vote “FOR” the Regional merger proposal, “FOR” the Regional share issuance proposal and “FOR” the Regional adjournment proposal. The Regional Board made its determinations after consultation with legal and financial advisors and consideration of a number of factors.
Each copy of the accompanying joint proxy statement/prospectus mailed to holders of Regional common stock is accompanied by a form of proxy card with instructions for voting. Whether or not you plan to attend the Regional special meeting in person, we urge you to please promptly complete, sign, date, and return the accompanying proxy card in the enclosed postage-paid envelope or authorize the individuals named on the accompanying proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with the accompanying proxy card. If your shares are held in the name of a bank, broker, trustee or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker, trustee or other nominee.
Due to space limitations, attendance is limited to Regional shareholders and persons holding valid legal proxies from those shareholders. Admission to the Regional special meeting is on a first-come, first-served basis. Registration will begin at 9:45 a.m., Eastern time. Valid government-issued picture identification must be presented to attend the Regional special meeting. If you hold Regional common stock through a bank, broker, trustee or other nominee, you must bring a copy of a statement reflecting your stock ownership as of the Regional record date, and if you wish to vote in person, you must also bring a legal proxy from your bank, broker, trustee or other nominee. Mobile phones, cameras, recording devices, and other electronic devices are not permitted. If you require special assistance at the Regional special meeting, please contact Regional’s Corporate Secretary at 1050 Crown Pointe Parkway, Suite 720, Atlanta, Georgia 30338.
YOUR VOTE IS IMPORTANT. We cannot complete the transactions contemplated by the merger agreement unless Regional shareholders approve the Regional merger proposal and the Regional share issuance proposal.

By order of the Board of Directors,

Brent Morrison
Chairman, Chief Executive Officer, President and Corporate Secretary

Atlanta, Georgia
June 25, 2025
WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE REGIONAL SPECIAL MEETING, PLEASE VOTE PROMPTLY ELECTRONICALLY OR BY TELEPHONE. ALTERNATIVELY, PLEASE COMPLETE, SIGN, AND RETURN BY MAIL THE ENCLOSED PAPER PROXY CARD.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of any of the proposals or the securities being offered in the merger or has passed upon the adequacy or accuracy of the accompanying materials. Any representation to the contrary is a criminal offense.

SUNLINK HEALTH SYSTEMS, INC.

900 Circle 75 Parkway, Suite 690
Atlanta, Georgia 30339
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
to be Held on July 29, 2025
On April 14, 2025, Regional Health Properties, Inc. (“Regional”) and SunLink Health Systems, Inc. (“SunLink”) entered into an Amended and Restated Agreement and Plan of Merger, as amended (as may be further amended from time to time, the “merger agreement”), a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus. Subject to approval of the shareholders of Regional and SunLink as described in the accompanying joint proxy statement/prospectus and the satisfaction or (to the extent permitted) waiver of certain other closing conditions, Regional will acquire SunLink through the merger of SunLink with and into Regional (the “merger”), with Regional surviving the merger as the surviving corporation.
NOTICE IS HEREBY GIVEN of the special meeting of shareholders of SunLink, to be held in person at Hyatt House Hotel, 3595 Cumberland Blvd., Atlanta, Georgia 30339, at 10:00 a.m., Eastern time, on July 29, 2025 (the “SunLink special meeting”). At the SunLink special meeting, SunLink shareholders will be asked to consider and vote on the following proposals:
1.	a proposal to approve the merger agreement and the transactions contemplated thereby, including the merger (the “SunLink merger proposal”);
2.	a proposal to approve, on a non-binding, advisory basis, the SunLink merger-related compensation proposal (the “SunLink advisory compensation proposal”); and
3.
a proposal to approve the adjournment of the SunLink special meeting from time to time to solicit additional proxies in favor of the SunLink merger proposal or the SunLink advisory compensation proposal if there are insufficient votes at the time of such adjournment to approve the SunLink merger proposal or the SunLink advisory compensation proposal or if otherwise determined by the chairperson of the SunLink special meeting to be necessary or appropriate (the “SunLink adjournment proposal”).

SunLink will transact no other business at the SunLink special meeting, except such business as may properly be brought before the SunLink special meeting or any adjournments or postponements thereof (including related or incidental matters that may be necessary or appropriate to effectuate the proposed business) in accordance with SunLink’s amended and restated bylaws. The accompanying joint proxy statement/prospectus describes the proposals listed above in more detail. Please refer to the accompanying joint proxy statement/prospectus, including the merger agreement and all other annexes, for further information with respect to the business to be transacted at the SunLink special meeting. You are encouraged to read the entire document carefully before voting. In particular, see “The Merger Agreement” and “Other Agreements Related to the Merger,” respectively, for a summary of the merger agreement and a description of the transactions contemplated by the merger agreement, a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus, each of which are incorporated by reference into this notice to the same extent as if fully set forth herein. Please also see “Risk Factors” beginning on page 51 for an explanation of the risks associated with the merger and the other transactions contemplated by the merger agreement, including the Regional Series D preferred stock.
Completion of the merger is conditioned on SunLink shareholders approving the SunLink merger proposal. Approval of the SunLink advisory compensation proposal and the SunLink adjournment proposal are not conditions to the completion of the merger.
Pursuant to the Georgia Business Corporations Code of the State of Georgia (the “Georgia Code” or the “GBCC”), the affirmative vote of the holders of a majority of the shares of SunLink common stock outstanding and entitled to vote at the SunLink special meeting is required to approve and adopt the SunLink merger proposal. The affirmative vote of the holders of a majority of the total shares of SunLink common stock present at the SunLink special meeting or represented by proxy and voting on the matter at the SunLink special meeting, assuming a quorum is represented at the meeting, is required to approve, on a non-binding, advisory basis, the SunLink advisory compensation proposal. The affirmative vote of the holders of a majority of the total shares of SunLink common stock present at the SunLink special meeting or represented by proxy and voting on the matter at the SunLink special meeting, assuming a quorum is represented at the meeting, is required to approve the SunLink adjournment proposal.
The SunLink board of directors (the “SunLink Board”) has fixed the close of business on June 20, 2025 as the record date for the SunLink special meeting. Only holders of record of SunLink common stock as of the close of business on the record date for the SunLink special meeting are entitled to notice of, and to vote at, the SunLink special meeting or any adjournment or postponement thereof. Holders of SunLink common stock are entitled to one vote per share. For additional information regarding the SunLink special meeting, see “The SunLink Special Meeting” of the accompanying joint proxy statement/prospectus.
SunLink has determined that SunLink shareholders may be entitled to dissenters’ rights under the Georgia Code in connection with the transactions contemplated by the merger agreement.
SunLink’s Board has unanimously determined that the transaction documents to which SunLink is a party and the transactions contemplated thereby are advisable and fair to, and in the best interests of, SunLink and its shareholders, approved the transaction documents to which SunLink is a party and the transactions contemplated thereby and unanimously recommends that SunLink shareholders vote “FOR” the SunLink merger proposal, “FOR” the SunLink advisory compensation proposal, and “FOR” the SunLink adjournment proposal. The SunLink Board made is determinations after consultation with legal and financial advisors and consideration of a number of factors.
Each copy of the accompanying joint proxy statement/prospectus mailed to holders of SunLink common stock is accompanied by a form of proxy card with instructions for voting. Whether or not you plan to attend the SunLink special meeting in person, we urge you to please promptly complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or authorize the individuals named on the accompanying proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with the accompanying proxy card. If your shares are held in the name of a bank, broker, trustee, or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker, trustee, or other nominee.
Due to space limitations, attendance is limited to SunLink shareholders and persons holding valid legal proxies from those shareholders. Admission to the SunLink special meeting is on a first-come, first-served basis. Registration will begin at 9:45 a.m., Eastern time. Valid government-issued picture identification must be presented to attend the SunLink special meeting. If you hold SunLink common stock through a bank, broker, trustee or other nominee, you must bring a copy of a statement reflecting your stock ownership as of the record date, and if you wish to vote in person, you must also bring a legal proxy from your bank, broker, trustee or other nominee. Mobile phones, cameras, recording devices, and other electronic devices are not permitted. If you require special assistance at the SunLink special meeting, please contact SunLink’s Corporate Secretary at 900 Circle 75 Parkway, Suite 690 Atlanta, Georgia 30339.
YOUR VOTE IS IMPORTANT. We cannot complete the transactions contemplated by the merger agreement unless SunLink shareholders approve the SunLink merger proposal.

By order of the Board of Directors,

Theresa Mota
Corporate Secretary

Atlanta, Georgia
June 25, 2025
WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE SUNLINK SPECIAL MEETING, PLEASE VOTE PROMPTLY ELECTRONICALLY OR BY TELEPHONE. ALTERNATIVELY, PLEASE COMPLETE, SIGN AND RETURN BY MAIL THE ENCLOSED PAPER PROXY CARD.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of any of the proposals or the securities being offered in the merger or has passed upon the adequacy or accuracy of the accompanying materials. Any representation to the contrary is a criminal offense.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS
This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by Regional (File No. 333-286975), constitutes a prospectus of Regional Health Properties, Inc. (“Regional”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of Regional common stock and Regional Series D preferred stock issuable in connection with the merger with SunLink Health Systems, Inc. This joint proxy statement/prospectus also constitutes a joint proxy statement for both Regional and SunLink under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This joint proxy statement/prospectus also constitutes a notice of meeting with respect to the Regional special meeting and a notice of meeting with respect to the SunLink special meeting at which certain Regional shareholders and SunLink shareholders, respectively, will be asked to consider and vote upon the Regional merger proposal, the Regional share issuance proposal, the SunLink merger proposal and certain other proposals, as applicable.
You should rely only on the information contained in this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated June 25, 2025 and you should assume that the information contained in this joint proxy statement/prospectus is accurate only as of such date. Neither the mailing of this joint proxy statement/prospectus to Regional shareholders or SunLink shareholders nor the issuance of shares of Regional common stock or Regional Series D preferred stock will create any implication to the contrary.
This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this joint proxy statement/prospectus regarding Regional has been provided by Regional and information contained in this joint proxy statement/prospectus regarding SunLink has been provided by SunLink.

i

QUESTIONS & ANSWERS
The following are some questions that you may have regarding the merger (as defined below), the issuance of shares of Regional common stock (as defined below) and Regional Series D preferred stock (as defined below) in connection with the merger, and other matters being considered at the Regional special meeting (as defined below) and SunLink special meeting (as defined below) and the answers to those questions. Regional and SunLink urge you to carefully read the entirety of this joint proxy statement/prospectus, including the annexes hereto which are incorporated herein, because the information in this section does not provide all the information that might be important to you with respect to the merger, the issuance of shares of Regional stock in connection with the merger, and the other matters being considered at the Regional special meeting and the SunLink special meeting.
Q:	What is the merger?
A:
Regional and SunLink have entered into an Amended and Restated Agreement and Plan of Merger, as amended (as may be further amended from time to time, the “merger agreement”), a copy of which is attached as Annex A to this joint proxy statement/prospectus. Subject to the requisite approvals of the applicable shareholders of Regional and SunLink and the satisfaction or (to the extent permitted) waiver of certain other closing conditions, Regional will acquire SunLink through the merger of SunLink with and into Regional (the “merger”), with Regional surviving the merger as the surviving corporation. If the merger is completed, holders of shares of SunLink common stock (as defined below) will be entitled to receive the merger consideration, as described further below. The principal terms and conditions of the merger are contained in the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus. We encourage you to read the merger agreement carefully and in its entirety, as it is the legal document that governs the merger.

In connection with the transactions contemplated by the merger agreement, certain directors and executive officers of Regional (collectively, the “Supporting Regional Shareholders”) have entered into the Regional support and lock-up agreement (as defined below). The Supporting Regional Stockholders are Brent S. Morrison, Paul O’Sullivan, Kenneth Taylor and David Tenwick. See “Other Agreements Related to the Merger-Regional Support and Lock-Up Agreement.” In addition, in connection with the transactions contemplated by the merger agreement, certain directors and executive officers of SunLink (collectively, the “Supporting SunLink Shareholders”) have entered into the SunLink support and lock-up agreement (as defined below). See “Other Agreements Related to the Merger-SunLink Support and Lock-Up Agreement.” The Supporting SunLink Stockholders are Robert M. Thornton, Jr., Mark J. Stockslager, Steven J. Baileys, Gene E. Burleson, and C. Michael Ford. If the merger is consummated, certain other agreements will be entered into in connection with the merger, which are described in more detail in “Other Agreements Related to the Merger-Additional Transaction Agreements.”
Q:	Why am I receiving this joint proxy statement/prospectus?
A:
Regional is holding a special meeting of holders of Regional common stock (as defined below) (the “Regional special meeting”) to obtain approval of the Regional merger proposal (as defined below), the Regional share issuance proposal (as defined below) and the Regional adjournment proposal (as defined below). SunLink is holding a special meeting of holders of SunLink common stock (as defined below) (the “SunLink special meeting” and, together with the Regional special meeting, the “special meetings”) to obtain approval of the SunLink merger proposal (as defined below), the SunLink advisory compensation proposal (as defined below) and the SunLink adjournment proposal (as defined below). Regional and SunLink are sending these materials to their respective shareholders to help them decide how to vote their shares of Regional common stock and SunLink common stock, as applicable, respectively, with respect to the merger and other matters to be considered at the Regional special meeting and the SunLink special meeting. The holders of shares of Regional’s Series A Redeemable Preferred Shares (the “Regional Series A preferred stock”) and Regional’s 12.5% Series B Cumulative Redeemable Preferred Shares (the “Regional Series B preferred stock”) are not being asked to vote, and are not entitled to any voting powers, on the proposals to be presented at the Regional special meeting because such votes are not required by Regional’s amended and restated articles of incorporation (the “Regional articles of incorporation”), Regional’s amended and restated bylaws, as amended (the “Regional bylaws”), or the laws of the State of Georgia.

Pursuant to the merger agreement, it is a condition that the merger agreement and the transactions contemplated thereby, including the merger and the Regional share issuance, be approved by the affirmative vote of a majority of the votes outstanding and entitled to vote on the proposals at the Regional special meeting. Information about the Regional special meeting, the merger, the merger agreement, and the other business to be considered by Regional shareholders at the Regional special meeting is contained in this joint proxy statement/prospectus.
The merger also cannot be completed unless the holders of shares of SunLink common stock approve the adoption of the merger agreement (the “SunLink merger proposal”). Approval of the SunLink merger proposal requires the affirmative vote of a majority of the votes outstanding entitled to vote on the SunLink merger proposal. Information about the SunLink special meeting, the merger, the merger agreement, and the other business to be considered by SunLink shareholders at the SunLink special meeting is contained in this joint proxy statement/prospectus.
This joint proxy statement/prospectus constitutes both a proxy statement of Regional and SunLink and a prospectus of Regional. It is a joint proxy statement because the Regional Board and the SunLink Board are soliciting proxies from their respective shareholders. It is a prospectus because Regional will issue shares of its capital stock upon the conversion of the outstanding shares of SunLink common stock in the merger. This joint proxy statement/prospectus includes important information about the merger, the merger agreement, the Regional special meeting, and the SunLink special meeting. Regional shareholders and SunLink shareholders should read this information carefully and in its entirety. The enclosed voting materials allow Regional shareholders and SunLink shareholders, as applicable, to vote their shares by proxy without attending the applicable special meeting in person.
Q:	When and where is the Regional special meeting?
A:	The Regional special meeting will be held in person at 1050 Crown Pointe Parkway, Atlanta, Georgia 30338, at 10:00 a.m., Eastern time, on July 29, 2025.
Even if you plan to attend the Regional special meeting, Regional recommends that you vote your shares in advance as described below so that your vote will be counted even if you later decide not to or become unable to attend the Regional special meeting.
Q:	When and where is the SunLink special meeting?
A:	The SunLink special meeting will be held in person at Hyatt House Hotel, 3595 Cumberland Blvd., Atlanta, Georgia 30339, at 10:00 a.m., Eastern time, on July 29, 2025.
Even if you plan to attend the SunLink special meeting, SunLink recommends that you vote your shares in advance as described below so that your vote will be counted even if you later decide not to or become unable to attend the SunLink special meeting.
Q:	What will SunLink shareholders receive for their shares of SunLink common stock?
A:
At the effective time of the merger (the “effective time”), each five shares of common stock, no par value per share, of SunLink (“SunLink common stock”) issued and outstanding immediately prior to the effective time (other than excluded shares (as defined below)) will be converted into the right to receive (i) 1.1330 validly issued, fully paid and nonassessable shares of common stock, no par value per share (“Regional common stock”), of Regional (the “Regional common stock consideration”) and (ii) one validly issued, fully paid and nonassessable share of Regional Series D 8% Cumulative Convertible Redeemable Participating Preferred Shares, no par value per share (the “Regional Series D preferred stock” and such shares thereof, the “Regional preferred stock consideration”). The number of shares of Regional Series D preferred stock is subject to adjustment pursuant to the terms and conditions of the merger agreement for the existence of any cash surplus (as defined below), as such may be adjusted for any Regional Debt Distress (as defined below), and the number of shares of Regional common stock and Regional Series D preferred stock each are subject to adjustment to reflect fully and equitably the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into SunLink common stock or regional common Stock, as applicable), reorganization, recapitalization or other like change (“Anti-dilution Adjustments”).

The Series D preferred stock will have the preferences, limitations and relative rights as described in this joint proxy statement/prospectus and as set forth in the Articles of Amendment establishing Series D 8% Cumulative Convertible Redeemable Participating Preferred Shares of Regional (the “Regional articles of amendment”), a copy of the form of which is attached as Annex E to this joint proxy statement/prospectus. The Regional common stock consideration and the Regional preferred stock consideration is collectively referred to as the “merger consideration.” The Regional common stock consideration and the Regional preferred stock consideration is collectively referred to as the “merger consideration.”
At the closing of the merger, SunLink is to have Cash and Cash Equivalents (after the payment of any bonuses and/or dividends) in an aggregate amount not less than $6,000,000 (subject to adjustment as provided in the merger agreement). To the extent SunLink Cash and Cash Equivalents is an amount greater than $7,500,000 (subject to adjustment as provided in the merger agreement) (the amount above $7,500,000 as so adjusted, the “cash surplus”), the Regional preferred stock consideration per five shares of SunLink common stock will be adjusted upward via an increase of the aggregate number of shares of Regional Series D preferred stock in accordance with the following formula: for each $10.00 of cash surplus by one share of Regional Series D preferred stock (provided, however, that in no event shall the Regional preferred stock consideration per five shares of SunLink common stock be adjusted to a number of shares of Regional Series D preferred stock that would cause the Regional Series D preferred stock to be issued at the closing of the merger to exceed the number of shares of preferred stock authorized under the articles of incorporation of Regional as in effect immediately prior to the effective time). As of the date of this joint proxy statement/prospectus, SunLink does not expect its Cash and Cash Equivalents to exceed $7,500,000 as of the closing of the merger.
In lieu of issuing fractional shares of Regional common stock or Regional Series D preferred stock that otherwise would be issued as part of the merger consideration, cash (without interest) will be paid as described in this joint proxy statement/prospectus. The merger consideration will not be deliverable with respect to (i) shares of SunLink common stock outstanding immediately prior to the effective time and that are held by any shareholder or beneficial owner who is entitled to, has properly exercised, and not withdrawn or waived, dissenters rights with respect to such shares in accordance with, and who complies in all respects with, Title 14, Chapter 2, Article 13 of the Georgia Business Corporations Code (the “Georgia Code” or the “GBCC”) or (ii) shares of SunLink common stock that are held in treasury of SunLink and any shares of SunLink Common Stock owned by any Subsidiary (as defined in the merger agreement) of SunLink immediately prior to the effective time (collectively, the “excluded shares”). The merger consideration is described in more detail in “The Merger Agreement–Merger Consideration.”
Pursuant to the terms and conditions of the merger agreement, SunLink may pay, declare or set aside, as applicable, one or two special cash dividends to holders of SunLink common stock (the “SunLink special cash dividends”). Subject to any upward adjustment pursuant to the terms and conditions of the merger agreement by reason of any Regional Debt Distress, the SunLink special cash dividends are an amount not to exceed in the aggregate the sum of (i) $705,000, plus (ii) an amount, if any, by which the sum of the SunLink Cash and Cash Equivalents is in excess of $6,000,000 (subject to adjustment as provided in the merger agreement) calculated within a period of five days prior to the closing of the merger; provided that in no event shall the total of such dividends exceed in the aggregate $1,000,000, subject to adjustment pursuant to the terms and conditions of the merger agreement.
If at any time within five days prior to or at closing, Regional has any Regional Debt Distress, SunLink may, in its sole discretion, terminate the merger agreement or, if not so terminated, the amounts “$7,500,000” and “$6,000,000” (each such amount subject to adjustment as provided in the merger agreement) applicable to SunLink Cash and Cash Equivalents shall each automatically be reduced wherever they appear herein by $250,000 for each Regional Facility subject to or affected by such Regional Debt Distress and the total of such amounts of such reductions shall be added to the amount of the SunLink special cash dividends to be permitted by SunLink and no reduction shall be made in the merger consideration to be provided by Regional upon the closing of the merger on account of any of the foregoing.
“Regional Debt Distress” means, with respect to Regional, any circumstance in which or time at which any Indebtedness (as defined in the merger agreement) owed by, or involving an obligation on the part of,

Regional and/or any Regional subsidiary that individually or, in the aggregate with respect to all such Indebtedness, is equal to $1,000,000 or more, is then in Material Debt Default, which has not been cured by payment or performance by Regional and/or any such Regional subsidiary even though Regional’s and/or any such Regional subsidiary’s obligations thereunder are then subject to waiver or other forbearance by the holder of such Indebtedness or by the person or entity to which such Indebtedness is owed, obligated or guaranteed. For all purposes of the definition of Regional Debt Distress, “Material Debt Default” means and includes any default or non-performance, as the case may be, that would entitle the lender or other holder of the Indebtedness, lessor or party to whom the obligation is owed, to accelerate such Indebtedness and/or demand immediate payment or otherwise exercise legal remedies in connection therewith, whether before or after any notice and/or lapse of time.
Q:	Will SunLink common stock continue to be listed or traded following the merger?
A:
SunLink’s common stock is listed on the NYSE American LLC (“NYSE American” or the “Exchange”). After the merger, the shares of SunLink common stock will cease to be listed on NYSE American. In addition, registration of the SunLink common stock under the Exchange Act will be terminated.

Q:	Will the Regional common stock and Regional Series D preferred stock be listed or traded on a national securities exchange?
A:
On June 11, 2025, the Exchange filed a Form 25 with the SEC to delist the Regional common stock and the Regional Series A preferred stock. As of the Regional record date, shares of Regional common stock and Regional Series A preferred stock trade on OTCQB under the symbols “RHEP” and “RHEPA,” respectively. Further, since July 3, 2023, Regional has had an obligation to list the Regional Series B preferred stock which has not been fulfilled.

Under the merger agreement, it is a condition to the obligations of both Regional and SunLink to close that the shares of Regional common stock and Regional Series D preferred stock issuable pursuant to the merger shall have either (i) been authorized for trading on the over-the-counter (“OTC”) markets upon official notice of issuance or (ii) have been authorized for listing on the NYSE American upon official notice of issuance.
The Exchange had previously announced, on November 11, 2024, that Regional was no longer suitable for listing pursuant to Section 1009(a) of the NYSE American Company Guide (the “Company Guide”) as Regional was unable to demonstrate that it had regained compliance with Sections 1003(a)(i) and (ii) of the Company Guide by the end of the maximum 18-month compliance plan period, which expired on November 10, 2024.
On June 11, 2025, the Exchange filed a Form 25 with the SEC to delist the Regional common stock and the Regional Series A preferred stock.
Pursuant to certain penalty provisions with respect to Regional’s obligation to list the Regional Series B preferred stock which have not been fulfilled, the liquidation preference on the Regional Series B preferred stock increased by $0.50 on each outstanding share of Series B preferred stock and the holders of the Regional Series B preferred stock became entitled to elect a director to the Regional Board, see “Description of Regional Capital Stock–Regional Series B Preferred Stock–Milestone Dividend”.
Q:	What are the terms of the Regional Series D preferred stock?
A:
In connection with the merger agreement and the transactions thereunder, Regional will establish the terms of a new series of preferred stock of Regional designated as Series D 8% Cumulative Convertible Redeemable Participating Preferred Shares, no par value per share (the “Regional Series D preferred stock”), pursuant to the Regional articles of amendment to be filed by Regional with the Secretary of State of the State of Georgia prior to the effective time of the merger.

Subject to the terms and conditions of the proposed Regional articles of amendment, beginning on July 1, 2027, holders of the Regional Series D preferred stock receive, when, as, and if approved by the Regional Board out of funds of Regional legally available for the payment of distributions and declared by Regional, cumulative preferential dividends at a rate per annum equal to the dividend rate (as defined below) of the liquidation preference (as defined below) of the Series D preferred stock in effect on the first calendar day of the applicable Dividend Period (as defined in the articles of amendment). The “dividend rate” shall mean (as a percentage of liquidation preference) 8% per annum, subject to adjustment as provided in the Regional articles of amendment. The “liquidation preference” shall mean, with respect to the Regional Series D preferred stock, $12.50 per share of Regional Series D preferred stock, subject to adjustment as provided in the Regional articles of amendment.
Except as otherwise required by the proposed Regional articles of amendment or law, the Regional Series D preferred stock will not have voting rights. However, as long as any shares of Regional Series D preferred stock are outstanding, Regional will not, without the affirmative vote of the holders of at least (A) two-thirds of the Regional Series D preferred stock outstanding at the time, if there are more than 200,000 shares of Regional Series D preferred stock outstanding at the time, or (B) a majority of the Regional Series D preferred stock outstanding at the time, if there are 200,000 or fewer shares of Regional Series D preferred stock outstanding at the time, (i) authorize or create, or increase the authorized or issued amount of, any class or series of Senior Shares (as defined in the Regional articles of amendment) or reclassify any of the authorized stock of Regional into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Regional articles of incorporation, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Regional Series D preferred stock.
The Regional articles of amendment further provide that, so long as at least 200,000 shares of Regional Series D preferred stock remain outstanding, the holders of Regional Series D preferred stock voting as a separate class at a meeting of such shareholders duly called for that purpose shall be entitled to elect two members of the Regional board of directors (each, a “Regional Series D preferred stock director”); provided, however, that the initial Regional Series D preferred stock directors shall be the two individuals designated by SunLink prior to the closing of the merger pursuant to the terms and conditions of the merger agreement (the “SunLink Designees”). As of the SunLink record date, SunLink has designated Dr. Steven J. Baileys and Gene E. Burleson as the SunLink Designees and each of them has agreed to serve as SunLink Designees. For more details on the Regional Series D preferred stock directors and SunLink Designees, see “The Merger—Governance of Regional After the Merger.”
The Regional articles of amendment further provide that, so long as at least 200,000 shares of Regional Series D preferred stock remain outstanding, Regional will not, without the affirmative vote of (i) a majority of the Regional Board and (ii) both Regional Series D preferred stock directors, effect any of the following actions by Regional, whether by amendment, merger, consolidation, operation of law or otherwise: (i) enter into any transaction or agreement that would result in any sale, merger, recapitalization or liquidation event if the transaction would result in (A) the issuance or assumption of any Senior Shares or (B) the holders of Regional Series D preferred stock receiving less than the greater of: (i) the liquidation preference (including accumulated accrued and unpaid dividends) and (ii) an amount equal to the product of (A) the average closing price of the Regional common stock on (x) the National Securities Exchange (as defined in the Regional articles of amendment) on which the Regional common stock is then-listed and traded for the 60 trading days (as defined in the Regional articles of amendment) immediately preceding the record date, or (y) the OTC on which the Regional common stock is then-traded for 90 days immediately preceding the record date if the Regional common stock is not then listed or traded on a National Securities Exchange by (B) the number of shares of Regional common stock into which the Regional Series D preferred stock are then-convertible; or (ii) declare or pay any dividend on any class of equity securities of Regional other than the Regional Series B preferred stock and Regional Series D preferred stock unless all dividends applicable to both the Regional Series B preferred stock and Regional Series D preferred stock have been declared and paid to date.
The Regional articles of amendment further provide that, so long as at least 200,000 shares of Regional Series D preferred stock remain outstanding, no new Senior Shares or new Parity Shares (as defined in the Regional articles of amendment) shall be issued and, other than the Regional Series B preferred stock and the Regional Series A preferred stock, be permitted to be outstanding. The Regional articles of amendment further provide that, so long as at least 200,000 shares of Regional Series D preferred stock remain outstanding, the Regional Series A preferred stock shall not be amended, and Regional shall not otherwise take action, to provide for (i) the accrual or payment of dividends on the Regional Series A preferred stock,

(ii) an increase of the liquidation preference of the Regional Series A preferred stock, (iii) a right of conversion of the Regional Series A preferred stock into Regional common stock or (iv) the exchange by Regional of Regional Series A preferred stock for Regional common stock.
The Regional articles of amendment further provide that, so long as at least 200,000 shares of Regional Series D preferred stock remain outstanding, no Junior Shares (as defined in the Regional articles of amendment) shall be issued or permitted to be outstanding by Regional which are convertible into Regional common stock with an effective (x) conversion price less than $20.00 per share of Regional common stock or (y) any conversion ratio more favorable to such Junior Shares than the substantial equivalent of the then-applicable conversion ratio (as defined below) for the Regional Series D preferred stock. The Regional Series D preferred stock is redeemable at the option of Regional, upon a change of control (as defined in the Regional articles of amendment) and mandatorily on or before December 31, 2029, in each case subject to the terms and conditions of the Regional articles of amendment.
The Regional Series D preferred stock is convertible into shares of Regional common stock at the conversion ratio at the option of a holder of Regional Series D preferred stock and mandatorily upon the following events: (i) there shall be 200,000 or fewer shares of Regional Series B preferred stock outstanding; and (ii) the average closing price of the Regional common stock on a National Securities Exchange is at least $20.00, as adjusted pursuant to the Regional articles of amendment, over any 30 trading days following the date on which there are 200,000 or fewer shares of Regional Series B preferred stock outstanding. The “conversion ratio” means 1.1330 shares of Regional common stock for every three shares of Regional Series D preferred stock, subject to adjustment as provided in the Regional articles of amendment. The Regional Series D preferred stock shall not be entitled to the benefits of any retirement or sinking fund. The Regional Series D preferred stock shall rank junior to the Regional Series B preferred stock and on parity with the Regional Series A preferred stock.
If a National Market Listing (as defined in the Regional articles of amendment) of the Regional common stock is not achieved by Regional on or before the last day of: (i) the sixth whole calendar month immediately after the merger (the “First Milestone Date”), or (ii) the twelfth whole calendar month immediately after the merger (the “Second Milestone Date”), or (iii) the eighteenth whole calendar month immediately after the merger (the “Third Milestone Date”) or (iv) the twenty-fourth whole calendar month immediately after the merger (the “Fourth Milestone Date”), then on the First Milestone Date the conversion ratio shall automatically be reduced, and on each succeeding Milestone Date automatically further reduced, by one-half of a share of Regional Series D preferred stock in the number of shares of Regional Series D preferred stock required for conversion into a share of Regional common stock. Each such reduction on any such Milestone Date once occurring shall not lapse or be subject to any correction event (as defined in the Regional articles of amendment). “Milestone Date” shall mean, as applicable, the First Milestone Date, the Second Milestone Date, the Third Milestone Date or the Fourth Milestone Date.
For a further summary description of the material terms of the Regional Series D preferred stock, see “Description of Regional Series D Preferred Stock.”
Q:	Is the merger consideration subject to adjustment and are any adjustments anticipated?
A:
The merger consideration is subject to adjustment based on the existence of any cash surplus, as such may be adjusted for any Regional Debt Distress, and the Anti-dilution Adjustment, although no adjustments are currently anticipated provided the merger is completed on or before August 11, 2025. For more details on the merger consideration, see “The Merger Agreement–Merger Consideration.” At the closing of the merger, SunLink is to have SunLink Cash and Cash Equivalents (after the payment of any bonuses (although none are expected to be paid) and dividends) in an aggregate amount not less than $6,000,000 (subject to adjustment as provided in the merger agreement). To the extent there is a cash surplus, as such may be adjusted for any Regional Debt Distress, the Regional preferred stock consideration per five shares of SunLink common stock will be adjusted upward via an increase of the aggregate number of shares of Regional Series D preferred stock in accordance with the following formula: for each $10.00 of cash surplus by one share of Series D preferred stock (provided, however, that in no event shall the Regional preferred stock consideration per five shares of SunLink common stock be adjusted to a number of shares of Regional Series D preferred stock that would cause the Regional Series D preferred stock to be issued at the closing of the merger to exceed the number of shares of preferred stock authorized under the articles of incorporation of Regional as in effect immediately prior to the effective time). As of the SunLink record date, SunLink does not expect its Cash and Cash Equivalents to exceed $7,500,000 as of the closing of the merger.
If at any time within five days prior to or at closing, Regional has any Regional Debt Distress, SunLink may, in its sole discretion, terminate the merger agreement or, if not so terminated, the amounts “$7,500,000” and “$6,000,000” (each such amount subject to adjustment as provided in the merger agreement) for SunLink Cash and Cash Equivalents shall each automatically be reduced wherever they appear herein by $250,000 for each Regional Facility subject to or affected by such Regional Debt Distress and the total of such amounts of such reductions shall be added to the amount of the SunLink special cash dividends to be provided by SunLink and no reduction shall be made in the merger consideration to be provided by Regional upon the closing of the merger on account of any of the foregoing.
Q:	Will the rights of SunLink shareholders change as a result of the merger?
A:
SunLink shareholders will have different rights once they become shareholders of Regional due to differences between the governing documents of Regional and SunLink. These differences are described in detail under “Comparison of Rights of Regional Shareholders and SunLink Shareholders.”

Q:	Will Regional issue fractional shares of Regional common stock or Regional Series D preferred stock as part of the merger consideration?
A:
Regional will not issue fractional shares of either Regional common stock or Regional Series D preferred stock as part of the merger consideration. To the extent that the merger would result in a SunLink shareholder of record being issued a fractional share of Regional common stock, such SunLink shareholder of record will instead receive a cash payment, without interest, in an amount (rounded to the nearest cent) equal to the product of (i) such fractional part of a share of Regional common stock multiplied by (ii) the volume weighted average price per share of Regional common stock on (x) the NYSE American for the ten consecutive trading days ending the two trading days prior to the closing date of the merger as reported by Bloomberg, L.P or (y) the OTC (if not then listed and traded on NYSE American) for the twenty consecutive trading days ending on the two trading days prior to the closing date of the merger as reported by Bloomberg, L.P. To the extent that the merger would result in a SunLink shareholder of record being issued a fractional share of Regional Series D preferred stock, such SunLink shareholder of record will instead receive a cash payment, without interest, in an amount (rounded to the nearest cent) equal to the product of (i) such fractional part of a share of Regional Series D preferred stock multiplied by (ii) the liquidation price of the Regional Series D preferred stock.

Q:	What happens if the market price of the Regional common stock or SunLink common stock changes before the closing of the merger?
A:
SunLink common is listed on NYSE American under the symbol “SSY.” On June 11, 2025, NYSE American filed a Form 25 with the SEC to delist the Regional common stock and the Regional Series A preferred stock. As of the Regional record date, shares of Regional common stock and Regional Series A preferred stock trade on OTCQB under the symbols “RHEP” and “RHEPA,” respectively.

No change will be made to the merger consideration if the market price of Regional common stock or SunLink common stock changes before the merger.
Except for changes attributable to changes in SunLink Cash and Cash Equivalents, the ratio of 1.1330 shares of Regional common stock and one share of Regional Series D preferred stock for each five shares of SunLink common stock, which is referred to in this joint proxy statement/prospectus as the “exchange ratio”, is fixed, which means that it will not change between now and the date of the merger, regardless of whether the market price of shares of either the Regional common stock or SunLink common stock changes. Therefore, the value of the merger consideration will depend, in part, on the closing price of the Regional common stock and the value ascribed to the Regional Series D preferred stock at the time SunLink shareholders receive shares of Regional common stock and Regional Series D preferred stock in the merger.
Because Regional will issue a fixed number of shares of Regional common stock in exchange for each share of SunLink common stock, the value of the merger consideration that SunLink shareholders will receive in the merger will depend, in part, on the market price of Regional common stock at the time the merger is completed. Further, the value of the Regional Series D preferred stock, which is convertible into shares of Regional common stock, may be affected, in whole or in part, based on the market price of Regional common stock at the time the merger is completed. The market price of Regional common stock when SunLink shareholders receive those shares after the merger is completed could be greater than, less than or the same as the market price of shares of Regional common stock on the date of this joint proxy statement/prospectus or at the time of the SunLink special meeting. Likewise, the value of the merger consideration payable to SunLink shareholders when the merger is completed could be greater than, less than or the same as the value of the merger consideration on the date of this joint proxy statement/prospectus or at the time of the SunLink special meeting.
We urge you to obtain current market quotations for shares of Regional common stock and SunLink common stock.
Q:	What is the value of the merger consideration?
A:
As noted above, the value of the merger consideration is highly dependent on the value of the Regional Series D preferred stock. The following tables set forth the closing price per share of the Regional common stock and the closing price per share of the SunLink common stock as reported on OTCQB and NYSE American, respectively: (i) as of March 4, 2025, the date of the analysis by SunLink’s financial advisor, The Lenox Group, LLC (“The Lenox Group”); (ii) as of April 14, 2025, the last trading day prior to public announcement of the merger by SunLink and Regional; and (iii) as of June 20, 2025, the most recent practicable trading day prior to the date of this joint proxy statement/prospectus. Over-the-market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. The tables below also show the estimated implied value of the merger consideration per share of SunLink common stock as of the same dates. The estimated implied value of the merger consideration in the tables below was calculated valuing the Regional Series D preferred stock on a “risked price” basis and a “unrisked price” basis, in each case as described below. Because the Regional Series D preferred stock is a newly issued security which is not yet listed or traded, there is no current market value for such stock.

Date	Regional Common Stock Closing Price Per Share	SunLink Common Stock Closing Price Per Share	RISKED PRICE(a)
			Implied Value of the Regional Common Stock Consideration to be received for each share of SunLink Common Stock(b)	Implied Value of the Regional Preferred Stock Consideration to be received for each share of SunLink Common Stock(c)	Implied Value of the Merger Consideration (Regional Common Stock Consideration plus Regional Preferred Stock Consideration) to be received for each share of SunLink Common Stock(d)
March 4, 2025	$1.17	$1.0188	$0.27	$1.11	$1.38
April 14, 2025	$1.85	$0.8482	$0.42	$1.11	$1.53
June 20, 2025	$2.60	$0.9831	$0.59	$1.11	$1.70

(a)
The “risked price” values the Regional Series D preferred stock to be received at its present value as of March 4, 2025, as calculated by The Lenox Group (which is $5.57 per share of Regional Series D preferred stock). The Lenox Group’s present value calculation was not updated subsequent to March 4, 2025. See “The Merger - Opinion of SunLink Strategic Planning Committee’s Financial Advisor - Valuation of the Merger Consideration.”

(b)	Equals the closing price per share of the Regional common stock as of the applicable date, multiplied by 0.2266 (which is 1.1330 divided by 5).
(c)
Equals the present value of one share of Regional Series D preferred stock as of March 4, 2025, as calculated by The Lenox Group (which is $5.57 per share of Regional Series D preferred stock), multiplied by 0.20.

(d)
Equals the sum of the implied value of the Regional common stock consideration to be received for each share of SunLink common stock plus the implied value of the Regional preferred stock consideration to be received for each share of SunLink common stock.

Date	Regional Common Stock Closing Price Per Share	SunLink Common Stock Closing Price Per Share	UNRISKED PRICE(e)
			Implied Value of the Regional Common Stock Consideration to be received for each share of SunLink Common Stock(f)	Implied Value of the Regional Preferred Stock Consideration to be received for each share of SunLink Common Stock(g)	Implied Value of the Merger Consideration (Regional Common Stock Consideration plus Regional Preferred Stock Consideration) to be received for each share of SunLink Common Stock(h)
March 4, 2025	$1.17	$1.0188	$0.27	$2.50	$2.77
April 14, 2025	$1.85	$0.8482	$0.42	$2.50	$2.92
June 20, 2025	$2.60	$0.9831	$0.59	$2.50	$3.09

(e)
The “unrisked price” values the Regional Series D preferred stock to be received at the stated value of the Regional Series D preferred stock based on its liquidation preference of $12.50 per share. At the time of The Lenox Group’s initial analysis as of November 12, 2024, the proposed liquidation preference was $8.50 per share of Regional Series D preferred stock. In subsequent negotiations with SunLink, Regional agreed to increase the liquidation preference from $8.50 to $12.50 per share of Regional Series D preferred stock. See “The Merger - Opinion of SunLink Strategic Planning Committee’s Financial Advisor - Valuation of the Merger Consideration.”

(f)	Equals the closing price per share of the Regional common stock as of the applicable date, multiplied by 0.2266 (which is 1.1330 divided by 5).
(g)	Equals the stated value of the Regional Series D preferred stock based on its liquidation preference of $12.50 per share, multiplied by 0.20.
(h)
Equals the sum of the implied value of the Regional common stock consideration to be received for each share of SunLink common stock plus the implied value of the Regional preferred stock consideration to be received for each share of SunLink common stock.

At the time of The Lenox Group’s analysis, it also performed an alternative valuation analysis of the merger consideration based on the value of Regional assuming different valuations for the value of the beds in Regional’s facilities and without giving effect to the value of any SunLink assets. See “The Merger - Opinion of SunLink Strategic Planning Committee’s Financial Advisor - Valuation of the Merger Consideration – Other Considerations.”
Each three shares of Regional Series D preferred stock are immediately convertible into 1.1330 shares of Regional common stock. Based an immediate conversion of the Regional Series D preferred stock into Regional common stock at such conversion ratio, solely on an as converted basis without regard to any of the other rights of the Regional Series D preferred stock: (i) the implied value per share of the Regional Series D preferred stock would be $0.44, $0.70 and $0.98, as of March 4, 2025, April 14, 2025, and June 20, 2025, respectively; and (ii) the implied value of the Regional Series D preferred stock to be received for each share of SunLink common stock would be $0.09, $0.14 and $0.20, as of March 4, 2025, April 14, 2025, and June 20, 2025, respectively. If a National Market Listing (as defined in the Regional articles of amendment) of the Regional common stock is not achieved by Regional on or before the First Milestone Date, the Second Milestone Date, the Third Milestone Date or the Fourth Milestone Date, then on the First Milestone Date the conversion ratio shall automatically be reduced, and on each succeeding Milestone Date automatically further reduced, by one-half of a share of Regional Series D preferred stock in the number of shares of Regional Series D preferred stock required for conversion into a share of Regional common stock.
No assurance can be given concerning the market prices of SunLink common stock or Regional common stock before the effective time or Regional common stock or Regional Series D preferred stock after the effective time. Because the market price of Regional common stock (and therefore the value of some or all of the merger consideration) when received by holders of shares of SunLink common stock at the effective time could be greater than, less than or the same as shown above. We urge you to obtain current market quotations for shares of SunLink common stock and Regional common stock.
The merger consideration is separate from the special cash dividend(s) SunLink may declare. Pursuant to the terms and conditions of the merger agreement, SunLink may pay, declare or set aside, as applicable, one or two SunLink special cash dividends. Subject to adjustment pursuant to the terms and conditions of the merger agreement for Regional Debt Distress, the SunLink special cash dividends is an amount not to exceed in the aggregate the sum of (i) $705,000, plus (ii) an amount, if any, by which the sum of the

SunLink Cash and Cash Equivalents is in excess of $6,000,000 calculated within a period of five days prior to the closing of the merger; provided that in no event shall the total of such dividends exceed in the aggregate $1,000,000, subject to adjustment pursuant to the terms and conditions of the merger agreement.
Q:	What equity stake will SunLink shareholders hold in Regional immediately following the merger?
A:
Based on the number of shares of SunLink common stock outstanding as of the SunLink record date and assuming no exercise by SunLink shareholders of any appraisal rights and assuming no Anti-dilution Adjustments, Regional expects to issue approximately 1,595,400 shares of Regional common stock to SunLink shareholders pursuant to the merger and 100,000 shares of Regional common stock to Mr. Robert Thornton pursuant to an employment agreement to be entered into between Mr. Thornton and Regional at the closing of the merger. The Regional Series D preferred stock is convertible at any time into Regional common stock at an initial exchange ratio of 1.1330 share of Regional common stock for every three shares of Regional Series D preferred stock. The actual number of shares of Regional common stock to be issued and reserved for issuance pursuant to the merger will be determined at completion of the merger based on the exchange ratio, the conversion ratio, the number of shares of SunLink common stock outstanding at that time, and the number of additional shares of Regional Series D preferred stock issued, if any, as a result of any cash surplus or Anti-Dilution Adjustment. Based on the number of shares of SunLink common stock outstanding as of the SunLink record date, the number of shares of Regional common stock outstanding as of the Regional record date and 100,000 shares of Regional common stock to be issued to Mr. Robert Thornton, and assuming the absence of any exercise of appraisal rights and the absence of any Anti-dilution Adjustments, it is expected that, immediately after completion of the merger, former SunLink shareholders will own approximately 43.06% of the outstanding Regional common stock.

Q:	What are Regional shareholders being asked to vote on, and why is this approval necessary?
A:	Regional shareholders are being asked to vote on the following proposals:
1.
Regional Merger Proposal: A proposal to approve the merger agreement and the transactions contemplated thereby, including the merger, which is referred to as the “Regional merger proposal” and is further described in the section titled “The Merger Agreement.” A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus.

2.
Regional Share Issuance Proposal: A proposal to approve the issuance of shares of Regional common stock and Regional Series D preferred stock in connection with the merger (the “Regional share issuance” and such proposal, the “Regional share issuance proposal”).

3.
Regional Adjournment Proposal: A proposal to approve the adjournment of the Regional special meeting from time to time to solicit additional proxies in favor of the Regional merger proposal or the Regional share issuance proposal if there are insufficient votes at the time of such adjournment to approve the Regional merger proposal or the Regional share issuance proposal or if otherwise determined by the chairperson of the meeting to be necessary or appropriate (the “Regional adjournment proposal”).

Completion of the merger is conditioned on Regional shareholders approving the Regional merger proposal and the Regional share issuance proposal. Approval of the Regional adjournment proposal is not a condition to the completion of the merger.
Q:	What votes are required to approve the Regional merger proposal, the Regional share issuance proposal and the Regional adjournment proposal?
A:
Approval of the Regional merger proposal and the Regional share issuance proposal requires the affirmative vote of the holders of a majority of all the outstanding shares of Regional common stock entitled to vote on the proposal at the Regional special meeting.

Approval of the Regional adjournment proposal requires the affirmative vote of a majority of the voting shares of Regional common stock represented at the Regional special meeting.

Q:	What are SunLink shareholders being asked to vote on, and why is this approval necessary?
A:	Holders of shares of SunLink common stock are being asked to vote on the following proposals:
1.
SunLink Merger Proposal: A proposal to approve the adoption of the merger agreement, which is referred to as the “SunLink merger proposal” and further described in the section titled “The Merger Agreement.” A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus.

2.	SunLink Advisory Compensation Proposal: A proposal to approve, on a non-binding, advisory basis, the SunLink merger-related compensation proposal (the “SunLink advisory compensation proposal”).
3.
SunLink Adjournment Proposal: A proposal to approve the adjournment of the SunLink special meeting from time to time to solicit additional proxies in favor of the SunLink merger proposal or the SunLink advisory compensation proposal if there are insufficient votes at the time of such adjournment to approve the SunLink merger proposal or the SunLink advisory compensation proposal or if otherwise determined by the chairperson of the meeting to be necessary or appropriate (the “SunLink adjournment proposal”).

Completion of the merger is conditioned on the requisite holders of shares of SunLink common stock approving the SunLink merger proposal. The completion of the merger is not conditioned on the approval of the SunLink advisory compensation proposal or the SunLink adjournment proposal.
Q:	What votes are required to approve the SunLink merger proposal, the SunLink advisory compensation proposal and the SunLink adjournment proposal?
A:
Approval of the SunLink merger proposal requires the affirmative vote of the holders of a majority of all the outstanding shares of SunLink common stock entitled to vote on the proposal at the SunLink special meeting.

Approval of the SunLink advisory compensation proposal requires the affirmative vote of the holders of a majority of the total shares of SunLink common stock present at the SunLink special meeting or represented by proxy and voting on the matter at the SunLink special meeting.
Approval of the SunLink adjournment proposal requires the affirmative vote of the holders of a majority of the total shares of SunLink common stock present at the SunLink special meeting or represented by proxy and voting on the matter at the SunLink special meeting.
Q:	How many votes do Regional shareholders have with respect to the Regional special meeting?
A:
The Regional Board has fixed the close of business on June 20, 2025 as the record date for the Regional special meeting (the “Regional record date”). Only holders of record of Regional common stock as of the close of business on the Regional record date are entitled to notice of, and to vote at, the Regional special meeting or any adjournment or postponement thereof. Holders of Regional common stock are entitled to one vote per share. The holders of shares of Regional Series A preferred stock and Regional Series B preferred stock are not being asked to vote, and are not entitled to any voting powers, on the proposals to be presented at the Regional special meeting because such votes are not required by the Regional articles of incorporation, the Regional bylaws or the laws of the State of Georgia.

On the Regional record date, there were 2,242,239 shares of Regional common stock outstanding.
Q:	How many votes do SunLink shareholders have with respect to the SunLink special meeting?
A:
The SunLink Board has fixed the close of business on June 20, 2025 as the record date for the SunLink special meeting (the “SunLink record date”). Only holders of record of shares of SunLink common stock outstanding as of the close of business on the SunLink record date are entitled to notice of, and to vote at, the SunLink special meeting or any adjournment or postponement thereof. Holders of SunLink common stock are entitled to one vote per share.

On the SunLink record date, there were 7,040,603 shares of SunLink common stock outstanding.
Q:	What constitutes a quorum for the Regional special meeting and SunLink special meeting?
A:	In order to conduct the business at either special meeting, a quorum must be present.

Regional. Regional’s bylaws provide that the presence at the Regional special meeting, in person or represented by proxy, of one-third (1/3) of the votes entitled to be cast on a matter will constitute a quorum for action on that matter. Abstentions will count for the purpose of determining the presence of a quorum for the transaction of business at the Regional special meeting. Shares of Regional common stock held in “street name” with respect to which the beneficial owner fails to give voting instructions to the broker, bank, nominee, or other holder of record, will not be deemed present at the Regional special meeting for the purpose of determining the presence of a quorum. Failure of a quorum to be present at the Regional special meeting will necessitate an adjournment or postponement of the meeting and will subject Regional to additional expense.
SunLink. SunLink’s bylaws provide that the presence at the SunLink special meeting, in person or represented by proxy, of one-third (1/3) of the voting power of all outstanding shares of capital stock of SunLink entitled to vote on a matter present or represented by proxy will constitute a quorum for the transaction of business at the SunLink special meeting. Abstentions will count for the purpose of determining the presence of a quorum for the transaction of business at the SunLink special meeting. Shares of SunLink common stock held in “street name” with respect to which the beneficial owner fails to give voting instructions to the broker, bank, nominee, or other holder of record, will not be deemed present at the SunLink special meeting for the purpose of determining the presence of a quorum. Failure of a quorum to be present at the SunLink special meeting will necessitate an adjournment or postponement of the meeting and will subject SunLink to additional expense.
Q:	What is the SunLink strategic planning committee and what was its role in connection with the merger?
A:
The SunLink Board established the strategic planning committee (the “SunLink strategic planning committee”) on September 15, 2008. The members of the SunLink strategic planning committee are three independent, non-management directors of SunLink: Dr. Steven J. Baileys (Chairman), Gene E. Burleson, and C. Michael Ford. The purpose of the SunLink strategic planning committee is to assist the SunLink Board and SunLink’s Chief Executive Officer in oversight of SunLink’s long-term strategy development and implementation. The SunLink strategic planning committee is required to consist of at least two members of the SunLink Board who are independent pursuant to the rules of NYSE American. The SunLink strategic planning committee is currently composed of all of the non-management directors of the SunLink Board. The SunLink strategic planning committee may recommend for approval by the SunLink Board actions that address SunLink’s strategic initiatives, including but not limited to, solicited and unsolicited takeover offers for SunLink. Pursuant to guidelines established by the SunLink Board, the SunLink strategic planning committee is empowered to review offers to purchase more than 20% of the outstanding shares of SunLink common stock and provide analysis to the SunLink Board in connection with the evaluation of any such offers by the full SunLink Board. The Lenox Group was retained by the SunLink strategic planning committee to perform a valuation analysis in connection with the merger and, upon the SunLink strategic planning committee’s request, to render its fairness opinion to the SunLink strategic planning committee in connection therewith.

Q:	How do the boards of directors of Regional and SunLink recommend that shareholders vote?
A:
Regional shareholders- The Regional Board has determined that the transaction documents to which Regional is a party and the transactions contemplated thereby are advisable and fair to, and in the best interests of, Regional and its shareholders, approved the transaction documents to which Regional is a party and the transactions contemplated thereby and recommends that Regional shareholders vote “FOR” each of the Regional merger proposal, the Regional share issuance proposal and the Regional adjournment proposal. For the factors considered by the Regional Board in reaching its decision to approve the transaction documents and to recommend the Regional merger proposal and the Regional share issuance proposal to the Regional shareholders, see “The Merger-Regional’s Reasons for the Merger; Recommendation of the Regional Board of Directors.”

You should be aware that some of Regional’s directors and executive officers have interests in the merger that are different from, or are in addition to, the interests of Regional shareholders generally. See the section entitled “The Merger-Interests of Regional Directors and Executive Officers in the Merger.”

SunLink shareholders- The SunLink Board has unanimously determined that the transaction documents and the transactions contemplated thereby, including the merger, are advisable and fair to, and in the best interests of, SunLink and its shareholders, approved and declared advisable the transaction documents and the transactions contemplated thereby, including the merger, and unanimously recommends that holders of shares of SunLink common stock vote “FOR” each of the SunLink merger proposal, the SunLink advisory compensation proposal and the SunLink adjournment proposal. For the factors considered by the SunLink Board in reaching its decision to approve the transaction documents and to recommend the SunLink merger proposal and the SunLink advisory compensation proposal to the SunLink shareholders, see “The Merger—SunLink’s Reasons for the Merger; Recommendation of the SunLink Board of Directors.”
You should be aware that some of SunLink’s directors and executive officers have interests in the merger that are different from, or are in addition to, the interests of SunLink’s shareholders generally. See the section entitled “The Merger—Interests of SunLink Directors and Executive Officers in the Merger.”
Q:	Have any Regional shareholders agreed to vote their shares in favor of any of the proposals?
A:
In connection with the transactions contemplated by the merger agreement, the Supporting Regional Shareholders entered into the Regional support and lock-up agreement. Pursuant to the Regional support and lock-up agreement, the Supporting Regional Shareholders have committed to vote all of their shares of Regional common stock, representing approximately 13.5% of the aggregate voting power of the issued and outstanding shares of Regional common stock as of the Regional record date, among other things, in favor of the Regional merger proposal, the Regional share issuance and the Regional adjournment proposal. The Regional support and lock-up agreement is described in more detail in “Other Agreements Related to the Merger-Regional Support and Lock-Up Agreement.”

Q:	Have any SunLink shareholders agreed to vote their shares in favor of any of the proposals?
A:
In connection with the transactions contemplated by the merger agreement, the Supporting SunLink Shareholders entered into the SunLink support and lock-up agreement. Pursuant to the SunLink support and lock-up agreement, the Supporting SunLink Shareholders have committed to vote all of their shares of SunLink common stock, representing approximately 23.3% of the aggregate voting power of the issued and outstanding shares of SunLink common stock as of the SunLink record date, among other things, in favor of the SunLink merger proposal and the SunLink adjournment proposal. The SunLink support and lock-up agreement is described in more detail in “Other Agreements Related to the Merger-SunLink Support and Lock-Up Agreement.”

Q:	What does the opinion of The Lenox Group provide?
A:
The Lenox Group was retained by the SunLink strategic planning committee to perform a valuation analysis in connection with the merger and, upon the SunLink strategic planning committee’s request, to render its fairness opinion to the SunLink strategic planning committee in connection therewith.

At a meeting of the SunLink Board on November 15, 2024, The Lenox Group rendered its oral opinion, to the SunLink strategic planning committee and to the SunLink Board to the effect that, as of November 12, 2024 and based upon and subject to, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by The Lenox Group in connection with the opinion (which are stated in its written opinion), the merger consideration was fair to the holders of SunLink shares from a financial point of view.
In light of the passage of time, the suspension of Regional’s common stock trading on the NYSE American, and the proposed entry of SunLink and Regional into the merger agreement, SunLink elected to have The Lenox Group update the effective date of The Lenox Group’s opinion to a later date. The Lenox Group updated its analysis and again rendered its oral opinion, to the SunLink strategic planning committee and the SunLink Board on April 8, 2025, that as of March 4, 2025 and based upon and subject to, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by The Lenox Group in connection with the opinion (which are stated in its written opinion), the merger consideration was fair to the holders of SunLink shares from a financial point of view, and subsequently confirmed its oral opinion in a written opinion dated March 4, 2025. For purposes of The Lenox Group’s analysis and opinion dated as of March 4, 2025, in the form originally delivered to the

SunLink strategic planning committee and the SunLink Board, The Lenox Group increased the merger consideration for, and included as part of the merger consideration, the amount of an anticipated SunLink special cash dividend equal to $0.10 per share of SunLink common stock.
At SunLink’s request, The Lenox Group subsequently revised its analysis and written opinion dated March 4, 2025, so that such analysis and opinion did not include the amount of any anticipated SunLink special cash dividend as part of the merger consideration in determining whether the merger consideration was fair to the holders of SunLink shares from a financial point of view. The Lenox Group’s written opinion dated March 4, 2025 (as revised), provides that, as of March 4, 2025 and based upon and subject to, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by The Lenox Group in connection with the opinion (which are stated in its written opinion), the merger consideration (which does not include the amount of any anticipated SunLink special cash dividend) was fair to the holders of SunLink shares from a financial point of view.
The full text of The Lenox Group’s written opinion delivered to the SunLink strategic planning committee and the SunLink Board, dated March 4, 2025 (as revised), is attached as Annex D to this joint proxy statement/prospectus and incorporated herein by reference. The Lenox Group’s written opinion has been provided by The Lenox Group at the request of the SunLink strategic planning committee and is subject to, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by The Lenox Group in connection with the opinion (which are stated therein). You are encouraged to read The Lenox Group’s written opinion carefully and in its entirety. The Lenox Group provided its opinion to the SunLink strategic planning committee and the SunLink Board, in its capacity as such, in connection with and for purposes of its evaluation of the merger only and The Lenox Group’s opinion does not constitute a recommendation as to any action the SunLink strategic planning committee or the SunLink Board should take with respect to the merger or how any SunLink shareholder should vote or act with respect to the merger or any other matter. The summary of The Lenox Group opinion contained in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of The Lenox Group’s written opinion.
Q:	What is the accounting treatment for the merger?
A:
Regional prepares its financial statements in accordance with accounting principles generally accepted in the United States of America. The merger will be accounted for using the acquisition method of accounting. Regional will be treated as the acquirer for accounting purposes.

Q:	What do I need to do now?
A:
After carefully reading and considering the information contained in this joint proxy statement/prospectus, please vote your shares of Regional common stock and/or shares of SunLink common stock as soon as possible so that your shares will be represented at the applicable special meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by your broker, bank or other nominee.

Please do not submit your stock certificates at this time. If the merger is completed, SunLink shareholders will receive instructions for surrendering their stock certificates in exchange for shares of Regional common stock and Regional Series D preferred stock from the exchange agent.
Q:	Does my vote matter?
A:	Regional shareholders- Yes. Completion of the merger is conditioned on Regional shareholders approving the Regional merger proposal and the Regional share issuance proposal.
•
Approval of the Regional merger proposal: The affirmative vote of the holders of a majority of the shares of Regional common stock outstanding and entitled to vote at the Regional special meeting is required to approve the Regional merger proposal. Accordingly, a Regional shareholder’s abstention from voting, the failure of a Regional shareholder who holds his or her shares in “street name” through a broker, bank, nominee, or other holder of record to give voting instructions to that broker, bank, nominee, or other holder of record or a Regional shareholder’s other failure to vote will have the same effect as a vote “AGAINST” the proposal.

•
Approval of the Regional share issuance proposal: The affirmative vote of the holders of a majority of the shares of Regional common stock outstanding and entitled to vote at the Regional special meeting is required to approve the Regional share issuance proposal. Accordingly, a Regional shareholder’s abstention from voting, the failure of a Regional shareholder who holds his or her shares in “street name” through a broker, bank, nominee, or other holder of record to give voting instructions to that broker, bank, nominee, or other holder of record or a Regional shareholder’s other failure to vote will have the same effect as a vote “AGAINST” the proposal.

•
Approval of the Regional adjournment proposal (if necessary): The affirmative vote of the holders of a majority of the voting shares represented at the Regional special meeting is required to approve the Regional adjournment proposal. Accordingly, a Regional shareholder’s abstention from voting, the failure of a Regional shareholder who holds his or her shares in “street name” through a broker, bank, nominee, or other holder of record to give voting instructions to that broker, bank, nominee, or other holder of record or a Regional shareholder’s other failure to vote will have no effect on the Regional adjournment proposal.

The Regional Board recommends that Regional shareholders vote “FOR” the Regional merger proposal and “FOR” the Regional share issuance proposal. Approval of the Regional adjournment proposal is not a condition to the completion of the merger. The Regional Board recommends that Regional shareholders vote “FOR” the Regional adjournment proposal.
SunLink shareholders- Yes. Completion of the merger is conditioned on SunLink shareholders approving the SunLink merger proposal. A SunLink shareholder’s abstention from voting, the failure of a SunLink shareholder who holds his or her shares in “street name” through a broker, bank, nominee, or other holder of record to give voting instructions to that broker, bank, nominee, or other holder of record or a SunLink shareholder’s other failure to vote will have the same effect as a vote “AGAINST” the SunLink merger proposal. The SunLink Board unanimously recommends that SunLink shareholders vote “FOR” the SunLink merger proposal.
The completion of the merger is not conditioned on the SunLink advisory compensation proposal. Assuming a quorum is present, a SunLink shareholder’s abstention from voting, the failure of a SunLink shareholder who holds his or her shares in “street name” through a broker, bank, nominee, or other holder of record to give voting instructions to that broker, bank, nominee, or other holder of record or a SunLink shareholder’s other failure to vote will have no effect on the SunLink advisory compensation proposal. The SunLink Board unanimously recommends that SunLink shareholders vote “FOR” the SunLink advisory compensation proposal.
The completion of the merger is not conditioned on the SunLink adjournment proposal. Assuming a quorum is present, a SunLink shareholder’s abstention from voting, the failure of a SunLink shareholder who holds his or her shares in “street name” through a broker, bank, nominee, or other holder of record to give voting instructions to that broker, bank, nominee, or other holder of record or a SunLink shareholder’s other failure to vote will have no effect on the SunLink adjournment proposal. The SunLink Board unanimously recommends that SunLink shareholders vote “FOR” the SunLink adjournment proposal.
Q:	How do I vote?
A:
If you are a shareholder of record of shares of Regional common stock and/or if you are a shareholder of record of shares of SunLink common stock, on the applicable record date, you are entitled to vote at the Regional special meeting and/or the SunLink special meeting, as applicable. Attendance at the special meeting in person is not required in order to vote. You may submit your proxy before, and without attending, the special meeting in one of the following ways:

•	Via the Internet-visit the website shown on your proxy card to vote via the Internet;

•	Telephone voting-use the toll-free number shown on your proxy card; or
•	Mail-complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.
Regional shareholders- Holders of record of shares of Regional common stock may vote their shares during the Regional special meeting, which will be held in person at 1050 Crown Pointe Parkway, Atlanta, Georgia 30338, at 10:00 a.m., Eastern time, on July 29, 2025. If you choose to vote your shares in person at the Regional special meeting, you must present a valid government-issued picture identification and proof of Regional common stock ownership as of the Regional record date and fill out a ballot at the meeting.
SunLink shareholders- Holders of record of shares of SunLink common stock may vote their shares during the SunLink special meeting, which will be held in person at Hyatt House Hotel, 3595 Cumberland Blvd., Atlanta, Georgia 30339, at 10:00 a.m., Eastern time, on July 29, 2025. If you choose to vote your shares in person at the SunLink special meeting, you must present a valid government-issued picture identification and proof of SunLink common stock ownership as of the SunLink record date and fill out a ballot at the meeting.
If your shares are held in “street name,” through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. “Street name” shareholders who wish to vote at the meeting will need to obtain a “legal proxy” form from their broker, bank or other nominee.
Even if you plan to attend the Regional special meeting or the SunLink special meeting, Regional and SunLink recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to or become unable to attend the respective special meeting.
Q:	What is the difference between holding shares as a shareholder of record and holding shares in “street name” as a beneficial owner?
A:
You are a “shareholder of record” if your shares are registered directly in your name with Continental Stock Transfer & Trust Company, the transfer agent for Regional, or Equiniti Trust Company, the transfer agent for SunLink, as applicable. As the shareholder of record of shares entitled to vote at such meeting, you have the right to vote during the applicable special meeting. You may also vote by Internet, telephone or mail, as described in the notice and above under the heading “How do I vote?” You are deemed to beneficially own shares in “street name” if your shares are held by a broker, bank or other nominee or other similar organization. Your broker, bank or other nominee will send you, as the beneficial owner, a package describing the procedure for voting your shares. You should follow the instructions provided by them to vote your shares. If you beneficially own your shares, you are invited to attend the special meeting of the company in which you beneficially own shares; however, you may not vote your shares in person at the special meeting unless you obtain a “legal proxy” from your broker, bank or other nominee that holds your shares, giving you the right to vote the shares at the special meeting.

If you hold shares of Regional common stock or SunLink common stock through a bank, broker, trustee or other nominee and choose to vote your shares in person at the Regional special meeting or the SunLink special meeting, as applicable, you must present a valid government-issued picture identification, a copy of a brokerage statement reflecting your stock ownership as of the applicable record date and the legal proxy from your bank, broker, trustee or other nominee.
Q:	If I am a record holder, what will happen if I return my signed proxy without indicating how to vote?
A:
If you are a record holder and sign and return your proxy without indicating how to vote on any particular proposal, stock entitled to vote at such meeting represented by your proxy will be voted as recommended by the Regional Board or SunLink Board, as applicable.

Q:	May I change or revoke my vote after I have delivered my proxy or voting instruction form?
A:
Yes. Any shareholder giving a proxy has the power to revoke it at any time before the proxy is voted at the applicable special meeting. If you are a shareholder of record, you may revoke your proxy in any of the following ways:

•
by logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case, if you are eligible to do so;

•	by sending a notice of revocation or a completed proxy card bearing a later date than your original proxy card to the corporate secretary of Regional or to the corporate secretary of SunLink; or
•	by attending and voting at the applicable special meeting.
Any signed proxy revocation or new signed proxy must be received before the beginning of the applicable special meeting. In addition, you may change your vote through the Internet or by telephone (if you originally voted by the corresponding method) not later than 11:59 p.m., Eastern time, on the day before the applicable special meeting, if your shares are held directly.
If your shares are held by a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so.
Q:	If my shares are held in “street name” by a broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?
A:
If your shares are held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Regional or SunLink, as applicable, or by voting in person at the applicable special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee. Your broker, bank or other nominee is obligated to provide you with a voting instruction form for you to use.

Brokers who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine” without specific instructions from the beneficial owner. It is expected that all of the proposals to be voted on at each of the special meetings are “non-routine” matters.
If you are a beneficial owner of shares and you do not instruct your broker, bank or other nominee on how to vote your shares:
Regional shareholders-
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Quorum: Regional’s bylaws provide that the presence at the Regional special meeting, in person or represented by proxy, of one-third (1/3) of the votes entitled to be cast on a matter will constitute a quorum for action on that matter. Abstentions will count for the purpose of determining the presence of a quorum for the transaction of business at the Regional special meeting. Shares of Regional common stock held in “street name” with respect to which the beneficial owner fails to give voting instructions to the broker, bank, nominee, or other holder of record, will not be deemed present at the Regional special meeting for the purpose of determining the presence of a quorum. Failure of a quorum to be present at the Regional special meeting will necessitate an adjournment or postponement of the meeting and will subject Regional to additional expense.

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Approval of the Regional merger proposal: The affirmative vote of the holders of a majority of the shares of Regional common stock outstanding and entitled to vote at the Regional special meeting is required to approve the Regional merger proposal. Accordingly, a Regional shareholder’s abstention from voting, the failure of a Regional shareholder who holds his or her shares in “street name” through a broker, bank, nominee, or other holder of record to give voting instructions to that broker, bank, nominee, or other holder of record or a Regional shareholder’s other failure to vote will have the same effect as a vote “AGAINST” the proposal.

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Approval of the Regional share issuance proposal: The affirmative vote of the holders of a majority of the shares of Regional common stock outstanding and entitled to vote at the Regional special meeting is required to approve the Regional share issuance proposal. Accordingly, a Regional shareholder’s abstention from voting, the failure of a Regional shareholder who holds his or her shares in “street name” through a broker, bank, nominee, or other holder of record to give voting instructions to that broker, bank, nominee, or other holder of record or a Regional shareholder’s other failure to vote will have the same effect as a vote “AGAINST” the proposal.
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Approval of the Regional adjournment proposal (if necessary): The affirmative vote of the holders of a majority of the voting shares represented at the Regional special meeting is required to approve the Regional adjournment proposal. Accordingly, a Regional shareholder’s abstention from voting, the failure of a Regional shareholder who holds his or her shares in “street name” through a broker, bank, nominee, or other holder of record to give voting instructions to that broker, bank, nominee, or other holder of record or a Regional shareholder’s other failure to vote will have no effect on the Regional adjournment proposal.

SunLink shareholders-
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Quorum: SunLink’s bylaws provide that the holders of one third (1/3) of the voting power of all outstanding shares of capital stock of SunLink entitled to vote on a matter present or represented by proxy will constitute a quorum for the transaction of business at the SunLink special meeting. Abstentions will count for the purpose of determining the presence of a quorum for the transaction of business at the SunLink special meeting. Shares of SunLink common stock held in “street name” with respect to which the beneficial owner fails to give voting instructions to the broker, bank, nominee, or other holder of record, will not be deemed present at the SunLink special meeting for the purpose of determining the presence of a quorum. Failure of a quorum to be present at the SunLink special meeting will necessitate an adjournment or postponement of the meeting and will subject SunLink to additional expense.

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Approval and adoption of the SunLink merger proposal: Pursuant to the Georgia Code, the affirmative vote of the holders of a majority of the shares of SunLink common stock outstanding and entitled to vote at the SunLink special meeting is required to approve the SunLink merger proposal. Accordingly, a SunLink shareholder’s abstention from voting, the failure of a SunLink shareholder who holds his or her shares in “street name” through a broker, bank, nominee, or other holder of record to give voting instructions to that broker, bank, nominee, or other holder of record or a SunLink shareholder’s other failure to vote will have the same effect as a vote “AGAINST” the proposal.

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Approval of SunLink advisory compensation proposal: The affirmative vote of the holders of a majority of the total shares of SunLink common stock present at the SunLink special meeting or represented by proxy and voting on the matter at the SunLink special meeting, assuming a quorum is represented at the SunLink special meeting, is required to approve, on a non-binding, advisory basis, the SunLink advisory compensation proposal. Accordingly, assuming a quorum is present, a SunLink shareholder’s abstention from voting, the failure of a SunLink shareholder who holds his or her shares in “street name” through a broker, bank, nominee, or other holder of record to give voting instructions to that broker, bank, nominee, or other holder of record or a SunLink shareholder’s other failure to vote will have no effect on the SunLink advisory compensation proposal.

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Approval of the SunLink adjournment proposal (if necessary): The affirmative vote of the holders of a majority of the total shares of SunLink common stock present at the SunLink special meeting or represented by proxy and voting on the matter at the SunLink special meeting, assuming a quorum is represented at the meeting, is required to approve the SunLink adjournment proposal. Accordingly, assuming a quorum is present, a SunLink shareholder’s abstention from voting, the failure of a SunLink shareholder who holds his or her shares in “street name” through a broker, bank, nominee, or other holder of record to give voting instructions to that broker, bank, nominee, or other holder of record or a SunLink shareholder’s other failure to vote will have no effect on the SunLink adjournment proposal.

Q:	Do SunLink shareholders need to do anything with their stock certificates now?
A:
No. You should not submit your SunLink stock certificates at this time. Promptly after the effective time, if you held certificates representing SunLink common stock immediately prior to the effective time, an exchange agent selected by Regional and reasonably acceptable to SunLink will send you a letter of transmittal and instructions for exchanging your shares of SunLink common stock for the merger consideration. Upon surrender of the certificates for cancellation along with the executed letter of transmittal and other required documents described in the instructions, a holder of shares of SunLink common stock will receive the merger consideration.
Holders of shares of SunLink common stock in book-entry form immediately prior to the effective time will not need to take any action to receive the merger consideration; provided in lieu thereof, each holder of record of one or more book-entry shares of SunLink common stock may provide an “agent’s message” in customary form with respect to such book-entry shares (or such other evidence, if any, of transfer as the exchange agent may reasonably request).
Q:	What are the material U.S. federal income tax consequences of the merger?
A:
SunLink and Regional intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). On the basis that the merger qualifies as a “reorganization” within the meaning of Section 368(a), a U.S. holder (as defined under “Material U.S. Federal Income Tax Consequences of the Merger”) of SunLink common stock who receives solely shares of Regional common stock and Regional Series D preferred stock (or receives Regional common stock and Regional Series D preferred stock and cash solely in lieu of a fractional share) in exchange for shares of SunLink common stock generally will not recognize any gain or loss upon the merger, except with respect to the cash received in lieu of a fractional share of Regional common stock and Regional Series D preferred stock.

Pursuant to the terms and conditions of the merger agreement, SunLink may pay, declare or set aside, as applicable, one or two SunLink special cash dividends. SunLink intends to take the position that any amount paid with respect to a SunLink special cash dividend is treated as a distribution with respect to SunLink common stock, and not as consideration in the merger. Although SunLink believes its position with respect to the SunLink special cash dividends is correct, the Internal Revenue Service (the “IRS”) may take a contrary position, and to the extent the IRS were to prevail, the amount paid as the SunLink special cash dividends would be treated as additional cash received in connection with the merger, and not as a distribution as described in the succeeding paragraph.
Assuming the SunLink special cash dividends are treated as a distribution with respect to SunLink common stock, the gross amount paid to a holder of SunLink common stock will be characterized as dividend income to the extent paid out of SunLink’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). SunLink does not expect to be able to determine the amount of its current and accumulated earnings and profits by the time required for supplying Form 1099-DIV to shareholders, and so anticipates that it will be required to report the entire amount of the SunLink special cash dividends as a taxable dividend for U.S. federal income tax purposes.
Please carefully review the information set forth in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” for a discussion of the U.S. federal income tax consequences of the merger. Please consult your own tax advisors as to the specific tax consequences to you of the merger.
Q:	Where can I find the voting results of the special meetings?
A:
The preliminary voting results will be announced at the special meetings. In addition, within four business days of the special meetings, each of Regional and SunLink intend to file the final voting results with the SEC on a Current Report on Form 8-K.

Q:	Are Regional shareholders or SunLink shareholders entitled to dissenters’ rights in connection with the merger?
A:
Regional shareholders- Under Georgia law, holders of shares of Regional common stock are not entitled to dissenters’ rights in connection with the merger or issuance of the merger consideration as contemplated by the merger agreement. Regional shareholders may vote against the Regional merger proposal and the Regional share issuance proposal if they do not favor such proposals.

SunLink shareholders- Under Georgia law, holders of shares of SunLink common stock may be entitled to dissenters’ or appraisal rights in connection with the merger as contemplated by the merger agreement. SunLink shareholders will not have dissenters’ or appraisal rights with respect to the merger if the Regional common stock and the Regional Series D preferred stock if both are both are listed on NYSE American or other national securities exchange as of the effective date of the merger or if the SunLink common stock is held of record by more than 2,000 shareholders as of the effective date of the merger. The OTC does not qualify as a national stock exchange under Section 14-2-1302 of the GBCC. Further, the number of shareholders of record of the SunLink common stock was 214 as of the SunLink record date.
Accordingly, absent the listing of the Regional common stock and the Regional Series D preferred stock on NYSE American or another national securities exchange and absent another applicable exception, SunLink shareholders will have appraisal rights. The rights of a shareholder of SunLink to dissent to the merger and to receive the fair value of their SunLink common stock in cash are explained in detail under the heading “The Merger—Dissenters’ Rights” beginning on page 197. Absent an applicable exception, under the GBCC, a shareholder is entitled to dissent from, and obtain the fair value in cash of his or her shares in connection with mergers, share exchanges, sales, or exchanges of all or substantially all of the corporation’s property other than in the usual and regular course of business and amendments to the corporation’s articles of incorporation.
As contemplated by the merger agreement, holders of not more than 2,000,000 shares of SunLink common stock (excluding directors and officers of SunLink and its subsidiaries) who are entitled to, must have properly exercised, and not withdrawn or waived, dissenters’ rights with respect to their SunLink common stock in accordance with the GBCC prior to the effective time of the merger.
Q:	What will happen to SunLink’s outstanding equity awards?
A:
Prior to the effective time, the SunLink Board or the compensation committee thereof administering the 2005 Equity Incentive Plan and the 2011 Director Stock Option Plan, in each case as amended (the “SunLink Stock Plans”), shall authorize and direct SunLink management to ensure by agreement with the option holders or otherwise that (i) the number of shares of SunLink common stock issued after the date hereof and prior to the effective time upon the exercise of outstanding SunLink equity awards under the SunLink Stock Plans shall not exceed that number which would cause the total number of shares of SunLink common stock outstanding to exceed 7,050,000 without the prior written consent of Regional and (ii) each SunLink equity award that is outstanding and unexercised as of the effective time shall cease to represent a SunLink equity award with respect to SunLink common stock and shall be cancelled as of the effective time.

Effective as of the effective time, each SunLink equity award that is then outstanding and unexercised shall, by virtue of the merger and without any action on the part of the holder thereof, cease to represent a SunLink equity award with respect to SunLink common stock and shall thereafter automatically be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.
Q:	Do any of the directors or executive officers of Regional have interests in the merger that may be different from, or in addition to, the interests of Regional shareholders?
A:
When considering the recommendation of the Regional Board with respect to the Regional merger proposal and the Regional share issuance proposal, holders of shares of Regional common stock should be aware that certain of Regional’s directors and executive officers may be deemed to have interests in the merger and the transactions contemplated thereby that are different from, or in addition to, those of holders of shares of Regional common stock. These interests may present such persons with actual or potential conflicts of interest. The Regional Board was aware of these interests during the deliberations of the merits of the merger, and the transactions contemplated thereby, and in deciding to recommend that you vote for each of the Regional merger proposal, the Regional share issuance proposal and the Regional adjournment proposal.

With respect to the Regional directors and executive officers, areas where their interests may differ from those of holders of shares of Regional common stock in general relate to the indemnification and insurance protections for their service as directors and executive officers pursuant to the Regional organizational documents, indemnification agreements entered into with Regional, Regional’s director and officer liability insurance policies and the merger agreement.
In connection with the merger agreement and the transactions thereunder, Regional will enter into an amended and restated employment agreement with Brent S. Morrison, substantially in the form attached as

Annex F to this joint proxy statement/prospectus, to be effective as of the effective time (the “Morrison amended and restated employment agreement”). The Morrison amended and restated employment agreement shall amend and restate in its entirety that certain Employment Agreement, dated July 1, 2021, by and between Mr. Morrison and Regional.
Pursuant to the merger agreement, the Regional articles of incorporation and the Regional articles of amendment, at the effective time of the merger, the Regional Board will consist of seven directors, of whom (i) Brent S. Morrison and Kenneth W. Taylor, the Regional Designees and current directors of Regional, have been designated by Regional, (ii) Dr. Steven J. Baileys and Gene E. Burleson, as the SunLink Designees, who have been designated by SunLink, (iii) Scott Kellman and C. Christian Winkle, who have been designated by the mutual agreement of Regional and SunLink, and (iv) Steven L. Martin, a director who has been placed on the Regional Board by the holders of Regional Series B preferred stock pursuant to the Regional articles of incorporation.
Promptly following the effective time of the merger, the Regional Board shall create a special committee of the Regional Board consisting of the two SunLink Designees and the Chief Executive Officer of Regional that will function at any time or from time to time when a Regional Series D preferred stock director is seated on or remains on the Regional Board (the “Regional special committee”). The chairman of the Regional special committee shall be elected by majority vote of the members thereof. All actions by the Regional special committee shall be pursuant to the affirmative vote of a majority of the members thereof.
For a detailed discussion of these and other interests, see “The Merger–Interests of Regional Directors and Executive Officers in the Merger.” For more details on the Morrison amended and restated employment agreement, see “Other Agreements Related to the Merger-Additional Transaction Agreements.” For more details on the governance of the combined company after the merger, see “The Merger—Governance of Regional After the Merger.”
Q:	Do any of the directors or executive officers of SunLink have interests in the merger that may be different from, or in addition to, the interests of SunLink shareholders?
A:
When considering the recommendation of the SunLink Board with respect to the SunLink merger proposal, holders of shares of SunLink common stock should be aware that certain of SunLink’s directors and executive officers may be deemed to have interests in the merger and the transactions contemplated thereby that are different from, or in addition to, those of holders of shares of SunLink common stock. These interests may present such persons with actual or potential conflicts of interest. The SunLink Board and the SunLink strategic planning committee were aware of these interests during the deliberations of the merits of the merger, and in deciding to recommend that you vote for each of the SunLink merger proposal, the SunLink advisory compensation proposal and the SunLink adjournment proposal.

With respect to SunLink’s directors and executive officers, areas where their interests may differ from those of holders of shares of SunLink common stock in general relate to the indemnification and insurance protections for their service as directors and executive officers pursuant to the organizational documents of SunLink, indemnification agreements entered into with SunLink, SunLink’s director and officer liability insurance policies and the merger agreement.
In connection with the merger agreement and the transactions thereunder, Regional will enter into an employment agreement with Robert M. Thornton, substantially in the form attached as Annex G to this joint proxy statement/prospectus, to be effective as of the effective time (the “Thornton employment agreement”). Pursuant to the Thornton employment agreement, Mr. Thornton will serve as Executive Vice President – Corporate Strategy of the combined company.
Further, in connection with the merger agreement and the transactions thereunder, Regional will hire Mark J. Stockslager, SunLink’s existing chief financial officer, and Mr. Stockslager will serve as Chief Financial Officer of the combined company.
Pursuant to the merger agreement, the Regional articles of incorporation and the Regional articles of amendment, at the effective time of the merger, the Regional Board will consist of seven directors, of whom (i) Brent S. Morrison and Kenneth W. Taylor, the Regional Designees and current directors of Regional, have been designated by Regional, (ii) Dr. Steven J. Baileys and Gene E. Burleson, as the SunLink Designees, who have been designated by SunLink, (iii) Scott Kellman and C. Christian Winkle, who have been designated by the mutual agreement of Regional and SunLink, and (iv) Steven L. Martin, a director who has been placed on the Regional Board by the holders of Regional Series B preferred stock pursuant to the Regional articles of incorporation.
Pursuant to the Regional articles of amendment, so long as at least 200,000 shares of Regional Series D preferred stock remain outstanding, the holders of Regional Series D preferred stock voting as a separate class at a meeting of such shareholders duly called for that purpose shall be entitled to elect two members of the Regional Board, of which the initial two Regional Series D preferred stock directors shall be the SunLink Designees. If, at any time 200,000 shares of Regional Series D preferred stock remain outstanding, any vacancy in the office of a Regional Series D preferred stock director shall occur, then such vacancy may be filled only by the remaining Regional Series D preferred stock director or by a vote of the holders of record of the outstanding Regional Series D preferred stock at a meeting of such shareholders duly called for that purpose.
Promptly following the effective time of the merger, the Regional Board shall create the Regional special committee of the Regional Board consisting of the two SunLink Designees and the Chief Executive Officer of Regional that will function at any time or from time to time when a Regional Series D preferred stock director is seated on or remains on the Regional Board. The chairman of the Regional special committee shall be elected by majority vote of the members thereof. All actions by the Regional special committee shall be pursuant to the affirmative vote of a majority of the members thereof.
For a detailed discussion of these and other interests, see “The Merger-Interests of SunLink Directors and Executive Officers in the Merger.” For more details on the Thornton employment agreement, see “Other Agreements Related to the Merger-Additional Transaction Agreements.” For more details on the governance of the combined company after the merger, see “The Merger—Governance of Regional After the Merger.”
Q:	What happens if I sell my shares of Regional common stock or SunLink common stock after the applicable record date but before the effective time?
A:
The record date for the Regional special meeting (the close of business on June 20, 2025) is earlier than the date of the Regional special meeting and earlier than the date that the merger is expected to be completed. If you sell or otherwise transfer your shares of Regional common stock after the Regional record date but before the date of the Regional special meeting, you will retain your right to vote at the Regional special meeting, unless you have made arrangements to the contrary.

The record date for the SunLink special meeting (the close of business on June 20, 2025) is earlier than the date of the SunLink special meeting and earlier than the date that the merger is expected to be completed. If you sell or otherwise transfer your shares of SunLink common stock after the SunLink record date but before the date of the special meeting, you will retain your right to vote at the SunLink special meeting, unless you have made arrangements to the contrary. However, you will not have the right to receive the merger consideration to be received by the SunLink shareholders in the merger. In order to receive the merger consideration, you must hold your shares through the effective time. If you dissent, you will be required to deposit your shares pursuant to the Georgia dissenters’ right statute. Under such statute, the transfer of uncertificated shares will also be restricted from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Section 14-2-1326 of the GBCC. Accordingly, if you sell or otherwise transfer your shares of SunLink common stock after the date of the special meeting and prior to the effective time, you will lose any appraisal rights with respect to such shares.
Q:	What is the expected timing of the merger?
A:
Regional and SunLink are working to complete the merger in the summer of 2025, unless terminated in accordance with the merger agreement or otherwise agreed. The parties determined that a closing in the summer of 2025 would be beneficial to the companies and their respective shareholders. Additionally, Regional and SunLink considered that a closing in the summer of 2025 would ensure an orderly transition of governance and ownership at Regional to the benefit of the public shareholders. For more information regarding the factors considered by Regional and SunLink in determining the target closing date, see “The Merger-Background of the Merger,” “The Merger-Regional’s Reasons for the Merger; Recommendation of the Regional Board of Directors” and “The Merger-SunLink’s Reasons for the Merger; Recommendation of the SunLink Board of Directors.”

The merger is subject to various conditions, and it is possible that factors outside the control of Regional and SunLink could result in the merger being completed at a later time, or not at all. As a result of the delayed closing, there may be a substantial amount of time between the respective Regional special meeting and SunLink special meeting and the completion of the merger. During this time, the market price of Regional common stock may fluctuate and it is therefore impossible to accurately predict the value of the Regional common stock consideration that SunLink shareholders will receive. Additionally, the delayed closing heightens the risk that a change in applicable law may occur during the interim period which adversely affects the merger, including the intended tax treatment thereof. Many of these factors are beyond Regional’s and SunLink’s control. For more information, see “Risk Factors-Risks Related to the Merger.”
Q:	Is the completion of the merger subject to any conditions?
A:
As more fully described in “The Merger Agreement-Conditions to the Merger,” the completion of the merger depends on a number of conditions being satisfied or (to the extent permitted) waived, including:

•	the approval of the SunLink merger proposal by the affirmative vote of the holders of a majority of the shares of SunLink common stock outstanding and entitled to vote at the SunLink special meeting;
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the approval of the Regional merger proposal and the Regional share issuance proposal by the affirmative vote of the holders of a majority of all the outstanding shares of Regional common stock entitled to vote on the proposal at the Regional special meeting;

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no governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order or law which is in effect and which has the effect of making the merger illegal or otherwise prohibiting consummation of the merger or imposing, individually or in the aggregate, a burdensome condition;

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the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part shall have been declared effective by the SEC under the Securities Act of 1933, as amended (the “Securities Act”), and shall not be the subject of any stop order or pending or threatened (in writing) action seeking a stop order; and

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the shares of Regional common stock and Regional Series D preferred stock issuable pursuant to the merger shall have either (i) been authorized for trading on the OTC upon official notice of issuance or (ii) been authorized for listing on the NYSE American upon official notice of issuance.

The respective obligation of each party to close also is conditioned on the satisfaction or waiver of the following conditions (among other things): (i) the other party’s representations and warranties being true and correct (subject to certain materiality and material adverse effect qualifications), (ii) the other party having performed in all material respects its obligations under the merger agreement, (iii) in the case of SunLink’s obligation to close, at least five days prior to the closing date of the merger, Regional shall have entered into one or more valid and binding repurchase agreements with holders of Regional Series B preferred stock requiring, conditioned upon consummation of the closing of the merger, Regional to purchase from such holders and such holders to sell to Regional not fewer than 500,000 shares of Regional Series B preferred stock on or within five business days after the closing date, and (iv) in the case of Regional’s obligation to close, (a) SunLink shall have, subject to adjustment as set forth in the merger agreement, SunLink Cash and Cash Equivalents (as defined in the merger agreement), calculated within a period of five days immediately preceding the closing date of the merger, in an amount equal to or greater than $6,000,000 (subject to adjustment as provided by the merger agreement) and (b) SunLink’s pharmacy segment shall have, subject to adjustment as set forth in the merger agreement, Pharmacy Working Capital (as defined in the merger agreement) (exclusive of SunLink Cash and Cash Equivalents of the pharmacy segment) in an aggregate amount equal to or greater than $2,500,000.
We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.
Q:	Can the parties solicit alternative transactions or can the Regional Board or SunLink Board change its recommendation?
A:	As more fully described in this joint proxy statement/prospectus and in the merger agreement, each of

Regional and SunLink has agreed to non-solicitation obligations with respect to third-party acquisition proposals (including provisions restricting their ability to provide confidential information to third parties) and has agreed to certain restrictions on its and its representatives’ ability to respond to any such proposals.
The Regional Board has agreed to recommend approval of the Regional merger proposal and the Regional share issuance proposal to the Regional shareholders, subject to its right to change its recommendation in response to a superior Regional proposal or Regional intervening event, each as described below in this joint proxy statement/prospectus, in each case if the Regional Board determines in good faith after consultation with its outside counsel and financial advisor that failure to change its recommendation would be inconsistent with its fiduciary duties under applicable law. Notwithstanding any change in Regional’s recommendation (the “Regional change of board recommendation”), the Regional merger proposal and the Regional share issuance proposal are required to be submitted to Regional’s common stock shareholders at the Regional special meeting for the purposes of adopting the merger agreement unless the merger agreement is terminated prior to such time.
The SunLink Board has agreed to recommend approval of the SunLink merger proposal to the SunLink shareholders, subject to its right to change its recommendation in response to a superior SunLink proposal or SunLink intervening event, each as described below in this joint proxy statement/prospectus, in each case if the SunLink Board determines in good faith after consultation with its outside counsel and financial advisor that failure to change its recommendation would be inconsistent with its fiduciary duties under applicable law. Notwithstanding any change in SunLink’s recommendation (the “SunLink change of board recommendation”), the SunLink merger proposal is required to be submitted to the applicable SunLink’s shareholders at the SunLink special meeting for the purposes of adopting the merger agreement unless the merger agreement is terminated prior to such time.
For a more complete description of the limitations on solicitation of acquisition proposals from third parties and the ability of any of the Regional Board or SunLink Board, as applicable, to change its recommendation in favor of the Regional merger proposal or Regional share issuance proposal, or the SunLink merger proposal, see “The Merger Agreement-Additional Agreements-No SunLink Solicitation” and “The Merger Agreement-Additional Agreements-No Regional Solicitation.”
Q:	Can the merger agreement be terminated by the parties?
A:	Either party may terminate the merger agreement:
•	At any time prior to the effective time by mutual written consent of Regional and SunLink;
•
At any time prior to the effective time if any order or law preventing the consummation of the merger is in effect, or prohibits, makes illegal or enjoins the consummation of the merger and has become final and non-appealable, in each case such that the condition set forth in the merger agreement stating that there shall be no injunctions cannot be satisfied; provided that the right to terminate the merger agreement will not be available to any party that has not complied in all material respects with its obligations taken as a whole under the merger agreement;

•	At any time prior to the effective time if the effective time has not occurred by 5:00 p.m. Eastern Time, on August 11, 2025 (the “termination date”);
•
If SunLink shareholder approval has not been obtained at the SunLink special meeting (or, if the SunLink special meeting has been adjourned or postponed, the final adjournment or postponement thereof) provided, that no party may terminate the merger agreement if such party has breached any of its obligations under the merger agreement in a manner that was the principal cause of the failure to obtain SunLink shareholder approval at the SunLink special meeting (the “SunLink vote termination right”); or

•
If the Regional shareholder approval has not been obtained at the Regional special meeting (or, if the Regional special meeting has been adjourned or postponed, the final adjournment or postponement thereof) provided, that no party may terminate the merger agreement if such party has breached any of its obligations under the merger agreement in a manner that was the principal cause of the failure to obtain Regional shareholder approval at the Regional special meeting (the “Regional vote termination right”).

Regional may terminate the merger agreement if:
•	At any time prior to SunLink shareholder approval, if the SunLink Board shall have effected a SunLink change of board recommendation (the “SunLink change of board recommendation termination right”);
•
(i) there has been a material breach by SunLink of its representations, warranties or covenants contained in the merger agreement such that any condition set forth in the merger agreement are not reasonably capable of being satisfied while such breach is continuing, (ii) Regional shall have delivered to SunLink written notice of such breach and (iii) either such breach is not capable of cure prior to the termination date or at least thirty (30) days shall have elapsed since the date of delivery of such written notice to SunLink and such breach shall not have been cured in all material respects; provided, that Regional shall not be permitted to terminate the merger agreement if there has been any material breach by Regional of its representations, warranties or covenants contained in the merger agreement such that any condition in the merger agreement is not reasonably capable of being satisfied while such breach is continuing, and such breach shall not have been cured in all material respects (the “SunLink breach termination right”); or

•
(i) SunLink does not have SunLink cash and cash equivalents in an amount equal to or greater than $6,000,000 (subject to adjustment as provided by the merger agreement) as of the times set forth in the merger agreement, or (ii) SunLink does not have pharmacy working capital (exclusive of SunLink cash and cash equivalents of the pharmacy segment) in an aggregate amount equal to or greater than $2,500,000 as of the times set forth in the merger agreement (the “SunLink capital termination right”).

SunLink may terminate the merger agreement if:
•
At any time prior to SunLink shareholder approval, in order to enter into a definitive agreement with respect to a superior SunLink proposal, but only if SunLink has not breached, in any material respect, its obligations under the merger agreement with respect to such Superior SunLink Proposal; provided, that SunLink as promptly as practicable following or concurrently with such termination, enters into a definitive acquisition agreement that documents the terms and conditions of such Superior SunLink Proposal (the “SunLink superior proposal termination right”);

•
at any time prior to the Regional shareholder approval, if the Regional Board shall have effected a Regional change of board recommendation (the “Regional change of board recommendation termination right”);

•
(i) there has been a material breach by Regional of any of its representations, warranties or covenants contained in the merger agreement such that any condition set forth in the merger agreement is not reasonably capable of being satisfied while such breach is continuing, (ii) SunLink shall have delivered to Regional written notice of such breach and (iii) either such breach is not capable of cure prior to the termination date or at least thirty (30) days shall have elapsed since the date of delivery of such written notice to Regional and such breach shall not have been cured in all material respects; provided, that SunLink shall not be permitted to terminate the merger agreement pursuant to this if there has been any material breach by SunLink of its representations, warranties or covenants contained in the merger agreement such that any condition set forth in the merger agreement is not reasonably capable of being satisfied while such breach is continuing, and such or breach shall not have been cured in all material respects (the “Regional breach termination right”); or

•
(i) five days prior to the closing date any Regional debt distress shall exist, or (ii) Regional does not have the minimum Regional working capital or the minimum regional cash and cash equivalents as of the times set forth in the merger agreement (the “Regional capital termination right”).

Q:	Are there any fees payable by the parties in connection with a termination of the merger agreement?
A:
Upon termination of the merger agreement under specified circumstances, including termination (i) by Regional, prior to the receipt of the required approval of SunLink’s shareholders, in connection with a change of recommendation by SunLink’s board of directors or a material breach by SunLink of its representations, warranties or covenants or (ii) by SunLink, prior to the receipt of the required approval of

SunLink’s shareholders, to enter into a definitive agreement with respect to a superior SunLink proposal, in each case subject to the terms and conditions of the merger agreement, then SunLink shall reimburse Regional for all reasonable out-of-pocket fees and expenses incurred or paid by Regional in connection with the negotiation of the merger agreement or the consummation of any of the transactions contemplated by the merger agreement not to exceed $250,000.
In addition, upon termination of the merger agreement by SunLink, prior to the receipt of the required approval of Regional’s shareholders, in connection with a change of recommendation by Regional’s board of directors or a material breach by Regional of its representations, warranties or covenants, then Regional shall reimburse SunLink for all reasonable out-of-pocket fees and expenses incurred or paid by SunLink in connection with the negotiation of the merger agreement or the consummation of any of the transactions contemplated by the merger agreement not to exceed $250,000.
Q:	Are there any risks that I should consider before deciding how to vote on the proposals?
A:	Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 51. See “Where You Can Find More Information.”
Q:	How can I find more information about Regional and SunLink?
A:	You can find more information about Regional and SunLink from various sources described in “Where You Can Find More Information.”
Q:	Who can answer any questions I may have about the Regional special meeting, the SunLink special meeting, the merger, or how to vote?
A:
If you have any questions about the Regional special meeting, the SunLink special meeting, the merger, how to vote, or if you need additional copies of this joint proxy statement/prospectus, you should contact the appropriate company in writing or by telephone at the following addresses and telephone numbers:

For information related to Regional:	For information related to SunLink:

Regional Health Properties, Inc. 1050 Crown Pointe Parkway, Suite 720 Atlanta, Georgia 30338 (678) 869-5116 Attention: Investor Relations	SunLink Health Systems, Inc. 900 Circle 75 Parkway, Suite 690 Atlanta, Georgia 30339 (770) 933-7000 Attention: Investor Relations

SUMMARY
This summary highlights information contained elsewhere in this joint proxy statement/prospectus and may not contain all of the information that is important to you. Regional and SunLink urge you to read carefully this joint proxy statement/prospectus, including the attached annexes, and the other documents to which we have referred you because this section does not provide all of the information that might be important to you with respect to the merger and the related matters being considered at the applicable special meeting. See also “Where You Can Find More Information.” We have included page references to direct you to a more complete description of the topics presented in this summary.
Information about the Parties (page 86)
Regional Health Properties, Inc.
Regional, a Georgia corporation, is a self-managed real estate investment company that invests primarily in real estate purposed for long-term care and senior housing. Regional’s primary business consists of acquiring and owning real estate property to be leased to third-party tenants in the healthcare sector. Regional primarily generates revenues by leasing properties to tenants and owning properties operated by third-party property managers throughout the United States. In select circumstances, from time to time, in order to preserve the value of its assets, Regional may elect to take facilities back from an operator and either hire a third-party manager or operate the facility itself until a new operator for the facility is secured.
The principal offices of Regional are located at 1050 Crown Pointe Parkway, Suite 720, Atlanta, Georgia 30338, and its telephone number is (678) 869-5116. On June 11, 2025, the Exchange filed a Form 25 with the SEC to delist the Regional common stock and the Regional Series A preferred stock. As of the date of this joint proxy statement/prospectus, shares of Regional common stock and Regional Series A preferred stock trade on OTCQB under the symbols “RHEP” and “RHEPA,” respectively.
For more information about Regional, please visit Regional’s Internet website at http://www.regionalhealthproperties.com under the tab “Investor Relations.” The information provided on Regional’s website is not part of this joint proxy statement/prospectus and is not incorporated herein by reference. For more information, see “Where You Can Find More Information.”
SunLink Health Systems, Inc.,
SunLink, a Georgia corporation, through its subsidiaries, principally Carmichael’s Cashway Pharmacy, Inc., a Louisiana corporation, and SunLink ScriptsRx, LLC, a Georgia corporation, owns and operates a pharmacy business in Louisiana with four pharmacy lines of business:
•	Retail pharmacy products and services provided to residents of southwestern Louisiana;
•
Institutional pharmacy services consisting of the provision of specialty and non-specialty pharmaceutical and biological products to institutional clients or to patients in institutional settings, such as nursing homes, assisted living facilities, behavioral and specialty hospitals, hospices, and correctional facilities in Louisiana;

•
Non-institutional pharmacy services consisting of the provision of specialty and non-specialty pharmaceutical and biological products to clients or patients in non-institutional settings, including private residences in Louisiana; and,

•	Durable medical equipment consisting primarily of the sale and rental of products for institutional clients or to patients in institutional settings and patient-administered home care in Louisiana.
On October 23, 2023, SunLink changed its state of incorporation from the State of Ohio to the State of Georgia pursuant to a Declaration of Conversion, adopted on October 19, 2023.
The principal offices of SunLink are located at 900 Circle 75 Parkway, Suite 690, Atlanta, Georgia 30339, and its telephone number is (770) 933-7000. Shares of SunLink common stock trade on NYSE American under the symbol “SSY.”

For more information about SunLink, please visit SunLink’s Internet website at http://www.sunlinkhealth.com under the tab “Investors.” The information provided on SunLink’s website is not part of this joint proxy statement/prospectus and is not incorporated herein by reference. For more information, see “Where You Can Find More Information.”
The Merger and the Merger Agreement (pages 158 and 201)
The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus. You are encouraged to read the merger agreement carefully and in its entirety, as it is the primary legal document that governs the merger.
Each of the Regional Board and the SunLink Board has approved the transaction documents and the transactions contemplated thereby. The merger agreement provides that, pursuant to the terms and subject to the conditions set forth therein, at the effective time, SunLink will merge with and into Regional, with Regional surviving the merger as the surviving corporation.
Merger Consideration (page 201)
At the effective time, each five shares of SunLink common stock issued and outstanding immediately prior to the effective time (other than excluded shares) will be converted into the right to receive (i) 1.1330 validly issued, fully paid and nonassessable shares of Regional common stock and (ii) one validly issued, fully paid and nonassessable share of Regional Series D preferred stock. The number of shares of Regional Series D preferred stock is subject to adjustment pursuant to the terms and conditions of the merger agreement for the existence of any cash surplus, as such may be adjusted for any Regional Debt Distress, and the number of shares of Regional common stock and Regional Series D preferred stock each are subject to adjustment to reflect Anti-dilution Adjustments.
The Series D preferred stock will have the preferences, limitations and relative rights as described in this joint proxy statement/prospectus and as set forth in the Regional articles of amendment, a copy of which is attached as Annex E to this joint proxy statement/prospectus.
At the closing of the merger, SunLink is to have, subject to adjustment as set forth in the merger agreement, Cash and Cash Equivalents (after the payment of any bonuses and/or dividends) in an aggregate amount not less than $6,000,000 (subject to adjustment as provided by the merger agreement). To the extent SunLink Cash and Cash Equivalents is an amount that results in cash surplus, the Regional preferred stock consideration per five shares of SunLink common stock will be adjusted upward via an increase of the aggregate number of shares of Regional Series D preferred stock in accordance with the following formula: for each $10.00 of cash surplus by one share of Regional Series D preferred stock (provided, however, that in no event shall the Regional preferred stock consideration per five shares of SunLink common stock be adjusted to a number of shares of Regional Series D preferred stock that would cause the Regional Series D preferred stock to be issued at the closing of the merger to exceed the number of shares of preferred stock authorized under the articles of incorporation of Regional as in effect immediately prior to the effective time). As of the date of this joint proxy statement/prospectus, SunLink does not expect its Cash and Cash Equivalents to exceed $7,500,000 as of the closing of the merger.
No fractional shares of Regional common stock or Regional Series D preferred stock will be issued in the merger. In lieu of issuing fractional shares of Regional common stock or Regional Series D preferred stock that would otherwise be issued as part of the merger consideration, cash (without interest) will be paid as described in this joint proxy statement/prospectus. The merger consideration will not be deliverable with respect to (i) shares of SunLink common stock outstanding immediately prior to the effective time and that are held by any shareholder or beneficial owner who is entitled to, has properly exercised, and not withdrawn or waived, dissenters rights with respect to such shares in accordance with, and who complies in all respects with, Title 14, Chapter 2, Article 13 of the GBCC or (ii) shares of SunLink common stock that are held in treasury of SunLink and any shares of SunLink Common Stock owned by any Subsidiary (as defined in the merger agreement) of SunLink immediately prior to the effective time (collectively, the “excluded shares”). For more details on the merger consideration, see “The Merger Agreement-Merger Consideration.” U.S. holders (as defined in the accompanying joint proxy statement/prospectus) of SunLink common stock are generally not expected to recognize gain or loss for U.S. federal income tax purposes as a result of the merger, except with respect to any cash received in lieu of fractional shares of Regional common stock and cash received in lieu of fractional shares of Regional Series D preferred stock. See “Material U.S. Federal Income Tax Consequences of the Merger” for a more complete discussion of the U.S. federal income tax consequences of the merger.

Pursuant to the terms and conditions of the merger agreement, SunLink may pay, declare or set aside, as applicable, one or two SunLink special cash dividends. Subject to adjustment pursuant to the terms and conditions of the merger agreement for Regional Debt Distress, the SunLink special cash dividends is an amount not to exceed in the aggregate the sum of (i) $705,000, plus (ii) an amount, if any, by which the sum of the SunLink Cash and Cash Equivalents is in excess of $6,000,000 calculated within a period of five days prior to the closing of the merger; provided that in no event shall the total of such dividends exceed in the aggregate $1,000,000, subject to adjustment pursuant to the terms and conditions of the merger agreement.
If at any time within five days prior to or at closing, Regional has any Regional Debt Distress, SunLink may, in its sole discretion, terminate the merger agreement or, if not so terminated, the amounts “$7,500,000” and “$6,000,000” for SunLink Cash and Cash Equivalents shall each automatically be reduced where they appear herein by $250,000 for each Regional Facility subject to or affected by such Regional Debt Distress and the total of such amounts of such reductions shall be added to the amount of the SunLink special cash dividends to be provided by SunLink and no reduction shall be made in the merger consideration to be provided by Regional upon the closing of the merger on account of any of the foregoing. For more information, see the section entitled “The Merger Agreement-Merger Consideration” beginning on page 201.
Treatment of SunLink Equity Awards (page 203)
Prior to the effective time, the SunLink Board or the compensation committee thereof administering the SunLink Stock Plans shall authorize and direct SunLink management to ensure by agreement with the option holders or otherwise that (i) the number of shares of SunLink common stock issued after the date hereof and prior to the effective time upon the exercise of outstanding SunLink equity awards under the SunLink Stock Plans shall not exceed that number which would cause the total number of shares of SunLink common stock outstanding to exceed 7,050,000 without the prior written consent of Regional and (ii) each SunLink equity award that is outstanding and unexercised as of the effective time shall cease to represent a SunLink equity award with respect to SunLink common stock and shall be cancelled as of the effective time.
Effective as of the effective time, each SunLink equity award that is then outstanding and unexercised shall, by virtue of the merger and without any action on the part of the holder thereof, cease to represent a SunLink equity award with respect to SunLink common stock and shall thereafter automatically be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.
Regional’s Reasons for the Merger; Recommendation of the Regional Board of Directors (page 172)
The Regional Board has determined that the transaction documents to which Regional is a party and the transactions contemplated thereby are advisable and fair to, and in the best interests of, Regional and its shareholders, approved the transaction documents to which Regional is a party and the transactions contemplated thereby and recommends that Regional shareholders vote “FOR” the Regional merger proposal, “FOR” the Regional share issuance proposal and “FOR” the Regional adjournment proposal. For the factors considered by the Regional Board in reaching its decision to approve the transaction documents and to recommend the Regional merger proposal and the Regional share issuance proposal to the Regional shareholders, see “The Merger-Regional’s Reasons for the Merger; Recommendation of the Regional Board of Directors.”
Interests of Regional Directors and Executive Officers in the Merger (page 189)
When considering the recommendation of the Regional Board with respect to the Regional merger proposal and the Regional share issuance proposal, Regional shareholders should be aware that certain of Regional’s directors and executive officers may be deemed to have interests in the merger and the transactions contemplated thereby that are different from, or in addition to, those of Regional shareholders. These interests may present such persons with actual or potential conflicts of interest. The Regional Board was aware of these interests during the deliberations of the merits of the merger, and the transactions contemplated thereby, and in deciding to recommend that you vote for each of the Regional merger proposal, the Regional share issuance proposal and the Regional adjournment proposal.
For more information, see the section entitled “The Merger-Interests of Regional Directors and Executive Officers in the Merger.”

SunLink’s Reasons for the Merger; Recommendation of the SunLink Board of Directors (page 174)
The SunLink Board has unanimously determined that the transaction documents and the transactions contemplated thereby, including the merger, are advisable and fair to, and in the best interests of, SunLink and its shareholders, approved and declared advisable the transaction documents and the transactions contemplated thereby, including the merger, and unanimously recommends that holders of shares of SunLink common stock vote “FOR” the SunLink merger proposal, “FOR” the SunLink advisory compensation proposal and “FOR” the SunLink adjournment proposal. For the factors considered by the SunLink Board in reaching its decision to approve the transaction documents and to recommend the SunLink merger proposal and the SunLink advisory compensation proposal to the SunLink shareholders, see “The Merger-SunLink’s Reasons for the Merger; Recommendation of the SunLink Board of Directors.”
Opinion of SunLink Strategic Planning Committee’s Financial Advisor (page 176)
The Lenox Group was retained by the SunLink strategic planning committee to perform a valuation analysis in connection with the merger and, upon the SunLink strategic planning committee’s request, to render its fairness opinion to the SunLink strategic planning committee in connection therewith.
At a meeting of the SunLink Board on November 15, 2024, The Lenox Group rendered its oral opinion, to the SunLink strategic planning committee and to the SunLink Board to the effect that, as of November 12, 2024 and based upon and subject to, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by The Lenox Group in connection with the opinion (which are stated in its written opinion), the merger consideration was fair to the holders of SunLink shares from a financial point of view.
In light of the passage of time, the suspension of Regional’s common stock from trading on the NYSE American, and the entry of SunLink and Regional into the merger agreement, SunLink elected to have The Lenox Group update the effective date of The Lenox Group’s opinion to a later date. The Lenox Group updated its analysis and again rendered its oral opinion, to the SunLink strategic planning committee and the SunLink Board on April 8, 2025, that as of March 4, 2025 and based upon and subject to, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by The Lenox Group in connection with the opinion (which are stated in its written opinion), the merger consideration was fair to the holders of SunLink shares from a financial point of view, and subsequently confirmed its oral opinion in a written opinion dated March 4, 2025. For purposes of The Lenox Group’s analysis and opinion dated as of March 4, 2025, in the form originally delivered to the SunLink strategic planning committee and the SunLink Board, The Lenox Group increased the merger consideration for, and included as part of the merger consideration, the amount of an anticipated SunLink special cash dividend equal to $0.10 per share of SunLink common stock.
At SunLink’s request, The Lenox Group subsequently revised its analysis and written opinion dated March 4, 2025, so that such analysis and opinion did not include the amount of any anticipated SunLink special cash dividend as part of the merger consideration in determining whether the merger consideration was fair to the holders of SunLink shares from a financial point of view. The Lenox Group’s written opinion dated March 4, 2025 (as revised), provides that, as of March 4, 2025 and based upon and subject to, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by The Lenox Group in connection with the opinion (which are stated in its written opinion), the merger consideration (which does not include the amount of any anticipated SunLink special cash dividend) was fair to the holders of SunLink shares from a financial point of view.
The full text of The Lenox Group’s written opinion delivered to the SunLink strategic planning committee and the SunLink Board, dated March 4, 2025 (as revised), is attached as Annex D to this joint proxy statement/prospectus and incorporated herein by reference. The Lenox Group’s written opinion has been provided by The Lenox Group at the request of the SunLink strategic planning committee and is subject to, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by The Lenox Group in connection with the opinion (which are stated therein). You are encouraged to read The Lenox Group’s written opinion carefully and in its entirety. The Lenox Group provided its opinion to the SunLink strategic planning committee and the SunLink Board, in its capacity as such, in connection with and for purposes of its evaluation of the merger only and The Lenox Group’s opinion does not constitute a recommendation as to any action the SunLink strategic planning committee or the SunLink Board should take with respect to the merger or how any SunLink shareholder should vote or act with respect to the merger or any other matter. The summary of The Lenox Group opinion contained in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of The Lenox Group’s written opinion.
Interests of SunLink Directors and Executive Officers in the Merger (page 189)
When considering the recommendation of the SunLink Board with respect to the SunLink merger proposal and the SunLink advisory compensation proposal, holders of shares of SunLink common stock should be aware that certain of SunLink’s directors and executive officers may be deemed to have interests in the merger and the transactions contemplated thereby that are different from, or in addition to, those of holders of shares of SunLink common stock. These interests may present such persons with actual or potential conflicts of interest. The SunLink Board and the SunLink strategic planning committee were aware of these interests during the deliberations of the merits of the merger, and in deciding to recommend that you vote for each of the SunLink merger proposal and the SunLink advisory compensation proposal and the SunLink adjournment proposal.
For more information, see the section entitled “The Merger-Interests of SunLink Directors and Executive Officers in the Merger.”
Certain Effects of the Merger (page 197)
Based on the number of shares of SunLink common stock outstanding as of the SunLink record date and assuming no exercise by SunLink shareholders of any appraisal rights and assuming no Anti-dilution Adjustments, Regional expects to issue approximately 1,595,400 shares of Regional common stock to SunLink shareholders pursuant to the merger and 100,000 shares of Regional common stock to Mr. Robert Thornton pursuant to an employment agreement to be entered into between Mr. Thornton and Regional at the closing of the merger. The Regional Series D preferred stock is convertible at any time into Regional common stock at an initial exchange ratio of 1.1330 share of Regional common stock for every three shares of Regional Series D preferred stock. If a National Market Listing (as defined in the Regional articles of amendment) of the Regional common stock is not achieved by Regional on or before the First Milestone Date, the Second Milestone Date, the Third Milestone Date or the Fourth Milestone Date, then on the First Milestone Date the conversion ratio shall automatically be reduced, and on each succeeding Milestone Date automatically further reduced, by one-half of a share of Regional Series D preferred stock in the number of shares of Regional Series D preferred stock required for conversion into a share of Regional common stock. Each such reduction on any such Milestone Date once occurring shall not lapse or be subject to any correction event (as defined in the Regional articles of amendment).
The actual number of shares of Regional common stock to be issued and reserved for issuance pursuant to the merger will be determined at completion of the merger based on the exchange ratio, the conversion ratio, the number of shares of SunLink common stock outstanding at that time, and the number of additional shares of Regional Series D preferred stock issued, if any, as a result of any cash surplus, as such may be adjusted for any Regional Debt Distress. Based on the number of shares of SunLink common stock outstanding as of the SunLink record date, the number of shares of Regional common stock outstanding as of the Regional record date and 100,000 shares of Regional common stock to be issued to Mr. Robert Thornton, and assuming the absence of any exercise of appraisal rights and the absence of any Anti-dilution Adjustments, it is expected that, immediately after completion of the merger, former SunLink shareholders will own approximately 43.06% of the outstanding Regional common stock. For more information, see “The Merger-Certain Effects of the Merger.”
Regulatory Approvals (page 196)
In Louisiana, a pharmacy permit is not transferable. A new application is required to be filed and new permit obtained when a change in the identity of the business entity which directly holds the permit has occurred or there is a change in the entity’s FEIN. The new owner must submit an application to the Board of Pharmacy (the “Pharmacy Board”) no less than 15 days prior to the transfer of ownership interests of the business. An application for a new pharmacy permit must include the direct and first indirect level of ownership information. Any change in the first indirect level of ownership of 20 percent or more must be reported to the Pharmacy Board within 30 days of the change. For purposes of this regulation, a direct owner is the legal entity or natural individuals that hold direct ownership of the permit. The first indirect owner is the legal entity or natural individuals that hold ownership of the direct owner. Any change in the first indirect level of ownership of 20 percent or more must be reported to the Pharmacy Board within 30 days of the change. Receipt of such new pharmacy permit is not a condition under the merger agreement to the closing of the merger.
Regional and SunLink do not expect the completion of the acquisition of SunLink by Regional to be subject to other notifications or receipts of other regulatory approvals.
Timing of the Merger (page 195)
Regional and SunLink are working to complete the merger in the summer of 2025, unless terminated in accordance with the merger agreement or otherwise agreed. The parties determined that a closing in the summer of 2025 would be beneficial to the companies and their respective shareholders. Additionally, Regional and SunLink considered that a closing in the summer of 2025 would ensure an orderly transition of governance and ownership at Regional to the benefit of the public shareholders. For more information regarding the factors considered by Regional and SunLink in determining the target closing date, see “The Merger-Background of the Merger,” “The Merger-Regional’s Reasons for the Merger; Recommendation of the Regional Board of Directors” and “The Merger-SunLink’s Reasons for the Merger; Recommendation of the SunLink Board of Directors.”
The merger is subject to various conditions, and it is possible that factors outside the control of Regional and SunLink could result in the merger being completed at a later time, or not at all. As a result of the delayed closing, there may be a substantial amount of time between the respective Regional special meeting and SunLink special meeting and the completion of the merger. During this time, the market price of Regional common stock may fluctuate and it is therefore impossible to accurately predict the value of the Regional common stock consideration that SunLink shareholders will receive. Additionally, the delayed closing heightens the risk that a change in applicable law may occur during the interim period which adversely affects the merger, including the intended tax treatment thereof. Many of these factors are beyond Regional’s and SunLink’s control. For more information, see “Risk Factors-Risks Related to the Merger.”
Conditions to the Merger (page 222)
The completion of the merger depends on a number of conditions being satisfied or (to the extent permitted) waived, including:
•	the approval of the SunLink merger proposal by the affirmative vote of the holders of a majority of the shares of SunLink common stock outstanding and entitled to vote at the SunLink special meeting;
•
the approval of the Regional merger proposal and the Regional share issuance proposal by the affirmative vote of the holders of a majority of all the outstanding shares of Regional common stock entitled to vote on the proposal at the Regional special meeting;

•
no governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order or law which is in effect and which has the effect of making the merger illegal or otherwise prohibiting consummation of the merger or imposing, individually or in the aggregate, a burdensome condition;

•
the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part shall have been declared effective by the SEC under the Securities Act and shall not be the subject of any stop order or pending or threatened (in writing) action seeking a stop order; and

•
the shares of Regional common stock and Regional Series D preferred stock issuable pursuant to the merger shall have either (i) been authorized for trading on the OTC upon official notice of issuance or (ii) been authorized for listing on the NYSE American upon official notice of issuance.

The respective obligation of each party to close also is conditioned on the satisfaction or waiver of the following conditions (among other things): (i) the other party’s representations and warranties being true and correct (subject to certain materiality and material adverse effect qualifications), (ii) the other party having performed in all material respects its obligations under the merger agreement, (iii) the shares of Regional common stock and Regional Series D preferred stock issuable pursuant to the merger shall either (a) have been authorized for trading on the OTC or (b) have been authorized for listing on the NYSE American, (iv) in the case of SunLink’s obligation to close, (a) at least five days prior to the closing date of the merger, Regional shall have entered into one or more valid and binding repurchase agreements with holders of Regional Series B preferred stock requiring, conditioned upon consummation of the closing of the merger, Regional to purchase from such holders and such holders to sell to Regional not fewer than 500,000 shares of Regional Series B preferred stock on or within five business days after the closing date, and (b) the absence of any Regional Debt Distress, and (c) the holders of not more than 2,000,000 shares of SunLink common stock having properly exercised (excluding directors and officers of SunLink and its subsidiaries), and not withdrawn or waived, dissenters’ rights with respect to their SunLink common stock; and (v) in the case of Regional’s obligation to close, (a) SunLink shall have SunLink Cash and Cash Equivalents (as defined in the merger agreement), calculated within a period of five days immediately preceding the closing date of the merger, in an amount equal to or greater than $6,000,000 (subject to adjustment as provided by the merger agreement), (b) SunLink’s pharmacy segment shall have Pharmacy Working Capital (as defined in the merger agreement) (exclusive of SunLink Cash and Cash Equivalents of the pharmacy segment) in an aggregate amount equal to or greater than $2,500,000, and (c) as of the closing date of the merger, there shall be no more than 7,050,000 shares of SunLink common stock issued and outstanding.
For more information, see the section entitled “The Merger Agreement-Conditions to the Merger.”
Termination (page 223)
The merger agreement may be terminated at any time prior to the effective time, as applicable, as follows:
•	By mutual written consent of Regional and SunLink;
•	By either Regional or SunLink:
○
If any order or law preventing the consummation of the merger is in effect, or prohibits, makes illegal or enjoins the consummation of the merger and has become final and non-appealable, in each case such that the condition set forth in the merger agreement stating that there shall be no injunctions cannot be satisfied; provided that the right to terminate the merger agreement will not be available to any party that has not complied in all material respects with its obligations taken as a whole under the merger agreement;

○	If the effective time has not occurred by the termination date;
○	Pursuant to the SunLink vote termination right; or
○	pursuant to the Regional vote termination right.
•	By Regional:
○	Pursuant to the SunLink change of board recommendation termination right;
○	Pursuant to the SunLink breach termination right; or
○	Pursuant to the SunLink capital termination right.
•	By SunLink:
○	Pursuant to the SunLink superior proposal termination right;
○	Pursuant to the Regional change of board recommendation termination right;
○	Pursuant to the Regional breach termination right; or
○	Pursuant to the Regional capital termination right.
Reimbursement Fee (page 224)
Upon termination of the merger agreement under specified circumstances, including termination (i) by Regional pursuant to the SunLink change of board recommendation termination right or the SunLink breach termination right or (ii) by SunLink pursuant to the SunLink superior proposal termination right, in each case subject to the terms and conditions of the merger agreement, then SunLink shall reimburse Regional for all reasonable out-of-pocket fees and expenses incurred or paid by Regional in connection with the negotiation of the merger agreement or the consummation of any of the transactions contemplated by the merger agreement not to exceed $250,000.

In addition, upon termination of the merger agreement by SunLink pursuant to the Regional change of board recommendation termination right or the Regional breach termination right, then Regional shall reimburse SunLink for all reasonable out-of-pocket fees and expenses incurred or paid by SunLink in connection with the negotiation of the merger agreement or the consummation of any of the transactions contemplated by the merger agreement not to exceed $250,000.
Accounting Treatment (page 196)
Regional prepares its financial statements in accordance with accounting principles generally accepted in the United States of America. The merger will be accounted for using the acquisition method of accounting. Regional will be treated as the acquirer for accounting purposes.
Trading or Listing of Regional Common Stock and Regional Series D Preferred Stock in the Merger (page 196)
It is a condition to the completion of the merger that the Regional common stock and Regional Series D preferred stock issuable in connection with the merger shall have either (i) been authorized for trading on the over-the-counter (“OTC”) markets upon official notice of issuance or (ii) have been authorized for listing on the NYSE American upon official notice of issuance. Regional shall use reasonable best efforts to cause the Regional common stock to be issued in the merger to be approved for (i) trading on the OTC prior to the effective time of the merger, and thereafter (ii) for listing on NYSE American until such listing is achieved. Regional shall use reasonable best efforts to cause the Regional Series D preferred stock to be issued in the merger to be approved for trading on the OTC within sixty days after the effective time of the merger. If the merger is completed, shares of SunLink common stock will no longer be listed on NYSE American and will be deregistered under the Exchange Act.
If the Regional Series D preferred stock is qualified on the OTCQB, on which the Regional common stock, Regional Series A preferred stock Regional Series B preferred stock is currently traded, the OTCQB does not qualify as a national stock exchange for purposes of the exemption from appraisal rights under the GBCC.
The OTCQB does not qualify as a National Market Listing (as defined in the Regional articles of amendment). If a National Market Listing of the Regional common stock is not achieved by Regional on or before the First Milestone Date, the Second Milestone Date, the Third Milestone Date or the Fourth Milestone Date, then on the First Milestone Date the conversion ratio shall automatically be reduced, and on each succeeding Milestone Date automatically further reduced, by one-half of a share of Regional Series D preferred stock in the number of shares of Regional Series D preferred stock required for conversion into a share of Regional common stock.
Delisting and Deregistration of SunLink Common Stock (page 197)
Pursuant to the merger agreement, SunLink shall cooperate with Regional and use reasonable best efforts to take, or cause to be taken, such actions, and do or cause to be done such things, as requested by Regional that are reasonably necessary, proper or advisable on its part under applicable law and rules and policies of NYSE American to enable the delisting by Regional of the shares of SunLink common stock from NYSE American and the deregistration of the shares of SunLink common stock under the Exchange Act as promptly as practicable after the effective time, and in any event no more than ten days after the effective time.
Dissenters’ Rights (page 197)
Under Georgia law, holders of shares of Regional common stock are not entitled to dissenters’ or appraisal rights in connection with the merger as contemplated by the merger agreement.
Holders of shares of SunLink common stock may be entitled to dissenters’ or appraisal rights in connection with the merger as contemplated by the merger agreement. Under Georgia law, SunLink shareholders would not have dissenters’ or appraisal rights with respect to the merger if the Regional common stock and Regional Series D preferred stock is listed on a national securities exchange as of the effective date of the merger or if the SunLink common stock is held of record by more than 2,000 shareholders as of the effective date of the merger. The OTCQB does not qualify as a national stock exchange under Section 14-2-1302 of the GBCC. Further, the number of shareholders of record of the SunLink common stock was 214 as of the SunLink record date.

Accordingly, absent the listing of the Regional common stock and the Regional Series D preferred stock on a national securities exchange and absent another applicable exception, SunLink shareholders will have appraisal rights. The rights of a shareholder of SunLink to dissent to the merger and to receive the fair value of their SunLink common stock in cash are explained in detail under the heading “The Merger—Dissenters’ Rights” beginning on page 197. Absent an applicable exception, under the GBCC, a shareholder is entitled to dissent from, and obtain the fair value in cash of his or her shares in connection with mergers, share exchanges, sales, or exchanges of all or substantially all of the corporation’s property other than in the usual and regular course of business and amendments to the corporation’s articles of incorporation.
As contemplated by the merger agreement, holders of not more than 2,000,000 shares of SunLink common stock (excluding directors and officers of SunLink and its subsidiaries) who are entitled to, must not have properly exercised, and not withdrawn or waived, dissenters’ rights with respect to their SunLink common stock in accordance with the GBCC prior to the effective time of the merger.
For more information, see “The Merger-Dissenters’ Rights.”
Material U.S. Federal Income Tax Consequences of the Merger (page 230)
SunLink and Regional intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. On the basis that the merger qualifies as a “reorganization” within the meaning of Section 368(a), a U.S. holder (as defined under “Material U.S. Federal Income Tax Consequences of the Merger”) of SunLink common stock who receives solely shares of Regional common stock and Regional Series D preferred stock (or receives Regional common stock and Regional Series D preferred stock and cash solely in lieu of a fractional share) in exchange for shares of SunLink common stock generally will not recognize any gain or loss upon the merger, except with respect to the cash received in lieu of a fractional share of Regional common stock and Regional Series D preferred stock.
Pursuant to the terms and conditions of the merger agreement, SunLink may pay, declare or set aside, as applicable, one or two SunLink special cash dividends to holders of SunLink common stock. SunLink intends to take the position that any amount paid with respect to the SunLink special cash dividends is treated as a distribution with respect to SunLink common stock, and not as consideration in the merger. Although SunLink believes its position with respect to the SunLink special cash dividends is correct, the IRS may take a contrary position, and to the extent the IRS were to prevail, the amount paid as the SunLink special cash dividends would be treated as additional cash received in connection with the merger, and not as a distribution as described in the succeeding paragraph.
Assuming the SunLink special cash dividends are treated as a distribution with respect to SunLink common stock, the gross amount paid to a holder of SunLink common stock will be characterized as dividend income to the extent paid out of SunLink’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). SunLink does not expect to be able to determine the amount of its current and accumulated earnings and profits by the time required for supplying Form 1099-DIV to shareholders, and so anticipates that it will be required to report the entire amount of the SunLink special cash dividends as a taxable dividend for U.S. federal income tax purposes.
Please carefully review the information set forth in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” for a discussion of the U.S. federal income tax consequences of the merger. Please consult your own tax advisors as to the specific tax consequences to you of the merger.
The Regional Special Meeting (page 233)
The Regional special meeting will be held in person at 1050 Crown Pointe Parkway, Atlanta, Georgia 30338, at 10:00 a.m., Eastern time, on July 29, 2025.
At the Regional special meeting, Regional shareholders will be asked to consider and vote upon the following matters:
1.	the Regional merger proposal;
2.	the Regional share issuance proposal; and
3.	the Regional adjournment proposal.

Completion of the merger is conditioned on Regional shareholders approving the Regional merger proposal and the Regional share issuance proposal. Approval of the Regional adjournment proposal is not a condition to the completion of the merger.
The Regional Board has fixed the close of business on June 20, 2025 as the record date for the Regional special meeting. Only holders of record of Regional common stock as of the close of business on the Regional record date for the Regional special meeting are entitled to notice of, and to vote at, the Regional special meeting or any adjournment or postponement thereof. Holders of Regional common stock are entitled to one vote per share. The holders of shares of Regional Series A preferred stock and Regional Series B preferred stock are not being asked to vote, and are not entitled to any voting powers, on the proposals to be presented at the Regional special meeting because such votes are not required by the Regional articles of incorporation, the Regional bylaws or the laws of the State of Georgia.
Approval of the Regional merger proposal and Regional share issuance proposal requires the affirmative vote of the holders of a majority of all the outstanding shares of Regional common stock entitled to vote on the proposal at the Regional special meeting. Approval of the Regional adjournment proposal requires the affirmative vote of a majority of the voting shares of Regional common stock represented at the Regional special meeting.
As of the close of business on the Regional record date, Regional’s directors and executive officers and their affiliates beneficially owned and were entitled to vote approximately 327,259 shares of Regional common stock, or approximately 14.6% of the shares of Regional common stock outstanding on that date. Pursuant to the Regional support and lock-up agreement, Regional expects certain of its directors and executive officers to vote their shares of Regional common stock in favor of the Regional merger proposal, the Regional share issuance proposal and the Regional adjournment proposal at the Regional special meeting.
For more information, see “The Regional Special Meeting.”
The SunLink Special Meeting (page 238)
The SunLink special meeting will be held in person at Hyatt House Hotel, 3595 Cumberland Blvd., Atlanta, Georgia 30339, at 10:00 a.m., Eastern time, on July 29, 2025.
At the SunLink special meeting, holders of shares of SunLink common stock will be asked to consider and vote upon the following matters:
1.	the SunLink merger proposal;
2.	the SunLink advisory compensation proposal; and
3.	the SunLink adjournment proposal.
Completion of the merger is conditioned on the requisite holders of shares of SunLink common stock approving the SunLink merger proposal. The completion of the merger is not conditioned on the approval of the SunLink advisory compensation proposal or the SunLink adjournment proposal.
The SunLink Board has fixed the close of business on June 20, 2025 as the record date. Only holders of record of SunLink common stock as of the close of business on the SunLink record date are entitled to receive notice of, and to vote at, the SunLink special meeting or any adjournment or postponement thereof. As of the close of business on the SunLink record date, there were 7,040,603 shares of SunLink common stock outstanding and entitled to vote at the SunLink special meeting, held by approximately 214 holders of record. Holders of SunLink common stock are entitled to one vote per share.
SunLink’s bylaws provide that the holders of one third (1/3) of the voting power of all outstanding shares of capital stock of SunLink entitled to vote on a matter present or represented by proxy will constitute a quorum for the transaction of business at the SunLink special meeting. Abstentions will count for the purpose of determining the presence of a quorum for the transaction of business at the SunLink special meeting. Shares of SunLink common stock held in “street name” with respect to which the beneficial owner fails to give voting instructions to the broker, bank, nominee, or other holder of record, will not be deemed present at the SunLink special meeting for the purpose of determining the presence of a quorum. Failure of a quorum to be present at the SunLink special meeting will necessitate an adjournment or postponement of the meeting and will subject SunLink to additional expense.

Approval of the SunLink merger proposal requires the affirmative vote of the holders of a majority of the shares of SunLink common stock outstanding and entitled to vote at the SunLink special meeting. Approval of the SunLink advisory compensation proposal requires the affirmative vote of the holders of a majority of the total shares of SunLink common stock present at the SunLink special meeting or represented by proxy and voting on the matter at the SunLink special meeting. Approval of the SunLink adjournment proposal requires the affirmative vote of the holders of a majority of the total shares of SunLink common stock present at the SunLink special meeting or represented by proxy and voting on the matter at the SunLink special meeting.
As of the close of business on the SunLink record date, SunLink’s directors and executive officers and their affiliates beneficially owned and were entitled to vote approximately 1,641,480 shares of SunLink common stock, or approximately 23.3% of the shares of SunLink common stock outstanding on that date. Pursuant to the SunLink support and lock-up agreement, SunLink expects certain of its directors and executive officers to vote their shares of SunLink common stock in favor of the SunLink merger proposal, the SunLink advisory compensation proposal and the SunLink adjournment proposal at the SunLink special meeting.
It is currently expected that all other SunLink directors and executive officers also will vote their shares of SunLink common stock in favor of each of the proposals to be considered and voted on at the SunLink special meeting.
For more information, see “The SunLink Special Meeting.”
Other Agreements Related to the Merger (page 226)
Regional Support and Lock-Up Agreement
In connection with the transactions contemplated by the merger agreement, on January 3, 2025, the Supporting Regional Shareholders entered into the Regional support and lock-up agreement pursuant to which the Supporting Regional Shareholders agreed to vote, at the Regional special meeting, shares of Regional common stock owned by them representing approximately 13.5% of the aggregate voting power of such shares as of the Regional record date, (i) in favor of the adoption of the merger agreement and transactions contemplated thereby, including the merger, (ii) in any other circumstances upon which a resolution or other approval is required under the organizational documents of Regional or otherwise sought with respect to the merger agreement or the transactions contemplated thereby, including the merger, in each case, to the extent necessary to consummate the transactions contemplated thereby, to vote, consent or approve, (iii) against and withhold consent with respect to any merger, purchase of all or substantially all of Regional’s assets or other business combination transaction (other than the merger agreement and transactions contemplated thereby, including the merger), and (iv) against any proposal, action or agreement that would reasonably be expected to (A) impede, frustrate, prevent or nullify any provision of the Regional support and lock-up agreement, the merger agreement, the merger or the other transactions contemplated thereby, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Regional under the merger agreement, (C) result in any of the conditions set forth in Article VI of the merger agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Regional (provided, however, that the foregoing shall not apply to the establishment by Regional of the Regional Series D preferred stock or the issuance of the merger consideration). The Supporting Regional Stockholders are Brent S. Morrison, Paul O’Sullivan, Kenneth Taylor and David Tenwick. For more details on the Regional support and lock-up agreement, see “Other Agreements Related to the Merger-Regional Support and Lock-Up Agreement.”
SunLink Support and Lock-Up Agreement
In addition, on January 3, 2025, in connection with the transactions contemplated by the merger agreement, the Supporting SunLink Shareholders entered into the SunLink support and lock-up agreement pursuant to which the Supporting SunLink Shareholders agreed to vote, at the SunLink special meeting, shares of SunLink common stock owned by them representing approximately 23.3% of the aggregate voting power of such shares as of the SunLink record date, (i) in favor of the adoption of the merger agreement and transactions contemplated thereby, including the merger, (ii) in any other circumstances upon which a resolution or other approval is required under the organizational documents of SunLink or otherwise sought with respect to the merger agreement or the transactions contemplated thereby, including the merger, in each case, to the extent necessary to consummate the transactions contemplated thereby, to vote, consent or approve, (iii) against and withhold consent with respect to any merger, purchase of all or substantially all of SunLink’s assets or other business combination transaction (other than the merger agreement and transactions contemplated thereby, including the merger), and (iv) against any proposal, action or agreement that would reasonably be expected to (A) impede, frustrate, prevent or nullify any provision of the Regional support and lock-up agreement, the merger agreement, the merger or the other transactions contemplated thereby, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of SunLink under the merger agreement, (C) result in any of the conditions set forth in Article VI of the merger agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, SunLink. The Supporting SunLink Stockholders are Robert M. Thornton, Jr., Mark J. Stockslager, Steven J. Baileys, Gene E. Burleson, and C. Michael Ford. For more details on the Regional support and lock-up agreement, see “Other Agreements Related to the Merger-SunLink Support and Lock-Up Agreement.”
Additional Transaction Agreements
In connection with the merger agreement and the transactions thereunder, Regional will enter into the Morrison amended and restated employment agreement with Brent S. Morrison. The Morrison amended and restated employment agreement shall amend and restate in its entirety that certain Employment Agreement, dated July 1, 2021, by and between Mr. Morrison and Regional.
In connection with the merger agreement and the transactions thereunder, Regional will enter into the Thornton employment agreement with Robert M. Thornton. Pursuant to the Thornton employment agreement, Mr. Thornton will serve as Executive Vice President – Corporate Strategy of the combined company.
For more details on the Morrison amended and restated employment agreement and the Thornton employment agreement, see “Other Agreements Related to the Merger-Additional Transaction Agreements.”
Risk Factors (page 51)
In evaluating the merger agreement, the merger or the issuance of shares of Regional common stock and Regional Series D preferred stock, you should carefully read this joint proxy statement/prospectus and give special consideration to the factors discussed in the section entitled “Risk Factors” beginning on page 51.
Comparative Per Share Market Price Information
Market Prices
As noted above, the value of the merger consideration is highly dependent on the value of the Regional Series D preferred stock. The following table sets forth the closing price per share of Regional common stock and the closing price per share of SunLink common stock as reported on OTCQB and NYSE American, respectively; (i) as of March 4, 2025, the date of the analysis by SunLink’s financial advisor, The Lenox Group; (ii) as of April 14, 2025, the last trading day prior to public announcement of the merger by Regional and SunLink; and (iii) as of June 20, 2025, the most recent practicable trading day prior to the date of this joint proxy statement/prospectus for which this information was available. Over-the-market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. The tables below also show the estimated implied value of the merger consideration per share of SunLink common stock as of the same dates. The estimated implied value of the merger consideration in the tables below was calculated valuing the Regional Series D preferred stock on a “risked price” basis and a “unrisked price” basis, in each case as described below. Because the Regional Series D preferred stock is a newly issued security which is not yet listed or traded, there is no current market value for such stock.

Date	Regional Common Stock Closing Price Per Share	SunLink Common Stock Closing Price Per Share	RISKED PRICE(a)
			Implied Value of the Regional Common Stock Consideration to be received for each share of SunLink Common Stock(b)	Implied Value of the Regional Preferred Stock Consideration to be received for each share of SunLink Common Stock(c)	Implied Value of the Merger Consideration (Regional Common Stock Consideration plus Regional Preferred Stock Consideration) to be received for each share of SunLink Common Stock(d)
March 4, 2025	$1.17	$1.0188	$0.27	$1.11	$1.38
April 14, 2025	$1.85	$0.8482	$0.42	$1.11	$1.53
June 20, 2025	$2.60	$0.9831	$0.59	$1.11	$1.70

(a)
The “risked price” values the Regional Series D preferred stock to be received at its present value as of March 4, 2025, as calculated by The Lenox Group (which is $5.57 per share of Regional Series D preferred stock). The Lenox Group’s present value calculation was not updated subsequent to March 4, 2025. See “The Merger - Opinion of SunLink Strategic Planning Committee’s Financial Advisor - Valuation of the Merger Consideration.”

(b)	Equals the closing price per share of the Regional common stock as of the applicable date, multiplied by 0.2266 (which is 1.1330 divided by 5).
(c)
Equals the present value of one share of Regional Series D preferred stock as of March 4, 2025, as calculated by The Lenox Group (which is $5.57 per share of Regional Series D preferred stock), multiplied by 0.20.

(d)
Equals the sum of the implied value of the Regional common stock consideration to be received for each share of SunLink common stock plus the implied value of the Regional preferred stock consideration to be received for each share of SunLink common stock.

Date	Regional Common Stock Closing Price Per Share	SunLink Common Stock Closing Price Per Share	UNRISKED PRICE(e)
			Implied Value of the Regional Common Stock Consideration to be received for each share of SunLink Common Stock(f)	Implied Value of the Regional Preferred Stock Consideration to be received for each share of SunLink Common Stock(g)	Implied Value of the Merger Consideration (Regional Common Stock Consideration plus Regional Preferred Stock Consideration) to be received for each share of SunLink Common Stock(h)
March 4, 2025	$1.17	$1.0188	$0.27	$2.50	$2.77
April 14, 2025	$1.85	$0.8482	$0.42	$2.50	$2.92
June 20, 2025	$2.60	$0.9831	$0.59	$2.50	$3.09

(e)
The “unrisked price” values the Regional Series D preferred stock to be received at the stated value of the Regional Series D preferred stock based on its liquidation preference of $12.50 per share. At the time of The Lenox Group’s initial analysis as of November 12, 2024, the proposed liquidation preference was $8.50 per share of Regional Series D preferred stock. In subsequent negotiations with SunLink, Regional agreed to increase the liquidation preference from $8.50 to $12.50 per share of Regional Series D preferred stock. See “The Merger - Opinion of SunLink Strategic Planning Committee’s Financial Advisor - Valuation of the Merger Consideration.”

(f)	Equals the closing price per share of the Regional common stock as of the applicable date, multiplied by 0.2266 (which is 1.1330 divided by 5).
(g)	Equals the stated value of the Regional Series D preferred stock based on its liquidation preference of $12.50 per share, multiplied by 0.20.
(h)
Equals the sum of the implied value of the Regional common stock consideration to be received for each share of SunLink common stock plus the implied value of the Regional preferred stock consideration to be received for each share of SunLink common stock.

The market prices of shares of Regional common stock and SunLink common stock have fluctuated since the date of the announcement of the merger agreement and will continue to fluctuate from the date of this joint proxy statement/prospectus to the dates of the SunLink special meeting and the Regional special meeting and the date the merger is completed. No assurance can be given concerning the market prices of shares of Regional common stock and shares of SunLink common stock before completion of the merger or shares of Regional common stock after completion of the merger. Subject to an exception for circumstances involving a cash surplus, as may be adjusted for any Regional Debt Distress, the exchange ratio is fixed in the merger agreement, but the market price of shares of Regional common stock (and therefore a portion of the value of the merger consideration) when received by SunLink shareholders after the merger is completed could be greater than, less than or the same as shown in the table above. Accordingly, SunLink shareholders are advised to obtain current market quotations for shares of Regional common stock and shares of SunLink common stock and evaluate the valuation of the Regional Series D preferred stock in deciding whether to vote for approval and adoption of the merger agreement.
Dividends
Neither Regional nor SunLink, respectively, currently pays a regular dividend on their respective common stock and neither Regional nor SunLink has ever paid a dividend on their respective common stock. Under the terms of the merger agreement, SunLink may pay, declare, or set aside, as applicable, one or two SunLink special cash dividends. Subject to adjustment pursuant to the terms and conditions of the merger agreement for Regional Debt Distress, the SunLink special cash dividends is an amount not to exceed in the aggregate the sum of (i) $705,000, plus (ii) an amount, if any, by which the sum of the SunLink Cash and Cash Equivalents is in excess of $6,000,000 (subject to adjustment as provided by the merger agreement) calculated within a period of five days prior to the closing of the merger; provided that in no event shall the total of such dividends exceed in the aggregate $1,000,000, subject to adjustment pursuant to the terms and conditions of the merger agreement. As of the date of this joint proxy statement/prospectus, SunLink anticipates that the amount of such SunLink special cash dividend will be approximately $0.10 per SunLink share.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
The following unaudited pro forma condensed combined financial information and the accompanying notes (the “pro forma financial information”) are presented to illustrate the estimated effects of the merger between Regional and SunLink pursuant to the merger agreement. Regional will consolidate SunLink into its financial statements. This reflects the accounting treatment of the merger, where Regional is the acquirer and SunLink is the acquiree.
The following transactions are expected to occur in accordance with the merger agreement:
•	SunLink will merge with and into Regional, with Regional continuing as the surviving corporation.
•
At the effective time, each five shares of SunLink common stock, other than excluded shares, will be converted into the right to receive (i) 1.1330 shares of Regional common stock and (ii) subject to adjustment as set forth in the merger agreement, one share of Regional Series D preferred stock, and each SunLink equity award that is then outstanding and unexercised will be cancelled and will cease to exist and no consideration will be delivered in exchange for the SunLink equity award.

•
The number of shares of Regional Series D preferred stock is subject to adjustment pursuant to the terms and conditions of the merger agreement for the existence of any cash surplus, as such may be adjusted for any Regional Debt Distress, and the number of shares of Regional common stock and Regional Series D preferred stock each are subject to adjustment for any Anti-dilution Adjustments.

•
Upon consummation of the transactions contemplated by the merger agreement, it is expected that the current stockholders of Regional will own approximately 56.94% of the combined company, and the current stockholders of SunLink will own approximately 43.06% of the combined company assuming 100,000 shares of Regional common stock to be issued to Mr. Robert Thornton, and assuming the absence of any exercise of appraisal rights and the absence of any Anti-dilution Adjustments. Following the merger, the name of the combined company will remain “Regional Health Properties, Inc.”

The pro forma financial information has been prepared using the following assumptions:
•	The unaudited pro forma condensed combined balance sheet of the combined company as of December 31, 2024 assumes that the merger had occurred on December 31, 2024.
•
The unaudited pro forma condensed combined statement of operations of the combined company for the year ended December 31, 2023 and unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024 assumes that the merger had occurred on January 1, 2023, the beginning of the earliest period presented.

The pro forma financial information has been compiled using, and should be read in conjunction with the following:
•
The audited consolidated financial statements and notes of Regional as of and for the year ended December 31, 2023 included in the Form 10-K filed by Regional with the SEC on April 1, 2024 and the audited consolidated financial statements for the year ended December 31, 2024 included in the Form 10-K filed by Regional with the SEC on March 31, 2025, the latter of which are included elsewhere in this joint proxy statement/prospectus;

•
The audited consolidated financial statements and notes of SunLink for the twelve months ended June 30, 2024, are included in the Form 10-K filed by SunLink with the SEC on September 30, 2024. Unaudited consolidated financial statements for the six months ended December 31, 2024, and December 31, 2023, are included in the Forms 10-Q filed by SunLink with the SEC on February 12, 2025, and February 14, 2024, respectively. Certain of these financial statements are included elsewhere in this joint proxy statement/prospectus; and

•	The accompanying notes to the unaudited pro forma condensed combined financial information.
The pro forma financial information is for informational purposes only and is not necessarily indicative of what the actual consolidated results of operations and financial position of the combined company would have been had the merger taken place on the dates indicated, nor are they indicative of future consolidated results of operations or financial position of the combined company. The pro forma financial information is based on the information available to management at the time of preparation and assumptions that management believes are reasonable and supportable. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. It is likely that the actual adjustments upon the completion of the merger will differ from the pro forma adjustments, and it is possible the differences may be material.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of December 31, 2024
(in thousands)

	Regional Health Properties, Inc. (Historical)	SunLink Health Systems, Inc. (Historical)	Transaction Accounting Adjustments (Note 3)	Accounting Adjustment (Note 3)	Notes	Pro Forma Combined
Property and equipment, net	43,823	2,309	—	—		46,132
Cash	582	8,020	(705)	—	F	7,897
Restricted Cash	2,890	—	—	—		2,890
Receivables, net	6,258	2,831	—	—		9,089
Prepaids and other assets	633	1,589	—	—		2,222
Inventory	—	1,554	—	—		1,554
Intangible assets	4,125	1,180	—	—		5,305
ROU operating lease assets	2,154	389	—	—		2,543
Total Assets	60,465	17,872	(705)	—		77,632
Senior debt, net	49,721	—	—	—		49,721
Accounts Payable	3,695	1,151	431	—	A	5,277
Operating lease obligation	2,472	399	—	—		2,871
Accrued expenses and other liabilities	7,496	2,241	—	—		9,737
Total Liabilities	63,384	3,791	431	—		67,606
Common stock and APIC	63,173	14,268	(14,268)	—	E	66,847
			3,674		B
Preferred Stock - Series A	426	—	—	—		426
Preferred Stock - Series B	18,602	—	—	—		18,602
Preferred Stock - Series D	—	—	3,257	—	C	3,257
(Accumulated deficit) Retained Earnings	(85,120)	(187)	187	—	E	(79,106)
			(431)		A
			6,444		D
Total Equity	(2,919)	14,081	(1,136)		G	10,027
Total liabilities and stockholders’ equity	60,465	17,872	(705)	—		77,632

See accompanying notes to the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2023
(in thousands)

	Regional Health Properties, Inc. (Historical)	SunLink Health Systems, Inc. (Historical)	Transaction Accounting Adjustments (Note 3)	Accounting Adjustment (Note 3)	Notes	Pro Forma Combined
Revenues:
Patient care revenues	8,835	—	—	—		8,835
Rental revenues	7,069	—	—	—		7,069
Management fees	1,050	33,256	—	—		34,306
Other revenues	210	—	—	—		210
Total revenues	17,164	33,256				50,420
Expenses:
Cost of goods sold	—	19,216	—	—		19,216
Patient care expense	7,979	—	—	—		7,979
Facility rent expense	594	—	—	—		594
Cost of management fees	595	—	—	—		595
Depreciation and amortization	2,255	1,323	—	—		3,578
General and administrative expense	5,412	12,144	431	—	A	17,987
Credit loss expense	1,150	—	—	—		1,150
Other operating expenses	—	3,035	—	—		3,035
Total expenses	17,985	35,718	431	—		54,134
Income (Loss) from operations	(821)	(2,462)	(431)	—		(3,714)
Other (income) expense:
Interest expense, net	2,751	—	—	—		2,751
Gain on sale of assets	—	(17)	—	—		(17)
Gain on bargain purchase	—	—	(6,444)	—	D	(6,444)
Other expense (income), net	316	(135)	—	—		181
Total other expense, net	3,067	(152)	(6,444)	—		(3,529)
Earnings (loss) from continuing operations before income taxes	(3,888)	(2,310)	6,014	—		(184)
Income tax benefit	—	(1)	—	—		(1)
Earnings (loss) from continuing operations after income taxes	(3,888)	(2,309)	6,014	—		(183)
Net profit (loss)	(3,888)	(2,309)	6,014	—		(183)
Earnings (loss) from discontinued operations, net of income taxes	—	1,593	—	—		1,593
Net profit (loss) attributable to common stockholders	(3,888)	(790)	6,014	—		1,336
Net profit (loss) per share of common stock:
Basic:	(2.07)	(0.33)	—	—		(0.05)
Diluted:	(2.07)	(0.33)	—	—		(0.05)
Weighted average shares of common stock outstanding:
Basic:	1,877	7,041	—	1,595		3,472
Diluted:	1,877	7,041	—	1,595		3,472

See accompanying notes to the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2024
(in thousands)

	Regional Health Properties, Inc. (Historical)	SunLink Health Systems, Inc. (Historical)	Transaction Accounting Adjustments (Note 3)	Accounting Adjustment (Note 3)	Notes	Pro Forma Combined
Revenues:
Patient care revenues	11,273	—	—	—		11,273
Rental revenues	7,005	—	—	—		7,005
Management fees	—	31,233	—	—		31,233
Other revenues	57	—	—	—		57
Total revenues	18,335	31,233	—	—		49,568
Expenses:
Cost of goods sold	—	17,814	—	—		17,814
Patient care expense	9,442	—	—	—		9,442
Facility rent expense	594	—	—	—		594
Cost of management fees	—	—	—	—		—
Depreciation and amortization	2,062	1,392	—	—		3,454
General and administrative expense	5,408	12,800	—	—		18,208
Credit loss expense	668	—	—	—		668
Other operating expenses	—	2,961	—	—		2,961
Total expenses	18,174	34,967	—	—		53,141
Income (Loss) from operations	161	(3,734)	—	—		(3,573)
Other (income) expense:
Interest expense, net	2,710	42	—	—		2,752
Gain on sale of assets	—	(694)	—	—		(694)
Gain on bargain purchase	—	—	—	—		—
Other expense (income), net	669	(200)	—	—		469
Total other expense, net	3,379	(852)	—	—		2,527
Earnings (loss) from continuing operations before income taxes	(3,218)	(2,882)	—	—		(6,100)
Income tax benefit	—	(10)	—	—		(10)
Earnings (loss) from continuing operations after income taxes	(3,218)	(2,872)	—	—		(6,090)
Net profit (loss)	(3,218)	(2,872)	—	—		(6,090)
Earnings (loss) from discontinued operations, net of income taxes	—	1,593	—	—		1,593
Net profit (loss) attributable to common stockholders	(3,218)	(790)	—	—		(4,008)
Net profit (loss) per share of common stock:
Basic:	(1.73)	(0.41)	—	—		(1.76)
Diluted:	(1.73)	(0.41)	—	—		(1.76)
Weighted average shares of common stock outstanding:
Basic:	1,858	7,041	—	1,595		3,453
Diluted:	1,858	7,041	—	1,595		3,453

See accompanying notes to the unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Note 1 — Basis of Presentation
The pro forma financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release 33-10786 “Amendments to Financial disclosures about Acquired and Disposed Businesses” (“Article 11 of Regulation S-X”), and the assumptions set forth herein. The pro forma adjustments include transaction accounting adjustments, which reflect the application of required accounting for the merger and other transactions contemplated by the merger agreement. Article 11 of Regulation S-X permits presentation of reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Regional has elected not to present Management’s Adjustments as the specificity of the timing and nature of such items is still under evaluation as of the date of this joint proxy statement/prospectus.
Accounting for the Merger
The merger is accounted for as a business combination pursuant to Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”), where Regional, the legal acquiree, is determined to be the accounting acquirer of SunLink, based upon an evaluation of the following primary factors:
•
Immediately following the merger, former Regional shareholders are expected to hold 54.08% of the voting rights, and former SunLink shareholders are expected to hold 45.92% of the voting rights, assuming 100,000 shares of Regional common stock to be issued to Mr. Robert Thornton, and assuming the absence of any exercise of appraisal rights and the absence of any Anti-dilution Adjustments.

•	Regional surpasses SunLink in size as measured by enterprise value.
•
Following the merger, it is expected that the board of directors will initially consist of seven total directors. Two of these directors are to be designated by Regional, two of these directors will be designated by SunLink, two of these directors will be designated by mutual agreement of Regional and SunLink, and one of these directors will be placed on the board by the holders of Regional Series B preferred stock.

•
Regional’s existing senior management team will comprise the majority of the senior management of the combined company, but with the current Chief Financial Officer of SunLink serving as the Chief Financial Officer and principal financial officer of the combined company, and the current Chairman and Chief Executive Officer of SunLink serving as the Executive Vice President—Corporate Strategy of the combined company.

•	The combined company’s headquarters will be located at Regional’s headquarters, and the combined company’s name will be Regional Health Properties, Inc.
The assets and liabilities of SunLink on the closing date will be consolidated into Regional at their respective fair values, and the excess or shortfall of the purchase price consideration over the fair value of SunLink’s net assets will be recognized as goodwill or gain on bargain purchase, respectively. Fair value is defined in Accounting Standards Codification Topic 820, Fair Value Measurements and Disclosures (“ASC 820”) as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Fair value measurements can be highly subjective, and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.
Preliminary purchase price consideration
The acquirer’s stock price is used to measure the consideration transferred in the acquisition.
The preliminary expected consideration transferred is $6.9 million which is calculated as (a) the product of Regional’s closing bid stock price as of April 2, 2025 on the OTCQB and the amount of Regional common stock expected to be issued plus (b) the product of Regional Series D preferred stock shares expected to be issued and $2.31. Over-the-market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

The purchase price consideration applied in the pro forma financial information is preliminary and subject to modification based on the final purchase price, which includes any changes to the value of Regional’s stock. This will likely result in a difference from the preliminary purchase consideration calculated above, and that difference may be material. For example, with other assumptions held constant, an increase or decrease of 20% in the price per Regional’s common stock will produce the following purchase price consideration and the corresponding gain on bargain purchase (in thousands, except stock price):

	Regional common stock Share Price	Regional Series D preferred stock Share Price	Purchase Price	Gain on Bargain Purchase
As Presented	$2.30	$2.31	$6,932	$6,444
20% Increase	$2.76	$2.77	$8,315	$5,061
20% Decrease	$1.84	$1.85	$5,548	$7,828

Preliminary purchase price allocation
The allocation of the purchase price consideration, including any related tax effects, is preliminary and pending finalization of various estimates, inputs and analyses used in the valuation assessment of the specifically identifiable tangible and intangible assets acquired. This preliminary determination is subject to further assessment and adjustments pending additional information sharing between the parties, more detailed third-party appraisals, and other potential adjustments.
The unaudited pro forma condensed combined financial information reflects a gain on bargain purchase because the estimated fair value of the identifiable net assets acquired exceeds the estimated preliminary purchase price consideration. Since the pro forma financial information has been prepared based on preliminary estimates of consideration and fair values attributable to the business combination, the actual amounts eventually recorded may differ materially from the information presented, which may increase, reduce or eliminate the gain on bargain purchase.
The preliminary allocation of the purchase price consideration is as follows (in thousands):

Regional common stock issued to SunLink shareholders		$3,674
Regional Series D preferred stock issued to SunLink shareholders		3,257
Fair value of consideration transferred		$6,932
Property and equipment, net	$2,309
Cash	7,315
Receivables, net	2,831
Prepaids and other assets	1,589
Inventory	1,554
Intangible assets	1,180
ROU operating lease assets	389
Estimated fair value of total assets acquired	$17,167
Accounts Payable	1,151
Operating lease obligation	399
Accrued expenses and other liabilities	2,241
Estimated fair value of total liabilities assumed	$3,791
Estimated fair value of net assets acquired		$13,376
Gain on bargain purchase		($6,444)

Note 2 — Accounting Policies
Upon consummation of the merger, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when confirmed, could have a material impact on the combined financial statements of the combined company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information.

Note 3 — Pro Forma Adjustments
Explanations of the adjustments to the unaudited condensed combined pro financial statements are as follows:
Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2024
A Represents the accrual of transaction costs directly attributable to the merger that have been incurred or are expected to be incurred by Regional and SunLink.
B Reflects the issuance of shares of Regional common stock to SunLink shareholders
C Reflects the issuance of shares of Regional Series D preferred stock to SunLink shareholders
D Represents the gain realized from a bargain purchase in accordance with ASC 805 when the estimated fair value of the identifiable net assets acquired exceeds the estimated preliminary purchase price consideration. The preliminary purchase price consideration is primarily derived from Regional’s common stock price, which will continue to fluctuate from the date of this joint proxy statement/prospectus through the effective time, and the final fair value purchase price allocation may differ materially from the preliminary estimates. As a result, gain on bargain purchase may be increased, reduced or fully eliminated upon the consummation of the merger. Regional’s stock price used in determining the preliminary purchase price allocation was from a date prior to the filing of this joint proxy statement/prospectus. It is possible that such stock price has not fully reflected the information that was not previously publicly available, such as SunLink’s historical financial information or other information included in this joint proxy statement/prospectus.
E Cancellation of SunLink equity
F $.10 dividend paid to SunLink shareholders7
G Net adjustment to Stockholder’s Equity

	Retirement of SunLink Equity(1)	Fair Value of Purchase Price Consideration(2)	Estimated Transaction Costs(3)	Gain on bargain purchase(4)	Net Adjustment(5)
Common stock and APIC	(14,268)	3,674		—	(10,594)
Preferred Series D	—	3,257		—	3,257
Accumulated deficit	187	—	(431)	6,444	6,201
Total stockholders’ equity	$(14,081)	$6,932	$(431)	$6,444	$(1,136)G

(1)	To remove the historical equity of SunLink, the accounting acquiree, as a result of the merger.
(2)	To recognize the fair value of the purchase price consideration paid by Regional in the acquisition of SunLink. Refer to Note 1 for the components of the purchase price consideration.
(3)	Estimated transaction costs.
(4)	Amounts recognized as gain on bargain purchase, see E above.
(5)	Net adjustments to stockholder’s equity.
Unaudited Pro Forma Condensed Combined Statement of Operations as of December 31, 2023
A Represents the accrual of transaction costs directly attributable to the merger that have been incurred or are expected to be incurred by Regional and SunLink.
E Represents the gain realized from a bargain purchase in accordance with ASC 805 when the estimated fair value of the identifiable net assets acquired exceeds the estimated preliminary purchase price consideration. The preliminary purchase price consideration is derived from Regional’s stock price, which will continue to fluctuate from the date of this joint proxy statement/prospectus through the effective time, and the final fair value purchase price allocation may differ materially from the preliminary estimates. As a result, gain on bargain purchase may be increased, reduced or fully eliminated upon the consummation of the merger. Regional’s stock
[7]	The merger agreement refers to a second dividend that may be paid by SunLink as well.

price used in determining the preliminary purchase price allocation was from a date prior to the filing of this joint proxy statement/prospectus. It is possible that such stock price has not fully reflected the information that was not previously publicly available, such as SunLink’s historical financial information or other information included in this joint proxy statement/prospectus.
Note 4—Loss per Share
As the unaudited pro forma condensed combined statement of operations assumes that the merger had occurred at January 1, 2023, the beginning of the earliest period presented, the calculation of weighted average shares outstanding for basic and diluted earnings per share assumes that the shares issuable relating to the merger have been outstanding for the entirety of the period presented. As the combined company is in a pro forma net loss position, and all potentially dilutive securities were determined to be anti-dilutive, the combined company’s pro forma diluted net loss per share is the same as its pro forma basic net loss per share.
The table below presents the components of the pro forma earnings per share calculation (in thousands, except per share data):

	For the year ended December 31, 2023	For the year ended December 31, 2024
Pro Forma net loss	($183)	($6,090)
Basic Shares:
Regional historical weighted average shares outstanding	1,877	1,858
New Regional Issued to SunLink holders	1,595	1,595
Basic weighted average shares outstanding	3,472	3,453
Pro forma net loss per share, basic and diluted	($0.05)	($1.76)

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This joint proxy statement/prospectus contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Exchange Act. Such forward-looking statements can often, but not always, be identified by the use of words like “believe”, “continue”, “pattern”, “estimate”, “project”, “intend”, “anticipate”, “expect” and similar expressions or future or conditional verbs such as “will”, “would”, “should”, “could”, “might”, “can”, “may”, or similar expressions. These forward-looking statements include, but are not limited to, statements relating to the expected timing and benefits of the proposed merger between Regional and SunLink, including future financial and operating results, cost savings, enhanced revenues, and accretion/dilution to reported earnings that may be realized from the merger, as well as other statements of expectations regarding the merger, and other statements of Regional’s goals, intentions and expectations; statements regarding Regional’s business plan and growth strategies; estimates of Regional’s risks and future costs and benefits, whether with respect to the merger or otherwise; and the payment of one or two cash dividends by SunLink.
These forward-looking statements are subject to significant risks, assumptions and uncertainties that may cause results to differ materially from those set forth in forward-looking statements, including, among other things:
•	the risk that the businesses of Regional and SunLink will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;
•	expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame;
•	revenues following the merger may be lower than expected;
•	customer, vendor and employee relationships and business operations may be disrupted by the merger;
•	the ability to obtain required regulatory approvals or the approvals of Regional’s or SunLink’s shareholders, and the ability to complete the merger on the expected timeframe;
•	the costs and effects of litigation and the possible unexpected or adverse outcomes of such litigation;
•
the ability of Regional, SunLink and the combined company to meet the listing requirements or rules of the national securities exchange or the OTCQB, as applicable, and to qualify for and maintain the listing or trading, as applicable, of securities thereon;

•	possible changes in economic and business conditions;
•	the impacts of epidemics, pandemics or other infectious disease outbreaks;
•	the existence or exacerbation of general geopolitical instability and uncertainty;
•	possible changes in monetary and fiscal policies, and laws and regulations;
•	competitive factors in the healthcare industry;
•	Regional’s dependence on the operating success of its operators;
•	the amount of, and Regional’s ability to service, its indebtedness;
•	covenants in Regional’s debt agreements that may restrict its ability to make investments, incur additional indebtedness and refinance indebtedness on favorable terms;
•	the effect of increasing healthcare regulation and enforcement on Regional’s operators and the dependence of Regional’s operators on reimbursement from governmental and other third-party payors;
•	the relatively illiquid nature of real estate investments;
•	the impact of litigation and rising insurance costs on the business of Regional’s operators;
•	the effect of Regional’s operators declaring bankruptcy, becoming insolvent or failing to pay rent as due;
•
the ability of any of Regional’s operators in bankruptcy to reject unexpired lease obligations and to impede its ability to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor’s obligations;

•	Regional’s ability to find replacement operators and the impact of unforeseen costs in acquiring new properties; and
•
other risks and factors identified in (i) Regional’s cautionary language included under the headings “Statement Regarding Forward-Looking Statements” and “Risk Factors” in Regional’s Annual Report on Form 10-K for the year ended December 31, 2024, and other documents subsequently filed by Regional with the SEC and (ii) SunLink’s cautionary language included under the headings “Forward-Looking Statements” and “Risk Factors” in SunLink’s Annual Report on Form 10-K for the year ended June 30, 2024, and other documents subsequently filed by SunLink with the SEC.

These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this joint proxy statement/prospectus, and Regional and SunLink expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in their expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. When considering such forward-looking statements, you should keep in mind the factors described in “Risk Factors” and other cautionary statements contained in this document. Such risk factors and statements describe circumstances which could cause actual results to differ materially from those contained in any forward-looking statement. Where, in any forward-looking statement, Regional or SunLink express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but such statements necessarily involve risks and uncertainties and there can be no assurance that the expectation or belief will result or be achieved or accomplished.
Please refer to the publicly filed documents of Regional and SunLink, including the most recent Annual Reports on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q for additional information about Regional and SunLink and about the risks and uncertainties related to the business of each of Regional and SunLink that may affect the statements made in this joint proxy statement/prospectus. For more information, see “Where You Can Find More Information.”

RISK FACTORS
In addition to the other information included in this joint proxy statement/prospectus, including the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risks before deciding how to vote. In addition, you should read and consider the risks associated with each of the businesses of Regional and SunLink because these risks will also affect Regional following completion of the merger. You should also read and consider the other information in this joint proxy statement/prospectus. For more information, see “Where You Can Find More Information.”
If any of the following risks and uncertainties develop into actual events, these events could have a material adverse effect on the business, financial condition or results of operations of (i) prior to the merger, Regional and/or SunLink, as applicable, and (ii) after the merger, the combined company. In addition, past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods.
Risks Related to the Merger
Regional and SunLink have incurred and will continue to incur direct and indirect costs as a result of the proposed merger whether or not it is completed.
Regional and SunLink have incurred substantial costs in connection with the negotiation of the original merger agreement, the amendment of the original merger agreement, the preparation of the registration statement, including this joint proxy statement/prospectus, and preparing to seek shareholder approvals. Regional and SunLink will continue to incur substantial expenses in connection with the foregoing and as a result of completing the merger, including advisory, legal and other transaction costs, and, following the completion of the merger, Regional expects to incur additional expenses in connection with combining the companies. A majority of these costs have already been incurred or will be incurred regardless of whether the merger is completed. Factors beyond SunLink’s and Regional’s control, including responding to allegations of disclosure deficiencies in this joint proxy statement/prospectus and threats of litigation, can be expected to affect the total amount or timing of these expenses, many of which, by their nature, are difficult to estimate accurately. Any past and future delays in the ability of the companies to obtain finalize the registration statement and this joint proxy statement/prospectus and to solicit proxies and obtain shareholder approval have and may continue to result in the depletion of the cash resources of Regional and SunLink as well as resulting in SunLink continuing to incur costs associated with its status as a public company which are expected to be reduced or eliminated after completion of the merger. Such delays have increased costs, and costs will increase in connection with any further delays and any further delays or additional costs will increase the probability that one or more conditions to the merger will not be timely satisfied or satisfied at all, including that: (i) SunLink shall have, subject to adjustment as set forth in the merger agreement, SunLink Cash and Cash Equivalents, calculated within a period of five days immediately preceding the date of the closing, in an amount equal to or greater than $6,000,000 (subject to adjustment as provided by the merger agreement), (ii) the SunLink pharmacy segment shall have Pharmacy Working Capital (exclusive of SunLink Cash and Cash Equivalents of the pharmacy segment) in an aggregate amount equal to or greater than $2,500,000, (iii) no governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order or law which is in effect and which has the effect of making the merger illegal or otherwise prohibiting consummation of the merger or imposing, individually or in the aggregate, a burdensome condition, and (iv) if the effective time of the merger has not occurred by 5:00 p.m. Eastern Time, on August 11, 2025. Management and the boards of directors of Regional and SunLink continue to assess the magnitude of these risks and associated costs, and additional unanticipated costs may be incurred in connection with the merger. Although Regional and SunLink expect that the realization of benefits related to the merger will offset such costs and expenses over time, no assurances can be made that this net benefit will be achieved in the near term, or at all.
Litigation that may be filed against Regional, SunLink, the members of the Regional Board, the members of the SunLink Board or the officers of Regional or SunLink could result in substantial costs and could adversely affect Regional’s and SunLink’s ability to complete the merger on a timely basis or at all.
One or more shareholders of Regional and/or SunLink may file lawsuits against Regional, SunLink and/or the directors or officers of either company in connection with the merger and certain shareholders of SunLink and Regional have threatened litigation. Although SunLink and Regional believe the threated claims are without merit, one of the conditions to the closing is that no governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order or law which is in effect and which has the effect of making the merger illegal or otherwise prohibiting consummation of the merger or imposing, individually or in the aggregate, a burdensome condition. If any plaintiff were successful in obtaining an injunction prohibiting the completion of the merger, then such injunction may delay or prevent the consummation of the merger and could result in significant costs to Regional and/or SunLink, including any cost associated with the indemnification of directors and officers of each company. Regional and SunLink may incur costs in connection with the defense or settlement of any shareholder lawsuits filed in connection with the merger. Such litigation could have an adverse effect on the financial condition and results of operations of Regional and SunLink and could prevent or delay the completion of the merger. SunLink and Regional has been subject to threatened claims in connection with the proposed merger and the adequacy of the disclosure in this joint proxy statement/prospectus and may also be subject to actual claims asserted in connection with the proposed merger and the adequacy of the disclosure in this joint proxy statement/prospectus. SunLink and Regional may elect to vigorously defend any such threatened or asserted claims or to settle any such threatened or actual claims if SunLink or Regional, respectively, determines such defense or settlement is in the best interest of the respective company and its shareholders or SunLink or Regional may choose to terminate the merger agreement. As of the Regional record date and the SunLink record date, there has not been any filed shareholder litigation related to the merger against Regional, SunLink or the directors or officers of either company, but such litigation could be instigated. Further, we cannot assure you that either Regional or SunLink will elect to waive any condition to the merger that is not satisfied, including that either SunLink or Regional will elect to waive the condition that the merger be completed by 5:00 p.m. Eastern Time, on August 11, 2025 or that either Regional or SunLink will not elect to abandon the merger if one or more of the conditions to closing are not satisfied.
The value of the Regional common stock in the merger consideration is subject to changes based on fluctuations in the value of Regional common stock. The value of the merger consideration is highly dependent on the value of the Regional Series D preferred stock.
The market value of Regional common stock will fluctuate during the period before the date of the SunLink special meeting and during the period before the time SunLink shareholders receive merger consideration in the form of Regional common stock and Regional Series D preferred stock, as well as thereafter. In addition, the value of the merger consideration is highly dependent on the value of the Regional Series D preferred stock. Accordingly, at the time of the SunLink special meeting, SunLink shareholders will not be able to determine the market value of the per share merger consideration they would receive upon the effective time. Neither Regional nor SunLink is permitted to terminate the merger agreement as a result of any increase or decrease in the market price of Regional common stock or SunLink common stock.
It is impossible to accurately predict the market price of Regional common stock at the effective time and, therefore, impossible to accurately predict the value of the Regional common stock consideration that SunLink shareholders will receive. Because the Regional Series D preferred stock is a newly issued security which is not yet listed or traded, there is no current market value for such stock. This risk is heightened by the fact that the parties anticipate that the closing will occur in the summer of 2025, unless terminated in accordance with the merger agreement or otherwise agreed. See “The Merger-Timing of the Merger.” The market price for Regional common stock may fluctuate both prior to the effective time and thereafter for a variety of reasons, including, among others, the results of operations of Regional and the developments in its business, market assessments of the likelihood that the merger will be completed, and the expected timing of the merger. Many of these factors are beyond Regional’s and SunLink’s control. You should obtain current market quotations for shares of SunLink common stock and Regional common stock.
The merger is subject to conditions, some or all of which may not be satisfied, or completed on a timely basis, if at all. Failure to complete the merger could have material adverse effects on Regional and SunLink.
The completion of the merger is subject to a number of conditions, including, among other things, (i) the approval of the SunLink merger proposal by the affirmative vote of the holders of a majority of the shares of SunLink common stock outstanding and entitled to vote at the SunLink special meeting; (ii) the approval of the Regional merger proposal and the Regional share issuance proposal by the affirmative vote of the holders of a majority of all the outstanding shares of Regional common stock entitled to vote on the proposal at the Regional special meeting; (iii) no governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order or law which is in effect and which has the effect of making the merger illegal or otherwise prohibiting consummation of the merger or imposing, individually or in the aggregate, a burdensome condition; (iv) the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part shall have been declared effective by the SEC under the Securities Act and shall not be the subject of any stop order or pending or threatened (in writing) action seeking a stop order; (v) the shares of Regional common stock and Regional Series D preferred stock issuable pursuant to the merger shall have either (a) been authorized for trading on the OTC upon official notice of issuance or (b) have been authorized for listing on the NYSE American upon official notice of issuance; (vi) the accuracy of each party’s representations and warranties in the merger agreement, subject to certain materiality qualifications; and (vii) each party’s performance, in all material respects, with its covenants required to be performed by it under the merger agreement prior to the closing of the merger. See the section entitled “The Merger Agreement-Conditions to the Merger,” for a more detailed discussion.
The failure to satisfy all of the required conditions could delay the completion of the merger for a significant period of time or prevent completion from occurring at all. Any delay in completing the merger could cause Regional not to realize some or all of the benefits, or realize them on a different timeline than expected, that Regional expects to achieve if the merger is successfully completed within the expected timeframe. There can be no assurance that the conditions in the merger agreement will be satisfied or (to the extent permitted) waived or that the merger will be completed. In addition, subject to limited exceptions, either Regional or SunLink may terminate the merger agreement if the merger has not been consummated by 5:00 p.m., Eastern time, on August 11, 2025. See “The Merger Agreement-Termination.”
If the merger is not completed, Regional and SunLink may be materially adversely affected, without realizing any of the benefits of having completed the merger, and Regional and SunLink will be subject to a number of risks, including the following:
•	the market price of Regional capital stock and SunLink common stock could decline;
•	Regional or SunLink could owe a reimbursement fee to the other under certain circumstances;
•
if the merger agreement is terminated and Regional or SunLink seek another business combination, the companies may not find a party willing to enter into a transaction on terms comparable to or more attractive than the terms agreed to in the merger agreement;

•
time and resources, financial and other, committed by Regional’s, SunLink’s and their respective subsidiaries’ management to matters relating to the merger could otherwise have been devoted to pursuing other beneficial opportunities;

•	Regional, SunLink and their respective subsidiaries may experience negative reactions from the financial markets or from their respective customers, suppliers, regulators or employees;
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Regional and SunLink will be required to pay their respective costs relating to the merger, such as legal, accounting, financial advisory, filing, printing and mailing fees, whether or not the merger is completed, subject to the reimbursement fee;

•
Regional and SunLink are subject to restrictions on the conduct of their respective businesses prior to the effective time, as set forth in the merger agreement, which may prevent either party from making certain acquisitions or taking other actions during the pendency of the merger; and

•	reputational harm due to the adverse perception of any failure to successfully complete the merger.
In addition, if the merger is not completed, Regional and SunLink could be subject to litigation related to any failure to complete the merger or related to any enforcement proceeding commenced against it to perform its obligations under the merger agreement. Any of these risks could materially and adversely impact Regional’s and SunLink’s respective financial condition, financial results and stock price.
The merger agreement contains provisions that limit Regional’s and SunLink’s ability to pursue alternatives to the merger, could discourage a potential acquiror from making a favorable alternative transaction proposal and, in specified circumstances, could require Regional or SunLink to pay a reimbursement fee to the other.
The merger agreement contains provisions that make it more difficult for Regional and SunLink to engage in any alternative transaction with a third party. The merger agreement contains certain provisions that restrict the ability of Regional and SunLink to, among other things, solicit or knowingly induce (including by providing any material non-public information concerning such party or any significant subsidiary to any person or group for the purpose of facilitating any proposals or offers relating to any Regional acquisition proposal or SunLink acquisition proposal, as applicable) or knowingly assist any proposal or offer that constitutes or would reasonably be expected to lead to a Regional acquisition proposal or SunLink acquisition proposal, as applicable or engage in any negotiations with respect thereto. For further discussion, see the sections entitled “The Merger Agreement-Additional Agreements-No SunLink Solicitation” and “The Merger Agreement-Additional Agreements-No Regional Solicitation.”
In some circumstances, upon termination of the merger agreement, Regional or SunLink would be required to reimburse the other for all reasonable out-of-pocket fees and expenses incurred or paid by such party in connection with the negotiation of the merger agreement and the consummation of any of the transactions contemplated by the merger agreement in an amount not to exceed $250,000. For further discussion, see the section entitled “The Merger Agreement-Reimbursement Fee.”
These provisions could discourage a potential third-party acquiror or merger partner that might have an interest in acquiring all or a significant portion of SunLink or Regional or pursuing an alternative company transaction from considering or proposing such a transaction, even if it were prepared to pay consideration with a higher per share value than the value proposed to be received in the merger or would result in greater value to the SunLink or Regional shareholders relative to the terms and conditions of the merger agreement. In particular, the reimbursement fee, if applicable, could result in a potential third-party acquiror or merger partner proposing to pay a lower price to the SunLink or Regional shareholders than it might otherwise have proposed to pay absent such a fee.
The support and lock-up agreements could discourage a third party from pursuing an alternative transaction involving SunLink or Regional.
In connection with the transactions contemplated by the merger agreement, on January 3, 2025, the Supporting Regional Shareholders entered into the Regional support and lock-up agreement with Regional and SunLink, pursuant to which the Supporting Regional Shareholders agreed to vote, at the Regional special meeting, shares of Regional common stock owned by them representing approximately 13.5% of the aggregate voting power of such shares as of the Regional record date, (i) in favor of the adoption of the merger agreement and transactions contemplated thereby, including the merger, (ii) in any other circumstances upon which a resolution or other approval is required under the organizational documents of Regional or otherwise sought with respect to the merger agreement or the transactions contemplated thereby, including the merger, in each case, to the extent necessary to consummate the transactions contemplated thereby, to vote, consent or approve, (iii) against and withhold consent with respect to any merger, purchase of all or substantially all of Regional’s assets or other business combination transaction (other than the merger agreement and transactions contemplated thereby, including the merger), and (iv) against any proposal, action or agreement that would reasonably be expected to (A) impede, frustrate, prevent or nullify any provision of the Regional support and lock-up agreement, the merger agreement, the merger or the other transactions contemplated thereby, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Regional under the merger agreement, (C) result in any of the conditions set forth in Article VI of the merger agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Regional (provided, however, that the foregoing shall not apply to the establishment by Regional of the Regional Series D preferred stock or the issuance of the merger consideration). For more details on the Regional support and lock-up agreement, see “Other Agreements Related to the Merger-Regional Support and Lock-Up Agreement.”
In addition, on January 3, 2025, in connection with the transactions contemplated by the merger agreement, the Supporting SunLink Shareholders entered into the SunLink support and lock-up agreement with Regional and SunLink, pursuant to which the Supporting SunLink Shareholders agreed to vote, at the SunLink special meeting, shares of SunLink common stock owned by them representing approximately 23.3% of the aggregate voting power of such shares as of the SunLink record date, (i) in favor of the adoption of the merger agreement and transactions contemplated thereby, including the merger, (ii) in any other circumstances upon which a resolution or other approval is required under the organizational documents of SunLink or otherwise sought with respect to the merger agreement or the transactions contemplated thereby, including the merger, in each case, to the extent necessary to consummate the transactions contemplated thereby, to vote, consent or approve, (iii) against and withhold consent with respect to any merger, purchase of all or substantially all of SunLink’s assets or other business combination transaction (other than the merger agreement and transactions contemplated thereby, including the merger), and (iv) against any proposal, action or agreement that would reasonably be expected to (A) impede, frustrate, prevent or nullify any provision of the Regional support and lock-up agreement, the merger agreement, the merger or the other transactions contemplated thereby, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of SunLink under the merger agreement, (C) result in any of the conditions set forth in Article VI of the merger agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, SunLink. For more details on the Regional support and lock-up agreement, see “Other Agreements Related to the Merger-SunLink Support and Lock-Up Agreement.”
The existence of the support and lock-up agreements could discourage a third party from pursuing an alternative transaction involving SunLink or Regional.
Each party is subject to contractual restrictions while the merger is pending, which could adversely affect each party’s business and operations.
Under the terms of the merger agreement, SunLink is subject to certain restrictions on the conduct of its business prior to the effective time which may adversely affect its and its subsidiaries’ ability to execute certain of its business strategies, maintain business relationships, or manage risks associated with its business, operations, technology, infrastructure or compliance functions, including the ability in certain cases to acquire or dispose of assets, incur indebtedness, undertake capital expenditures, engage with regulators or settle actual or potential claims. Such limitations could adversely affect SunLink prior to the effective time.
Under the terms of the merger agreement, Regional is subject to certain restrictions on the conduct of its business prior to the effective time which may adversely affect its and its subsidiaries’ ability to execute certain of its business strategies, maintain business relationships, or manage risks associated with its business, operations, technology, infrastructure or compliance functions, including the ability in certain cases to acquire or dispose of assets, incur indebtedness, undertake capital expenditures, engage with regulators or settle actual or potential claims. Such limitations could adversely affect Regional prior to the effective time.
Each of the risks described above may be exacerbated by delays or other adverse developments with respect to the completion of the merger. For further discussion, see the section entitled “The Merger Agreement-Covenants and Agreements-Conduct of Business of SunLink” and “The Merger Agreement-Covenants and Agreements-Conduct of Business of Regional.”
The announcement and pendency of the merger could divert the attention of management and cause disruptions in the businesses of Regional and SunLink, which could have an adverse effect on the business and financial results of both Regional and SunLink.
Management of both Regional and SunLink may be required to divert a disproportionate amount of attention away from their respective day-to-day activities and operations, and devote time and effort to consummating the merger. The risks, and adverse effects, of such disruptions and diversions could be exacerbated by a delay in the completion of the merger. These factors could adversely affect the financial position or results of operations of Regional and SunLink, regardless of whether the merger is completed.
Some of the directors and executive officers of Regional and directors and executive officers of SunLink have interests in the merger that are different from, or in addition to, those of the other Regional and SunLink shareholders.
Certain of the directors and executive officers of Regional and SunLink have interests relating to the merger or the merger agreement that are different from other Regional and SunLink shareholders. The Regional Board was aware of these interests during the deliberations of the merits of the merger, and the transactions contemplated thereby, and in deciding to recommend that the Regional common stock shareholders vote for each of the Regional merger proposal, the Regional share issuance proposal and the Regional adjournment proposal, and the SunLink Board and the SunLink strategic planning committee were aware of these interests during the deliberations of the merits of the merger, and the transactions contemplated thereby, and in deciding to recommend that the holders of shares of SunLink common stock vote for the SunLink merger proposal, the SunLink advisory compensation proposal and the SunLink adjournment proposal.
With respect to the Regional directors and executive officers, areas where their interests may differ from those of holders of shares of Regional common stock in general relate to the indemnification and insurance protections for their service as directors and executive officers pursuant to the Regional organizational documents, indemnification agreements entered into with Regional, Regional’s director and officer liability insurance policies and the merger agreement.
With respect to SunLink’s directors and executive officers, areas where their interests may differ from those of holders of shares of SunLink common stock in general relate to the indemnification and insurance protections for their service as directors and executive officers pursuant to the organizational documents of SunLink, indemnification agreements entered into with SunLink, SunLink’s director and officer liability insurance policies and the merger agreement.
For a more detailed discussion of these interests, see “The Merger-Interests of Regional Directors and Executive Officers in the Merger” and “The Merger-Interests of SunLink Directors and Executive Officers in the Merger.”
Sales of Regional common stock and Regional Series D preferred stock after the completion of the merger may cause the market price of such shares to fall.
Based on the number of shares of SunLink common stock outstanding as of the SunLink record date and assuming no exercise by SunLink shareholders of any appraisal rights and assuming no Anti-dilution Adjustments, Regional expects to issue approximately 1,595,400 shares of Regional common stock to SunLink shareholders pursuant to the merger and 100,000 shares of Regional common stock to Mr. Robert Thornton pursuant to an employment agreement to be entered into between Mr. Thornton and Regional at the closing of the merger. The Regional Series D preferred stock is convertible at any time into Regional common stock at an initial exchange ratio of 1.1330 share of Regional common stock for every three shares of Regional Series D preferred stock. If a National Market Listing (as defined in the Regional articles of amendment) of the Regional common stock is not achieved by Regional on or before the First Milestone Date, the Second Milestone Date, the Third Milestone Date or the Fourth Milestone Date, then on the First Milestone Date the conversion ratio shall automatically be reduced, and on each succeeding Milestone Date automatically further reduced, by one-half of a share of Regional Series D preferred stock in the number of shares of Regional Series D preferred stock required for conversion into a share of Regional common stock. Each such reduction on any such Milestone Date once occurring shall not lapse or be subject to any correction event (as defined in the Regional articles of amendment).
The actual number of shares of Regional common stock to be issued and reserved for issuance pursuant to the merger will be determined at completion of the merger based on the exchange ratio, the conversion ratio, the number of shares of SunLink common stock outstanding at that time, and the number of additional shares of Regional Series D preferred stock issued, if any, as a result of any cash surplus, as such may be adjusted for any Regional Debt Distress. Based on the number of shares of SunLink common stock outstanding as of the SunLink record date, the number of shares of Regional common stock outstanding as of the Regional record date and 100,000 shares of Regional common stock to be issued to Mr. Robert Thornton, and assuming the absence of any exercise of appraisal rights and the absence of any Anti-dilution Adjustments, it is expected that, immediately after completion of the merger, former SunLink shareholders will own approximately 43.06% of the outstanding Regional common stock.
Many former SunLink shareholders may decide not to hold the shares of Regional common stock and Regional Series D preferred stock they will receive in the merger. Such sales of Regional common stock and Regional Series D preferred stock could have the effect of depressing the market price for such shares, and may take place promptly following the merger.
If the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code or the IRS disagrees with the intended tax treatment of any proceeds received by SunLink shareholders from the SunLink special cash dividends, the merger may result in tax liability to SunLink, Regional and/or their respective shareholders.
The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. If this conclusion is challenged, and it is determined that the merger does not qualify as a “reorganization” for U.S. federal income tax purposes, SunLink shareholders would be required to recognize any taxable gain on the exchange of their common stock pursuant to the merger.
In addition, pursuant to the terms and conditions of the merger agreement, SunLink may pay, declare or set aside, as applicable, one or two SunLink special cash dividends. SunLink intends to take the position that any amount paid with respect to the SunLink special cash dividends is treated as a distribution with respect to

SunLink common stock, and not as consideration in the merger. Although SunLink believes its position with respect to the SunLink special cash dividends is correct, the IRS may take a contrary position, and to the extent the IRS were to prevail, the amount paid as the SunLink special cash dividends would be treated as additional cash received in connection with the merger.
Any such resulting taxes could be material.
The fairness opinion obtained by the SunLink strategic planning committee from The Lenox Group will not reflect changes, circumstances, developments or events that may have occurred or may occur after the date of such opinion.
The SunLink strategic planning committee has received a written opinion from The Lenox Group, dated March 4, 2025 (as revised), but has not obtained an updated opinion from The Lenox Group as of the date of this joint proxy statement/prospectus. Changes in the operations and prospects of SunLink or Regional, economic and market conditions and other factors, including the potential delisting of the Regional common stock, that may be beyond the control of SunLink or Regional, and on which The Lenox Group’s written opinion was based, may significantly alter the value of SunLink or Regional or the prices of the shares of SunLink common stock or of the shares of Regional common stock by the closing of the merger. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of The Lenox Group’s written opinion. The Lenox Group does not have an obligation to update, revise or reaffirm its written opinion based on circumstances, developments or events that may have occurred or may occur after the date of such opinion, and The Lenox Group’s written opinion does not address the fairness of the merger consideration from a financial point of view at the closing of the merger. For a description of the opinion that the SunLink strategic planning committee received from The Lenox Group, see the section entitled “The Merger-Opinion of SunLink Strategic Planning Committee’s Financial Advisor.” A copy of The Lenox Group’s written opinion is attached as Annex D to this joint proxy statement/prospectus and is incorporated by reference herein in its entirety.
SunLink shareholders likely have dissenters’ rights in the merger.
If the merger agreement is adopted by SunLink shareholders, SunLink shareholders who do not vote in favor of the approval of the merger agreement and who properly demand payment of fair cash value of their shares of common stock are expected to be entitled to dissenters’ rights in connection with the merger under Title 14, Chapter 2, Article 13 of the GBCC. In addition, SunLink’s obligation to consummate the merger is subject to the condition that the holders of not more than 2,000,000 shares of SunLink Common Stock (excluding directors and officers of SunLink and its Subsidiaries) who are entitled to, have properly exercised, and not withdrawn or waived, dissenters’ rights with respect to their SunLink Common Stock in accordance with the GBCC prior to the Effective Date. Neither SunLink nor Regional can predict the number of SunLink shareholders who will seek payment of fair cash value of their shares.
Risks Related to Regional and the Combined Company after Completion of the Merger
Regional may fail to realize all of the anticipated benefits of the merger or those benefits may take longer to realize than expected.
The full benefits of the merger may not be realized as expected or may not be achieved within the anticipated time frame, or at all. Failure to achieve the anticipated benefits of the merger could cause dilution to the earnings per share of Regional, decrease or delay the expected accretive effect of the merger, and negatively impact the price of Regional common stock and other securities. In addition, there may be liabilities that Regional underestimated or did not discover in the course of performing its due diligence investigation of SunLink.
There is a risk that the businesses of Regional and SunLink will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected, including the risk that Regional is unable to successfully integrate the pharmacy business of SunLink’s pharmacy subsidiaries.
SunLink shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over the policies of Regional following the merger than they now have on the policies of SunLink and Regional shareholders will be diluted by the merger.
Based on the number of shares of SunLink common stock outstanding as of the SunLink record date and assuming no exercise by SunLink shareholders of any appraisal rights and assuming no Anti-dilution Adjustments, Regional expects to issue approximately 1,595,400 shares of Regional common stock to SunLink shareholders pursuant to the merger and 100,000 shares of Regional common stock to Mr. Robert Thornton pursuant to an employment agreement to be entered into between Mr. Thornton and Regional at the closing of the merger. The Regional Series D preferred stock is convertible at any time into Regional common stock at an initial exchange ratio of 1.1330 share of Regional common stock for every three shares of Regional Series D preferred stock. If a National Market Listing (as defined in the Regional articles of amendment) of the Regional common stock is not achieved by Regional on or before the First Milestone Date, the Second Milestone Date, the Third Milestone Date or the Fourth Milestone Date, then on the First Milestone Date the conversion ratio shall automatically be reduced, and on each succeeding Milestone Date automatically further reduced, by one-half of a share of Regional Series D preferred stock in the number of shares of Regional Series D preferred stock required for conversion into a share of Regional common stock. Each such reduction on any such Milestone Date once occurring shall not lapse or be subject to any correction event (as defined in the Regional articles of amendment).
The actual number of shares of Regional common stock to be issued and reserved for issuance pursuant to the merger will be determined at completion of the merger based on the exchange ratio, the conversion ratio, the number of shares of SunLink common stock outstanding at that time, and the number of additional shares of Regional Series D preferred stock issued, if any, as a result of any cash surplus, as such may be adjusted for any Regional Debt Distress. Based on the number of shares of SunLink common stock outstanding as of the SunLink record date, the number of shares of Regional common stock outstanding as of the Regional record date and 100,000 shares of Regional common stock to be issued to Mr. Robert Thornton, and assuming the absence of any exercise of appraisal rights and the absence of any Anti-dilution Adjustments, it is expected that, immediately after completion of the merger, former SunLink shareholders will own approximately 43.06% of the outstanding Regional common stock. Consequently, SunLink shareholders, as a general matter, will have less influence over the management and policies of Regional after the effective time than they currently exercise over the management and policies of SunLink.
On June 11, 2025, the Exchange filed a Form 25 with the SEC to delist the Regional common stock and the Regional Series A preferred stock.
On June 11, 2025, the Exchange filed a Form 25 with the SEC to delist the Regional common stock and the Regional Series A preferred stock. As of the date of this joint proxy statement/prospectus, shares of Regional common stock and Regional Series A preferred stock trade on OTCQB under the symbols “RHEP” and “RHEPA,” respectively. Further, since July 3, 2023, Regional has had an obligation to list the Regional Series B preferred stock which has not been fulfilled.
Under Section 1003(a)(i) of the Company Guide, the NYSE American will consider suspending the securities of an issuer that has stockholders’ equity of less than $2,000,000 if such issuer has sustained losses from continuing operations and/or net losses in two of its three most recent fiscal years. Under Section 1003(a)(ii) of the Company Guide, the NYSE American will consider suspending the securities of an issuer that has stockholders’ equity of less than $4,000,000 if such issuer has sustained losses from continuing operations and/or net losses in three of its four most recent fiscal years.
On May 10, 2023, Regional received a letter from the NYSE American notifying Regional that it was not in compliance with the NYSE American continued listing standards, as it had not maintained stockholder’s equity of at least $4,000,000 and it had sustained losses from continuing operations and/or net losses in three of Regional’s four most recent fiscal years. As a result, Regional became subject to the procedures and requirements of Section 1009 of the Company Guide. On June 9, 2023, Regional submitted a plan to the NYSE American advising of actions it had taken and would take to regain compliance with the continued listing standards by November 10, 2024. On June 29, 2023, Regional received a letter from the NYSE American notifying Regional that it was not in compliance with the NYSE American continued listing standards, as it had not maintained stockholder’s equity of at least $2,000,000 and it had sustained losses from continuing operations and/or net losses in two of Regional’s three most recent fiscal years. On August 1, 2023, Regional received a letter from the NYSE American notifying Regional that the compliance plan has been accepted, and the NYSE American granted Regional a plan period through November 10, 2024 to regain compliance with the continued listing standards. On November 11, 2024, the NYSE American announced that Regional was no longer suitable for listing pursuant to Section 1009(a) of the Company Guide as Regional was unable to demonstrate that it had regained compliance with Sections 1003(a)(i) and (ii) of the Company Guide by the end of the maximum 18-month compliance plan period, which expired on November 10, 2024. On February 3, 2025, the NYSE Staff

had determined to suspend trading in the Regional common stock and the Regional Series A preferred stock on the NYSE American because the NYSE Panel of the NYSE Committee had issued a decision in which it upheld the NYSE American’s previously announced determination to delist such securities.
Regional requested that the full NYSE Committee reconsider the NYSE Panel’s decision to delist the Regional common stock and Regional Series A preferred stock, and such hearing regarding Regional’s continued listing was held on April 24, 2025. On May 13, 2025, the NYSE Committee notified Regional that it had unanimously affirmed the NYSE Panel’s determination. On June 11, 2025, the Exchange filed a Form 25 with the SEC to delist the Regional common stock and the Regional Series A preferred stock.
Regional common stock and Regional Series D preferred stock are not expected to be listed on a national securities exchange at the time of the merger.
Under the merger agreement, it is a condition to the obligations of both Regional and SunLink to close the merger that the shares of Regional common stock and Regional Series D preferred stock issuable pursuant to the merger shall have either (i) been authorized for trading on the OTC markets upon official notice of issuance or (ii) have been authorized for listing on the NYSE American upon official notice of issuance. In addition, under the merger agreement, Regional has agreed to use reasonable best efforts to cause the Regional common stock to be issued in the merger to be approved for (i) trading on the OTC prior to the merger becoming effective, subject to official notice of issuance, and thereafter (ii) for listing on NYSE American until the listing is achieved. Regional also agreed to use reasonable best efforts to cause the Regional Series D preferred stock to be issued in the merger to be approved for trading on the OTC within sixty days after the merger becoming effective, subject to official notice of issuance.
On June 11, 2025, the Exchange filed a Form 25 with the SEC to delist the Regional common stock and the Regional Series A preferred stock.
Regional will apply to have the Regional Series D preferred stock to be issued in the merger approved for trading on the OTC prior to the merger becoming effective. Regional will also apply to have the Regional common stock to be issued in the merger trading on the OTC or listed on the NYSE American, as applicable, prior to the merger becoming effective. We cannot assure you that we will be able to meet all initial listing requirements of the OTCQB or the NYSE American. Even if the Regional common stock or the Regional Series D preferred stock are traded on the OTCQB or listed on the NYSE American, we may be unable to maintain the listing of the Regional common stock and the Regional Series D preferred stock on the OTCQB, NYSE American or another national securities exchange in the future if we cannot remain in compliance with the continued listing standards.
If Regional fails to meet the listing requirements for the NYSE American or another national securities exchange and does not list the Regional common stock, the Regional Series D preferred stock or both on a national securities exchange, Regional could face significant material adverse consequences, including:
•	a limited availability of market quotations for the Regional common stock, the Regional Series D preferred stock or both;
•	reduced liquidity for the Regional common stock, the Regional Series D preferred stock or both;
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a determination that the Regional common stock, the Regional Series D preferred stock or both is a “penny stock” which will require brokers trading in the applicable Regional stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for such Regional stock;

•	a limited amount of news and analyst coverage; and
•	a decreased ability to issue additional securities or obtain additional financing in the future.
The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If the Regional common stock or other applicable Regional equity securities are not listed on a national securities exchange and are traded only on the OTCQB or other OTC market, the securities not listed on a national securities exchange would not qualify as covered securities and we would be subject to regulation in each state in which we offer such securities because states are not preempted from regulating the sale of securities that are not covered securities.

There is currently no public market for the Regional Series D preferred stock to be received in the merger.
Regional shall use reasonable best efforts to cause the Regional Series D preferred stock to be issued in the merger to be approved for trading on the OTC within sixty days after the effective time of the merger, subject to official notice of issuance.
We cannot assure you that an active trading market for the Regional Series D preferred stock will develop after the merger or, if one develops, that it will be sustained. In the absence of a public market, you may be unable to liquidate an investment in the Regional Series D preferred stock. Because the Regional Series D preferred stock would be newly issued when the merger is completed, an active trading market for the newly issued Regional Series D preferred stock would not have developed prior to the issuance of such shares. Consequently, the initial trading price of Regional Series D preferred stock, if any, will be determined by the market and no assurance can be given as to whether these shares will trade at or above the liquidation price. The initial trading price, if any, of Regional Series D preferred stock will not necessarily bear any relationship to Regional assets or financial condition or any other established criteria of value.
Even if an active trading market develops for Regional Series D preferred stock after the effective time, the trading volume of such stock may fluctuate and cause significant price variations to occur after the effective time.
The market prices of Regional common stock or Regional Series D preferred stock may decline as a result of the merger.
The market prices of Regional common stock or Regional Series D preferred stock may decline as a result of the merger if, among other things, the costs of the merger are greater than expected, Regional does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts or the effect of the merger on Regional’s financial position, results of operations or cash flows is not consistent with the expectations of financial or industry analysts. Any of these events may make it more difficult for Regional to sell equity or equity-related securities and have an adverse impact on the prices of Regional common stock or Regional Series D preferred stock.
Risks Related to Regional’s Business and Industry
Regional’s portfolio stabilization measures exposes Regional to the various risks facing its tenants.
While Regional is a self-managed real estate investment company that invests primarily in real estate purposed for long-term care and senior living, when business conditions require, Regional may undertake portfolio stabilization measures in order to preserve the value of its assets. This portfolio stabilization measure exposes Regional directly to all the risks its tenants face as discussed in this “Risk Factors-Risk Related to Regional’s Business and Industry” section.
Regional leases with tenants comprise its rental revenue and any failure, inability or unwillingness by these tenants to satisfy their obligations under their agreements could have a material adverse effect on Regional.
Regional’s business depends upon its tenants meeting their obligations to Regional, including their obligations to pay rent, maintain certain insurance coverage, pay real estate and other taxes and maintain and repair the leased properties. Regional gives no assurance that these tenants will have sufficient assets, income and access to financing to enable them to satisfy their respective obligations to Regional, and any failure, inability or unwillingness by these tenants to do so could have a material adverse effect on Regional. In addition, any failure by these tenants to effectively conduct their operations or to maintain and improve Regional’s properties could adversely affect their business reputation and their ability to attract and retain patients and residents in Regional’s properties, which could have a material adverse effect on us. Regional’s tenants have agreed to indemnify, defend and hold Regional harmless from and against various claims, litigation and liabilities arising in connection with their respective businesses, and Regional gives no assurance that its tenants will have sufficient assets, income, access to financing and insurance coverage to enable them to satisfy their respective indemnification obligations.
Regional is subject to risks associated with public health crises, severe cold and flu seasons, epidemics and pandemics, including the COVID-19 pandemic, and other widespread illnesses.
Regional is subject to risks associated with public health crises, severe cold and flu seasons, epidemics and pandemics, including the COVID-19 pandemic, and other widespread illnesses. In addition, Regional is subject to risk associated with government measures to prevent the spread of infectious diseases, including the global health concerns related to the COVID-19 pandemic. It is impossible to predict the severity of the annual cold and flu season or the occurrence of epidemics, pandemics or any other widespread illnesses.
The COVID-19 pandemic has subjected Regional’s business, operations, and financial condition to a number of risks, including, but not limited to, those discussed below:
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Risks Related to Revenue: Regional’s revenues and its tenants’ revenues are dependent, in part, on occupancy. In addition to the impact of increases in mortality rates on occupancy of Regional’s operating facilities, the ongoing COVID-19 pandemic may prevent prospective occupants and their families from visiting Regional’s facilities and limit the ability of new occupants to move into Regional’s facilities due to heightened move-in criteria and screening. Although the ongoing impact of the pandemic on occupancy remains uncertain, a decrease in occupancy could affect the net operating income of Regional’s tenants and the ability of Regional’s tenants to make contractual payments to Regional.

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Risks Related to Tenant Financial Condition: In addition to the risk of decreased revenue from tenant payments, the impact of the COVID-19 pandemic creates a heightened risk of tenant bankruptcy or insolvency due to factors such as decreased occupancy, increased health and safety and labor expenses or litigation resulting from developments related to the COVID-19 pandemic.

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Risks Related to Operations: Operational costs may increase in the future based on the duration and severity of the pandemic or the introduction of public health regulations. Operators and tenants are also subject to risks arising from the unique pressures on seniors housing employees during the COVID-19 pandemic. As a result of difficult conditions and stresses related to the COVID-19 pandemic, employee morale and productivity may suffer and additional pay, such as hazard pay, may not be sufficient to retain key operator and tenant employees. In addition, Regional’s operations or those of its tenants may be adversely impacted if a significant number of Regional’s employees or those of its operators or tenants’ contract COVID-19. The impact of the COVID-19 pandemic on Regional’s facilities could result in additional operational costs and reputational and litigation risk to Regional and its tenants. As a result of the COVID-19 pandemic, Regional’s tenants’ cost of insurance is expected to increase, and such insurance may not cover certain claims related to COVID-19. Regional’s exposure to COVID-19 related litigation risk may be increased if the tenants of the relevant facilities are subject to bankruptcy or insolvency. In addition, Regional may face increased operational challenges and costs resulting from logistical challenges such as supply chain interruptions, business closures and restrictions on the movement of people.

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Risks Related to Property Acquisitions and Dispositions: As a result of uncertainty regarding the length and severity of the COVID-19 pandemic and the impact of the pandemic on Regional’s business and related industries, Regional’s investments in and acquisitions of senior housing properties, as well as Regional’s ability to transition or sell properties with profitable results, may be limited. Such disruptions to acquisition, disposition and development activity may negatively impact Regional’s long-term competitive position.

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Risks Related to Liquidity: The COVID-19 pandemic and related public health measures implemented by governments worldwide have had severe global macroeconomic impacts and have resulted in significant financial market volatility. An extended period of volatility or a downturn in the financial markets could result in increased cost of capital. If Regional’s access to capital is restricted or Regional’s borrowing costs increase as a result of developments in financial markets relating to the pandemic, Regional’s operations and financial condition could be adversely impacted. In addition, a prolonged period of decreased revenue and limited acquisition and disposition activity operations could adversely affect Regional’s financial condition and long-term growth prospects and there can also be no assurance that regional will not face credit rating downgrades. Future downgrades could adversely affect Regional’s cost of capital, liquidity, competitive position and access to capital markets.

Public health crises, severe cold and flu seasons, epidemics and pandemics, and other widespread illnesses could result in adverse impacts on o Regional’s ur business, results of operations, cash flows and financial condition. Additional risks that may be associated with other future public health crises, severe cold and flu seasons, epidemics or pandemics, or other widespread illnesses include:
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one or more of Regional’s tenants could experience deteriorating financial conditions and be unable or unwilling to pay rent on time and in full (which has, and could continue to result from, among other reasons (i) increased operating costs and staffing requirements related to compliance with Centers for Disease Control and Prevention protocols, (ii) decreased occupancy rates, (iii) increased scrutiny by regulators, (iv) potential repayments of relief funds received by tenants, (v) nursing or other staffing shortages; or (vi) decisions by elderly individuals to avoid or delay entrance into assisted living and other long-term care facilities);

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health orders, rent moratoriums, and other initiatives by federal, state, and local authorities could affect Regional’s operators and Regional’s ability to collect rent and/or enforce remedies for the failure to pay rent;

•	the possibility Regional may have to restructure tenants’ obligations and may not be able to do so on terms that are favorable to Regional;
•	decreased occupancy, including due to early resident move-outs, operators delaying new resident admissions and potential occupants postponing moves to Regional’s operators’ facilities;
•	the possibility that hospitals may cancel or significantly reduce elective surgeries, thereby reducing the number of people in need of skilled nursing care;
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increased costs or delays that Regional has incurred, and may continue to incur, if Regional needs to reposition or transition any of its currently-leased properties to another tenant or operator, which have adversely impacted, and may continue to adversely impact, Regional’s revenues and results of operations;

•	the expiration, or lack of enforcement, of liability immunity for health care providers in relation to a qualified pandemic under the Public Readiness and Emergency Preparedness Act; and
•	complete or partial closures of, or other operational issues at, one or more of Regional’s properties resulting from government actions or directives.
The extent to which the COVID-19 pandemic, or other future health crises, may impact Regional’s business, results of operations, cash flows and financial condition, and those of Regional’s operators, depends on many factors which are highly uncertain and are difficult to predict. These factors include, but are not limited to, the duration, spread and severity of any outbreak, the timing, distribution and efficacy of vaccines and other treatments, the actions taken to contain the outbreak or health crisis or mitigate its impact, and the direct and indirect economic effects of the pandemic or other health crisis and containment measures.
Regional depends on affiliates of Aspire and C.R Management for a significant portion of Regional’s revenues and any inability or unwillingness by such entities to satisfy their obligations to Regional could have a material adverse effect on Regional.
Certain of Regional’s properties are operated by separate tenants and certain of Regional’s properties are operated by Regional, with each of Regional’s tenants being affiliated with one of four locally- or regionally-focused operators. Regional refer to its tenants who are affiliated with the same operator as a group of affiliated tenants. Each of Regional’s operators operate (through a group of affiliated tenants) between one and five of Regional’s facilities, with Regional’s material operators, Aspire and C.R Management, each operating (through a group of affiliated tenants) three and two facilities, respectively. Regional therefore depends on tenants who are affiliated with Aspire and C.R Management for a significant portion of Regional’s revenues. Regional gives no assurance that the tenants affiliated with C.R Management and Aspire will have sufficient assets, income and access to financing to enable them to make rental payments to Regional or to otherwise satisfy their obligations under the applicable leases and subleases, and any inability or unwillingness by such tenants to do so could have a material adverse effect on Regional.

A prolonged economic slowdown could adversely impact the results of operations of Regional’s tenants, which could impair their ability to meet their obligations to Regional.
Regional believes the risks associated with its investments will be more acute during periods of economic slowdown or recession (such as the most recent recession) due to the adverse impact caused by various factors, including pandemics and other public health crises, inflation, deflation, increased unemployment, volatile energy costs, geopolitical issues, the availability and cost of credit, the U.S. mortgage market, a distressed real estate market, market volatility and weakened business and consumer confidence. This difficult operating environment caused by an economic slowdown or recession could have an adverse impact on the ability of Regional’s tenants to maintain occupancy rates, as Regional has experienced with its Healthcare Services segment, which could harm their financial condition and Regional’s financial condition. Any sustained period of increased payment delinquencies, foreclosures or losses by Regional’s tenants could adversely affect Regional’s income from investments in its portfolio.
Increased competition, as well as increased operating costs, could result in lower revenues for some of Regional’s tenants (and Regional’s Healthcare Services segment) and may affect their ability to meet their obligations to Regional.
The long-term care industry is highly competitive, and Regional expects that it will become more competitive in the future. Regional and its tenants are competing with numerous other companies providing similar healthcare services or alternatives such as home health agencies, life care at home, community-based service programs, retirement communities and convalescent centers. Regional and its tenants compete on a number of different levels, including the quality of care provided, reputation, the physical appearance of a facility, price, the range of services offered, family preference, alternatives for healthcare delivery, the supply of competing properties, physicians, staff, referral sources, location and the size and demographics of the population in the surrounding areas. Operating expenses such as food, utilities, taxes, insurance and rent or debt service continue to increase. Regional cannot be certain that all of its tenants will be able to achieve occupancy and rate levels that will enable them to meet their full obligations to Regional. Regional’s tenants may encounter increased competition in the future that could limit their ability to attract patients or residents or expand their businesses which would in turn affect their ability to make their lease payments to Regional.
In addition, the market for qualified nurses, healthcare professionals and other key personnel is highly competitive, and Regional and its tenants may experience difficulties in attracting and retaining qualified personnel. Increases in labor costs due to higher wages and greater benefits required to attract and retain qualified healthcare personnel incurred by Regional’s tenants could affect their ability to meet their obligations to Regional. This situation could be particularly acute in certain states and cities that have enacted legislation establishing minimum staffing requirements.
Disasters and other adverse events may seriously harm Regional’s business.
Regional’s facilities and its business may suffer harm as a result of natural or man-made disasters such as storms, earthquakes, hurricanes, tornadoes, floods, fires, terrorist attacks and other conditions. The impact, or impending threat, of such events may require that Regional’s tenants evacuate one or more facilities, which could be costly and would involve risks, including potentially fatal risks, for their patients. The impact of disasters and similar events is inherently uncertain. Such events could harm Regional’s tenants’ patients and employees, severely damage or destroy one or more of Regional’s facilities, harm its tenants’ business, reputation and financial performance, or otherwise cause its tenants’ businesses to suffer in ways that Regional is unable to predict.
Tenant financial or legal difficulties could limit or delay Regional’s ability to collect unpaid rents or require Regional to find new tenants.
If a lessee experiences financial or legal difficulties, it could fail to pay Regional rent when due, assert counterclaims, or seek bankruptcy protection. In the case of a master lease, this risk is magnified, as a default could reduce or eliminate rental revenue from several properties. Over the past three years, four of Regional’s operators have experienced or continue to experience financial or legal difficulties resulting in non-payment of rent or bankruptcy. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Regional—Management’s Discussion and Analysis of Financial Condition and Results of Operations for the periods ended December 31, 2024 and December 31, 2023—Leased and Subleased Facilities

to Third-Party Operators” for further discussion. Additionally, the COVID-19 pandemic has caused, and depending on its scope and duration could continue to cause, financial and legal difficulties for certain of Regional’s lessees. If an operator is unable to comply with the terms of its leases, Regional could be asked to defer rent or forced to modify the leases in ways that are unfavorable to Regional. Alternatively, the failure of an operator to perform its obligations under a lease or other agreements with Regional could force Regional to declare a default and terminate the lease. There can be no assurance that Regional would be able to find a suitable replacement operator or re-lease the property on substantially equivalent or better terms than the prior lease, if at all. If a lessee seeks bankruptcy protection, it could delay Regional’s efforts to collect past due amounts owed to Regional under the applicable lease and ultimately preclude collection of all or a portion of those amounts.
Regional has been, and may in the future be, named as a defendant in litigation involving the services provided by Regional’s tenants. Although Regional generally has no involvement in the services provided by Regional’s tenants, and Regional’s standard lease agreements generally require its tenants to indemnify Regional and carry insurance to protect Regional in certain cases, a significant judgment against regional in such litigation could exceed the aggregate of Regional’s and its respective tenants’ insurance coverage, which would require Regional to make payments to cover any such judgment.
Regional’s tenants who engage in business with the federal government may be sued under a federal whistleblower statute designed to combat fraud and abuse in the healthcare industry. These lawsuits can involve significant monetary damages and award bounties to private plaintiffs who successfully bring these suits. If any of these lawsuits are brought against Regional’s tenants, such suits combined with increased operating costs and substantial uninsured liabilities could have a material adverse effect on Regional’s tenants’ liquidity, financial condition and results of operations and on their ability to satisfy their obligations under Regional’s leases, which, could in turn, have a material adverse effect on Regional.
If Regional must replace any of its tenants, Regional might be unable to rent the properties on as favorable terms, or at all, in which case Regional may operate the facility itself and Regional could be subject to delays, limitations and expenses, which could have a material adverse effect on Regional.
Regional cannot predict whether its tenants will renew existing leases beyond their current term. If any of Regional’s triple-net leases are not renewed, Regional would attempt to rent those properties to another tenant. In addition, following expiration of a lease term or if Regional exercises its right to replace a tenant in default, rental payments on the related properties could decline or cease altogether while Regional repositions the properties with a suitable replacement tenant. Regional also might not be successful in identifying suitable replacements or entering into leases or other arrangements with new tenants on a timely basis or on terms as favorable to Regional as its current leases, if at all, and Regional may be required to fund certain expenses and obligations (e.g., real estate and bed taxes, and maintenance expenses) to preserve the value of, and avoid the imposition of liens on, Regional’s properties while they are being repositioned. In addition, Regional may incur certain obligations and liabilities, including obligations to indemnify the replacement tenant, which could have a material adverse effect on Regional.
In the event of non-renewal or a tenant default, Regional’s ability to reposition its properties with a suitable replacement tenant could be significantly delayed or limited by state licensing, receivership, certificate of need or other laws, as well as by the Medicare and Medicaid change-of-ownership rules, and Regional could incur substantial additional expenses in connection with any licensing, receivership or change-of-ownership proceedings.
Healthcare facilities are typically highly customized and may not be easily adapted to non-healthcare-related uses. The improvements generally required to conform a property to healthcare use, such as upgrading electrical, gas and plumbing infrastructure and security, are costly and at times tenant-specific. A new or replacement tenant may require different features in a property, depending on that tenant’s particular operations. If a current tenant is unable to pay rent and vacates a property, Regional may incur substantial expenditures to modify a property before Regional is able to secure another tenant. Supply chain volatility and labor shortages may increase these construction costs. In addition, approvals of local authorities for any required modifications and/or renovations may be necessary, resulting in delays in transitioning a facility to a new tenant. These expenditures or renovations and delays could materially and adversely affect Regional’s business, financial condition or results of operations.

Moreover, in connection with certain of Regional’s properties, Regional has entered into intercreditor agreements with the tenants’ lenders or tri-party agreements with Regional’s lenders. Regional’s ability to exercise remedies under the applicable leases or to reposition the applicable properties may be significantly delayed or limited by the terms of the intercreditor agreement or tri-party agreement. Any such delay or limit on Regional’s rights and remedies could adversely affect Regional’s ability to mitigate Regional’s losses and could have a material adverse effect on Regional.
The amount and scope of insurance coverage provided by policies maintained by Regional and its tenants may not adequately insure against losses.
Regional maintains or requires in its leases that its tenants maintain all applicable lines of insurance on Regional’s properties and their operations. Although Regional regularly reviews the amount and scope of insurance maintained by its tenants and believes the coverage provided to be customary for similarly situated companies in Regional’s industry, Regional gives no assurance that its tenants will continue to be able to maintain adequate levels of insurance. Regional also gives no assurance that its tenants will maintain the required coverages, that Regional will continue to require the same levels of insurance under its leases, that such insurance will be available at a reasonable cost in the future or that the policies maintained will fully cover all losses on Regional’s properties upon the occurrence of a catastrophic event, nor can Regional make any guarantee as to the future financial viability of the insurers that underwrite the policies maintained by Regional’s tenants.
For various reasons, including to reduce and manage costs, many healthcare companies utilize different organizational and corporate structures coupled with captive programs that may provide less insurance coverage than a traditional insurance policy. Companies that insure any part of their general and professional liability risks through their own captive limited purpose entities generally estimate the future cost of general and professional liability through actuarial studies that rely primarily on historical data. However, due to the rise in the number and severity of professional claims against healthcare providers, these actuarial studies may underestimate the future cost of claims, and reserves for future claims may not be adequate to cover the actual cost of those claims. As a result, the tenants of Regional’s properties who self-insure could incur large funded and unfunded general and professional liability expenses, which could materially adversely affect their liquidity, financial condition and results of operations and, in turn, their ability to satisfy their obligations to Regional. If tenants of Regional’s properties decide to implement a captive or self-insurance program, any large funded and unfunded general and professional liability expenses incurred could have a material adverse effect on Regional.
Should an uninsured loss or a loss in excess of insured limits occur, Regional could incur substantial liability or lose all or a portion of the capital Regional has invested in a property, as well as the anticipated future revenues from the property. Following the occurrence of such an event, Regional might nevertheless remain obligated for any mortgage debt or other financial obligations related to the property. Regional gives no assurance that material uninsured losses, or losses in excess of insurance proceeds, will not occur in the future.
Regional’s tenants and Regional’s Healthcare Segment depend on reimbursement from governmental and other third-party payors, and reimbursement rates from such payors may be reduced.
The ability of Regional’s tenants to generate revenue and profit determines the underlying value of that property to Regional. Revenues of Regional’s tenants are generally derived from payments for patient care. Sources of such payments include the federal Medicare program, state Medicaid programs, private insurance carriers, health care service plans, health maintenance organizations, preferred provider arrangements, self-insured employers, as well as the patients themselves.
The health care industry continues to face increased government and private payor pressure on health care providers to control costs. Federal legislative and regulatory policies have been adopted and may continue to be proposed that would reduce Medicare and/or Medicaid payments to nursing facilities. Moreover, state budget pressures continue to result in adoption of Medicaid provider payment reductions in some states. Increasingly, state Medicaid programs are providing coverage through managed care programs under contracts with private health plans, which is intended to decrease state Medicaid costs. In light of continuing federal and state Medicaid program reforms, budget cuts, and regulatory initiatives, no assurance can be given that the implementation of such regulations and reforms will not have an adverse effect on the financial condition or results of operations of Regional’s tenants and/or borrowers which, in turn, could affect their ability to meet their contractual obligations to Regional.

Changes in the reimbursement rates or methods of payment from third-party payors, including insurance companies and the Medicare and Medicaid programs, could have a material adverse effect on Regional’s tenants and directly upon its Healthcare Services segment.
Regional’s Healthcare Services segment and tenants rely on reimbursement from third-party payors, including the Medicare (both traditional Medicare and “managed” Medicare/Medicare Advantage) and Medicaid programs, for substantially all of their revenues, as does Regional’s Healthcare Services segment. Federal and state legislators and regulators have adopted or proposed various cost-containment measures that would limit payments to healthcare providers, and budget crises and financial shortfalls have caused states to implement or consider Medicaid rate freezes or cuts. Private third-party payors also have continued their efforts to control healthcare costs. Regional gives no assurance that its Healthcare Services segment or tenants that currently depend on governmental or private payor reimbursement will be adequately reimbursed for the services they provide. Significant limits by governmental and private third-party payors on the scope of services reimbursed or on reimbursement rates could have a material adverse effect on the liquidity, financial condition, and operations of some of Regional’s tenants. These limits may be imposed by statutory and regulatory changes, retroactive rate adjustments, recovery of program overpayments or set-offs, court decisions, administrative rulings, policy interpretations, payment or other delays by fiscal intermediaries or carriers, government funding restrictions (at a program level or with respect to specific facilities), interruption or delays in payments due to any ongoing government investigations and audits at such property, or private payor efforts. Additionally, these limits could adversely affect Regional’s tenants’ ability to comply with the terms of Regional’s leases and have a material adverse effect on Regional.
Government investigations and enforcement actions brought against the healthcare industry have increased dramatically over the past several years and are expected to continue, particularly in the area of Medicare/Medicaid false claims, as well as an increase in the intensity of enforcement actions resulting from these investigations. Some of these enforcement actions represent novel legal theories and expansions in the application of the False Claims Act.
Medicare, Medicaid and other governmental healthcare payors require reporting of extensive financial information in a specific format or content. These requirements are technical and complex and may not be properly implemented by billing or reporting personnel. For certain required information, False Claims Act violations may occur without any intent to defraud by mere negligence or recklessness in information submission to the government. New billing systems, medical procedures and procedures for which there is not clear guidance may all result in liability. In addition, violations of the Anti-Kickback Law or Stark Law and, for provider tenants who received pandemic relief funds, the failure to comply with terms and conditions related to receipt or repayment of those funds, may form the basis for a federal False Claims Act violation.
Many states have adopted laws similar to the False Claims Act, some of which apply to claims submitted to private and commercial payors, not just governmental payors. Violations of such laws by an operator of a healthcare property could result in loss of accreditation, denial of reimbursement, imposition of fines, suspension or decertification from government healthcare programs, civil liability, and in certain limited instances, criminal penalties, loss of license or closure of the property and/or the incurrence of considerable costs arising from an investigation or regulatory action.
If Regional is unable to resolve its professional and general liability actions on terms acceptable to Regional, then it could have a material adverse effect on Regional’s business, financial condition and results of operations.
Regional is a defendant in various legal actions and administrative proceedings arising in the ordinary course of business, including claims that the services Regional provided during the time it operated skilled nursing facilities (“SNFs”) resulted in injury or death to former patients. Although Regional settles cases from time to time if settlement is advantageous to Regional, it vigorously defends any matter in which it believes the claims lack merit and it has a reasonable chance to prevail at trial or in arbitration. Litigation is inherently unpredictable and there is risk in Regional’s strategy of aggressively defending these cases. There is no assurance that the outcomes of these matters will not have a material adverse effect on Regional’s financial condition.
Regional maintains insurance for professional and general liability claims for its Healthcare Services segment, which included in 2024 the LaGrange, Lumber City, Meadowood, Mountain Trace, Thomasville, Glenvue and Tara Facilities. For more information, see Note 13 - Commitments and Contingencies to Regional’s

audited consolidated financial statements included elsewhere in this joint proxy statement/prospectus. Also see “Critical Accounting Policies - Self Insurance Reserve” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Regional—Management’s Discussion and Analysis of Financial Condition and Results of Operations for the periods ended December 31, 2024 and December 31, 2023.”
Regional believes that most of the professional and general liability actions are defensible and intends to defend them through final judgment, unless settlement is more advantageous to Regional. Accordingly, the self-insurance reserve primarily reflects Regional’s estimate of settlement amounts for the pending actions, as appropriate, and legal costs of settling or litigating the pending actions, as applicable.
Because the self-insurance reserve is based on estimates, the amount of the self-insurance reserve may not be sufficient to cover the settlement amounts actually incurred in settling the pending actions, or the legal costs actually incurred in settling or litigating the pending actions. The amount of the self-insurance reserve may increase, perhaps by a material amount, in any given period, particularly if Regional determines that it has probable exposure in one or more actions. If Regional is unable to resolve the pending actions on terms acceptable to Regional, then it could have a material adverse effect on Regional’s business, financial condition and results of operations. Regional has a history of operating losses and may incur losses in the future.
The geographic concentration of Regional’s facilities could leave Regional vulnerable to an economic downturn or adverse regulatory changes in those areas.
Regional’s properties are located in five states, with Regional’s largest presence in Ohio. As a result of this concentration, the conditions of state and local economies and real estate markets, changes in governmental rules, regulations and reimbursement rates or criteria, changes in demographics, state and local funding, acts of nature and other factors that may result in a decrease in demand and reimbursement for skilled nursing services in these states could have a disproportionately adverse effect on Regional’s tenants’ revenue, costs and results of operations, affecting their ability to meet their obligations to Regional.
Regional pursues property acquisitions and seek strategic opportunities in the ordinary course of its business, which may result in significant usage of management resources or costs, and Regional may not fully realize the potential benefits of such transactions.
Regional regularly reviews, evaluates, engages in discussions regarding, and pursues acquisitions of properties and seeks other strategic opportunities in the ordinary course of business in order to maximize shareholder value. Regional may devote a significant amount of its management resources to, and incur significant costs in connection with, such transactions, which may not result in definitive agreements or the completion of any transaction and could negatively impact Regional’s operations. In addition, there is no assurance that Regional will fully realize the potential benefits of any past or future acquisition or strategic transaction.
If Regional cannot identify and purchase a sufficient quantity of suitable properties at favorable prices or if Regional is unable to finance acquisitions on commercially favorable terms, or at all, Regional’s business, financial position or results of operations could be materially and adversely affected. Furthermore, any future acquisitions may require the issuance of securities, the incurrence of debt, assumption of contingent liabilities or incurrence of significant expenditures, each of which could materially adversely impact Regional’s business, financial condition or results of operations. If debt or equity financing is not available on acceptable terms, further acquisitions might be limited.
Required regulatory approvals can delay or prohibit transfers of Regional’s healthcare properties, which could result in periods in which Regional is unable to receive rent for such properties.
Regional’s tenants that operate SNFs and other healthcare facilities must be licensed under applicable state law and, depending upon the type of facility, certified or approved as providers under the Medicare and/or Medicaid programs. Prior to the transfer of the operations of such healthcare properties to successor operators, the new operator generally must become licensed under state law and, in certain states, receive change of ownership approvals under certificate of need laws (which provide for a certification that the state has made a determination that a need exists for the beds located on the property) and, if applicable, file for a Medicare and Medicaid change of ownership. Upon termination or expiration of existing leases, delays or the failure of the new tenant in receiving regulatory approvals from the applicable federal, state or local government agencies, may prolong the period during which Regional is unable to collect rent and the property may experience performance declines. Regional could also incur substantial additional expenses in connection with any licensing, receivership or change of ownership proceedings.
Bank failures or other events affecting financial institutions could have a material adverse effect on Regional’s and itd tenants’ liquidity, results of operations, and financial condition.
The failure of a bank, or events involving limited liquidity, defaults, non-performance, or other adverse conditions in the financial or credit markets impacting financial institutions, or concerns or rumors about such events, may adversely impact Regional, either directly or through an adverse impact on Regional’s tenants, operators, and borrowers. A bank failure or other event affecting financial institutions could lead to disruptions in Regional’s or its tenants’, operators’, and borrowers’ access to bank deposits or borrowing capacity, including access to letters of credit from certain of Regional’s tenants relating to lease obligations. In addition, in the event of a bank failure or liquidity crisis, Regional and its tenants’, operators’, and borrowers’ deposits in excess of the Federal Deposit Insurance Corporation (“FDIC”) deposit insurance coverage limits may not be backstopped by the U.S. government, and banks or financial institutions with which Regional or its tenants, operators, and borrowers do business may be unable to obtain needed liquidity from other banks, government institutions, or by acquisition. Any adverse effects to Regional’s tenants’, operators’, or borrowers’ liquidity or financial performance could affect their ability to meet their financial and other contractual obligations to Regional, which could have a material adverse effect Regional’s business, results of operations, and financial condition.
Cybersecurity incidents or other damage, disruptions or delays to the information systems and technology of Regional or its tenants could harm Regional’s business.
Cybersecurity incidents can be caused by ransomware, computer denial-of-service attacks, worms, and other malicious software programs or other attacks, including the covert introduction of malware to computers and networks, and the use of techniques or processes that change frequently, may be disguised or difficult to detect, or are designed to remain dormant until a triggering event, and may continue undetected for an extended period of time. Cybersecurity incidents also result from social engineering or impersonation of authorized users as well as efforts to discover and exploit any design flaws, bugs, security vulnerabilities or security weaknesses, intentional or unintentional acts by employees or other insiders with access privileges, intentional acts of vandalism or fraud by third parties and sabotage. The risk of cybersecurity incidents has generally increased as the number, intensity and sophistication of attacks and intrusions from around the world have increased.
While Regional has taken steps to protect the security of its information systems, including, but not limited to, engaging a third-party cybersecurity firm that serves as its dedicated information technology and cybersecurity team and helps Regional oversee, implement and manage Regional’s processes and controls to assess, identify and manage risks from cybersecurity threats, it is impossible to eliminate this risk. It is possible that Regional’s processes and controls will not detect or protect against all cybersecurity threats or incidents. In addition, any failure on the part of Regional’s third-party cybersecurity firm to effectively monitor and protect Regional’s information systems could make Regional more vulnerable to cybersecurity incidents. Regional’s technology infrastructure and information systems are also vulnerable to damage or interruption from natural disasters, power loss and telecommunications failures. Failure to maintain proper function, security and availability of Regional’s information systems or the loss or misuse of the data maintained in those systems, including confidential information or other sensitive of personal information, could interrupt Regional’s operations, damage Regional’s reputation, subject Regional to significant costs to respond and implement remediation measures and liability claims or regulatory penalties and could have a material adverse effect on Regional’s business, financial condition and results of operations.
Regional’s tenants may also from time to time experience cybersecurity incidents or other damage or interruption to their information systems that disrupt their operations or result in the loss or misuse of confidential information or other sensitive or personal information. Any resulting financial impact to Regional’s tenants, including liability claims or regulatory penalties, costs to respond and implement remediation measures as well as operational consequences or business impacts resulting from any damage to their reputation or harm to their business relationships, could negatively impact the ability of Regional’s tenants to meet their financial and other contractual obligations to Regional, which could have a material adverse effect on Regional’s business, financial condition and results of operations.

Regional relies on information technology networks, enterprise and other cloud-based applications and other information systems to process, transmit and store electronic information, and to manage and support Regional’s business processes, including financial transactions and records, and to maintain personal information and tenant and lease data. Regional purchases some of its information technology, including software and cloud-based technology, from third party service providers, on whom Regional and its systems depend. The technology infrastructure and systems of some of Regional’s cloud solution and other third party service providers have in the past experienced, and may in the future experience, cybersecurity incidents of varying degrees.
Risks Related to Laws and Regulations
Healthcare reform legislation impacts cannot accurately be predicted and could adversely affect Regional’s results of operations.
Regional and the healthcare operators leasing Regional’s properties depend on the healthcare industry and are susceptible to risks associated with healthcare reform. Legislative proposals are introduced each year that would introduce major changes in the healthcare system, both nationally and at the state level. Certain measures could negatively affect Regional’s business or the businesses of Regional’s tenants if enacted. Efforts may also be made to reduce the age at which individuals become eligible for Medicare, which could have an adverse impact on Regional’s tenants because Medicare sometimes reimburses long term care providers at rates lower than those paid by commercial payors. Regional also believes that additional resources may be dedicated to regulatory enforcement, which could increase Regional’s tenants’ costs of doing business and negatively impact their ability to pay their rent obligations to Regional. Additional stimulus funding for state and local governments may have a positive impact on Regional’s tenants because it may alleviate some pressures on state and local governments to reduce overall Medicaid expenditures.
Regional’s tenants are subject to extensive federal, state and local laws and regulations affecting the healthcare industry that include those relating to, among other things, licensure, conduct of operations, ownership of facilities, addition of facilities and equipment, allowable costs, services, prices for services, qualified beneficiaries, quality of care, patient rights and insurance, fraudulent or abusive behavior, and financial and other arrangements that may be entered into by healthcare providers. If Regional’s tenants or operators fail to comply with the laws, regulations and other requirements applicable to their businesses and the operation of Regional’s properties, they could become ineligible to receive reimbursement from governmental and private third-party payor programs, face bans on admissions of new patients or residents, suffer civil or criminal penalties or be required to make significant operational changes. Changes in enforcement policies by federal and state governments have also resulted in a significant increase in inspection rates, citations of regulatory deficiencies and sanctions, including terminations from Medicare and Medicaid programs, bars on Medicare and Medicaid payments for new admissions, civil monetary penalties and criminal penalties. Regional’s tenants and operators could be forced to expend considerable resources responding to an investigation, lawsuit or other enforcement action under applicable laws or regulations. Additionally, if Regional’s tenants’ residents do not have insurance, it could adversely impact the tenants’ ability to satisfy their obligation to Regional.
Failure by Regional’s tenants to comply with various local, state, and federal government regulations may adversely impact their ability to make lease payments to Regional.
The failure of Regional’s tenants to comply with federal, state, or local regulations could result in penalties which could include loss or restriction of license, loss of accreditation, denial of reimbursement, imposition of fines, suspension or decertification from federal, state and local health care programs, or closure of the facility. These regulations have increased in response to the COVID-19 pandemic. The loss or imposition of restrictions on any required license, registration, certificate of need, provider agreement or certification would prevent a facility from operating in the manner intended by the operator. Additionally, failure by any of Regional’s operators to comply with applicable laws and regulations could result in adverse publicity and reputational harm, and therefore could harm Regional’s business.
If Regional or its tenants fail to adhere to applicable privacy and data security laws, or experience a data security incident or breach, this could have a material adverse effect on Regional or on its tenants’ ability to meet their obligations to Regional.
Regional and its tenants are subject to HIPAA and various other state and federal laws that relate to privacy and data security, including the reporting of data breaches involving personal information. Failure to comply with these requirements could have a materially adverse effect on Regional and the ability of Regional’s tenants to meet their obligations to Regional. Furthermore, the adoption of new privacy, security and data breach notification laws at the federal and state level could require Regional or its tenants to incur significant compliance costs. In addition, the cost and operational consequences of responding to cybersecurity incidents and breaches and implementing remediation measures could be significant.
While Regional and its tenants maintain various security controls, there is a risk of data security incidents or breaches resulting from unintentional or deliberate acts by third parties or insiders attempting to obtain unauthorized access to information, destroy or manipulate data, or disrupt or sabotage information systems. The trend toward increased remote work and rapid implementation of telehealth within the health care industry in response to the COVID-19 pandemic may have created new or increased cyber risks. Cyber incidents range from individual attempts to gain unauthorized access to Regional’s IT systems to sophisticated attacks by hacking groups and nation-state actors. Information technology systems are a vital part of the business of Regional and its tenants, and a security incident or breach could result in a material loss of business, business interruption, loss of patient or other critical data, regulatory enforcement, substantial legal liability and reputational harm. Despite the deployment of commercially reasonable efforts and sophisticated techniques to prevent cyber incidents, information systems remain potentially vulnerable because the techniques used by hackers continue to evolve and are designed not to be detected. In fact, some unauthorized access may not be detected for an extended period of time. As a result, Regional or its tenants may suffer cybersecurity incidents where Regional or its tenants have implemented cybersecurity protections. A data security incident or breach occurring at or involving Regional could have a material adverse impact on Regional. Where the data security incident or breach occurs at or involves a tenant, this could jeopardize the tenant’s ability to fulfill its obligations to Regional.
As an owner with respect to real property, Regional may be exposed to possible environmental liabilities.
Under various federal, state and local environmental laws, ordinances and regulations, Regional, as a current or previous owner of real property, may be liable in certain circumstances for the costs of investigation, removal, remediation of, or related releases, of certain hazardous or toxic substances at, under or disposed of in connection with such property, as well as certain other potential costs relating to hazardous or toxic substances, including government fines and damages for injuries to persons and adjacent property. Such laws often impose liability regardless of the owner’s knowledge of, or responsibility for, the presence or disposal of such substances. As a result, liability may be imposed on the owner in connection with the activities of an operator of the property.
The cost of any required investigation, remediation, removal, fines or personal or property damages and the owner’s liability therefor could exceed the value of the property and the assets of the owner. In addition, the presence of such substances, or the failure to properly dispose of or remediate such substances, may adversely affect an operator’s ability to attract additional patients or residents and Regional’s ability to sell or rent such property or to borrow using such property as collateral which, in turn, could negatively impact Regional’s revenues.
Risks Related to Regional’s Capital Resources and Indebtedness
Regional’s real estate investments are relatively illiquid.
Real estate investments are relatively illiquid and generally cannot be sold quickly. In addition, all of Regional’s owned healthcare properties serve as collateral for its secured debt obligations and may not be readily sold. Additional factors that are specific to Regional’s industry also tend to limit its ability to vary Regional’s portfolio promptly in response to changes in economic or other conditions. For example, all of Regional’s healthcare properties are “special purpose” properties that cannot be readily converted into general residential, retail or office use. In addition, transfers of operations of SNFs, assisted living facilities (“ALFs”) and other healthcare facilities are subject to regulatory approvals not required for transfers of other types of commercial operations and other types of real estate. Thus, if the operation of any of Regional’s healthcare properties becomes unprofitable due to competition, age of improvements or other factors such that a tenant becomes unable to meet its obligations to Regional, then the liquidation value of the property may be substantially less, particularly relative to the amount owed on any related mortgage loan, than would be the case if the property were readily adaptable to other uses. Furthermore, the receipt of liquidation proceeds or the replacement of a tenant who has defaulted on its lease could be delayed by the approval process of any federal, state or local agency necessary for the transfer of the property or the replacement of the tenant with a new tenant licensed to manage the facility. In addition, certain significant expenditures associated with real estate investment, such as real estate taxes and maintenance costs, are generally not reduced when circumstances cause a reduction in income from the investment. Should such events occur, Regional’s revenues would be adversely affected.
Regional has substantial indebtedness, which may have a material adverse effect on Regional’s business and financial condition.
As of December 31, 2024, Regional had approximately $49.7 million in indebtedness, including current maturities of debt. Regional may also obtain additional short-term and long-term debt to meet future capital needs, subject to certain restrictions under Regional’s existing indebtedness, which would increase Regional’s total debt. Regional’s substantial amount of debt could have negative consequences to Regional’s business. For example, it could:
•	increase Regional’s vulnerability to general adverse economic and industry conditions or a downturn in its business;
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require Regional to dedicate a substantial portion of cash flows from operations to interest and principal payments on outstanding debt, thereby limiting the availability of cash flow for dividends and other general corporate purposes;

•	require Regional to maintain certain debt coverage and other financial ratios at specified levels, thereby reducing Regional’s financial flexibility;
•	make it more difficult for Regional to satisfy its financial obligations;
•	expose Regional to increases in interest rates for Regional’s variable rate debt;
•	limit Regional’s ability to borrow additional funds on favorable terms, or at all, for working capital, debt service requirements, expansion of Regional’s business or other general corporate purposes;
•	limit Regional’s ability to refinance all or a portion of its indebtedness on or before maturity on the same or more favorable terms, or at all;
•	limit Regional’s flexibility in planning for, or reacting to, changes in its business and industry;
•	limit Regional’s ability to make acquisitions or take advantage of business opportunities as they arise;
•	place Regional at a competitive disadvantage compared with its competitors that have less debt; and
•	limit Regional’s ability to borrow additional funds, even when necessary to maintain adequate liquidity.
In addition, Regional’s ability to borrow funds in the future will depend in part on the satisfaction of the covenants in its debt agreements. If Regional is unable to satisfy the financial covenants contained in those agreements or are unable to generate cash sufficient to make required debt payments, the lenders and other parties to those arrangements could accelerate the maturity of some or all of Regional’s outstanding indebtedness.
Regional may not have sufficient liquidity to meet its capital needs.
For the year ended and as of December 31, 2024, Regional had a net loss of 3.2 million. At December 31, 2024, Regional had $0.6 million in cash, $2.9 million of restricted cash and $49.7 million in indebtedness net of $1.0 million deferred financing and unamortized discounts, of which Regional anticipates net principal repayments of approximately $7.0 million during the next twelve-month period.
Regional’s management anticipates access to, and receipt of, several sources of liquidity, including cash from operations and cash on hand. Regional has routine ongoing discussions with existing and potential new lenders to refinance current debt on a longer-term basis and, in recent periods, have refinanced short-term acquisition-related debt with traditional long-term mortgage notes, some of which have been executed under government guaranteed lending programs.
In order to satisfy Regional’s capital needs, it is undertaking measures to grow its operations, streamline its cost infrastructure and otherwise increase liquidity by: (i) refinancing or repaying debt to reduce interest costs and mandatory principal repayments, with such repayment to be funded through potentially expanding borrowing arrangements with certain lenders; (ii) increasing future lease revenue through acquisitions and investments in existing properties; (iii) modifying the terms of existing leases; (iv) replacing certain tenants who default on their lease payment terms; and (v) reducing other and general and administrative expenses.

Regional anticipates that these actions, if successful, will provide the opportunity to maintain its liquidity, thereby permitting it to better meet its operating and financing obligations. However, there is no guarantee that such actions will be successful.
Regional relies on external sources of capital to fund its capital needs, and if Regional encounters difficulty in obtaining such capital, Regional may not be able to make future investments necessary to grow its business or meet maturing debt commitments.
Regional relies on external sources of capital, including, from time to time, private or public offerings of debt or equity, the assumption of secured indebtedness, or mortgage financing on a portion of Regional’s owned portfolio. If Regional is unable to obtain needed capital at all or only on unfavorable terms from these sources, then Regional might not be able to make the investments needed to grow its business or to meet its obligations and commitments as they mature. Regional’s access to capital depends upon a number of factors over which Regional has little or no control, including: (i) the performance of the national and global economies generally; (ii) competition in the healthcare industry; (iii) issues facing the healthcare industry, including regulations and government reimbursement policies; (iv) Regional’s tenants’ operating costs; (v) the market’s perception of Regional’s growth potential; (vi) the market value of Regional’s properties; (vii) Regional’s current and potential future earnings and cash dividends on Regional’s common stock and preferred stock, if any; and (viii) the market price of the shares of Regional’s capital stock. Regional may not be in a position to take advantage of future investment opportunities if it are unable to access capital markets on a timely basis or are only able to obtain financing on unfavorable terms.
In particular, Regional is subject to risks associated with debt financing, which could negatively impact Regional’s business and limit its ability to pay dividends to its shareholders and to repay maturing indebtedness. If Regional is unable to refinance or extend principal payments due at maturity or pay them with proceeds from other capital transactions, Regional’s cash flow may not be sufficient to repay its maturing indebtedness. Furthermore, if Regional has to pay higher interest rates in connection with a refinancing, the interest expenses relating to that refinanced indebtedness would increase, which could reduce Regional’s profitability. Moreover, additional debt financing increases Regional’s leverage. The degree of leverage could have important consequences to Regional’s shareholders, including affecting Regional’s ability to obtain additional financing in the future, and making Regional more vulnerable to a downturn in Regional’s results of operations or the economy in general.
Regional’s ability to raise capital through equity sales is dependent, in part, on the market price of Regional’s capital stock and Regional’s failure to meet market expectations with respect to its business, or other factors Regional does not control, could negatively impact such market price and availability of equity capital.
As with other publicly-traded companies, the availability of equity capital depends, in part, on the market price of Regional’s capital stock, which, in turn, depend upon various market conditions and other factors, some of which Regional cannot control, that may change from time to time, and could negatively impact the market price of Regional’s stock, including:
•	the extent of investor interest;
•	our financial performance and that of Regional’s tenants;
•	general stock and bond market conditions; and
•	other factors such as governmental regulatory action.
Regional’s failure to meet the market’s expectation with regard to future earnings and cash distributions would likely adversely affect the market price of Regional’s capital stock and, as a result, the availability of equity capital to Regional.
Covenants in the agreements evidencing Regional’s indebtedness limit its operational flexibility, and a covenant breach could materially adversely affect Regional’s operations.
The terms of Regional’s credit agreements and other agreements evidencing its indebtedness require regional to comply with a number of financial and other covenants which may limit Regional’s management’s discretion by restricting Regional’s ability to, among other things, incur additional debt, and create liens. Any additional financing Regional may obtain could contain similar or more restrictive covenants. Regional’s continued ability to incur indebtedness and conduct Regional’s operations is subject to compliance with these financial and other covenants. Breaches of these covenants could result in defaults under the instruments governing the applicable indebtedness in addition to any other indebtedness cross-defaulted against such instruments. Any such breach could materially adversely affect Regional’s business, results of operations and financial condition.
Regional’s assets may be subject to impairment charges.
Regional periodically, but not less than annually, evaluates its real estate investments and other assets for impairment indicators. The judgment regarding the existence of impairment indicators is based on factors such as market conditions, operator performance and legal structure. If Regional determines that a significant impairment has occurred, then Regional is required to make an adjustment to the net carrying value of the asset, which could have a material adverse effect on Regional’s results of operations in the period in which the write-off occurs.
Economic conditions and turbulence in the credit markets may create challenges in securing indebtedness or refinancing Regional’s existing indebtedness.
Depressed economic conditions, the availability and cost of credit, turmoil in the mortgage market and depressed real estate markets have in the past contributed, and will in the future contribute, to increased volatility and diminished expectations for real estate markets and the economy as a whole. Significant market disruption and volatility could impact Regional’s ability to secure indebtedness or refinance its existing indebtedness.
Credit and financial markets have experienced extreme volatility and disruptions over the past several years, including declines in consumer confidence, concerns about declines in economic growth, increases in the rate of inflation, increases in borrowing rates and changes in liquidity and credit availability, and uncertainty about economic stability, including most recently in connection with actions undertaken by the U.S. Federal Reserve Board to address inflation, the continuing effects of the COVID-19 pandemic on labor and supply chain disruptions. While consumer sentiment is on the rise, concerns about declines in economic growth have faded and inflation has cooled there can be no assurance that further deterioration in credit and financial markets and confidence in economic conditions will not occur. Regional’s general business strategy may be adversely affected by any such economic downturn, volatile business environment or unpredictable and unstable market conditions. In addition, increased costs due to inflationary conditions may have material adverse effects on the operating expenses of Regional’s tenants and their ability to meet their obligations to Regional and may also increase the costs for Regional to make capital improvements to its facilities. In addition, if the current equity and credit markets deteriorate, it may make any necessary debt or equity financing more difficult, more costly, and more dilutive. Furthermore, Regional’s stock price may decline due in part to the volatility of the stock market and the general economic downturn.
Increases in interest rates could increase Regional’s existing and future debt borrowing costs and adversely affect Regional’s stock price.
Regional may incur additional indebtedness in connection with new credit facilities or financing of acquisitions or development activities. Interest rates in recent years have increased, and may continue to increase, Regional’s interest costs for any new debt, which could make acquisition financings more costly or lower Regional’s current period earnings. Rising interest rates could limit Regional’s ability to refinance existing debt when it matures or cause Regional to pay higher interest rates upon refinancing. In addition, interest rate increases could decrease credit access, thereby decreasing the amount others are willing to pay for Regional’s assets and limiting Regional’s ability to reposition Regional’s portfolio promptly in response to changes in economic or other conditions.
Risks Related to Investment in Regional’s Securities and Organizational Documents
The price of Regional common stock and Regional Series A preferred stock has fluctuated, and a number of factors may cause the price of Regional common stock or Regional Series A preferred stock to decline.
The market price of Regional common stock and Regional Series A preferred stock has fluctuated and may fluctuate significantly in the future, depending upon many factors, many of which are beyond Regional’s control. These factors include:
•	actual or anticipated fluctuations in Regional’s operating results;

•	changes in Regional’s financial condition, performance and prospects;
•	changes in general economic and market conditions and other external factors;
•	the market price of securities issued by other companies in Regional’s industry;
•	announcements by Regional or its competitors of significant acquisitions, dispositions, strategic partnerships or other transactions;
•	press releases or negative publicity relating to Regional or its competitors or relating to trends in healthcare;
•	government action or regulation, including changes in federal, state and local healthcare regulations to which Regional’s tenants are subject;
•	changes in financial estimates, Regional’s ability to meet those estimates, or recommendations by securities analysts with respect to Regional or its competitors; and
•	future sales of Regional’s equity or debt securities.
In addition, to the above factors, the market price of the Regional Series A preferred stock may also fluctuate based upon additional factors including:
•	prevailing interest rates, increases in which may have an adverse effect on the market price of the Regional Series A preferred stock; and
•	trading prices of preferred equity securities issued by other companies in Regional’s industry;
Furthermore, the stock market in recent years has experienced sweeping price and volume fluctuations that often have been unrelated to the operating performance of affected companies. These market fluctuations may also cause the price of Regional’s capital stock to decline.
In the event of fluctuations in the price of Regional’s stock, shareholders may be unable to resell shares of Regional’s stock at or above the price at which they purchased such shares. Additionally, due to fluctuations in the price of Regional’s stock, comparing Regional’s operating results on a period-to-period basis may not be meaningful, and you should not rely on past results as an indication of future performance.
The Regional Series A preferred stock ranks junior to the Regional Series B preferred stock with respect to dividends and amounts payable in the event of Regional’s liquidation, dissolution or winding-up. The Regional common stock ranks junior to the Regional Series A preferred stock with respect to dividends and amounts payable in the event of Regional’s liquidation, dissolution or winding-up.
The Regional Series A preferred stock ranks junior to the Regional Series B preferred stock with respect to dividends and amounts payable in the event of Regional’s liquidation, dissolution or winding-up. This means that, in the event of Regional’s voluntary or involuntary liquidation, dissolution or winding-up, no distribution of its assets may be made to holders of Regional Series A preferred stock until Regional has paid to holders of Regional Series B preferred stock the applicable liquidation preference plus all accumulated accrued and unpaid dividends.
The Regional common stock ranks junior to the Regional Series A preferred stock with respect to the payment of dividends and amounts payable in the event of Regional’s liquidation, dissolution or winding-up. As discussed above, the Regional Series A preferred stock is junior to the Regional Series B preferred stock with respect to the payment of dividends and as to distribution of assets upon Regional’s liquidation, dissolution or winding-up. This means that, in the event of Regional’s voluntary or involuntary liquidation, dissolution or winding-up, no distribution of Regional’s assets may be made to holders of the Regional common stock until Regional has paid to holders of the Regional Series A preferred stock the applicable liquidation preference.
As a result, the value of your investment in the Regional Series A preferred stock or Regional common stock may suffer if sufficient funds are not available to first satisfy Regional’s obligations to the holders of the Regional Series B preferred stock or Regional Series A preferred stock, respectively, in the event of Regional’s liquidation.

Regional is a holding company, and thus is dependent on dividends and other distributions from its subsidiaries to meet its ongoing and future financial obligations. There are no assurances of Regional’s ability to pay dividends in the future.
Regional is a holding company and has no significant operations. Regional relies primarily on dividends and other distributions from its subsidiaries to Regional so it may, among other things, pay dividends on its capital stock, if and to the extent declared by the Regional Board. The ability of Regional’s subsidiaries to pay dividends and make other distributions to Regional depends on their earnings and may be restricted in the future by the terms of certain agreements governing their indebtedness. If Regional’s subsidiaries are in default under such agreements, then they may not pay dividends or make other distributions to Regional.
In addition, Regional may only pay dividends on its capital stock if it has funds legally available to pay dividends and such payment is not restricted or prohibited by law, the terms of any shares with higher priority with respect to dividends or any documents governing Regional’s indebtedness. Regional is restricted by Georgia law from paying dividends on its capital stock if it is not able to pay its debts as they become due in the normal course of business or if Regional’s total assets would be less than the sum of its total liabilities plus the amount that would be needed to satisfy preferential rights upon dissolution. In addition, future debt, contractual covenants or arrangements that Regional or its subsidiaries enter into may restrict or prevent future dividend payments.
The payment of any future dividends on Regional’s stock will be at the discretion of the Regional Board and will depend, among other things, on the earnings and results of operations of Regional’s subsidiaries, their ability to pay dividends and make other distributions to Regional under agreements governing their indebtedness, Regional’s financial condition and capital requirements, any debt service requirements and any other factors the Regional Board deems relevant.
The ownership and transfer restrictions contained in the Regional articles of incorporation may prevent or restrict you from acquiring or transferring shares of the Regional common stock.
The Regional articles of incorporation contains provisions restricting the ownership and transfer of the Regional common stock. These ownership and transfer restrictions include that, subject to the exceptions, waivers and the constructive ownership rules described in the Regional articles of incorporation, no person (including any “group” as defined in Section 13(d)(3) of the Exchange Act may beneficially own, or be deemed to constructively own by virtue of the ownership attribution provisions of the Code, in excess of 9.9% (by value or number of shares, whichever is more restrictive) of the outstanding Regional common stock. The Regional articles of incorporation also prohibits, among other things, any person from beneficially or constructively owning shares of Regional common stock to the extent that such ownership would cause Regional to fail to qualify as a real estate investment trust (“REIT”) by reason of being “closely held” under the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or that would cause Regional to otherwise fail to qualify as a REIT. Furthermore, any transfer, acquisition or other event or transaction that would result in Regional common stock being beneficially owned by less than 100 persons (determined without reference to any rules of attribution) will be void ab initio, and the intended transferee shall acquire no rights in such Regional common stock. These ownership and transfer restrictions could have the effect of delaying, deferring or preventing a transaction or a change in control involving Regional that might involve a premium price for Regional’s capital stock or otherwise be in the best interests of Regional’s shareholders.
Provisions in Georgia law, the Regional articles of incorporation and the Regional bylaws may delay or prevent a change in control or management of Regional that shareholders may consider desirable.
Various provisions of the GBCC and the Regional articles of incorporation and the Regional bylaws may inhibit changes in control of Regional not approved by the Regional Board and may have the effect of depriving Regional’s investors of an opportunity to receive a premium over the prevailing market price of the Regional common stock and other securities in the event of an attempted hostile takeover. These provisions could also discourage proxy contests and make it more difficult for shareholders to elect directors and take other corporate actions. As a result, the existence of these provisions may adversely affect the market price of the Regional common stock and other securities. These provisions include:
•	the ownership and transfer restrictions contained in the Regional articles of incorporation with respect to the Regional common stock;

•	a requirement that special meetings of shareholders be called by the Regional Board, the Regional Chairman, the President, or the holders of shares with voting power of at least 25%;
•	advance notice requirements for shareholder proposals and nominations;
•	a requirement that Regional directors may only be removed for cause and then only by an affirmative vote of at least a majority of all votes entitled to be cast in the election of such directors;
•	a prohibition of shareholder action without a meeting by less than unanimous written consent;
•	availability of “blank check” preferred stock; and
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a charter “constituency” clause authorizing (but not requiring) Regional’s directors to consider, in discharging their duties as directors, the effects of Regional’s actions on other interests and persons in addition to Regional’s shareholders.

In addition, Regional has elected in the Regional bylaws to be subject to the “fair price” and “business combination” provisions of the GBCC. The business combination provisions generally restrict Regional from engaging in certain business combination transactions with any “interested shareholder” (as defined in the GBCC) for a period of five years after the date of the transaction in which the person became an interested shareholder, unless certain designated conditions are met. The fair price provisions generally restricts Regional from entering into certain business combinations with an interested shareholder unless the transaction is unanimously approved by the continuing directors who must constitute at least three members of the Regional Board at the time of such approval, or the transaction is recommended by at least two-thirds of the continuing directors and approved by a majority of the shareholders excluding the interested shareholder.
The Regional Board can use these and other provisions to prevent, delay or discourage a change in control of Regional or a change in Regional’s management. Any such delay or prevention of a change in control or management of Regional could deter potential acquirers or prevent the completion of a takeover transaction pursuant to which Regional’s shareholders could receive a substantial premium over the current market price of the common stock and other securities, which in turn may limit the price investors might be willing to pay for such securities.
Regional may conduct a transaction or transactions that could result in significant dilution to Regional’s existing shareholders. The transaction(s) could include the private investment in public equity, a public rights offering, a debt restructuring or any combination of these or similar transactions with the intent of regaining Regional’s NYSE American listings. Such transaction(s), if completed, would be dilutive to certain shareholders, could adversely affect the market price of the Regional common stock, Regional Series A preferred stock and Regional Series B preferred stock, would involve some expense and management distraction from Regional’s business and ultimately may not be successful in maintaining Regional’s NYSE American listings.
To regain Regional’s NYSE American listings, Regional may conduct a merger with another entity, an investment in a joint venture, private investment in public equity, a public rights offering, a debt restructuring or any combination of these or similar transactions. Although Regional may not complete any of these transactions, if a transaction occurs, it would be dilutive to certain shareholders and could adversely or favorably affect the market price of the Regional common stock, Regional Series A preferred stock and Regional Series B preferred stock. Furthermore, any transaction would involve some expense and management distraction from Regional’s business, and it is possible that despite the transaction, Regional may still be unsuccessful in regaining its NYSE American listings. For further information, see “Risk factors—Risks Related to the Merger” and “Risks Related to Regional and the Combined Company after Completion of the Merger.”
General Risk Factors
The costs of being publicly owned may strain Regional’s resources and impact Regional’s business, financial condition, results of operations and prospects.
As a public company, Regional is subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The Exchange Act requires that Regional file annual, quarterly and current reports with respect to Regional’s business and financial condition. The Sarbanes-Oxley Act requires that Regional maintain effective disclosure controls and procedures and internal controls for financial reporting. Regional is required to document and test its internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires annual management assessments of the effectiveness of Regional’s internal controls over financial reporting.
These requirements may place a strain on Regional’s systems and resources and have required Regional, and may in the future require Regional, to hire additional accounting and financial resources with appropriate public company experience and technical accounting knowledge. In addition, failure to maintain such internal controls could result in Regional being unable to provide timely and reliable financial information which could potentially subject Regional to sanctions or investigations by the SEC or other regulatory authorities or cause Regional to be late in the filing of required reports or financial results. Any of the foregoing events could have a materially adverse effect on Regional’s business, financial condition, results of operations and prospects.
If Regional loses its key management personnel, it may not be able to successfully manage its business or achieve its objectives, which could have a material adverse effect on Regional’s business, financial condition, results of operations and prospects.
Regional is dependent on its management team, and Regional’s future success depends largely upon the management experience, skill, and contacts of its management and the loss of any of its key management team could harm Regional’s business. If Regional loses the services of any or all of its management team, Regional may not be able to replace them with similarly qualified personnel, which could have a material adverse effect on Regional’s business, financial condition, results of operations and prospects.
Regional’s directors and officers substantially control all major decisions.
Regional’s directors and officers beneficially own a significant number of shares of outstanding Regional common stock. Therefore, Regional’s directors and officers will be able to influence major corporate actions required to be voted on by Regional’s shareholders, such as the election of Regional’s directors, the amendment of its organizational documents and the approval of significant corporate transactions such as mergers, reorganizations, sales of substantially all of Regional’s assets and liquidation. Furthermore, Regional’s directors will be able to make decisions affecting Regional’s capital structure, including decisions to issue additional capital stock, implement stock repurchase programs and incur indebtedness. This control may have the effect of deterring hostile takeovers, delaying or preventing changes in control or changes in management, or limiting the ability of Regional’s other shareholders to approve transactions that they may deem to be in their best interests.
Consolidated SunLink Operations Risks
The COVID-19 pandemic has significantly increased economic uncertainty.
The continued spread of COVID-19 and its sub-variants exacerbate and may extend the current adverse economic environment for healthcare providers. While certain healthcare spending is considered non-discretionary and may not be significantly affected by economic downturns, healthcare spending has been adversely impacted by such conditions. When patients are experiencing personal financial difficulties or have concerns about general economic conditions, they may choose a high-deductible insurance plan or no insurance at all, which increases a hospital’s dependence on self-pay revenue. Moreover, a greater number of persons may elect to forgo treatments and therapies provided by SunLink’s pharmacy business. As a result of the COVID-19 pandemic and its aftermath, SunLink and its subsidiaries have and continue to experience more variable demand for its services as well as increases in costs relating to less efficient operating procedures, increased cost of supplies, and increased salaries, wages and benefits. Accordingly, the continuing impact of the pandemic could result in decreased sales volume by SunLink’s pharmacy business.
If SunLink’s operations continue to generate operating losses, SunLink could exhaust cash on hand and may not be able to generate sufficient cash flows to meet its liquidity needs.
SunLink relies upon cash on hand, cash from operations, and cash from asset sales to fund its cash requirements for working capital, capital expenditures, commitments, and payments of principal and interest on borrowings. SunLink’s ability to generate cash from operations has been negatively impacted by reduced Federal and state reimbursements, managed care efforts (including restrictions, limitations, administrative requirements and clawbacks in its pharmacy businesses), increased salary expenses for employees in general, as a result of economic conditions in the locations SunLink serves, as well as by decreased sales volume and earnings experienced by certain lines of business in SunLink’s pharmacy operations, and by SunLink’s corporate overhead. Recent cost increases due to inflation and supply chain disruption has negatively impacted SunLink’s operations, among other reasons, because most of SunLink’s revenue is derived from government reimbursement which has not kept up with SunLink’s cost increases. A substantial portion of corporate overhead is incurred because SunLink is a public company with limited operations. SunLink expects that these factors will continue to have a negative impact on its business for the foreseeable future. The impact of these factors were mitigated by government support payments (Paycheck Protection Plan (“PPP”) loans and PRF) during the COVID-19 pandemic in the fiscal years ended June 30, 2022 and 2021, respectively, but no new government support payment programs were implemented in response to the COVID-19 pandemic. This pandemic resulted in reduced capacity in SunLink’s healthcare providers in SunLink’s pharmacy business. Further deterioration in SunLink’s operating environment in the aftermath of the COVID-19 pandemic and the absence of new government support payments to address such deterioration would negatively impact SunLink’s results of operations and cash flows.
SunLink may require additional debt or equity capital in order to make significant capital investments including to expand SunLink’s operations and make acquisitions, and the inability to make significant capital investments or expand SunLink’s operations may negatively affect SunLink’s competitive position, reduce earnings (or increase losses), and negatively affect SunLink’s results of operations and financial position.
SunLink’s operations and growth by merger and or acquisition strategy may require significant capital investments from time to time. Significant capital investments were made in SunLink’s pharmacy business in 2024, 2023 and 2022, and may be required for capital improvements in connection with existing operations and for future acquired operations. SunLink’s ability to make capital investments depends on numerous factors, such as the availability of funds from operations and cost and access to additional debt and equity financing. No assurance can be given that the necessary funds will be available. Moreover, incurrence of additional debt financing, if available, may involve additional restrictive covenants that could negatively affect SunLink’s ability to operate its business in the desired manner, and raising additional equity likely would be dilutive to shareholders. The failure to obtain necessary funds could impair SunLink’s existing operations and could force SunLink to forego opportunities that may arise in the future. This could, in turn, have a negative impact on the competitive position of SunLink’s operating subsidiaries, reduce earnings (or increase losses) and otherwise negatively affect future operations and SunLink’s financial position.
Healthcare reform initiatives have resulted in significant changes to the United States healthcare system some of which may adversely affect SunLink’s business.
Healthcare reform initiatives, including the enactment of the Patient Protection and Affordable Care Act and the Health Care Education Reconciliation Act of 2010 (collectively, the “ACA”), managed Medicaid initiatives, and commercially managed healthcare programs (including those relating to pharmacy dispensing, and other programs) have impacted each of SunLink’s businesses in some manner. These reforms are very significant and, ultimately, could further change the nature of SunLink’s services, the methods and amounts of payment for SunLink’s services, and the underlying regulatory environment.
In general, a primary goal of recurrent efforts at healthcare reform is to reduce the cost to Federal and state governments of reimbursement to providers under various governmental programs, which includes reductions in the reimbursement paid to SunLink and other healthcare providers. Moreover, healthcare reform could negatively impact insurance companies, other third-party payors and SunLink’s customers, as well as other healthcare providers, which may in turn negatively impact SunLink’s business. As such, healthcare reforms and changes resulting from the ACA, as well as other similar healthcare reforms, could have a material adverse effect on SunLink’s business, financial position, results of operations, and liquidity.
SunLink conducts business in a heavily regulated industry; changes in regulations or violations of regulations may result in increased costs or sanctions that could reduce revenue and profitability.
The healthcare industry is subject to extensive federal, state and local laws and regulations relating to licensure; conduct of operations including pharmacy operations, condition and operation of facilities; addition of facilities and services; confidentiality, maintenance, and security issues associated with medical records; billing for services.
HIPAA broadened the scope of the fraud and abuse laws to include all healthcare services, whether or not they are reimbursed under a federal program. In addition, provisions of the Social Security Act, known as the

Stark Act, also prohibit physicians from referring Medicare and Medicaid patients to providers of a broad range of designated health services in which the physicians or their immediate family members have an ownership interest or certain other financial arrangements.
Due to the “opioid crisis”, the DEA has added regulations and increased its scrutiny of drug dispensing at both the retail and wholesale level. As a result, physicians and pharmacists are more cautious about dispensing certain drugs and wholesalers monitor drug purchases by their customers. In addition, wholesalers are more closely monitored by the DEA and may limit the volume and delivery of drugs.
In addition, SunLink’s facilities will continue to remain subject to any state laws that are more restrictive than the regulations issued under HIPAA, which vary by state and could impose additional penalties. In recent years, both federal and state government agencies have announced plans for or implemented heightened and coordinated civil and criminal enforcement efforts.
Government officials charged with responsibility for enforcing healthcare laws could assert that SunLink or any of the transactions in which SunLink, or its subsidiaries or their predecessors is or was involved, are in violation of these laws. It is also possible that these laws ultimately could be interpreted by the courts in a manner that is different from the interpretations made by SunLink or others. A determination that either SunLink or its subsidiaries or their predecessors is or was involved in a transaction that violated these laws, or the public announcement that SunLink or its subsidiaries or their predecessors is being investigated for possible violations of these laws, could have a material adverse effect on SunLink’s business, financial condition, results of operations or prospects and SunLink’s business reputation could suffer significantly.
Reforms in pharmacy distribution and dispensing have impacted and may further impact SunLink’s pharmacy business.
Pharmacy benefit managers (“PBMs”) have undertaken a number of actions, primarily in an effort to reduce cost and increase their own profitability, which have impacted SunLink’s pharmacy business. These actions include limiting reimbursable drug formularies, requiring outcome and quality reporting, and implementing claw backs, takebacks and penalties for alleged and substantially defined noncompliance with various contract terms, some of which may not be known at the time a prescription is filled. In addition, PBMs and manufacturers have limited the drugs which independent pharmacies (including SunLink’s pharmacy subsidiary) may dispense and receive reimbursement for; and in some cases have determined not to contract with independent pharmacies for dispensing services at all, preferring to provide “direct-to-consumers” type distribution. In addition, the recent purchase or merger of PBMs and insurance companies effectively allows the combined business to control distribution, dispensing, pricing and payment of drugs from the manufacturer to the consumer. This “vertical integration” of the pharmacy distribution and dispensing system in the United States could have the effect of eliminating independent pharmacies, limiting the drugs available for dispensing to patients, and may reduce prices below dispensing costs. Any of these pharmacy reforms could result in an adverse effect on SunLink’s pharmacy business.
Continued supply chain shortages could increase SunLink’s costs of operations or adversely affect SunLink’s results of operations.
Shortages, delays, increased costs, and governmental restrictions arising in the aftermath of the COVID-19 pandemic as well as increased demand have disrupted and may continue to disrupt the ability of SunLink’s subsidiaries to procure items used in their operations especially with respect to access to respiratory equipment and certain personal protective equipment and cleaning products. A severe inability to obtain items or substantially increased costs for items, particularly items sold by SunLink’s pharmacy operations, could have an adverse effect on SunLink’s results of operations if SunLink is unable to pass such costs along to patients and customers.
Current economic events and sustained inflation could increase SunLink’s costs of operations and adversely affect SunLink’s results of operations.
Current economic events (such as known or reasonably likely future increases in costs of labor or materials or price increases or inventory adjustments) are causing a material change in the relationship between SunLink’s costs and revenues and SunLink is unable to predict whether recent inflationary spikes since approximately October 2021 are transitory due to pandemic recovery related demand. Labor shortages in selected markets and supply chain issues may reflect the beginning of an inflationary cycle and substantially increased costs of personnel, goods, and services and are having an adverse effect on SunLink’s results of operations because SunLink is generally unable to pass such costs fully along to patients and customers. The concentration of SunLink’s patients in persons for whom the cost of treatment is paid for under government programs substantially limits SunLink’s ability to pass through such costs.
General economic conditions may have an adverse impact on SunLink’s operations.
Much healthcare spending is discretionary and can be significantly impacted by economic downturns. When patients are experiencing personal financial difficulties or have concerns about general economic conditions, they may choose to defer or forego elective surgeries and other non-emergent procedures, which are generally more profitable lines of business for hospitals. In addition, employers may impose, or patients may select a high-deductible insurance plan or no insurance at all, which increases a hospital’s dependence on self-pay revenue.
SunLink is unable to quantify the specific impact of the COVID-19 pandemic or current or recent economic conditions on its business; however, SunLink believes that the economic conditions in the rural service areas in which SunLink’s subsidiaries operate have had an adverse impact on SunLink’s operations. Such impact can be expected to continue to affect not only the healthcare decisions of SunLink’s patients and potential patients but could also have an adverse impact on the solvency of certain managed care providers and other counterparties to transactions with SunLink.
SunLink’s subsidiaries are subject to potential claims for professional liability, including existing or potential claims based on the acts or omissions of third parties, which claims may not be covered by insurance.
SunLink’s subsidiaries are subject to potential claims for professional liability (medical malpractice) in connection with current operations, as well as potentially acquired or discontinued operations. To cover such claims, professional malpractice liability insurance and general liability insurance is maintained in amounts believed to be sufficient for operations, although some claims may exceed the scope or amount of the coverage in effect and insurance may add limitations and exclusions to such insurance. However, SunLink currently purchases limited insurance policies to cover discontinued operations exposures. SunLink may purchase such insurance in the future at levels providing for the retention of more risk by SunLink and at lower aggregate limits. The assertion of a significant number of claims, either within a self-insured retention (deductible) or individually or in the aggregate in excess of available insurance, could have a material adverse effect on SunLink’s results of operations or financial condition. Premiums for professional liability insurance have historically been volatile, and SunLink cannot assure you that professional liability insurance will continue to be available on terms acceptable to us, if at all. The operations of SunLink’s hospital and pharmacies also depend on the professional services of physicians, pharmacists and other trained healthcare providers and technicians in the conduct of their respective operations, including independent laboratories and physicians rendering diagnostic and medical services. There can be no assurance that any legal action stemming from the act or omission of a third party provider of healthcare services, would not be brought against SunLink’s subsidiaries’ hospital, pharmacies, or SunLink, resulting in significant legal expenses in order to defend against such legal action or to obtain a financial contribution from the third-party whose acts or omissions occasioned the legal action.
Risks Related to SunLink’s Operations
SunLink has a limited staff of corporate employees and depends heavily on its corporate staff and subsidiaries’ management personnel; the loss of the services of one or more of SunLink’s key personnel could weaken SunLink’s management team and impair its ability to deliver pharmacy products and services.
The success of SunLink’s operations depends on the ability to attract and retain executive officers, managers, related health care employees and IT staff, as well as on the ability of subsidiary-based officers and key employees to manage growth successfully. SunLink’s subsidiaries have been able to attract healthcare subsidiary management; however, if the subsidiaries or corporate staff is unable to attract and retain effective management, the operating performance could decline.

SunLink’s success depends on the ability of SunLink’s operating subsidiaries to attract and retain qualified pharmacists healthcare professionals. A shortage of qualified pharmacists in any of SunLink’s markets could weaken the ability of SunLink’s subsidiaries to deliver healthcare services.
In addition to the management personnel which each subsidiary employs, SunLink’s pharmacy operations are dependent on the efforts, ability, and experience of SunLink’s professionals, such as pharmacists and lab technicians. Pharmacists, lab technicians and other professionals are generally employees of an individual subsidiary. Each subsidiary’s success has been, and will continue to be, influenced by its ability to attract and retain these skilled employees. A shortage of professionals in one of SunLink’s markets, the loss of some or all of its key employees or the inability to attract or retain sufficient numbers of qualified professionals could cause the operating performance of one or more of SunLink’s subsidiaries to decline. As a result of the COVID-19 pandemic and its aftermath, the SunLink pharmacy operations has both experienced reduced capacity and absences by SunLink’s healthcare providers.
The majority of SunLink’s revenue is dependent on Medicare and Medicaid payments to its subsidiaries and possible reductions in Medicare or Medicaid payments or the implementation of other measures to reduce reimbursements may reduce SunLink’s revenues.
The majority of SunLink’s consolidated revenues are derived from the Medicare and Medicaid programs, which are highly regulated and subject to frequent and substantial changes. Approximately 65% and 63% of SunLink’s net revenues from continuing operations were derived from the Medicare and Medicaid programs for the years ended June 30, 2024 and June 30, 2023, respectively. Previous legislative changes have resulted in, and future legislative changes may result in, limitations on and reduced levels of payment and reimbursement for a substantial portion of hospital procedures, pharmacy services and costs.
Future healthcare legislation or other changes in the administration or interpretation of governmental healthcare programs may have a material adverse effect on SunLink’s consolidated business, financial condition, results of operations or prospects.
Revenue and profitability of SunLink’s subsidiaries’ operations may be constrained by future cost containment initiatives undertaken by purchasers of such services.
SunLink’s subsidiaries’ have been affected by the increasing number of initiatives undertaken during the past several years by all major purchasers of healthcare, including (in addition to Federal and state governments) insurance companies, PBMs and employers, to revise payment methodologies and monitor healthcare expenditures in order to contain pharmacy costs.
A cyber-attack or security breach could result in the compromise of SunLink’s facilities, confidential data or critical data systems and give rise to potential harm to patients, remediation and other expenses, expose SunLink to liability under HIPAA, consumer protection laws, common law or other theories, subject SunLink to litigation and Federal and state governmental inquiries, damage SunLink’s reputation, and otherwise be disruptive to SunLink’s business.
SunLink relies extensively on its computer systems to manage clinical and financial data, communicate with SunLink’s patients, payors, vendors and other third parties and summarize and analyze operating results. SunLink has made investments in technology to protect SunLink’s systems, equipment and medical devices and information from cybersecurity risks including continued development and enhancement of SunLink’s controls, processes and practices designed to protect SunLink’s systems, computers, software, data and networks from attack, damage or unauthorized access. Also in connection with any cyber-attack, SunLink likely would be subject to one or more purported class action lawsuits, as well as government investigations by various State Attorneys General and the U.S. HHS Office for Civil Rights, and could be subject to additional litigation, potential governmental inquiries and potential reputation damages.
In spite of SunLink’s security measures, there can be no assurance that SunLink will not be subject to cyber-attacks or security breaches in the future. Additionally, where SunLink agrees to provide transition services to the buyer in connection with the sale of assets, including access to SunLink’s legacy information systems, for a defined transition period, SunLink is exposed to cyber-attacks or security breaches that originate outside of SunLink’s processes and practices designed to prevent such threats from occurring. Any such cyber-attacks or security breaches could impact the integrity, availability or privacy of protected health information or other data subject to privacy laws or disrupt SunLink’s information technology systems, devices or business, including

SunLink’s ability to provide various healthcare services. Additionally, growing cyber-security threats related to the use of ransomware and other malicious software threaten the access and utilization of critical information technology and data. As a result, cybersecurity and the continued development and enhancement of SunLink’s controls, process and practices designed to protect SunLink’s information systems from attack, damage or unauthorized access likely will be required. SunLink’s ability to recover from a ransomware or other cyber-attack is dependent on these practices, including successful backup systems and other recovery procedures. As cyber-threats continue to evolve, SunLink may be required to expend significant additional resources to continue to modify or enhance SunLink’s protective measures or to investigate and remediate any information security vulnerabilities. If SunLink is subject to cyber-attacks or security breaches in the future, this could result in harm to patients; business interruptions and delays; the loss, misappropriation, corruption or unauthorized access of data; litigation and potential liability under privacy, security, breach notification and consumer protection laws or other applicable laws; reputational damage and Federal and state governmental inquiries, any of which could have an adverse effect on SunLink’s business, financial condition or results of operations.
Continuing worsening or additional pandemics, epidemics or outbreaks of an infectious disease in the markets in which SunLink operates or that otherwise impacts SunLink’s facilities could adversely impact SunLink’s business.
In addition to the current COVID-19 pandemic and its aftermath, if one or more additional pandemics, epidemics, or outbreaks of an infectious disease or other public health crisis were to affect SunLink’s markets, SunLink’s business could be adversely affected. Any such crisis could diminish the public trust in healthcare facilities, especially in facilities that fail to accurately or timely diagnose or isolate infected persons, or that are treating (or have treated) patients affected by contagious diseases. In particular, while it is uncertain the extent to which the coronavirus may impact SunLink’s business, given that a portion of pharmaceuticals and medical supplies used at SunLink’s facilities are sourced from China, in the event that the coronavirus outbreak or another infectious disease outbreak, or any actions taken by the Chinese government or other governmental authorities in connection therewith, were to disrupt the supply of these pharmaceuticals and/or medical supplies, then SunLink’s business could be adversely affected. In addition, although SunLink has disaster plans in place and operate pursuant to infectious disease protocols, the potential impact of a worsening of the COVID-19 pandemic or additional pandemics, epidemics or outbreaks of an infectious disease with respect to SunLink’s markets or SunLink’s facilities is difficult to predict and could adversely impact SunLink’s business.
Risks Relating to SunLink’s Pharmacy Operations
The operations of SunLink’s pharmacy business may be adversely affected by changes in government reimbursement regulations and payment levels.
For the years ended June 30, 2024 and June 30, 2023, the operations of SunLink’s pharmacy business derived approximately 67% and 62%, respectively, of its net revenues from government payors, principally Medicare and Medicaid. The Deficit Reduction Act of 2005 exempted rural providers of home care related services from the competitive acquisition program to which urban providers are subject.
There is no assurance that the ASP reimbursement methodology will not be extended to the provision of all specialty pharmaceuticals or to the specialty pharmaceuticals most often sold by the SunLink pharmacy operations or that the SunLink pharmacy operations will continue to be able to operate the SunLink pharmacy segment profitably at either existing or at lower reimbursement rates. Likewise, SunLink cannot assure you that the Part B CAP program will not be extended to rural or exurban areas in general or to the areas in which the SunLink pharmacy segment operates, or may seek to operate, in particular or the SunLink pharmacy business would be able to meet the qualifications to become a Part B CAP vendor either now or at any time in the future.
The operations of the SunLink pharmacy business could be harmed by further changes in government purchasing methodologies and reimbursement rates for Medicare or Medicaid.
In addition to the impact of MMA, in order to deal with budget shortfalls, some states are attempting to create state administered prescription drug discount plans, to limit the number of prescriptions per person that are covered, to raise Medicaid co-pays and deductibles, and are proposing more restrictive formularies and reductions in pharmacy reimbursement rates. Any reductions in amounts reimbursable by other government programs for pharmacy services or changes in regulations governing such reimbursements could materially and adversely affect the SunLink pharmacy business, financial condition and results of operations.

Louisiana, where the SunLink pharmacy business operates, has implemented a managed Medicaid program which is administered by outside contractors. These managed Medicaid programs are designed to reduce the State’s administrative costs and the cost of the products and services provided to beneficiaries.
The DME service line of the SunLink pharmacy business may be adversely affected by further changes in government reimbursement regulations and payment levels, especially if the DME service line becomes subject to additional competitive bidding procedures.
The SunLink pharmacy business is currently subject to the expanded provisions of the Medicare competitive bidding program which have had a negative impact on the prices SunLink receives for DME. The current provisions could be expanded or changed in the future. Any additional changes in government reimbursement or payment amounts could have a further adverse effect on SunLink’s consolidated results of operations.
The operations of the SunLink pharmacy business depend on a continuous supply of key products. Any shortages of key products could adversely affect the business of the SunLink pharmacy operations.
Many of the products distributed by the operations of the SunLink pharmacy business are manufactured with ingredients that are susceptible to supply shortages. In addition, the manufacturers of these products may not have adequate manufacturing capability to meet rising demand. If any products distributed by the SunLink pharmacy business are in short supply for extended periods of time, this could result in a material adverse effect on SunLink’s business and results of operations.
The operations of the SunLink pharmacy business are highly dependent on SunLink’s relationship with and the stability of one key supplier, and the loss of such key supplier could adversely affect the business of the SunLink pharmacy business.
Any termination of, or adverse change in, SunLink’s relationships with SunLink’s key supplier, or the loss of supply of one of SunLink’s key products for any other reason, could have a material adverse effect on the business of the SunLink pharmacy operations and SunLink’s consolidated results of operations. The largest supplier for the SunLink pharmacy business accounted for approximately 76% and 77% of the segment’s cost of goods sold in the fiscal years ended June 30, 2024 and June 30, 2023, respectively. In addition, the SunLink pharmacy business has few long-term contracts with its suppliers. Arrangements with most of its suppliers may be canceled by either party, without cause and on minimal notice; and many of these arrangements are not governed by written agreements.
The loss of one or more of larger institutional pharmacy customers could hurt SunLink’s business by reducing the revenues and profitability of the operations of the SunLink pharmacy business.
As is customary in the institutional pharmacy industry, the institutional pharmacy service line of the SunLink pharmacy business has customer contracts, but generally not long-term contracts, with its institutional pharmacy customers. Loss of existing contracts or significant declines in the level of purchases by one or more of the larger institutional pharmacy customers could have a material adverse effect on the business of the SunLink pharmacy operations and SunLink’s consolidated results of operations.
The failure of the SunLink pharmacy business to maintain eligibility as a Medicare and Medicaid supplier could materially adversely affect its competitive position. Likewise, its failure to maintain and expand relationships with private payors, who can effectively determine the pharmacy source for their members, could materially adversely affect its competitive position.
Changes in average wholesale prices (“AWP”) could reduce SunLink’s pricing and margins.
Many government payors, including Medicare and Medicaid, have paid, or continue to pay, the operations of the S SunLink pharmacy business directly or indirectly at a rate based upon a drug’s AWP less a percentage factor. The SunLink pharmacy business also has contracted with some private payors to sell drugs at AWP or at AWP less a percentage factor. For most drugs, AWP is compiled and published by several private companies, including First DataBank, Inc. Several states have filed lawsuits against pharmaceutical manufacturers for allegedly inflating reported AWP for prescription drugs. In addition, class action lawsuits have been brought by consumers against pharmaceutical manufacturers alleging overstatement of AWP. SunLink is not responsible for such calculations, reports or payments; however, there can be no assurance that the ability of the SunLink pharmacy business to negotiate discounts from drug manufacturers will not be materially adversely affected by such investigations or lawsuits.

The federal government also has entered into settlement agreements with several drug manufacturers relating to the calculation and reporting of AWP pursuant to which the drug manufacturers, among other things, have agreed to report new pricing information, the “average sales price”, to government healthcare programs. The average sales price is calculated differently than AWP and may be expected to have the effect of indirectly reducing reimbursement.
The SunLink pharmacy business faces numerous competitors and potential competitors in the market in which SunLink’s pharmacy business operates, many of whom are significantly larger and who have significantly greater financial resources.
Large national companies operate in the existing market in which the SunLink pharmacy business operates. SunLink cannot assure you that one or more of such companies or other healthcare companies will not seek to compete or intensify their level of competition in the areas in which SunLink conducts or may seek to conduct one or more of the components of the operations of the SunLink pharmacy business.
The operations of SunLink’s pharmacy business may be adversely affected by industry trends in managed care contracting and consolidation.
A growing number of health plans are contracting with a single provider of Pharmacy services. Likewise, manufacturers may not be eager to contract with regional providers of SunLink pharmacy services. If the SunLink pharmacy business is unable to obtain managed care contracts in the areas in which SunLink provides pharmacy services or SunLink is unable to obtain pharmacy products at reasonable costs or at all, the business operations of the SunLink pharmacy business could be adversely affected.
The SunLink pharmacy business market may grow slower than expected, which could adversely affect SunLink’s revenues.
SunLink cannot predict the rate of actual future growth in product availability and spending, the extent to which patient demand or spending for specialty drug services in rural or exurban areas will match national averages or whether government payors will provide reimbursement for new products under Medicare or Medicaid on a timely basis, at what rates, or at all. Adverse developments in any of these areas could have an adverse impact on the business operations of the SunLink pharmacy business.
The profitability of the SunLink pharmacy business can be adversely affected by a decrease in the introduction of new brand name and generic prescription drugs.
Sales and profit margins of the SunLink pharmacy business are materially affected by the introduction of new brand name and generic drugs. New brand name drugs can result in increased drug utilization and associated sales revenues, while the introduction of lower priced generic alternatives typically result in relatively lower sales revenues, but higher gross profit margins. Accordingly, a decrease in the number of significant new brand name drugs or generics successfully introduced could adversely affect SunLink’s business and results of operations.
Other SunLink Risks
Future developments could affect SunLink’s ability to maintain adequate liquidity. Additionally, SunLink’s ability to access alternative sources of capital is limited.
Historically, SunLink’s available capital has been sufficient to meet its operating expenses, lease obligations, debt service requirements, and capital expenditures, and SunLink has managed its liquidity such that its aggregate unrestricted cash at March 31, 2025 was $7,466, is subject to extensive terms and conditions. Future circumstances could require SunLink to materially increase SunLink’s revenues, materially reduce SunLink’s expenses, or otherwise materially improve operating results, dispose of existing assets or obtain material new sources of capital in order to maintain adequate liquidity.
SunLink is currently limited in its ability to raise capital, debt or equity, in the public or private markets on what it considers acceptable terms was likely nonexistent. SunLink and its subsidiaries currently must fund working capital needs from cash on hand, cash from operations or cash from the sale of additional assets, and SunLink cannot assure you that SunLink will be successful in improving SunLink results of operations, reducing its costs, obtaining additional credit facilities or selling additional assets.

Regional and SunLink face other risks.
The risks listed above are not exhaustive, and you should be aware that, following the merger, Regional and SunLink will face various other risks, including those discussed in reports filed by Regional and SunLink with the SEC. For more information, see “Where You Can Find More Information.”

INFORMATION ABOUT THE PARTIES
Regional Health Properties, Inc.
Description of Regional’s Business
Regional, a Georgia corporation, is a self-managed real estate investment company that invests primarily in real estate purposed for long-term care and senior housing. Regional’s primary business consists of acquiring and owning real estate property to be leased to third-party tenants in the healthcare sector. Regional primarily generates revenues by leasing properties to tenants and owning properties operated by third-party property managers throughout the United States. In select circumstances, from time to time, in order to preserve the value of its assets, Regional may elect to take facilities back from an operator and either hire a third-party manager or operate the facility itself until a new operator for the facility is secured.
Regional operates through two reportable segments: (i) real estate segment, which consists of owning and leasing/subleasing healthcare facilities, predominantly SNFs and ALFs, to third-party tenants, which in turn operate the facilities (the “Real Estate segment”); and (ii) healthcare services segment, which consists of operating healthcare facilities (the “Healthcare Services segment”).
Regional is successor to, and a former wholly owned subsidiary of, AdCare Health Systems, Inc. (“AdCare”). On September 29, 2017, AdCare merged with and into Regional, with Regional continuing as the surviving corporation.
The principal offices of Regional are located at 1050 Crown Pointe Parkway, Suite 720, Atlanta, Georgia 30338, and its telephone number is (678) 869-5116.
For more information about Regional, please visit Regional’s Internet website at http://www.regionalhealthproperties.com under the tab “Investor Relations.” The information provided on Regional’s website is not part of this joint proxy statement/prospectus and is not incorporated herein by reference. For more information, see “Where You Can Find More Information.”
Regional’s Real Estate Portfolio
As of March 31, 2025, Regional had investments of approximately $67.2 million in eleven health care real estate facilities and one leased facility. Regional currently owns twelve properties, consisting of nine skilled nursing facilities and two multi-service facilities (of which one multi-service campus contains two co-located properties). Six facilities are pursuant to triple-net leases and six facilities are managed by two external managers. Regional has one leased facility that is subleased pursuant to a triple-net lease.
Skilled nursing facilities. SNFs provide services that include daily nursing, therapeutic rehabilitation, social services, activities, housekeeping, nutrition, medication management and administrative services for individuals requiring certain assistance for activities in daily living. A typical skilled nursing facility includes mostly one and two bed units, each equipped with a private or shared bathroom and community dining facilities.
Multi-Service Campuses. Multi-service campuses generally include some combination of co-located skilled nursing, independent living, assisted living and/or memory care units all housed at a single location and operated as a continuum of care. Regional also refers to continuing care retirement communities as multi-service campuses. These facilities are often marketed as an opportunity for residents to “age in place,” and tend to attract couples where the individuals may require or benefit from differing levels of care.
Business Strategy
Regional’s business strategy focuses primarily on investing capital in its current portfolio and growing its portfolio through the acquisition of skilled nursing and other healthcare facilities. More specifically, Regional seeks to:
Focus on Healthcare Real Estate. Regional intends to continue to focus its investment program on healthcare real estate, predominately senior housing consisting of ALFs, memory care communities and SNFs. Regional has historically been focused on senior housing, and its senior management has operating and financial experience and a significant number of relationships in the long-term care industry. In addition, Regional believes investing in the sector best meets its investing criteria.

Diversify Our Portfolio. Regional looks to diversify its portfolio through the acquisition of additional facilities. In addition, Regional plans to diversify its portfolio of mostly SNFs with additional senior housing facilities including ALFs and memory care communities. As Regional acquires new facilities, it expects to further add new tenants.
Invest Capital in Our Current Portfolio. Regional intends to continue to support its operators by providing capital to them for a variety of purposes, including facility modernization and potentially replacing or renovating facilities in its portfolio that may have become less competitive. Regional expects to structure these investments as either lease amendments that produce additional rent or as loans that are repaid by operators during the applicable lease term. Regional believes such projects will provide an attractive return on capital and improve the underlying performance of facility operations.
Provide Capital to Underserved Operators. Regional believes that there is a significant opportunity to be a capital source to long-term care operators through the acquisition and leasing of healthcare properties that are consistent with Regional’s investment and financing strategy, but that, due to size and other considerations, are not a focus for large healthcare REITs. Regional seeks primarily small to mid-size acquisition transactions with a focus on individual facilities with existing operators, as well as small groups of facilities and larger portfolios. In addition to pursuing acquisitions using triple-net lease structures, Regional may pursue other forms of investment, including partnering with investors, mortgage loans and joint ventures.
Identify Talented Operators. As a result of Regional’s management team’s operating experience, network of relationships and industry insight, Regional has been able and expect to continue to be able to identify qualified tenants. Regional seeks tenants who possess local market knowledge, demonstrate hands-on management, have proven track records and focus on patient care.
Monitor Investments. Regional monitors its real estate investments through, among other things: (i) reviewing and evaluating its tenants epidemic and pandemic protocols; (ii) reviewing and evaluating tenant financial statements to assess operational and financial trends and performance; (iii) reviewing the state surveys, occupancy rates and patient payor mix of Regional’s facilities; (iv) verifying the payments of property and other taxes and insurance with respect to our facilities; and (v) conducting periodic physical inspections of Regional’s facilities. For tenants or facilities that do not meet performance expectations, Regional may seek to work with its tenants to ensure mutual success or seek to re-lease facilities to stronger operators.
Competition
Regional generally competes for real property investments with publicly traded, private and non-listed healthcare REITs, real estate partnerships, healthcare providers, healthcare lenders and other investors, including developers, banks, insurance companies, pension funds, government-sponsored entities and private equity firms, some of whom may have greater financial resources and lower costs of capital than Regional does. Increased competition challenges our ability to identify and successfully capitalize on opportunities that meet Regional’s investment criteria, which is affected by, among other factors, the availability of suitable acquisition or investment targets, Regional’s ability to negotiate acceptable transaction terms and Regional’s access to and cost of capital.
Regional’s ability to generate rental revenues from its properties also depends on the competition faced by Regional’s tenants (which competition Regional also directly faces when Regional undertakes portfolio stabilization measures in its Healthcare Services segment). Regional’s tenants, as does Regional, compete on a local and regional basis with other healthcare operating companies that provide comparable services. Regional’s tenants compete to attract and retain patients and residents based on scope and quality of care, reputation and financial condition, price, location and physical appearance of the properties, services offered qualified personnel, physician referrals and family preferences. The ability of Regional’s tenants to compete successfully could be affected by private, federal and state reimbursement programs and other laws and regulations.
Regulation
Regional’s tenants, and Regional’s Healthcare Services segment are typically subject to extensive and complex federal, state and local laws and regulations, including those relating to quality of care, licensure and certain certificate of need (“CON”) requirements, government reimbursement, fraud and abuse practices, qualifications of personnel, adequacy of plant and equipment, data privacy and security, and other laws and regulations governing the operation of healthcare facilities. The applicable rules are wide-ranging and can subject Regional’s tenants to civil, criminal, and administrative sanctions, including: the possible loss of accreditation or license; denial of reimbursement; imposition of fines; suspension, decertification, or exclusion from federal and state healthcare programs; or facility closure. Changes in laws or regulations, reimbursement policies, enforcement activity, and regulatory non-compliance by tenants, operators, and managers can all have a significant effect on their operations and financial condition.
In addition, as an owner of real property, Regional is subject to various federal, state and local laws and regulations regarding environmental, health and safety matters. These laws and regulations address, among other things, asbestos, polychlorinated biphenyls, fuel oil management, wastewater discharges, air emissions, radioactive materials, medical wastes, and hazardous wastes, and, in certain cases, the costs of complying with these laws and regulations and the penalties for non-compliance can be substantial.
Human Capital Resources
As of December 31, 2024, Regional’s Real Estate segment had 6 employees, of which all were full-time employees, and Regional’s Healthcare Services segment had approximately 250 full-time equivalent employees. Regional offers benefits to care for the diverse needs of its employees. These include health benefits, paid vacations, benefits to support employee mental health, including an employee assistance program. Regional continually reviews its offerings to improve the competitiveness of its total compensation programs, including Regional’s health benefit offerings.
Legal Proceedings
Regional is a defendant in various legal actions and administrative proceedings arising in the ordinary course of business, including claims that the services Regional provided during the time it operated skilled nursing facilities resulted in injury or death to patients. Although Regional settles cases from time to time when settlement can be achieved on a reasonable basis, Regional vigorously defends any matter in which it believes the claims lack merit and Regional has a reasonable chance to prevail at trial or in arbitration. Litigation is inherently unpredictable. There is no assurance that the outcomes of these matters will not have a material adverse effect on Regional’s financial condition. Although arising in the ordinary course of Regional’s business, certain of these matters are described in Note 13 – Commitments and Contingencies to Regional’s audited consolidated financial statements and Note 12 – Commitments and Contingencies to Regional’s unaudited interim financial statements included elsewhere in this joint proxy statement/prospectus.
Regional Properties
The following table provides summary information regarding the number of Regional’s facilities and related licensed beds/units as of March 31, 2025:

Location	Skilled Nursing Facilities	Multi Service Facilities	Total Facilities
Alabama(a)	1	1	2
Georgia	3	—	3
North Carolina	1	—	1
Ohio(b)	2	1	3
South Carolina	2	—	2
	9	2	11

Location	Skilled Nursing Beds/Units	Multi Service Beds/Units	Total Beds/Units
Alabama(a)	124	90	214
Georgia	395	—	395
North Carolina	106	—	106
Ohio(b)	100	180	280
South Carolina	180	—	180
	905	270	1,175

(a)	Meadowood Retirement Village offers assisted living, memory care, and independent living and is therefore considered a multi-service campus.
(b)	Eaglewood Village offers assisted living and Eaglewood Care Center offers skilled nursing. Both properties are co-located and are therefore considered a multi-service campus.
The principal offices of Regional are located at 1050 Crown Pointe Parkway, Suite 720, Atlanta, Georgia 30338.
Changes in and Disagreements with Regional’s Accountants on Accounting and Financial Disclosure
There have been no changes in or disagreements with Regional’s accountants on accounting and financial disclosure matters during the years ended December 31, 2024 and 2023.
Market Risk
As a smaller reporting company, Regional is not required to furnish information with respect to Quantitative and Qualitative Disclosures About Market Risk.
SunLink Health Systems, Inc.
Description of SunLink’s Business
SunLink, a Georgia corporation, through its subsidiaries, principally Carmichael’s Cashway Pharmacy, Inc., a Louisiana corporation, and SunLink ScriptsRx, LLC, a Georgia corporation, owns and operates a pharmacy business in Louisiana with four pharmacy lines of business:
•	Retail pharmacy products and services provided to residents of southwestern Louisiana;
•
Institutional pharmacy services consisting of the provision of specialty and non-specialty pharmaceutical and biological products to institutional clients or to patients in institutional settings, such as nursing homes, assisted living facilities, behavioral and specialty hospitals, hospices, and correctional facilities in Louisiana;

•
Non-institutional pharmacy services consisting of the provision of specialty and non-specialty pharmaceutical and biological products to clients or patients in non-institutional settings, including private residences in Louisiana; and,

•	Durable medical equipment consisting primarily of the sale and rental of products for institutional clients or to patients in institutional settings and patient-administered home care in Louisiana.
Competition
SunLink’s pharmacy segment competes with retail and institutional pharmacies, home health providers, and durable medical equipment (“DME”) providers, including national chains with vastly more resources and larger distribution systems than ours, as well as with local pharmacies with strong reputations within the community. SunLink compete primarily on the basis of location, convenience, service, participation in pharmacy reimbursement and benefit plans, and reputation. SunLink’s retail pharmacy business seeks to provide non-pharmacy items, such as snacks and merchandise, for sale to customers who visit SunLink pharmacies, and pharmacy staff are generally long-time community residents known to many of the pharmacy customers. SunLink believes the personal service approach of its pharmacies has provided its pharmacies with the ability to compete with larger pharmacy chains which operate larger stores and provide more merchandise offerings. A significant portion of SunLink pharmacy customers are covered by managed care or other reimbursement programs, all of which generally pay less than established charges for products and services.

Regulation
The operations of SunLink’s pharmacy segment are subject to significant federal and state regulations including regulations implementing cost containment mandates for a number of products and services which are provided by our pharmacy operations and competitive bidding program for certain DME, prosthetics, orthotics, and supplies provided under Medicare Part B. The operations of SunLink’s pharmacy segment are subject to significant commercial cost containment pressures. Major insurance and commercial payors for pharmacy products and services have taken significant steps in recent years to reduce payments for pharmacy products and services and to reduce the involvement of independent pharmacies in an effort to reduce costs and aggregate product distribution into larger volumes in an effort to better bargain prices with pharmacy manufacturers. In addition, pharmacy benefit managers (“PBMs”) have evolved to act as the intermediary between payors and patients and they also attempt to limit the prices and involvement of independent pharmacies. These and other non-government reimbursement arrangements have had a negative effect on SunLink’s pharmacy segment. For example, SunLink’s pharmacy operations seek to counteract pressure from internet-based pharmacies by providing greater services and convenience locally than is provided by such pharmacies. There can be no assurance that existing and future government regulation, commercial cost containment measures, and commercial competition will not have an increasingly negative impact on SunLink’s pharmacy revenues and profitability in the future.
On October 23, 2023, SunLink changed its state of incorporation from the State of Ohio to the State of Georgia pursuant to a Declaration of Conversion, adopted on October 19, 2023.
The principal offices of SunLink are located at 900 Circle 75 Parkway, Suite 690, Atlanta, Georgia 30339, and its telephone number is (770) 933-7000. Shares of SunLink common stock trade on NYSE American under the symbol “SSY.”
For more information about SunLink, please visit SunLink’s Internet website at http://www.sunlinkhealth.com under the tab “Investors.” The information provided on SunLink’s website is not part of this joint proxy statement/prospectus and is not incorporated herein by reference. For more information, see “Where You Can Find More Information.”
Legal Proceedings
SunLink and its subsidiaries are subject to various claims and litigation that arise from time to time in the ordinary course of business, including, among other things, tax, contract, workers compensation and medical malpractice claims and other claims and litigation. Medical malpractice and certain other claims are generally covered by malpractice, general liability or other insurance but are subject to provisions under which SunLink or the applicable subsidiary retains a portion of the risk, which retention, particularly in the case of claims of medical malpractice, can be material. Based on current knowledge, SunLink’s management does not believe that any current pending legal proceedings will have a material adverse effect on SunLink’s consolidated financial position or its liquidity. However, in light of the uncertainties involved and indeterminate damages sought in some such legal proceedings, an adverse outcome could be material to SunLink’s results of operations or cash flows in any reporting period. SunLink has been subject to threatened claims in connection with the proposed merger and the adequacy of the disclosure in this joint proxy statement/prospectus and may also be subject to actual claims asserted in connection with the proposed merger and the adequacy of the disclosure in this joint proxy statement/prospectus. SunLink may elect to vigorously defend any such threatened or asserted claims or to settle any such threatened or actual claims if it determines such defense or settlement is in the best interest of SunLink and its shareholders.

SunLink Properties
The following table sets for a list of material owned or leased properties of SunLink.

Name	Location City, State	Size	Ownership Type
Pharmacy Operations
Carmichael’s Cashway Pharmacy Inc.	Crowley, LA	22,500 sq.ft.(1)	Leased
Carmichael’s Cashway Pharmacy Inc.	Lafayette, LA	7,244 sq.ft.(2)	Leased
Carmichael’s Cashway Pharmacy Inc.	Lake Charles, LA	7,808 sq.ft.(3)	Leased
Carmichael’s Cashway Pharmacy Inc.	Lafayette, LA	545 sq.ft.(4)	Leased
Corporate Offices	Atlanta, GA	1,121 sq.ft.(5)	Leased

(1)
Lease of approximately 20,100 square feet of store location, warehouse and office space. The lease expires in March 2026 and provides for a renewal of the lease for a five-year term. Includes an additional lease which commenced in June 2018, of approximately 2,400 square feet of off-site warehouse space and which expires in May 2026.

(2)	This lease is for a store location and warehouse space. It expires in October 2025.
(3)	This lease is for a store location and warehouse space and expires in December 2030.
(4)	This lease is for a store location in a medical office building and expires in August 2027. This lease provides for a renewal of the lease at the expiration date at our option for the three-year term.
(5)	This lease is for office space for corporate staff. The lease expires in December 2025.
Changes in and Disagreements with SunLink’s Accountants on Accounting and Financial Disclosure
There have been no changes in or disagreements with SunLink’s accountants on accounting and financial disclosure matters during the years ended June 30, 2024 and 2023.
Market Risk
As a smaller reporting company, SunLink is not required to furnish information with respect to Quantitative and Qualitative Disclosures About Market Risk. During the years ending June 30, 2024 and 2023 and the quarters ending March 31, 2025 and March 31, 2024, SunLink did not enter into any transactions using derivative financial instruments or derivative commodity instruments and SunLink believes that its exposure to market risk associated with other financial instruments (such as investments and borrowings) and interest rate risk is not material.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF REGIONAL
Management’s Discussion and Analysis of Financial Condition and Results of Operations for the periods ended December 31, 2024 and December 31, 2023
The following discussion and analysis of the financial condition and results of operations of Regional Health Properties, Inc. (for purposes of this section, the “Company,” “Regional,” “we,” “us” and “our”) is as of the filing date of Regional’s Annual Report on Form 10-K for the year ended December 30, 2024 (the “Regional Form 10-K”) and should be read in conjunction with the audited financial statements as of and for the years ended December 31, 2024 and December 31, 2023 and related notes of Regional included elsewhere in this joint proxy statement/prospectus. This discussion contains certain forward-looking statements within the meaning of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. This discussion contains forward-looking statements reflecting Regional’s current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” appearing elsewhere in this joint proxy statement/prospectus.
Overview
Regional Health Properties, Inc., a Georgia corporation, is a self-managed real estate investment company that invests primarily in real estate purposed for long-term care and senior housing. As of December 31, 2024, we had investments of approximately $52.8 million in eleven health care real estate facilities consisting of nine SNFs and two multi-service campuses (of which one multi-service campus contains two co-located properties) located in five states. We also lease one SNF which we sublease to a third-party operator.
We operate through two reportable segments: Real Estate and Healthcare Services. Our Real Estate segment consists of real estate investments in skilled nursing and senior housing facilities. We fund our real estate investments primarily through: (1) operational cash flow, (2) mortgages, and (3) sale of equity securities. Our Healthcare Services segment is comprised of an entity set up to operate our facilities as needed under our Portfolio Stabilization measures.
We intend to increase revenue and income from operations through our Healthcare Services segment by taking back operations of our leased assets while reducing the size of our Real Estate segment. We intend to achieve these objectives primarily through partnerships directly or indirectly with health care operators, including investments in joint ventures with experienced skilled nursing operators.
Industry Trends
Our operations and our facility operations have been and are expected to continue to be impacted by economic and market conditions. Together with the ongoing impact of the COVID-19 pandemic, increases in interest rates, labor shortages, supply chain disruptions, high inflation and increased volatility in public equity and fixed income markets have led to increased costs and limited the availability of capital.
Recent Activities
On November 15, 2024, the Company and Vero entered into a Lease Termination Agreement relating to the lease of Mountain Trace Rehabilitation and Nursing Center. At the same time, we entered into a management agreement with CJM Advisors to provide day-to-day oversight of the facility operations.
For more information, see Note 1 – Summary of Significant Accounting Policies, Note 7 – Leases and Note 10 – Segment Results. to our audited consolidated financial statements included elsewhere in this joint proxy statement/prospectus.

Results of Operations
Years Ended December 31, 2024 and 2023
The following table sets forth, for the periods indicated, statement of operations items and the amount and percentage of change of these items. The results of operations for any particular period are not necessarily indicative of results for any future period. The following data should be read in conjunction with our audited consolidated financial statements and the notes thereto, which are included included elsewhere in this joint proxy statement/prospectus.

	Year Ended December 31,		Increase (Decrease)
(Amounts in 000’s)	2024	2023	Amount	Percent
Revenues:
Patient care revenues	$11,273	$8,835	$2,438	27.6%
Rental revenues	7,005	7,069	(64)	(0.9)%
Management fees	—	1,050	(1,050)	(100.0)%
Other revenues	57	210	(153)	(72.9)%
Total revenues	18,335	17,164	1,171	6.8%
Expenses:
Patient care expense	9,442	7,979	1,463	18.3%
Facility rent expense	594	594	—	—
Cost of management fees	—	595	(595)	(100.0)%
Depreciation and amortization	2,062	2,255	(193)	(8.6)%
General and administrative expense	5,408	5,412	(4)	(0.1)%
Credit loss expense	668	1,150	(482)	(41.9)%
Total expenses	18,174	17,985	189	1.1%
Income (loss) from operations	161	(821)	982	(119.6)%
Other (income) expense:
Interest expense, net	2,710	2,751	(41)	(1.5)%
Other expense, net	669	316	353	111.7%
Total other expense, net	3,379	3,067	312	10.2%
Net loss	$(3,218)	$(3,888)	$670	(17.2)%

Year Ended December 31, 2024, Compared with Year Ended December 31, 2023:
Patient care revenues—Patient care revenues for our Healthcare Services segment, increased by approximately $2.5 million, or 27.6%, to $11.3 million for the year ended December 31, 2024 from approximately $8.8 million for the year ended December 31, 2023. The increase was due to an increase in patient reimbursement rates and facility census and the transition of the Mountain Trace facility to the Healthcare Services segment.
Rental revenues.—Total rental revenue decreased by approximately $0.1 million, or 0.9%, to $7.0 million for the year ended December 31, 2024, compared with $7.1 million for the year ended December 31, 2023. The decrease was due to the transitioning the Mountain Trace facilities to our Healthcare Services segment. For further information see Note 7 - Leases, to our audited consolidated financial statements included elsewhere in this joint proxy statement/prospectus.
Management fees.—Total management fees decreased by 100% as the one contract to manage three facilities ended on December 31, 2023.
Other revenues—Other revenues decreased by approximately $0.1 million, or 72.9%, to $0.1 million for the year ended December 31, 2024, compared with approximately $0.2 million for the year ended December 31, 2023. The decrease in revenue is due to the December 2023 release of rent liability by Rookwood, the Covington landlord, for satisfying performance terms of the Covington lease.

Patient care expense—Patient care expense increased by approximately $1.5 million, or 18.3%, to $9.4 million for the year ended December 31, 2024, compared with $8.0 million for the year ended December 31, 2023. The increase in patient care expense is primarily due to increase in staff wages and transitioning the Mountain Trace facility.
Facility rent expense—Facility rent remained consistent totaling $0.6 million for the year ended December 31, 2024 and 2023.
Depreciation and amortization—Depreciation and amortization decreased by approximately $0.2 million, or 8.6%, to $2.1 million for the year ended December 31, 2024, compared with $2.3 million for the year ended December 31, 2023. The decrease is primarily due to the reduction in depreciation from fully depreciated equipment and computer related assets in the current year.
General and administrative—General and administrative costs decreased by $0.0 million, or 0.1%, to $5.4 million for the year ended December 31, 2024, compared with $5.4 million for the year ended December 31, 2023. Despite the modest overall change, the change between segments was higher. For the Real Estate segment, the lack of expense related to the management of the UVMC properties in 2024 was the primary driver of the year over year change. For the Healthcare Services segment, the increase in cost was driven predominantly by increased costs associated with the transitioning the of the Mountain Trace facility.
The following table presents our general and administrative expenses by segment:

	Year Ended December 31,		Increase (Decrease)
(Amounts in 000’s)	2024	2023	Amount	Percent
General and administrative expenses:
Real Estate Segment	$3,677	$4,202	$(525)	(12.5)%
Healthcare Services	1,731	1,210	521	43.1%
Total	$5,408	$5,412	$(4)	(0.1)%

Credit loss expense—Credit loss expense decreased by approximately $0.5 million, or 41.9%, to approximately $0.7 million, for the year ended December 31, 2024, compared with $1.2 million for the year ended December 31, 2023. This decrease in expense is primarily due to improved collections in our Healthcare Services segment, which were offset by a write off of approximately $0.4 million of notes receivable at Lumber City.
The following table presents our credit loss expense by segment:

	Year Ended December 31,		Increase (Decrease)
(Amounts in 000’s)	2024	2023	Amount	Percent
Credit loss expense:
Real Estate Segment	$370	$175	$195	111.4%
Healthcare Services (private payor)	298	975	(677)	(69.4)%
Total	$668	$1,150	$(482)	(41.9)%

Interest expense, net—Interest expense, net decreased by approximately $0.0 million, or 1.5%, to $2.7 million for the year ended December 31, 2024, compared with $2.8 million for the year ended December 31, 2023. The decrease was from the variable rate debt for the Mountain Trace and Southland mortgages. See Note 9 – Notes Payable and Other Debt to our audited consolidated financial statements included elsewhere in this joint proxy statement/prospectus.
Other expense, net—Other expense, net remained consistent totaling $0.7 million for the years ended December 31, 2024 and 2023.

NON-GAAP Financial Measures
The following table summarizes the Company’s non-GAAP financial measure of results based on EBITDA for the years ending December 31, 2024 and 2023. EBITDA attributable to the Company’s financial measure represents net income (loss) before interest expense (including amortization of deferred financing costs), provision for income tax, amortization of stock-based compensation, and depreciation and amortization. Adjusted EBITDA represents EBITDA further adjusted to eliminate the impact of certain items that the Company does not consider indicative of core operating performance, such as recovery of previously reversed rent, lease termination revenue, gains or losses from dispositions of real estate, real estate impairment charges, provision for loan losses, non-routine transaction costs, loss on extinguishment of debt, unrealized loss on other real estate related investments and provision for credit losses and lease restructuring, as applicable.

	Year Ended December 31,
(Amounts in 000’s)	2024	2023
Net loss	$(3,218)	$(3,888)
Depreciation and amortization	2,062	2,255
Interest expense, net	2,710	2,751
Amortization of employee stock compensation	114	357
Provision for income tax	(18)	—
EBITDA	1,650	1,475
Credit loss expense	668	1,150
Gain (loss) from write-off of liabilities and other credit balances from discontinued operations	182	(531)
Expenses related to preferred stock recapitalization	—	781
Other one-time costs	587	286
Project costs	89	270
Tail insurance on legacy facilities	318	510
Adjusted EBITDA from operations	$3,494	$3,941

(1)	Amounts represent adjustments needed for historical and estimated future amounts along with reconciling for timing differences.
Liquidity and Capital Resources
The Company intends to pursue measures to grow its operations, streamline its cost infrastructure and otherwise increase liquidity, including: (i) refinancing or repaying debt to reduce interest costs and mandatory principal repayments, with such repayment to be funded through potentially expanding borrowing arrangements with certain lenders; (ii) increasing future lease revenue through acquisitions and investments in existing properties; (iii) modifying the terms of existing leases; (iv) replacing certain tenants who default on their lease payment terms; and (v) reducing other and general and administrative expenses.
Management anticipates access to several sources of liquidity, including but not limited to: cash on hand, collection of patient and rent accounts receivable, debt refinancing, and debt borrowings, asset sales, and/or through the sale of additional securities or otherwise during the twelve months from the date of this filing. At December 31, 2024, the Company had $0.6 million in unrestricted cash and $3.4 million of net accounts receivable, consisting of patient and rent account receivables, which the Company plans to collect over the next twelve months. See Note 15 – Subsequent Events to our audited consolidated financial statements included elsewhere in this joint proxy statement/prospectus for information on the Company’s press release on January 6, 2024 announcing the execution of an Agreement and Plan of Merger.
During the year ended December 31, 2024, the Company’s cash provided by operating activities was $1.9 million primarily due to the timing of accounts payable and accrued expense payments. The Company is seeking collection of the past due rent. In addition, management is working to expedite the time it takes to collect and receive aged patient receivables. Cash flow from operations in the future will be based on the operational performance of the facilities the Company’s operates: Glenvue, Meadowood and Mountain Trace.

On January 6, 2025, the Company and SunLink Health Systems, Inc., a Georgia corporation (“SunLink”), issued a joint press release announcing the execution of an Agreement and Plan of Merger, dated as of January 3, 2025 (the “Merger Agreement”), by and between Regional and SunLink, pursuant to which, upon the terms and subject to the conditions set forth therein, SunLink will merge with and into Regional in exchange for the issuance of an aggregate of 1,410,000 shares of Regional common stock and 1,410,000 shares of Regional’s newly-authorized Series D 8% Cumulative Convertible Redeemable Preferred Stock with a liquidation preference of $10 per share. The merger has been approved unanimously by each company’s board of directors and completion of the transaction is subject to the receipt of the approvals of the shareholders of both Regional and SunLink, regulatory approvals and satisfaction of customary closing conditions, with Regional continuing as the surviving entity. Upon closing of the Merger transaction, the Company’s shareholders will own approximately 57% of the combined company. For further information, see Note 15 - Subsequent Events to our audited consolidated financial statements included elsewhere in this joint proxy statement/prospectus.
The Company’s common stock and Series A Preferred Stock (“securities”) was listed for trading on the NYSE American under the symbol “RHE” and “RHE-PA,” respectively, up until February 05, 2025 when it was suspended from trading as a result of not meeting certain listing requirements. Currently, the Company’s common stock and Series A Preferred Stock are listed on the OTCQB under the symbol “RHEP” and “RHEPA,” respectively. On the OTCQB, selling our common stock and Series A Preferred Stock could be more difficult because smaller quantities of shares would likely be bought and sold, transactions could be delayed, and any security analysts’ coverage of us may be reduced. In addition, broker-dealers have certain regulatory burdens imposed upon them, which may discourage broker-dealers from effecting transactions in such securities, further limiting the liquidity of the common stock and Series A Preferred Stock. These factors could result in lower prices and larger spreads in the bid and ask prices for our securities. Such suspension and delisting from the NYSE American and continued or further declines in our share price could also greatly impair our ability to raise additional necessary capital through equity or debt financing and could significantly increase the ownership dilution to shareholders caused by our issuing equity in financing or other transactions. Any such limitations on our ability to raise debt and equity capital could prevent us from making future investments and satisfying maturing debt commitments. For further information, see Note 15 - Subsequent Events to our audited consolidated financial statements included elsewhere in this joint proxy statement/prospectus.
Series A Preferred Stock Exchange Offer
In connection with the completion of the Exchange Offer and the implementation of certain amendments to the Charter, the liquidation preference of the Series A Preferred Stock was reduced, accumulated and unpaid dividends on the Series A Preferred Stock were eliminated and future dividends on the Series A Preferred Stock were eliminated. As a result, $50.4 million in accumulated and unpaid dividends on the Series A Preferred Stock were eliminated and, as of December 31, 2024 and December 31, 2023, there are no accumulated and unpaid dividends on the Series A Preferred Stock. Costs associated with these efforts have been expensed as incurred in “General and administrative expenses” and were $0.9 million for the year ended December 31, 2023. For further information regarding the Exchange Offer, see Note 11 – Common and Preferred Stock to our audited consolidated financial statements included elsewhere in this joint proxy statement/prospectus.
Debt
On October 25, 2024, the Company received a notice of acceleration and demand for payment from the lenders of Southland stating that the covenants of the deed of trust have been violated for failure to pay principal and interest. The lender accelerated the maturity dates and is requesting for the loans to be paid in full plus unpaid interest and late fees immediately.
On November 8, 2024, the Company obtained a $0.5 million line of credit with Exchange Bank. The line of credit accrues interest at 7.75% per annum with interest only payments payable monthly. As of December 31, 2024, the amount borrowed under the line of credit was $0.5 million and is included in “Other debt, net” on our audited consolidated balance sheets included elsewhere in this joint proxy statement/prospectus.

Notes Payable and Other Debt
Notes payable and other debt consists of the following:

Amounts in (000’s)	December 31, 2024	December 31, 2023
Senior debt—guaranteed by HUD	$28,146	$28,979
Senior debt—guaranteed by USDA (a)	6,988	7,259
Senior debt—guaranteed by SBA (b)	533	557
Senior debt—bonds	5,970	6,117
Senior debt—other mortgage indebtedness	7,728	8,001
Other debt	1,349	889
Sub Total	50,714	51,802
Deferred financing costs	(886)	(954)
Unamortized discounts on bonds	(107)	(113)
Notes payable and other debt	$49,721	$50,735

(a)	U.S. Department of Agriculture (“USDA”)
(b)	U.S. Small Business Administration (“SBA”)
For a detailed description of each of the Company’s debt financings, see Note 9 - Notes Payable and Other Debt to our audited consolidated financial statements included elsewhere in this joint proxy statement/prospectus.
Scheduled Minimum Debt Principal payments and Maturity payments
The schedule below summarizes the scheduled gross minimum principal payments and maturity payments as of December 31, 2024 for each of the next five years and thereafter.

Amounts in (000’s)
2025	$7,010
2026	8,613
2027	1,322
2028	1,393
2029	1,469
Thereafter	30,907
Subtotal	50,714
Less: Deferred financing costs	(886)
Less: Unamortized discounts on bonds	(107)
Total notes payable and other debt	$49,721

Debt Covenant Compliance
As of December 31, 2024, the Company had approximately 16 credit related instruments outstanding that include various financial and administrative covenant requirements. Covenant requirements include, but are not limited to, fixed charge coverage ratios, debt service coverage ratios, minimum earnings before interest, taxes, depreciation, and amortization or earnings before interest, taxes, depreciation, amortization, and restructuring or rent costs, and current ratios. Certain financial covenant requirements are based on consolidated financial measurements whereas others are based on measurements at the subsidiary level (i.e., facility, multiple facilities, or a combination of subsidiaries). The subsidiary level requirements are as follows: (i) financial covenants measured against subsidiaries of the Company; and (ii) financial covenants measured against third-party operator performance. Some covenants are based on annual financial metric measurements whereas others are based on monthly and quarterly financial metric measurements (the “Financial Covenants”). The Company routinely tracks and monitors its compliance with its covenant requirements.
Included in several of the Company’s loan agreements are administrative covenants requiring that a set of audited financial statements be provided to the guarantor within 90 days of the end of each fiscal year (the “Administrative Covenants”).

At December 31, 2024, the Company was in compliance with the various Financial and Administrative Covenants under the Company’s outstanding credit related instruments with the exception of a notice of default under one USDA loan secured by the Southland and an SBA loan secured by Southland. On October 25, 2024, the Company received a notice of acceleration and demand for payment from the lenders of Southland stating that the covenants of the deed of trust have been violated for failure to pay principal and interest. The lender accelerated the maturity dates and is requesting for the loans to be paid in full plus unpaid interest and late fees immediately. On November 22, 2024, the Company and Erin Property Holdings entered into two Forbearance Agreements with the lender relating to certain defaults by the Company and the Borrower under the loan agreements.
Evaluation of the Company’s Ability to Continue as a Going Concern
Under the accounting guidance related to the presentation of financial statements, the Company is required to evaluate, on a quarterly basis, whether or not the entity’s current financial condition, including its sources of liquidity at the date that the consolidated financial statements are issued, will enable the entity to meet its obligations as they come due within one year of the date of the issuance of the Company’s consolidated financial statements and to make a determination as to whether or not it is probable, under the application of this accounting guidance, that the entity will be able to continue as a going concern. The Company’s consolidated financial statements have been presented on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.
In applying applicable accounting guidance, management considered the Company’s current financial condition and liquidity sources, including current funds available, forecasted future cash flows, the Company’s obligations due over the next twelve months as well as the Company’s recurring business operating expenses. The Company is able to conclude that it is probable that the Company will be able to meet its obligations arising within one year of the date of issuance of its consolidated financial statements within the parameters set forth in the accounting guidance.
Receivables
Our operations could be adversely affected if we experience significant delays in receipt of rental income from our operators and our patient care revenues. Our future liquidity will continue to be dependent upon the relative amounts of current assets (principally cash and accounts receivable) and current liabilities (principally accounts payable and accrued expenses). In that regard, accounts receivable can have a significant impact on our liquidity.
As of December 31, 2024 and December 31, 2023, the Company reserved for approximately $0.1 million and $2.1 million, respectively, of uncollected receivables. We continually evaluate the adequacy of our bad debt reserves based on aging of older balances, payment terms and historical collection trends. Accounts receivable, net totaled $3.4 million at December 31, 2024 compared with $1.4 million at December 31, 2023.
The following table presents the Company’s Accounts receivable, net of allowance for the periods presented:

(Amounts in 000’s)	December 31, 2024	December 31, 2023
Gross receivables
Real Estate Segment	$1,576	$693
Healthcare Services	1,927	2,750
Subtotal	3,503	3,443
Allowance
Real Estate Segment	(71)	—
Healthcare Services	(70)	(2,040)
Subtotal	(141)	(2,040)
Accounts receivable, net of allowance	$3,362	$1,403

Off-Balance Sheet Arrangements
Guarantee
On November 30, 2018, the Company subleased five of the Company’s facilities located in Ohio (the “Aspire Facilities”) to affiliates of Aspire, pursuant to those subleases (the “Aspire Subleases”), whereby the Aspire affiliates took possession of, and commenced operating, the Aspire Facilities as subtenant. The Aspire Subleases became effective on December 1, 2018 and are structured as triple net leases. The Aspire Facilities are comprised of: (i) a 94-bed skilled nursing facility located in Covington, Ohio (the “Covington Facility”); (ii) an 80-bed assisted living facility located in Springfield, Ohio (the “Eaglewood ALF Facility”); (iii) a 99-bed skilled nursing facility located in Springfield, Ohio (the “Eaglewood Care Center Facility”); (iv) a 50-bed skilled nursing facility located in Greenfield, Ohio (the “H&C of Greenfield Facility”); and (v) a 50-bed skilled nursing facility located in Sidney, Ohio (the “Pavilion Care Facility”). Pursuant to the Aspire Subleases, the Company agreed to indemnify Aspire against any and all liabilities imposed on them as arising from the former operator, capped at $8.0 million. The Company has assessed the fair value of the indemnity agreements as not material to the consolidated financial statements at December 31, 2024.
Operating Leases
As of December 31, 2024, the Company leases one SNF under a non-cancelable lease, which has a rent escalation clause and provisions for payments of real estate taxes, insurance and maintenance costs; the SNF is leased by the Company and then subleased to and operated by a third-party operator.
The Company also leased certain office space located in Suwanee, Georgia through the termination date of June 30, 2023. Effective July 1, 2023, the Company signed a sublease for 2,000 sq ft of office space in Atlanta, Georgia. The sublease expires on July 31, 2025.
As of December 31, 2024, the Company is in compliance with all operating lease financial covenants.
Future minimum lease payments for each of the next five years and thereafter ending December 31 are as follows:

(Amounts in 000’s)	Future rental payments	Accretion of lease liability (1)	Operating lease obligation
2025	$672	$(175)	$497
2026	658	(134)	524
2027	671	(91)	580
2028	685	(42)	643
2029	230	(2)	228
Total	$2,916	$(444)	$2,472

(1)	Weighted average discount rate 7.98%
For a further description of the Company’s operating leases, see Note 7 - Leases to our audited consolidated financial statements included elsewhere in this joint proxy statement/prospectus.
Leased and Subleased Facilities to Third-Party Operators
As of December 31, 2024, ten facilities (nine owned by us and one leased to us) are leased or subleased on a triple net basis, meaning that the lessee (i.e., the third-party operator of the property, or the Company with respect to the operated facilities) is obligated under the lease or sublease, as applicable, for all liabilities of the property in respect to insurance, taxes and facility maintenance, as well as the lease or sublease payments, as applicable.

Future minimum lease receivables for each of the next five years and thereafter ending December 31 are as follows:

(Amounts in 000’s)
2025	$6,141
2026	6,233
2027	6,327
2028	6,161
2029	3,380
Thereafter	4,747
Total	$32,989

The following is a summary of the Company’s leases to third-parties and which comprise the future minimum lease receivables of the Company. The terms of each lease are structured as “triple-net” leases. Each lease contains specific rent escalation amounts ranging from 1.0% to 3.0% annually. Further, each lease has one or more renewal options. For those facilities subleased by the Company, the renewal option in the sublease agreement is dependent on the Company’s renewal of its lease agreement.

Facility Name[1]	Operator Affiliation	Expiration Date	2024 Cash Annual Rent
			(Thousands)
Owned[3]
Eaglewood Village	Aspire Regional Partners	11/30/2028	$630
Eaglewood Care Center	Aspire Regional Partners	11/30/2028	831
Hearth & Care of Greenfield	Aspire Regional Partners	11/30/2028	372
The Pavilion Care Center	Aspire Regional Partners	11/30/2028	347
Southland Healthcare ²	Beacon Health Management	10/31/2024	430
Autumn Breeze Healthcare Center	C.R. Management	9/30/2030	986
Coosa Valley Health & Rehab	C.R. Management	8/31/2030	1,099
Georgetown Healthcare & Rehabilitation	Oak Hollow Health Care Management	3/31/2030	344
Sumter Valley Nursing and Rehab Center	Oak Hollow Health Care Management	3/31/2030	602
Subtotal Owned Facilities(9)			$5,641
Leased
Covington Care Center	Aspire Regional Partners	11/30/2028	$831
Subtotal Leased Facilities(1)			$831
Total(10)			$6,472

(1)
Represents the number of facilities which are leased or subleased to separate tenants, which tenants are affiliates of the entity named in the table above. See “Portfolio of Healthcare Investments” in Part I, Item 1, “Business” in the Regional Form 10-K.

(2)	Southland lease revenue is recognized when received
(3)	The Mountain Trace facility was transferred back to the Company on November 15, 2024.
For a detailed description of each of the Company’s leases, see Note 7 - Leases and Note 2 - Liquidity to our audited consolidated financial statements included elsewhere in this joint proxy statement/prospectus.
Professional and General Liability
As of the date of filing of the Regional Form 10-K, the Company was named in two lawsuits pertaining to facilities it transitioned operations to other entities as a lessor in 2015 (“the transition”). Even though the residents were not part of our dates of service as the operator of the buildings, the lawsuits claim the Company knew the new operator had a history of providing poor patient care and therefore should not have leased or sold the premises to the new operator. In August 2024, both suits were non-suited by the plaintiff and the matters were dismissed without prejudice and the plaintiff has until August of 2025 to re-file the lawsuit. We do not believe there is any basis in law or fact to hold the previous operator/ lessor liable, and as a result management has concluded that the likelihood of a material adverse result should be remote. Despite our confidence in our legal position, we have to acknowledge that jurors sometimes follow sympathy rather than the law. For further information, Note 13 – Commitments and Contingencies to our audited consolidated financial statements included elsewhere in this joint proxy statement/prospectus.
These actions generally seek unspecified compensatory and punitive damages for former patients who were allegedly injured or died due to professional negligence or understaffing at the applicable facility operated by our tenants. These actions on behalf of former patients of our current or prior tenants all relate to events which occurred after the Company transitioned the operations of the facilities in question to a third-party operator (and of which three such actions relate to events which occurred after the Company sold such facilities) and are subject to such operators’ indemnification obligations in favor of the Company.
The Company maintains insurance for professional and general liability claims for its Healthcare Services segment however, for claims prior to January 1, 2020, the Company is self-insured against professional and general liability claims since it discontinued its healthcare operations in connection with the transition. The Company established a self-insurance reserve for these professional and general liability claims, included within “Accrued expenses” in the Company’s audited consolidated balance sheets of $0.1 million and $0.1 million at December 31, 2024, and December 31, 2023, respectively.
Accordingly, the self-insurance reserve accrual primarily reflects the Company’s estimate of settlement amounts for the pending actions, as appropriate and legal costs of settling or litigating the pending actions, as applicable. These amounts are expected to be paid over time as the legal proceedings progress. The duration of such legal proceedings could be greater than one year subsequent to the year ended December 31, 2024; however management cannot reliably estimate the exact timing of payments.
See our audited consolidated financial statements included elsewhere in this joint proxy statement/prospectus.
Critical Accounting Policies
We have prepared our financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”). These principles are numerous and complex. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amount of assets, liabilities, revenues and expenses. On an ongoing basis, we review our judgments and estimates, including, but not limited to, those related to revenue recognition, doubtful accounts, income taxes, stock compensation, intangible assets, extinguishment of debt, self-insurance reserve and loss contingencies. We base our estimates on historical experience, business knowledge and on various other assumptions that we believe to be reasonable under the circumstances at the time. Actual results may vary from our estimates. These estimates are evaluated by management and revised as circumstances change.
For a discussion of our critical accounting policies, see Note 1 – Summary of Significant Accounting Policies to our audited consolidated financial statements included elsewhere in this joint proxy statement/prospectus.
Revenue Recognition and Allowances
Patient Care Revenue. The Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”) requires a company to recognize revenue when the company transfers control of promised goods and services to a customer. Revenue is recognized in an amount that reflects the consideration to which a company expects to receive in exchange for such goods and services. Revenue from our Healthcare Services business segment is derived from services rendered to patients in the Glenvue, Meadowood and Mountain Trace Facilities. The Company receives payments from the following sources for services rendered in our facilities: (i) the federal government under the Medicare program administered by CMS; (ii) state governments under their respective Medicaid and similar programs; (iii) commercial insurers; and (iv) individual patients and clients. The vast majority (greater than 90%) of the revenue the Company has recognized is from government sources. The Company determines the transaction price based on established billing rates reduced by contractual adjustments provided to third-party payors, discounts provided to uninsured patients and other price concessions. Contractual adjustments and discounts are based on contractual agreements, discount policies and historical experience. The Company recognizes revenue at the amount that reflects the consideration the Company expects to receive in exchange for the services provided.

These amounts are due from residents or third-party payors and include variable consideration for retroactive adjustments from estimated reimbursements, if any, under reimbursement programs. Performance obligations, such as providing room and board, wound care, intravenous drug therapy, physical therapy, and quality of life activities amongst others, are determined based on the nature of the services provided. Revenue is recognized as performance obligations are satisfied. Estimated uncollectible amounts due from patients are generally considered implicit price concessions that are a direct reduction to net patient care revenues.
Triple-Net Leased Properties. The Company’s triple-net leases provide for periodic and determinable increases in rent. The Company recognizes rental revenues under these leases on a straight-line basis over the applicable lease term when collectability is probable. FASB Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers, as codified in ASC 606, does not apply to rental revenues, which is a significant source of the Company’s revenue. Recognizing rental income on a straight-line basis generally results in recognized revenues during the first half of a lease term exceeding the cash amounts contractually due from our tenants, creating a straight-line rent receivable that is included in straight-line rent receivable on our consolidated balance sheets. In the event the Company cannot reasonably estimate the future collection of rent from one or more tenant(s) of the Company’s facilities, rental income for the affected facilities is recognized only upon cash collection, and any accumulated straight-line rent receivable is expensed in the period in which the Company deems rent collection to no longer be probable. For additional information with respect to such facilities, see Note 7 - Leases to our audited consolidated financial statements included elsewhere in this joint proxy statement/prospectus.
Management Fee Revenues and Other Revenues. The Company recognizes management fee revenues as services are provided in accordance with ASC 606. The Company had one contract to manage three facilities (the “Management Contract”) which ended on December 31, 2023. Further, the Company recognizes interest income from loans and investments, using the effective interest method when collectability is probable. The Company applies the effective interest method on a loan-by-loan basis.
Allowances. The Company assesses the collectability of its rent receivables, including straight-line rent receivables and working capital loans to tenants. The Company bases its assessment of the collectability of rent receivables and working capital loans to tenants on several factors, including payment history, the financial strength of the tenant and any guarantors, the value of the underlying collateral, and current economic conditions. If the Company’s evaluation of these factors indicates it is probable that the Company will be unable to receive the rent payments or payments on a working capital loan, then the Company provides a reserve against the recognized straight-line rent receivable asset or working capital loan for the portion that we estimate may not be recovered. Payments received on impaired loans are applied against the allowance. If the Company changes its assumptions or estimates regarding the collectability of future rent payments required by a lease or required from a working capital loan to a tenant, then the Company may adjust its reserve to increase or reduce the rental revenue or interest revenue from working capital loans to tenants recognized in the period the Company makes such change in its assumptions or estimates. The Company has reserved for approximately 1.5% of our patient care receivables based on accepted industry standards.
As of December 31, 2024, and December 31, 2023, the Company reserved for approximately $0.1 million and $2.1 million, respectively, of uncollected receivables. Accounts receivable, net totaled $3.4 million at December 31, 2024 compared with $1.4 million at December 31, 2023.
Leasing. The Company assesses any new contracts or modification of contracts in accordance with ASC 842, Leases, to determine the existence of a lease and its classification. We are reporting revenues and expenses for real estate taxes and insurance where the lessee has not made those payments directly to a third party in accordance with their respective leases with us. Additionally, we expense certain leasing costs, other than leasing commissions, as they are incurred. Current GAAP provides for the deferral and amortization of such costs over the applicable lease term. See Note 1 – Summary of Significant Accounting Policies and Note 7 - Leases to our audited consolidated financial statements included elsewhere in this joint proxy statement/prospectus.
Asset Impairment
We review the carrying value of long-lived assets that are held and used in our operations for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of these assets is determined based upon expected undiscounted future net cash flows from the operations to which the assets relate, utilizing management’s best estimate, assumptions, and projections at the time. If the carrying value is determined to be unrecoverable from future operating cash flows, the asset is deemed impaired and an impairment loss would be recognized to the extent the carrying value exceeded the estimated fair value of the asset. We estimate the fair value of assets based on the estimated future discounted cash flows of the asset. Management has evaluated its long-lived assets and identified no material asset impairment during the years ended December 31, 2024 and 2023.
We test indefinite-lived intangible assets for impairment on an annual basis or more frequently if events or changes in circumstances indicate that the carrying amount of the intangible asset may not be recoverable.
Goodwill represents the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations. Goodwill is subject to annual testing for impairment. In addition, goodwill is tested for impairment if events occur or circumstances change that would reduce the fair value of a facility below its carrying amount. We perform annual testing for impairment during the fourth quarter of each year (see Note 5 - Intangible Assets and Goodwill to our audited consolidated financial statements included elsewhere in this joint proxy statement/prospectus).
Stock Based Compensation
The Company follows the provisions of ASC Topic 718 “Compensation - Stock Compensation”, which requires the use of the fair-value based method to determine compensation for all arrangements under which employees, non-employees, and others receive shares of stock or equity instruments (options, warrants or restricted shares). All awards are amortized on a straight-line basis over their vesting terms.
Self-Insurance Reserve
The Company maintains insurance for professional and general liability claims for its Healthcare Services segment, which includes the Tara Facility or any other facility, such as the Meadowood, Glenvue and Mountain Trace Facilities which the Company currently operates, however for claims prior to January 1, 2020, the Company is self-insured against professional and general liability claims since it discontinued its healthcare operations in connection with the transition. The Company evaluates quarterly the adequacy of its self-insurance reserve based on a number of factors, including: (i) the number of actions pending and the relief sought; (ii) analyses provided by defense counsel, medical experts or other information which comes to light during discovery; (iii) the legal fees and other expenses anticipated to be incurred in defending the actions; (iv) the status and likely success of any mediation or settlement discussions, including estimated settlement amounts and legal fees and other expenses anticipated to be incurred in such settlement, as applicable; and (v) the venues in which the actions have been filed or will be adjudicated. The Company believes that most of the professional and general liability actions are defensible and intends to defend them through final judgment unless settlement is more advantageous to the Company. Accordingly, the self-insurance reserve reflects the Company’s estimate of settlement amounts for the pending actions, if applicable, and legal costs of settling or litigating the pending actions, as applicable. Because the self-insurance reserve is based on estimates, the amount of the self-insurance reserve may not be sufficient to cover the settlement amounts actually incurred in settling the pending actions, or the legal costs actually incurred in settling or litigating the pending actions. See Note 8 – Accrued Expenses and Note 13 - Commitments and Contingencies to our audited consolidated financial statements included elsewhere in this joint proxy statement/prospectus.
Income Taxes
As required by ASC Topic 740, “Income Taxes”, we established deferred tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of our assets and liabilities at tax rates in effect when such temporary differences are expected to reverse. When necessary, we record a valuation allowance to reduce our net deferred tax assets to the amount that is more likely than not to be realized. At December 31, 2024, the Company has a valuation allowance of approximately $21.2 million. In future periods, we will continue to assess the need for and adequacy of the remaining valuation allowance. ASC 740 provides information and procedures for financial statement recognition and measurement of tax positions taken, or expected to be taken, in tax returns.
Among other changes, the Tax Reform Act reduced the US federal corporate tax rate from 35% to 21% beginning in 2018. As a result of the Tax Reform Act, net operating loss (“NOL”) carry forwards generated in tax years 2018 and forward have an indefinite life. For this reason, the Company has taken the position that the deferred tax liability related to the indefinite lived intangibles can be used to support an equal amount of the deferred tax asset related to the 2018 NOL carry forward generated.
In determining the need for a valuation allowance, the annual income tax rate, or the need for and magnitude of liabilities for uncertain tax positions, we make certain estimates and assumptions. These estimates and assumptions are based on, among other things, knowledge of operations, markets, historical trends and likely future changes and, when appropriate, the opinions of advisors with knowledge and expertise in certain fields. Due to certain risks associated with our estimates and assumptions, actual results could differ. Judgment is required in evaluating uncertain tax positions. The Company determines whether it is more likely than not that a tax position will be sustained upon examination. If a tax position meets the “more-likely-than-not recognition threshold” it is measured to determine the amount of benefit to recognize in the financial statements. The Company classifies unrecognized tax benefits that are not expected to result in payment or receipt of cash within one year as liabilities in the consolidated balance sheets. As of December 31, 2024, the Company has a full valuation allowance on all deferred tax balances.
The Company is subject to income taxes in the U.S. and numerous state and local jurisdictions. In general, the Company’s tax returns filed for the 2020 through 2023 tax years are still subject to potential examination by taxing authorities. To the Company’s knowledge, the Company is not currently under examination by any major income tax jurisdiction.
Further information required by this Item is provided in Note 1 - Summary of Significant Accounting Policies to our audited consolidated financial statements included elsewhere in this joint proxy statement/prospectus.
Related Party Transactions
Mr. Martin is affiliated with holders of the Regional Series B preferred stock. The Regional Board, upon the recommendation of the Nominating Committee of the Regional Board, nominated Mr. Martin, who was a director nominee recommended by certain of the holders of the Regional Series B preferred stock, to stand for election at the 2024 Annual Meeting on January 14, 2025. Mr. Martin was previously elected to the Regional Board at the 2022 Annual Meeting of Shareholders held on February 14, 2023 and served on the Regional Board until November 16, 2023, at which time he did not stand for re-election at Regional’s 2023 Annual Meeting of Shareholders. Regional previously negotiated with certain of the holders of the Regional Series A preferred stock, including affiliates of Mr. Martin, the terms of Regional’s exchange offer that closed on June 30, 2023.
Mr. Morrison owns $70,000 aggregate principal amount of the City of Springfield Ohio, First Mortgage Revenue Bonds (Eaglewood Property Holdings, LLC Project) Series 2012A (the “Series 2012A Bonds”) personally and $140,000 aggregate principal amount of the Series 2012A Bonds through the ZCM Opportunities Fund, LP, a private fund over which Mr. Morrison exercises discretion. The Series 2012A Bonds are secured by the Eaglewood Village facility.
Approval of Related Party Transactions
The foregoing transaction was approved by the independent members of the Regional Board without the related party having input with respect to the discussion of such approval. In addition, the Regional Board believes that the foregoing transaction was necessary for Regional’s business and is on terms no less favorable to Regional than could be obtained from independent third parties. Regional’s policy requiring that independent directors approve any related party transaction is not evidenced by writing but has been Regional’s consistent practice.
Management’s Discussion and Analysis of Financial Condition and Results of Operations for the periods ended March 31, 2025 and March 31, 2024
The following discussion and analysis of the financial condition and results of operations of Regional Health Properties, Inc. (for purposes of this section, the “Company,” “Regional,” “we,” “us” and “our”) is as of the filing date of Regional’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025 (the “Regional Form 10-Q”) and should be read in conjunction with the unaudited financial statements as of and for the periods ended March 31, 2025 and March 31, 2024 and related notes of Regional included elsewhere in this joint proxy statement/prospectus. This discussion contains certain forward-looking statements within the meaning of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. This discussion contains forward-looking statements reflecting Regional’s current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” appearing elsewhere in this joint proxy statement/prospectus.
Overview
Regional Health Properties, Inc., a Georgia corporation is a self-managed real estate investment company that invests primarily in real estate purposed for long-term care and senior housing. We operate through two reportable segments: Real Estate and Healthcare Services. Our Real Estate segment consists of real estate investments in skilled nursing and senior housing facilities. We fund our real estate investments primarily through: (1) operational cash flow, (2) mortgages, and (3) sale of equity securities. Our Healthcare Services segment is comprised of an entity set up to operate our facilities.
While the Company is a self-managed real estate investment company, the Company, when business conditions require, may undertake initiatives to take back facilities in order operate the facilities ourselves or using a third manager.
Real Estate Portfolio
As of March 31, 2025, we had investments of approximately $67.2 million in eleven health care real estate facilities and one leased facility. We currently own twelve properties, consisting of nine skilled nursing facilities and two multi-service facilities (of which one multi-service campus contains two co-located properties) Six facilities are pursuant to triple-net leases and six facilities are managed by two external managers. The Company has one leased facility that is subleased pursuant to a triple-net lease.
Skilled nursing facilities. SNFs provide services that include daily nursing, therapeutic rehabilitation, social services, activities, housekeeping, nutrition, medication management and administrative services for individuals requiring certain assistance for activities in daily living. A typical skilled nursing facility includes mostly one and two bed units, each equipped with a private or shared bathroom and community dining facilities.
Multi-Service Campuses. Multi-service campuses generally include some combination of co-located skilled nursing, independent living, assisted living and/or memory care units all housed at a single location and operated as a continuum of care. We also refer to continuing care retirement communities as multi-service campuses. These facilities are often marketed as an opportunity for residents to “age in place,” and tend to attract couples where the individuals may require or benefit from differing levels of care.

Portfolio
The following table provides summary information regarding the number of facilities and related licensed beds/units as of March 31, 2025:

Location	Skilled Nursing Facilities	Multi Service Facilities	Total Facilities
Alabama(a)	1	1	2
Georgia	3	—	3
North Carolina	1	—	1
Ohio(b)	2	1	3
South Carolina	2	—	2
	9	2	11

Location	Skilled Nursing Beds/Units	Multi Service Beds/Units	Total Beds/Units
Alabama(a)	124	90	214
Georgia	395	—	395
North Carolina	106	—	106
Ohio(b)	100	180	280
South Carolina	180	—	180
	905	270	1,175

Location	Skilled Nursing Investment	Multi Service Investment	Total Investment
Alabama(a)	$9,613,199	$5,215,218	$14,828,417
Georgia	21,101,193	—	21,101,193
North Carolina	7,235,953	—	7,235,953
Ohio(b)	4,059,240	10,714,214	14,773,454
South Carolina	9,733,024	—	9,733,024
	$51,742,609	$15,929,432	$67,672,041

(a)	Meadowood Retirement Village offers assisted living, memory care, and independent living and is therefore considered a multi-service campus.
(b)	Eaglewood Village offers assisted living and Eaglewood Care Center offers skilled nursing. Both properties are co-located and are therefore considered a multi-service campus.
The following table provides summary information regarding the number of facilities and related licensed beds/units by operator/manager affiliation as of March 31, 2025:

Operator Affiliation	Number of Facilities (1)	Beds / Units
C.R. Management	2	233
Aspire Regional Partners	3	280
Subtotal	5	513

Manager Affiliation	Number of Facilities (1)	Beds / Units
CJM Advisors	5	572
Cavalier Senior Living	1	90
Subtotal	6	662
Total	11	1,175

(1)	Represents the number of facilities leased or subleased to separate tenants, of which each tenant is an affiliate of the entity named in the table above.

For a more discussion of the above information, see Note 7 – Leases to the consolidated financial statements included elsewhere in this joint proxy statement/prospectus. Additionally, see “Portfolio of Healthcare Investments” included in Part I, Item 1 “Business” in Regional’s Annual Report on Form 10-K for the year ended December 31, 2024.
Portfolio Occupancy Rates
The following table provides summary information regarding our portfolio facility-level occupancy rates for the periods shown:

	For the Twelve Months Ended
Operating Metric	June 30, 2024	September 30, 2024	December 31, 2024	March 31, 2025
Occupancy (%)	67.5%	67.2%	66.8%	66.5%

Lease Expiration
The following table provides summary information regarding our lease expirations for the years shown as of December 31:

	Licensed Beds			Annual Lease Revenue
	Number of Facilities	Count	Percent	Amount ($) ‘000’s (1)	Percent (%)
2028	5	379	61.9%	2,761	57.1%
2030	2	233	38.1%	2,077	42.9%
Thereafter	0	0	0.0%	—	0.0%
Total	7	612	100.0%	4,838	100.0%

(1)	Straight-line rent.
Results of Operations
The following table sets forth, for the periods indicated, an unaudited statement of operations items and the amounts and percentages of change of these items. The results of operations for any particular period are not necessarily indicative of results for any future period. The following data should be read in conjunction with our consolidated financial statements and the notes thereto, which are included herein.

	Three Months Ended March 31,
(Amounts in 000’s)	2025	2024	Percent Change
Revenues:
Patient care revenues	$5,642	$2,309	144.3%
Rental revenues	1,548	1,818	(14.9)%
Total revenues	7,190	4,127	74.2%
Expenses:
Patient care expense	4,401	2,101	109.5%
Facility rent expense	207	149	38.9%
Depreciation and amortization	402	511	(21.3)%
General and administrative expense	2,231	1,632	36.7%
Loss on lease termination	303	—	N/M
Credit loss expense	70	28	150.0%
Gain on operations transfer	(106)	—	N/M
Total expenses	7,508	4,421	69.8%
Loss from operations	(318)	(294)	8.2%
Other expense:
Interest expense, net	653	674	(3.1)%
Other expense, net	291	(6)	N/M
Total other expense, net	944	668	41.3%
Net loss	$(1,262)	$(962)	31.2%

Three Months Ended March 31, 2025 and 2024
Patient care revenues—Patient care revenues for the Healthcare Services segment, as a result of the Company operating the Meadowood, Glenvue, Mountain Trace, Sumter, and Georgetown facilities, were $5.6 million for the three months ended March 31, 2025, compared to $2.3 million for the same period in 2024. The 144.3% increase is due to the transition of the Mountain Trace, Georgetown, and Sumter facilities to the Healthcare Services segment.
Rental revenues—Rental revenue for our Real Estate Services segment decreased by approximately $0.3 million to $1.5 million for the three months ended March 31, 2025, compared with $1.8 million for the same period in 2024. The 14.9% decrease is primarily due to transition of the Mountain Trace facility to our Healthcare Services segment.
Patient care expense—Patient care expense was $4.4 million for the three months ended March 31, 2025 compared with $2.1 million for the same period in 2024. The current period expense increase of $2.3 million was primarily due to the transition of the Mountain Trace, Georgetown, and Sumter facilities to the Healthcare Services segment.
Facility rent expense—Facility rent was $0.2 million for the three months ended March 31, 2025, which was the same amount for the three months ended March 31, 2024.
Depreciation and amortization—Depreciation and amortization was $0.4 million for the three months ended March 31, 2025, compared to $0.5 million for the same period in 2024. The decrease is primarily due to the reduction in depreciation from fully depreciated equipment and computer related assets in the current year and suspending depreciation expense on our assets held for sale.
General and administrative expenses—General and administrative expenses were $2.2 million for the three months ended March 31, 2025 compared with $1.6 million for the same period in 2024. The difference is due to the transition of the Mountain Trace, Georgetown, and Sumter facilities to the Healthcare Services segment.

	Three Months Ended March 31,
(Amounts in 000’s)	2025	2024	Percent Change
General and administrative expenses:
Real Estate Services	$1,021	$1,266	(19.4)%
Healthcare Services	1,210	366	230.6%
Total	$2,231	$1,632	36.7%

Loss on Lease Termination—Expenses related to the termination of the two leases to Oak Hollow Healthcare Management were $0.3 million for the three months ended March 31, 2025. The losses consist of the writeoff of straight-line rent.
Credit loss expenses—Credit loss expense primarily represents reserves taken against patient Accounts Receivable for the three months ended March 31, 2025 and for the same period in 2024.
Gain on exchange of assets—The gain on exchange of assets were $0.1 million for the three months ended March 31, 2025. The Company took patient Accounts Receivable in leu of the outstanding Rent Receivable owed by Oak Hollow Healthcare Management as part of the lease termination.
NON-GAAP Financial Measures
The following table summarizes the Company’s non-GAAP financial measure of results based on EBITDA for the quarters ending March 31, 2025 and 2024. EBITDA attributable to the Company’s financial measure represents net income (loss) before interest expense (including amortization of deferred financing costs), provision for income tax, amortization of stock-based compensation, and depreciation and amortization. Adjusted EBITDA represents EBITDA further adjusted to eliminate the impact of certain items that the Company does not consider indicative of core operating performance, such as recovery of previously reversed rent, lease termination revenue, gains or losses from dispositions of real estate, real estate impairment charges, provision for loan losses, non-routine transaction costs, loss on extinguishment of debt, unrealized loss on other real estate related investments and provision for credit losses and lease restructuring, as applicable.

REGIONAL HEALTH PROPERTIES, INC.
RECONCILIATION OF NET LOSS TO NON-GAAP FINANCIAL MEASURES
(in thousands)
(Unaudited)

	Three Months Ended March 31,
	2025	2024
Net loss	$(1,262)	$(962)
Depreciation and amortization	402	511
Interest expense, net	653	674
Amortization of employee stock compensation	22	43
EBITDA	(185)	266
Credit loss expense	70	28
Merger and other one-time costs	291	54
Loss on lease termination	303	—
Gain on operations transfer	(106)	—
Gain (loss) from write-off of liabilities and other credit balances from discontinued operations	—	12
Project costs	—	40
Tail insurance on legacy facilities	55	127
One-time income adjustment - quality incentive program (1)	—	49
Adjusted EBITDA from operations	$428	$577

(1)	Amounts represent adjustments needed for historical and estimated future amounts along with reconciling for timing differences.
Liquidity and Capital Resources
Overview
The Company intends to pursue measures to grow its operations, streamline its cost infrastructure and otherwise increase liquidity, including: (i) refinancing or repaying debt to reduce interest costs and mandatory principal repayments, with such repayment to be funded through potentially expanding borrowing arrangements with certain lenders; (ii) increasing future lease revenue through acquisitions and investments in existing properties; (iii) modifying the terms of existing leases; (iv) replacing certain tenants who default on their lease payment terms; and (v) reducing other and general and administrative expenses.
Management anticipates access to several sources of liquidity, including but not limited to: cash on hand, collection of patient and rent accounts receivable, debt refinancing, and debt borrowings, asset sales, and/or through the sale of additional securities or otherwise during the twelve months from the date of this filing. At March 31, 2025, the Company had $0.5 million in unrestricted cash and 3.6 million of net accounts receivable, mainly consisting of patient accounts receivable and rent receivables.
During the three months ended March 31, 2025, the Company’s net cash provided by operating activities was $0.2 million mainly due to the timing of accounts payable and accrued expense payments. Management anticipates collecting a portion of the past due rent after the filing date and is currently negotiating various methods to collect the remaining unpaid rent and notes receivable.
As of March 31, 2025, Regional recorded an estimated allowance of $0.1 million against a gross accounts receivable of $3.8 million.
As of March 31, 2025, the Company had $49.2 million in indebtedness, net of $1.0 million deferred financing, and unamortized discounts. The Company anticipates net principal repayments of approximately $6.8 million during the next twelve-month period, approximately $2.6 million of routine debt service amortization, $0.2 million payment of bond debt, and $4.0 million of Southland’s maturing debt.
Debt Covenant Compliance
As of March 31, 2025, the Company was in compliance with the various financial and administrative covenants under all the Company’s outstanding credit related instruments.

Evaluation of the Company’s Ability to Continue as a Going Concern
Under the accounting guidance related to the presentation of financial statements, the Company is required to evaluate, on a quarterly basis, whether or not the Company’s current financial condition, including its sources of liquidity at the date that the consolidated financial statements are issued, will enable the Company to meet its obligations as they come due arising within one year of the date of the issuance of the Company’s consolidated financial statements and to make a determination as to whether or not it is probable, under the application of this accounting guidance, that the Company will be able to continue as a going concern. The Company’s consolidated financial statements have been presented on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. In applying applicable accounting guidance, management considered the Company’s current financial condition and liquidity sources, including current funds available, forecasted future cash flows, the Company’s obligations due over the next twelve months, and the Company’s recurring business operating expenses.
The Company concludes that it is probable that the Company will be able to meet its obligations arising within one year of the date of issuance of these consolidated financial statements within the parameters set forth in the accounting guidance.
For additional information regarding the Company’s liquidity, see Note 2 – Liquidity and Note 9 – Notes Payable and other debt, to the consolidated financial statements included elsewhere in this joint proxy statement/prospectus.
Cash Flows
The following table presents selected data from our consolidated statements of cash flows for the periods presented:

	Three Months Ended March 31,
(Amounts in 000’s)	2025	2024
Net cash provided by operating activities	$236	$597
Net cash used in investing activities	(65)	(55)
Net cash used in financing activities	(587)	(751)
Net change in cash and restricted cash	(416)	(209)
Cash and restricted cash at beginning of period	3,472	4,184
Cash and restricted cash, ending	$3,056	$3,975

Three Months Ended March 31, 2025
Net cash provided by operating activities—was approximately $0.2 million. The positive cash flow from operating activities was mainly due to the timing of working capital accounts.
Net cash used in investing activities—was approximately $65.0 thousand. This capital expenditure was primarily for leasehold improvements.
Net cash used in financing activities—was approximately $0.6 million. The cash was used to make routine payments totaling $0.4 million for our Senior debt obligations, $0.2 million for other debt.
Three Months Ended March 31, 2024
Net cash provided by operating activities—was approximately $0.6 million. The positive cash flow from operating activities was mainly due to the timing of working capital accounts.
Net cash used in investing activities—was approximately $55.0 thousand. This capital expenditure was primarily for leasehold improvements.
Net cash used in financing activities—was approximately $0.8 million. The cash was used to make routine payments totaling $0.4 million for our Senior debt obligations, $0.4 million for other debt.

Off-Balance Sheet Arrangements
Guarantee
The Company subleased five facilities located in Ohio to the Aspire Sublessees, formerly affiliated with MSTC Development Inc., pursuant to the Aspire Subleases, whereby the Aspire Sublessees took possession of, and commenced operating, the Aspire Facilities as subtenant. The Company agreed to indemnify Aspire against any and all liabilities imposed on them as arising from the former operator, capped at $8.0 million. The Company has assessed the fair value of the indemnity agreements as not material to the financial statements at March 31, 2025. For further information see Note 6 – Leases, to the consolidated financial statements included elsewhere in this joint proxy statement/prospectus and also and Note 7 – Leases included elsewhere in this joint proxy statement/prospectus.
Critical Accounting Policies
We prepare our financial statements in accordance with GAAP for interim financial information and with the instructions to Form 10-Q and Rule 8-03 of Article 8 of Regulation S-X. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amount of assets, liabilities, revenues and expenses. On an ongoing basis, we review our judgments and estimates, including, but not limited to, those related to doubtful accounts, income taxes, stock compensation, intangible assets and loss contingencies. We base our estimates on historical experience, business knowledge and on various other assumptions that we believe to be reasonable under the circumstances at the time. Actual results may vary from our estimates. These estimates are evaluated by management and revised as circumstances change.
For a discussion of our critical accounting policies, see Note 1 – Organization and Significant Accounting Policies to the consolidated financial statements included elsewhere in this joint proxy statement/prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SUNLINK
Management’s Discussion and Analysis of Financial Condition and Results of Operations for the periods ended June 30, 2024 and June 30, 2023 (all dollar amounts in thousands, except per share and revenue per equivalent admissions amounts)
The following discussion and analysis of the financial condition and results of operations of SunLink Health Systems, Inc. (for purposes of this section, the “Company,” “SunLink,” “we,” “us” and “our”) should be read in conjunction with the audited financial statements as of and for the years ended June 30, 2024 and June 30, 2023 and related notes of SunLink included elsewhere in this joint proxy statement/prospectus. This discussion contains certain forward-looking statements within the meaning of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts and may be identified by the use of words such as “may,” “believe,” “will,” “seeks to”, “expect,” “project,” “estimate,” “anticipate,” “plan” or “continue.” These forward-looking statements are based on the current plans and expectations and are subject to a number of risks, uncertainties and other factors which could significantly affect current plans and expectations and our future financial condition and results.
Critical Accounting Estimates
The preparation of financial statements in accordance with U.S. generally accepted accounting principles requires us to make estimates and assumptions that affect reported amounts and related disclosures. We consider an accounting estimate to be critical if:
•	it requires assumptions to be made that were uncertain at the time the estimate was made; and
•	changes in the estimate or different estimates that could have been made could have a material impact on our consolidated statement of earnings or financial condition.
The table of critical accounting estimates that follows is not intended to be a comprehensive list of all of our accounting policies that require estimates. We believe that of our significant accounting policies, as discussed in Note 2 of our Notes to Consolidated Financial Statements included elsewhere in this joint proxy statement/prospectus for the fiscal year ended June 30, 2024, the estimates discussed below involve a higher degree of judgment and complexity. We believe the current assumptions and other considerations used to estimate amounts reflected in our consolidated financial statements are appropriate. However, if actual experience differs from the assumptions and other considerations used in estimating amounts reflected in our consolidated financial statements, the resulting changes could have a material adverse effect on our consolidated results of operations and financial condition.
The table that follows presents information about our critical accounting estimates, as well as the effects of hypothetical changes in the material assumptions used to develop each estimate:

Balance Sheet or Statement of Operations and Comprehensive Earnings and Loss Caption/Nature of Critical Estimate Item (dollar amounts in thousands, except per share)	Assumption / Approach Used (dollar amounts in thousands, except per share)	Sensitivity Analysis (dollar amounts in thousands, except per share)
Receivables-net and Provision for Concession Adjustments

Receivables for our Pharmacy business primarily consists of amounts due from third-party payors; institutions such as extended care and rehabilitation centers, nursing homes, home health, hospice, hospitals; Medicaid Part D program; and customers from the sale of pharmacy services and merchandise. Our ability to collect outstanding receivables is critical to

The largest component of concessions adjustments in our patient accounts receivable for our Pharmacy business relates to accounts for which patients are responsible, which we refer to as patient responsibility

A significant increase in our provision for credit losses (as a percentage of revenues) would lower our earnings. This would adversely affect our results of operations, financial condition, liquidity and potentially our future

Balance Sheet or Statement of Operations and Comprehensive Earnings and Loss Caption/Nature of Critical Estimate Item (dollar amounts in thousands, except per share)	Assumption / Approach Used (dollar amounts in thousands, except per share)	Sensitivity Analysis (dollar amounts in thousands, except per share)
our results of operations and cash flows. The primary uncertainty lies with accounts for which patients are responsible, which we refer to as patient responsibility accounts. These accounts include co-payments and deductibles payable by insured patients.

Our provision for concession adjustments, included in receivables- net for the years ended June 30, was as follows:

2024—$240; and
2023—$531

accounts. These accounts include co-payments and deductibles payable by insured patients. In general, we attempt to collect deductibles, co-payments and self-pay accounts prior to the time of service and merchandise delivery. If we do not collect these patient responsibility accounts prior to the delivery of service and merchandise delivery, the accounts are handled through our billing and collections processes.

We attempt to verify each patient’s insurance coverage as early as possible including with respect to eligibility, benefits and authorization/pre-certification requirements, in order to notify patients of the estimated amounts for which they will be responsible.

In general, we utilize the following steps in collecting accounts receivable: if possible, cash collection of all or a portion of deductibles, co-payments and self-pay accounts prior to or at the time service is provided; billing and follow-up with third party payors; collection calls; utilization of collection agencies; and if collection efforts are unsuccessful, write off the accounts.

Our policy is to write off accounts after all collection efforts have failed, which is typically no longer than 120 days after the date of service to the patient or customer.

access to capital.
If net revenues during fiscal year 2024 were changed by 1%, our 2024 after-tax income from continuing operations would change by approximately $324 or diluted earnings per share of $0.05.

This is only one example of reasonably possible sensitivity scenarios. The process of determining the allowance for credit losses requires us to estimate uncollectible patient accounts that are highly uncertain and requires a high degree of judgment. It is impacted by, among other things, changes in regional economic conditions, business office operations, payor mix and trends in private and federal or state governmental healthcare coverage.

Balance Sheet or Statement of Operations and Comprehensive Earnings and Loss Caption/Nature of Critical Estimate Item (dollar amounts in thousands, except per share)	Assumption / Approach Used (dollar amounts in thousands, except per share)	Sensitivity Analysis (dollar amounts in thousands, except per share)

Patient responsibility accounts represent the majority of our write-offs. Generally, we do not write off accounts prior to utilizing the services of a collection agency. Once collection efforts have proven unsuccessful, an account is written off from our patient accounting system.

We monitor our revenue trends by payor classification on a quarter-by-quarter basis along with the composition of our accounts receivable agings. This review is focused primarily on trends in self-pay revenues, self-pay accounts receivable, co-payment receivables and historic payment patterns.

Revenue recognition

For our Pharmacy business, we recognize revenues in the period in which services are provided and at the time the customer takes possession of merchandise. Patient receivables primarily consist of amounts due from third-party payors and patients. Amounts we receive for treatment of patients covered by governmental programs, such as Medicare and Medicaid, and other third-party payors, such as HMOs, PPOs and other private insurers, are determined pursuant to contracts or established government rates and are generally less than our established billing rates. Accordingly, our gross revenues are reduced to net amounts receivable pursuant to such contracts or government payment rates through an allowance for contractual discounts. The sources of these revenues were as follows for the year ended June 30, 2024 (as a percentage of total revenues):

Medicare—44.8%;
Medicaid—20.4%; and
Commercial insurance and other

Revenues are recorded at estimated amounts due from patients, third- party payors, institutions, and others for pharmacy services and goods provided net of contractual discounts pursuant to contract or government payment rates. Estimates for contractual allowances are calculated using computerized and manual processes depending on the type of payor involved. All contractual adjustments regardless of type of payor or method of calculation are reviewed and compared to actual experience on a periodic basis.

Receivables - net primarily

Balance Sheet or Statement of Operations and Comprehensive Earnings and Loss Caption/Nature of Critical Estimate Item (dollar amounts in thousands, except per share)	Assumption / Approach Used (dollar amounts in thousands, except per share)	Sensitivity Analysis (dollar amounts in thousands, except per share)
sources—34.8%.
consist of amounts due from third party payors, institutions, and patients. We include contractual allowances as a reduction to revenues in our financial statements based on payor specific identification and payor specific factors for rate increases and denials.

	Governmental payors	Governmental payors

The majority of services performed on Medicare and Medicaid patients are reimbursed at predetermined reimbursement rates.

The differences between the established billing rates (i.e., gross charges) and the predetermined reimbursement rates are recorded as contractual discounts and deducted from gross charges. Under this prospective reimbursement system, there is no adjustment or settlement of the difference between the actual cost to provide the service and the predetermined reimbursement rates.

Discounts for retrospectively cost-based revenues are estimated based on historical and current factors and are adjusted in future periods when settlements of filed cost reports are received.

Final settlements under all programs are subject to adjustment based on administrative review and audit by third party intermediaries, which can
Because the laws and regulations governing the Medicare and Medicaid programs are complex and subject to change, the estimates of contractual discounts we record could change by material amounts.

Balance Sheet or Statement of Operations and Comprehensive Earnings and Loss Caption/Nature of Critical Estimate Item (dollar amounts in thousands, except per share)	Assumption / Approach Used (dollar amounts in thousands, except per share)	Sensitivity Analysis (dollar amounts in thousands, except per share)
take several years to resolve completely.

	Commercial Insurance	Commercial Insurance

For most managed care plans, contractual allowances estimated at the time of service are adjusted to actual contractual allowances as cash is received and claims are reconciled.

We evaluate the following criteria in developing the estimated contractual allowance percentages: historical contractual allowance trends based on actual claims paid by managed care payors; review of contractual allowance information reflecting current contract terms; consideration and analysis of changes in payor mix reimbursement levels; and other issues that may impact contractual allowances.

If our overall estimated contractual discount percentage on all of our commercial revenues during 2024 were changed by 1%, our 2024 after-tax income from continuing operations would change by approximately $40. This is only one example of reasonably possible sensitivity scenarios. The process of determining the allowance requires us to estimate the amount expected to be received and requires a high degree of judgment. It is impacted by changes in managed care contracts and other related factors.

A significant increase in our estimate of contractual discounts would lower our earnings. This would adversely affect our results of operations, financial condition, liquidity and future access to capital.

Intangible assets and accounting for business combinations

Our intangible assets consisted of an indefinite-lived trade name used in the pharmacy business of $1,180 as of June 30, 2024 and 2023.
In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 350-10, “Intangibles—Goodwill and Other,” (“ASC 350-10”) goodwill and intangible assets with indefinite lives are reviewed by us at least annually for impairment. For purposes of these analyses,

Balance Sheet or Statement of Operations and Comprehensive Earnings and Loss Caption/Nature of Critical Estimate Item (dollar amounts in thousands, except per share)	Assumption / Approach Used (dollar amounts in thousands, except per share)	Sensitivity Analysis (dollar amounts in thousands, except per share)

the estimate of fair value is based on the income approach, which estimates the fair value based on future discounted cash flows. The estimate of future discounted cash flows is based on assumptions and projections that are believed to be currently reasonable and supportable. If it is determined the carrying value of goodwill or other intangible assets to be impaired, then the carrying value is reduced.

The purchase price of acquisitions is allocated to the assets acquired and liabilities assumed based upon their respective fair values and are subject to change during the twelve-month period subsequent to the acquisition date. We engage independent third-party valuation firms to assist us in determining the fair values of assets acquired and liabilities assumed at the time of acquisition. Such valuations require us to make significant estimates and assumption, including projections of future events and operating performance.

Fair value estimates are derived from independent appraisals, established market values of comparable assets, or internal calculations of estimated future net cash flows. Our estimate of future cash flows is based on assumptions and projections we believe to be currently reasonable and supportable. Our assumptions take into

Balance Sheet or Statement of Operations and Comprehensive Earnings and Loss Caption/Nature of Critical Estimate Item (dollar amounts in thousands, except per share)	Assumption / Approach Used (dollar amounts in thousands, except per share)	Sensitivity Analysis (dollar amounts in thousands, except per share)
account revenue and expense growth rates, patient volumes, changes in payor mix, and changes in legislation and other payor payment patterns.

Professional and general liability claims

We are subject to potential medical malpractice lawsuits and other claims as part of providing healthcare and pharmacy related services. To mitigate a portion of this risk, we have maintained insurance for individual malpractice claims exceeding a self-insured retention amount. Our self-insurance retention amount was $1,000 on individual malpractice claims for each contract year commencing March 1, 2011 through February 29, 2016 and was reduced to $750 from March 1, 2016 through March 31, 2021. A tail insurance policy has been purchased for claims occurring on or before March 31, 2021 which has a $750 per incident self-insured retention. For claims occurring after March 31, 2021, claims made insurance policies have been purchased with $1,000 on individual malpractice claims for the contract years commencing April 1, 2021 through March 31, 2025.

Each year, we obtain quotes from various malpractice insurers with respect to the cost of obtaining medical malpractice insurance coverage. We compare these quotes to our most recent actuarially determined estimates of losses at various self-insured retention levels. Accordingly, changes in insurance costs affect the self-insurance retention level we choose each year. As insurance costs increase, we may accept a higher level of risk in self-insured retention levels.

The reserve for professional and general liability claims is based upon independent actuarial calculations, which consider historical claims data, demographic considerations, severity factors and other actuarial assumptions in the determination of reserve estimates.

The reserve for professional and general liability claims reflects the current estimate of all outstanding losses, including incurred but not reported losses, based upon actuarial calculations as of the balance sheet date. The loss estimates included in the actuarial calculations may change in the future based upon updated facts and circumstances.

We revise our reserve estimation process by obtaining independent actuarial calculations quarterly.

Actuarial calculations include a large number of variables that may significantly impact the estimate of ultimate losses recorded during a reporting period. In determining loss estimates, professional judgment is used by each actuary by selecting factors that are considered appropriate by the actuary for our specific circumstances. Changes in assumptions used by our independent actuary with respect to demographics and geography, Industry trends, development patterns and judgmental selection of other factors may impact our recorded reserve levels and our results of operations.

Changes in our initial estimates of professional and general liability claims are non-cash charges and accordingly, there would be no material impact currently on our liquidity or capital resources.

The reserve for professional and general liability claims included in our consolidated balance sheets as of June 30 was as follows:

2024—$333 and
2023—$190

The total increases for professional and general

Our estimated reserve for professional and general liability claims will be significantly affected if current and future claims differ from historical trends. While we monitor reported claims closely and consider

Balance Sheet or Statement of Operations and Comprehensive Earnings and Loss Caption/Nature of Critical Estimate Item (dollar amounts in thousands, except per share)	Assumption / Approach Used (dollar amounts in thousands, except per share)	Sensitivity Analysis (dollar amounts in thousands, except per share)
liability coverage, included in our consolidated results of operations for the years ended June 30, was as follows: 2024—$569; and 2023—$386.
potential outcomes as estimated by our independent actuaries when determining our professional and general liability reserves, the complexity of the claims, the extended period of time to settle the claims and the wide range of potential outcomes complicates the estimation process. In addition, certain states, including Georgia, have passed varying forms of tort reform which attempt to limit the number and types of claims and the amount of some medical malpractice awards. If enacted limitations remain in place or if similar laws are passed in the states where our other medical facilities are located, our loss estimates could decrease.

Conversely, liberalization of the number and type of claims and damage awards permitted under any such law applicable to our operations could cause our loss estimates to increase.

Accounting for income taxes

Deferred tax assets generally represent items that will result in a tax deduction in future years for which we have already recorded the tax benefit in our Statement of Operations and Comprehensive Earnings and Loss. We assess the likelihood that deferred tax assets will be recovered from future taxable income. To the extent we believe that recovery is not probable, a valuation allowance is established. To the extent we establish a valuation allowance or increase this allowance, we must include an expense as part of the income tax provision in our results of operations. Our net deferred tax asset (liability) balance (net of valuation allowance) in our consolidated balance sheets as of June 30 for the

The first step in determining the deferred tax asset valuation allowance is identifying reporting jurisdictions where we have a history of tax and operating losses or are projected to have losses in future periods as a result of changes in operational performance. We then determine if a valuation allowance should be established against the deferred tax assets for that

Our deferred tax assets were $8,218 at June 30, 2024, excluding the impact of valuation allowances. At June 30, 2024, the Company evaluated the need for a valuation allowance against our deferred tax assets and determined that it was more likely than not that none of our deferred tax assets would be realized. As a result, in accordance with ASC 740, we recognized a total valuation allowance of

Balance Sheet or Statement of Operations and Comprehensive Earnings and Loss Caption/Nature of Critical Estimate Item (dollar amounts in thousands, except per share)	Assumption / Approach Used (dollar amounts in thousands, except per share)	Sensitivity Analysis (dollar amounts in thousands, except per share)
following years was as follows:

2024—$(69); and
2023—$(69).

Our valuation allowances for deferred tax assets in our consolidated balance sheets as of June 30 for the following years were as follows:

2024—$8,287; and
2023—$8,286.

In addition, significant judgment is required in determining and assessing the impact of certain tax-related contingencies. We establish accruals when, despite our belief that our tax return positions are fully supportable, it is probable that we have incurred a loss related to tax contingencies and the loss or range of loss can be reasonably estimated.

We adjust the accruals related to tax contingencies as part of our provision for income taxes in our results of operations based upon changing facts and circumstances, such as the progress of a tax audit, development of industry related examination issues, as well as legislative, regulatory or judicial developments. A number of years may elapse before a particular matter, for which we have established an accrual, is audited and resolved.

reporting jurisdiction.

The second step is to determine the amount of the valuation allowance. We will generally establish a valuation allowance equal to the net deferred tax asset (deferred tax assets less deferred tax liabilities) related to the jurisdiction identified in the first step of the analysis. In certain cases, we may not reduce the valuation allowance by the amount of the deferred tax liabilities depending on the nature and timing of future taxable income attributable to deferred tax liabilities.

In assessing tax contingencies, we identify tax issues that we believe may be challenged upon examination by the taxing authorities. We also assess the likelihood of sustaining tax benefits associated with tax planning strategies and reduce tax benefits based on management’s judgment regarding such likelihood. We compute the tax on each contingency. We then determine the amount of loss, or reduction in tax benefits based upon the foregoing and reflects such amount as a component of the provision for income taxes in the reporting period.

During each reporting period, we assess the facts and circumstances related to recorded tax contingencies. If tax contingencies are no longer deemed probable based upon new facts and

$8,287 against the deferred tax asset so that the net tax deferred asset was $0 at June 30, 2024. We conducted our evaluation by considering available positive and negative evidence to determine our ability to realize our deferred tax assets. In our evaluation, we gave more significant weight to evidence that was objective in nature as compared to subjective evidence. Also, more significant weight was given to evidence we judged directly related to our current financial performance as compared to less current evidence and future plans.

The IRS may propose adjustments for items we have failed to identify as tax contingencies. If the IRS were to propose and sustain assessments equal to 10% of our taxable income for 2024, we would incur approximately $0 of additional tax expense for 2024 plus applicable penalties and interest.

Balance Sheet or Statement of Operations and Comprehensive Earnings and Loss Caption/Nature of Critical Estimate Item (dollar amounts in thousands, except per share)	Assumption / Approach Used (dollar amounts in thousands, except per share)	Sensitivity Analysis (dollar amounts in thousands, except per share)
circumstances, the contingency is reflected as a reduction of the provision for income taxes in the current period.

Financial Summary
The Company’s operations for the fiscal years ended June 30, 2024 and 2023 were negatively impacted by the effects of the aftermath of the COVID-19 pandemic, although mitigated somewhat from prior fiscal years, including among other factors, difficulty hiring qualified employees, rising labor and supply costs and supply chain challenges resulting in inability to obtain pharmacy and DME products on a timely, cost effective basis.

	2024	2023
Net Revenues	$32,440	$34,280
Costs and expenses	(34,851)	(34,206)
Operating profit (loss)	(2,411)	74
Interest Income (Expense), net	93	87
Gain on sale of assets	2	30
Earnings (loss) from continuing operations before income taxes	$(2,316)	$191

Results of Operations
Our net revenues are from two businesses, pharmacy and a subsidiary which provides information technology services to outside customers and SunLink subsidiaries. The Company’s revenues by payor were as follows for the fiscal years ended June 30, 2024 and 2023:

	2024	2023
Medicare	$14,528	$14,157
Medicaid	6,611	6,419
Retail and Institutional Pharmacy	6,439	7,271
Private Insurance	4,047	5,604
Self-pay	735	772
Other	80	57
Total Net Revenues	$32,440	$34,280

Pharmacy business net revenues for the year ended June 30, 2024 decreased 5.4% from the prior year. The decreased net revenues resulted from $2,325 of decreased recognition of prior periods’ accrued sales tax accrued and sales tax refunds. Total scripts filled increased 6.0% while Durable Medical Equipment (“DME”) sales orders decreased 5.2% for the year ended June 30, 2024 from the prior year. Retail pharmacy sales decreased 14.2% for the year ended June 30, 2024 from the prior year due to a 12.0% decrease in per script net revenues. Institutional pharmacy sales increased 2.2% for the year ended June 30, 2024 from the prior year due to a 9.7% increase in per script net revenues. DME sales decreased, 9.0% for the year ended June 30, 2024 from the prior year due to a 5.2% decrease in DME sales orders.

Costs and expenses, including depreciation and amortization, were $34,851 and $34,206 for the fiscal years ended June 30, 2024 and 2023, respectively. Costs and expenses as a percentage of net revenues were:

	2024	2023
Cost of goods sold	56.3%	54.2%
Salaries, wages and benefits	32.6%	29.6%
Supplies	0.5%	0.4%
Purchased services	3.5%	3.2%
Other operating expenses	9.3%	7.6%
Rent and lease expense	1.1%	1.1%
Depreciation and amortization expense	4.2%	3.7%

Cost of goods sold as a percent of net revenues increased 2.1% in the fiscal year ended June 30, 2024 compared to the prior fiscal year due to the decreased net revenue in the most recent year which included the decrease in the recognition of prior periods’ accrued sales tax and sales tax refunds. Salaries, wages and benefits expense as a percent of net revenues increased 3.0% this year compared to the prior fiscal year due to the decreased revenues and the current labor markets and operating challenges of labor allocation, including the use of contract labor. Other operating expenses for the fiscal year ended June 30, 2024 increased from the prior year’s comparable period primarily due to increased legal expenses relating to the change in state of incorporation from Ohio to Georgia, which was finalized in October 2023. Depreciation expense also increased this year due to the $1,341 of capital expenditures last fiscal year.
Operating loss was $2,411 for the fiscal year ended June 30, 2024 compared to an operating profit of $74 for the year ended June 30, 2023. The operating loss in the year ended June 30, 2024 increased $2,485 compared to the prior fiscal year resulted primarily as a result of decreased Pharmacy business net revenues which had $2,325 of decreased recognition sales tax accrual reversals and sales tax refunds in the most recent fiscal year.
Income Taxes
We recorded income tax benefit of $5 (all state tax benefit) for the fiscal year ended June 30, 2024 compared to an income tax benefit of $7 (all state tax benefit) for the fiscal year ended June 30, 2023.
In accordance with the Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 740, we evaluate our deferred taxes quarterly to determine if adjustments to our valuation allowance are required based on the consideration of available positive and negative evidence using a “more likely than not” standard with respect to whether deferred tax assets will be realized. Our evaluation considers, among other factors, our historical operating results, our expectation of future results of operations, the duration of applicable statuary carryforward periods and conditions of the healthcare industry. The ultimate realization of our deferred tax assets depends primarily on our ability to generate future taxable income during the periods in which the related temporary differences in the financial basis and the tax basis of the assets become deductible. The value of our deferred tax assets will depend on applicable income tax rates.
At June 30, 2024, consistent with the above process, we evaluated the need for a valuation allowance against our deferred tax assets and determined that it was more likely than not that none of our deferred tax assets would be realized. As a result, in accordance with ASC 740, we recognized a valuation allowance of $8,287 against the deferred tax asset so that there is no net long-term deferred income tax asset at June 30, 2024. We conducted our evaluation by considering available positive and negative evidence to determine our ability to realize our deferred tax assets. In our evaluation, we gave more significant weight to evidence that was objective in nature as compared to subjective evidence. A long-term deferred tax liability of $69 is recorded within other noncurrent liabilities in the accompanying condensed consolidated balance sheet of June 30, 2024 to reflect the deferred tax liability for the non-amortizing trade name intangible asset.
The principal negative evidence that led us to determine at June 30, 2024 that all the deferred tax assets should have full valuation allowances was historical tax losses and the projected current fiscal year tax loss. For purposes of evaluating our valuations allowances, the Company’s history of losses represent significant historical negative evidence and we have recognized none of our federal income tax net operating loss carry-forward of approximately $24,458.

For federal income tax purposes, at June 30, 2024, the Company had approximately $24,458 of estimated net operating loss carry-forwards available for use in future years subject to the possible limitations of the provisions of Internal Revenue Code Section 382. These net operating loss carryforwards expire primarily in fiscal year 2025 through fiscal year 2038; however, with the enactment of the Tax Cut and Jobs Act on December 22, 2017, federal net operating loss carryforwards generated in taxable years beginning after December 31, 2017 now have no expiration date. The Company’s returns for the periods prior to the fiscal year ended June 30, 2020 are no longer subject to potential federal and state income tax examination. Net operating loss carry-forwards generated in tax years prior to June 30, 2020 are still subject to redetermination in potential federal income tax examination.
Discontinued Operations
All of the businesses discussed below are reported as discontinued operations and the consolidated financial statements for all prior periods have been adjusted to reflect this presentation.
Sale of Trace Regional Hospital, medical office building and three patient clinics and Trace Extended Care Facility
On January 22, 2024, the Company’s indirect subsidiary, Southern Health Corporation of Houston, Inc. (“Southern”), reached revised agreements for the sale of Trace Regional Hospital, a vacant medical office building and three (3) patient clinics in Chickasaw County, MS, (collectively “Trace”) to Progressive Health of Houston, LLC (“Progressive”) pursuant to which (i) Southern sold certain personal and intangible property to Progressive for $500 under to an asset purchase agreement ('Trace Assets Sale”), (ii) entered into a six-month net lease of the real property of the hospital, medical office building and the clinics real property (the “Trace Real Estate”) for $20 per month, (iii) entered into a contract to sell the Trace real estate to Progressive (the “Trace Real Estate Sale”) for $2,000 and (iv) engaged Progressive under a management agreement to manage the operations of Trace pending receipt of certain regulatory approvals, which was received February 29, 2024. The completion of the Trace Real Estate Sale has been extended by mutual agreement to October 4, 2024. As a result of the transactions (“Revised Agreement”), SunLink reported an impairment loss of $1,974 at December 31, 2023 to reduce the net value of the Trace hospital assets to the sale proceeds under the revised agreement. An impairment reserve of $1,695 remains at June 30, 2024 for the Trace Real Estate Sale assets. There can be no assurance the completion of the Trace Real Estate Sale will be achieved. On June 3, 2024, the Company’s indirect subsidiary, Southern Health Corporation of Houston, Inc. and an affiliate completed the sale of its Trace Extended Care & Rehab senior care facility and related real estate in Houston, Mississippi for approximately $7,100 (the “Trace Senior Care Facility Sale”). The net proceeds of approximately $6,522 has been retained for working capital and general corporate purposes.
Sold Hospitals and Nursing Home—Subsidiaries of the Company have sold substantially all the assets of five rural hospitals (“Sold Facilities”) during the period July 2, 2012 to March 17, 2019. The loss before income taxes of the Sold Facilities results primarily from the effects of retained professional liability insurance and claims expenses and settlement of a lawsuit.
Life Sciences and Engineering Segment—SunLink retained a defined benefit retirement plan which covered substantially all of the employees of this segment when the segment was sold in fiscal 1998. Effective February 28, 1997, the plan was amended to freeze participant benefits and close the plan to new participants. Pension expense and related tax benefit or expense is reflected in the results of operations for this segment for the fiscal years ended June 30, 2024 and 2023.

Discontinued Operations—Summary Statement of Earnings Information
Details of statements of operations from discontinued operations for the fiscal years ended June 30, 2024 and 2023, primarily from reflecting the reporting of Trace as discontinued operations as a result of the Company’s decision to sell Trace, are as follows:

	Fiscal Years Ended June 30,
	2024	2023
Net Revenues	$7,980	$13,690
Costs and Expenses:
Salaries, wages and benefits	5,455	9,044
Supplies	789	1,223
Purchased services	1,758	3,065
Other operating expense	1,722	2,263
Rent and lease expense	76	128
Depreciation and amortization	322	503
Operating Profit (Loss)	(2,142)	(2,536)
Other Income (Expense):
Federal stimulus - Provider relief funds	0	510
Loss on sale of Trace Hospital Assets and related sale expenses	(962)	0
Gain on sale of Trace Nursing Home and related sale expenses	5,584	0
Impairment loss of Trace Hospital Real Estate	(1,695)	0
Interest income (expense), net	(1)	33
Earnings (Loss) from Discontinued Operations before income taxes	784	(1,993)
Income Tax Expense	0	0
Earnings (Loss) from Discontinued Operations, net of income taxes	$784	$(1,993)

Net Earnings (Loss) — Net loss for the year ended June 30, 2024 was $1,527 (or a loss of $0.22 per fully diluted share) compared to a net loss for the year ended June 30, 2023 of $1,795 (or a loss of $0.26 per fully diluted share).
Liquidity and Capital Resources
Overview
The Company and its subsidiaries’ primary source of liquidity for working capital and operational needs, to pursue extraordinary corporate transactions and for general corporate purposes, is unrestricted cash on hand (which was $7,170 at June 30, 2024) and the sale of assets. From time-to-time, we may, nevertheless, seek to obtain financing for the liquidity needs of the Company or individual subsidiaries
Subject to the effects, risks and uncertainties associated with the aftermath of the COVID-19 pandemic, as well as our ability to complete the disposition of certain unprofitable operations, including the Trace transaction, we believe we have adequate financing and liquidity to support our current level of operations through the next twelve months.
Contractual Obligations, Commitments and Contingencies
As of June 30, 2024, we had no outstanding debt.
The Company currently expects to purchase approximately $1,000 of capitalizable DME by the Pharmacy operations (to be rented to customers) during the next twelve months. The timing and actual amount which will be expended is difficult to predict due to various factors including varying demand for such equipment as well as its availability given current supply sourcing challenges. Other capital expenditures for replacement and upgrade of current facilities and equipment of the Pharmacy business may be needed during the next twelve months although there is no estimate of those expenditures other than being expected to be at a lower level than fiscal years 2024 and 2023. The Company anticipates funding such expenditures primarily from cash on hand. Other cash expenditures for the next twelve months currently are expected to be in-line with expenditures for the fiscal year ended June 30, 2024, subject to further operating and administrative cost increases, and other settlements of cost reports and other liabilities in the ordinary course of business as well as cash receipts and disbursements relating to possible asset sales. Other than reported above, there have been no material changes outside the ordinary course of business relating to our upcoming cash obligations which have occurred during the fiscal year ended June 30, 2024. Other than with respect to scheduled cash expenditures (based on current operating levels) for operating leases, and the specific items previously disclosed here, as well as continued uncertainties relating to the aftermath of the COVID-19 pandemic and asset sales, the Company is currently unaware of other trends or unusual uncertainties that are likely to cause a material change in its cash expenditures in periods beyond the next twelve months. See Notes 6 and 9, to our financial statements included elsewhere in this joint proxy statement/prospectus. The Company is also unaware of events that are reasonably likely to cause a material change in the relationship between its costs and revenues (such as known or reasonably likely future increases in costs of labor or materials, price increases or inventory adjustments, beyond those discussed herein); however, we are unable to predict with any degree of accuracy when, or the extent to which, recent inflationary price trends, labor disruptions and supply chain challenges experienced in 2021, 2022 and 2023 to date will mitigate or accelerate.
Related Party Transactions
A former director, who resigned after June 30, 2024, of the Company is senior counsel in a law firm which provides services to SunLink. The Company has expensed an aggregate of $520 and $264 to the law firm in the fiscal years ended June 30, 2024 and 2023, respectively. Included in the Company’s consolidated balance sheets at June 30, 2024 and 2023, respectively, is $156 and $36 of amounts payable to the law firm.
Inflation
During periods of inflation and labor shortages, employee salaries, wages and benefits increase and suppliers pass along rising costs to us in the form of higher prices for their supplies and services. We have limited ability to, and frequently are unable to, offset increases in operating costs by increasing prices for our services and products due to, among other things, our reliance on Medicare and Medicaid payments for a large proportion of our revenues or to implement sufficient cost control measures due to, among other things, our operations in a highly regulated industry. We are thus unable to predict our ability to control future cost increases or offset future cost increases by passing along the increased cost to customers.
Management’s Discussion and Analysis of Financial Condition and Results of Operations for the periods ended March 31, 2025 and March 31, 2024 (all dollar amounts in thousands, except per share and revenue per equivalent admissions amounts)

Forward-Looking Statements
This discussion contains certain forward-looking statements within the meaning of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts and may be identified by the use of words such as “may,” “believe,” “will,” “seeks to”, “expect,” “project,” “estimate,” “anticipate,” “plan” or “continue.” Throughout this section and the related notes to the condensed consolidated financial statements, SunLink Health Systems, Inc., and its consolidated subsidiaries are referred to on a collective basis as “SunLink”, “we”, “our”, “ours”, “us” or the “Company.” This drafting style is not meant to indicate that SunLink Health Systems, Inc. or any particular subsidiary of SunLink Health Systems, Inc. owns or operates any asset, business, or property. Healthcare services, pharmacy operations and other businesses described in this filing are owned and operated by distinct and indirect subsidiaries of SunLink Health System, Inc. The following discussion and analysis of the financial condition and results of operations of SunLink should be read in conjunction with the unaudited financial statements as of and for the periods ended March 31, 2025 and March 31, 2024 and related notes of SunLink included elsewhere in this joint proxy statement/prospectus. These forward-looking statements are based on current plans and expectations and are subject to a number of risks, uncertainties and other factors that could significantly affect current plans and expectations and our future financial condition and results. These factors, which could cause actual results, performance, and achievements to differ materially from those anticipated, include, but are not limited to:
General Business Conditions
•	general economic and business conditions in the U.S., both nationwide and in the states in which we operate;
•
the continuing after-effects of the COVID-19 pandemic, both nationwide and in the states in which we operate, including among other things, on demand for our pharmacy services, the efficiency of such services, availability of staffing, availability of supplies, costs and financial results. Changes in the communicability, mortality rate, and vaccine resistances for COVID-19 and its variants or pandemics of other contagious diseases could result in the unavailability of personnel to provide services, regulatory bans on certain services, increased costs, reduced revenues or other adverse effects on our business;

•	the competitive nature of the U.S. pharmacy business;
•	demographic characteristics and changes in areas where we operate;
•
the availability of cash or borrowings to fund working capital, renovations, replacements, expansions, and capital improvements at existing pharmacy facilities and for acquisitions and replacement of such pharmacy facilities or acquisitions of other healthcare facilities;

•	changes in accounting principles generally accepted in the U.S.;
•
the impact of inflation on our customers, operating costs, ability and feasibility of raising funds, and on our ability to achieve cash flow and profitability, including our inability to cover cost increases because most of our revenue is from government programs whose payments are fixed; and

•	fluctuations in the market value of equity securities including SunLink common shares, including fluctuations based on actual or feared inflation or recession.
Operational Factors
•	the ability or inability to operate profitably in the pharmacy or other healthcare businesses;
•	the availability of, and our ability to attract and retain, sufficient qualified management, pharmacists, and staff personnel for our operations;
•	timeliness and amount and conditions of reimbursement payments received under government programs;
•	the lack of availability of future governmental support that may be required to offset the effects of future pandemics or an inability to meet the requirements relating to such support;
•	the ability or inability to fund our obligations under capital leases or new or existing obligations and/or any potential defaults under future indebtedness;

•	restrictions imposed by existing or future contractual obligations including any new indebtedness;
•
the cost and availability of insurance coverage including professional liability (e.g., medical malpractice) and general, employment, fiduciary, other liability insurance and changes in estimates of our self-insurance claims and reserves;

•	the efforts of governmental authorities, insurers, healthcare providers, and others to contain and reduce healthcare costs;
•	changes in medical and other technology;
•	increases in prices of materials and services utilized in our pharmacy business;
•	increases in wages as a result of inflation or competition for pharmacy, management, and staff positions;
•	any impairment in our ability to collect accounts receivable, including deductibles and co-pay amounts;
•	the functionality of or costs with respect to our information systems for our pharmacy business and our corporate office, including both software and hardware;
•	the availability of and competition from alternative drugs or treatments to those provided by our pharmacy business; and
•	the restrictions, clawbacks, processes, and conditions relating to our pharmacy business imposed by pharmacy benefit managers, drug manufacturers, and distributors.
Liabilities, Claims, Obligations and Other Matters
•
claims under leases, guarantees, disposition agreements, and other obligations relating to previous and future asset sales or discontinued operations, including claims from sold or leased facilities and services, retained liabilities or retained subsidiaries, and failure of buyers to satisfy liabilities for which the Company remains liable, pursuant to the disposition agreements;

•	potential adverse consequences of any known and unknown government investigations;
•	claims for medical malpractice product, environmental or other liabilities from continuing and discontinued operations;
•	professional, general, and other claims which may be asserted against us, including claims currently unknown to us;
•
potential damages and consequences of natural disasters and weather-related events such as tornados, earthquakes, hurricanes, flooding, snow, ice and wind damage, and population evacuations affecting areas in which we operate; and

•	potential adverse contingencies of terrorist acts, crime or civil unrest.
Regulation and Governmental Activity
•
negative consequences of existing and proposed governmental budgetary constraints or modification or termination of existing government programs or the implementation and related costs and disruptions of new government programs such as environmental, social and governance programs;

•	negative consequences of Federal and state insurance exchanges and their rules relating to reimbursement terms;
•	the regulatory environment for our businesses, including pharmacy licensing laws and regulations and rules and judicial cases relating thereto;
•	the failure of government and private reimbursement to cover our increasing costs;
•	changes in or failure to comply with Federal, state and local laws and regulations and enforcement interpretations of such laws and regulations affecting our pharmacy business; and

•
the possible enactment of additional Federal healthcare reform laws or reform laws or regulations in states where our subsidiaries operate pharmacy facilities or additional healthcare facilities (including Medicaid waivers, bundled payments, managed care programs, accountable care and similar organizations, competitive bidding and other reforms).

Strategic Initiatives - Merger, Dispositions, Acquisition and Renovation Related Matters
•	the inability to timely complete a strategic transaction such as the merger;
•	risks relating to the merger, including:
○	the risk that the businesses of Regional and SunLink will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;
○	expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame;
○	revenues following the merger may be lower than expected;
○	customer, vendor and employee relationships and business operations may be disrupted by the merger;
○	the ability to obtain regulatory approvals or the approvals of SunLink’s or Regional’s shareholders, and the ability to complete the merger on the expected timeframe;
○	the costs and effects of litigation and the possible unexpected or adverse outcomes of such litigation;
○
the ability of SunLink to meet the continued listing requirements of the NYSE American and the ability of the merged company to meet the listing requirements of the OTCQB or the NYSE American or other national securities exchange, as applicable, and to qualify for and to maintain the listing or trading, as applicable, of securities thereon;

○	possible changes in economic and business conditions;
○	the impacts of epidemics, pandemics or other infectious disease outbreaks;
○	the existence or exacerbation of general geopolitical instability and uncertainty;
○	possible changes in monetary and fiscal policies, and laws and regulations;
○	competitive factors in the healthcare industry;
○	the dependence of the merged company on the operating success of its operators;
○	the amount of, and the ability of Regional before and after the merger to service, its indebtedness;
○	covenants in Regional’s debt agreements that may restrict its ability to make investments, incur additional indebtedness and refinance indebtedness on favorable terms;
○	the effect of increasing healthcare regulation and enforcement on Regional’s operators and the dependence of Regional’s operators on reimbursement from governmental and other third-party payors;
○	the relatively illiquid nature of real estate investments;
○	the impact of litigation and rising insurance costs on the business of Regional’s operators;
○	the effect of Regional’s operators declaring bankruptcy, becoming insolvent or failing to pay rent as due;
○
the ability of any of Regional’s operators in bankruptcy to reject unexpired lease obligations and to impede its ability to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor’s obligations; and

○	Regional’s ability to find replacement operators and the impact of unforeseen costs in acquiring new properties;

•	the inability to complete the sale of assets pursuant to disposition agreements or the inability to collect proceeds expected pursuant to such agreements;
•
the availability of cash and the availability and terms of borrowed or equity capital to fund acquisitions or replacement or upgraded facilities, and improvements or renovations to existing facilities; and

•	competition in the market for acquisitions of pharmacy facilities, and other healthcare businesses;
The foregoing are significant factors we think could cause our actual results to differ materially from expected results. However, there could be additional factors besides those listed herein that also could affect SunLink in an adverse manner. You should read our annual report and quarterly reports completely and with the understanding that future results may be materially different from what we expect. You are cautioned not to unduly rely on forward-looking statements when evaluating the information presented in annual and quarterly reports or our other disclosures because current plans, anticipated actions, and future financial conditions and results may differ from those expressed in any forward-looking statements made by or on behalf of SunLink.
We have not undertaken any obligation to publicly update or revise any forward-looking statements. All of our forward-looking statements speak only as of the date of the document in which they are made or, if a date is specified, as of such date. To the extent permitted by applicable SEC rules and regulations, we disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any changes in events, conditions, circumstances or information on which the forward-looking statement is based, except as required by applicable law. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing factors and the other risk factors set forth elsewhere in this report. on which the forward-looking statement is based, except as required by applicable law. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing factors and the other risk factors set forth elsewhere in this report.
Business Strategy - Merger, Operations, Dispositions and Acquisitions
On April 15, 2025, the Company and Regional Health Properties, Inc. (“Regional”) jointly announced that they have entered into an amended and restated agreement and plan of merger (the “merger agreement”), pursuant to which SunLink is to merge with and into Regional (the “merger”) in exchange for the issuance to the Company’s shareholders of an aggregate of approximately 1,595,401 shares of Regional common stock and 1,408,121 shares of Regional’s newly-authorized Series D 8% Cumulative Convertible Redeemable Participating Preferred Shares (the “Regional Series D Preferred Stock”) with an initial liquidation preference of $12.50 per share. The merger agreement has been approved by each company’s board of directors and completion of the transaction remains subject to the receipt of the approvals of the shareholders of both Regional and SunLink, regulatory approvals and satisfaction of customary closing conditions.
Sale of Trace Regional Hospital, medical office building, three patient clinics, and Trace Extended Care operations – On January 22, 2024, the Company’s indirect subsidiary, Southern Health Corporation of Houston, Inc. (“Southern”), reached revised agreements (the “Revised Agreements”) for the sale of Trace Regional Hospital, a vacant medical office building and three (3) patient clinics in Chickasaw County, MS, (collectively “Trace”) to Progressive Health of Houston, LLC (“Progressive”) pursuant to which (i) Southern sold certain personal and intangible property to Progressive for $500 under to an asset purchase agreement (“Trace Hospital Assets Sale”), (ii) entered into a six-month net lease of the real property of the hospital, medical office building and the clinics real property (the “Trace Real Estate”) for $20 per month, (iii) entered into a contract to sell the Trace real estate to Progressive (the “Trace Real Estate Sale”) for $2,000 and (iv) engaged Progressive under a management agreement to manage the operations of Trace pending receipt of certain regulatory approvals, which were received February 29, 2024. The Company recorded a loss of $962 on the Trace Hospital Assets Sale during the year ended June 30, 2024, which included sale expenses of $174. The Trace Real Estate Sale was completed on October 9, 2024. The Company received net proceeds of $1,832 at closing. The Company reported a loss of $110 in the quarter ended December 31, 2024 related to additional sale expenses. The Company had earlier reported an additional asset impairment reserve of $44 in the quarter ended September 30, 2024 for transaction expenses incurred at the sale date. SunLink earlier reported an impairment loss of $1,974 at December 31, 2023 to reduce the net value of the Trace hospital assets to the estimated sale proceeds under the revised agreement. On June 3, 2024, the Company’s indirect subsidiary, Southern Health Corporation of Houston, Inc. and an affiliate completed the sale of its Trace Extended Care & Rehab senior care facility (“Trace

Extended Care”) and related real estate in Houston, Mississippi for approximately $7,100 (the “Trace Extended Care Facility Sale”). The net proceeds of approximately $6,522 were retained for working capital and general corporate purposes. The Company recorded a gain of $5,584 during the fiscal year ended June 30, 2024 on the Trace Extended Care Facility Sale, which included sale expenses of $578.
Critical Accounting Estimates
The preparation of financial statements in accordance with U.S. GAAP requires us to make estimates and assumptions that affect reported amounts and related disclosures. We consider an accounting estimate to be critical if it requires assumptions to be made that were uncertain at the time the estimate was made; and changes in the estimate or different estimates that could have been made could have a material impact on our consolidated results of operations or financial condition.
Our critical accounting estimates are more fully described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Sunlink–Management’s Discussion and Analysis of Financial Condition and Results of Operations for the periods ended June 30, 2024 and June 30, 2023 (all dollar amounts in thousands, except per share and revenue per equivalent admissions amounts)” and continue to include the following areas: receivables – net and provision for doubtful accounts; revenue recognition and net patient service revenues; goodwill, intangible assets and accounting for business combinations; professional and general liability claims; and accounting for income taxes. There have been no material changes in our critical accounting estimates for the periods presented other than amounts readily computable from the financial statements included elsewhere in this joint proxy statement/prospectus.
Financial Summary
Results of Operations
The Company’s operations for the three and nine months ended March 31, 2025 continued to be negatively affected by the aftermath of the COVID-19 pandemic, although mitigated somewhat from prior quarters, including among other factors, difficulty hiring qualified employees, rising labor and supply costs and supply chain challenges resulting in inability to obtain pharmacy and DME products on a timely, cost-effective basis.

	Three Months Ended March 31,			Nine Months Ended March 31,
	2025	2024	% Change	2025	2024	% Change
Net Revenues	$7,323	$7,462	(1.9)%	$23,181	$24,527	(5.5)%
Costs and expenses	(8,006)	(8,315)	(3.7)%	(26,070)	(26,263)	(0.7)%
Operating loss	(683)	(853)	(19.9)%	(2,889)	(1,736)	66.4%
Interest income - net	67	19	252.6%	167	70	138.6%
Impairment loss	0	0	NA	(100)	0	NA
Gains (losses) on sale of assets	(14)	0	NA	680	2	NA
Loss from continuing operations before income taxes	$(630)	$(834)	(24.5)%	$(2,142)	$(1,664)	28.7%

Our net revenues are from two businesses, pharmacy and a subsidiary, which was sold effective December 31, 2024, which provided information technology services to outside customers and SunLink subsidiaries (“IT subsidiary”). The Company’s revenues by payor were as follows for the three and nine months ended March 31, 2025 and 2024:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2025	2024	2025	2024
Medicare	$3,243	$3,207	$10,551	$11,021
Medicaid	1,542	1,506	4,940	4,898
Retail and Institutional Pharmacy	1,958	1,517	5,608	4,839
Private Insurance	561	1,022	1,615	3,179
Self-pay	—	189	408	532
Other	19	21	59	58
Total Net Revenues	$7,323	$7,462	$23,181	$24,527

Pharmacy net revenues for the three month period ended March 31, 2025 increased $51 or 1% from the three month period ended March 31, 2024 and for the nine month period ended March 31, 2025 decreased $1,221 or 5% from the nine month period ended March 31, 2024 . The net revenues for the three months ended March 31, 2024 include $57 of prior period sales tax refunds and for the nine months ended March 31, 2024 include $437 of prior period sales tax refunds. The increase in pharmacy net revenues for the three months ended March 31, 2025 compared to the same period last fiscal year resulted from increased retail and institutional pharmacy scripts filled. The decrease in pharmacy net revenues for the nine months periods ended March 31, 2025 compared to the same period last fiscal year resulted from lower retail pharmacy scripts filled and lower durable medical equipment (“DME”) orders shipped. Institutional pharmacy scripts filled increased 6% in the three months ended March 31, 2025 compared to the three months ended March 31, 2024.
Costs and expenses, including depreciation and amortization, were $8,006 and $8,315 for the three months ended March 31, 2025 and 2024, respectively. Costs and expenses, including depreciation and amortization, were $26,070 and $26,263 for the nine months ended March 31, 2025 and 2024, respectively.

	Cost and Expenses as a % of Net Revenues
	Three Months Ended March 31,		Nine Months Ended March 31,
	2025	2024	2025	2024
Cost of goods sold	57.8%	58.2%	57.5%	56.6%
Salaries, wages and benefits	31.1%	35.6%	34.8%	32.4%
Supplies	0.4%	0.5%	0.5%	0.4%
Purchased services	4.6%	3.6%	4.2%	3.4%
Other operating expenses	9.8%	7.9%	10.2%	9.3%
Rent and lease expense	1.3%	1.2%	1.2%	1.1%
Depreciation and amortization expense	4.4%	4.6%	4.1%	3.9%

Primarily as a result of the January 2025 sale of IT subsidiary, salaries, wages and benefits decreased 14% for the three months ended March 31, 2025 compared to the three months ended March 31, 2024. Cost of goods sold decreased $105 and $544 in total for the three and nine months ended March 31, 2025, compared to the prior fiscal year comparable periods due to fewer DME orders shipped. Other operating costs include legal expenses, which has increased this fiscal year for the cost of the potential Regional merger.
Operating Loss
The Company reported an operating loss of $683 for the three months period ended March 31, 2025 compared to an operating loss of $853 for the three months period ended March 31, 2024, and an operating loss of $2,889 for the nine months ended March 31, 2025 compared to an operating loss of $1,736 for the nine months ended March 31, 2024. The decreased operating loss for the three months period ended March 31, 2025 compared to the three months period ended March 31 2024 resulted from the decreased costs as a result of the sale of the IT subsidiary.
Impairment Loss
The Company sold its IT subsidiary in January 2025 for $150. An impairment loss of $100 was recorded in the quarter ended December 31, 2024 to write down the net assets being sold to the sale price.
Gain on Sale of Assets
On August 2, 2024, the Company sold all its minority equity ownership investment in a subsidiary to the majority owner for cash of $1,064 which resulted in a pre-tax gain on the sale of $665 for the six month period ended December 31, 2024. On September 6, 2024, the Company sold 24.7 acres of undeveloped land for cash of $401 which resulted in a pre-tax gain on the sale of $29 for the six months period ended December 31, 2024. In January 2025, the sale of the Company’s IT subsidiary was completed and a loss of $14 on the sale was recorded in the quarter ended March 31, 2025.
Income Taxes
No income tax expense was recorded for continuing operations for the three and nine months ended March 31, 2025. Income tax benefit of $10 (all state income taxes) was recorded for continuing operations for the three months ended March 31, 2024 and income tax benefit of $5 (all state income taxes) was recorded for continuing operations for the nine months ended March 31, 2024.
In accordance with the Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 740, we evaluate our deferred taxes quarterly to determine if adjustments to our valuation allowance are required based on the consideration of available positive and negative evidence using a “more likely than not” standard with respect to whether deferred tax assets will be realized. Our evaluation considers, among other factors, our historical operating results, our expectation of future results of operations, the duration of applicable statuary carryforward periods and conditions of the healthcare industry. The ultimate realization of our deferred tax assets depends primarily on our ability to generate future taxable income during the periods in which the related temporary differences in the financial basis and the tax basis of the assets become deductible. The value of our deferred tax assets will depend on applicable income tax rates.
At March 31, 2025, consistent with the above process, we evaluated the need for a valuation allowance against our deferred tax assets and determined that it was more likely than not that none of our deferred tax assets would be realized. As a result, in accordance with ASC 740, we recognized a valuation allowance of $8,648 against the deferred tax asset so that there is no net long-term deferred income tax asset at March 31, 2025. We conducted our evaluation by considering available positive and negative evidence to determine our ability to realize our deferred tax assets. In our evaluation, we gave more significant weight to evidence that was objective in nature as compared to subjective evidence. A long-term deferred tax liability of $69 is recorded within other noncurrent liabilities in the accompanying condensed consolidated balance sheet of March 31, 2025 to reflect the deferred tax liability for the non-amortizing trade name intangible asset.
The principal negative evidence that led us to determine at March 31, 2025 that all the deferred tax assets should have full valuation allowances was historical tax losses and the projected current fiscal year tax loss. For purposes of evaluating our valuations allowances, the Company’s history of losses represent significant historical negative evidence and we have recognized none of our federal income tax net operating loss carry-forward of approximately $29,217.
For federal income tax purposes, at March 31, 2025, the Company had approximately $29,217 of estimated net operating loss carry-forwards available for use in future years subject to the possible limitations of the provisions of Internal Revenue Code Section 382. These net operating loss carryforwards expire primarily in fiscal year 2036 through fiscal year 2038; however, with the enactment of the Tax Cut and Jobs Act on December 22, 2017, federal net operating loss carryforwards generated in taxable years beginning after December 31, 2017 now have no expiration date. The Company’s returns for the periods prior to the fiscal year ended June 30, 2020 are no longer subject to potential federal and state income tax examination. Net operating loss carry-forwards generated in tax years prior to June 30, 2020 are still subject to redetermination by potential federal income tax examination.
Loss from Continuing Operations after Income Taxes
The loss from continuing operations after income taxes was $630 for the three month period ended March 31, 2025 compared to a loss from continuing operations after income taxes of $824 for the three month period ended March 31,2024. The decreased loss in the current quarter compared to the same quarter last year resulted from higher interest income earned and the decreased operating loss. The loss from continuing operations after income taxes was $2,142 for the nine month period ended March 31, 2025 compared to a loss from continuing operations after income taxes of $1,659 for the nine month period ended March 31,2024. The increased loss in the current nine months resulted from lower net revenues.
Loss from Discontinued Operations after Income Taxes
The loss from discontinued operations after income taxes was $41 for the three month period ended March 31, 2025 compared to a loss from discontinued operations after income taxes of $572 for the three month period ended March 31, 2024. The loss from discontinued operations after income taxes was $421 for the nine month period ended March 31, 2025 compared to a loss from discontinued operations after income taxes of $4,156 for the nine month period ended March 31, 2024. The loss this year results from transaction costs for the sale of the Trace Real Estate which was closed on October 9, 2024 and a prior year negative cost report settlement for a hospital that the Company closed in a prior year. The loss for the three and nine months periods ended March 31, 2024 results from primarily from a $2,032 impairment loss on the net assets of the Trace hospital in the quarter ended December 31, 2023. The hospital operations were sold in January 2024, however the hospital building and related real estate and the nursing home operations and building were classified as held for sale as of March 31. 2024 and the loss incurred by the operations of the Trace hospital and nursing home.
Discontinued Operations
All of the businesses discussed below are reported as discontinued operations and the condensed consolidated financial statements for all prior periods have been adjusted to reflect this presentation.
Sale of Trace Regional Hospital, medical office building, three patient clinics, and Trace Extended Care operations – On January 22, 2024, the Company’s indirect subsidiary, Southern Health Corporation of Houston, Inc. (“Southern”), reached revised agreements (the “Revised Agreements”) for the sale of Trace Regional Hospital, a vacant medical office building and three (3) patient clinics in Chickasaw County, MS, (collectively “Trace”) to Progressive Health of Houston, LLC (“Progressive”) pursuant to which (i) Southern sold certain personal and intangible property to Progressive for $500 under to an asset purchase agreement ('Trace Hospital Assets Sale”), (ii) entered into a six-month net lease of the real property of the hospital, medical office building and the clinics real property (the “Trace Real Estate”) for $20 per month, (iii) entered into a contract to sell the Trace real estate to Progressive (the “Trace Real Estate Sale”) for $2,000 and (iv) engaged Progressive under a management agreement to manage the operations of Trace pending receipt of certain regulatory approvals, which were received February 29, 2024. The Company recorded a loss of $962 on the Trace Hospital Assets Sale during the year ended June 30, 2024, which included sale expenses of $174. The Trace Real Estate Sale was completed on October 9, 2024. The Company received net proceeds of $1,832 at closing. The Company reported a loss of $110 in the quarter ended December 31, 2024 for additional sale expenses. The Company had earlier reported an additional asset impairment reserve of $44 in the quarter ended September 30, 2024 for transaction expenses incurred at the sale date. SunLink earlier reported an impairment loss of $1,974 at December 31, 2023 to reduce the net value of the Trace hospital assets to the estimated sale proceeds under the revised agreement. On June 3, 2024, the Company’s indirect subsidiary, Southern Health Corporation of Houston, Inc. and an affiliate completed the sale of its Trace Extended Care & Rehab senior care facility (“Trace Extended Care”) and related real estate in Houston, Mississippi for approximately $7,100 (the “Trace Extended Care Facility Sale”). The net proceeds of approximately $6,522 have been retained for working capital and general corporate purposes. The Company recorded a gain of $5,584 during the fiscal year ended June 30, 2024 on the Trace Extended Care Facility Sale, which included sale expenses of $578.
Sold Facilities– Subsidiaries of the Company have sold substantially all the assets of five (5) other hospitals (“Sold Facilities”) during the period July 2, 2012 to March 17, 2019. The loss before income taxes of the Sold Facilities results primarily from the effects of retained professional liability insurance and claims expenses, a prior year negative cost report settlement for a closed hospital and settlement of a lawsuit.
Life Sciences and Engineering Segment —SunLink retained a defined benefit retirement plan which covered substantially all the employees of this segment when the segment was sold in fiscal year 1998. Effective February 28, 1997, the plan was amended to freeze participant benefits and close the plan to new participants. Pension expense and related tax benefit or expense is reflected in the results of discontinued operations for this segment for the three and nine months ended March 31, 2025 and 2024, respectively.
Net Loss
Net loss for the three months period ended March 31, 2025 was $671 (or a loss of $0.10 per fully diluted share) as compared to a net loss of $1,396 (or a loss of $0.20 per fully diluted share) for the three months period ended March 31, 2024. Net loss for the nine months period ended March 31, 2025 was $2,563 (or a loss of $0.36 per fully diluted share) as compared to a net loss of $5,815 (or a loss of $0.83 per fully diluted share) for the nine months period ended March 31, 2024.
Liquidity and Capital Resources
Overview
The Company and its subsidiaries’ primary source of liquidity for working capital and operational needs, and for general corporate purposes, is unrestricted cash on hand, which was $7,466 at March 31, 2025. From time-to-time, we may, nevertheless, seek to obtain financing for the liquidity needs of the Company or individual subsidiaries

Subject to the effects, risks and uncertainties associated with the aftermath of the COVID-19 pandemic , we believe, as discussed further below, that we have adequate liquidity to support our current level of operations through the next twelve months.
Contractual Obligations, Commitments and Contingencies
Contractual obligations, commitments and contingencies related to noncancelable operating leases from continuing operations at March 31, 2025 were as follows:

Payments due within:	Operating Leases
1 year	$232
2 years	124
3 years	92
4 years	75
5 years	73
Over 5 years	73
$669

As of March 31, 2025 we had no outstanding debt.
On April 15, 2025, the Company and Regional Health Properties, Inc. (“Regional”) jointly announced that they have entered into an amended and restated agreement and plan of merger (the “merger agreement”), pursuant to which SunLink is to merge with and into Regional (the “merger”) in exchange for the issuance to SunLink’s shareholders of an aggregate of approximately 1,595,401 shares of Regional common stock and 1,408,121 shares of Regional’s newly-authorized Series D 8% Cumulative Convertible Redeemable Participating Preferred Shares (the “Regional Series D Preferred Stock”) with an initial liquidation preference of $12.50 per share. The merger agreement has been approved by each company’s board of directors and completion of the transaction remains subject to the receipt of the approvals of the shareholders of both Regional and SunLink, regulatory approvals and satisfaction of customary closing conditions.
The Company currently expects its pharmacy business to purchase approximately $800 of capitalizable DME by the pharmacy operations (to be rented to customers) during the next twelve months. The timing and actual amount which will be expended is difficult to predict due to various factors including varying demand for such equipment as well as its availability given current supply sourcing challenges. The pharmacy business also has a $50 capital commitment for the upgrade of its drug compounding facility.  Other capital expenditures for replacement and upgrade of current facilities and equipment of the pharmacy business may be needed during the next twelve months although there is no estimate of those expenditures other than being expected to be at a lower level than fiscal years 2024 and 2023. The Company anticipates funding such expenditures primarily from cash on hand. Other cash expenditures for the next twelve months currently are expected to be in-line with expenditures for the fiscal year ended June 30, 2024, subject to further operating and administrative cost increases, and other settlements of cost reports and other liabilities in the ordinary course of business as well as cash receipts and disbursements relating to possible asset sales. Other than reported above, there have been no material changes outside the ordinary course of business relating to our upcoming cash obligations which have occurred during the nine months ended March 31, 2025. Other than with respect to scheduled cash expenditures (based on current operating levels) for operating leases, and the specific items previously disclosed here, as well as continued uncertainties relating to the aftereffects of the COVID-19 pandemic and asset sales, the Company is currently unaware of other trends or unusual uncertainties that are likely to cause a material change in its cash expenditures in periods beyond the next twelve months. See Note 10, to our condensed consolidated financial statements included elsewhere in this joint proxy statement/prospectus. The Company is also unaware of events that are reasonably likely to cause a material change in the relationship between its costs and revenues (such as known or reasonably likely future increases in costs of labor or materials, price increases or inventory adjustments, beyond those discussed herein); however, we are unable to predict with any degree of accuracy when, or the extent to which, recent inflationary price trends, labor disruptions and supply chain challenges experienced in 2023 and 2024 to date will mitigate or accelerate such events.

Related Party Transactions
A former director of the Company, who resigned in July 2024, is senior counsel in a law firm which provides services to SunLink. The Company expensed an aggregate of $170 and $96 for legal services to this law firm in the three months ended March 31, 2025 and 2024. The Company expensed an aggregate of $447 and $220 for legal services to this law firm in the nine months ended March 31, 2025 and 2024. Included in the Company’s condensed consolidated balance sheets in accounts payable at March 31, 2025 and June 30, 2024 is outstanding legal expenses to this law firm $204 and $156, respectively.

REGIONAL DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE
Unless otherwise indicated or the context otherwise requires, references in this section to “Regional,” the “Company,” “we,” “us,” “our” and other similar terms refer to Regional and its subsidiaries.
The following table sets forth certain information with respect to our executive officers and directors as of March 31, 2025.

Name	Age	Position(s)
Brent S. Morrison	49	Chief Executive Officer, President, Corporate Secretary and Chairman of the Board
Paul J. O’Sullivan	47	Senior Vice President
Steven L. Martin	68	Director
Kenneth W. Taylor	64	Director
David A. Tenwick	87	Director

Directors are elected at each of annual meeting of shareholders of the Company to serve until the Company’s next annual meeting of shareholders. The terms of each of the Company’s current directors expire at the Company’s 2025 annual meeting of shareholders and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal. Executive officers serve at the discretion of the Regional Board.
Biographical information with respect to each of our executive officers and directors is set forth below.
Brent S. Morrison. Mr. Morrison has served as the Company’s Chief Executive Officer and President since March 2019, Corporate Secretary since December 2022, a director since October 2014 and Chairman of the Regional Board since January 2023. He also served as the Company’s Interim Chief Executive Officer and Interim President from October 2017 to March 2019. Mr. Morrison is currently the Managing Director of Zuma Capital Management LLC, a position he has held since 2012. Prior thereto, Mr. Morrison was a Research Analyst for Wells Fargo Advisors from 2012 to 2013, the Senior Research Analyst at the Strome Group, a private investment firm, from 2009 to 2012, a Research Analyst at Clocktower Capital, LLC, a global long/short equity hedge fund based in Beverly Hills, California, from 2007 to 2009 and a Vice President of Wilshire Associates, a financial consulting firm, from 1999 to 2007. Mr. Morrison also served on the board of directors of iPass Inc., which provides global enterprises and telecommunications carriers with cloud-based mobility management and Wi-Fi connectivity services, from May 2015 to June 2016.
Paul J. O’Sullivan. Mr. O’Sullivan has served as Senior Vice President of the Company since January 2023. He served as Vice President of the Company from December 2020 to January 2023. Prior thereto, Mr. O’Sullivan was Vice President of Asset Management for Formation Development Group, LLC, a private equity real estate development firm that specializes in senior housing development from February 2017 to June 2020. Prior to that, Mr. O’sullivan was a Financial Analyst for CSG Advisors, a municipal bond advisory firm, from 2014 to February 2017, and an Asset Manager for Formation Capital, a private equity firm focused on senior housing investments, from 2008 to 2014. From 2001 to 2007, Mr. O’Sullivan held accounting positions with Jameson Inns, Home Depot, Aelera, and Spherion.
Steven L. Martin. Mr. Martin was elected by the Regional Series B preferred stock shareholders to serve on the Regional Board at the Company’s 2024 Annual Meeting held on January 14, 2025. Mr. Martin previously served on the Regional Board from February 14, 2023 to November 16, 2023. Mr. Martin has worked in the private sector since 2011 managing personal equity/debt accounts and those of friends and family, including public, private and restructurings. Prior to working in the private sector, Mr. Martin worked for Kings Point Capital Management, LLC, a wealth management firm, from October 2015 to March 2016, as a Managing Partner for Slater Capital Management, LLC, from 1996 to 2010, and as a Partner and Retail/Consumer Analyst for Lafer Equity Partners from 1994 to 1996. Mr. Martin is a seasoned investment professional with more than 30 years of experience, primarily in equities, both public and private. Mr. Martin also serves as a board member and Treasurer of a New York City cooperative.
Kenneth W. Taylor. Mr. Taylor has served as a director since February 2018. Since February 2023 to present, Mr. Taylor has served as the Chief Financial Officer and Chief Operations Officer of Pinnacle X-Ray Solutions Holding, Inc., an Altus Capital Partners portfolio company and a leading manufacturer of industrial x-ray systems. Prior to that, Mr. Taylor was the Chief Financial Officer of Construction Forms Inc. an H.I.G. Capital portfolio company and a leading supplier of concrete pumping and industrial processing from February 2022 to February 2023. From March 2019 to January 2022, Mr. Taylor served as the Chief Financial Officer of H-E Parts International, a division of Hitachi Ltd and a leading supplier of parts, re-manufactured components and equipment to the global mining, heavy construction and energy industries, since March 2019. Previously, Mr. Taylor served as Chief Operations Officer and Chief Financial Officer for Cellairis, a leading supplier of mobile device accessories and repair services through 500 domestic and international franchisee operated company-leased stores since June 2012. In addition, Mr. Taylor served as Chief Operation Officer and Chief Financial Officer, for Anisa International, Inc., a leading manufacturer of cosmetic brushes, from 2009 to 2012, as Chief Financial Officer for InComm Holdings, Inc., a leading supplier of prepaid and gift cards products and networks, from 2004 to 2009, as Chief Financial Officer for The Edge Flooring, a private equity-backed flooring startup manufacturer, from 2003 to 2004, Chief Financial Officer for Numerex Corporation , a leading supplier of IoT products and gateways, from 2002 to 2003, as Chief Financial Officer for Rodenstock NA, Inc., a startup ophthalmic lens manufacturer, from 2001 to 2002, as Corporate Controller for Scientific Games Corporation, a leading supplier of products and services to the global lottery industry, from 1987 to 2000. Since 2010, Mr. Taylor has also served as a director for Thanks Again, LLC, a leading supplier of loyalty and consumer engagement services to global airports.
David A. Tenwick. Mr. Tenwick is our founder and has served as a director since our organization was founded in August 1991. Mr. Tenwick also served as Chairman of the Regional Board from our founding until March 2015 and as the Company’s Interim Chief Executive Officer and President from June 1, 2014 to November 1, 2014. Prior to our founding, Mr. Tenwick was an independent business consultant from 1982 to 1990. In this capacity, he has served as a director and an officer of several businesses, including Douglass Financial Corporation, a surety company, and AmeriCare Health & Retirement, Inc., a long-term care management company. From 1967 until 1982, Mr. Tenwick was a director and an officer of Nucorp Energy, Inc., a company which he co-founded (“Nucorp Energy”). Nucorp Energy was a public company that invested in oil and gas properties and commercial and residential real estate. Prior to founding Nucorp Energy, Mr. Tenwick was an enforcement attorney for the SEC. Mr. Tenwick is a member of the Ohio State Bar Association and was a founding member of the Ohio Assisted Living Association, an association that promotes high quality assisted living throughout the State of Ohio.
Committees of the Regional Board
The Regional Board has three standing committees that assist it in carrying out its duties — the Audit Committee, the Compensation Committee and the Nominating Committee.
Each member of the Audit Committee, the Compensation Committee and the Nominating Committee is independent under the listing standards of the NYSE American. The charters of the Audit Committee, the Compensation Committee and the Nominating Committee are available under the heading Investor Relations and then “Committee Charters on our website at www.regionalhealthproperties.com and may also be obtained, without charge, by contacting the Corporate Secretary, Regional Health Properties, Inc., 1050 Crown Pointe Parkway, Suite 720, Atlanta, Georgia 30338. The following chart shows the membership of our standing committees, as of the date of this joint proxy statement/prospectus.

Name	Audit Committee	Compensation Committee	Nominating Committee
Steven L. Martin	—	—	—
Brent S. Morrison	—	—	—
Kenneth W. Taylor(1)	Chair	√	Chair
David A. Tenwick	√	Chair	√

(1)	Lead Independent Director and Audit Committee Financial Expert
Audit Committee. The Audit Committee was established in accordance with Section 3(e)(58)(A) of the Exchange Act. The Audit Committee has the responsibility of reviewing our financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities and determining that all audits and examinations required by law are performed. The Audit Committee also approves the appointment of the independent auditors for the next fiscal year, approves the services to be provided by the independent auditors and the fees for such services, reviews and approves the auditor’s audit plans, reviews and reports upon various matters affecting the independence of the independent auditors and reviews with the independent auditors the results of the audit and management’s responses. The Regional Board has determined that Mr. Taylor qualifies as an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K of the Exchange Act, and that he is independent for purposes of the NYSE American rules with respect to audit committee members.
Compensation Committee. The Compensation Committee is responsible for establishing our compensation plans. The Compensation Committee’s duties include the development with management of benefit plans for our employees and the formulation of bonus plans and incentive compensation packages. The Compensation Committee approves the compensation of each senior executive and each member of the Regional Board. In approving the compensation of each senior executive (other than the Chief Executive Officer), the Compensation Committee may consider recommendations made by the Chief Executive Officer. The Compensation Committee is also charged with the oversight of compensation plans and practices for all employees of the Company. The Compensation Committee relies upon data made available for the purpose of providing information on organizations of similar or larger scale engaged in similar activities. The purpose of the Compensation Committee’s activity is to assure that our resources are used appropriately to recruit and maintain competent and talented executives and employees able to operate and grow the Company successfully.
Nominating Committee. The Nominating Committee is responsible for evaluating and recommending to the Regional Board qualified nominees for election as directors and qualified directors for committee membership, establishing evaluation procedures and conducting an annual evaluation of the performance of the Regional Board, developing corporate governance principles, recommending those principles to the Regional Board and considering other matters pertaining to the size and composition of the Regional Board.
Director Attendance at Regional Board, Committee and Annual Shareholder Meetings
During 2024, the Regional Board held six meetings, the Audit Committee held three meetings, the Compensation Committee held one meetings and the Nominating Committee held one meeting. Each incumbent director attended at least 75% of the aggregate number of meetings held by the Board and by each of the committees on which he served during 2024. In addition, one of the three directors serving at that time attended the Company’s 2024 Annual Meeting of Shareholders. Directors are expected to make reasonable efforts to attend the Company’s annual meeting of shareholders.
Board Structure
The Regional articles of incorporation and Regional bylaws provide the Regional Board with flexibility to select the appropriate leadership structure for the Company. The Regional Board does not have a policy as to whether the roles of Chairman of the Regional Board and Chief Executive Officer should be separate or combined, or whether the Chairman of the Regional Board should be a management or a non-management director. Currently, Mr. Morrison serves as the Chairman of the Regional Board.
Mr. Taylor currently serves as the Lead Independent Director. As the primary interface between management and the Regional Board, the Lead Independent Director serves as a key contact for the independent directors, thereby enhancing the Regional Board’s independence from management. In addition, the Lead Independent Director provides a valuable counterweight to a combined Chairman and Chief Executive Officer role, when we have such a dual role as we currently have. The Lead Independent Director’s responsibilities include as applicable, among other things:
•	Consulting with the Chairman of the Board (or the Chief Executive Officer, if there is no Chairman of the Regional Board) regarding the agenda for Board meetings;
•	Scheduling and preparing agendas for meetings of non-management directors;
•	Presiding over meetings of non-management directors and executive sessions of meetings of the Regional Board from which employee directors are excluded;
•
Acting as principal liaison between non-management directors and the Chairman of the Regional Board (or the Chief Executive Officer, if there is no Chairman of the Regional Board) on sensitive issues; and

•	Raising issues with management on behalf of the non-management directors when appropriate.

The Regional Board employs a number of corporate governance measures to provide an appropriate balance between the respective needs for the operational and strategic leadership provided by management directors, on one hand, and the oversight and objectivity of independent directors, on the other. These corporate governance measures include having a Lead Independent Director with the responsibilities described above, having all of our standing Regional Board committees consist entirely of independent directors, and having each independent director serve on Regional Board committees. Further: (i) all directors play an active role in overseeing the Company’s business both at the Regional Board and committee levels; (ii) directors have full and free access to members of management; and (iii) each of the Regional Board committees has the authority to retain independent financial, legal or other experts as it deems necessary. Also, the Lead Independent Director holds separate executive sessions of non-management directors and independent directors as he deems necessary. The Regional Board believes its leadership structure promotes strategy development and is optimal for effective corporate governance.
Director Nomination Process
With respect to the director nomination process, the Nominating Committee’s responsibilities include reviewing the size and overall composition of the Regional Board and recommending changes to the Board; identifying and recommending to the Regional Board qualified individuals to become Regional Board members; making recommendations to the Board with respect to retirement arrangements or policies for Regional Board members; monitoring and reviewing any issues relating to the independence of directors; considering director candidates recommended by shareholders; assisting the Board in developing processes and procedures for evaluating Regional Board nominees recommended by shareholders; and recommending to the Board individuals qualified to fill vacancies.
The Nominating Committee has not established specific minimum age, education, years of business experience or specific types of skills for potential director candidates but, in general, expects qualified candidates will have ample experience and a proven record of business success and leadership. Director candidates will be evaluated based on their financial literacy, business acumen and experience, independence for purposes of compliance with SEC rules and the applicable listing standards and their willingness, ability and availability for service, as well as other criteria established by the Nominating Committee. The Nominating Committee believes that continuity in leadership maximizes the Board’s ability to exercise meaningful oversight. Because qualified incumbent directors are generally uniquely positioned to provide shareholders the benefit of continuity of leadership and seasoned judgment gained through experience as a director, the Nominating Committee will generally consider as potential candidates those incumbent directors interested in standing for re-election who they believe have satisfied director performance expectations, including regular attendance at, preparation for and meaningful participation in meetings of the Board and its committees.
The Nominating Committee will consider the recommendations of shareholders regarding potential director candidates. Any shareholder who wishes to have the Nominating Committee consider a candidate for election by the Board is required to give written notice of his or her intention to make such a nomination. Our Bylaws set forth the procedures required to be followed for a shareholder to nominate a potential director candidate. A proposed nomination that does not comply with these procedures will not be considered by the Nominating Committee. There are no differences in the manner in which the Nominating Committee considers or evaluates director candidates it identifies and director candidates who are recommended by shareholders.
Board Diversity
The Nominating Committee has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees. In determining whether to recommend a director nominee, the members of the Nominating Committee will consider and discuss diversity, among other factors, with a view toward the role and needs of the Regional Board as a whole. When identifying and recommending director nominees, the members of the Nominating Committee generally will view diversity expansively to include, without limitation, concepts such as race, gender, national origin, differences of viewpoint and perspective, professional experience, education, skill and other qualities or attributes that together contribute to the functioning of the Board. The Nominating Committee believes that the inclusion of diversity as one of many factors considered in selecting director nominees is consistent with the goal of creating a Board that best serves the needs of the Company and its shareholders.

Risk Oversight
The Regional Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of the full Board in setting our business strategy is a key part of the Regional Board’s risk oversight and method for determining what constitutes an appropriate level of risk for us. Risk is assessed throughout the business, focusing on three primary areas of risk: financial risk, legal/compliance risk and operational/strategic risk.
While the Regional Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, and receives an annual risk assessment report from an outside consultant. The Nominating Committee’s risk oversight responsibilities include recommending qualified nominees to be elected to the Regional Board by our shareholders, reviewing and assessing periodically our policies and practices on corporate governance, and overseeing an annual evaluation of the Regional Board. In addition, in setting compensation, the Compensation Committee strives to create a combination of short-term and longer-term incentives that encourage a level of risk-taking behavior consistent with our business strategy.
Code of Ethics
We have adopted a written code of conduct, our Code of Business Conduct and Ethics, which is applicable to all our directors, officers and employees (including our principal executive officer, principal financial officer, principal accounting officer or controller, and any person performing similar functions). Our Code of Business Conduct and Ethics is available under the heading “Investor Relations” and then “Committee Charters” on our website at www.regionalhealthproperties.com and also may be obtained, without charge, by contacting the Corporate Secretary, Regional Health Properties, Inc., 1050 Crown Pointe Parkway, Suite 720, Atlanta, Georgia 30338.
Insider Trading Policy and Hedging
We have adopted an Insider Trading Policy which, among other things, prohibits our officers, directors and employees from trading our securities on a short-term basis, purchasing our securities on margin, engaging in short sales with respect to our securities, and buying or selling puts or calls with respect to our securities. We have not otherwise adopted any practices or policies regarding the ability of our officers, directors and employees to purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our equity securities.
Communication with the Board and its Committees
The Regional Board welcomes communications from shareholders and interested parties. Shareholders and interested parties may send communications to the Board, any of its committees or one or more individual directors, in care of the Corporate Secretary, Regional Health Properties, Inc., 1050 Crown Pointe Parkway, Suite 720, Atlanta, Georgia 30338. Any correspondence addressed to the Regional Board, any of its committees or to any one of our directors in care of our offices will be forwarded to the addressee without review by management.

REGIONAL EXECUTIVE AND DIRECTOR COMPENSATION
Unless otherwise indicated or the context otherwise requires, references in this section of the joint proxy statement/prospectus to “Regional,” the “Company,” “we,” “us,” “our” and other similar terms refer to Regional and its subsidiaries.
Executive Compensation Tables
Summary Compensation Table. The following table sets forth the compensation paid to, earned by or accrued for our named executive officers who are expected to continue to serve as an officer of the combined company:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Options Awards(1) ($)	Total ($)
Brent S. Morrison* Chief Executive Officer, President, Corporate Secretary and Director (principal executive officer)	2024	220,000	—	54,500(2)	42,240(3)	316,740
	2023	220,000	—	—	71,802(4)	291,802
Paul J. O’Sullivan** Senior Vice President (principal financial officer and principal accounting officer)	2024	150,000	—	32,700(5)	—	182,700
	2023	150,000	—	86,640(6)	—	236,640

*
Mr. Morrison, a director of the Company since October 2014, commenced serving as the Company’s Chief Executive Officer and President (and principal executive officer) on March 25, 2019 (when he became an employee of the Company) and commenced serving as the Corporate Secretary on December 30, 2022. Mr. Morrison previously served as the Company’s Interim Chief Executive Officer and Interim President (and principal executive officer) from October 18, 2017 until March 24, 2019 (during which time he was a non-employee, independent contractor to the Company).

**
Mr. O’Sullivan commenced serving as the Company’s principal financial officer and principal accounting officer on May 26, 2022 and commenced serving as the Company’s Senior Vice President in January 2023.

(1)
This column reflects the aggregate grant date fair value computed in accordance with ASC Topic 718 of the options to purchase shares of our common stock granted to the named executive officers. The assumptions used in the valuation of these awards are set forth in Note 12 - Stock Based Compensation to our consolidated financial statements. These amounts do not necessarily correspond to the actual value that may be recognized by the named executive officers, which depends, among other things, on the market value of our common stock appreciating from that on the grant date(s) of the option(s).

(2)
Represents compensation paid to Mr. O’Sullivan as an employee for the year ended December 31, 2024, in the form of a restricted stock grant of 25,000 shares of common stock, with a grant price of $2.18 per share, which will vest in equal installments on the first three anniversaries of the grant date of June 19, 2024. See “Compensation Arrangements With Executive Officer” below.

(3)
Represents compensation paid to Mr. Morrison as an employee for the year ended December 31, 2024, in the form of a stock option grant to purchase 24,000 shares of common stock, with an exercise price of $2.03 per share, which 11,250 shares underlying this stock option vested on the grant date of January 1, 2024, and the remaining 12,750 shares underlying the stock option will vest on January 1, 2025. See “Compensation Arrangements With Executive Officers” below.

(4)
Represents compensation paid to Mr. Morrison as an employee for the year ended December 31, 2023, in the form of a stock option grant to purchase 24,000 shares of common stock, with an exercise price of $3.32 per share, which vested in its entirety upon the grant date on January 1, 2023. See “Compensation Arrangements With Executive Officers” below.

(5)
Represents compensation paid to Mr. O’Sullivan as an employee for the year ended December 31, 2024, in the form of a restricted stock grant of 15,000 shares of common stock, with a grant price of $2.18 per share, which will vest in equal installments on the first three anniversaries of the grant date of June 19, 2024. See “Compensation Arrangements With Executive Officer” below.

(6)
Represents compensation paid to Mr. O’Sullivan as an employee for the year ended December 31, 2023, in the form of a restricted stock grant of 24,000 shares of common stock, with a grant price of $3.61 per share, which will vest in equal installments on the first three anniversaries of the grant date of January 1, 2023. See “Compensation Arrangements With Executive Officer” below.

Outstanding Equity Awards at Fiscal Year-End Table
The Outstanding Equity Awards at Fiscal Year-End table below sets forth information regarding the outstanding equity awards held by our named executive officers as of December 31, 2024:

	OPTION AWARDS				STOCK AWARDS
Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)— Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that have Not Vested	Market Value of Shares or Units of Stock that have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have Not Vested
Brent S. Morrison	11,250(1)	12,750(1)	$2.03	01/01/2034	—	$—	—	$—
	24,000(2)	—	$3.32	01/01/2033	—	$—	—	$—
	—	—	$—	—	25,000(3)	$39,093	—	$—
Paul J. O’Sullivan	—	—	$—	—	15,000(3)	$23,456	—	$—
					16,000(4)	$25,019	—	$—

(1)	This stock option award vested 11,250 of the underlying shares upon grant date of January 1, 2024 and the remaining underlying shares of 12,750 shares will vest on January 1, 2025.
(2)	This stock option award vested in its entirety upon grant on January 1, 2023.
(3)	Restricted shares that will vest on in equal installments on the first three anniversaries of the grant date of June 19, 2024.
(4)	Restricted shares that will vest in equal installments on the first three anniversaries of the grant date of January 1, 2023.
Compensation Arrangements With Executive Officers
Mr. Morrison. Mr. Morrison, a director of the Company since October 2014, commenced serving as the Company’s Chief Executive Officer and President (and principal executive officer) on March 25, 2019 and Corporate Secretary on December 30, 2022, and served as Interim Chief Executive Officer and Interim President (and principal executive officer) from October 18, 2017 to March 24, 2019.
On November 17, 2017, the Regional Board and the Compensation Committee of the Regional Board agreed to provide Mr. Morrison, as compensation for his service as a non-employee Interim Chief Executive Officer and Interim President, a cash payment in the amount of $15,000 per month, without withholdings, payable on a date to be determined by Mr. Morrison, as well as reimbursement for reasonable travel and other out-of-pocket expenses incurred by Mr. Morrison in connection with the performance of his duties as Interim Chief Executive Officer and Interim President.
On March 25, 2019, upon the Regional Board’s appointment of Mr. Morrison as the Company’s Chief Executive Officer and President, the Regional Board and the Compensation Committee determined that Mr. Morrison’s then-current compensation plan would remain place, with withholdings as an employee, until the Company negotiated and executed an employment agreement with Mr. Morrison.
On June 3, 2019, the Regional Board approved a one-time bonus equal to three months of his current salary in the amount of $45,000 paid upon the closing of the sale of four healthcare properties to MED Healthcare Partners, LLC and upon repayment of the amounts owed to Pinecone Reality Partners II, LLC.
On July 1, 2021, the Company entered into an employment agreement with Mr. Morrison (the “Morrison Employment Agreement”), pursuant to which, among other things: (i) the Company agreed to pay Mr. Morrison $220,000 per year, subject to increase by the Compensation Committee; (ii) Mr. Morrison is eligible to earn an annual bonus based on achievement of performance goals established by the Compensation Committee of up to 125% of his base salary; and (iii) the Company provides Mr. Morrison with such other benefits as other senior executives of the Company receive. Pursuant to the Morrison Employment Agreement, the Company agreed to employ Mr. Morrison for an initial term of three years.

Pursuant to the Morrison Employment Agreement, the Company granted to Mr. Morrison, subject to the 2020 Plan (as defined herein): (i) on July 1, 2021, a restricted stock award of 24,000 shares of common stock, which vests in three equal installments on January 1, 2022, January 1, 2023 and January 1, 2024; (ii) on January 1, 2022, a restricted stock award of 24,000 shares of common stock, which vests in two equal installments on January 1, 2023 and January 1, 2024; and (iii) on January 1, 2023, an option to purchase 24,000 shares of common stock, which vests immediately on the grant date. Pursuant to the Morrison Employment Agreement, the Company agreed to grant Mr. Morrison, subject to the 2020 Plan, on January 1, 2024, an option to purchase 24,000 shares of common stock, which will vest immediately on the grant date. The exercise price per share for the common stock subject to each option shall equal the Fair Market Value (as defined in the 2020 Plan) of a share of common stock on the respective dates of grant, unless the 2020 Plan requires a higher exercise price.
Pursuant to the Morrison Employment Agreement, upon termination of Mr. Morrison’s employment for any reason, the Company will pay Mr. Morrison: (i) unpaid salary earned through his termination date; (ii) any vacation time earned but not used as of his termination date in accordance with the Company’s policies as then in effect; (iii) reimbursement, in accordance with the Company’s policies and procedures, for business expenses incurred but not yet paid as of his termination date; (iv) except in the case of termination for cause, any annual bonus for any completed fiscal year to the extent not yet paid and earned; and (v) all other payments, benefits or fringe benefits to which he is entitled under the terms of the applicable arrangements and/or under applicable law (all of the foregoing clauses (i) through (v), the “Accrued Obligations”). If Mr. Morrison is terminated for cause, then the awards that were granted to but not yet vested or exercisable as of his termination date will be automatically forfeited.
If Mr. Morrison is terminated without cause, then (i) Mr. Morrison will be entitled to (a) the Accrued Obligations and (b) a severance payment equal to six months salary plus a bonus of 100% of Mr. Morrison’s salary for any completed fiscal year to the extent earned but not paid, (ii) to the extent Mr. Morrison participates in Company health programs, the Company will pay Mr. Morrison an amount in cash, on a monthly basis, equal to the Company’s portion of the premiums for Mr. Morrison’s health plan benefits for Mr. Morrison and any eligible dependents for a period of 12 months from his termination date, and (iii) equity awards shall automatically accelerate and become fully vested and exercisable as of his termination date. If Mr. Morrison is terminated without cause within one year following a change in control, the severance will be increased from six months salary to twelve months salary.
Mr. O’Sullivan. Mr. O’Sullivan commenced serving as the Company’s principal financial officer and principal accounting officer on May 26, 2022, and commenced serving as the Company’s Senior Vice President in January 2023. We have not entered into an employment agreement with Mr. O’Sullivan. As compensation for his service as Senior Vice President, Mr. O’Sullivan is paid an annual salary in the amount of $150,000.
2023 Omnibus Incentive Compensation Plan
On September 21, 2023 (the “Plan Effective Date”), the Regional Board approved the Regional Health Properties, Inc. 2023 Omnibus Incentive Compensation Plan (the “2023 Plan”), which was approved by the Company’s shareholders on November 16, 2023 at the 2023 Annual Meeting of Shareholders. The 2023 Plan authorizes the Compensation Committee of the Regional Board of the Company to grant awards to non-employee directors, employees (including executive officers) and consultants. Under the terms of the 2023 Plan, the maximum number of shares of common stock reserved for delivery in settlement of awards shall be an aggregate of 225,000 shares of our common stock and grants are subject to certain limitations. The 2023 Plan permits the grant of any or all of the following types of awards to grantees: (i) stock options, including non-qualified options and incentive stock options (“ISO”); (ii) stock appreciation rights (“SAR”); (iii) restricted stock; (iv) deferred stock and restricted stock units; (v) performance units and performance shares; (vi) dividend equivalents; and (vii) other stock-based awards.
The 2023 Plan shall remain in effect, subject to the right of the Regional Board to amend or terminate the 2023 Plan at any time, until the earlier of 11:59 p.m. (ET) on September 21, 2033, or the date all Shares subject to the 2023 Plan shall have been issued and the restrictions on all restricted shares granted under the 2023 Plan shall have lapsed, according to the 2023 Plan’s provisions.
Our 2023 Plan replaced the Regional Health Properties, Inc. 2020 Equity Incentive Plan (the “2020 Plan”). Outstanding awards under the 2020 Plan will continue to be governed by the terms of the 2020 Plan until exercised, expired or otherwise terminated or canceled, but no further equity awards will be granted under the 2020 Plan. As of December 31, 2023, no awards were granted under the 2023 Plan.
The Regional Board believes that the 2023 Plan (i) assists the Company in attracting and retaining highly qualified persons to serve as employees, consultants and non-employee directors; (ii) promotes ownership by such employees, consultants and non-employee directors of a greater proprietary interest in the Company; and (iii) aligns their interests more closely with the interests of the Company’s shareholders.
Summary of the 2023 Plan
The following is a summary of the material terms of the 2023 Plan.
Administration. We will bear all expenses of the 2023 Plan and our Compensation Committee will administer the plan. The Compensation Committee has the authority to grant awards to such eligible persons and upon such terms and conditions (not inconsistent with the provisions of the 2023 Plan) as it may consider appropriate. Among the Compensation Committee’s powers is the authority to (i) determine the form, amount and other terms and conditions of awards; (ii) clarify, construe or resolve any ambiguity in any provision of the 2023 Plan or any award agreement; (iii) amend the terms of outstanding awards, subject to the grantee’s consent in certain cases and the 2023 Plan’s prohibitions against repricing of awards without shareholder approval; and (iv) adopt such rules, forms, instruments and guidelines for administering the 2023 Plan as the Compensation Committee deems necessary or proper. The Compensation Committee may delegate any or all of its administrative authority to one or more of our officers, except with respect to awards to non-employee directors and executive officers, including executive officers who are subject to Section 16 of the Exchange Act. Based on service, performance and/or other factors or criteria, the Compensation Committee may, after grant of the award, accelerate the vesting of all or any part of the award. Notwithstanding the foregoing, any exercise of discretion regarding awards for non-employee directors must be approved by our Board.
Share Counting Provisions. Shares of common stock covered by an award shall only be counted as used to the extent actually used. A share of common stock issued in connection with an award under the 2023 Plan shall reduce the total number of shares of common stock available for issuance under the 2023 Plan by one; provided, however, that, upon settlement of the total number of shares available for issuance under the 2023 Plan shall be reduced by the gross number of shares underlying the portion of the SAR that is exercised. If any award under the 2023 Plan terminates without the delivery of shares of common stock, whether by lapse, forfeiture, cancellation or otherwise, the shares of common stock subject to such award, to the extent of any such termination, shall again be available for grant under the 2023 Plan. Notwithstanding the foregoing, upon the exercise of any such award granted in tandem with any other awards, such related awards shall be cancelled to the extent of the number of shares of common stock as to which the award is exercised, and such number of shares shall no longer be available for awards under the 2023 Plan. If any shares subject to an award granted under the 2023 Plan are withheld or applied as payment in connection with the exercise of such award or the withholding or payment of taxes related thereto or separately surrendered by the participant for any such purpose, such returned shares of common stock will be treated as having been delivered for purposes of determining the maximum number of shares remaining available for grant under the 2023 Plan and shall not again be treated as available for grant under the 2023 Plan. The number of shares available for issuance under the 2023 Plan may not be increased through the purchase of shares on the open market with the proceeds obtained from the exercise of any options or purchase rights granted under the 2023 Plan. Notwithstanding the foregoing, however, in the case of any substitute award granted in assumption of or in substitution for an entity award issued by an acquired entity, shares delivered or deliverable in connection with such substitute award shall not be counted against the number of shares reserved under the 2023 Plan (to the extent permitted by applicable stock exchange rules), and available shares of stock under a shareholder-approved plan of an acquired entity (as appropriately adjusted to reflect the transaction) also may be used for awards under the 2023 Plan, and shall not reduce the number of shares otherwise available under the 2023 Plan (subject to applicable stock exchange requirements).
If a dividend or other distribution (whether in cash, shares or other property) (excluding ordinary dividends or distributions), recapitalization, forward or reverse stock split, subdivision, consolidation or reduction of capital, reorganization, merger, consolidation, scheme of arrangement, split-up, spin-off or combination involving us or the repurchase or exchange of shares of our common stock or other securities, or other rights to purchase shares of our securities or other similar transaction or event, affects our shares of common stock such that the Compensation Committee determines that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits (or potential benefits) provided to grantees under the 2023 Plan, the Compensation Committee shall make an equitable change or adjustment as it deems appropriate in the number and kind of securities that may be issued pursuant to awards under the 2023 Plan, the per individual limits on the awards that can be granted in any calendar year and any outstanding awards and the related exercise prices (as defined below) relating to any such awards, if any.
Share Limits. Under the terms of the 2023 Plan, the maximum number of shares of common stock reserved for delivery in settlement of awards shall be an aggregate of 225,000 shares of our common stock. The total number of shares of common stock that may be delivered pursuant to the exercise of ISOs granted under the 2023 Plan may not exceed 225,000 shares.
Generally, no grantee (other than a non-employee director) may be granted in a single calendar year awards under the 2023 Plan denoted in shares with respect to more than 50,000 shares (twice that limit for awards granted in the year in which the grantee (other than a non-employee director) first commences employment or service). The maximum potential value of awards under the 2023 Plan denoted in cash or other property that may be granted in a single calendar year to any grantee (other than a non-employee director) may not exceed $250,000 (twice that limit for awards granted to a grantee (other than a non-employee director) in the year in which the grantee first commences employment or service). A non-employee director may not be granted awards under the 2023 Plan in a single calendar year that, taken together with any cash fees paid for the director’s service as a director during the year, exceeds $75,000 in total value (calculating the value of such awards based on the grant date fair value for financial accounting purposes).
Additional Information. Generally, awards under the 2023 Plan are granted for no consideration other than prior and/or future services. Awards granted under the 2023 Plan may, in the discretion of the Compensation Committee, be granted alone or in addition to, in tandem with or in substitution for, any other award under the 2023 Plan or any other plan of ours; provided, however, that if a SAR is granted in tandem with an ISO, the SAR and ISO must have the same grant date and term, and the exercise price of the SAR may not be less than the exercise price of the related ISO. The material terms of each award will be set forth in a written or electronic award agreement between the grantee and the Company. The agreements will specify when the award may become vested, exercisable or payable. No right or interest of a participant in any award will be subject to any lien, obligation or liability of the participant. The laws of the State of Georgia govern the 2023 Plan. The 2023 Plan is unfunded, and we will not segregate any assets for grants of awards under the 2023 Plan. The 2023 Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended.
Other than awards excluded from the minimum vesting requirement as set forth herein, no award may be granted under the 2023 Plan that will be eligible to vest earlier than 12 months after the date of grant and/or have a performance period of less than 12 months. Notwithstanding the foregoing, awards that result in the issuance of an aggregate of up to 5% of the shares of our common stock available under the 2023 Plan may be granted without regard to such minimum vesting requirements. The foregoing restrictions do not limit the Compensation Committee’s authority to accelerate, or provide for the acceleration of, the vesting of all or any part of any award granted under the 2023 Plan.
Types of Awards. The 2023 Plan permits the grant of any or all of the following types of awards to grantees: (i) stock options, including non-qualified options and ISOs; (ii) SARs; (iii) restricted stock; (iv) deferred stock and restricted stock units; (v) performance units and performance shares; (vi) dividend equivalents; and (vii) other stock-based awards.
Stock Options and SARs. The Compensation Committee is authorized to grant SARs and stock options (including ISOs except that an ISO may only be granted to an employee of ours or one of our parent or subsidiary corporations). A stock option allows a grantee to purchase a specified number of our shares at a predetermined price per share (the “Option Exercise Price”) during a fixed period measured from the date of grant. A SAR entitles the grantee to receive the excess of the fair market value of a specified number of shares on the date of exercise over a predetermined exercise price per share (the “SAR Exercise Price”). The Option Exercise Price or SAR Exercise Price will be determined by the Compensation Committee and set forth in the award agreement, but neither may be less than the fair market value of a share on the grant date (110 percent of the fair market value in case of certain ISOs or SARs granted in tandem with certain ISOs).
The term of each option or SAR is determined by the Compensation Committee and set forth in the award agreement, except that the term may not exceed 10 years (five years in case of certain ISOs or SARs granted in tandem with certain ISOs). Options may be exercised by payment of the purchase price through one or more of the following means: payment in cash (including personal check or wire transfer), or, with the approval of the Compensation Committee, by delivering shares of common stock previously owned by the grantee, by the withholding of shares of common stock to be acquired upon the exercise of such option or by delivering restricted shares of common stock. The Compensation Committee may also permit a grantee to pay the Option Exercise Price through the sale of shares acquired upon exercise of the option through a broker-dealer to whom the grantee has delivered irrevocable instructions to deliver sales proceeds sufficient to pay the purchase price to us. In the case of ISOs, the aggregate fair market value (determined as of the date of grant) of common stock with respect to which an ISO may become exercisable for the first time during any calendar year cannot exceed $100,000; and if this limitation is exceeded, the ISOs that cause the limitation to be exceeded will be treated as nonqualified options. No participant may be granted SARs in tandem with ISOs that are first exercisable in any calendar year for shares of Company stock having an aggregate fair market value (determined as of the date of grant) that exceeds $100,000.
Restricted Shares. The Compensation Committee may award restricted shares consisting of shares of common stock that remain subject to a risk of forfeiture and may not be disposed of by grantees until certain restrictions established by the Compensation Committee lapse. The vesting conditions may be service-based (i.e., requiring continuous service for a specified period) or performance-based (i.e., requiring achievement of certain specified performance objectives) or both. Unless the award agreement eliminates such rights, a grantee receiving restricted shares will have the right to vote the restricted shares and to receive any dividends payable on such restricted shares if and at the time the restricted shares vest (such dividends to either be deemed reinvested into additional restricted shares subject to the same terms as the restricted shares to which such dividends relate or accumulated and paid in cash when the restricted shares vest). Upon termination of the grantee’s affiliation with us during the restriction period (or, if applicable, upon the failure to satisfy the specified performance objectives during the restriction period), the restricted shares will be forfeited as provided in the award agreement.
Restricted Stock Units and Deferred Stock. The Compensation Committee may also grant restricted stock unit awards and/or deferred stock awards. A deferred stock award is the grant of a right to receive a specified number of our shares of common stock at the end of specified deferral periods or upon the occurrence of a specified event. A restricted stock unit award is the grant of a right to receive a specified number of our shares of common stock upon lapse of a specified forfeiture condition (such as completion of a specified period of service or achievement of certain specified performance objectives). If the service condition and/or specified performance objectives are not satisfied during the restriction period, the award will lapse without the issuance of the shares underlying such award.
Restricted stock units and deferred stock awards carry no voting or other rights associated with stock ownership. Unless the agreement eliminates such rights, however, a grantee receiving restricted stock units or deferred stock will receive dividend equivalents with respect to restricted stock units or deferred stock, and such dividend equivalents will either be deemed to be reinvested in additional shares of restricted stock units or deferred stock subject to the same terms as the shares of restricted stock or deferred stock to which such dividend equivalents relate or accumulated and paid in cash only if the related restricted stock units or deferred stock becomes vested and payable.
Performance Units. The Compensation Committee may grant performance units, which entitle a grantee to cash or shares of common stock conditioned upon the fulfillment of certain performance conditions and other restrictions as specified by the Compensation Committee and reflected in the award agreement. The Compensation Committee will determine the terms and conditions of such awards, including performance and other restrictions placed on these awards, which will be reflected in the award agreement.
Performance Shares. The Compensation Committee may grant performance shares, which entitle a grantee to a certain number of shares of common stock, conditioned upon the fulfillment of certain performance conditions and other restrictions as specified by the Compensation Committee and reflected in the award agreement. The Compensation Committee will determine the terms and conditions of such awards, including performance and other restrictions placed on these awards, which will be reflected in the award agreement.
Dividend Equivalents. The Compensation Committee is authorized to grant dividend equivalents, which provide a grantee the right to receive payment equal to the dividends paid on a specified number of our shares.

Dividend equivalents may be paid directly to grantees upon vesting or may be deferred for later delivery under the 2023 Plan. If deferred, such dividend equivalents may be credited with interest or may be deemed to be invested in our shares, other awards or in other property. No dividend equivalents may be granted in conjunction with any grant of stock options or SARs.
Other Stock-Based Awards. In order to enable us to respond to material developments in the area of taxes and other legislation and regulations and interpretations thereof, and to trends in executive compensation practices, the 2023 Plan also authorizes the Compensation Committee to grant awards that are valued in whole or in part by reference to or otherwise based on shares of our common stock. The Compensation Committee determines the terms and conditions of such awards, including consideration paid for awards granted as share purchase rights and whether awards are paid in shares or cash.
Performance-Based Awards. The Compensation Committee may require satisfaction of pre-established performance goals, consisting of one or more business criteria and a targeted performance level with respect to such criteria, as a condition to awards being granted or becoming exercisable or payable under the 2023 Plan, or as a condition to accelerating the timing of such events. Any applicable performance measure may be applied on a pre- or post-tax basis. An award that is intended to become exercisable, vested or payable on the achievement of performance conditions means that the award will not become exercisable, vested or payable solely on mere continued employment or service. However, such an award, in addition to performance conditions, may be subject to continued employment or service by the participant. Notwithstanding the foregoing, the vesting, exercise or payment of an award (other than a performance-based award) can be conditioned on mere continued employment or service.
Settlement of Awards. Awards generally may be settled in cash, shares of our common stock, other awards or other property, in the discretion of the Compensation Committee to the extent permitted by the terms of the 2023 Plan.
Change of Control. If there is a merger or consolidation of the Company with or into another corporation or a sale of substantially all of our shares or assets (a “Corporate Transaction”) that results in a Change in Control (as defined in the 2023 Plan), and the outstanding awards are not assumed by the surviving company (or its parent company) or replaced with economically equivalent awards granted by the surviving company (or its parent company), the Compensation Committee will cancel any outstanding awards that are not vested and nonforfeitable as of the consummation of such Corporate Transaction (unless the Compensation Committee accelerates the vesting of any such awards) and, with respect to any vested and nonforfeitable awards, the Compensation Committee shall either (i) allow all grantees to exercise options and SARs within a reasonable period prior to the consummation of the Corporate Transaction and cancel any outstanding options or SARs that remain unexercised upon consummation of the Corporate Transaction and/or (ii) cancel any or all of such outstanding awards (including options and SARs) in exchange for a payment (in cash, or in securities or other property) in an amount equal to the amount that the grantee would have received (net of the exercise price with respect to any options or SARs) if the vested awards were settled or distributed or such vested options and SARs were exercised immediately prior to the consummation of the Corporate Transaction. If an exercise price of the option or SAR exceeds the fair market value of our shares and the option or SAR is not assumed or replaced by the surviving company (or its parent company), such options and SARs will be cancelled without any payment to the grantee. If any other award is not vested immediately prior to the consummation of the Corporate Transaction, such award will be cancelled without any payment to the grantee. Additionally, outstanding time-based awards that are not assumed by the surviving company (or its parent company) or replaced with economically equivalent awards granted by the surviving company (or its parent company) shall vest and become non-forfeitable upon a Change in Control; outstanding time-based awards that are assumed by the surviving company (or its parent company) or replaced with economically equivalent awards granted by the surviving company (or its parent company) shall vest and become non-forfeitable upon the grantee’s retirement, death, disability, or termination without cause, in each case within two years after the Change in Control. Outstanding performance-based awards that are not assumed by the surviving company (or its parent company) or replaced with economically equivalent awards granted by the surviving company (or its parent company) shall be prorated and vest at target; outstanding performance-based awards that are assumed by the surviving company (or its parent company) or replaced with economically equivalent awards granted by the surviving company (or its parent company) shall be converted into time-based awards and will become vested and non-forfeitable upon the grantee’s retirement, death, disability, or termination without cause, in each case within two years after the Change in Control. The foregoing actions are subject to compliance with Section 409A of the Code.
Amendment and Termination of the 2023 Plan. The 2023 Plan may be amended, suspended or terminated by our Board without further shareholder approval, unless such shareholder approval of any such amendment is required by law or regulation or under the rules of any stock exchange or automated quotation system on which our shares of common stock are then listed or quoted. An amendment will be contingent on approval of our shareholders if the amendment would (i) increase the benefits accruing to participants under the 2023 Plan, including without limitation, any amendment to the 2023 Plan or any agreement to permit a repricing or decrease in the exercise price of any outstanding awards, (ii) increase the aggregate number of shares of common stock that may be issued under the 2023 Plan, or (iii) modify the requirements as to eligibility for participation in the 2023 Plan. In addition, subject to the terms of the 2023 Plan, no amendment or termination of the 2023 Plan may materially and adversely affect the right of a grantee under any outstanding award granted under the 2023 Plan without the participant’s consent.
Unless earlier terminated by our Board, the 2023 Plan will terminate when no shares of common stock remain reserved and available for issuance and no other awards remain outstanding or, if earlier, on the tenth anniversary of the adoption of the 2023 Plan by our Board.
Shareholder Rights. No grantee shall have any rights as a shareholder of the Company until such award is settled by the issuance of common stock, other than awards for which certain voting and dividend rights or dividend equivalents may be granted.
Transferability. Generally, an award is non-transferable except by will or the laws of descent and distribution, and during the lifetime of the grantee to whom the award is granted, the award may only be exercised by, or payable to, the grantee. However, the Compensation Committee may provide that awards other than ISOs or a corresponding SAR that is related to an ISO may be transferred by a grantee to any permitted transferee (as defined in the 2023 Plan). Any such transfer will be permitted only if (i) the grantee does not receive any consideration for the transfer, (ii) the Compensation Committee expressly approves the transfer and (iii) the transfer is on such terms and conditions as are appropriate for the permitted transferee. The holder of the transferred award will be bound by the same terms and conditions that governed the award during the period that it was held by the grantee, except that such transferee may only transfer the award by will or the laws of descent and distribution.
No Repricing. Notwithstanding any other provision of the 2023 Plan, no option or SAR may be amended to reduce the exercise price nor cancelled in exchange for other options or SARs with a lower exercise price or for any cash payment (or shares having a fair market value) in an amount that exceeds the excess of the fair market value of the shares underlying such cancelled option or SAR over the aggregate exercise price of such option or SAR or for any other award, without shareholder approval.
Compliance with Applicable Law. No award shall be exercisable, vested or payable except in compliance with all applicable federal and state laws and regulations (including, without limitation, tax and securities laws), any listing agreement with any stock exchange to which our Company is a party, and the rules of all domestic stock exchanges on which our Company’s shares may be listed.
Real Estate Investment Trust Status. The 2023 Plan will be interpreted and construed in a manner consistent with the Company’s status as a real estate investment trust (“REIT”). No award will be granted or awarded, and with respect to any award granted under the 2023 Plan, such award will not vest, be exercisable or be settled (i) to the extent that the grant, vesting, exercise or settlement could cause the participant or any other person to be in violation of the share ownership limit or any other limitation on ownership or transfer prescribed by the Company’s Articles, or (ii) if, in the discretion of the Committee, the grant, vesting, exercise or settlement of the award could impair the Company’s status as a REIT.
No Employment Rights. Awards do not confer upon any individual any right to continue in the employ or service of our Company or any affiliate or subsidiary.

Recoupment of Awards. The 2023 Plan provides that awards granted under the 2023 Plan are subject to any recoupment policy that we may have in place or any obligation that we may have regarding the clawback of “incentive-based compensation” under the Exchange Act or under any applicable rules and regulations promulgated by the SEC or other applicable law or the primary stock exchange on which our shares are listed.
Miscellaneous. Each grantee in the 2023 Plan remains subject to the securities trading policies adopted by our Company from time to time with respect to the exercise of options or SARs or the sale of shares of Company stock acquired pursuant to awards granted under the 2023 Plan. A grantee shall forfeit any and all rights under an award upon notice of termination by the Company or any affiliate for “Cause” as such term is defined in the 2023 Plan. Award agreements shall contain such other terms and conditions as the Compensation Committee may determine in its sole discretion (to the extent not inconsistent with the 2023 Plan).
New Plan Benefits. The benefits that will be awarded or paid under the 2023 Plan are currently not determinable. The awards granted under the 2023 Plan will depend on the administrator’s actions and the fair market value of shares at various future dates and the administrator has not determined future awards or who might receive them. As a result, it is not possible to determine the benefits that executive officers and other employees and non-employee directors and consultants will receive if the 2023 Plan is approved by the shareholders.
2020 Equity Incentive Plan
On November 4, 2020, the Regional Board adopted, subject to shareholder approval, the 2020 Plan. On December 16, 2020, at the Company’s 2020 Annual Meeting of Shareholders, the Company’s shareholders approved the 2020 Plan. As discussed above, the 2023 Plan replaced the 2020 Plan. Outstanding awards under the 2020 Plan will continue to be governed by the terms of the 2020 Plan until exercised, expired or otherwise terminated or canceled, but no further equity awards will be granted under the 2020 Plan.
The Regional Board believes that stock-based incentive awards can play an important role in our success by encouraging and enabling our employees, directors and consultants upon whose judgment, initiative and efforts we largely depend for the successful conduct of our business to acquire a proprietary interest in us. The Regional Board believes that providing such persons with a direct stake in us assures a closer identification of the interests of such individuals with ours and our shareholders, thereby stimulating their efforts on our behalf and strengthening their desire to remain with us.
On November 4, 2020, the Regional Board adopted, subject to shareholder approval, the Regional Health Properties, Inc. 2020 Equity Incentive Plan (the “2020 Plan”). On December 16, 2020, at the Company’s 2020 Annual Meeting of Shareholders, the Company’s shareholders approved the 2020 Plan. The 2020 Plan is designed to enhance the flexibility to grant equity awards to our employees, directors and consultants and to ensure that we can continue to grant equity awards to eligible recipients at levels determined to be appropriate by the Compensation Committee.
Summary of the 2020 Plan
The following is a summary of certain features of the 2020 Plan.
Administration. The 2020 Plan was administered by the Compensation Committee. The Compensation Committee has full power, subject to the provisions of the 2020 Plan, to: (i) select, from among the individuals eligible for awards, the individuals to whom awards will be granted; (ii) make any combination of awards to participants; (iii) determine the type of awards; and (iv) determine the specific terms and conditions of each award.
Eligibility; Plan Limits. All employees and non-employee directors are eligible to participate in the 2020 Plan as well as consultants who were natural persons and were designated as eligible by the Compensation Committee. There were certain limits on the number of awards that may be granted under the 2020 Plan. For example, awards with respect to no more than 24,000 shares of common stock may be granted to any individual in any one calendar year, and no more than 250,000 shares of common stock may be granted in the form of ISOs.
Director Compensation Limit. The 2020 Plan provides that the value of all awards under the 2020 Plan and all other cash compensation paid by us to any non-employee director in any calendar year could not exceed $75,000.

Stock Options. The 2020 Plan permitted the granting of: (i) options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Code, and (ii) options that do not so qualify. Options granted under the 2020 Plan would be non-qualified options if they fail to qualify as incentive options or exceed the annual limit on ISOs. Incentive stock options could only be granted to employees of the Company and its subsidiaries. Non-qualified options could be granted to any persons eligible to receive incentive options and to all other eligible participants in the 2020 Plan. The option exercise price of each option was to determined by the Compensation Committee. The exercise price could not be less than 100% of the fair market value of the common stock on the date of grant. Fair market value for this purpose shall be the closing sales price of the common stock as quoted on the NYSE American, or if the closing sales price was quoted on such date of determination, the closing sales price on the last preceding date for which such quotation exists. The exercise price of an option could be reduced after the date of the option grant without shareholder approval, other than to appropriately reflect changes in our capital structure.
The term of each option was fixed by the Compensation Committee and could not exceed ten years from the date of grant. The Compensation Committee will determine at what time or times each option could be exercised. In general, unless otherwise permitted by the Compensation Committee, no option granted under the 2020 Plan is transferable by the optionee other than by will or by the laws of descent and distribution, and options may be exercised during the optionee’s lifetime only by the optionee.
Upon exercise of options, the option exercise price must be paid in full: (i) in cash or by certified check; (ii) by delivery of shares of common stock having a value equal to the exercise price; (iii) by broker-assisted exercise; (iv) with respect to stock options that are not incentive stock options, by a “net exercise” arrangement, pursuant to which the number of shares issued upon exercise is reduced by a number of shares with a fair market value equal to the exercise price; or (iv) by any other means approved by the Compensation Committee consistent with applicable law.
To qualify as incentive options, options had to meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options that first become exercisable by a participant in any one calendar year.
Restricted Common Stock. The Compensation Committee could award shares of common stock to participants subject to such conditions and restrictions as the Compensation Committee could determine. These conditions and restrictions may include the achievement of certain Company and individual performance goals and/or continued employment or other service with the Company through a specified restricted period.
Restricted Stock Units. The Compensation Committee could award restricted stock units to participants. Restricted stock units are ultimately payable in the form of shares of common stock, subject to such conditions and restrictions as the Compensation Committee could determined. These conditions and restrictions could include the achievement of certain performance goals and/or continued employment or other service with the Company through a specified vesting period.
Deferred Stock Units. The Compensation Committee could award deferred stock units to participants. Deferred stock units are ultimately payable in the form of shares of common stock, generally at a later date elected by the participant.
Stock Appreciation Rights. The Compensation Committee could award SARs subject to such conditions and restrictions as the Compensation Committee may determine. SARs entitle the recipient to cash, shares of common stock or a combination thereof equal to the value of the appreciation in the stock price over the base price. The base price of a SARs that was granted in tandem with a stock option could be equal to the exercise price of such stock option and the base price of a stock appreciation right that was not granted in tandem with a stock option may not be less than 100% of the fair market value of the common stock on the date of grant.
Performance Units. The Compensation Committee could grant performance units, which entitle a participant to cash, shares of common stock or a combination of the two upon the achievement of certain performance criteria.
Other Stock-Based Awards. The Compensation Committee could grant other awards denominated or payable in, valued in whole or in part by reference to, or otherwise based upon or related to common stock or other equity interests of the Company (or a Company subsidiary or operating partnership, if applicable).

Certain Corporate Events. The Compensation Committee had broad discretion to take action under the 2020 Plan, as well as to make adjustments to the number and kind of shares issuable under the 2020 Plan and the terms, conditions and exercise price (if any) of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting the common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions.
In addition, in the event of certain non-reciprocal transactions between the Company and our shareholders known as “equity restructurings,” the Compensation Committee would make equitable adjustments to the 2020 Plan and outstanding awards.
In the event of a “change-in-control” (as defined in the 2020 Plan), and except as otherwise provided in the applicable award agreement, to the extent that the surviving entity declines to assume or replace outstanding awards, then all such outstanding awards will become fully vested and exercisable in connection with the transaction, all forfeiture and other restrictions with respect to such awards will lapse, and all performance goals with respect to such awards will be deemed met to the extent provided in the participant’s award agreement or any other written agreement entered into between us and the participant. Upon or in anticipation of a change-in-control in which outstanding awards will not be replaced or assumed by the surviving entity, the Compensation Committee may cause any outstanding awards to terminate at a specified time in the future, including, but not limited to, the date of such change-in-control, and give the participant the right to exercise such awards during a period of time determined by the Compensation Committee in its sole discretion.
The Company does not provide any retirement plans or programs.
Director Compensation
Director Compensation and Reimbursement Arrangements
On January 31, 2023, the Compensation Committee approved, and on February 8, 2023 the Board Regional approved, the Company’s director compensation plan for the year ended December 31, 2023. Pursuant to this plan, 2023 director fees for all directors (excluding Mr. Morrison), were set at $49,800 payable in cash in monthly payments of $4,150. The Lead Independent Director earns an extra $1,000 per month or $12,000 per year.
In addition, each director (excluding Mr. Morrison) also received, or will receive, a payment of $1,000 in cash for each in-person Board meeting attended during the years ended December 31, 2023. Directors are also reimbursed for travel and other out-of-pocket expenses in connection with their duties as directors.
Director Compensation Table
The following table sets forth information regarding compensation paid to our non-employee directors for the year ended December 31, 2024. Directors who are employed by us do not receive any compensation for their activities related to serving on the Regional Board:

Name(1)	Fees earned or paid in cash $	Stock awards $	All other compensation $	Total $
Michael J. Fox(2)	46,125	—	—	46,125
Kenneth W. Taylor	49,500	—	—	49,500
David A. Tenwick	49,500	—	—	49,500

(1)	Excludes Mr. Steven L. Martin since he was not elected to serve as a board member until January 14, 2025.
(2)	Mr. Fox resigned effective September 30, 2024.

The number of outstanding exercisable and unexercisable options and warrants, and the number of unvested shares of restricted stock held by each of our non-employee directors as of December 31, 2024, are shown below:

	Number of Shares Subject to Outstanding Options or Warrants		Number of Shares of Unvested
Director(1)	Exercisable	Unexercisable	Restricted Stock
Kenneth W. Taylor	—		—
David A. Tenwick	—	—	—

(1)	Excludes Mr. Steven L. Martin since he was not elected to serve as a board member until January 14, 2025.
Purpose of the Compensation Committee of the Board of Directors
The Compensation Committee advises the Regional Board with respect to the compensation of each senior executive and each member of the Regional Board. The Compensation Committee is also charged with the oversight of compensation plans and practices for all employees of the Company. The Compensation Committee relies upon data made available for the purpose of providing information on organizations of similar or larger scale engaged in similar activities. The purpose of the Compensation Committee’s activity is to assure that the Company’s resources are used appropriately to recruit and maintain competent and talented executives and employees able to operate and grow the Company successfully.

SUNLINK EXECUTIVE AND DIRECTOR COMPENSATION
Unless otherwise indicated or the context otherwise requires, references in this section to “SunLink,” the “Company,” “we,” “us,” “our” and other similar terms refer to SunLink and its subsidiaries.
The following section of this joint proxy statement/prospectus sets forth compensation information relating to SunLink’s principal executive officer (Mr. Thornton, who is our Chief Executive Officer) and SunLink’s principal financial officer (Mr. Stockslager, who is our Chief Financial Officer) who are expected to serve as an officer of the combined company.
Summary Compensation Table
The following table shows the compensation awarded or paid by SunLink for services rendered for the fiscal years ended June 30, 2024 and 2023 to the named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Change in Pension Value and Nonqualified Defined Compensation Earnings ($)(2)	All Other Compensation ($)(3)	Total ($)(4)
Robert M. Thornton, Jr.	2024	378,000	0	0	907(5)	387,907
Chairman, President, and Chief Executive Officer	2023	378,000	30,000	0	601(5)	408,601
Mark J. Stockslager	2024	204,000	0	0	1440(5)	205,440
Chief Financial Officer and Principal Accounting Officer	2023	204,000	20,000	0	761(5)	224,761

(1)
Represents discretionary bonus awarded by the SunLink compensation committee in light of its judgment regarding management’s performance with respect to management of SunLink’s finances, results of operations, dispositions of nonperforming assets and application of proceeds thereof, and other factors deemed relevant in the subjective discretion of the compensation committee. With respect to fiscal 2024 and 2023, the SunLink compensation committee retained full authority to determine, among other things, the identity of participants to whom any bonuses would be payable (if at all), whether facts and circumstances merited the award of any bonuses, and the amount of bonuses awarded, if any.

(2)
The KRUG International Corp. Retirement Plan (the “Plan”), SunLink’s sole defined benefit plan, was frozen and closed to new participants effective February 28, 1997. Mr. Thornton and Mr. Stockslager are the only named executive officers of the Company who are participants in the Plan and were credited with the years of service specified in the table below when the Plan was frozen. The amount reported in column four of the table above represents the aggregate change in the actuarial present value of the named executive officer’s accumulated benefit under the Plan from the measurement date used for financial statement reporting purposes for the prior completed fiscal year to the measurement date used for financial statement reporting purposes for the covered fiscal year. Because the Plan was frozen on February 28, 1997, compensation after such date is not used in determining a participant’s accrued benefit. The present value of the accumulated benefits for Mr. Thornton and Mr. Stockslager is $30,391 and $85,688, respectively. Mr. Thornton received a monthly benefit of $225 from the Plan during the fiscal year. The present value of accumulated benefits changes as it is determined as a net present value using an interest rate which changes quarterly as determined by the United States Department of Labor. At June 30, 2024, the estimated future monthly benefits to be received by Messrs. Thornton and Stockslager were $225 and $601, respectively.

Pension Benefits under Plan

Name	Number of years credited service (#)	Present value of accumulated benefit ($)	Payments during last fiscal year ($)
Robert M. Thornton, Jr.	2	30,391	2,704
Mark J. Stockslager	8	85,688	0

(3)
All other compensation consisted solely of life, medical, and dental insurance premiums paid above those premiums which are generally paid for all employees and 401k matching contributions made by the Company.

(4)	None of the named executive officers received any stock awards or non-equity incentive compensation (other than annual bonuses) in fiscal 2024 or fiscal 2023.
(5)	Consists solely of life insurance premiums.

Outstanding Equity Awards at Fiscal Year-End
The following table provides information with respect to common shares that may be issued upon the exercise of options and other awards outstanding under the Company’s existing equity compensation plans as of June 30, 2024 to the Company’s named executive officers.

Option Awards(1)
Name(1)	Number of Securities Underlying Unexercised Options (#)(1)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date
	Exercisable	Unexercisable
Robert M. Thornton, Jr.	20,000	—	1.49	09/12/2024
	20,000	—	1.49	09/12/2024
	20,000	—	1.49	09/12/2024
Mark J. Stockslager	10,000	—	1.49	09/12/2024
	10,000	—	1.49	09/12/2024
	10,000	—	1.49	09/12/2024

(1)
Each option entitles the holder thereof to purchase one common share. There are no outstanding options for any other named executive officer and all options are fully vested. There are no outstanding share awards for any named executive officers. All of the above options expired without exercise on September 12, 2024.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements
Employment Agreements
Robert M. Thornton, Jr. Mr. Thornton, Chairman, President, and Chief Executive Officer, is currently employed by the Company under the terms of an employment agreement effective July 1, 2005, as amended to date, for a term ending December 31, 2021. Absent notice, the contract provides for automatic renewal at the end of its then current term for a period of eighteen months. Mr. Thornton’s current employment agreement provides for a base salary at a rate of not less than $335,000 per annum plus any increases that may be granted at least annually by the Company. Mr. Thornton’s base salary for fiscal 2024 was $378,000 and his current base salary is $378,000. Mr. Thornton is eligible to participate in the Company’s employee equity compensation plans if equity is available thereunder and if the compensation committee decides to grant him additional equity compensation. Under his employment agreement, Mr. Thornton is also eligible to receive an annual bonus of up to seventy percent of his annual base salary if certain criteria established by the compensation committee (in consultation with him) are met. Mr. Thornton is eligible to participate in the Company’s dental, life, and disability programs.
Mr. Thornton’s employment agreement also provides for severance payments in the event Mr. Thornton ceases to be employed by the Company. If Mr. Thornton is terminated due to death, disability, or cause, he is entitled to the accrued compensation under his employment agreement, including a pro rata share of any annual bonus. If Mr. Thornton is terminated other than for death, disability, or cause, he is entitled to receive severance payments equal to thirty months of his then current salary, a pro rata portion of any annual bonus for which goals have been proportionately met, and continuation of certain benefits for and during the thirty months following termination.
Mark J. Stockslager. Mr. Stockslager, Chief Financial Officer and Principal Accounting Officer, is currently employed by the Company under the terms of an employment letter effective January 1, 2001. Mr. Stockslager’s current employment letter provides for a salary of at least $7,333 per month or $88,000 on an annualized basis, which will be reevaluated at least annually to determine if any adjustments should be made. Currently, Mr. Stockslager’s salary is $17,000 per month or $204,000 on an annualized basis. Additionally, Mr. Stockslager is also eligible to receive an annual bonus of up to sixty percent of his annual base salary if criteria established by the compensation committee are met. Mr. Stockslager is eligible to participate in the Company’s employee equity compensation plans if equity is available thereunder and if the compensation committee decides to grant him additional equity compensation. Mr. Stockslager is eligible to participate in the Company’s dental, life, and disability programs. Except as described below with respect to payments in connection with a change in control, if Mr. Stockslager is terminated, other than for cause, as determined by the board in its sole discretion, he is entitled to severance pay by continuation of his base salary for nine months.

Change in Control Arrangements
With regard to the employment agreements with Mr. Thornton, Mr. Stockslager, and Mr. Finn, a “change in control” will be deemed to have occurred in the event that any of the following events shall have occurred (with defined terms, not otherwise defined herein, having the meanings associated with them in the employment agreements):
•
Any Person, or Persons acting together that would constitute a “group,” together with any Affiliates or Related Persons thereof (other than any employee stock ownership plan), beneficially owns 40% or more of the total voting power of all classes of Voting Stock of the Company, except an acquisition by (i) an employee benefit plan maintained by the Company or another corporation controlled directly or indirectly by the Company; (ii) the Company or any Subsidiary; (iii) executive or any Person controlled by an executive, under common control with executive or acting in concert with executive; or (iv) any Person in connection with a non-control transaction;

•
The individuals who, as of the date of the agreement, are members of the board (the “incumbent board”) cease for any reason to constitute at least two-thirds of the board; provided, however, that if the election, or nomination for election by the Company’s shareholders, of any new director was approved by a vote of at least two-thirds of the incumbent board, such new director shall, for purposes of change in control, be considered as a member of the incumbent board; provided, further, however, that no individual shall be considered a member of the incumbent board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the board (a “proxy contest”) including by reason of any agreement intended to avoid or settle any Election Contest or proxy contest;

•
Approval by shareholders of SunLink of a merger, consolidation or reorganization involving the Company, unless the shareholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly, immediately following such merger, consolidation or reorganization, at least two-thirds of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the “surviving corporation”) in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation or reorganization, and

•
The individuals who were members of the incumbent board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds of the board of directors of the surviving corporation; or

•
If the executive’s employment is terminated prior to a change in control and the executive reasonably demonstrates that such termination (A) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a change-in-control and who effectuates a change in control (a “third party”) or (B) otherwise occurred in connection with, or in anticipation of, a change-in-control which actually occurs, then for all purposes, the date of a change in control with respect to the executive shall mean the date immediately prior to the date of such termination of the executive’s employment.

Upon a change in control, if Mr. Thornton’s employment is thereafter terminated for any reason other than cause or if he terminates his employment within one year of the change in control, he is entitled to (a) thirty months of base pay, to be paid in accordance with the Company’s payroll practices; (b) accrued compensation, including a pro rata portion of any annual bonus for which goals have been proportionately met; (c) health and certain ancillary benefits for twenty four months following termination; and (d) full vesting of any then unvested stock options.
Upon a change in control, if Mr. Stockslager’s employment is thereafter terminated for any reason other than cause or if he terminates his employment within one year of the change-in-control, he is entitled to twelve months of base pay, to be paid in accordance with the Company’s payroll practices.

The following table sets forth certain potential benefits which would have been realized in connection with a change in control and termination of employment without cause or at the election of the executive for the Company’s principal executive officer and principal financial officer assuming the change in control and termination occurred as of the last day of the most recently completed fiscal year.

Name and Principal Position	Continued Base Salary(1) $	Lump Sum Salary Bonus and Incentive Compensation Payment(2) $	Value of Health and Insurance Benefits(3) $	Value of Accelerated Equity Awards(4) $	Total Termination Benefits $
Robert M. Thornton, Jr. Chairman, President, and Chief Executive Officer	945,000	0	18,443	0	963,443
Mark J. Stockslager Chief Financial Officer and Principal Accounting Officer	204,000	N/A	N/A	N/A	204,000

(1)
Mr. Thornton’s thirty-month continued base salary benefit is to be paid in accordance with the Company’s regularly scheduled pay periods over the applicable benefits period. Mr. Stockslager’s continued base salary benefits are to be paid in accordance with the Company’s payroll practices.

(2)
In the event of a change in control to be calculated as a pro rata portion of any annual bonus for which goals have been proportionately met prior to termination and without regard to any requirement to be employed on payment date. Such payment shall be made after an audit of annual results in accordance with the applicable plan. Because bonus amounts payable to Mr. Thornton for 2024 were, and for 2023 will be, based on the judgment of the compensation committee in its sole discretion, the reported pro forma change of control bonus amount is zero.

(3)
Calculated based on the aggregate health insurance premiums payable over twenty-four months and assuming the exercise of all rights of the covered individual under COBRA, without adjustment for increases in cost, plus premiums for supplemental life insurance, without adjustment for increases in cost, multiplied by the assumed actuarial lives of the persons provided supplemental life insurance benefits or the maximum supplemental life insurance benefit period if shorter.

(4)
Calculated based on the sum of the number of accelerated option awards, if any, multiplied by the positive difference, if any, between the exercise price of such option and the market price of the Company’s common shares at June 30, 2024. None of the named executive officers have any unvested options.

Director Compensation
Director Compensation and Reimbursement
SunLink does not pay directors who are also SunLink employees any additional compensation for serving as a director, other than customary reimbursement of expenses.
SunLink believes that the compensation of non-management directors should be at a level which is sufficient to attract talented and diverse individuals to serve on the SunLink Board while, at the same time, avoiding compensation levels where the level of compensation might present the appearance of a potential lack of director independence. However, in recent years, the SunLink Board has limited director compensation in light of SunLink’s recent financial performance to levels below those which the SunLink Board would otherwise deem appropriate.
Director Compensation Table
The following chart discloses the compensation of each of Dr. Steven J. Baileys and Gene E. Burleson for the fiscal year ended June 30, 2024. Dr. Baileys and Mr. Burleson are the SunLink Designees and are expected to serve as directors of the combined company after the merger.

Name(1)	Fees Earned or Paid in Cash ($)	Option Awards ($)	Totals ($)(2)
Dr. Steven J. Baileys	$55,000	0	$55,000
Gene E. Burleson	$55,000	0	$55,000

(1)
For the fiscal year ended June 30, 2024, each non-management directors received a base fee for director compensation of $55,000 per year, payable on a monthly basis in equal installments. No additional fees were paid for service on any committee of the SunLink Board.

(2)
In the fiscal year ended June 30, 2024, the SunLink Board did not grant options to management directors. None of the directors received any other equity-based awards, non-equity incentive plan compensation, any pension benefits, any non-qualified deferred compensation, or any other compensation for the fiscal year ended June 30, 2024.

The following chart discloses certain information with respect to SunLink option awards held by each of Dr. Steven J. Baileys and Gene E. Burleson as of the fiscal year ended June 30, 2024:

Name	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Exercisable Date
Dr. Steven J. Baileys	5,000	1.79	09/10/2025
	12,000	1.21	09/10/2025
	10,000	1.38	09/09/2029
Gene E. Burleson	5,000	1.79	09/10/2025

(1)
All listed options are fully vested. The SunLink Board did not grant options to management directors during the year. If SunLink grants other stock options, stock awards or non-equity plan incentive awards to the SunLink directors, SunLink will report the named director holding unvested securities, the grant date fair value of equity awards computed in accordance with FASB ASC Topic 718, the vesting date for such securities, and the number of securities vesting on the applicable date, and the value of unvested awards.

THE MERGER
This section of the joint proxy statement/prospectus describes material aspects of the merger. This summary may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus and the other documents we refer you to, including the merger agreement, for a more complete understanding of the merger. In addition, we incorporate important business and financial information about each of Regional and SunLink into this joint proxy statement/prospectus by reference.
Terms of the Merger
Each of the Regional Board and the SunLink Board has approved the transaction documents and the transactions contemplated thereby. The merger agreement provides that, pursuant to the terms and subject to the conditions set forth therein, at the effective time, SunLink will merge with and into Regional, with Regional surviving the merger as the surviving corporation.
At the effective time, each five shares of SunLink common stock issued and outstanding immediately prior to the effective time (other than excluded shares) will be converted into the right to receive (i) 1.1330 validly issued, fully paid and nonassessable shares of Regional common stock and (ii) one validly issued, fully paid and nonassessable share of Regional Series D preferred stock. The number of shares of Regional Series D preferred stock is subject to adjustment pursuant to the terms and conditions of the merger agreement for the existence of any cash surplus, as such may be adjusted for any Regional Debt Distress, and the number of shares of Regional common stock and Regional Series D preferred stock each are subject to adjustment to reflect Anti-dilution Adjustments.
The Series D preferred stock will have the preferences, limitations and relative rights as described in this joint proxy statement/prospectus and as set forth in the Regional articles of amendment, a copy of which is attached as Annex E to this joint proxy statement/prospectus. The merger consideration will not be deliverable with respect to excluded shares.
At the closing of the merger, SunLink is to have Cash and Cash Equivalents (after the payment of any bonuses and/or dividends) in an aggregate amount not less than $6,000,000 (subject to adjustment as provided by the merger agreement). To the extent SunLink Cash and Cash Equivalents is an amount that results in cash surplus, the Regional preferred stock consideration per five shares of SunLink common stock will be adjusted upward via an increase of the aggregate number of shares of Regional Series D preferred stock in accordance with the following formula: for each $10.00 of cash surplus by one share of Regional Series D preferred stock (provided, however, that in no event shall the Regional preferred stock consideration per five shares of SunLink common stock be adjusted to a number of shares of Regional Series D preferred stock that would cause the Regional Series D preferred stock to be issued at the closing of the merger to exceed the number of shares of preferred stock authorized under the articles of incorporation of Regional as in effect immediately prior to the effective time). As of the date of this joint proxy statement/prospectus, SunLink does not expect its Cash and Cash Equivalents to exceed $7,500,000 as of the closing of the merger.
No fractional shares of Regional common stock or Regional Series D preferred stock will be issued in the merger. Each holder of shares of SunLink common stock who would otherwise have been entitled to receive a fraction of a share of Regional common stock shall receive, in lieu thereof, cash (without interest) in an amount (rounded to the nearest cent) equal to the product of (i) such fractional part of a share of Regional common stock multiplied by (ii) the volume weighted average price per share of Regional common stock on the (x) NYSE American for the ten consecutive trading days ending the two trading days (if then listed and traded on such exchange) prior to the closing date of the merger as reported by Bloomberg, L.P. or (y) OTC (if not then listed and traded on NYSE American) for the twenty consecutive trading days ending the two trading days prior to the closing date of the merger as reported by Bloomberg, L.P. Each holder of shares of SunLink common stock who otherwise have been entitled to receive a fraction of a share of Regional Series D preferred stock shall receive, in lieu thereof, cash (without interest) in an amount (rounded to the nearest cent) equal to the product of (i) such fractional part of a share of Regional Series D preferred stock multiplied by (ii) the liquidation price of the Regional Series D preferred stock.
Pursuant to the terms and conditions of the merger agreement, SunLink may pay, declare or set aside, as applicable, one or two SunLink special cash dividends. Subject to adjustment pursuant to the terms and conditions of the merger agreement for Regional Debt Distress, the SunLink special cash dividends is an amount not to exceed in the aggregate the sum of (i) $705,000, plus (ii) an amount, if any, by which the sum of the

SunLink Cash and Cash Equivalents is in excess of $6,000,000 (subject to adjustment as provided by the merger agreement) calculated within a period of five days prior to the closing of the merger; provided that in no event shall the total of such dividends exceed in the aggregate $1,000,000, subject to adjustment pursuant to the terms and conditions of the merger agreement. As of the date of this joint proxy statement/prospectus, SunLink anticipates that the amount of the SunLink special cash dividend will be approximately $0.10 per share of SunLink common stock.
If at any time within five days prior to or at closing, Regional has any Regional Debt Distress, SunLink may, in its sole discretion, terminate the merger agreement or, if not so terminated, the amounts “$7,500,000” and “$6,000,000” shall each automatically be reduced wherever they appear by $250,000 for each Regional Facility subject to or affected by such Regional Debt Distress and the total of such amounts of such reductions shall be added to the amount of the SunLink special cash dividends to be provided by SunLink and no reduction shall be made in the merger consideration to be provided by Regional upon the closing of the merger on account of any of the foregoing.
Holders of shares of SunLink common stock are being asked to approve the SunLink merger proposal, the SunLink advisory compensation proposal and the SunLink adjournment proposal. Holders of Regional common stock are being asked to approve the Regional merger proposal, the Regional share issuance proposal and the Regional adjournment proposal. See the sections entitled “The Merger Agreement” and “Other Agreements Related to the Merger” for additional information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.
Background of the Merger
The following chronology sets forth a summary of the material events leading up to the execution of that certain Agreement and Plan of Merger, dated as of January 3, 2025, by and between Regional and SunLink (the “original merger agreement”) and that certain Amended and Restated Agreement and Plan of Merger, dated as of April 14, 2025, by and between Regional and SunLink (as amended, the “merger agreement”).
Summary of the Material Events Leading to the Execution of the Original Merger Agreement
SunLink’s management and the SunLink Board have long been concerned that the rural for-profit hospital sector in which SunLink had operated since 2001 was becoming less desirable as such sector broadly appeared to be underperforming financially, and that this particularly was the case with SunLink’s rural hospitals. As a result, SunLink gradually began selling or closing certain underperforming rural hospitals and implementing services, staffing, and other operational changes in its retained hospitals. In addition, SunLink’s Board, from time to time, discussed moving into other areas of healthcare, including senior living and skilled nursing facilities, or into related businesses to diversify the company’s business and improve its operations. SunLink had acquired and continued to seek growth opportunities for its existing pharmacy operations in Louisiana. Also, given SunLink’s size, SunLink’s Board concluded that to warrant the significant overhead costs of operating as a public company, it needed to actively pursue one or more extraordinary corporate transactions to expand its business, any of which transactions could involve an acquisition or a merger or consolidation with a compatible third party.
Mr. Thornton, the Chairman and CEO of SunLink, was originally approached by Mr. Morrison, CEO of Regional, on March 26, 2019, to inquire about SunLink’s long-term strategy and to assess if there was a strategic opportunity for both companies to work together. In addition, Mr. Morrison inquired about a vacancy on the SunLink Board and, on March 29, 2019, SunLink and Regional executed a non-disclosure agreement. As part of the consideration of Mr. Morrison as a potential director of SunLink, Mr. Thornton reviewed Regional’s publicly available information and discussed that review with Mr. Morrison. Mr. Thornton noted at that time that Regional owned and leased 24 senior living properties in the southeast and in Ohio, primarily skilled nursing facilities. SunLink also operated skilled nursing facilities in connection with or on the campus of certain of its rural hospitals. Although both Mr. Morrison and Mr. Thornton discussed their respective companies and although it appeared there could be certain desirable strategic possibilities and potential synergies in a business combination, they concluded that due to, among other things, Regional’s reporting in its March 31, 2019 Quarterly Report on Form 10-Q (which was filed in June 2019, which was later than the SEC required filing date) that there were factors which created substantial doubt about Regional’s ability to continue as a going concern and its ongoing efforts to deal with existing debt noncompliance as well as a substantial dividend arrearage on its Series A preferred stock of approximately $12.1 million and an increase to 12.875% per annum or approximately $2.2 million per quarter on such preferred stock, further consideration of any business combination was not warranted at that time. As part of any possible consideration of Mr. Morrison as a possible director of SunLink, Mr. Thornton had introduced Mr. Morrison to two of SunLink’s board members at that time, Mr. Gene Burleson and Mr. Howard Turner, at luncheon meetings in April 2019 and May 10, 2019, and reported the discussions with Mr. Morrison to the full SunLink Board. In light of SunLink’s objectives at the time and the initial discussions of a possible business relationship between SunLink and Regional, Mr. Morrison was not further considered for a vacancy on the SunLink Board.
During the remainder of 2019 and through 2022, Mr. Thornton continued intermittent discussions with Mr. Morrison about the operations and strategy of both SunLink and Regional, and Mr. Thornton and other members of SunLink management visited certain of Regional’s facilities, as well as read and analyzed certain Regional public information. Such discussions and activities were complicated at the time by SunLink’s and Regional’s challenges relating to the COVID-19 pandemic as well as Regional’s capital structure and operating challenges. SunLink’s management updated the SunLink Board at each meeting about its initial due diligence on Regional as well as its activity relating to other possible strategic alternatives. SunLink and Regional signed an updated non-disclosure agreement on September 24, 2021.
On May 10, 2022, at the meeting of SunLink’s Board attended by all of the then-current SunLink directors (i.e. Mr. Thornton, Dr. Steven Baileys, Mr. Gene Burleson, Mr. Michael Ford and Mr. Howard Turner), and by Mr. Mark Stockslager, SunLink’s Chief Financial Officer, and Ms. Theresa Mota, SunLink’s Corporate Secretary, Mr. Thornton gave a brief update on the status of various strategic matters, including his discussions with Mr. Morrison regarding his preliminary due diligence to date on Regional and engaged in discussions with the other SunLink directors concerning possible future strategic transactions one of which could be with Regional.
On June 24, 2022, at a meeting of the SunLink Board at which all of the SunLink directors were present, as well as Mr. Stockslager and Ms. Mota, Mr. Thornton addressed possible strategic initiatives being examined for SunLink and/ its operating subsidiaries, including a possible future transaction with Regional and answered questions of the SunLink Board concerning such possible strategic initiatives. He suggested a special meeting of the SunLink strategic planning committee (consisting of three outside SunLink Directors, Dr. Baileys (Committee Chairman), Mr. Burleson, and Mr. Ford) be convened for a more extended discussion of possible initiatives to identify and consider possible strategic initiatives which SunLink’s management believed could help SunLink improve its financial results.
On June 29, 2022, a meeting of the SunLink strategic planning committee was held, with all members of the committee being present as well as Mr. Thornton and Mr. Turner, Dr. Baileys, as committee chairman, noted that the meeting was a result of the SunLink Board having expressed a desire to generally move forward to accomplish one or more transactions that could aid SunLink in returning to profitability and increase shareholder value, including a possible transaction which, among other things, would increase the size of SunLink’s business to better align with SunLink’s status as a public company. He identified a possible transaction with Regional as one possible strategic transaction to be considered and asked Mr. Thornton to discuss what a transaction with Regional might look like. Mr. Thornton described Regional and its business essentially as a publicly held, but operationally challenged, highly leveraged, public property company leasing nursing homes, which was also heavily capitalized by preferred stock, Mr. Thornton answered questions from the SunLink directors concerning Regional’s business and portfolio of nursing homes and the likelihood of a possible strategic fit with SunLink’s business. Mr. Thornton said no transaction could realistically be considered seriously with Regional until Regional had successfully completed an exchange offer or other arrangement with its preferred shareholders to effect a conversion into common equity or effect some other resolution to thereby eliminate over $100 million of preferred equity and dividend arrearages. He said that Regional’s publicly filed documents stated that an exchange offer required two-thirds approval by both Regional’s preferred and common shares. He related his understanding of the reasons why this conversion was necessary, noting that Regional had filed a proposed exchange offer with the SEC reflecting their proposed exchange offer and had held and adjourned several meetings of its shareholders (the latest adjournment was to a date in July 2022) in an effort to obtain the necessary approvals, but as yet had not obtained the needed vote from both Regional’s common and preferred shareholders. Mr. Thornton also briefed the SunLink strategic planning committee on other possible transactions, involving potential acquisitions by SunLink subsidiaries, which SunLink’s management had identified for preliminary consideration and answered questions of the SunLink directors concerning the likely terms of such transactions and discussed the pros and cons in general terms for making any such acquisitions. There followed a broad ranging discussion among the members of the SunLink Board of the various strategic alternatives under possible consideration. Although no action was taken with respect to any specific strategic transaction, SunLink’s management was encouraged to continue to identify and explore these and other opportunities to effect one or more strategic transaction which SunLink’s management believed could aid SunLink in returning to profitability and increase shareholder value, including possible transactions which, among other things, would increase the size of SunLink’s business to better align with SunLink’s status as a public company.
On September 16, 2022, at the meeting of the SunLink Board, attended by all the SunLink directors, and also by Mr. Stockslager and Ms. Mota, Dr. Baileys reported on the June 29, 2022 meeting of the SunLink strategic planning committee. He said the discussions at the June 29th meeting had been general including, among other things, the need for SunLink to pursue a strategic transaction which would effect an expansion of SunLink’s size more in keeping with its status as a public company. Mr. Thornton updated the SunLink Board on current possible strategic matters being considered by SunLink’s management, including consideration of a possible transaction with Regional. After his report on such matters, there ensued an extended general discussion regarding such matters among the SunLink Board.
At a meeting of the SunLink Board on November 11, 2022, attended by all of the members of the SunLink Board, as well as also Mr. Stockslager and Ms. Mota, Mr. Thornton noted that from time to time various, possibly strategic transactions were proposed to SunLink by third parties or otherwise came to the attention of SunLink’s management. He briefly discussed examples as well as possible corporate structural or organizational changes that might be pursued by SunLink as well as the possibility of hiring a third party to search for suitable transaction candidates. He said none of these were currently being explored in any depth. He then briefly discussed Regional but said Regional was apparently engaged in a number of stabilization measures, including among other things, another attempt to effect an exchange offer with its preferred shareholders to, among other things, eliminate the $50.4 million in dividend arrearages on its preferred stock. Mr. Thornton said if Regional could successfully stabilize the company and conclude such an exchange, SunLink’s management intended to consider more closely the merits of a potential transaction with Regional and, if appropriate, bring consideration of a potential transaction with Regional to the SunLink Board. He stated that SunLink’s management had had no current intention of considering further a strategic transaction with Regional absent, among other things, Regional stabilizing the company and eliminating Regional’s dividend arrearage.
On December 2, 2022, a meeting of the SunLink strategic planning committee was held at which all of the members of the SunLink strategic planning committee were present. Also in attendance were Mr. Thornton and Mr. Turner, and SunLink’s Vice President, Sheila Brockman. Dr. Steven Baileys served as chairman of the meeting and said the purpose of the meeting was to consider and discuss the status of various strategic planning initiatives for fiscal 2023. Mr. Thornton reported on the current status of such initiatives. He discussed SunLink’s management’s evaluation of the business and strategic position of SunLink’s subsidiaries, Trace Regional Hospital (“Trace”) and the associated skilled nursing facility in Mississippi, including the Trace skilled nursing facility. He and Ms. Brockman discussed SunLink’s management’s reasons underlying consideration of the possible disposition of one or both of these facilities versus their continued operation by SunLink. He said assuming a favorable consensus of the SunLink strategic planning committee and other directors, SunLink’s management intended to sign a broker agreement pursuant to which the disposition of one or both of such facilities might be effected assuming more favorable terms therefor proved to be available than could reasonably be expected to be achieved by their continued operation by the applicable SunLink’s subsidiaries. Mr. Thornton reviewed the form any such transaction, if approved, might take and he and Ms. Brockman answered questions from members of the SunLink strategic planning committee and the other directors who were present.
The status of any possible strategic transaction with Regional also was discussed and Mr. Thornton reiterated that no transaction should be considered with Regional unless and until Regional had successfully completed an exchange offer or other arrangement with its preferred shareholders to effect a conversion of their shares into common or preferred equity on terms that would, among other things, thereby eliminate over $100 million of preferred dividend arrearages. He noted the history of, and what he understood Regional’s progress to date had been in achieving, such an exchange and briefly discussed what he believed Regional might do to obtain the necessary shareholder approval to complete the exchange. After further discussing the status of a possible strategic fit of Regional with SunLink, Mr. Thornton answered a variety of questions from the members of the SunLink strategic planning committee concerning Regional’s management, business generally, and portfolio of nursing homes. He noted that even assuming Regional successfully eliminated the dividend arrearages, substantial due diligence still would be required before SunLink could evaluate more fully the merits of any transaction with Regional. Finally, he said SunLink had neither made nor received any offer with respect to Regional.
SunLink’s management was encouraged by the SunLink strategic planning committee to continue to identify and explore these and other opportunities for one or more appropriate strategic transaction which SunLink’s management expected could aid SunLink in returning to profitability and increase shareholder value, including a possible transaction which, among other things, would increase the size of SunLink’s business to better align with SunLink’s status as a public company.
On December 28, 2022, the SunLink strategic planning committee held a meeting at which all of the committee members were present along, with Mr. Thornton, Mr. Turner and Mr. Stockslager. The purpose of the meeting was to consider and discuss the status of various strategic planning initiatives for fiscal 2023. Mr. Thornton reported on the current status of such initiatives. He said that as contemplated by the prior meeting of the SunLink strategic planning committee, a broker agreement concerning Trace hospital (but not the associated skilled nursing facility) had been entered into looking to the hospital’s possible disposition. Mr. Thornton also discussed the status of a possible strategic transaction with Regional. He repeated previous advice that no future consideration of a strategic transaction with Regional could realistically be considered unless made subject to, among other things, a successfully completed exchange offer or other arrangement by Regional with its preferred shareholders to eliminate its substantial dividend arrearages. SunLink’s management was again encouraged by members of the SunLink Strategic Planning Committee to continue to identify and explore opportunities in 2023 to effect one or more strategic transactions which SunLink’s management considered could be expected to aid SunLink in returning to profitability and increase shareholder value, including a possible transaction which, among other things, would increase the size of SunLink’s business to better align with SunLink’s status as a public company.
At the SunLink Board meeting on February 10, 2023, attended by all the SunLink Board members, Dr. Baileys as chairman briefly summarized results of the meetings of the SunLink strategic planning committee on December 2 and 28, 2022. Mr. Thornton discussed the individual strategic considerations applicable to each of SunLink’s principal subsidiaries, and the SunLink Board discussed possible strategic alternatives for SunLink. SunLink’s management was again directed to continue to seek to identify and explore strategic transactions which could be expected to aid SunLink in returning to profitability and increase shareholder value, including a possible transaction which, among other things, would increase the size of SunLink’s business to better align with SunLink’s status as a public company.
On May 3, 2023, Mr. Morrison visited Trace with Mr. Thornton to tour the facilities and review the operations of the hospital, clinics, and skilled nursing facility.
At a meeting of the SunLink Board on May 8, 2023, attended by all SunLink directors as well as by Ms. Mota, Mr. Thornton updated the SunLink Board on two potential strategic transactions, one of which was Regional, but both of which were considered speculative at that time.
On May10, 2023, Mr. Thornton met with Mr. Turner, in his capacity as senior counsel at Smith Gambrell & Russell, LLP (“SGR”), legal counsel to SunLink, to review and discuss the key legal terms of Regional’s proposed exchange offer whereby Regional was seeking to exchange a new issue of Series B preferred stock which had more favorable terms to Regional than its then outstanding Series A preferred stock.
On May 17, 2023, the SunLink strategic planning committee, with all the members of the committee present, met to further discuss SunLink’s various strategic initiatives. Although no action was taken, the SunLink strategic planning committee encouraged its chairman to discuss with SunLink’s management three initiatives: (i) a change to the requirement for a two-thirds vote of SunLink shareholders for any strategic transaction involving a combination with another entity or other major strategic transaction, (ii) the possible merger or other transaction by SunLink with an entity looking to become a public company, and (iii) the engagement of a reasonable size investment banker to assist in evaluating strategic initiatives. Subsequent to the SunLink strategic planning committee meeting, in a series of telephone calls, Mr. Thornton discussed the directives of the SunLink strategic planning committee and began to compile a list of investment bankers and make contacts which might be useful in identifying strategic transactions.

On June 23, 2023, the SunLink Board met, with all directors and also Ms. Mota in attendance. At that meeting, the SunLink Board received a report from Dr. Baileys on the meeting of the SunLink strategic planning committee and an update from Mr. Thornton on the directives of the May 17, 2023 meeting of the SunLink strategic planning committee and follow-up contacts by SunLink’s management. The SunLink Board discussed the various opportunities that had been identified, including Regional, but made no decision on any of them. The SunLink Board then discussed the difficulties and cost associated with obtaining a two-thirds vote of SunLink shareholders for any strategic transaction involving a combination with another entity or other major strategic transaction. The SunLink Board directed SunLink’s management to explore possibilities for successfully addressing this matter.
On June 27, 2023, Regional announced the completion of its exchange offer of a new 12.5% Series B preferred stock for over 80.1% of its outstanding 8% Series A preferred stock. Although the exchange effectively eliminated Regional’s existing dividend arrearages with respect to the Regional Series A preferred stock, the terms of the new Regional Series B preferred contained terms different from the Series A preferred stock. See “Description of Regional Capital Stock—Description of the Series B Preferred Stock.”
On July 14, 2023, as a result of an investment banker contact, Mr. Thornton and Mr. Burleson met with an investment banker representing an online social media company (“Company A”), which was in the early stage of development, and which expressed an interest in a merger to obtain funds and become a public company. Mr. Thornton and Mr. Burleson obtained an overview of Company A and a demonstration of the online product. Although outside the healthcare industry, Mr. Thornton and Mr. Burleson thought the target company had growth potential, notwithstanding substantial capital needs, and decided to discuss the opportunity with the SunLink Board. On July 20, 2023, the SunLink Board reviewed and discussed a possible merger with Company A and directed SunLink’s management to further consider it.
On July 20, 2023, a meeting of the SunLink Board was held with all directors attending. Mr. Thornton provided a short update on the status of strategic matters, and the SunLink Board elected Mr. Stockslager, SunLink’s Chief Financial Officer, to the SunLink Board to fill the existing vacancy for which Mr. Morrison had previously been considered.
On or about August 8, 2023, Mr. Thornton further discussed the potential merger with Company A with their investment bankers. However, SunLink later learned that Company A had run out of funding and could not continue development without immediate substantial funding. Mr. Thornton indicated that as Company A could not fund their needs, SunLink’s management withdrew from further consideration of that opportunity. Mr. Thornton so advised the Board members via telephone calls.
On October 3, 13, 20, and 27, 2023, in telephone conference calls, Mr. Thornton discussed the SunLink’s pharmacy company with an investment banker and principals of an acquisitive pharmacy company (“Company B”) who approached SunLink. Company B appeared to be well capitalized and was seeking pharmacy acquisitions in under-served areas which might include SunLink’s Louisiana market area.
On November 10, 2023, at a SunLink Board meeting, attended by all the SunLink directors and Ms. Mota, Mr. Thornton in making his operations report discussed the difficulty in continuing to fund the overhead associated with SunLink’s status as a public company in light of the size of SunLink. He then discussed the operational challenges of Trace and its continuing under-performance. He reported that he had discussed the possible sale of Trace with a number of potential buyers but that no transaction had materialized. He noted that a start-up rural hospital operator specializing in rural emergency hospitals (“Company C”) had approached SunLink seeking the purchase of Trace at a very low price and, although he had declined based on the price indication, discussions had continued relating to a possible purchase and the potential buyer was now offering $8,000,000 for Trace in a stock purchase of the SunLink subsidiary which owned Trace including hospital, clinics and nursing home, subject to various terms and conditions, including financing. Mr. Thornton noted to the SunLink Board that Trace was underperforming, was a cash drain on SunLink, and that, of the other potential strategic transactions with Companies A, B, and C which he had identified in prior meetings of the SunLink Board, only Company C related to the rural hospital sector. In addition, Mr. Thornton noted that the sale of Trace might provide cash which would be desirable to help facilitate a future strategic transaction, especially one with Regional. After extensive discussion, the SunLink Board authorized SunLink’s management to proceed with the execution of a stock purchase agreement with Company C for sale of the subsidiary owning the Trace facilities at the specified purchase price, which was expected to close on December 31, 2023.

On January 11, 2024, the Regional Board and a member of its outside counsel conducted a meeting to hear from a potential advisor. After the presentation, a question and answer session ensued. The Regional Board approved a motion to engage the advisor for the potential transaction with SunLink.
On February 9, 2024, at the SunLink Board meeting, Mr. Thornton reported that the buyer of Trace had been unable to access financing to complete the sale as originally agreed and further reported that SunLink’s management had negotiated a conversion of the stock purchase into a staged asset purchase whereunder the buyer would first purchase the personal property and operations of Trace Regional Hospital and clinics in January and would enter into a contract to purchase the underlying real estate and buildings of the hospital in July 2024. The SunLink subsidiary would retain the skilled nursing facility as Mr. Thornton indicated he believed it should be sold separately because the market for skilled nursing facilities appeared strong. He noted that, to date, Regional was the only potential strategic transaction which had been identified that might wish to retain the skilled nursing facility. He added that Regional’s limited resources and need for cash would make a sale of the nursing facility preferable to retaining the facility assuming a combination transaction with Regional later proved to be feasible on terms acceptable to SunLink. The meeting was then opened to a wide-ranging discussion of strategic alternatives, including a potential merger if an acceptable partner could be identified. Also discussed were possible further dispositions of other underperforming assets and a dividend of a portion of the proceeds, as well as possibly going private or tendering for a portion of the outstanding SunLink common stock. However, at that meeting, Mr. Thornton noted that SunLink’s management did not believe Regional was far enough along with its effort to restructure its balance sheet to be in a condition with which to enter into serious negotiations. The consensus of the Board was that further consideration of a transaction with Regional would not at the time be fruitful and SunLink should consider other possible candidates or courses of action.
On February 5, 2024, SunLink’s management engaged a national senior living broker to solicit offers on the possible sale of the Trace skilled nursing facility, the terms of which provided that any sale would be subject to SunLink Board approval as no decision to sell the Trace skilled nursing facility had been made.
On or about March 1, 2024, Mr. Morrison sent Mr. Thornton a letter attaching a draft term sheet, dated February 29, 2024, which proposed a merger of SunLink with Regional in a stock-for-stock exchange of Regional common stock plus a newly issued series of Regional preferred stock for all the outstanding shares of SunLink. Mr. Morrison and Mr. Thornton discussed various aspects of the term sheet which Mr. Thornton advised he did not consider acceptable to SunLink. Although Mr. Thornton did not believe the proposed merger outlined in the draft term sheet was acceptable, he believed it was a basis at least for further discussion, and in an email to Mr. Morrison dated March 2, 2024, Mr. Thornton highlighted a number of issues, both financial and operational for Regional to consider.
After some further discussion by Mr. Thornton with Mr. Morrison, the later arranged a joint call among himself, Mr. Thornton, and Regional’s investment bankers/advisors on March 25, 2024, and in preparation for that call, Regional submitted a revised draft term sheet and a presentation prepared by Regional’s investment bankers/advisors dated March 21, 2024. After review, Mr. Thornton continued to believe Regional’s March 21 term sheet was inadequate and posed a number of issues and clarifications that needed to be addressed. Mr. Thornton also believed that SunLink needed to continue to consider other strategic alternatives. He sent an email to each of the members of SunLink’s strategic planning committee with an update on the status of the Regional proposal and discussions between Mr. Morrison and Mr. Thornton and among Messrs. Morrison and Thornton and Regional’s investment bankers/advisors. With Mr. Thornton’s initial, preliminary information to the members of the SunLink strategic planning committee on Regional, Mr. Thornton advised the members of the SunLink strategic planning committee of two possible alternatives: (i) a restructuring overview whereby SunLink would remain a public company with only the pharmacy segment as its operating business, and (ii) a possible liquidation scenario for SunLink, neither of which he thought was particularly desirable.
Subsequently on March 27, 2024, Regional submitted a further revised draft term sheet and in a series of telephone calls and emails with Mr. Morrison, Mr. Thornton proceeded to evaluate and discuss with Mr. Morrison the terms of the revised March 27 term sheet.
Concurrent with the Regional discussions during the period March 2, 2024 to March 27, 2024, SunLink received in late March a new proposal to purchase its pharmacy company from Company B, the potential buyer that had approached SunLink in October 2023, and Company B asked for a response to their proposal by April 5, 2024. Mr. Thornton reviewed the proposal and discussed it with the investment banker who had introduced the opportunity to SunLink and who SunLink had signed a success-fee-only agreement with on September 12, 2023.
In anticipation of a SunLink strategic planning committee meeting, Mr. Thornton prepared a list of issues to be considered in connection with the possible Regional transaction, as well as an overview of the possible pharmacy-based restructuring alternative and comments thereon, and a highly preliminary estimate of a liquidation scenario following the pharmacy sale in which Mr. Thornton had low confidence. Mr. Thornton sent the Regional term sheet dated March 27, 2024 together with his comments and analyses of it and these other alternatives to the SunLink strategic planning committee via email on April 1, 2024. A meeting of the SunLink strategic planning committee was called for April 2, 2024.
On April 2, 2024, a meeting of the SunLink strategic planning committee, at which each of the members Burleson, Ford, and Baileys, as well as Messrs. Thornton, Turner and Stockslager, were present, an extensive discussion of the existing alternatives for strategic transactions took place. Mr. Thornton called the attention of the meeting to Regional’s draft term sheet and related materials, a schedule of merger calculations, each of which had been forwarded to the committee and other SunLink directors prior to the meeting. The consensus of the SunLink strategic planning committee was that, (i) notwithstanding certain apparent possible strategic benefits of a Regional merger, the Regional proposal was not adequate in a number of respects; (ii) continuing as a public company with only the pharmacy business was not feasible due to public company cost with a further reduced operating base, the thin trading market that would result, and the difficulty raising funds on reasonable terms to execute a growth plan; and (iii) the liquidation scenario would entail substantial uncertainty as to the timing and ultimate amount of distributions, the costs of liquidation, the risks (primarily contingent liabilities that might arise from prior SunLink operations and activities) were not subject to reasonable estimation, and a liquidation would result in the loss of the liquidity provided by SunLink’s NYSE American listing and potentially a very thin OTC trading market pending completion of the liquidation. The SunLink strategic planning committee directed SunLink’s management to continue to seek strategic alternatives and Mr. Thornton indicated he would follow up further with Regional to seek a substantially improved proposal.
During April 2024, Mr. Morrison was regularly in contact with Mr. Thornton and Regional submitted a further revised draft of a term sheet dated April 18, 2024. Mr. Thornton reviewed the term sheet and identified fourteen points requiring negotiation with Regional, although he was unsure whether all could be resolved as desired. During March and April of 2024, Mr. Thornton also received two acquisition leads from investment bankers, neither of which appeared to meet SunLink’s strategic needs.
Mr. Thornton arranged a meeting of the SunLink strategic planning committee on April 22, 2024, at which all members of the committee, as well as Mr. Thornton and Mr. Turner, were present. At the meeting, Mr. Thornton provided an update on current operations and disposition activity, an overview of the new potential acquisition proposals received, as well as updated information on the continuing discussions with Regional. He reported that he believed Regional had improved its proposal. The SunLink strategic planning committee discussed the points raised concerning Regional’s draft term sheet dated April 18, 2024, and directed Mr. Thornton to continue the preliminary discussions with Regional. The SunLink strategic planning committee agreed that the other transaction leads presented did not meet the needs of SunLink because they involved companies that were too small, were early-stage enterprises or would likely require substantial funds to execute a growth plan which SunLink was not in position to provide on an acceptable risk/reward basis. No other decisions were reached at the meeting.
Mr. Thornton continued to discuss Regional’s term sheet with Mr. Morrison and, on May 8, 2024, SunLink sent a revised term sheet to Regional.
On May 9, 2024, the SunLink directors had a pre-meeting board dinner attended by all directors, except Mr. Turner. Mr. Thornton and the other directors present discussed the May 8, 2024 term sheet and decided that further negotiation of a term sheet should be abandoned in favor of drafting and negotiation of a formal merger agreement since there appeared to be limited basis to negotiate further on a term sheet as more extensive and detailed issues were being discussed which, if agreed, would need to be incorporated into a formal agreement.
At the regularly scheduled SunLink Board meeting on May 10, 2024, with all directors, as well as Ms. Mota, present, Mr. Thornton reported on the ongoing process to sell the Trace skilled nursing facility and on the progress of the buyer to close on the purchase of the Trace hospital real estate. At the meeting, the SunLink Board authorized the sale of the Trace skilled nursing facility. Mr. Thornton said assuming the Regional proposal could be negotiated and developed into a transaction acceptable to SunLink, the proceeds of the sales of the Trace hospital real estate and the Trace skilled nursing facility could be used to provide cash for SunLink to operate until an agreement with Regional could be closed and thereafter used as a portion of the needed infusion of cash to the merged company. In addition, the sales could generate enough funds for a modest pre-merger dividend. The sale of the Trace skilled nursing facility was concluded on May 31, 2024.
On May 16, 2024, the Regional Board met to discuss first quarter results. During the meeting, Mr. Morrison presented an update with respect to the SunLink negotiations.
On May 22, 2024, all the directors of SunLink met with Mr. Morrison for a get-acquainted dinner.
On June 17, 2024, the SunLink strategic planning committee met again, attended by all of its members and Mr. Thornton, to, among other things, consider a letter received from a SunLink shareholder who indicated that SunLink was not, in his opinion, in a position to execute an acquisition-based growth plan and suggested that SunLink should consider liquidating to return cash to shareholders. Mr. Thornton reviewed certain preliminary estimates he had developed relating to both a merger with Regional and a liquidation, noting that although it involved risks, a merger with Regional, if it could be successfully completed and implemented, offered substantial potential for an increase in shareholder value while he had low confidence in the projected outcome of a liquidation which carried substantial risks as to the timing and amount of distributions and offered little or no upside opportunity. Mr. Thornton indicated that he thought it might be feasible to negotiate a small pre-merger dividend in the Regional merger terms. The SunLink strategic planning committee undertook an extensive discussion of the alternatives and noted the risks and loss of market value in the event of an announced liquidation, which would require shareholder approval. In light of the potential costs and uncertainties associated with a liquidation, the members of the SunLink strategic planning committee generally thought that a liquidation should be a last resort for the SunLink shareholders if either a merger could not be achieved which would allow SunLink shareholders to continue in a stronger combined public company or to receive cash consideration for their shares. Although no decision was made as to any transaction, the SunLink strategic planning committee directed Mr. Thornton to continue negotiations with Regional, including for a provision that allowed SunLink to pay a pre-merger dividend from available cash.
On June 19, 2024, the Regional Board and Troutman Pepper Locke LLP (“Troutman”), Regional’s legal counsel participated in a conference call with Regional’s financial advisor. Several members of such financial advisor presented to the Regional Board and provided additional background. Regional’s legal counsel provided an overview of the transaction and answered questions presented by the Regional Board. One of the directors on the Regional Board made a motion to move ahead with pursuing the deal documentation.
On June 30, 2024, Mr. Thornton received an initial draft of the proposed original merger agreement prepared by Troutman, Regional’s legal counsel, and SunLink and SGR began a review of its principal terms.
During the week ending on Friday, June 27, 2024, Messrs. Thornton and Morrison discussed the need for a plan by Regional for redemption and/or repurchase of the outstanding shares of the Series B preferred stock with respect to which they were in general agreement. Mr. Morrison and Mr. Thornton also discussed this by phone with Michael Fox, an independent director on the Regional Board and found Mr. Fox to be in agreement.
On July 3, 2024 in a telephone conference call among Mr. Morrison, Regional’s counsel, Troutman, and Mr. Thornton and SunLink’s counsel, SGR, the parties briefly discussed the first draft of a proposed original merger agreement as to which, among other substantive points, the SunLink representatives expressed the view that the draft was more extensive and complicated, and particularly so with respect to the representations, for a merger between two small public companies with regular and extensive public filings.
On July 7, 2024, Mr. Turner resigned his position as a director of SunLink for personal reasons, the SunLink Board being thereafter composed thereafter of Messrs. Thornton, Burleson, Ford, Stockslager and Dr. Baileys.
On July 9, 2024, in continuing conversations between Mr. Thornton and Mr. Morrison, they discussed the possible need for one or more sales by Regional of a facility promptly after the merger to generate funds to continue the execution of Regional’s business objectives. The form of an agreement for the purchase of the Series B preferred stock contemplated to be purchased substantially concurrently with the projected merger as required by the draft original merger agreement was circulated and discussed.

The parties continued to discuss the proposed transaction and respective legal counsel continued to exchange drafts of the transaction documents.
At its meeting on September 26, 2024, the SunLink Board authorized SunLink’s management to complete the sale of the Trace hospital real estate, which it expected to yield about $1,800,000 cash proceeds after expenses. Mr. Thornton also reported that SunLink had received revised versions of the draft original merger agreement from Regional’s counsel and was responding, noting that there were material unresolved matters that needed to be agreed and that the continuing circulation of drafts were incurring substantial expense for both companies.
On October 3, 2024, Regional held a board meeting. Mr. Morrison discussed the status of the potential transaction with SunLink. He also updated the Regional Board that the negotiations were ongoing but there were several remaining open items to resolve.
The parties continued to discuss the proposed transaction and respective legal counsel continued to exchange drafts of the transaction documents.
On November 8, 2024, a meeting of the SunLink Board was held at which all of the SunLink directors were present, along with Ms. Mota, as well as Mr. Turner of SGR, as counsel to SunLink, were also present. Mr. Thornton updated the SunLink Board on the status of negotiations with Regional on, and current terms of, the draft original merger agreement proposed to be entered into for a merger of SunLink with Regional. He related the status of initial discussions between Regional and himself and discussed the matter of the termination of his rights under his current SunLink employment agreement and his transition to a new consulting or employment agreement with Regional post-merger, the terms of which were yet to be agreed. At the same November 8, 2024 meeting, the SunLink Board reviewed recommendations of SunLink’s management concerning bonuses for executive officers, directors, and others for fiscal 2024 and fiscal 2025 to date and a report from the executive compensation committee. After a discussion by the SunLink directors, the SunLink Board granted bonuses for executive officers and directors for fiscal 2024, which began July 1, 2023 and ended June 30, 2024, and fiscal 2025 through November 2024, as revised and authorized by the executive compensation committee, as follows: (i) $25,000 for each independent director other than Mr. Ford whose bonus was fixed at $50,000, (ii) $150,000 for Mr. Thornton, (iii) $60,000 for Mr. Stockslager, and (iii) $70,000 for Ms. Brockman.
The bonuses for SunLink directors took into account and reflected the time spent by the SunLink Board members in connection with asset dispositions effected by SunLink in fiscal 2024 and 2025 through the date of such payments and in connection with exploration of various other strategic transactions with possible candidates for a combination and extensive diligence and negotiations with such candidates. Payment of the bonuses was not contingent on successful negotiations with Regional.
The bonuses for executive officers took into account and reflected the progress achieved in connection with asset dispositions effected in fiscal 2024 and 2025 through the date of such payments and in connection with exploration of various other strategic transactions with possible candidates for a combination and extensive diligence and negotiation to date with such candidates. Payment of the bonuses was not contingent on successful negotiations with Regional.
On November 15, 2024, a meeting of the SunLink Board was held with all the SunLink directors present. Also present were Ms. Mota, Mr. Turner of SGR, as counsel to SunLink, and Messrs. James Fite and Timothy Dyball of The Lenox Group. At the meeting Messrs. Fite and Dyball outlined the scope of The Lenox Group’s assignment and scope of their analysis including an overview of the merger proposal. They followed this with an extended discussion and commentary on, among other things: their valuation analysis and relevant valuation range as well as the paucity of any comparable companies and precedent transactions. Messrs. Fite and Dyball then discussed other valuation methods. In the course of their detailed and extended presentation, they responded to multiple questions from the SunLink Board. In conclusion, they said it was Lenox Group’s opinion that the consideration to be received by SunLink’s shareholders as contemplated by the draft original merger agreement was fair to the SunLink shareholders from a financial point of view. After The Lenox Group representatives left the meeting, the SunLink Board considered multiple aspects of the proposed merger versus alternatives as well as the advisably of proceeding further with the merger discussions unless it was agreed that (i) the Regional common stock that was part of the merger consideration was listed on a national stock exchange and (ii) the composition of the board of directors of the merged company was maintained on an equal basis between SunLink and Regional representatives, in each case at time of effectiveness. SunLink’s management was directed to endeavor to satisfactorily resolve the foregoing issues with Regional.
On December 5, 2024, a special meeting of the SunLink Board was held with all SunLink directors present. Mr. Turner of SGR, in his capacity as counsel to SunLink, also attended the meeting. Mr. Thornton stated that the purpose of the meeting was to determine whether and on what basis to continue discussions with Regional about a merger and, if continued, to establish a deadline for finalizing and signing the original merger agreement. After extended discussion among the SunLink directors, concerning, among other things, certain recent Regional debt defaults, lack of agreement on composition of the board of directors of the merged company, lack of agreement on the nature and powers of a special committee of directors to oversee redemption or purchase of the Series B preferred stock of Regional and other developments with respect to Regional as well as multiple aspects of the proposed original merger agreement, the SunLink Board concluded that the following conditions should be required to be agreed before SunLink proceeding further with Regional that: (i) the chairmanship of the merged entity should be separated from the CEO; (ii) a joint agreement to a business plan for the merged entity should be agreed; (iii) a substantial portion (to be agreed) of SunLink’s cash provided to the combined entity would be applied to the purchase or redemption of the Regional Series B preferred stock; (iv) the sale of at least one Regional facility expected to produce $5,000,000 net proceeds should be planned with the net proceeds of such sale to be applied to a further reduction of Regional Series B preferred stock as to be agreed; (v) a special committee would be established to oversee and direct the redemption and/or purchase of the Regional Series B preferred stock; (vi) the board composition of the combined entity should be agreed; (vi) the liquidation preference of the Regional Series D preferred stock should be further increased if Regional does not meet the working capital or cash levels required by the original merger agreement and/or reduce the cash required of SunLink; and (vii) on a deadline for agreement be established. SunLink’s management was directed to prepare a letter to Mr. Morrison and the Regional Board setting forth these conditions and specifying such a deadline. The SunLink Board also discussed the qualifications of the two independent candidates for appointment to the board of the combined company.
During the period after December 5, 2024 through December 19, 2024, Mr. Thornton forwarded a letter to Regional communicating the substance of the SunLink Board determination in its December 5 meeting and discussed orally by numerous phone calls such issues and negotiated with Mr. Morrison concerning resolution of the same by agreement or compromise throughout such period. Also during this period Troutman and SGR prepared and exchanged revised drafts of the original merger agreement reflecting resolution of the issues in such discussions.
On December 20, 2024, the Regional Board met with its legal counsel to discuss the SunLink transaction.
At a December 20, 2024 special meeting of the SunLink Board held with all SunLink directors and Mr. Turner of SGR, as counsel to SunLink, present, Mr. Thornton discussed with the SunLink Board changes to the draft original merger agreement with respect to the proposed dollar-specific penalties for various actions or conditions specified therein; reviewed the purpose, authority, and proposed composition of the special committee of the merged company; the proposed composition of the board of directors of the merged company and qualifications of its proposed directors other than the SunLink designees; an increase to $10.00 per share in the liquidation preference of the Series D preferred stock to be received by the SunLink shareholders in the merger and the reasons therefore; and the cash forecast projected for SunLink as of closing of the merger and the sensitivity thereto of the merger consideration to be received by the SunLink shareholders. Mr. Thornton also discussed with the SunLink Board the final open points in the draft original merger agreement, principally the employment contracts of Messrs. Thornton and Morrison.
On December 20, 2024, Mr. Thornton forwarded to Mr. Morrison for review by Regional a draft of his proposed employment agreement to be entered into for Mr. Thornton’s employment by Regional post-merger. Mr. Morrison and Mr. Thornton thereafter negotiated with respect to the terms of such agreement and exchanged further drafts during the subsequent period until January 2, 2024.
On December 23, 2024, at a special meeting of the SunLink Board, with all SunLink directors and Mr. Turner of SGR, as counsel for SunLink, present, Mr. Thornton reviewed in some detail with the SunLink Board a set of draft documents for the merger of SunLink into Regional, substantially complete as of that date, copies of which had been sent to the SunLink directors for review prior to the meeting. He noted that there were still a few terms of the merger that needed to be finalized and incorporated into the original merger agreement, including employment agreements for himself and Mr. Morrison which were in the process of being finalized. The SunLink Board discussed the draft merger documents, their terms, and current status. Mr. Thornton answered questions posed by the other SunLink directors concerning various merger terms and matters. Mr. Thornton then discussed the anticipated signing date and indicated that a draft press release would be circulated as soon as the open matters were resolved.
On January 2, 2025, a special meeting of the Regional Board was held with all directors present, Mr. Morrison reviewed and discussed with the Regional Board the terms of the merger as finalized and answered questions of the other Regional directors about the merger and the process for completion thereof. The Regional Board then unanimously approved the original merger agreement and the transactions contemplated thereby (subject only to agreement between Mr. Thornton and Regional on final terms of Mr. Thornton’s employment agreement with Regional) and authorized Mr. Morrison to execute the original merger agreement on behalf of Regional and to release a public announcement of the original merger agreement promptly upon its signing.
On January 2, 2025, a special meeting of the SunLink Board was held with all directors, and Mr. Turner of SGR, as counsel to SunLink, present, Mr. Thornton reviewed and discussed with the SunLink Board the terms of the merger as finalized and answered questions of the other SunLink directors about the merger and the process for completion thereof. The SunLink Board then unanimously approved the original merger agreement and the transactions contemplated thereby (subject only to agreement between Mr. Thornton and Regional on final terms of his employment agreement with Regional) and authorized Mr. Thornton to execute the original merger agreement on behalf of SunLink and to release a public announcement of the original merger agreement promptly upon its signing.
On January 3, 2025, Mr. Thornton’s employment agreement with Regional was finalized and the original merger agreement between SunLink and Regional executed.
The signing of original merger agreement was jointly announced by SunLink and Regional via press release on January 6, 2025.
Summary of the Material Events Leading up to the Execution of the Merger Agreement
After the signing of the original merger agreement and its public announcement on January 6, 2025, Mr. Thornton and Mr. Morrison continued to discuss merger-related and operational matters and began collaborating on material needed for the Registration Statement on Form S-4 and joint proxy statement/prospectus filing. Mr. Thornton regularly inquired about the status of Regional’s appeal to the NYSE American relating to the Exchange’s staff’s decision to delist Regional’s securities due to its non-compliance with the continuing listing requirements, which delisting decision was being appealed by Regional. Mr. Thornton also discussed with Mr. Morrison Regional’s plans to re-establish compliance with the listing requirements. Mr. Morrison advised Mr. Thornton that a hearing before the NYSE American appeal board was scheduled, in New York, in connection with which Regional had engaged a consultant to assist with the appeal. Mr. Morrison also discussed other ways that Regional could come into compliance with the continuing NYSE American listing requirements.
On January 30, 2025, Regional’s Board declared a dividend payable in Regional common stock to the holders of Regional Series B preferred stock, as required by the terms of such Series B preferred stock, because Regional had failed to redeem 1,000,000 shares of the Regional Series B preferred stock by December 31, 2024. Mr. Thornton and Mr. Morrison discussed the terms of the original merger agreement which included an anti-dilution provision applicable to such an event, and Mr. Thornton provided a calculation that (i) an additional 187,575 shares of Regional common stock would have to be added to the merger consideration issuable to the holders of SunLink common stock resulting in the merger consideration being 1.1330 shares of Regional common stock for each five (5) shares of SunLink common stock and (ii) that 62,525 additional shares of Regional common stock would be added to the Regional Series D preferred stock consideration which would adjust the Regional Series D preferred stock conversion ratio to 1.1330 shares of Regional common stock for each three shares of Regional Series D preferred stock.
On February 3, 2025, SunLink received a letter from Regional’s counsel advising that the NYSE American Listings Qualifications Panel had affirmed the Exchange’s staff’s decision to delist the securities of Regional, and on February 6, 2025, SunLink received a letter from Regional’s attorney with an update about a discussion with the Exchange’s staff and Regional’s plan to regain compliance with the listing standards. The Regional common stock and the Regional Series A preferred stock was suspended from trading on the NYSE American on February 4, 2025.
At a regularly scheduled SunLink Board meeting on February 9, 2025, which was attended by all directors except Mr. Burleson, and attended by Ms. Mota, SunLink’s Corporate Secretary, and Mr. Turner of SGR, counsel to SunLink, Mr. Thornton reported on the Exchange staff’s decision to delist the Regional common stock and Regional Series A preferred stock, the resulting trading halt which was in place, and on the penalty dividend of Regional common stock made to the holders of Regional Series B preferred stock. In addition, Mr. Thornton noted that Regional was in default on one facility mortgage and operating under a forbearance agreement that expires at the end of May 2025. Mr. Thornton discussed what he believed were SunLink’s strategic alternatives, which included proceeding with the merger with Regional under revised terms or terminating the Regional merger and hiring an investment banker to seek other alternatives for SunLink, which might include selling the SunLink subsidiary that owns SunLink’s pharmacy operations, which sale, if successful, would require the SunLink Board to again evaluate all of SunLink’s strategic alternatives, including a potential liquidation. After an extensive discussion of the alternatives, management was directed to contact Regional’s management and discuss changes to the terms of the original merger agreement to address the changes in Regional’s financial situation and the trading situation with respect to the Regional common stock.
Mr. Thornton and Mr. Morrison thereafter in several communications discussed the merger in light of Regional’s existing non-compliance with the closing conditions of the original merger agreement and the dilutive effect on the merger consideration of the dividend of Regional common stock to the holders of the Regional Series B preferred stock.
On February 12, 2025, Mr. Thornton sent an email to Mr. Morrison, which among other terms, enumerated revised terms of the merger consideration which SunLink proposed. Mr. Morrison responded on February 17 that Regional would not be able to re-list on the NYSE American by March 31, 2025 (the scheduled termination date of the original merger agreement), and that he intended to recommend to the Regional Board that they reject SunLink’s proposed amendments to the original merger agreement. Nevertheless, Mr. Thornton and Mr. Morrison continued to discuss the proposed merger amendments,
Based partially on those discussions, as well as on consideration of terms SunLink believed needed to be incorporated into an amendment to the original merger agreement, on February 20, 2025, Mr. Thornton sent to Mr. Morrison a draft of a revised merger agreement amending the original merger agreement by incorporating the following material modifications in order for SunLink to be willing to proceed with the merger: (1) the termination date would be extended from March 31, 2025 to May 31, 2025; (2) an adjustment to the Regional preferred stock consideration to be received by the holders of SunLink common stock would be made under the anti-dilution provisions of the original merger agreement as a result of Regional having made a dividend of Regional common stock to the Regional Series B preferred shareholders; (3) a provision would be added whereby SunLink would be entitled to declare and pay a dividend of (x) $0.10 per share to the holders of SunLink common stock before closing and (y) an amount immediately prior to closing equal to the SunLink Cash and Cash Equivalents in excess of $6,000,000 (subject to adjustment as provided by the merger agreement), if any, provided that the aggregate of such dividends under clauses (x) and (y) could not exceed $1,000,000 (or approximately $0.14 per share of SunLink common stock); (4) a provision would be added whereby Regional would not be required to obtain and maintain the NYSE American listing of the Regional common stock at or prior to closing, provided that if Regional had not obtained and/or maintained such listing as of the end of the first and any consecutive six-month interval during a period of two years after closing, the number of shares of Regional Series D preferred stock required to convert into one share of Regional common stock would automatically be reduced by 0.5 (one-half) of a share of Regional Series D preferred stock, i.e., for example, after the first six months, the conversion rate of 1.1330 shares of Regional common stock for each three shares of Regional Series D preferred stock would automatically be reduced to 1.1330 shares of Regional common stock for each 2.5 shares of Regional Series D preferred stock. A similar reduction would automatically occur on the last day of each subsequent six-month period during the two-year period following closing until the NYSE American listing of the Regional common stock was obtained and maintained.

In mid-February, 2025, SunLink received overtures from Company B concerning its renewed interest in the possibility of purchasing SunLink’s pharmacy company and from an individual with a proposal to buy 51% of the SunLink common stock for a price he said would equal $0.91 per share. Both parties were advised to read the no-shop section of the original merger agreement, and no further written proposals from them were received.
After further extensive discussions between Mr. Thornton and Mr. Morrison, the amendments proposed by SunLink to the original merger agreement were tentatively accepted, subject to each Board’s approval thereof. At a special meeting of the SunLink Board held on March 18, 2025, and attended by all the directors and Mr. Turner as counsel, Mr. Thornton presented and discussed the proposed revisions to the original merger agreement, a draft of the revised merger agreement having been sent to the SunLink Board before the meeting. After extensive discussion of the Regional financial and Regional common stock trading situation, the proposed amendments to the original merger agreement in the form of the merger agreement, the pending filing by Regional with the SEC of its Annual Report on Form 10-K for the year ended December 31, 2024, the expecting timing to close the merger, as well as other alternatives deemed available to SunLink, the SunLink Board determined to take the transaction contemplated by the proposed revised merger agreement under advisement and directed SunLink’s management to take the actions necessary to proceed to finalize the revised merger agreement, review Regional’s Annual Report on Form 10-K when filed by Regional, and report back to the SunLink Board.
On March 24, 2025, Mr. Thornton received updated discussion materials related to the fairness opinion of The Lenox Group, dated as of March 4, 2025, and forwarded such material to the SunLink Board. Also on March 24, 2025, the Regional common stock and the Regional Series A preferred stock began trading on the OTCQB under the symbols “RHEP” and “RHEPA,” respectively.
On April 7, 2025, a special meeting of the Regional Board was held with all directors present. Mr. Morrison reviewed and discussed with the Regional Board the terms of the merger as finalized and answered questions of the other Regional directors about the merger and the process for completion thereof. The Regional Board then approved the merger agreement and the transactions contemplated thereby and authorized Mr. Morrison to execute the merger agreement on behalf of Regional and to release a public announcement of the merger agreement promptly upon its signing. Mr. Martin abstained from the vote.
On April 8, 2025, a special meeting of the SunLink Board was held with all directors present. Also present were Mr. Turner of SGR, as counsel to SunLink, and, for a portion of the meeting, Messrs. James Fite and Timothy Dyball of The Lenox Group. Mr. Thornton discussed with the SunLink Board the terms of the merger as reflected in the draft merger agreement compared with the original merger agreement and answered questions of the other SunLink directors about the merger and the process for completion thereof. Messrs. Fite and Dyall then presented to the SunLink Board The Lenox Group’s updated analysis based on the revised terms of the merger reflected in the draft merger agreement and, after answering all questions from the directors concerning its presentation, rendered The Lenox Group’s oral opinion that, as of March 4, 2025, the merger consideration was fair to the holders of SunLink shares from a financial point of view. The SunLink Board then unanimously approved the merger agreement and the transactions contemplated thereby and authorized Mr. Thornton to execute the merger agreement on behalf of SunLink and to release a public announcement of the merger agreement promptly upon its signing.
The Lenox Group subsequently confirmed its oral opinion to the SunLink strategic planning committee and the SunLink Board in a written opinion dated March 4, 2025. For purposes of The Lenox Group’s analysis and opinion dated as of March 4, 2025, in the form originally delivered to the SunLink strategic planning committee and the SunLink Board, The Lenox Group increased the merger consideration for, and included as part of the merger consideration, the amount of an anticipated SunLink special cash dividend equal to $0.10 per share of SunLink common stock.
On April 14, 2025, the merger agreement between SunLink and Regional was executed. The signing of merger agreement was jointly announced by SunLink and Regional via press release on April 15, 2025.
At SunLink’s request, The Lenox Group subsequently revised its analysis and written opinion dated March 4, 2025, so that such analysis and opinion did not include the amount of any anticipated SunLink special cash dividend as part of the merger consideration in determining whether the merger consideration was fair to the holders of SunLink shares from a financial point of view. The Lenox Group’s written opinion dated March 4, 2025 (as revised), provides that, as of March 4, 2025, the merger consideration (which does not include the amount of any anticipated SunLink special cash dividend) was fair to the holders of SunLink shares from a financial point of view.
On June 20, 2025, a special meeting of the SunLink Board was held with all directors present. Mr. Thornton reviewed and discussed with the SunLink Board the terms of an amendment to the merger agreement to, among other things, extend the termination date from 5:00 p.m., Eastern time, on June 30, 2025 to 5:00 p.m., Eastern time, on August 11, 2025. The SunLink Board considered that the Regional shareholder approval and the SunLink shareholder approval have not been obtained and that it could be reasonably determined that such outstanding approvals would not be obtained by 5:00 p.m., Eastern time, on June 30, 2025. In light of these outstanding approvals, the SunLink Board then approved the amendment to the merger agreement and the transactions contemplated thereby and authorized Mr. Thornton to execute the amendment to the merger agreement on behalf of SunLink.
On June 22, 2025, a special meeting of the Regional Board was held with all directors present. Mr. Morrison reviewed and discussed with the Regional Board the terms of an amendment to the merger agreement to, among other things, extend the termination date from 5:00 p.m., Eastern time, on June 30, 2025 to 5:00 p.m., Eastern time, on August 11, 2025. The Regional Board considered that the Regional shareholder approval and the SunLink shareholder approval have not been obtained and that it could be reasonably determined that such outstanding approvals would not be obtained by 5:00 p.m., Eastern time, on June 30, 2025. In light of these outstanding approvals, the Regional Board then approved the amendment to the merger agreement and the transactions contemplated thereby and authorized Mr. Morrison to execute the amendment to the merger agreement on behalf of Regional. Mr. Martin abstained from the vote.
On June 22, 2025, the amendment to the merger agreement between SunLink and Regional was executed.
Regional’s Reasons for the Merger; Recommendation of the Regional Board of Directors
The Regional Board recommends that the Regional shareholders vote “FOR” the Regional merger proposal, “FOR” the Regional share issuance proposal and “FOR” the Regional adjournment proposal.
At a meeting held on April 7, 2025, the Regional Board (i) determined that the merger agreement and the transactions contemplated thereby, including the issuance of the Regional common stock and the issuance of the Regional Series D preferred stock, are fair to, and in the best interests of, Regional and its shareholders; (ii) adopted the merger agreement; (iii) approved the merger and the Regional share issuance; (iv) directed that the merger agreement, the merger and the Regional share issuance be submitted to Regional’s shareholders for approval; and (v) resolved to recommend approval of the merger agreement, the merger and the Regional share issuance by Regional’s shareholders.
The Regional Board’s decision was based on a number of factors, including the following (which are not necessarily presented in order of relative importance):
•
the Regional Board’s thorough review, together with its financial and legal advisors, of the structure of the merger and the financial and other terms of the merger agreement (including SunLink’s representations, warranties and covenants, the conditions to its obligations, and the termination provisions and related reimbursement fee, as well as the likelihood of consummation of the merger and likely time period necessary to close the merger) and the terms of the other transactions contemplated by the transaction documents, including the obligation to repurchase certain shares of Regional Series D preferred stock;

•
the fact that the exchange ratio and the other terms of the merger agreement resulted from arms’-length negotiations between the Regional Board and its legal and financial advisors, on the one hand, and the SunLink Board and its legal and financial advisors, on the other hand;

•	its understanding of SunLink and SunLink’s business, financial position, financial performance and results of operations;
•	the complementary business lines and long-term care experience of senior management which provide a complementary merger resulting in multiple business synergies;

•	the minimal geographic operating overlap between Regional and SunLink which provides for the expansion of services offered by SunLink’s pharmacy business;
•	the potential for a material and immediate upside to current valuation as a result of the merger;
•
the potential opportunity for Regional shareholders to participate in the increase in valuation upside as a combined company which is expected to be generating increased cashflows with a possibility to become net income positive;

•
the pro forma combined company financial metrics, which are based on management estimates for Regional and SunLink, the estimated combined company cost synergies and the combined company’s balance sheet;

•	the fact that the merger is expected to result in more trading liquidity for Regional common stock;
•	the historical and then-current trading prices and volumes of the Regional common stock and SunLink common stock;
•	the fact that the Supporting Regional Shareholders and the Supporting SunLink Shareholders agreed to enter into the support and lock-up agreements in connection with the merger;
•	the financial analyses reviewed and discussed with the Regional Board by representatives of its financial advisor; and
•
the fact that the merger is intended to qualify as a “reorganization” for U.S. federal income tax purposes, as described in more detail in “Material U.S. Federal Income Tax Consequences of the Merger.”

In the course of its deliberations, the Regional Board was also mindful of a variety of risks, uncertainties and other potentially negative factors, including the following (which are not necessarily presented in order of relative importance):
•	the risk that the full strategic and financial benefits expected to result from the merger may not be realized fully or at all or may take longer to realize than expected;
•
the risk that the merger may not be completed in a timely manner or at all, including the risk that the failure to complete the merger could cause Regional to incur significant expenses and lead to negative perceptions among investors;

•
the fact that a portion of the consideration to be received by holders of SunLink common stock will consist of shares of Regional common stock based on a fixed exchange ratio that the value of the consideration to be received by SunLink shareholders may increase between signing and closing as a result of changes in the trading price of the Regional common stock;

•	the fact that not all of the conditions to the completion of the merger, including the receipt of any necessary third party and regulatory approvals, are within the parties’ control;
•	the possibility that regulatory approvals that may be necessary to consummate the merger may not be obtained in a timely manner or on terms that are satisfactory to the parties;
•
the substantial costs to be incurred by Regional in connection with the merger and the negotiation of the transaction documents, including in connection with any litigation that may result from the announcement or pendency of the merger, some of which may be payable regardless of whether the merger is consummated, and the impact of such costs on Regional’s financial position;

•
the restrictions set forth in the merger agreement on the conduct of Regional’s business prior to completion of the merger, which require Regional to refrain from taking certain actions, subject to specified limitations, which could delay or prevent Regional from undertaking certain transactions pending completion of the merger;

•
the fact that the merger agreement provides for the reimbursement of certain fees up to $250,000 that would become payable by Regional under certain circumstances pursuant to the Regional change of board recommendation termination right or the Regional breach termination right; and

•
the various other applicable risks associated with Regional and SunLink and the merger, including the risks described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”

The Regional Board determined that the risks and potentially negative factors associated with the merger were outweighed by the potential benefits of the merger and determined that the merger agreement and the other transaction documents to which Regional is a party and the transactions contemplated thereby are advisable and fair to, and in the best interests of, Regional and its shareholders.
The foregoing discussion of the information and factors considered by the Regional Board in reaching its conclusion and recommendation is not intended to be exhaustive but includes the material factors considered by the Regional Board. In view of the wide variety of factors considered in connection with its evaluation of the merger agreement and the other transaction documents and the transactions contemplated thereby, and the complexity of these matters, the Regional Board did not find it practicable to, and did not attempt to, quantify, rank, or assign any relative or specific weights to the various factors considered in reaching its determination and making its recommendation. In addition, individual directors may have given different weights to different factors. The Regional Board considered all of the foregoing factors as a whole and based its recommendation on the totality of the information presented.
The foregoing discussion also contains forward-looking statements with respect to future events that may have an effect on Regional’s business, financial condition or results of operations or the future financial performance of the surviving company of the merger. See the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 49 and “Risk Factors” beginning on page 51.
SunLink’s Reasons for the Merger; Recommendation of the SunLink Board of Directors
The SunLink Board unanimously recommends that holders of shares of SunLink common stock vote “FOR” the SunLink merger proposal, “FOR” the SunLink advisory compensation proposal and “FOR” the SunLink adjournment proposal.
The SunLink Board established the SunLink strategic planning committee on September 15, 2008. The members of the SunLink strategic planning committee are three independent, non-management directors of SunLink: Dr. Steven J. Baileys (Chairman), Gene E. Burleson, and C. Michael Ford. The purpose of the SunLink strategic planning committee is to assist the SunLink Board and SunLink’s Chief Executive Officer in oversight of SunLink’s long-term strategy development and implementation. The SunLink strategic planning committee is required to consist of at least two members of the SunLink Board who are independent pursuant to the rules of NYSE American. The SunLink strategic planning committee is composed of all of the non-management directors of the SunLink Board. As set forth in the charter for the SunLink strategic planning committee, which is available on the internet at https://www.sunlinkhealth.com/?page_id=75, the SunLink strategic planning committee’s responsibilities are advisory and limited to oversight. Accordingly, the SunLink strategic planning committee has no specific veto powers. It is not the duty of the SunLink strategic planning committee to develop SunLink’s strategic plan or implement any such plan. The SunLink strategic planning committee is expected to continue in existence until the closing of the merger. Directors on the SunLink strategic planning committee are not paid special compensation for their services; although for fiscal 2024, which began July 1, 2023 and ended June 30, 2024, and fiscal 2025 through November 2024, all of SunLink’s non-management directors received one-time bonus payments for their services as follows: $25,000 for each independent director other than Mr. Ford whose bonus was fixed at $50,000, The bonuses took into account and reflected the time spent by the SunLink Board members in connection with asset dispositions effected by SunLink in fiscal 2024 and 2025 through the date of such payments and in connection with exploration of various other strategic transactions with possible candidates for a combination and extensive diligence and negotiations with such candidates. Payment of the bonuses was not contingent on successful negotiations with Regional. See “Background of the Merger”.
The SunLink strategic planning committee may recommend for approval by the SunLink Board actions that address SunLink’s strategic initiatives, including but not limited to, solicited and unsolicited takeover offers for SunLink. Pursuant to guidelines established by the SunLink Board, the SunLink strategic planning committee is empowered to review offers to purchase more than 20% of the outstanding shares of SunLink common stock and provide analysis to the SunLink Board in connection with the evaluation of any such offers by the full SunLink

Board. The Lenox Group was retained by the SunLink strategic planning committee to perform a valuation analysis in connection with the merger and, upon the SunLink strategic planning committee’s request, to render its fairness opinion to the SunLink strategic planning committee in connection therewith.
At a meeting held on April 8, 2025, the SunLink Board unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, SunLink and its shareholders; (ii) adopted the merger agreement; (iii) approved the merger; (iv) directed that the merger agreement, the merger and the transactions contemplated thereby be submitted to SunLink’s shareholders for approval; and (v) resolved to recommend approval of the merger agreement, the merger and the transactions contemplated thereby by SunLink’s shareholders.
The SunLink Board’s decisions were based on a number of factors, including the following (which are not necessarily presented in order of relative importance):
•
the SunLink strategic planning committee’s and the SunLink Board’s thorough review, together with its financial and legal advisors, of the structure of the merger and the financial and other terms of the merger agreement (including SunLink’s representations, warranties and covenants, the conditions to its obligations, and the termination provisions and related reimbursement fee, as well as the likelihood of consummation of the merger and likely time period necessary to close the merger) and the terms of the other transactions contemplated by the transaction documents, including the obligation to repurchase certain shares of Regional Series D preferred stock;

•
the fact that the exchange ratio and the other terms of the merger agreement resulted from arms’-length negotiations between the SunLink Board and its legal and financial advisors, on the one hand, and the Regional Board and its legal and financial advisors, on the other hand;

•	its understanding of Regional and Regional’s business, financial position, financial performance, and results of operations;
•	the fact that the merger is expected to result in more trading liquidity for Regional common stock to be received in the merger than exists for SunLink common stock;
•	the historical and then-current trading prices and volumes of the Regional common stock and SunLink common stock;
•	the fact that the Supporting Regional Shareholders and the Supporting SunLink Shareholders agreed to enter into the support and lock-up agreements in connection with the merger;
•	the financial analyses reviewed and discussed with the SunLink strategic planning committee and the SunLink Board by representatives of The Lenox Group; and
•
the fact that the merger is intended to qualify as a “reorganization” for U.S. federal income tax purposes, as described in more detail in “Material U.S. Federal Income Tax Consequences of the Merger.”

In the course of its deliberations, the SunLink Board was also mindful of a variety of risks, uncertainties, and other potentially negative factors, including the following (which are not necessarily presented in order of relative importance):
•	the risk that the full strategic and financial benefits expected to result from the merger may not be realized fully or at all or may take longer to realize than expected;
•
the risk that the merger may not be completed in a timely manner or at all, including the risk that the failure to complete the merger could cause SunLink to incur significant expenses and lead to negative perceptions among investors;

•
the fact that a portion of the consideration to be received by holders of SunLink common stock will consist of shares of Regional common stock based on a fixed exchange ratio that the value of the consideration to be received by SunLink shareholders may increase or decrease between signing and closing as a result of changes in the trading price of the Regional common stock and SunLink common stock;

•	the fact that not all of the conditions to the completion of the merger, including the receipt of any necessary third party and regulatory approvals, are within the parties’ control;

•	the possibility that regulatory approvals that may be necessary or desirable to consummate the merger may not be obtained in a timely manner or on terms that are satisfactory to the parties;
•
the substantial costs to be incurred by SunLink in connection with the merger and the negotiation of the transaction documents, including in connection with any litigation that may result from the announcement or pendency of the merger, some of which may be payable regardless of whether the merger is consummated, and the impact of such costs on SunLink’s financial position;

•
the restrictions set forth in the merger agreement on the conduct of SunLink’s business prior to completion of the merger, which require SunLink to refrain from taking certain actions, subject to specified limitations, which could delay or prevent SunLink from undertaking certain transactions pending completion of the merger;

•
the fact that the merger agreement provides for the reimbursement of certain fees up to $250,000 that would become payable by SunLink under certain circumstances pursuant to the SunLink change of board recommendation termination right or the SunLink breach termination right; and

•
the various other applicable risks associated with Regional and SunLink and the merger, including the risks described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”

The SunLink Board determined that the risks and potentially negative factors associated with the merger were outweighed by the potential benefits of the merger and determined that the merger agreement and the other transaction documents to which SunLink is a party and the transactions contemplated thereby are advisable and fair to, and in the best interests of, SunLink and its shareholders.
The foregoing discussion of the information and factors considered by the SunLink Board in reaching its conclusion and recommendation is not intended to be exhaustive but includes the material factors considered by the SunLink Board. In view of the wide variety of factors considered in connection with its evaluation of the merger agreement and the other transaction documents and the transactions contemplated thereby, and the complexity of these matters, the SunLink Board did not find it practicable to, and did not attempt to, quantify, rank, or assign any relative or specific weights to the various factors considered in reaching its determination and making its recommendation. In addition, individual directors may have given different weights to different factors. The SunLink Board considered all of the foregoing factors as a whole and based its recommendation on the totality of the information presented.
The foregoing discussion also contains forward-looking statements with respect to future events that may have an effect on SunLink’s business, financial condition or results of operations or the future financial performance of the surviving company of the merger. See the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 49 and “Risk Factors” beginning on page 51.
Opinion of SunLink Strategic Planning Committee’s Financial Advisor
The Lenox Group was retained by the SunLink strategic planning committee to perform a valuation analysis in connection with the merger and, upon the SunLink strategic planning committee’s request, to render its fairness opinion to the SunLink strategic planning committee in connection therewith.
At a meeting of the SunLink Board on November 15, 2024, The Lenox Group rendered its oral opinion, to the SunLink strategic planning committee and the SunLink Board to the effect that, as of November 12, 2024 and based upon and subject to, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by The Lenox Group in connection with the opinion (which are stated in its written opinion), the merger consideration was fair to the holders of SunLink shares from a financial point of view.
In light of the passage of time, the suspension of Regional’s common stock trading on the NYSE American, and the proposed entry of SunLink and Regional into the merger agreement, SunLink elected to have The Lenox Group update the effective date of The Lenox Group’s opinion to a later date. The Lenox Group updated its analysis and again rendered its oral opinion, to the SunLink strategic planning committee and the SunLink Board on April 8, 2025, that as of March 4, 2025 and based upon and subject to, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by The Lenox Group in connection with the opinion (which are stated in its written opinion), the merger consideration was fair to the holders of SunLink shares from a financial point of view, and subsequently confirmed its oral opinion in a written opinion dated March 4, 2025. For purposes of The Lenox Group’s analysis and opinion dated as of March 4, 2025, in the form originally delivered to the SunLink strategic planning committee and the SunLink Board, The Lenox Group increased the merger consideration for, and included as part of the merger consideration, the amount of an anticipated SunLink special cash dividend equal to $0.10 per share of SunLink common stock.
At SunLink’s request, The Lenox Group subsequently revised its analysis and written opinion dated March 4, 2025, so that such analysis and opinion did not include the amount of any anticipated SunLink special cash dividend as part of the merger consideration in determining whether the merger consideration was fair to the holders of SunLink shares from a financial point of view. The Lenox Group’s written opinion dated March 4, 2025 (as revised), provides that, as of March 4, 2025 and based upon and subject to, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by The Lenox Group in connection with the opinion (which are stated in its written opinion), the merger consideration (which does not include the amount of any anticipated SunLink special cash dividend) was fair to the holders of SunLink shares from a financial point of view.
The full text of The Lenox Group’s written opinion delivered to the SunLink strategic planning committee and the SunLink Board, dated March 4, 2025 (as revised), is attached as Annex D to this joint proxy statement/prospectus and incorporated herein by reference. The Lenox Group’s written opinion has been provided by The Lenox Group at the request of the SunLink strategic planning committee and is subject to, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by The Lenox Group in connection with the opinion (which are stated therein). You are encouraged to read The Lenox Group’s written opinion carefully and in its entirety. The Lenox Group provided its opinion to the SunLink strategic planning committee and the SunLink Board, in its capacity as such, in connection with and for purposes of its evaluation of the merger only and The Lenox Group’s opinion does not constitute a recommendation as to any action the SunLink strategic planning committee or the SunLink Board should take with respect to the merger or how any SunLink shareholder should vote or act with respect to the merger or any other matter. The summary of The Lenox Group opinion contained in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of The Lenox Group’s written opinion.
The Lenox Group did not recommend that any specific consideration would constitute appropriate consideration in the merger. The type and amount of consideration payable in the merger was determined through negotiations between Regional and SunLink, rather than by The Lenox Group, and was approved by the SunLink Board. The decision to enter into the merger agreement was solely that of the SunLink Board. The Lenox Group’s opinion and analyses were only one of many factors considered by the SunLink Board in its evaluation of the merger and the merger consideration and should not be viewed as determinative of the views of the SunLink Board or management with respect to the merger or the merger consideration provided for in the merger agreement.
Summary of the Financial Analysis of The Lenox Group
The summary of the financial analysis described in this “– Opinion of SunLink Strategic Planning Committee’s Financial Advisor” is a summary of the material financial analysis provided by The Lenox Group in connection with its written opinion, dated March 4, 2025 (as revised).
The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by and underlying The Lenox Group’s opinion, nor does the order of the financial analysis described represent the relative importance or weight given to the financial analyses performed by The Lenox Group. The preparation of a financial opinion is a complex analytical process involving certain determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. In arriving at its opinion, The Lenox Group did not draw, in isolation, conclusions from or with regard to any factor or analysis that it considered. Rather, The Lenox Group made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses.
In performing its analyses, The Lenox Group made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of SunLink or Regional. None of SunLink, Regional or any of their respective affiliates or The Lenox Group or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of SunLink do not purport to be appraisals or reflect the prices at which SunLink may actually be sold. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty.
Valuation of SunLink
Going Concern and Discounted Cash Flow Analysis
Other than the discounted cash flow analysis discussed below, The Lenox Group did not perform, nor did SunLink management perform any specific analysis to determine the going concern value of SunLink because of the difficulty and speculative nature of such determination. Going concern value is often referred to as the “fair value” of the corporation as a whole, which is sometimes called its “enterprise value.” Phrased another way, going concern value is the value of a company as an operating venture. The difference between the liquidation value and the going-concern value is the value of intangibles associated with the running of the business, such as goodwill and intellectual property, and the value of future earnings from continuing operations. SunLink’s intellectual property consists largely of operating manuals and policies that are not unique in the healthcare and pharmacy industries and its electronic records systems that are not proprietary to SunLink or its subsidiaries. Accordingly, the SunLink strategic planning committee and the SunLink Board did not believe any specific going concern value would exceed a range between recent market prices and recent book values of the shares, each of which is disclosed in this joint proxy statement/prospectus. Further, traditional valuation techniques are built on the assumption of a going concern, i.e., a business that has continuing operations and where there is no significant threat to those operations. The SunLink strategic planning committee and the SunLink Board were both aware of the concern of SunLink’s management about the ability of SunLink to sustain the expenses of being a public company based only on the revenues from the operations of SunLink’s pharmacy business.
SunLink believes many analysts implicitly consider discounted cash flow valuations to be a going concern valuation, this going concern assumption finds its place most prominently in the terminal value calculation, which usually is based upon an infinite life and ever-growing cash flows also referred to as a “perpetuity growth model.”
The Lenox Group performed a discounted cash flow analysis of the projected unlevered free cash flows of the SunLink business. In performing such analysis:
•
A discounted cash flow analysis was performed based on both a perpetuity growth model and an exit model. The Lenox Group calculated terminal value both by capitalizing SunLink’s cost of capital less estimated perpetuity growth, and by calculating the estimated enterprise value from application of an exit EBITDA multiple.

•	For calculations utilizing the perpetuity growth method the perpetuity growth rates assumed by The Lenox Group in its professional judgment ranged from 2.5% to 4.5%.
•
Projected cash flows were estimated by calculating the estimated present value of the stand-alone unlevered, after-tax free cash flows that SunLink was forecasted to generate during the full fiscal years beginning with the fiscal year ending June 30, 2025, and ending with the fiscal year ending June 30, 2029, based on internal estimates of SunLink’s management.

•
Projected free cash flows were discounted to their present value using a discount rate reflective of relative risk of SunLink’s cash flows. The Lenox Group discounted the estimated free cash flows and terminal value at a weighted average cost of capital (WACC) ranging between 18.1% to 22.1%, derived from a capital asset pricing model.

•
Terminal value under the existing multiple, based on a terminal year EBITA of $641 and an exit multiple of 5X, yielded a terminal value or $3,406 which was then discounted to present value using a discount rate of 0.40 resulting in a negative enterprise value. For perpetuity method, terminal year free cash flow of ($1,359) at an assumed growth rate of 3.7% yielded a negative terminal value of ($8,608) and also resulted in a negative enterprise value.

•	The discount rate also considered macro-economic assumptions, estimates of risk, opportunity cost of capital, expected returns, and other factors deemed appropriate by The Lenox Group.
•
The Lenox Group utilized and relied upon projections prepared for the fiscal years ending June 30, 2024 - 2029 prepared alongside management in 2023, as well as discussions with SunLink management, a review of historical financial performance, macroeconomic trends, and other factors in developing the discounted cash flows analysis. Subsequent to the preparation of the original projections, SunLink did not update such projections or prepare new projections, and The Lenox Group made no adjustment for actual results for the nine months ended March 31, 2025.

•
Net operating loss carryforwards, referred to as NOLs, of $29,217,000 at March 31, 2025 were valued at zero because SunLink’s management does not expect any of the NOLs will be utilized by SunLink to reduce future Federal and state taxes, based on discussions in SunLink’s public filings and/or internal estimates of SunLink’s management. The principal negative evidence that led SunLink to determine that all the deferred tax assets should have full valuation allowances was historical tax losses and the projected current fiscal year tax loss for the year ending June 30, 2025. For purposes of evaluating SunLink’s valuations allowances, SunLink’s history of losses represents significant historical negative evidence and SunLink has not recognized any of its federal income tax net operating loss carry-forwards since June 30, 2017.

Based on a discounted cash flow exit model, The Lenox Group calculated an implied price per share for SunLink’s stock based on three methods: an exit multiple method and a perpetuity growth method. The discounted cash flow analysis based on the “exit multiple” method and the “perpetuity growth” method both yielded a negative valuation enterprise value. The implied equity value under the “exit multiple” method yielded a value of $0.56 per share based largely on the positive difference between SunLink’s cash on hand compared to its estimated negative enterprise value and indebtedness.
In performing its discounted cash flow analysis, The Lenox Group considered certain financial projections. These financial projections were initially prepared in November 2023 by SunLink and The Lenox Group in connection with SunLink’s engagement of The Lenox Group to value SunLink’s pharmacy business. See “– Miscellaneous – The Lenox Group.” These financial projections were then updated in June 2024, November 2024, and March 2025, in connection with the SunLink strategic planning committee retaining The Lenox Group to perform a valuation analysis in connection with the merger and to render its fairness opinion to the SunLink strategic planning committee in connection therewith. These financial projections, as so updated, covered fiscal years 2025 through 2029 (as so updated, the “Projections”). The Lenox Group utilized the most recent version of the Projections prepared in March 2025 and the Projections were not updated for any information for the period ending March 31, 2025. The Projections included information with respect to projected positive or negative: sales growth; cost of goods sold; gross profit; gross margin; selling, general & administrative expense, EBIT and EBIT Margin (in each case as defined for purposes of the projections); EBITDA (as defined for purposes of the projections); adjustments to EBITDA for taxes, capital expenditures, and changes to net working capital; and unlevered free cash flow.
SunLink does not, as a matter of course, publicly disclose long-term forecasts or internal projections as to future performance or results of operations given the inherent unpredictability of underlying assumptions and projections. However, SunLink management prepares and updates financial projections annually for use by SunLink management and the SunLink Board in evaluating SunLink’s annual budget, operations, and potential strategic alternatives. SunLink’s management also periodically prepares and updates longer range financial projections as needed. A summary of the Projections was prepared in connection with the evaluation of the fairness of the merger consideration and was provided to, and reviewed with, the SunLink strategic planning committee and the SunLink Board, and also was provided to The Lenox Group. Financial measures included in forecasts provided to a financial advisor and used in connection with a business combination transaction are not non-GAAP financial measures and therefore not subject to Item 10(e) of Regulation S-K and Regulation G, if and to the extent:
The financial measures were included in forecasts provided to The Lenox Group for the purpose of rendering an opinion that is materially related to the business combination transaction; and the forecasts are being disclosed in order to comply with Item 1015 of Regulation M-A or requirements under state, including case law, regarding disclosure of the financial advisor’s analyses or substantive work.

The summary of the Projections set forth below is included solely to give SunLink’s shareholders insight about certain non-public information considered by the SunLink strategic planning committee and the SunLink Board and provided to The Lenox Group, and is not included in this joint proxy statement/prospectus in order to influence any SunLink shareholder as to how to vote on the merger agreement, how to evaluate the fairness of the merger consideration or for any other purpose, including whether or not to seek appraisal rights with respect to the SunLink shares. The Projections were not prepared with a view toward public disclosure, or with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or United States generally accepted accounting principles (“GAAP”). The Projections included non-GAAP financial measures under SEC rules, including SunLink’s earnings before interest expense, interest income, income taxes, depreciation, and amortization (“EBITDA”). This information should not be considered in isolation or in lieu of SunLink’s publicly available operating and other financial information determined in accordance with GAAP. In addition, because non-GAAP financial measures are not determined consistently by all entities, the non-GAAP measures presented in the Projections may not be comparable to similarly titled measures of other companies. Neither SunLink’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information included below, or expressed any opinion or any other form of assurance on such information or its achievability.
The Projections reflect SunLink management’s subjective judgment and, therefore, are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the Projections constitute forward-looking information and are subject to risks and uncertainties that could cause the actual results, levels of activity, performance, or achievement to be materially different from those expressed or implied by the Projections. The Projections reflected SunLink management’s views about future events at the time the Projections were made, are based on assumptions, and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance, if any, on the Projections. SunLink’s actual results may differ materially from those anticipated in the Projections as a result of various factors, including, but not limited to, those factors listed in SunLink’s Annual Report on Form 10-K for the year ended June 30, 2024, and its Quarterly Reports on Form 10-Q for the periods ended September 30, 2024, December 31, 2024 and March 31, 2025, under the headings “Forward-Looking Statements” and “Risk Factors” and in the this joint proxy statement/prospectus under the heading “Cautionary Statement Regarding Forward-Looking Statements”. The Projections cannot, therefore, be considered in any way a guaranty of future operating results, and they should not be relied upon as such.
The inclusion of the summary of the Projections should not be regarded as an indication that SunLink, Regional or any of their respective affiliates, advisors or other representatives then considered, or now considers, such Projections to be material information of SunLink or necessarily predictive of actual future events, and this information should not be relied upon as such. SunLink views the Projections as non-material because of the inherent risks and uncertainties associated with such long-range forecasts. Neither SunLink nor any of its affiliates intends to, and each of them disclaims any obligation to, update or revise the Projections.
The Projections summarized below should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding SunLink contained in SunLink’s public filings with the SEC. The Projections do not take into account any circumstances or events occurring after the date they were prepared, including the merger. Further, the Projections do not take into account the effect of any failure of the merger to be consummated and should not be viewed as doing so. SunLink shareholders are cautioned not to place undue, if any, reliance on the Projections included in this joint proxy statement/prospectus.
Projections

FYE June 30	2025E	2026E	2027E	2028E	2029E
Sales	$34,416	$36,722	$38,632	$40,061	$41,543
Sales Growth	6.1%	6.7%	5.2%	3.7%	3.7%
Cost of Goods Sold	19,392	20,599	21,574	22,272	22,992
Gross Profit	15,025	16,123	17,058	17,789	18,552
Gross Margin	43.7%	43.9%	44.2%	44.4%	44.7%
Selling, General & Administration	16,069	16,814	17,340	17,621	17,899
Depreciation	1,445	1,542	1,622	1,682	1,745

FYE June 30	2025E	2026E	2027E	2028E	2029E
EBIT	(2,489)	(2,233)	(1,905)	(1,514)	(1,092)
EBIT Margin	(7.2%)	(6.1%)	(4.9%)	(3.8%)	(2.6%)
EBITDA	(1,044)	(691)	(282)	168	653
Less: Taxes	—	—	—	—	—
Less: CAPEX	(1,451)	(1,549)	(1,629)	(1,689)	(1,752)
Less: Changes in NWC	1,656	(194)	(355)	(72)	(281)
Unlevered Cash Flow	$(839)	$(2,434)	$(2,267)	$(1,593)	$(1,380)

The Projections were prepared assuming SunLink is able to, and obtains the necessary capital resources to remain an independent business enterprise and based on the following assumptions:
•	estimated revenues were based on a historical and projected analysis of future sales of SunLink’s products and services;
•	sales and marketing expenses would accelerate to support growth;
•	cost of goods sold and capital expenditures (“CAPEX”) would increase;
•	net working capital (“NWC”) would decrease;
•	SunLink would remain a publicly traded company and would incur the costs of remaining publicly traded throughout the projection periods;
•	would not engage in any “going private” transaction; and
•	SunLink would not enter into any strategic transaction with respect to some or all of its operations during the period of the Projections.
Other Information
The Lenox Group observed certain additional factors including the following:
Selected Comparable Companies Analysis
The Lenox Group performed a “comparable companies” analysis. In relative valuation, going concern assumptions often show up implicitly in how a company is valued based upon how other companies, which may be healthier, are priced by the market. In performing such analysis:
•
The Lenox Group, utilizing its professional judgment, selected eleven publicly traded companies which operate across durable medical equipment, pharmacies, and healthcare technology sectors DME (AdaptHealth, VieMed, Infusystem Holdings), Pharmacy (CVS Health, Walgreens Boots Alliance, CareRx, HealthWarehouse.com), and Healthcare Technology (Cognizant Technology Solutions, DXC Technology, Evolent Health, Omnicell) that The Lenox Group, in its professional judgment, viewed as relevant to the analysis of SunLink’s overall business.

•	Publicly traded companies were then analyzed on trading multiple of enterprise value to sales and enterprise value to EBITDA based on second quarter 2025 trailing twelve months information.
•
The publicly traded companies The Lenox Group deemed relevant for the analysis have a limited level of comparability with the core business operations of SunLink due to a variety of factors including geographical diversification, historical financial performance, end market mix, industry, and market capitalization. In particular, enterprise values, revenues, and EBITDA varied substantially from SunLink both within the durable medical equipment bucket and the pharmacy buckets. Accordingly, The Lenox Group did not estimate a per share value for SunLink’s common stock based on comparable company valuations. Thus, neither the identity of the individual companies nor individual trading multiple of enterprise value to sales nor individual enterprise value to EBITDA metrics were believed to be material to the analysis.

Selected Precedent Transaction Analysis
The Lenox Group performed a precedent transaction analysis. In performing such analysis:

•
The Lenox Group reviewed thirteen publicly disclosed precedent transactions it viewed as relevant to this analysis. Transactions were reviewed across pharmacy (seven) and healthcare technology (six), bucketing the pharmacy transactions into size ranges for transactions under fifty million dollars in total enterprise value (five) and under one hundred million in total enterprise value (two additional transactions for a total of seven). The earliest transaction occurred in March 2015 while the latest transaction occurred in January 2023.

Date	Seller	Acquirer
Pharmacy <50MM Enterprise Value
May 2022	Hogan Pharmacy Partners	CareRX
December 2020	Marley Drug	Medicure
May 2020	Remedy’s Rx	CareRX
November 2017	Salus Pharmacare Inc.	CareRx
February 2017	Affinity Biotech	Diplomat Pharmacy

Pharmacy <100MM Enterprise Value
January 2023	Great Elm Healthcare, LLC	Quipt Home Medical Corp
May 2022	Hogan Pharmacy Partners	CareRX
August 2021	Medical Pharmacies	CareRX
December 2020	Marley Drug	Medicure
May 2020	Remedy’s Rx	CareRX
November 2017	Salus Pharmacare Inc.	CareRx
February 2017	Affinity Biotech	Diplomat Pharmacy
Healthcare Technology
April 2021	Mazik Global	Quisitive Technology Solutions
October 2017	VMC Consulting	Keywords Studios
May 2017	WRB Communications	Diplomat Pharmacy
December 2015	CTI Group Holdings	Enghouse Systems
June 2015	ProSoft Group	Kellton Tech Solutions
March 2015	Physicians Practice Plus	Constellation Healthcare Technologies

•
Where possible, The Lenox Group calculated the implied enterprise value multiples to revenue and EBITDA for each transaction, as well as high and low and mean and median enterprise values for each of the three buckets.

•
SunLink was not and is not directly comparable to the selling companies included in the precedent transactions analysis given the characteristics of its core business operations, and those of the selling company. These factors include historical financial performance, end market mix, industry, and market capitalization. In particular, enterprise values, revenues, and EBITDA varied substantially from SunLink both within transaction size for the two pharmacy company buckets, the healthcare technology bucket, and overall. All of the precedent transactions had positive EBITDA margins, especially in the included healthcare technology precedent transactions. SunLink alone had a negative enterprise value based on sales (0.0x) and the lowest enterprise value based on EBITDA of 0.2x. Accordingly, The Lenox Group did not estimate a per share value for SunLink’s common stock based on precedent transactions.

Ultimately, none of the companies used as comparables in the selected comparable companies analysis were deemed by The Lenox Group to be directly comparable to SunLink, and none of the precedent transactions in the selected precedent transaction analysis were deemed by The Lenox Group to be directly comparable for purposes of valuing SunLink; however, The Lenox Group did conclude that its analysis of long term care transactions was directly comparable for purposes of valuing Regional.
Liquidation Analysis
Although the SunLink strategic planning committee and the SunLink Board considered the question of the potential liquidation value with SunLink management, neither The Lenox Group fairness opinion nor the conclusions of the SunLink strategic planning committee and the SunLink Board with respect to the fairness of the proposed transaction to SunLink’s shareholders was determined with regard to liquidation value. SunLink’s management had noted to the SunLink strategic planning committee and the SunLink Board that a liquidation scenario would entail substantial uncertainty as to the timing and ultimate amount of distributions, the costs of liquidation, and the risks (primarily contingent liabilities from prior SunLink operations and activities) were not subject to reasonable estimation, and a liquidation would result in the loss of SunLink’s NYSE American listing and likely in a very thin trading market pending completion of the liquidation. In addition, SunLink management noted that the timing and price of a sale of SunLink’s business operations would be uncertain, that an announcement that SunLink was seeking shareholder authorization of a liquidation would likely have an adverse impact on sales and vendors, would make it more difficult to retain essential staff, and that significant additional expense likely would be required to retain existing staff or replace departing staff under a liquidation scenario. Accordingly, the merger agreement was authorized without regard to a specific determination of the liquidation value of SunLink.

Neither the SunLink strategic planning committee nor the SunLink Board elected to obtain any appraisals or engage The Lenox Group or any other financial advisors to perform an analysis to determine the liquidation value of SunLink because:
•
there are no pending discussions or proposals for the disposition of SunLink’s remaining pharmacy business or individual pharmacy assets that are believed to be reasonably likely to have a material effect on SunLink’s financial condition and the market price of SunLink’s common stock;

•	SunLink believes that any disposal of either the pharmacy business as a whole or any of the operational lines of SunLink’s pharmacy business will occur, if at all, over time; and
•	of the difficulty and speculative nature of such timing, disposal price, cost of disposal, interim working capital requirements, and similar determinations.
In 2024, SunLink had extensive discussions with a third party, Company B, regarding the sale of its pharmacy business but was unable to reach an agreement with such third party as to price or other terms of a potential transaction. Based on an overture in September 2023 by an investment banker to introduce a buyer of its pharmacy business, in December 2023, SunLink engaged The Lenox Group to perform a valuation of the pharmacy business. Such earlier valuation valued the pharmacy business in a range from $5,277,200 to $6,596,500. However, for many of the same reasons and the same uncertainties, for which The Lenox Group did not conduct a detailed liquidation analysis, The Lenox Group did not employ such analysis in determining the fairness of the merger consideration in the proposed merger. In mid-February, 2025, SunLink received overtures from Company B concerning its renewed interest in the possibility of purchasing SunLink’s pharmacy company and from an individual with a proposal to buy 51% of the SunLink common stock for a price he said would equal $0.91 per share. Both parties were advised to read the No-Shop section of the original merger agreement, and no further written proposals from them were received and such overtures were not considered by The Lenox Group in determining the fairness of the merger consideration in the proposed merger.
In determining not to engage The Lenox Group or any other financial advisors to conduct a detailed liquidation analysis, the SunLink strategic planning committee and the SunLink Board were cognizant of the fact that the potential disposition value of individual assets and/or lines of business within SunLink’s pharmacy operations are influenced by many factors beyond the operating performance of an individual asset or line of business. Such factors include but are not limited to many of the factors described elsewhere in this joint proxy statement/prospectus under “Forward-Looking Statements.” Additional factors include the number of competitors in the lines of operations in SunLink’s pharmacy business, the service areas of the business or line of operations, the proximity of providers to other existing and potential providers, the demographics of the service area for the lines of business, the financial condition and number of potential acquirers, the market share and/or market domination of competitors for the pharmacy business and its lines of operation, the ease of entry into the market, including the ease of obtaining licenses and other regulatory approvals, the acquisition strategies of competitors, particularly local competitors, the desire of new companies to enter the market area, the availability of capital resources to potential acquirers, and more. Further, the liquidation value of assets can vary significantly depending on the context of their potential disposition.
As noted above, in considering whether to seek a formal liquidation analysis, the SunLink strategic planning committee and the SunLink Board discussed potential liquidation value with SunLink’s management. SunLink’s management informed the SunLink strategic planning committee and the SunLink Board that current, informal estimates by SunLink’s management of such value, based on internal estimates, after taking into account The Lenox Group’s earlier, separate estimate with respect to the pharmacy business, and subject to the issues noted above, of what SunLink management considered might be the potential range for liquidation value for SunLink’s pharmacy business would be between $6.5 million and $8.0 million based in part upon The Lenox Group’s earlier, separate valuation of the pharmacy business, overtures for the pharmacy company from outside potential buyers, variances in estimates of prices obtained from the sale of SunLink healthcare facilities since 2012 versus actual disposition prices obtained, the current and recent operating performance of SunLink’s remaining assets, the cost of extinguishing SunLink’s recorded and contingent liabilities, and the expected decline in cash during a liquidation period, with no point within such range being more probable. SunLink’s management noted that such estimate was based on an assumed liquidation period of 24 months and was after estimates for taxes (and including the utilization of tax net operating losses), transaction costs, and net proceeds and was based on the then current numbers of shares outstanding and the on-going expenses of SunLink, including as a public reporting company. Such estimate included an estimation by SunLink’s management of the cost of potential contingent liabilities that SunLink may have to recognize in the future as a result of its multiple asset sales transactions, two hospital closures, and other known and unknown factors. Such informal estimates of liquidation value were less than the book value per share of SunLink of approximately $2.00 as of December 31, 2024 but higher than recent market prices for SunLink common stock. SunLink’s management cautioned that such estimate was extremely informal and subject to material adverse changes due to non-financial factors, such as the loss of key staff, which could have a potentially material adverse but impact on sales and costs but which would be difficult or impossible to quantify in advance was not intended to be relied upon by any third parties, and that ultimately any liquidation may result in a liquidation value that falls materially outside the range estimated above. SunLink’s management further noted that, unlike a merger transaction, any such liquidation would not offer any potential increase in value.
Given the many uncertainties associated with an estimate of potential liquidation valuation, the SunLink strategic planning committee and SunLink Board did not believe that an update to The Lenox Group’s earlier, separate valuation of the pharmacy business or any third-party liquidation analysis would provide greater insight compared to SunLink management’s informal assessment. Likewise, for the reasons noted above, the SunLink strategic planning committee and the SunLink Board did not consider that such informal estimates were particularly relevant to the fairness of the proposed merger consideration and, were, at best, simply one of several factors to be considered in evaluating the fairness of the proposed merger.
Valuation of the Merger Consideration
The Lenox Group evaluated the value of the merger consideration based on a “Risked Offer Price” and an “Unrisked Offer Price” basis.
Risked Offer Price was equal to the market value of the Regional common stock to be received plus the present value of the Regional Series D preferred stock to be received as calculated by The Lenox Group. The Risked Offer Price represents a ~52% premium to the closing SunLink share price prior to announcement, and a ~74% premium to the trailing twelve-month average SunLink share price as of the day prior to the initial announcement.
The market value of the Regional common stock was based on the closing price for such stock on March 4, 2025. No adjustment in the Risked Offer Price was made for potential adjustments to the conversion ratio due to an inability of Regional to cause the Regional common stock or the Regional Series D preferred stock to be listed on the NYSE American, even though such failure would reduce the number of shares of Regional preferred stock necessary to convert such shares into Regional common stock. The Lenox Group did evaluate various discount rates selected by The Lenox Group in its professional judgment in valuing the Regional Series D preferred stock.
Range of Risked Offer Prices:
•	24.6% weighted average discount rate implies a $1.38 per share Risked Offer Price
•	37.3% weighted average discount rate implies a $0.99 per share Risked Offer Price.
•	50.1% weighted average discount rate implies a $0.76 per share Risked Offer Price.
“Unrisked Offer Price” is equal to the market value of the Regional common stock to be received plus the stated value of the Series D Preferred based upon its liquidation preference. No adjustment was made for potential costs and uncertainties in connection with either a sale of Regional or the liquidation of its business. The Unrisked Offer Price represents ~a 204% premium to the closing SunLink share price prior to announcement.
Except for changes attributable to changes in SunLink Cash, the ratio of 1.1330 shares of Regional common stock and one share of Regional Series D preferred stock for each five shares of SunLink common stock, which is referred to in this joint proxy statement/prospectus as the exchange ratio, is fixed, which means that it will not change between now and the date of the merger, regardless of whether the market price of shares of either the Regional common stock or SunLink common stock changes. Therefore, the value of the merger consideration will depend on the closing price of the Regional common stock and the value ascribed to the Regional Series D preferred stock at the time SunLink shareholders receive shares of Regional common stock and Regional Series D preferred stock in the merger.

Value of Regional Common Stock
The Lenox Group initially valued the Regional common stock at $1.67 per share based on the closing price for the Regional common stock on November 11, 2024. In its updated opinion dated March 4, 2025, The Lenox Group valued the Regional common stock at $1.17 per share based on the last reported trade of the Regional common stock on the OTC Pink Open Market on March 4, 2025. Over-the-market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. Subsequent to such date, on March 24, 2025, the Regional common stock, which had been available for limited trading on the OTC Pink Open Market began trading on the OTCQB, also called the OTC Venture Market.
Value of Regional Series D Preferred Stock
Risked Price Basis
The Lenox Group valued the Regional Series D preferred stock on a risked price basis at an implied present value of $5.57 per share. In determining such value, The Lenox Group calculated the present value of the 8% dividend rate from an assumed issue date of March 31, 2025 through the mandatory redemption date of December 31, 2029, to determine a total cash flow and applied a discount factor of 55.4% to the Series D liquidation preference. Individual cash flows to the mandatory redemption date were also subject to discount factors of 1.00 for the earliest cash flows to 0.35 for the period ending with the mandatory redemption date. The effect of such discounts was to reduce the value of the Regional Series D preferred stock on a risked price basis from its stated $12.50 liquidation preference to $5.57 per share. Such risked price valuation is not directly comparable to the risked price basis calculation in The Lenox Group’s initial opinion, which had reduced the value of the Regional Series D preferred stock on a risked price basis from an assumed $8.50 liquidation preference to $1.46 per share. Such earlier analysis had utilized a different stated liquidation preference for the Regional Series D preferred stock of only $8.50 per share (which was the proposed liquidation price at the time of The Lenox Group’s earlier analysis before SunLink negotiated an increase to $10.00 per share and then $12.50 in the merger agreement).
Unrisked Price Basis
In its updated opinion, The Lenox Group valued the Regional Series D preferred stock on an unrisked price basis at its stated value basis on the proposed liquidation preference of $12.50 per share. Such stated value analysis made no adjustment for Regional’s ability to pay such liquidation preference in the event of an immediate liquidation after taking into account Regional’s other obligations including any obligations on Regional’s outstanding preferred stock with liquidation rights ranking senior to or pari passu with the Regional Series D preferred stock. As of the date of The Lenox Group’s analysis, the date of the execution of the merger agreement, and the date of its updated opinion, there were no accrued but unpaid dividends on any outstanding Regional preferred stock.
Value of Merger Consideration
Risked Price Basis
Based on the closing price of a share of Regional common stock on the NYSE American of $1.55 on January 3, 2025, the last trading day prior to the initial public announcement of the merger by Regional and SunLink, and assuming an implied value for the Regional Series D preferred stock on a risked price basis equal to $5.57 per Series D share, the merger consideration represented approximately $1.47 per share of SunLink common stock.
Based on the closing price of a share of Regional common stock on the OTC Venture Market of $2.60 on June 20, 2025, the most recent practicable trading day prior to the date of this joint proxy statement/prospectus, and assuming a value for the Regional Series D preferred stock on a risked price basis equal to $5.57 per Series D share, the merger consideration represents approximately $1.70 per share of SunLink common stock. Over-the-market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.
Unrisked Price Basis
Based on the closing price of a share of Regional common stock on the NYSE American of $1.55 on January 3, 2025, the last trading day prior to the initial public announcement of the merger by Regional and

SunLink, and assuming an implied value for the Series D preferred stock on an unrisked price basis equal to the then assumed liquidation preference of $12.50 per Series D share under the Revised Merger Agreement, the merger consideration represents approximately $2.85 per share of SunLink common stock.
Based on the proposed liquidation preference of $12.50 per share and the closing price of a share of Regional common stock on the OTC Venture Market of $2.60 on June 20, 2025, the most recent practicable trading day prior to the date of this joint proxy statement/prospectus, and assuming a value for the Series D preferred stock on an unrisked price basis equal to the liquidation preference of $12.50 per Series D share, the merger consideration represents approximately $3.09 per share of SunLink Common Stock. Over-the-market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.
Other Considerations
The Lenox Group noted that each three (3) shares of Regional Series D preferred stock are also immediately convertible into 1.1330 shares of Regional common stock but did not value the merger consideration based on an immediate conversion of the Regional Series D preferred stock. If the Regional Series D preferred stock was valued solely on an as converted basis without regard to any of its other rights and such the value of the Regional common stock of $1.55 as of January 3, 2025 the last trading day prior to the initial public announcement of the merger by Regional and SunLink, and $2.60 as of June 20, 2025, the most recent practicable trading day prior to the date of this joint proxy statement/prospectus, the implied value of the merger consideration per share of SunLink common stock would be $0.47 on January 3, 2025, and $0.79 on June 20, 2025, respectively.
Regardless of valuation methodology, the one or two SunLink special cash dividends permitted by the merger agreement are separate from, and in addition to, the merger consideration. The Lenox Group’s analysis noted the permitted amount of the SunLink special cash dividend but did not make any adjustments for the amount of any SunLink special cash dividend. As of the date of this joint proxy statement/prospectus, SunLink anticipates that the amount of the SunLink special cash dividend will be approximately $0.10 per SunLink share.
The Lenox Group performed an alternative valuation of the merger consideration by valuing Regional on the basis of the 1,201 beds in the Regional facilities across a range of per bed values from $65,000 per bed to $95,000 per bed with no value in the range being deemed more probable and without giving any value to the SunLink assets in a combined company.
The Lenox Group performed such alternative valuation based on input from SunLink’s management. SunLink’s management first approached the valuation of Regional on the basis of the per bed value of Regional’s assets and then added Regional’s other assets and deducted Regional’s debt and liabilities together with an estimate of cost to redeem Regional’s preferred stock. SunLink’s management believed that Regional’s valuation on the NYSE American, like SunLink’s, was undervalued, and that merger should be based on net asset values of Regional and SunLink rather than on traded market values. SunLink’s management also believed that the likely “exit strategy” for Regional once its balance sheet was improved would be a purchase by a larger company, and that asset values were a better measure of value in such event. Further, SunLink’s experience with the two nursing homes it sold in 2024 and 2019 indicated that nursing homes were selling at values in excess of values which currently could be achieved from operations, and that Regional presented an opportunity to improve asset values both by improving operations and improving Regional’s balance sheet. The potential merger was presented to the SunLink Board and discussed with Regional on this basis. The per bed value was initially estimated for each Regional facility by SunLink in collaboration with Regional based on facility sale transactions known to them, including SunLink’s previous sales of two nursing homes, and industry knowledge generally available to both SunLink and Regional. SunLink then submitted the estimates of the Regional facility value estimates to a national nursing home broker, who had previously completed two nursing sales for SunLink, for informal guidance and review before finalizing its estimates. The range of SunLink’s average per bed value by nursing home, based on the above sources, was $59,131 to $107,575 per bed, with the highest value ($107,575) being the sale of SunLink’s subsidiary’s nursing home in Mississippi in May 2024, and the lowest value ($59,131) being the average of the low value estimates of one Regional nursing home as estimated by a broker who sold SunLink’s Mississippi nursing home.
The midpoint of the range of values for Regional’s nursing homes was $83,353 and two of Regional’s nursing homes fell above that value while 11 fell below that value. The estimated average values for Regional’s nursing homes, based on the per bed analysis performed by SunLink, were as follows: below $60,000 per bed-4, $60,001-70,000-3, $70,001-80,000-2, and above $80,000-4. In estimating Regional’s enterprise value SunLink’s management determined to use values of $70,000 and $85,000 per bed. The per bed valuation was assumed to represent the Regional enterprise value from which The Lenox Group then subtracted an assumed amount of Regional indebtedness and unrestricted cash derived from Regional’s financial statements dated as of September 30, 2024, and assumed the redemption of Regional’s Series B preferred stock at an assumed cost. Assuming the conversion of Regional Series D preferred stock, resulted in Regional common stock having a positive value at lower per bed valuations. Based on the various inputs, The Lenox Group’s calculation of Regional enterprise values based on per bed values of $65,000 resulted in a value for the merger consideration of $0.57 per share of SunLink common stock. Regional enterprise values based on per bed values of $95,000 per bed resulted in a value for the merger consideration of $3.13 per share of SunLink common stock. Regional enterprise values based on per bed values of $80,000 per bed resulted in a value for the merger consideration of $1.85 per share of SunLink common stock.
Such per bed value analysis made no adjustment for Regional’s ability to pay the Regional Series D preferred stock liquidation preference in the event of a liquidation after taking into account Regional’s other obligations including any obligations on Regional’s outstanding preferred stock with liquidation rights ranking senior to or pari passu with the Regional Series D preferred stock nor did it adjust for any transaction costs for a disposition of Regional’s business either through a sale or liquidation. For values of $80,000 per bed and under, all of the value to SunLink shareholders would be attributable to Regional common stock assuming the conversion of Regional Series D preferred stock.
Although the SunLink strategic planning committee and the SunLink Board considered the various valuation methodologies, including those presented to them by The Lenox Group, neither the SunLink strategic planning committee nor the SunLink Board assigned any particular weight to any particular valuation analysis in connection with the SunLink Board approving the merger agreement on April 8, 2025.
Miscellaneous – The Lenox Group
The Lenox Group is an Atlanta-based boutique investment bank offering a range of investment banking services to its clients. In the course of its investment banking business, The Lenox Group provides financial and strategic advisory services, including the valuation of businesses and their securities in connection with mergers and acquisitions.
In October 2023, SunLink engaged The Lenox Group to provide financial advisory services and perform a valuation of SunLink’s subsidiary, Carmichael’s Cashway Pharmacy, Inc., and its potential value as a stand-alone entity. In connection with such engagement, SunLink paid The Lenox Group $30,000. In the ordinary course, The Lenox Group, as a broker-dealer, and certain of its affiliates, managers, directors and officers have invested or may invest, hold long or short positions and may trade, either on a discretionary or non-discretionary basis, for their own or beneficiaries’ accounts or for those of The Lenox Group’s clients, in the securities (or related derivative securities) of SunLink or Regional.
The SunLink strategic planning committee selected The Lenox Group as its financial advisor in connection with the merger based on The Lenox Group’s reputation, qualifications and experience, as well as The Lenox Group’s value proposition. The Lenox Group is a regional investment banking firm that has experience in transactions similar to the merger.
In connection with the services provided by The Lenox Group to the SunLink strategic planning committee with respect to the merger, SunLink has agreed to pay The Lenox Group $105,000 in the aggregate, all of which has been paid as of the date of this joint proxy statement prospectus. In addition, SunLink has agreed to reimburse The Lenox Group for certain of its expenses incurred in connection with its services and will indemnify The Lenox Group against certain liabilities arising out of The Lenox Group’s engagement. SunLink also previously paid The Lenox Group $30,000 in the aggregate during 2023 and 2024 in connection with The Lenox Group’s valuation of the SunLink pharmacy business. Since at least January 1, 2023, to the knowledge of Regional’s management, Regional has not previously engaged The Lenox Group to perform services for Regional.

Interests of Regional Directors and Executive Officers in the Merger
When considering the recommendation of the Regional Board with respect to the Regional merger proposal and the Regional share issuance proposal, Regional shareholders should be aware that certain of Regional’s directors and executive officers may be deemed to have interests in the merger and the transactions contemplated thereby that are different from, or in addition to, those of Regional shareholders. These interests may present such persons with actual or potential conflicts of interest. The Regional Board was aware of these interests during the deliberations of the merits of the merger, and the transactions contemplated thereby, and in deciding to recommend that you vote for each of the Regional merger proposal, the Regional share issuance proposal and the Regional adjournment proposal.
With respect to the Regional directors and executive officers, areas where their interests may differ from those of holders of shares of Regional common stock in general relate to the indemnification and insurance protections for their service as directors and executive officers pursuant to the Regional organizational documents, indemnification agreements entered into with Regional, Regional’s director and officer liability insurance policies and the merger agreement.
In connection with the merger agreement and the transactions thereunder, Regional will enter into the Morrison amended and restated employment agreement with Brent S. Morrison. The Morrison amended and restated employment agreement shall amend and restate in its entirety that certain Employment Agreement, dated July 1, 2021, by and between Mr. Morrison and Regional. For more details on the Morrison amended and restated employment agreement, see “Other Agreements Related to the Merger-Additional Transaction Agreements.”
Pursuant to the merger agreement, the Regional articles of incorporation and the Regional articles of amendment, at the effective time of the merger, the Regional Board will consist of seven directors, of whom (i) Brent S. Morrison and Kenneth W. Taylor, the Regional Designees and current directors of Regional, have been designated by Regional, (ii) Dr. Steven J. Baileys and Gene E. Burleson, as the SunLink Designees, who have been designated by SunLink, (iii) Scott Kellman and C. Christian Winkle, who have been designated by the mutual agreement of Regional and SunLink, and (iv) Steven L. Martin, a director who has been placed on the Regional Board by the holders of Regional Series B preferred stock pursuant to the Regional articles of incorporation.
Promptly following the effective time of the merger, the Regional Board shall create the Regional special committee of the Regional Board consisting of the two SunLink Designees and the Chief Executive Officer of Regional that will function at any time or from time to time when a Regional Series D preferred stock director is seated on or remains on the Regional Board. The chairman of the Regional special committee shall be elected by majority vote of the members thereof. All actions by the Regional special committee shall be pursuant to the affirmative vote of a majority of the members thereof.
For more details on the governance of the combined company after the merger, see “The Merger—Governance of Regional After the Merger.”
Interests of SunLink Directors and Executive Officers in the Merger
When considering the recommendation of the SunLink Board with respect to the SunLink merger proposal and the SunLink advisory compensation proposal, holders of shares of SunLink common stock should be aware that certain of SunLink’s directors and executive officers may be deemed to have interests in the merger and the transactions contemplated thereby that are different from, or in addition to, those of holders of shares of SunLink common stock, these interests are in addition to any compensation previously received by SunLink directors and executive officers paid in November 2024 in connection with progress achieved pursuant to asset dispositions effected in fiscal 2024 and 2025 through November 8, 2024 and in connection with exploration of various other strategic transactions with possible candidates for a combination and extensive diligence and negotiation to date with such candidates. Payment of the bonuses was not contingent on successful negotiations with Regional. Current interests that are different from, or in addition to, those of holders of shares of SunLink common stock may present such persons with actual or potential conflicts of interest. The SunLink Board and the SunLink strategic planning committee were aware of these interests during the deliberations of the merits of the merger, and in deciding to recommend that you vote for each of the SunLink merger proposal, the SunLink advisory compensation proposal and the SunLink adjournment proposal. These interests include the following:

With respect to the SunLink directors and executive officers, areas where their interests may differ from those of holders of shares of SunLink common stock in general relate to the indemnification and insurance protections for their service as directors and executive officers pursuant to the SunLink organizational documents, indemnification agreements entered into with SunLink, SunLink’s director and officer liability insurance policies and the merger agreement.
Pursuant to the merger agreement, at the effective time of the merger, Mark J. Stockslager, the Chief Financial Officer of SunLink, will serve as the Chief Financial Officer and principal financial officer of the combined company. In connection therewith, Regional shall provide employment, compensation and incentive terms to Mr. Stockslager equivalent to the terms included in that certain Employment Letter, dated April 30, 2001, by and between SunLink and Mr. Stockslager. In addition, pursuant to the merger agreement, at the effective time of the merger, Robert M. Thornton will be Executive Vice President – Corporate Strategy of the combined company. In connection therewith, Regional will enter into the Thornton employment agreement.
Neither Mr. Thornton nor the SunLink Board believed that the contemplated service of Mr. Thornton with Regional after the merger pursuant to the Thornton employment agreement in any way presented a conflict of interest for Mr. Thornton with respect to the consideration of the merits of the proposed merger. First, drafting of the Thornton employment agreement did not begin between Mr. Thornton and Regional until after November 6, 2024, after the terms of the merger agreement had long been under discussion. Second, Mr. Thornton was required to waive changes under his long pre-existing employment agreement with SunLink with respect to his right to change in control compensation. Third, Mr. Thornton’s total compensation under the Thornton employment agreement did not represent a substantial enhancement to his existing compensation with SunLink. Accordingly, the SunLink Board did not seek the recusal of Mr. Thornton from negotiation of the terms of the merger agreement or any vote thereon by Mr. Thornton in his capacity as a SunLink director; nor did Mr. Thornton recuse himself from any deliberations with respect to the potential merger or any vote on the merger agreement.
For more details on the Thornton employment agreement, see “Other Agreements Related to the Merger-Additional Transaction Agreements.”
Pursuant to the merger agreement, the Regional articles of incorporation and the Regional articles of amendment, at the effective time of the merger, the Regional Board will consist of seven directors, of whom (i) Brent S. Morrison and Kenneth W. Taylor, the Regional Designees and current directors of Regional, have been designated by Regional, (ii) Dr. Steven J. Baileys and Gene E. Burleson, as the SunLink Designees, who have been designated by SunLink, (iii) Scott Kellman and C. Christian Winkle, who have been designated by the mutual agreement of Regional and SunLink, and (iv) Steven L. Martin, a director who has been placed on the Regional Board by the holders of Regional Series B preferred stock pursuant to the Regional articles of incorporation.
Pursuant to the Regional articles of amendment, so long as at least 200,000 shares of Regional Series D preferred stock remain outstanding, the holders of Regional Series D preferred stock voting as a separate class at a meeting of such shareholders duly called for that purpose shall be entitled to elect two members of the Regional Board, of which the initial two Regional Series D preferred stock directors shall be the SunLink Designees. If, at any time 200,000 shares of Regional Series D preferred stock remain outstanding, any vacancy in the office of a Regional Series D preferred stock director shall occur, then such vacancy may be filled only by the remaining Regional Series D preferred stock director or by a vote of the holders of record of the outstanding Regional Series D preferred stock at a meeting of such shareholders duly called for that purpose.
Promptly following the effective time of the merger, the Regional Board shall create the Regional special committee of the Regional Board consisting of the two SunLink Designees and the Chief Executive Officer of Regional that will function at any time or from time to time when a Regional Series D preferred stock director is seated on or remains on the Regional Board. The chairman of the Regional special committee shall be elected by majority vote of the members thereof. All actions by the Regional special committee shall be pursuant to the affirmative vote of a majority of the members thereof.
For more details on the governance of the combined company after the merger, see “The Merger—Governance of Regional After the Merger.”

The transactions contemplated by the merger agreement will be a “change in control” for purposes of the SunLink executive compensation and benefit plans and agreements described below.
Certain Assumptions
Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:
•	The effective time of the merger as referenced in this section is August 11, 2025, which is the assumed date of the closing of the merger solely for purposes of the disclosure in this section.
•
The employment of each executive officer of SunLink was terminated by SunLink without “cause” (as such term is defined in the relevant plans and agreements), in each case, immediately following the assumed effective time of the merger.

The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described above, and do not reflect certain compensation actions that may occur before completion of the merger.
Treatment of SunLink Equity-Based Awards
The only outstanding SunLink equity-based awards are 59,000 options to acquire an equal number of shares of SunLink common stock, all of which options are fully vested. Of such options, all are held by current directors of SunLink. Section 1.8 of the merger agreement provides that SunLink will endeavor to ensure by agreement with the option holders or otherwise that the number of shares of SunLink Common Stock issued after the date of the merger agreement and prior to the closing under upon exercise of outstanding options under SunLink’s stock option plan for its directors shall not exceed 100,000 shares without consent of Regional.
Executive Severance Arrangements, New Employment Agreements or Arrangements
Robert M. Thornton, Jr.
Mr. Thornton, Chairman, President, and Chief Executive Officer of SunLink, is currently employed by SunLink under the terms of that certain Amended and Restated Employment Agreement, dated July 1, 2005, by and among SunLink, SunLink Healthcare, LLC and Robert M. Thornton, Jr. (the “Existing Thornton Employment Agreement”). Absent notice, the Existing Thornton Employment Agreement provides for automatic renewal at the end of its then current term for a period of eighteen months. The Existing Thornton Employment Agreement also provides for severance payments upon a change in control, if Mr. Thornton’s employment is thereafter terminated for any reason other than cause or if he terminates his employment within one year of the change in control, he is entitled to (a) thirty months of base pay, to be paid in accordance with the Company’s payroll practices; (b) accrued compensation, including a pro rata portion of any annual bonus for which goals have been proportionately met; (c) health and certain ancillary benefits for twenty four months following termination; and (d) full vesting of any then unvested stock options. Mr. Thornton’s base salary as of the date of this joint proxy statement/prospectus was $378,000 and he had no unvested options. For the current fiscal year of SunLink ending June 30, 2025, bonus amounts payable to Mr. Thornton are based on the judgment of the SunLink compensation committee in its sole discretion.
For an estimate of the amounts that would become payable to Mr. Thornton in respect of his change of control benefits, see “—Quantification of Potential Payments to SunLink’s Named Executive Officers in Connection with the Merger” below.
It is a condition to the Merger Agreement that Regional shall have received a waiver in writing, executed by Robert M. Thornton, Jr., of any severance and change of control provisions under the Existing Thornton Employment Agreement.
In connection with the Merger Agreement and the transactions thereunder, Regional will enter into an Employment Agreement with Mr. Thornton (the “Thornton Employment Agreement”), to be effective as of the Effective Time. For more details on the Thornton employment agreement, see “Other Agreements Related to the Merger-Additional Transaction Agreements.”
The Thornton Employment Agreement provides for a term of 36 months. Pursuant to the Thornton Employment Agreement, Mr. Thornton is entitled to a base salary (the “Thornton Base Salary”) at the gross rate of: (i) $25,000 per month for each of the first 12 consecutive months of the term commencing with the Commencement Date (as defined in the Thornton Employment Agreement); (ii) $20,833 per month for each of the second 12 consecutive months of the term commencing with the first 12-month anniversary of the Commencement Date; and (iii) $15,799 per month for each of the third 12 consecutive months of the term commencing with the second 12-month anniversary of the Commencement Date. The Regional board of directors shall review the Thornton Base Salary at least annually to determine whether in its sole discretion an increase in the Thornton Base Salary would be appropriate. The Thornton Employment Agreement also provides that Mr. Thornton is eligible to receive an annual discretionary bonus during each year of the term on a reasonably comparable basis to the performance criteria the Regional board of directors utilizes with respect to the Regional Chief Executive Officer’s annual discretionary bonus, of which such annual discretionary bonus shall not exceed 62.5% of the Thornton Base Salary.
The Thornton Employment Agreement further provides that, the Regional compensation committee shall authorize, and Regional shall grant to Mr. Thornton, subject to terms and conditions of the related award agreement, an inducement grant of 100,000 restricted shares of Regional Common Stock, which shall vest one third on the Commencement Date, one third on the first 12-month anniversary of the Commencement Date and one third on the second 12-month anniversary of the Commencement Date. The rules of the OTCQB do not require stockholder approval for the inducement grant.
If Mr. Thornton’s employment with Regional shall be terminated during the term (i) by reason of Death (as defined in the Thornton Employment Agreement), or (ii) by Regional due to Mr. Thornton’s Disability (as defined in the Thornton Employment Agreement) or for Cause (as defined in the Thornton Employment Agreement), Regional shall pay to Mr. Thornton or his heirs within 30 days after the termination date a lump sum cash payment equal to the Thornton Accrued Compensation to which Mr. Thornton is entitled. “Thornton Accrued Compensation “ shall mean (i) an amount of unpaid Thornton Base Salary earned through the termination date; (ii) annual bonus for any completed calendar year and the portion of annual bonus for the current calendar year to the extent earned (i.e. to the extent the applicable annual goals or performance measures relevant to Mr. Thornton or Regional as a whole have been proportionally achieved or accomplished to termination date) but not yet paid; and (iii) reimbursement for unpaid reasonable and necessary business expenses incurred and substantiated by Mr. Thornton on behalf of Regional or its subsidiaries during the period ending on the termination date, in accordance with Regional’s policy.
If Mr. Thornton’s employment is terminated by Regional for any reason other than for Cause within one year after a Change in Control (as defined in the Thornton Employment Agreement), then, contingent upon Mr. Thornton’s signing a general release, Mr. Thornton shall receive from Regional (i) an aggregate of $300,000 (minus applicable tax withholdings) to be paid in substantially equal monthly installments over the Severance Period in accordance with the normal payroll schedule of Regional; (ii) a lump sum an aggregate gross amount equal to one year’s Thornton Base Salary at the then-current rate earned for that year payable in monthly installments beginning on the first regular payroll period immediately following the end of the Severance Period; (iii) Thornton Accrued Compensation within 30 days after the termination date in a lump sum, including without limitation, a pro rata portion of any accrued but unpaid annual bonus for which performance goals have been achieved; (iv) the balance of certain other benefits as set forth in the Thornton Employment Agreement for 24 months following termination, subject to the terms and conditions of such plans and programs; and (v) Mr. Thornton’s unvested awards under Regional’s equity plans (whether such plans are in effect now or in the future) (if any) shall vest (as well as any unvested portion of the inducement grant), and shall be exercisable pursuant to the terms of the applicable equity plans and award agreement. “Severance Period” shall mean and include the time remaining in the balance of the term immediately prior to termination.
If Mr. Thornton’s employment with Regional is terminated during the term by Regional other than for Death, Disability, or Cause, then, contingent upon Mr. Thornton’s signing a general release, Mr. Thornton shall receive monthly severance payments with such monthly severance payment equal to the product of (x) an amount equal in the aggregate to the number of months (rounded up to the nearest whole month) remaining in the Severance Period times (y) the then applicable monthly rate of Thornton Base Salary, to be paid in substantially equal monthly installments in accordance with the normal payroll schedule of Regional beginning with the termination date for and over the Severance Period. If Mr. Thornton voluntarily resigns, the foregoing aggregate amount shall be reduced by 20%.

Pursuant to the Thornton Employment Agreement, (i) during the employment term and for six months thereafter, Mr. Thornton is subject to a non-competition provision; (ii) during the employment term and for 24 months thereafter. Mr. Thornton is subject to a confidentiality provision.
Mark J. Stockslager
Mr. Stockslager, a director, and Chief Financial Officer of SunLink, is currently employed by SunLink under the terms of an employment letter effective January 1, 2001 (the “Existing Stockslager Employment Letter”). Under the Existing Stockslager Employment Letter, Mr. Stockslager’s current base salary is $17,000 per month or $204,000 on an annualized basis. Additionally, Mr. Stockslager is also eligible to receive an annual bonus of up to sixty percent of his annual base salary if criteria established by the SunLink compensation committee are met. For the current fiscal year of SunLink ending June 30, 2025, bonus amounts payable to Mr. Stockslager are based on the judgment of the SunLink compensation committee in its sole discretion. Upon a change in control, if Mr. Stockslager’s employment is thereafter terminated for any reason other than cause or if he terminates his employment within one year of the change-in-control, he is entitled to twelve months of base pay, to be paid in accordance with SunLink’s existing payroll practices.
For an estimate of the amounts that would become payable to Mr. Stockslager in respect of his change of control benefits, see “—Quantification of Potential Payments to SunLink’s Named Executive Officers in Connection with the Merger” below.
Upon closing of the merger, Mr. Stockslager will become Chief Financial Officer and principal financial officer of Regional pursuant to the terms of an offer letter from Regional (the “Stockslager Offer Letter”). In connection therewith, Regional shall provide employment, compensation, and incentive terms to Mr. Stockslager equivalent to the terms of the Existing Stockslager Employment Letter.
Bryon D. Finn
Mr. Finn, President of SunLink Scripts RX, is currently employed by SunLink under the terms of an employment letter effective September 30, 2010. Pursuant to Mr. Finn’s employment letter, Mr. Finn’s current base salary is $19,500 per month or $234,000 on an annualized basis. Additionally, Mr. Finn is also eligible to receive an annual bonus of up to sixty percent of his annual base salary if criteria established by the compensation committee are met. For the current fiscal year of SunLink ending June 30, 2025, bonus amounts payable to Mr. Finn are based on the judgment of the SunLink compensation committee in its sole discretion. Upon a change in control, if Mr. Finn is terminated within 90 days thereafter for any reason other than death, disability, or cause, he is entitled to six months of base pay, to be paid in accordance with SunLink’s existing payroll practices. Upon closing of the merger, Mr. Finn will retire.
For an estimate of the amounts that would become payable to Mr. Finn in respect of his change of control benefits, see “—Quantification of Potential Payments to SunLink’s Named Executive Officers in Connection with the Merger” below.
Shelia G. Brockman
Ms. Brockman, Vice President of SunLink, Chief Executive Officer of Southern Health Corporation of Houston, Inc., and President of East Madison Property, LLC, is currently employed by SunLink under the terms of an employment letter effective October 1, 2020. Pursuant to Ms. Brockman’s employment letter, Ms. Brockman’s current base salary is $15,167 per month or $182,000 on an annualized basis. Additionally, Ms. Brockman is also eligible to receive an annual bonus. For the current fiscal year of SunLink ending June 30, 2025, bonus amounts payable to Ms. Brockman are based on the judgment of the SunLink compensation committee in its sole discretion. Upon a change in control, if Ms. Brockman is terminated within 90 days thereafter for any reason other than death, disability, or cause, she is entitled to six months of base pay, to be paid in accordance with SunLink’s existing payroll practices. Upon closing of the merger, it is anticipated that Ms. Brockman may become an employee of Regional.
For an estimate of the amounts that would become payable to Ms. Brockman in respect of her change of control benefits, see “—Quantification of Potential Payments to SunLink’s Named Executive Officers in Connection with the Merger” below.

Compensation Arrangements with Executive Officers
As of the date of this joint proxy statement/prospectus, Regional has not entered any compensatory arrangements with any SunLink executive officer other than Mr. Thornton and Mr. Stockslager. However, prior to or following the effective time of the merger, other executive officers of SunLink may discuss or enter into agreements with Regional or any of its affiliates regarding employment with, or the right to participate in the equity plans of, Regional or one or more of its affiliates.
401(k) Plan Profit Sharing Contribution
Pursuant to the terms of the merger agreement, on or immediately prior to the effective time of the merger, SunLink may make a partial year matching profit-sharing contribution to its 401(k) plan with respect to the portion of the plan year preceding the effective time of the merger. Pursuant to the terms of the merger agreement, prior to the closing of the merger, SunLink will take action to cause all unvested balances in its 401(k) plan to become vested upon the closing of the merger.
Indemnification; Directors’ and Officers’ Insurance
Pursuant to the terms of the merger agreement, from and after the closing of the merger, Regional will indemnify certain persons, including SunLink’s directors and executive officers through the six-year anniversary of the date on which the closing of the merger occurs. In addition, for a period of not less than six years from the closing of the merger, Regional will maintain an insurance policy for the benefit of certain persons, including SunLink’s directors and executive officers.
Pursuant to the terms of the merger agreement, from and after the closing of the merger, the charter and bylaws of Regional shall contain provisions no less favorable with respect to indemnification, advancement of expenses, and exculpation of present and former directors and officers of SunLink and its Subsidiaries in respect of acts or omissions occurring or alleged to have occurred at or prior to the closing of the merger than are set forth in the charter and bylaws of SunLink as in effect on the date of the merger agreement.
Certain Arrangements and Agreements with Regional; Appointments to the Regional Board of Directors
Pursuant to the merger agreement and the articles of amendment for the Series D preferred stock, Dr. Steven J. Baileys, and Gene E. Burleson, who are which are referred to in this joint proxy statement/prospectus as the SunLink Designees and SunLink each entered into an agreement with Regional pursuant to which the Regional Board will nominate each of the SunLink Designees and two mutually determined designees, referred to in this joint proxy statement/prospectus as the Mutual Designees, for election as directors of Regional at the next Regional annual meeting, subject to applicable law (including fiduciary duties of the members of the Regional board). As of the date of this joint proxy statement/prospectus, SunLink and Regional have identified Scott Kellman and C. Christian Winkle as the Mutual Designees.
The SunLink Board did not believe that the contemplated service of two existing SunLink directors in any way presented a conflict of interest for such designees with respect to the consideration of the merits of the proposed merger. The two SunLink designees are not entitled to any particular or special compensation or benefits in connection with such service. In February 2023, Regional set its director compensation policy (the “Regional Director Compensation Policy”). Pursuant to such policy, the current compensation for Regional’s directors (excluding Mr. Morrison), has been set at $49,500 per annum, payable in cash in monthly payments of $4,125. Regional’s Lead Independent Director earns an extra $1,000 per month or $12,000 per year. In addition, each director (excluding Mr. Morrison) also received a payment of $1,000 in cash for each in-person Regional Board meeting attended during the year ended December 31, 2023. Regional’s directors are also reimbursed for travel and other out-of-pocket expenses in connection with their duties as directors. On September 21, 2023, the Regional Board adopted, subject to subsequently obtained shareholder approval, the Regional 2023 Omnibus Incentive Compensation Plan (the “Regional 2023 Plan”). On November 16, 2023, at the Company’s 2023 Annual Meeting of Shareholders, the Company’s shareholders approved the Regional 2023 Plan. The purpose of the Regional 2023 Plan as stated by Regional is designed to enhance the flexibility to grant equity awards to its employees, consultants and non-employee directors and to ensure that Regional can continue to grant equity awards to eligible recipients at levels determined to be appropriate by the Regional Compensation Committee. Accordingly, levels of compensation for the SunLink designees to the Regional Board, including the award, if any, of equity compensation will be determined by Regional Compensation Committee and the Regional Board. Accordingly, neither of the SunLink designees or any other SunLink director recused themselves from deliberations with respect to the potential merger.
Quantification of Potential Payments to SunLink’s Named Executive Officers in Connection with the Merger
The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about certain compensation for each of SunLink’s named executive officers that is based on or otherwise relates to the merger. For additional details regarding the terms of the payments and benefits described below, see “—Interests of SunLink’s Directors and Executive Officers in the Merger” above.
The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below, and do not reflect certain compensation actions that may occur before the effective time of the merger or that are expected to occur in connection with the merger. For purposes of calculating such amounts, the following assumptions were used:
•	The effective time of the merger as referenced in this section is August 1, 2025, which is the assumed date of the closing of the merger solely for purposes of the disclosure in this section.
•
The employment of each named executive officer of SunLink was terminated by SunLink without “cause” (as such term is defined in the relevant agreements), in each case, immediately following the assumed effective time of the merger.

Name and Principal Position	Continued Base Salary(1) $	Lump Sum Salary, Bonus and Incentive Compensation Payments $	Value of Health and Insurance Benefits(2) $	Value of Accelerated Equity Awards $	Total Termination Benefits $
Robert M. Thornton, Jr. Chairman, President, and Chief Executive Officer	945,000	0	18,796	N/A	963,796
Mark J. Stockslager Chief Financial Officer and Principal Accounting Officer	204,000	N/A	N/A	N/A	204,000
Byron D. Finn President, SunLink ScriptsRx, LLC	117,000	N/A	N/A	N/A	117,000
Sheila G. Brockman Vice President of SunLink, Chief Executive Officer, Southern Health Corporation of Houston, Inc., and President of East Madison Property, LLC	88,000	N/A	N/A	N/A	88,000

(1)
Mr. Thornton’s thirty-month continued base salary benefit would be to be paid in accordance with the SunLink’s regularly scheduled pay periods over the applicable benefits period. Mr. Stockslager’s, Mr. Finn’s and Ms. Brockman’s continued base salary benefits would be paid in accordance with SunLink’s former payroll practices. The cash severance for Messrs. Stockslager and Finn and Ms. Brockman would be contingent upon a qualifying termination of employment (i.e., “double-trigger”).

(2)
Calculated based on the aggregate health insurance premiums payable over twenty-four months and assuming the exercise of all rights of the covered individual under COBRA, without adjustment for increases in cost, plus premiums for supplemental life insurance, without adjustment for increases in cost, multiplied by the assumed actuarial lives of the persons provided supplemental life insurance benefits or the maximum supplemental life insurance benefit period if shorter.

Timing of the Merger
Regional and SunLink are working to complete the merger in the summer of 2025, unless terminated in accordance with the merger agreement or otherwise agreed. The parties determined that a closing in the summer of 2025 would be beneficial to the companies and their respective shareholders. Additionally, Regional and SunLink considered that a closing in the summer of 2025 would ensure an orderly transition of governance and ownership at Regional to the benefit of the public shareholders. For more information regarding the factors considered by Regional and SunLink in determining the target closing date, see “The Merger-Background of the Merger,” “The Merger-Regional’s Reasons for the Merger; Recommendation of the Regional Board of Directors” and “The Merger-SunLink’s Reasons for the Merger; Recommendation of the SunLink Board of Directors.”
The merger is subject to various conditions, and it is possible that factors outside the control of Regional and SunLink could result in the merger being completed at a later time, or not at all. As a result of the delayed closing, there may be a substantial amount of time between the respective Regional special meeting and SunLink special meeting and the completion of the merger. During this time, the market price of Regional common stock may fluctuate and it is therefore impossible to accurately predict the value of the Regional common stock consideration that SunLink shareholders will receive. Additionally, the delayed closing heightens the risk that a change in applicable law may occur during the interim period which adversely affects the merger, including the intended tax treatment thereof. Many of these factors are beyond Regional’s and SunLink’s control. For more information, see “Risk Factors-Risks Related to the Merger.”
Accounting Treatment
Regional prepares its financial statements in accordance with accounting principles generally accepted in the United States of America. The merger will be accounted for using the acquisition method of accounting. Regional will be treated as the acquirer for accounting purposes.
Regulatory Approvals
In Louisiana, a pharmacy permit is not transferable. A new application is required to be filed and new permit obtained when a change in the identity of the business entity which directly holds the permit has occurred or there is a change in the entity’s FEIN. The new owner must submit an application to the Pharmacy Board no less than 15 days prior to the transfer of ownership interests of the business. An application for a new pharmacy permit must include the direct and first indirect level of ownership information. Any change in the first indirect level of ownership of 20 percent or more must be reported to the Pharmacy Board within 30 days of the change. For purposes of this regulation, a direct owner is the legal entity or natural individuals that hold direct ownership of the permit. The first indirect owner is the legal entity or natural individuals that hold ownership of the direct owner. Any change in the first indirect level of ownership of 20 percent or more must be reported to the Pharmacy Board within 30 days of the change. Receipt of such new pharmacy permit is not a condition under the merger agreement to the closing of the merger.
Regional and SunLink do not expect the completion of the acquisition of SunLink by Regional to be subject to other notifications or receipts of other regulatory approvals.
Trading or Listing of Regional Common Stock and Regional Series D Preferred Stock in the Merger
It is a condition to the completion of the merger that the Regional common stock and Regional Series D preferred stock issuable pursuant to the merger shall have either (i) been authorized for trading on the OTC upon official notice of issuance or (ii) have been authorized for listing on the NYSE American upon official notice of issuance. Regional shall use reasonable best efforts to cause the Regional common stock to be issued in the merger to be approved for (i) trading on the OTC prior to the effective time of the merger, and thereafter (ii) for listing on NYSE American until such listing is achieved. Regional shall use reasonable best efforts to cause the Regional Series D preferred stock to be issued in the merger to be approved for trading on the OTC within sixty days after the effective time of the merger.
If the Regional Series D preferred stock is qualified on the OTCQB, on which the Regional common stock, and Regional Series A preferred stock Regional Series B preferred stock is currently traded, the OTCQB does not qualify as a national stock exchange for purposes of the exemption from appraisal rights under the GBCC.
Furthermore, the OTCQB does not qualify as a National Market Listing (as defined in the Regional articles of amendment). If a National Market Listing of the Regional common stock is not achieved by Regional on or before the First Milestone Date, the Second Milestone Date, the Third Milestone Date or the Fourth Milestone Date, then on the First Milestone Date the conversion ratio shall automatically be reduced, and on each succeeding Milestone Date automatically further reduced, by one-half of a share of Regional Series D preferred stock in the number of shares of Regional Series D preferred stock required for conversion into a share of Regional common stock.

Delisting and Deregistration of SunLink Stock
Pursuant to the merger agreement, SunLink shall cooperate with Regional and use reasonable best efforts to take, or cause to be taken, such actions, and do or cause to be done such things, as requested by Regional that are reasonably necessary, proper or advisable on its part under applicable law and rules and policies of NYSE American to enable the delisting by Regional of the shares of SunLink common stock from NYSE American and the deregistration of the shares of SunLink common stock under the Exchange Act as promptly as practicable after the effective time, and in any event no more than ten days after the effective time.
Certain Effects of the Merger
Except with respect to the excluded shares, SunLink shareholders will have the right to receive the merger consideration.
Based on the number of shares of SunLink common stock outstanding as of the SunLink record date and assuming no exercise by SunLink shareholders of any appraisal rights and assuming no Anti-dilution Adjustments, Regional expects to issue approximately 1,595,400 shares of Regional common stock to SunLink shareholders pursuant to the merger and 100,000 shares of Regional common stock to Mr. Robert Thornton pursuant to an employment agreement to be entered into between Mr. Thornton and Regional at the closing of the merger. The Regional Series D preferred stock is convertible at any time into Regional common stock at an initial exchange ratio of 1.1330 share of Regional common stock for every three shares of Regional Series D preferred stock. If a National Market Listing (as defined in the Regional articles of amendment) of the Regional common stock is not achieved by Regional on or before the First Milestone Date, the Second Milestone Date, the Third Milestone Date or the Fourth Milestone Date, then on the First Milestone Date the conversion ratio shall automatically be reduced, and on each succeeding Milestone Date automatically further reduced, by one-half of a share of Regional Series D preferred stock in the number of shares of Regional Series D preferred stock required for conversion into a share of Regional common stock. Each such reduction on any such Milestone Date once occurring shall not lapse or be subject to any correction event (as defined in the Regional articles of amendment).
The actual number of shares of Regional common stock to be issued and reserved for issuance pursuant to the merger will be determined at completion of the merger based on the exchange ratio, the conversion ratio, the number of shares of SunLink common stock outstanding at that time, and the number of additional shares of Regional Series D preferred stock issued, if any, as a result of any cash surplus, as such may be adjusted for any Regional Debt Distress. Based on the number of shares of SunLink common stock outstanding as of the SunLink record date, the number of shares of Regional common stock outstanding as of the Regional record date and 100,000 shares of Regional common stock to be issued to Mr. Robert Thornton, and assuming the absence of any exercise of appraisal rights and the absence of any Anti-dilution Adjustments, it is expected that, immediately after completion of the merger, former SunLink shareholders will own approximately 43.06% of the outstanding Regional common stock.
SunLink shareholders will have different rights once they become shareholders of Regional due to differences between the governing documents of Regional and SunLink. These differences are described in detail under “Comparison of Rights of Regional Shareholders and SunLink Shareholders.”
Dissenters’ Rights
Under Georgia law, holders of shares of Regional common stock are not entitled to dissenters’ or appraisal rights in connection with the merger as contemplated by the merger agreement.
Under Georgia law, holders of shares of SunLink common stock may be entitled to dissenters’ or appraisal rights in connection with the merger as contemplated by the merger agreement. SunLink shareholders will not have dissenters’ or appraisal rights with respect to the merger if the Regional common stock and Regional Series D preferred stock are listed on a national securities exchange as of the effective date of the merger or if the SunLink common stock is held of record by more than 2,000 shareholders as of the effective date of the merger.
Under the merger agreement, it is a condition to the obligations of both Regional and SunLink to close the merger that the shares of Regional common stock and Regional Series D preferred stock issuable pursuant to the merger shall have either (i) been authorized for trading on the OTC markets upon official notice of issuance or

(ii) have been authorized for listing on the NYSE American upon official notice of issuance. In addition, under the merger agreement, Regional has agreed to use reasonable best efforts to cause the Regional common stock to be issued in the merger to be approved for (i) trading on the OTC prior to the merger becoming effective, subject to official notice of issuance, and thereafter (ii) for listing on NYSE American until the listing is achieved. Regional also agreed to use reasonable best efforts to cause the Regional Series D preferred stock to be issued in the merger to be approved for trading on the OTC within sixty days after the merger becoming effective, subject to official notice of issuance.
Regional will apply to have the Regional Series D preferred stock to be issued in the merger approved for trading on the OTC prior to the merger becoming effective. Regional will also apply to have the Regional common stock to be issued in the merger trading on the OTC or listed on the NYSE American, as applicable, prior to the merger becoming effective. Regional and SunLink cannot assure you that Regional will be able to meet all initial listing requirements of the NYSE American or another national securities exchange. Even if the Regional common stock is listed on the NYSE American or another national securities exchange, Regional may be unable to maintain the listing of the Regional common stock on the NYSE American or such other national securities exchange in the future if it cannot remain in compliance with the continued listing standards. The OTCQB does not qualify as a national securities exchange.
The Exchange had previously announced on November 11, 2024 that Regional was no longer suitable for listing pursuant to Section 1009(a) of the Company Guide as Regional was unable to demonstrate that it had regained compliance with Sections 1003(a)(i) and (ii) of the Company Guide by the end of the maximum 18-month compliance plan period, which expired on November 10, 2024.
On June 11, 2025, the Exchange filed a Form 25 with the SEC to delist the Regional common stock and the Regional Series A preferred stock.
Although Regional intends to seek to qualify the Regional common stock and the Regional Series D preferred stock for listing on NYSE American after the merger, if it is unsuccessful, it will seek to qualify the Regional common stock and the Regional Series D preferred stock for trading on the OTCQB. The OTCQB does not qualify as a national stock exchange under Section 14-2-1302 of the GBCC. Further, the number of shareholders of record of the SunLink common stock was 214 as of the SunLink record date.
Accordingly, absent the listing of the Regional common stock and the Regional Series D preferred stock on the NYSE American or other national securities exchange and absent another applicable exception, SunLink shareholders will have appraisal rights. As contemplated by the merger agreement, holders of not more than 2,000,000 shares of SunLink common stock (excluding directors and officers of SunLink and its subsidiaries) who are entitled to, must have properly exercised, and not withdrawn or waived, dissenters’ rights with respect to their SunLink common stock in accordance with the GBCC prior to the effective time of the merger.
If a shareholder is entitled to dissenters’ rights and the merger is consummated, holders of record of SunLink common stock who follow the procedures specified by Title 14, Chapter 2, Article 13 of the GBCC will be entitled to determination and payment in cash of the “fair value” of their common stock (as determined immediately before the effective time of the merger), plus accrued interest from the effective date of the merger until the date of payment. SunLink shareholders who elect to follow these procedures are referred to as “dissenting shareholders”. A vote in favor of the merger agreement by a holder of SunLink common stock will result in a waiver of the shareholder’s right to demand payment for his or her shares.
The following summary of the provisions of Title 14, Chapter 2, Article 13 of the GBCC is not intended to be a complete statement of such provisions, the full text of which is attached as Annex H to this joint proxy statement/prospectus and is qualified in its entirety by reference thereto.
A holder of SunLink common stock electing to exercise dissenters’ rights must deliver to SunLink a written notice of dissent stating that he or she intends to demand payment for his or her shares if the merger is consummated. This notice must be sent before the vote is taken. The dissenting shareholder must not vote, or cause or permit to be voted, any of his or her shares in favor of the proposed transaction or, if action is taken by written consent of the shareholders, must not sign a consent in favor of or otherwise approve the proposed transaction. If the dissenting shareholder fails to comply with these requirements, he or she will not be entitled to dissenters’ rights. The “fair value” of the shares as defined above is determined using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, excluding any appreciation or depreciation in anticipation of the merger and without discounting for lack of marketability or minority status. It should be noted that The Lenox Group’s opinion as to the fairness from a financial point of view of the merger consideration is not an opinion as to, and do not address, “fair value” under the GBCC.
Within 10 days after the effective time of the merger, Regional, as surviving corporation of the merger, will give written notice of the effective date of the merger by certified mail to each shareholder who filed a written notice of dissent. The notice will: (i) state where demand for payment must be sent and where and when share certificates, if any, must be deposited; (ii) inform holders of uncertified shares to what extent transfer of the shares will be restricted after the payment demand is received; (iii) set a date by which Regional must receive the demand for payment, which date may not be fewer than 30 nor more than 60 days after the date the notice is delivered; and (iv) be accompanied by a copy of Title 14, Chapter 2, Article 13 of the GBCC.
Within the time period set forth in the notice, the dissenting shareholder must demand payment and deposit his or her certificates in accordance with the notice sent by Regional A record shareholder who demands payment and deposits his or her shares in accordance with the notice retains all other rights of a shareholder until such rights are canceled or modified by the consummation of the merger. A record shareholder who does not demand payment or deposit his or her share certificates where required, each by the date set in the notice, is not entitled to payment for his or her shares under the GBCC.
Within 10 days of the later of the date the consummation of the merger or receipt of a payment demand, Regional shall by notice to each dissenter from whom a payment demand was properly received, offer to pay to such dissenter the amount Regional estimates to be the fair value of his or her shares, plus accrued interest. The offer of payment must be accompanied by: (i) Regional’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any; (ii) a statement of Regional’s estimate of the fair value of the shares; (iii) an explanation of how the interest was calculated; (iv) a statement of the dissenter’s right to demand payment of his or her own estimate of the fair value of the shares and amount of interest due; and (v) a copy of Title 14, Chapter 2, Article 13 of the GBCC. If the shareholder accepts the offer by written notice to Regional within 30 days after Regional’s offer, or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the consummation of the merger, whichever is later.
A dissenter may notify Regional in writing of his or her own estimate of the fair value of his or her shares and amount of interest due, and demand payment of such estimate of the fair value of his or her shares and interest due, if: (i) the dissenter believes that the amount offered is less than the fair value of his or her shares or that the interest due is incorrectly calculated; or (ii) the Regional, having failed to consummate the merger, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment. If a dissenter’s demand for payment of such dissenter’s estimate of fair value remains unsettled, Regional must commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If Regional does not commence the proceeding within the 60-day period, it must pay each dissenter whose demand remains unsettled the amount demanded. Regional must make all dissenters, whether or not residents of the State of Georgia, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. Regional must serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of the State of Georgia in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law. Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.
The court in an appraisal proceeding will determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court will assess the costs against Regional, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment of such dissenter’s own estimate of fair value. The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable: (i) against Regional and in favor of any or all dissenters if the court finds Regional did not substantially comply with the requirements of the GBCC with respect to dissenters’ rights; or (ii) against either Regional or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by the GBCC. If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys’ reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.
If you are a holder of shares and you wish to seek dissenters’ rights, you are urged to review the applicable Georgia statutes attached to this joint proxy statement/prospectus as Annex H.

THE MERGER AGREEMENT
This section describes the material terms of the merger agreement. The descriptions of the merger agreement in this section and elsewhere in this joint proxy statement/prospectus are qualified in their entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this joint proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. You are encouraged to carefully read the entire merger agreement before making any decisions regarding the merger agreement or the merger.
Explanatory Note Regarding the Merger Agreement
The merger agreement is included to provide you with information regarding its terms, and not to provide any factual information about Regional or SunLink or their respective subsidiaries or businesses. Factual disclosures about Regional and SunLink contained in this joint proxy statement/prospectus and/or in the public reports of Regional and SunLink filed with the SEC (as described in the section entitled “Where You Can Find More Information”) may supplement, update or modify the disclosures about Regional and SunLink contained in the merger agreement. The representations and warranties contained in the merger agreement were made only for purposes of the merger agreement and as of specific dates; were made solely for the benefit of the parties to the merger agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures, for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts; and may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors. The representations and warranties contained in the merger agreement do not, with certain exceptions, survive the effective time. Investors should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or condition of SunLink, Regional or any of their respective subsidiaries or affiliates. Information concerning the subject matter of representations, warranties and covenants may change after the date of the merger agreement and this subsequent information may not be fully reflected in Regional’s or SunLink’s public disclosures.
Structure of the Merger
Each of the Regional Board and the SunLink Board (acting on the unanimous recommendation of the SunLink strategic planning committee) has approved the merger agreement. The merger agreement provides that, pursuant to the terms and subject to the conditions set forth therein, at the effective time, SunLink will merge with and into Regional, with Regional surviving as the surviving corporation of the merger.
Merger Consideration
At the effective time, each five shares of SunLink common stock issued and outstanding immediately prior to the effective time (other than excluded shares) will be converted into the right to receive (i) 1.1330 validly issued, fully paid and nonassessable shares of Regional common stock and (ii) one validly issued, fully paid and nonassessable share of Regional Series D preferred stock. The number of shares of Regional Series D preferred stock is subject to adjustment pursuant to the terms and conditions of the merger agreement for the existence of any cash surplus, as such may be adjusted for any Regional Debt Distress, and the number of shares of Regional common stock and Regional Series D preferred stock each are subject to adjustment to reflect Anti-dilution Adjustments.
The Series D preferred stock will have the preferences, limitations and relative rights as described in this joint proxy statement/prospectus and as set forth in the Regional articles of amendment, a copy of which is attached as Annex E to this joint proxy statement/prospectus.
At the closing of the merger, SunLink is to have Cash and Cash Equivalents (after the payment of any bonuses and/or dividends) in an aggregate amount not less than $6,000,000 (subject to adjustment as provided by the merger agreement). To the extent SunLink Cash and Cash Equivalents is an amount that results in cash surplus, the Regional preferred stock consideration per five shares of SunLink common stock will be adjusted upward via an increase of the aggregate number of shares of Regional Series D preferred stock in accordance with the following formula: for each $10.00 of cash surplus by one share of Regional Series D preferred stock (provided, however, that in no event shall the Regional preferred stock consideration per five shares of SunLink common stock be adjusted to a number of shares of Regional Series D preferred stock that would cause the Regional Series D preferred stock to be issued at the closing of the merger to exceed the number of shares of preferred stock authorized under the articles of incorporation of Regional as in effect immediately prior to the effective time). As of the date of this joint proxy statement/prospectus, SunLink does not expect its Cash and Cash Equivalents to exceed $7,500,000 as of the closing of the merger.
No fractional shares of Regional common stock or Regional Series D preferred stock will be issued in the merger. Each holder of shares of SunLink common stock who would otherwise have been entitled to receive a fraction of a share of Regional common stock shall receive, in lieu thereof, cash (without interest) in an amount (rounded to the nearest cent) equal to the product of (i) such fractional part of a share of Regional common stock multiplied by (ii) the volume weighted average price per share of Regional common stock on the (x) NYSE American for the ten consecutive trading days ending the two trading days (if then listed and traded on such exchange) prior to the closing date of the merger as reported by Bloomberg, L.P. or (y) OTC (if not then listed and traded on NYSE American) for the twenty consecutive trading days ending the two trading days prior to the closing date of the merger as reported by Bloomberg, L.P. Each holder of shares of SunLink common stock who otherwise have been entitled to receive a fraction of a share of Regional Series D preferred stock shall receive, in lieu thereof, cash (without interest) in an amount (rounded to the nearest cent) equal to the product of (i) such fractional part of a share of Regional Series D preferred stock multiplied by (ii) the liquidation price of the Regional Series D preferred stock.
Pursuant to the terms and conditions of the merger agreement, SunLink may pay, declare or set aside, as applicable, one or two SunLink special cash dividends. Subject to adjustment pursuant to the terms and conditions of the merger agreement for Regional Debt Distress, the SunLink special cash dividends is an amount not to exceed in the aggregate the sum of (i) $705,000, plus (ii) an amount, if any, by which the sum of the SunLink Cash and Cash Equivalents is in excess of $6,000,000 (subject to adjustment as provided by the merger agreement) calculated within a period of five days prior to the closing of the merger; provided that in no event shall the total of such dividends exceed in the aggregate $1,000,000, subject to adjustment pursuant to the terms and conditions of the merger agreement. As of the date of this joint proxy statement/prospectus, SunLink anticipates that the amount of the SunLink special cash dividend will be approximately $0.10 per share of SunLink common stock.
If at any time within five days prior to or at closing, Regional has any Regional Debt Distress, SunLink may, in its sole discretion, terminate the merger agreement or, if not so terminated, the amounts “$7,500,000” and “$6,000,000” for SunLink Cash and Cash Equivalents shall each automatically be reduced wherever they appear herein by $250,000 for each Regional Facility subject to or affected by such Regional Debt Distress and the total of such amounts of such reductions shall be added to the amount of the SunLink special cash dividends to be provided by SunLink and no reduction shall be made in the merger consideration to be provided by Regional upon the closing of the merger on account of any of the foregoing.
If, prior to the effective time, the outstanding shares of Regional capital stock or SunLink capital stock have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of reclassification, recapitalization, stock split or combination, split-up, reverse stock-split, exchange, readjustment or other similar transaction of or involving shares or any stock dividend thereon with a record date, payment date or ex-dividend date during such period, or any similar extraordinary transaction or event, an appropriate and proportionate adjustment will be made to the merger consideration, exchange ratio and any other similarly dependent items, as the case may be, to give Regional and the SunLink shareholders the same economic effect as contemplated by the merger agreement prior to such event.
The merger consideration will not be deliverable with respect to excluded shares. Any shares of SunLink common stock that are held in treasury of SunLink and any shares of SunLink common stock owned by any subsidiary of SunLink immediately prior to the effective time shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.
After the effective time, Regional shareholders will continue to own their existing shares of common stock of Regional, which will not be changed by the merger.

Treatment of SunLink Equity Awards
Prior to the effective time, the SunLink Board or the compensation committee thereof administering the SunLink Stock Plans shall authorize and direct SunLink management to ensure by agreement with the option holders or otherwise that (i) the number of shares of SunLink common stock issued after the date hereof and prior to the effective time upon the exercise of outstanding SunLink equity awards under the SunLink Stock Plans shall not exceed that number which would cause the total number of shares of SunLink common stock outstanding to exceed 7,050,000 without the prior written consent of Regional and (ii) each SunLink equity award that is outstanding and unexercised as of the effective time shall cease to represent a SunLink equity award with respect to SunLink common stock and shall be cancelled as of the effective time.
Effective as of the effective time, each SunLink equity award that is then outstanding and unexercised shall, by virtue of the merger and without any action on the part of the holder thereof, cease to represent a SunLink equity award with respect to SunLink common stock and shall thereafter automatically be cancelled and shall cease to exist. Based on the exercise price of outstanding equity awards, it is anticipated that no consideration shall be delivered in exchange therefor.
Closing and Effectiveness of the Merger
Unless the merger agreement is terminated in accordance with its terms, the closing of the merger shall take place (i) remotely by exchange of documents and signatures (or their electronic counterparts) on the fourth business day following the day on which the last to be satisfied or waived of the conditions set forth in Article VI of the merger agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the fulfillment or waiver of such conditions at the closing) shall be satisfied or waived in accordance with the merger agreement, or (ii) on such other date or at such other place as Regional and SunLink agree in writing.
The merger will become effective at the time that, following the effectiveness of the Regional articles of amendment for the Regional Series D preferred stock, the form of which is attached as Annex E to this joint proxy statement/prospectus, with the Georgia Secretary of State, the certificate of merger has been filed with the Georgia Secretary of State or at such subsequent time or date as Regional and SunLink shall agree and specify in the certificate of merger.
Conversion of Shares; Exchange of Certificates
Letter of Transmittal
The conversion of shares of SunLink common stock (other than the excluded shares) into the right to receive the shares of Regional common stock and the shares of Regional Series D preferred stock will, in each case, occur automatically, without any action on the part of such SunLink shareholder, at the completion of the merger.
Prior to the effective time, Regional will select an institution reasonably acceptable to SunLink to act as the exchange agent for the merger. Prior to the effective time, Regional will enter into an exchange agent agreement with such exchange agent in a form reasonably acceptable to SunLink.
Promptly after the effective time (and in any event within three business days after the effective date of the merger), Regional will cause the exchange agent to send to each shareholder of record immediately prior to the effective time holding certificates representing outstanding shares of SunLink common stock, a letter of transmittal and instructions for exchanging each of their certificated shares of SunLink common stock. Each holder of shares of SunLink stock that have been converted into the right to receive the merger consideration, upon surrender to the exchange agent of a stock certificate representing such shares, together with a properly completed letter of transmittal, or upon receipt by the exchange agent of an appropriate agent’s message (or such other evidence, if any, of transfer as the exchange agent may reasonably request) in the case of book-entry transfer of such shares, will be entitled to receive (i) the number of whole shares of Regional common stock that such holder has the right to receive pursuant to merger agreement, (ii) the number of whole shares of Regional Series D preferred stock that such holder has the right to receive pursuant to merger agreement, and (iii) dividends and other distributions, if any, and cash in lieu of fractional shares of Regional common stock and Regional Series D preferred stock, if any, that such holder has the right to receive pursuant to the merger agreement. No interest will be paid or accrued on any merger consideration (including any cash in lieu of fractional shares).

At the completion of the merger, shares of SunLink common stock will no longer be outstanding, will be automatically canceled and will cease to exist, and each certificate or book-entry share that represented shares of SunLink common stock immediately prior to the completion of the merger will cease to have any rights with respect to such common stock, other than the right to receive the merger consideration as described above, cash (without interest) in lieu of fractional shares and any dividends or other distributions to which holders of SunLink common stock become entitled and subject to the terms and conditions set forth in the merger agreement.
All shares of Regional common stock and Regional Series D preferred stock issued in connection with the merger will be issued in book-entry form. Pursuant to Georgia Code Section 14-2-626, within a reasonable time after the issue of the Regional common stock and the Regional Series D preferred stock as merger consideration, Regional will send the applicable shareholder a written statement of the information required on certificates by subsection (b) of Georgia Code Section 14-2-625 and, if applicable, Code Section 14-2-627.
Dividends and Distributions
No dividends or other distributions declared with respect to Regional common stock or Regional Series D preferred stock with a record date after the effective time will be paid to the holder of any unsurrendered certificate until the holder thereof has surrendered such certificate in accordance with the merger agreement. Following surrender of any such certificate, there shall be paid to such holder of whole shares of Regional common stock and Regional Series D preferred stock issuable in exchange therefor, without interest and subject to applicable withholding tax, (i) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the effective time theretofore paid with respect to such whole shares of Regional common stock and Regional Series D preferred stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the effective time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Regional common stock and Regional Series D preferred stock.
Withholding
Each of Regional, SunLink and the exchange agent are entitled to deduct and withhold from any amounts otherwise payable pursuant to the merger agreement to any person such amounts as are required to be deducted and withheld with respect to the making of such payment under any applicable tax law. Any amounts so withheld and timely paid to the applicable governmental authority will be treated for all purposes of the merger agreement as having been paid to the person in respect of which such deduction and withholding was made.
Representations and Warranties; Material Adverse Effect
The merger agreement contains representations and warranties made by SunLink to Regional and by Regional to SunLink. These representations and warranties are subject, in some cases, to exceptions and qualifications that were agreed to by SunLink and regional in connection with negotiating the terms of the merger agreement, including, among other things, as to materiality and to material adverse effects when deemed repeated at the closing of the merger.
The representations and warranties made by each party under the merger agreement relate to, among other things, the following:
•	due organization, valid existence, good standing and qualification to do business;
•	capitalization;
•	corporate authorization for the execution and performance of the transaction documents and the transactions contemplated by the transaction documents;
•	required consents and approvals from governmental entities;
•	the absence of any conflicts or violations of organizational documents and other agreements or laws;
•	documents filed with the SEC and financial statements;
•	internal controls and disclosure controls and procedures relating to financial reporting;

•	the absence of certain undisclosed liabilities;
•	the absence of certain changes or events;
•	the absence of a material adverse effect;
•	the absence of certain legal proceedings, investigations and governmental orders;
•	compliance with applicable laws;
•	possession of, and compliance with, permits necessary for the conduct of such party’s business;
•	tax matters;
•	brokers and transaction-related fees and expenses;
•	accuracy of information supplied or to be supplied in connection with this joint proxy statement/prospectus;
•	in the case of SunLink, the opinion of its financial advisor;
•	the inapplicability of state anti-takeover statutes;
•	real property;
•	intellectual property;
•	employee benefit plans;
•	material contracts;
•	privacy and data security;
•	insurance policies;
•	employment and labor matters; and
•	related party transactions.
The representations and warranties of each of SunLink and Regional will expire upon the effective time.
Many of the representations of SunLink and Regional are qualified by a “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct has or would be reasonably expected to have a material adverse effect). A “material adverse effect” means, when used with respect to Regional or SunLink, as applicable, any effect, change, event, occurrence or development that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, condition or results of operations of such party and its subsidiaries, taken as a whole; provided, however, that no effect, change, event, occurrence or development to the extent resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “material adverse effect,” and no effect, change, event, occurrence or development to the extent resulting from, arising out of, attributable to, or related to any of the following shall be taken into account when determining whether a “material adverse effect” has occurred or would reasonably be expected to occur:
•	general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;
•
conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (i) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

•	conditions (or changes in such conditions) in the industries in which such party and its subsidiaries conduct business;

•
political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;

•
earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, disease outbreaks, pandemics (including, for the avoidance of doubt, any effect resulting from, arising in connection with or otherwise related to COVID-19), public health emergencies, widespread occurrences of infectious disease or other comparable events, and any other force majeure events in the United States or any other country or region in the world;

•
the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, including the identity of the other Party (provided, that this clause shall not apply with respect to any representation or warranty that is expressly intended to address the consequences of the execution, delivery or performance of this Agreement or the consummation of the Transactions or with respect to any condition to closing to the extent such condition relates to such representations and warranties);

•
any actions taken or failure to take action, in each case, to which the other Party has expressly approved, consented to or requested in each case in writing, or the taking of any action expressly required by this Agreement (other than any action required by the first sentence of Section 4.1 or Section 4.2 of the merger agreement), or the failure to take any action expressly prohibited by the merger agreement;

•	changes in law or other legal or regulatory conditions or change in GAAP or other accounting standards (or the interpretation thereof);
•
changes in the party’s stock price or the trading volume of the party’s stock, or any failure by the party to meet any public estimates or expectations of the party’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the party or any of its subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition); or

•
any actions made or brought by any of the current or former shareholders of the party (on their own behalf or on behalf of such party) against any party or any of their respective directors or officers arising out of the merger or in connection with any other transactions contemplated by the merger agreement;

provided that that with respect to the exceptions set forth in the first, second, third, fourth, fifth or eight bullet points above, if any such effect, change, event, occurrence or development has had a disproportionate adverse impact on the party relative to other companies of comparable size to the party operating in the industry in which the party operates, then the incremental impact of such event shall be taken into account for the purpose of determining whether a “material adverse effect” has occurred or may, would or could occur.
Covenants and Agreements
Conduct of Business
Each of SunLink and Regional has agreed to certain covenants in the merger agreement restricting the conduct of its respective businesses between the date of the merger agreement and the earlier of the effective time and the termination of the merger agreement.
Conduct of Business of SunLink
In general, SunLink has agreed that except (i) as otherwise expressly permitted or required by the merger agreement, (ii) as required by applicable law, (iii) as set forth in Section 4.1 of the SunLink disclosure letter or (iv) with Regional’s prior written consent (not to be unreasonably withheld, delayed or conditioned), during the pre-closing period, SunLink shall, and shall cause each of its subsidiaries to, use commercially reasonable efforts to act and carry on its business in the ordinary course of business, and to keep available the services of their present key employees and maintain their existing relations and goodwill with material customers, suppliers, licensors, licensees and other third parties with whom it has material business relations; provided that no action by SunLink or its subsidiaries with respect to matters specifically addressed by any provision in the below bullet points shall be deemed a breach of the foregoing unless such action would constitute a material breach of such other provision.
Without limiting the generality of the foregoing, except as otherwise expressly permitted or required by the merger agreement, as required by applicable law, as set forth in Section 4.1 of the SunLink disclosure letter or with Regional’s prior written consent (not to be unreasonably withheld, delayed or conditioned), during the pre-closing period, SunLink shall not, and shall not permit any of its subsidiaries to, directly or indirectly, do any of the following:
•
(i) declare, set aside, make or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its outstanding capital stock (other than dividends and distributions (x) to the extent permitted by Section 5.15 of the merger agreement or (y) by a direct or indirect wholly owned subsidiary of SunLink to its parent corporation); (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except, in the case of this clause (iii), for the acquisition of shares of SunLink common stock from holders of SunLink equity awards in full or partial payment of any applicable Taxes or exercise price payable by such holder upon exercise or settlement thereof, as applicable, to the extent required under the terms thereof;

•
issue, offer, deliver, sell, grant or otherwise permit to become outstanding any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, in each case other than the issuance of shares of SunLink common stock upon settlement of SunLink equity awards outstanding on the date hereof and in accordance with the terms thereof;

•
amend SunLink’s or any of its subsidiaries’ articles of incorporation, bylaws or other comparable charter or organizational documents in any way that would prevent or materially delay or materially impair the ability of Regional and SunLink to consummate the transactions;

•
acquire, or cause any acquisition of, any assets, rights or properties, including by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof, or make any capital expenditures or other expenditures with respect to property, plant or equipment, in any such case in respect of any of the foregoing, other than purchases of assets in an aggregate amount not to exceed $2,000,000 individually or $3,000,000 in the aggregate for all such transactions;

•
sell, lease, license (or sublicense), pledge, mortgage or otherwise dispose of or subject to any Lien any properties, rights or assets (except for intellectual property, which is addressed solely in the eleventh bullet point below) of SunLink or of any of its subsidiaries other than (i) sales of inventory or equipment, and dispositions of obsolete equipment, in each case in the ordinary course of business, (ii) sales of other assets in an aggregate amount not to exceed $1,000,000 individually or $2,000,000 in the aggregate for all such transactions, and (iii) as set forth on Section 4.1(e) of the SunLink disclosure letter;

•
(i) adopt any shareholder rights plan, (ii) adopt a plan of complete or partial liquidation, dissolution, recapitalization, restructuring or other reorganization or (iii) merge or consolidate with any person, other than such transactions among wholly-owned subsidiaries of SunLink;

•
(i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of SunLink or any of its Subsidiaries, guarantee any debt securities of another person or enter into any arrangement intended to have the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of SunLink and its subsidiaries in the ordinary course of business) or capital contributions to, or investment in, any other Person, other than SunLink or any of its direct or indirect wholly owned Subsidiaries, or (iv) enter into any hedging agreement or other financial agreement or arrangement designed to protect SunLink or its subsidiaries against fluctuations in exchange rates, other than, (A) the incurrence of any Indebtedness solely among SunLink and its wholly owned subsidiaries or solely among wholly owned subsidiaries of SunLink, which indebtedness is incurred in the ordinary course of business, and (B) borrowings and repayments with respect to any capital leases, SunLink credit card accounts and other Indebtedness, in each case of this clause (B) in the Ordinary Course of Business;
•
make any material changes in accounting methods, principles or practices, except insofar as may be required by a change in GAAP or SEC rule or interpretation (except for any minor changes or modifications to such methods, principles or practices in the ordinary course of business);

•
except as required by applicable Law or in order to comply with any SunLink employee plan as in existence on the date hereof or as set forth on Section 4.1(i) of the SunLink disclosure letter, adopt, enter into, terminate or amend any employment, consulting, severance, retention, change in control, termination or similar agreement or arrangement with any of its directors, officers, employees or individual independent contractors, other than, to the extent done in the ordinary course of business (provided that, notwithstanding anything to the contrary herein, SunLink shall not amend or terminate the Stockslager Employment Agreement or otherwise adopt or enter into a new employment agreement with Mark J. Stockslager), (A) entry into at-will offer letters with newly hired employees permitted to be hired hereunder, which letters do not provide for any severance or change in control benefits (other than participation in SunLink’s severance plans referred to in Section 4.1(i) of the SunLink disclosure letter as in effect on the date hereof (the “SunLink Severance Practices”)), or (B) entry into customary separation agreements for employees permitted to be terminated hereunder providing for a release by the applicable former employee and (if applicable) severance benefits consistent with SunLink Severance Practices, (ii) hire any new employees other than, to the extent hired in the ordinary course of business, non-executive employees with individual salaries, wages or base pay of less than $175,000 per year, (iii) establish, adopt, enter into, amend or terminate any SunLink collective bargaining agreement; (iv) except as required by applicable law or in order to comply with any SunLink employee plan as in existence on the date hereof, establish, adopt, enter into, amend or terminate any SunLink employee plan, except for amendments in the ordinary course of business to SunLink employee plans that are welfare plans in the ordinary course of business that do not (and will not after the closing) increase in any material respect the cost to SunLink or any of its subsidiaries of maintaining such SunLink employee plans and that apply to substantially all SunLink employees, (v) increase the compensation, benefits, severance or termination pay of (or accelerate payment or vesting of), or pay or award, any bonus or other incentive compensation to, any director, officer, employee or individual independent contractor (except for payment in cash of (A) fiscal year 2024 annual discretionary bonuses, discretionary bonuses for performance and accomplishments during fiscal year 2025 prior to the effective time, and stay bonuses; provided (y) in each of the foregoing cases such bonuses are judged by the SunLink compensation committee and approved by the SunLink Board, each acting reasonably and in good faith, to be reasonably necessary or advisable and (z) in no event shall the aggregate of all of the foregoing bonuses exceed $400,000, (B) customary salary increases in amounts in the Ordinary course of business in connection with promotions made in the ordinary course of business of employees with individual salaries or wages of less than $200,000 per year not in excess of 4% for any individual, (C) short-term bonus opportunities in amounts in the ordinary course of business that are granted in the ordinary course of business, in each case, to new hires permitted under clause (ii) above (excluding any change of control or similar transaction related bonuses), and (D) in the case of individual independent contractors, for rate increases in the ordinary course of business), (vi) grant any stock options, restricted stock units, stock appreciation rights, stock-based or stock-related awards, performance units, restricted stock or other equity or equity-based awards, or (vii) terminate the employment or service of (A) any employee at the level of Vice President or above, or (B) any other employee or individual independent contractor whose total annual compensation exceeds $175,000, other than for cause;

•
(i) enter into any contract that, if in effect on the date hereof, would have been a SunLink material contract (other than customer contracts that provide for payment obligations to SunLink or its subsidiaries in the ordinary course of business, provided that such contract is not or would not have been in the absence of such payment obligation a SunLink material contract pursuant to Section 2.11(a) of the merger agreement), (ii) terminate any SunLink material contract, other than a result of the expiration of such SunLink material contract in accordance with its terms as in effect on the date hereof, (iii) amend or modify in a manner that is materially adverse to SunLink and its subsidiaries, taken as a whole, any SunLink material contract or (iv) waive, release or assign any material term, right or claim of any SunLink material contract;
•
sell, lease, license or otherwise transfer or dispose of, abandon or permit to lapse, fail to take action necessary to maintain, enforce or protect, or create or incur any lien (other than SunLink permitted liens) on, any SunLink owned intellectual property right or SunLink licensed intellectual property other than as would not prevent, materially delay or materially impair the ability of the Regional and SunLink to consummate the transactions;

•
except as set forth on Section 4.1(l) of the SunLink disclosure letter, settle any action, other than the settlement of any action (i) for an amount not materially in excess of the amount reserved with respect to such matter in SunLink balance sheet included in SunLink SEC reports filed prior to the date hereof or (ii) that requires payments by SunLink (net of insurance proceeds received) in an amount not to exceed, individually or in the aggregate, $500,000; provided that, in the case of clause (i) and (ii), such action (x) is not a criminal action and (y) does not impose any material restrictions or limitations upon the operations or business of SunLink or any of its subsidiaries or equitable or injunctive remedies and does not involve the admission of any wrongdoing;

•
make, revoke or change any material tax election, change any material tax accounting period or adopt or change any tax accounting method, amend any material tax return, obtain any tax ruling, enter into any closing or similar agreement with respect to material taxes, surrender any right to claim a material tax refund, consent to any extension or waiver of the limitations period applicable to any tax liability or assessment, or settle or compromise any material tax liability without the prior written consent of Regional, which consent shall not be unreasonably withheld, delayed or conditioned;

•
fail to maintain in full force and effect in all material respects each material SunLink insurance policy, or fail to report any material claims or potential material claims to its insurance carriers in accordance with the terms of such policies;

•
take any action or knowingly fail to take any action where such action or failure to act would reasonably be expected to prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or cause the SunLink shareholders to be required in connection therewith to recognize gain or loss on the exchange of the SunLink common stock for Regional common stock and Regional Series D preferred stock;

•
other than in connection with any acquisitions (by asset purchase or exchange, stock purchase, merger or otherwise) that would not reasonably be expected to prevent or materially impair or materially delay consummation of the transactions, (i) except as otherwise provided in the merger agreement, merge, consolidate, combine or amalgamate with any person other than Regional or its subsidiaries or (ii) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any business or assets of any corporation, partnership, association or other business organization or division thereof; or

•	authorize any of, or commit or agree, in each case in writing or otherwise, to take any of, the foregoing actions.
Conduct of Business of Regional
In general, Regional has agreed that except (i) as otherwise expressly permitted or required by the merger agreement, (ii) as required by applicable law, (iii) as set forth in Section 4.2 of the Regional disclosure letter, or (iv) with SunLink’s prior written consent (not to be unreasonably withheld, delayed or conditioned), during the pre-closing period, Regional shall, and shall cause each of its subsidiaries to, use commercially reasonable efforts to act and carry on its business in the ordinary course of business, and to keep available the services of their present key employees and maintain their existing relations and goodwill with material customers, suppliers, licensors, licensees and other third parties with whom it has material business relations; provided that no action by Regional or its subsidiaries with respect to matters specifically addressed by any provision of the below bullet points shall be deemed a breach of the foregoing in this unless such action would constitute a material breach of such other provision.
Without limiting the generality of the foregoing, except as otherwise expressly permitted or required by the merger agreement, as required by applicable law, as set forth in Section 4.2 of the Regional disclosure letter, or with SunLink’s prior written consent (not to be unreasonably withheld, delayed or conditioned), during the pre-closing period, Regional shall not, and shall not permit any of its subsidiaries to, directly or indirectly, do any of the following:
•
(i) declare, set aside, make or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its outstanding capital stock (other than dividends and distributions by a direct or indirect wholly owned subsidiary of Regional to its parent corporation); (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except, in the case of this clause (iii), for the acquisition of shares of Regional common stock from holders of Regional equity awards in full or partial payment of any applicable taxes or exercise price payable by such holder upon exercise or settlement thereof, as applicable, to the extent required under the terms thereof;

•
issue, offer, deliver, sell, grant or otherwise permit to become outstanding any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, in each case other than (i) the issuance of shares of Regional common stock upon the settlement, vesting, exercise or lapse of any restrictions on any Regional equity awards outstanding on the date hereof or issued in compliance with clause (ii) below or (ii) the issuance of up to 65,000 shares of Regional common stock pursuant to the Regional stock plan;

•
amend Regional’s or any of its subsidiaries’ articles of incorporation, bylaws or other comparable charter or organizational documents in any way that would prevent, materially delay or materially impair the ability of Regional and SunLink to consummate the transactions or would discriminate against holders of SunLink common stock relative to other shareholders of Regional;

•
acquire, or cause any acquisition of, any assets, rights or properties, including by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof, or make any capital expenditures or other expenditures with respect to property, plant or equipment, in any such case in respect of any of the foregoing, other than purchases of assets in an aggregate amount not to exceed $2,000,000 individually or $3,000,000 in the aggregate for all such transactions;

•
sell, lease, license (or sublicense), pledge, mortgage or otherwise dispose of or subject to any lien any properties, rights or assets (except for Intellectual Property, which is addressed solely in Section 4.2(k) below) of Regional or of any of its subsidiaries other than (i) sales of inventory or equipment, and dispositions of obsolete equipment, in each case in the ordinary course of business, (ii) sales of other assets in an aggregate amount not to exceed $1,000,000 individually or $2,000,000 in the aggregate for all such transactions, and (iii) as set forth on Section 4.2(e) of the Regional disclosure letter;

•
(i) adopt any shareholder rights plan, (ii) adopt a plan of complete or partial liquidation, dissolution, recapitalization, restructuring or other reorganization or (iii) merge or consolidate with any Person, in each case other than (A) such transactions among wholly-owned subsidiaries of Regional or (B) such transactions that would not prevent, materially delay or materially impair the ability of Regional and SunLink to consummate the transactions;

•
(i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of

Regional or any of its subsidiaries, guarantee any debt securities of another person or enter into any arrangement intended to have the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of Regional and its subsidiaries in the ordinary course of business) or capital contributions to, or investment in, any other person, other than Regional or any of its direct or indirect wholly owned subsidiaries, or (iv) enter into any hedging agreement or other financial agreement or arrangement designed to protect Regional or its subsidiaries against fluctuations in exchange rates, other than, (A) the incurrence of any indebtedness solely among Regional and its wholly owned subsidiaries or solely among wholly owned subsidiaries of Regional, which indebtedness is incurred in the ordinary course of business, and (B) borrowings and repayments with respect to any capital leases, Regional credit card accounts and other indebtedness, in each case of this clause (B) in the ordinary course of business;
•
make any material changes in accounting methods, principles or practices, except insofar as may be required by a change in GAAP or SEC rule or interpretation (except for any minor changes or modifications to such methods, principles or practices in the ordinary course of business);

•
(i) except as required by applicable law, in order to comply with any Regional employee plan as in existence on the date hereof or as set forth on Section 4.2(i) of the Regional disclosure letter, terminate or amend any employment, consulting, severance, retention, change in control, termination or similar agreement or arrangement with any of its directors, officers, employees or individual independent contractors, other than, to the extent done in the ordinary course of business, (A) entry into at-will offer letters with newly hired employees permitted to be hired hereunder, which letters do not provide for any severance or change in control benefits (other than participation in Regional’s severance plans referred to in Section 4.2(i) of Regional disclosure letter as in effect on the date hereof (the “Regional Severance Practices”)), or (B) entry into customary separation agreements for employees permitted to be terminated hereunder providing for a release by the applicable former employee and (if applicable) severance benefits consistent with Regional Severance Practices, (ii) hire any new employees other than, to the extent hired in the ordinary course of business, non-executive employees with individual salaries, wages or base pay of less than $175,000 per year, (iii) establish, adopt, enter into, amend or terminate any Regional collective bargaining agreement; (iv) except as required by applicable law or in order to comply with any Regional employee plan as in existence on the date hereof, establish, adopt, enter into, amend or terminate any Regional employee plan, except for amendments in the ordinary course of business to Regional employee plans that are welfare plans in the ordinary course of business that do not (and will not after the closing) increase in any material respect the cost to Regional or any of its subsidiaries of maintaining such Regional employee plans and that apply to substantially all Regional employees, (v) increase the compensation, benefits, severance or termination pay of (or accelerate payment or vesting of), or pay or award, any bonus or other incentive compensation to, any director, officer, employee or individual independent contractor (except for (A) payment of bonuses consistent with arrangements existing as of the date hereof, discretionary bonuses for performance and accomplishments during fiscal year 2024 or any stay bonuses judged by Regional’s management, acting reasonably and in good faith to be reasonably necessary or advisable provided that the aggregate of all such bonuses shall not exceed $400,000, (B) customary salary increases in amounts in the ordinary course of business in connection with promotions made in the ordinary course of business of employees with individual salaries or wages of less than $200,000 per year not in excess of 4% for any individual, (C) short-term bonus opportunities in amounts in the ordinary course of business that are granted in the ordinary course of business, in each case, to new hires permitted under clause (ii) above (excluding any change of control or similar transaction related bonuses), and (D) in the case of individual independent contractors, for rate increases in the ordinary course of business), (vi) grant any stock options, restricted stock units, stock appreciation rights, stock-based or stock-related awards, performance units, restricted stock or other equity or equity-based awards, or (vii) terminate the employment or service of (A) any employee at the level of Vice President or above, or (B) any other employee or individual independent contractor whose total annual compensation exceeds $175,000, other than for cause;

•
except as set forth on Section 4.2(j) of the Regional disclosure letter, (i) enter into any contract that, if in effect on the date hereof, would have been a Regional material contract (other than customer contracts that provide for payment obligations to Regional or its subsidiaries in the ordinary course of business, provided that such contract is not or would not have been in the absence of such payment obligation a Regional material contract pursuant to Section 2.11(a) of the merger agreement), (ii) terminate any Regional material contract, other than a result of the expiration of such regional material contract in accordance with its terms as in effect on the date hereof, (iii) amend or modify in a manner that is materially adverse to Regional and its subsidiaries, taken as a whole, any Regional material contract or (iv) waive, release or assign any material term, right or claim of any Regional material contract;
•
sell, lease, license or otherwise transfer or dispose of, abandon or permit to lapse, fail to take any action necessary to maintain, enforce or protect, or create or incur any lien (other than Regional permitted liens) on, any Regional owned intellectual property right or Regional licensed intellectual property, other than as would not prevent, materially delay or materially impair the ability of Regional and SunLink to consummate the transactions;

•
except as set forth on Section 4.2(l) of the Regional disclosure letter, settle any action, other than the settlement of any action (i) for an amount not materially in excess of the amount reserved with respect to such matter in Regional balance sheet included in Regional SEC reports filed prior to the date hereof or (ii) that requires payments by Regional (net of insurance proceeds received) in an amount not to exceed, individually or in the aggregate, $500,000; provided that, in the case of clause (i) and (ii), such action (x) is not a criminal action and (y) does not impose any material restrictions or limitations upon the operations or business of Regional or any of its subsidiaries or equitable or injunctive remedies and does not involve the admission of any wrongdoing;

•
make, revoke or change any material tax election, change any material tax accounting period or adopt or change any tax accounting method, amend any material tax return, obtain any tax ruling, enter into any closing or similar agreement with respect to material taxes, surrender any right to claim a material tax refund, consent to any extension or waiver of the limitations period applicable to any tax liability or assessment, or settle or compromise any material tax liability without the prior written consent of SunLink, which such consent shall not be unreasonably withheld, delayed or conditioned;

•
fail to maintain in full force and effect in all material respects each material Regional insurance policy, or fail to report any material claims or potential material claims to its insurance carriers in accordance with the terms of such policies;

•
take any action or knowingly fail to take any action where such action or failure to act would reasonably be expected to prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or cause the SunLink shareholders to be required in connection therewith to recognize gain or loss on the exchange of SunLink common stock for Regional common stock and Regional Series D preferred stock;

•
other than in connection with any acquisitions (by asset purchase or exchange, stock purchase, merger or otherwise) that would not reasonably be expected to prevent or materially impair or materially delay consummation of the Transactions, (i) except as otherwise provided in this Agreement, merge, consolidate, combine or amalgamate with any Person other than SunLink or its Subsidiaries or (ii) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any business or assets of any corporation, partnership, association or other business organization or division thereof; or

•	authorize any of, or commit or agree, in each case in writing or otherwise, to take any of, the foregoing actions.
SunLink Shareholder Meeting
The merger agreement requires SunLink as soon as practicable following effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part, duly give notice of, convene and hold a meeting of its shareholders for the purpose of seeking approval of the SunLink merger proposal.

Regional Shareholder Meeting
The merger agreement requires Regional as soon as practicable following effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part, duly give notice of, convene and hold a meeting of its common stock shareholders for the purpose of seeking approval of the Regional merger proposal and the Regional share issuance proposal.
No SunLink Solicitation
A “SunLink acquisition proposal” means any offer or proposal from a third person concerning (a) a merger, consolidation, or other business combination transaction (including any single- or multi-step transaction) or series of related transactions involving SunLink in which any person or group (as defined in Section 13(d) of the Exchange Act) would acquire beneficial ownership of equity interests representing 20% or more of the voting power of SunLink, (b) a sale, lease, license, mortgage, pledge or other disposition, directly or indirectly, by merger, consolidation, business combination, share exchange, partnership, joint venture or otherwise, of assets of SunLink (including equity interests of a SunLink subsidiary) or SunLink subsidiaries representing 20% or more of the consolidated assets of SunLink and SunLink subsidiaries based on their fair market value as determined in good faith by the SunLink Board, (c) an issuance or sale (including by way of merger, consolidation, business combination, share exchange, joint venture or otherwise) of equity interests representing 20% or more of the voting power of SunLink or a tender offer or exchange offer in which any person or group (as defined in Section 13(d) of the Exchange Act) would acquire beneficial ownership, or the right to acquire beneficial ownership, of equity interests representing 20% or more of the voting power of SunLink, or (d) any combination of the foregoing (in each case, other than the merger) but in no event shall “SunLink acquisition proposal” be deemed to include any proposal received regarding the disposition by SunLink of assets or stock of its subsidiaries (other than a significant subsidiary) which disposition is disclosed as intended in the SunLink disclosure letter.
Except as described below, SunLink has agreed that between the date of the merger agreement and the earlier of the effective time and the termination of the merger agreement, SunLink shall not, and shall cause SunLink subsidiaries not to, and instruct SunLink’s representatives (on behalf of SunLink or SunLink subsidiaries) not to:
•
solicit or knowingly induce (including by providing any material non-public information concerning SunLink or any significant SunLink subsidiary to any person or group for the purpose of facilitating any proposals or offers relating to any SunLink acquisition proposal) or knowingly assist any proposal or offer that constitutes or would reasonably be expected to lead to a SunLink acquisition proposal or engage in any negotiations with respect thereto;

•	approve or recommend, or publicly propose to approve or recommend, any SunLink acquisition proposal;
•
withhold, withdraw or rescind (or change or qualify, in a manner adverse to Regional), or publicly propose to withhold, withdraw or rescind (or change or qualify, in a manner adverse to Regional), the SunLink Board recommendation, including the failure to include the SunLink Board recommendation in this joint proxy statement/prospectus;

•	enter into any merger agreement, letter of intent or other similar agreement relating to any SunLink acquisition proposal (other than an acceptable confidentiality agreement); or
•	resolve or agree to do any of the foregoing.
Notwithstanding the foregoing, SunLink and SunLink’s representatives may:
•
contact any person that has made after the date of the merger agreement a bona fide, unsolicited SunLink acquisition proposal solely in order to seek to clarify the terms and conditions thereof (which contact, for the avoidance of doubt, shall not include any negotiation of such terms or conditions), and

•	inform a Person that has made or is considering making a SunLink acquisition proposal of the restrictions imposed by the merger agreement.

SunLink is not a party to any non-disclosure or similar agreements containing standstill provisions that contain “don’t ask, don’t waive” provisions that prohibit a potential acquirer from making any public or private request that SunLink waive the standstill restrictions.
In connection with the receipt of any SunLink acquisition proposal, SunLink will:
•
promptly (and in any event within forty-eight (48) hours) notify Regional in the event that SunLink receives any SunLink acquisition proposal, which notice shall include the identity of the third person making such SunLink acquisition proposal and a copy of such SunLink acquisition proposal (or, where such SunLink acquisition proposal is not in writing, a detailed summary of the material terms and conditions of such SunLink acquisition proposal);

•
promptly (and in any event at least twenty-four (24) hours prior to such provision or engagement) advise Regional if SunLink determines to begin providing information or to engage in discussions or negotiations concerning a SunLink acquisition proposal;

•
keep Regional informed on a prompt (and, in any event, within forty-eight (48) hours) basis of the status and material details (including amendments or proposed amendments) of any such SunLink acquisition proposal (including providing copies of any written documentation it believes material relating to such SunLink acquisition proposal).

If the SunLink Board determines in good faith, after consultation with outside counsel and its financial advisor, that such SunLink acquisition proposal constitutes a superior SunLink proposal, the SunLink Board may at any time prior to the time that SunLink shareholder approval is obtained:
•	effect a SunLink change of board recommendation with respect to such superior SunLink proposal; or
•
terminate the merger agreement to enter into a definitive agreement with respect to such superior SunLink proposal; provided, that SunLink as promptly as practicable following such termination, enters into a definitive acquisition agreement that documents the terms and conditions of such superior SunLink proposal.

A “superior SunLink proposal” means a bona fide written SunLink acquisition proposal (except the references therein to “20% or more” shall be replaced by “more than 50%”), made by a third person which, in the good faith judgment of SunLink Board (after consultation with its financial advisors and outside legal counsel), taking into account such factors as SunLink Board considers in good faith to be appropriate (including the conditionality, timing and likelihood of consummation of, and the Person or group making, such proposals), (a) is reasonably likely to be consummated in accordance with its terms and (b) if consummated, would reasonably be expected to result in a transaction that is more favorable from a financial point of view to SunLink’s shareholders than the merger, taking into account all financial terms and conditions of such transaction.
A “SunLink intervening event” means any event, change, effect, development, state of facts, condition or occurrence (other than any event, change, effect, development, state of facts, condition or occurrence resulting from a material breach of the merger agreement by SunLink) occurring or arising after the date of the merger agreement that (a) was not known to, or reasonably foreseeable by, the SunLink Board as of or prior to the date of the merger agreement (or if known, the consequences of which were not known or reasonably foreseeable) and (b) does not involve or relate to a SunLink acquisition proposal.
At any time prior to the time that SunLink shareholder approval is obtained, the SunLink Board may effect a SunLink change in board recommendation, if SunLink Board determines in good faith after consultation with outside counsel, that there is a reasonable probability that the failure to effect a SunLink change of board recommendation in response to such superior SunLink proposal or SunLink intervening event would be inconsistent with the directors’ fiduciary duties under applicable law. The SunLink change in board recommendation or SunLink’s ability to terminate the merger agreement in certain circumstances must be made in compliance with the requirements set forth below:
•	SunLink shall have provided to Regional at least four (4) business days’ prior written notice (the “SunLink notice period”) of SunLink’s intention to take such action, which notice shall summarize the material terms and conditions of such SunLink acquisition proposal (and have provided to Regional a copy of the available proposed transaction agreement to be entered into in respect of such SunLink acquisition proposal), or a written description of such SunLink intervening event, as applicable;
•
During SunLink notice period, if requested by Regional, SunLink shall have engaged in good faith negotiations with Regional regarding any adjustment or amendment to the merger agreement or any other agreement proposed in writing by Regional; and

•
SunLink Board shall have considered in good faith any proposed adjustments or amendments to the merger agreement (including a change to the price terms hereof) and any other agreements that may be proposed in writing by Regional no later than 11:59 a.m., Atlanta time, on the last day of SunLink notice period and shall have determined in good faith, after consultation with outside counsel and a financial advisor, that there is a reasonable probability that the failure to make a SunLink change of board recommendation or terminate the merger agreement pursuant would be inconsistent with the directors’ fiduciary duties under applicable law.

Any material changes relating to such SunLink intervening event or material revisions to such superior SunLink proposal offered in writing by the party making any such superior SunLink proposal, as applicable, shall constitute a new SunLink intervening event or SunLink acquisition proposal, as applicable, and, in each case, SunLink shall be required to deliver a new written notice to Regional and to again comply with the above requirements with respect to such new written notice, except that SunLink notice period shall be three (3) business days with respect thereto, but no such new written notice shall shorten the original SunLink notice period.
No Regional Solicitation
A “Regional acquisition proposal” means any offer or proposal from a third person concerning (a) a merger, consolidation, or other business combination transaction (including any single- or multi-step transaction) or series of related transactions involving Regional in which any person or group (as defined in Section 13(d) of the Exchange Act) would acquire beneficial ownership of equity interests representing 20% or more of the voting power of Regional, (b) a sale, lease, license, mortgage, pledge or other disposition, directly or indirectly, by merger, consolidation, business combination, share exchange, partnership, joint venture or otherwise, of assets of Regional (including equity interests of a Regional subsidiary) or Regional subsidiaries representing 20% or more of the consolidated assets of Regional and Regional subsidiaries based on their fair market value as determined in good faith by the Regional Board, (c) an issuance or sale (including by way of merger, consolidation, business combination, share exchange, joint venture or otherwise) of equity interests representing 20% or more of the voting power of Regional or a tender offer or exchange offer in which any person or group (as defined in Section 13(d) of the Exchange Act) would acquire beneficial ownership, or the right to acquire beneficial ownership, of equity interests representing 20% or more of the voting power of Regional, or (d) any combination of the foregoing (in each case, other than the merger).
Except as described below, Regional has agreed that between the date of the merger agreement and the earlier of the effective time and the termination of the merger agreement, Regional shall not, and shall cause Regional subsidiaries not to, and instruct Regional’s representatives (on behalf of Regional or Regional subsidiaries) not to:
•
solicit or knowingly induce (including by providing any material non-public information concerning Regional or any significant Regional subsidiary to any person or group for the purpose of facilitating any proposals or offers relating to any Regional acquisition proposal) or knowingly assist any proposal or offer that constitutes or would reasonably be expected to lead to a Regional acquisition proposal or engage in any negotiations with respect thereto;

•	approve or recommend, or publicly propose to approve or recommend, any Regional acquisition proposal;
•
withhold, withdraw or rescind (or change or qualify, in a manner adverse to SunLink), or publicly propose to withhold, withdraw or rescind (or change or qualify, in a manner adverse to SunLink), the Regional board recommendation, including the failure to include the Regional Board recommendation in this joint proxy statement/prospectus;

•	enter into any merger agreement, letter of intent or other similar agreement relating to any Regional acquisition proposal (other than an acceptable confidentiality agreement); or

•	resolve or agree to do any of the foregoing.
Notwithstanding the foregoing, Regional and Regional’s representatives may:
•
contact any person that has made after the date of the merger agreement a bona fide, unsolicited Regional acquisition proposal solely in order to seek to clarify the terms and conditions thereof (which contact, for the avoidance of doubt, shall not include any negotiation of such terms or conditions), and

•	inform a Person that has made or is considering making a Regional acquisition proposal of the restrictions imposed by the merger agreement.
In connection with the receipt of any Regional acquisition proposal, Regional will:
•
promptly (and in any event within forty-eight (48) hours) notify SunLink in the event that Regional receives any Regional acquisition proposal, which notice shall include the identity of the third person making such Regional acquisition proposal and a copy of such Regional acquisition proposal (or, where such Regional acquisition proposal is not in writing, a detailed summary of the material terms and conditions of such Regional acquisition proposal);

•
promptly (and in any event at least twenty-four (24) hours prior to such provision or engagement) advise SunLink if Regional determines to begin providing information or to engage in discussions or negotiations concerning a Regional acquisition proposal;

•
keep SunLink informed on a prompt (and, in any event, within forty-eight (48) hours) basis of the status and material details (including amendments or proposed amendments) of any such Regional acquisition proposal (including providing copies of any written documentation it believes material relating to such Regional acquisition proposal).

If the Regional Board determines in good faith, after consultation with outside counsel and its financial advisor, that such Regional acquisition proposal constitutes a superior Regional proposal, the Regional Board may at any time prior to the time that Regional shareholder approval is obtained effect a Regional change of board recommendation with respect to such superior Regional proposal.
A “superior Regional proposal” means a bona fide written Regional acquisition proposal (except the references therein to “20% or more” shall be replaced by “more than 50%”), made by a third person which, in the good faith judgment of Regional Board (after consultation with its financial advisors and outside legal counsel), taking into account such factors as Regional Board considers in good faith to be appropriate (including the conditionality, timing and likelihood of consummation of, and the Person or group making, such proposals), (a) is reasonably likely to be consummated in accordance with its terms and (b) if consummated, would reasonably be expected to result in a transaction that is more favorable from a financial point of view to Regional’s shareholders than the merger, taking into account all financial terms and conditions of such transaction.
A “Regional intervening event” means any event, change, effect, development, state of facts, condition or occurrence (other than any event, change, effect, development, state of facts, condition or occurrence resulting from a material breach of the merger agreement by Regional) occurring or arising after the date of the merger agreement that (a) was not known to, or reasonably foreseeable by, the Regional Board as of or prior to the date of the merger agreement (or if known, the consequences of which were not known or reasonably foreseeable) and (b) does not involve or relate to a Regional acquisition proposal.
At any time prior to the time that Regional shareholder approval is obtained, the Regional Board may effect a Regional change in board recommendation, if Regional Board determines in good faith after consultation with outside counsel, that there is a reasonable probability that the failure to effect a Regional change of board recommendation in response to such superior Regional proposal or Regional intervening event would be inconsistent with the directors’ fiduciary duties under applicable law. The Regional change in board recommendation must be made in compliance with the requirements set forth below:
•	Regional shall have provided to SunLink at least four (4) business days’ prior written notice (the “Regional notice period”) of Regional’s intention to take such action, which notice shall summarize the material terms and conditions of such Regional acquisition proposal (and have provided to SunLink a copy of the available proposed transaction agreement to be entered into in respect of such Regional acquisition proposal), or a written description of such Regional intervening event, as applicable;
•
During Regional notice period, if requested by SunLink, Regional shall have engaged in good faith negotiations with SunLink regarding any adjustment or amendment to the merger agreement or any other agreement proposed in writing by SunLink; and

•
Regional Board shall have considered in good faith any proposed adjustments or amendments to the merger agreement (including a change to the price terms hereof) and any other agreements that may be proposed in writing by SunLink no later than 11:59 a.m., Atlanta time, on the last day of Regional notice period and shall have determined in good faith, after consultation with outside counsel and a financial advisor, that there is a reasonable probability that the failure to make a Regional change of board recommendation would be inconsistent with the directors’ fiduciary duties under applicable law.

Any material changes relating to such Regional intervening event or material revisions to such superior Regional proposal offered in writing by the party making any such superior Regional proposal, as applicable, shall constitute a new Regional intervening event or Regional acquisition proposal, as applicable, and, in each case, Regional shall be required to deliver a new written notice to SunLink and to again comply with the above requirements with respect to such new written notice, except that Regional notice period shall be three (3) business days with respect thereto, but no such new written notice shall shorten the original Regional notice period.
Directors’ and Officers’ Indemnification and Insurance
Pursuant to the terms and conditions of the merger agreement, Regional shall indemnify and hold harmless each person who was as of the date of the merger agreement, or has been at any time prior to the date of the merger agreement, or who becomes prior to the effective time, a director or officer of SunLink or any of its subsidiaries (each, an “Indemnified Party”) against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer or director of SunLink or any of its subsidiaries serving at any time while a director or officer of SunLink or any of its subsidiaries, is or was serving at the request of SunLink or one of its subsidiaries as an officer, director, manager, employee or agent of another person, in respect of acts or omissions occurring or alleged to have occurred at or prior to the effective time, whether asserted or claimed prior to, at or after the effective time, in each case to the fullest extent that SunLink would have been permitted to do so under applicable law. Each Indemnified Party will be entitled to advancement of reasonable expenses (including reasonable attorneys’ fees) incurred in the defense of any such claim, action or investigation from Regional following receipt by Regional from the Indemnified Party of a request therefor; provided that any Indemnified Party to whom expenses are to be advanced provides prior to any receipt of such advances an undertaking, to the extent required by the GBCC or other applicable Law, to repay such advances if it is determined by a final determination of a court of competent jurisdiction (which determination is not subject to appeal) that such Indemnified Party is not entitled to indemnification under applicable Law.
At the effective time, Regional shall purchase and cause to be maintained a prepaid reporting tail endorsement on its existing directors and officers liability insurance policy (providing only for the Side A coverage where the existing policies also include Side B coverage for Regional) covering the Indemnified Parties from an insurance carrier with the same of better credit rating as compared to the carrier for the directors’ and officers’ liability insurance policies maintained by SunLink as of the date of the merger agreement (the “Current D&O Insurance”) and maintain such endorsement in full force and effect for a term of six years from and after the effective time, provided that in case that (i) Regional’s insurance policy in existence as of the date of the merger agreement expires, is terminated or cancelled during such six-year period and (ii) if the premium for the reporting tail endorsement would exceed the Maximum Premium, then Regional shall obtain as much directors’ and officers’ liability insurance (or coverage under a reporting tail endorsement) as can be obtained for the remainder of such six-year period for an annualized premium at or not in excess of the Maximum Premium, on terms and conditions of reasonable equivalence, in the aggregate, to the Indemnified Parties under the Current D&O Insurance. The “Maximum Premium” 250% of the last annual premium paid prior to the effective time for the Current D&O Insurance.

Governance of Regional After the Merger
The merger agreement and the Regional articles of amendment provide for certain arrangements related to the Regional Board and management of Regional after the merger that are described below.
Regional Board After the Merger
Pursuant to the merger agreement, the Regional articles of incorporation and the Regional articles of amendment, at the effective time of the merger, the Regional Board will consist of seven directors, of whom (i) Brent S. Morrison and Kenneth W. Taylor, the Regional Designees and current directors of Regional, have been designated by Regional, (ii) Dr. Steven J. Baileys and Gene E. Burleson, the SunLink Designees, who have been designated by SunLink, (iii) Scott Kellman and C. Christian Winkle, who have been designated by the mutual agreement of Regional and SunLink, and (iv) Steven L. Martin, a director who has been placed on the Regional Board by the holders of Regional Series B preferred stock pursuant to the Regional articles of incorporation.
The following table sets forth the name, age and position of each of the individuals who are expected to serve as non-employee directors of the combined company as of June 20, 2025:

Name	Age	Position
Steven J. Baileys	70	Director
Gene E. Burleson	83	Director
Scott Kellman	68	Director
Steven L. Martin	68	Director
Kenneth W. Taylor	64	Director
C. Christian Winkle	62	Director

Certain information concerning Mr. Martin, Mr. Taylor, the SunLink Designees and the Mutual Designees, including their principal occupation for at least the last five (5) years, is set forth below.
Dr. Steven J. Baileys is a private investor and has been a director of SunLink since 2000 and is chairman of the SunLink strategic planning committee. Dr. Baileys was Chairman of the board of directors of SafeGuard Health Enterprises, Inc., a public dental care benefits company (“SafeGuard”), from July 1995 to June 2004. Dr. Baileys was Chief Executive Officer of SafeGuard from April 1995 to February 2000, its President from December 1981 until May 1997, and its Chief Operating Officer from December 1981 until April 1995. Dr. Baileys is licensed to practice dentistry in the State of California.
Gene E. Burleson is a private investor and has been a director of SunLink since 2003 and is a member of the SunLink strategic planning committee. Mr. Burleson was Chairman of PET DRx Corporation from June 2005 to July 1, 2010, and its Chief Executive Officer from October 2008 until its acquisition by VCA Antech in July 2010. Mr. Burleson was a director of HealthMont Inc. from September 2000 until its acquisition by SunLink in October 2003. Mr. Burleson served as Chairman of Mariner Post-Acute Network, Inc. from January 2000 to June 2002. Mr. Burleson has served as a Director on the Board of Highmark New York from 2013 to 2024. He also served on the Board of Applied UV from September 2021 to May 2024. Mr. Burleson was Chairman of the Board of GranCare Inc. from October 1990 to November 1997 and President and Chief Executive Officer of GranCare Inc. from December 1989 to February 1997. From June 1986 to March 1989, Mr. Burleson served as President, Chief Operating Officer, and Director of American Medical International Inc. (“AMI”). Mr. Burleson served as Managing Director of AMI’s international operations from May 1981 to June 1986.
Scott Kellman formerly served as Chairman and Chief Executive Officer of American Eagle Lifecare Corporation, a not-for-profit provider of senior living services. Previously, he was the Chief Executive Officer of Care Investment Trust and a Managing Director and Head of Real Estate with CIT Healthcare. Mr. Kellman served as Senior Vice President at Healthcare Property Investors, Inc. where he was responsible for directing HCP’s business development activities. He also served as Senior Vice President, Treasurer of Tenet Healthcare Corporation (“Tenet”) where he managed Tenet’s real estate and oversaw its corporate finance and cash management functions. Mr. Kellman was Chief Operating Officer of Omega Healthcare Investors, Inc. where he acquired and provided debt financing for healthcare real estate properties.
Steven L. Martin was elected by the Regional Series B preferred stock shareholders to serve on the Regional Board at Regional’s 2024 Annual Meeting held on January 14, 2025. Mr. Martin previously served on the Regional Board from February 14, 2023 to November 16, 2023. Mr. Martin has worked in the private sector since 2011 managing personal equity/debt accounts and those of friends and family, including public, private and restructurings. Prior to working in the private sector, Mr. Martin worked for Kings Point Capital Management, LLC, a wealth management firm, from October 2015 to March 2016, as a Managing Partner for Slater Capital Management, LLC, from 1996 to 2010, and as a Partner and Retail/Consumer Analyst for Lafer Equity Partners from 1994 to 1996. Mr. Martin is a seasoned investment professional with more than 30 years of experience, primarily in equities, both public and private. Mr. Martin also serves as a board member and Treasurer of a New York City cooperative. Mr. Martin’s expertise and background in the financial markets will provide experience that the Regional Board considers valuable.
Kenneth W. Taylor has served as a Regional director since February 2018. Since February 2023 to present, Mr. Taylor has served as the Chief Financial Officer and Chief Operations Officer of Pinnacle X-Ray Solutions Holding, Inc., an Altus Capital Partners portfolio company and a leading manufacturer of industrial x-ray systems. Prior to that, Mr. Taylor was the Chief Financial Officer of Construction Forms Inc. an H.I.G. Capital portfolio company and a leading supplier of concrete pumping and industrial processing from February 2022 to February 2023. From March 2019 to January 2022, Mr. Taylor served as the Chief Financial Officer of H-E Parts International, a division of Hitachi Ltd and a leading supplier of parts, re-manufactured components and equipment to the global mining, heavy construction and energy industries, since March 2019. Previously, Mr. Taylor served as Chief Operations Officer and Chief Financial Officer for Cellairis, a leading supplier of mobile device accessories and repair services through 500 domestic and international franchisee operated company-leased stores since June 2012. In addition, Mr. Taylor served as Chief Operation Officer and Chief Financial Officer, for Anisa International, Inc., a leading manufacturer of cosmetic brushes, from 2009 to 2012, as Chief Financial Officer for InComm Holdings, Inc., a leading supplier of prepaid and gift cards products and networks, from 2004 to 2009, as Chief Financial Officer for The Edge Flooring, a private equity-backed flooring startup manufacturer, from 2003 to 2004, Chief Financial Officer for Numerex Corporation , a leading supplier of IoT products and gateways, from 2002 to 2003, as Chief Financial Officer for Rodenstock NA, Inc., a startup ophthalmic lens manufacturer, from 2001 to 2002, as Corporate Controller for Scientific Games Corporation, a leading supplier of products and services to the global lottery industry, from 1987 to 2000. Since 2010, Mr. Taylor has also served as a director for Thanks Again, LLC, a leading supplier of loyalty and consumer engagement services to global airports. Mr. Taylor’s business and principal financial officer experience provide experience that the Regional Board considers valuable.
C. Christian Winkle was most recently the Chief Executive Officer of Sunrise Senior Living (“Sunrise”). Prior to Sunrise, Mr. Winkle was Chief Executive Officer of MedQuest and SavaSeniorCare/Mariner Health. Mr. Winkle currently serves as a board member of Beazer Homes, a publicly traded homebuilder, Direct Supply, a private/employee owned supply chain/applied technology company, and RD Merrill, the owner of Merrill Gardens, the operator of 70 senior housing communities.
Pursuant to the Regional articles of amendment, so long as at least 200,000 shares of Regional Series D preferred stock remain outstanding, the holders of Regional Series D preferred stock voting as a separate class at a meeting of such shareholders duly called for that purpose shall be entitled to elect two members of the Regional Board, of which the initial two Regional Series D preferred stock directors shall be the SunLink Designees. If, at any time 200,000 shares of Regional Series D preferred stock remain outstanding, any vacancy in the office of a Regional Series D preferred stock director shall occur, then such vacancy may be filled only by the remaining Regional Series D preferred stock director or by a vote of the holders of record of the outstanding Regional Series D preferred stock at a meeting of such shareholders duly called for that purpose.
Pursuant to the rule of the OTCQB Venture Market, the combined company must:
•	Have a board of directors that includes at least two Independent Directors; and
•	Have an Audit Committee (as defined in the OTCQB Rules), with a majority of its members being Independent Directors.
OTCQB Rules define an “Independent Director” as a Person (as defined in the OTCQB Rules) other than an executive officer or employee of the company or any other Person having a relationship which, in the opinion of the company’s board of directors, would interfere with the exercise of independent judgment in carrying out their responsibilities as a director. Such rules further provide that the following persons shall not be considered independent: (A) a director who is, or at any time during the past three years was, employed by the company;

(B) a director who accepted or has a Family Member (as defined in the OTCQB Rules) who accepted any compensation from the company in excess of $120,000 during any fiscal year within the three years preceding the determination of independence, other than compensation for board or board committee service; compensation paid to a Family Member who is an employee (other than an executive officer) of the company; or benefits under a tax-qualified retirement plan, or nondiscretionary compensation; or (C) a director who is the Family Member of a Person who is, or at any time during the past three years was, employed by the company as an executive officer.
Regional believes that each of its non-employee directors will qualify as independent directors under the OTCQB Rules and that all of the members of its audit committee will qualify as independent directors under the OTCQB Rules.
Since at least the beginning of Regional’s last fiscal year, Regional has not had nor is there any currently proposed transaction, in which Regional was or in which Regional or the merged company is to be a participant and the amount involved exceeds $120,000, and in which any related person (as defined in the Instructions to Item 404 of Regulation S-K) had or will have a direct or indirect material interest other than as otherwise disclosed elsewhere in this joint proxy statement/prospectus and the interests of Mr. Morrison and Mr. Thornton pursuant to the terms of their respective employment agreements as in effect with Regional or as to be in effect with the merged company. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Regional— Management’s Discussion and Analysis of Financial Condition and Results of Operations for the periods ended December 31, 2024 and December 31, 2023—Related Party Transactions” and “—Approval of Related Party Transactions.”
Management of Regional After the Merger
Pursuant to the merger agreement, at the effective time of the merger, Mark J. Stockslager, the Chief Financial Officer of SunLink, will serve as the Chief Financial Officer and principal financial officer of the combined company. In connection therewith, Regional shall provide employment, compensation and incentive terms to Mr. Stockslager equivalent to the terms included in that certain Employment Letter, dated April 30, 2001, by and between SunLink and Mr. Stockslager. In addition, pursuant to the merger agreement, at the effective time of the merger, Robert M. Thornton will serve as Executive Vice President – Corporate Strategy of the combined company. In connection therewith, Regional will enter into the Thornton employment agreement. In addition, pursuant to the merger agreement, at the effective time of the merger, Brent S. Morrison, President and Chief Executive Officer of Regional, will serve as President and Chief Executive Officer of the combined company
For more details on the Thornton employment agreement, see “Other Agreements Related to the Merger-Additional Transaction Agreements.”
The following table sets forth the name, age and position of each of the individuals who are expected to serve as executive officers of the combined company as of June 20, 2025:

Name	Age	Position with the Combined Company
Brent S. Morrison	49	Chief Executive Officer, President and Chairman of the Board
Mark J. Stockslager	65	Chief Financial Officer
Robert M. Thornton, Jr.	76	Executive Vice President – Corporate Strategy

Certain information concerning Mr. Stockslager and Mr. Thornton, and including their principal occupation for at least the last five (5) years, is set forth below.
Brent S. Morrison has served as Regional’s Chief Executive Officer and President since March 2019, Corporate Secretary since December 2022, a director since October 2014 and Chairman of the Board since January 2023. He also served as Regional’s Interim Chief Executive Officer and Interim President from October 2017 to March 2019. Mr. Morrison is currently the Managing Director of Zuma Capital Management LLC, a position he has held since 2012. Prior thereto, Mr. Morrison was a Research Analyst for Wells Fargo Advisors from 2012 to 2013, the Senior Research Analyst at the Strome Group, a private investment firm, from 2009 to 2012, a Research Analyst at Clocktower Capital, LLC, a global long/short equity hedge fund based in Beverly Hills, California, from 2007 to 2009 and a Vice President of Wilshire Associates, a financial consulting firm, from 1999 to 2007. Mr. Morrison also served on the board of directors of iPass Inc., which provides global enterprises and telecommunications carriers with cloud-based mobility management and Wi-Fi connectivity services, from May 2015 to June 2016. Mr. Morrison’s expertise and background in the long-term care industry as well as capital markets provide experience that the Regional Board considers valuable.
Mark J. Stockslager has been SunLink’s Chief Financial Officer since July 1, 2007. He was interim Chief Financial Officer of SunLink from November 6, 2006 until June 30, 2007. He has been the Principal Accounting Officer of SunLink since March 11, 1998 and was Corporate Controller of SunLink from November 6, 1996 to June 4, 2007. He has been associated continuously with our accounting and finance operations since June 1988 and has held various positions, including Manager of U.S. Accounting, from June 1993 until November 1996. From June 1982 through May 1988, Mr. Stockslager was employed by Price Waterhouse & Co.
Robert M. Thornton, Jr. has been Chairman and Chief Executive Officer of SunLink since September 10, 1998, President since July 16, 1996, and was Chief Financial Officer from July 18, 1997, through August 31, 2002. From October 1994 to the present, Mr. Thornton also has been a private investor in, and, since March 1995, has been Chairman and Chief Executive Officer of, CareVest Capital, LLC, a private investment and management services firm. Mr. Thornton was an officer and director of and held various executive offices with Hallmark Healthcare Corporation from October 1989 until Hallmark’s merger with Community Health Systems, Inc. in October 1994.
Committees of the Board of Directors After the Merger
The Regional Board has three standing committees that assist it in carrying out its duties — the Audit Committee, the Compensation Committee and the Nominating Committee, each of which operate pursuant to a charter adopted by the Regional Board. Following the completion of the merger, the combined company’s board will continue to have the Audit Committee, the Compensation Committee and the Nominating Committee.
Promptly following the effective time of the merger, the Regional Board shall create the Regional special committee, consisting of the two SunLink Designees and the Chief Executive Officer of Regional that will function at any time or from time to time when a Regional Series D preferred stock director is seated on or remains on the Regional Board. The chairman of the Regional special committee shall be elected by majority vote of the members thereof. All actions by the Regional special committee shall be pursuant to the affirmative vote of a majority of the members thereof.
The Regional special committee shall have delegated to it, to the maximum extent permitted by applicable law, sole and exclusive authority to: (i) authorize and oversee the timing, nature, amount and conduct of the redemption and/or repurchase, in whole or in part, at any time and from time to time, of the Regional Series B preferred stock and/or the Regional Series D preferred stock, and (ii) direct and cause the sale, or other disposition, of Regional Facilities which it may deem necessary to generate funds required to effect such redemption and/or repurchase of the Regional Series B preferred stock and/or the Regional Series D preferred stock, in each case subject to any limitations and requirements under applicable law. Notwithstanding the foregoing, the Regional special committee shall not have the authority to direct and/or cause the sale or other disposition of more than one Regional Facility in any eighteen (18) month period, including any sale or other disposition of a Regional Facility that Regional had already taken not at the direction of the Regional special committee.
Other Covenants and Agreements
The merger agreement contains additional covenants and agreements relating to, among other matters:
•	information and access rights;
•	Section 16 matters;
•	consent rights regarding any press releases or other public statements with respect to the merger agreement, the merger, or the other transactions contemplated by the merger agreement;
•	the allocation of expenses relating to the merger;
•	notification of certain matters;
•	notice, cooperation and coordination relating to transaction-related litigation, if any;

•	the taking of certain actions to ensure no state anti-takeover laws or similar restrictions become applicable to the merger; and
•	the delisting of SunLink common stock from NYSE American and the deregistration of SunLink common stock under the Exchange Act.
Conditions to the Merger
The obligations of SunLink and Regional to complete the merger at or prior to the closing are subject to the satisfaction or waiver (to the extent permitted by applicable law) of the following conditions:
•	the approval of the SunLink merger proposal by the affirmative vote of the holders of a majority of the shares of SunLink common stock outstanding and entitled to vote at the SunLink special meeting;
•
the approval of the Regional merger proposal and Regional share issuance proposal by the affirmative vote of the holders of a majority of all the outstanding shares of Regional common stock entitled to vote on the proposal at the Regional special meeting;

•
no governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order or law which is in effect and which has the effect of making the merger illegal or otherwise prohibiting consummation of the merger or imposing, individually or in the aggregate, a burdensome condition;

•
the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part shall have been declared effective by the SEC under the Securities Act and shall not be the subject of any stop order or pending or threatened (in writing) action seeking a stop order; and

•
the shares of Regional Common Stock and Regional Series D preferred stock issuable pursuant to the merger shall have either (i) been authorized for trading on the OTC markets upon official notice of issuance or (ii) have been authorized for listing on the NYSE American upon official notice of issuance.

SunLink’s obligation to close also is conditioned on the satisfaction or waiver (to the extent permitted by applicable law) of the following conditions:
•	the representations and warranties of Regional being true and correct as of the date of the closing (subject to certain materiality and material adverse effect qualifications);
•
the performance by Regional in all material respects with the covenants and obligations required to be performed by it under the merger agreement on or prior to the date of the closing except where any such failure has not had and would not reasonably be expected to have, individually or in the aggregate, a Regional Material Adverse Effect (as defined in the merger agreement);

•	the absence of a Regional Material Adverse Effect and absence of Regional Debt Distress (as defined in the merger agreement);
•	delivery of an officer’s certificate from an executive officer of Regional as to the satisfaction of the conditions described in the three immediately preceding bullet points;
•	the Regional support and lock-up agreement shall be in full force and effect in accordance with the terms as of the closing;
•
the holders of not more than 2,000,000 shares of SunLink common stock (excluding directors and officers of SunLink and its Subsidiaries) who are entitled to, have properly exercised, and not withdrawn or waived, dissenters’ rights with respect to their SunLink common stock in accordance with the GBCC prior to the effective date;

•
at least five days prior to the date of the closing, Regional shall have entered into one or more valid and binding repurchase agreements with holders of Regional Series B preferred stock requiring, conditioned upon consummation of the closing of the merger, Regional to purchase from such holders and such holders to sell to Regional not fewer than 500,000 shares of Regional Series B preferred stock on or within five business days after the date of the closing; and

•	SunLink shall have received a copy of the Morrison amended and restated employment agreement.

Regional’s obligation to close also is conditioned on the satisfaction or waiver (to the extent permitted by applicable law) of the following conditions:
•	the representations and warranties of SunLink being true and correct as of the date of the closing (subject to certain materiality and material adverse effect qualifications);
•
the performance by SunLink in all material respects with the covenants and obligations required to be performed by it under the merger agreement on or prior to the date of the closing except where any such failure has not had and would not reasonably be expected to have, individually or in the aggregate, a SunLink Material Adverse Effect (as defined in the merger agreement);

•	the absence of a SunLink Material Adverse Effect;
•	delivery of an officer’s certificate from an executive officer of SunLink as to the satisfaction of the of the conditions described in the three immediately preceding bullet points;
•	the SunLink support and lock-up agreement shall be in full force and effect in accordance with the terms as of the closing;
•	Regional shall have received a letter of resignation executed by each director and officer of SunLink, in each case to be effective as of the effective time;
•	Regional shall have received the Thornton employment agreement;
•
Regional shall have received a waiver in writing, executed by Robert M. Thornton, Jr., of any severance and change of control provisions under that certain Amended and Restated Employment Agreement, dated July 1, 2005, by and among SunLink, SunLink Healthcare, LLC and Robert M. Thornton, Jr.;

•
SunLink shall have SunLink Cash and Cash Equivalents, calculated within a period of five days immediately preceding the date of the closing, in an amount equal to or greater than $6,000,000 (subject to adjustment as provided by the merger agreement). At the closing, Regional shall have received a SunLink Cash and Cash Equivalents calculation that shows SunLink Cash and Cash Equivalents of at least $6,000,000 (subject to adjustment as provided by the merger agreement) calculated as of a day within the five days immediately preceding the date of the closing. The Pharmacy Segment shall have Pharmacy Working Capital (exclusive of SunLink Cash and Cash Equivalents of the Pharmacy Segment) in an aggregate amount equal to or greater than $2,500,000. At the closing, Regional shall have received a Pharmacy Working Capital calculation that shows Pharmacy Working Capital (exclusive of SunLink Cash and Cash Equivalents of the Pharmacy Segment) of at least $2,500,000 calculated as of a day within the five days immediately preceding the date of the closing; and

•	As of the date of the closing, there shall be no more than 7,050,000 shares of SunLink common stock issued and outstanding.
Termination
The merger agreement may be terminated at any time prior to the effective time, as applicable, as follows:
•	By mutual written consent of Regional and SunLink;
•	By either Regional or SunLink:
○
If any order or law preventing the consummation of the merger is in effect, or prohibits, makes illegal or enjoins the consummation of the merger and has become final and non-appealable, in each case such that the condition set forth in the merger agreement stating that there shall be no injunctions cannot be satisfied; provided that the right to terminate the merger agreement will not be available to any party that has not complied in all material respects with its obligations taken as a whole under the merger agreement;

○	If the effective time has not occurred by the termination date;
○	Pursuant to the SunLink vote termination right; or
○	Pursuant to the Regional vote termination right.

•	By Regional:
○	Pursuant to the SunLink change of board recommendation termination right;
○	Pursuant to the SunLink breach termination right; or
○	Pursuant to the SunLink capital termination right.
•	By SunLink:
○	Pursuant to the SunLink superior proposal termination right;
○	Pursuant to the Regional change of board recommendation termination right;
○	Pursuant to the Regional breach termination right; or
○	Pursuant to the Regional capital termination right.
Reimbursement Fee
Upon termination of the merger agreement under specified circumstances, including termination (i) by Regional pursuant to the SunLink change of board recommendation termination right or the SunLink breach termination right or (ii) by SunLink pursuant to the SunLink superior proposal termination right, in each case subject to the terms and conditions of the merger agreement, then SunLink shall reimburse Regional for all reasonable out-of-pocket fees and expenses incurred or paid by Regional in connection with the negotiation of the merger agreement or the consummation of any of the transactions contemplated by the merger agreement not to exceed $250,000.
In addition, upon termination of the merger agreement by SunLink pursuant to the Regional change of board recommendation termination right or the Regional breach termination right, then Regional shall reimburse SunLink for all reasonable out-of-pocket fees and expenses incurred or paid by SunLink in connection with the negotiation of the merger agreement or the consummation of any of the transactions contemplated by the merger agreement not to exceed $250,000.
Amendment, Extension and Waiver
Amendment
Subject to applicable law and subject to the other provisions of the merger agreement, the merger agreement may be amended by Regional and SunLink at any time by execution of an instrument in writing signed on behalf of each of Regional and SunLink (pursuant to authorized action by (i) the SunLink Board (or a committee thereof) in the case of SunLink, except that in the event that SunLink has received SunLink shareholder approval of the SunLink merger proposal and the SunLink advisory compensation proposal, no amendment may be made to the merger agreement that requires the approval of SunLink’s shareholders pursuant to the GBCC without such approval and (ii) the Regional Board (or a committee thereof) in the case of Regional, except that in the event that Regional has received the Regional common stock shareholder approval of the Regional merger proposal and the Regional share issuance proposal, no amendment may be made to the merger agreement that requires the approval of Regional’s shareholders pursuant to the GBCC without such approval).
Extension; Waiver
At any time and from time to time prior to the effective time, Regional or SunLink may, to the extent legally allowed and except as otherwise set forth in the merger agreement, (a) extend the time for the performance of any of the obligations or other acts of the other party, as applicable; (b) waive any inaccuracies in the representations and warranties made to such party contained in the merger agreement or in any document delivered pursuant thereto; and (c) subject to the requirements of applicable law, waive compliance with any of the agreements or conditions for the benefit of such party contained in the merger agreement. Any agreement on the part of Regional or SunLink to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such party. Any delay in exercising any right pursuant to the merger agreement will not constitute a waiver of such right.
Governing Law; Jurisdiction
The merger agreement will be governed by and construed in accordance with the internal laws of the State of Georgia without giving effect to any choice or conflict of law provision or rule.

The parties have agreed to submit themselves to the exclusive personal jurisdiction of the United States District Court for the Northern District of Georgia or in any state court located in Atlanta, Georgia, and any appellate court from any of the foregoing.
Waiver of Jury Trial
The parties have agreed to waive all rights to trial by jury in any action arising out of the merger agreement or the transactions contemplated in the merger agreement.
Enforcement
The parties have agreed that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of the merger agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages, even if available, may not be an adequate remedy for any such breach. Accordingly, the parties have agreed that they will be entitled to an injunction or any other form of equitable relief to prevent breaches of the merger agreement (without the obligation to post a bond with respect to such equitable relief) and to enforce specifically the terms and provisions of the merger agreement, in addition to any other remedy to which they are entitled at law or in equity.

OTHER AGREEMENTS RELATED TO THE MERGER
Regional Support and Lock-Up Agreement
This section describes the material terms of the Regional support and lock-up agreement. The descriptions of the Regional support and lock-up agreement in this section and elsewhere in this joint proxy statement/prospectus are qualified in their entirety by reference to the complete text of the Regional support and lock-up agreement, a copy of which is attached as Annex B and is incorporated by reference into this joint proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the Regional support and lock-up agreement that is important to you. You are encouraged to carefully read the entire Regional support and lock-up agreement.
In connection with the transactions contemplated by the merger agreement, on January 3, 2025, the Supporting Regional Shareholders entered into the Regional support and lock-up agreement pursuant to which the Supporting Regional Shareholders agreed to vote, at the Regional special meeting, shares of Regional common stock owned by them representing approximately 13.5% of the aggregate voting power of such shares as of the Regional record date, (i) in favor of the adoption of the merger agreement and transactions contemplated thereby, including the merger, (ii) in any other circumstances upon which a resolution or other approval is required under the organizational documents of Regional or otherwise sought with respect to the merger agreement or the transactions contemplated thereby, including the merger, in each case, to the extent necessary to consummate the transactions contemplated thereby, to vote, consent or approve, (iii) against and withhold consent with respect to any merger, purchase of all or substantially all of Regional’s assets or other business combination transaction (other than the merger agreement and transactions contemplated thereby, including the merger), and (iv) against any proposal, action or agreement that would reasonably be expected to (A) impede, frustrate, prevent or nullify any provision of the Regional support and lock-up agreement, the merger agreement, the merger or the other transactions contemplated thereby, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Regional under the merger agreement, (C) result in any of the conditions set forth in Article VI of the merger agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Regional (provided, however, that the foregoing shall not apply to the establishment by Regional of the Regional Series D preferred stock or the issuance of the merger consideration). The Supporting Regional Stockholders are Brent S. Morrison, Paul O’Sullivan, Kenneth Taylor and David Tenwick.
The Regional Support and Lockup Agreement will terminate with respect to its support provisions upon the earliest to occur of (i) 60 days after the completion of the merger, (iii) the termination of the merger agreement in accordance with its terms, and (c) as to each Supporting Regional Shareholder, the written agreement of Regional, SunLink and such Supporting Regional Shareholder.
SunLink Support and Lock-Up Agreement
This section describes the material terms of the SunLink Support and Lock-Up Agreement. The descriptions of the SunLink Support and Lock-Up Agreement in this section and elsewhere in this joint proxy statement/prospectus are qualified in their entirety by reference to the complete text of the SunLink Support and Lock-Up Agreement, a copy of which is attached as Annex C and is incorporated by reference into this joint proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the SunLink Support and Lock-Up Agreement that is important to you. You are encouraged to carefully read the entire SunLink Support and Lock-Up Agreement.
In addition, on January 3, 2025, in connection with the transactions contemplated by the merger agreement, the Supporting SunLink Shareholders entered into the SunLink support and lock-up agreement pursuant to which the Supporting SunLink Shareholders agreed to vote, at the SunLink special meeting, shares of SunLink common stock owned by them representing approximately 23.3% of the aggregate voting power of such shares as of the SunLink record date, (i) in favor of the adoption of the merger agreement and transactions contemplated thereby, including the merger, (ii) in any other circumstances upon which a resolution or other approval is required under the organizational documents of SunLink or otherwise sought with respect to the merger agreement or the transactions contemplated thereby, including the merger, in each case, to the extent necessary to consummate the transactions contemplated thereby, to vote, consent or approve, (iii) against and withhold consent with respect to any merger, purchase of all or substantially all of SunLink’s assets or other business combination transaction

(other than the merger agreement and transactions contemplated thereby, including the merger), and (iv) against any proposal, action or agreement that would reasonably be expected to (A) impede, frustrate, prevent or nullify any provision of the Regional support and lock-up agreement, the merger agreement, the merger or the other transactions contemplated thereby, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of SunLink under the merger agreement, (C) result in any of the conditions set forth in Article VI of the merger agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, SunLink. The Supporting SunLink Stockholders are Robert M. Thornton, Jr., Mark J. Stockslager, Steven J. Baileys, Gene E. Burleson, and C. Michael Ford.
The SunLink Support and Lockup Agreement will terminate with respect to its support provisions upon the earliest to occur of (i) 60 days after the completion of the merger, (iii) the termination of the merger agreement in accordance with its terms, and (c) as to each Supporting SunLink Shareholder, the written agreement of Regional, SunLink and such Supporting SunLink Shareholder.
Additional Transaction Agreements
This section describes the material terms of the Morrison amended and restated employment agreement and the Thornton employment agreement. The descriptions of the agreements in this section and elsewhere in this joint proxy statement/prospectus are qualified in their entirety by reference to the complete text of the agreements, copies of which are attached as Annexes F and G, respectively, and are incorporated by reference into this joint proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about these agreements that is important to you. You are encouraged to carefully read these agreements in their entirety.
Morrison Amended and Restated Employment Agreement
In connection with the merger agreement and the transactions thereunder, Regional and Brent S. Morison will enter into the Morrison amended and restated employment agreement, to be effective as of the effective time. The Morrison amended and restated employment agreement shall amend and restate in its entirety that certain Employment Agreement, dated July 1, 2021, by and between Mr. Morrison and Regional.
The Morrison amended and restated employment agreement provides for an initial term of three years, and thereafter automatically renews for successive additional 12-month periods unless earlier terminated pursuant to the terms and conditions of the Morrison amended and restated employment agreement or written notice of non-renewal is given by either Mr. Morrison or Regional at least 90 days prior to the expiration of the then-current term.
Pursuant to the Morrison amended and restated employment agreement, Mr. Morrison is entitled to an initial base salary of $360,000 (the “Morrison Salary”). Mr. Morrison’s salary will be reviewed at least annually for increase, but not decrease, by the Compensation Committee of the Regional Board (the “Compensation Committee”). The Morrison amended and restated employment agreement also provides that Mr. Morrison is eligible for a discretionary cash bonus of between 50% and 125% of the Morrison Salary, with a target bonus of 100% of the Morrison Salary (the “Morrison Target Bonus”), based on the achievement of operational and strategic performance goals established by the Compensation Committee. The Morrison amended and restated employment agreement further provides that, subject to approval by the Compensation Committee, Mr. Morrison’s continued employment with Regional through the grant date, and to the extent shares of Regional common stock are available for issuance of the awards under the Regional Health Properties, Inc. 2023 Omnibus Incentive Compensation Plan (the “2023 Plan”), Regional will grant to Mr. Morrison, pursuant to and subject to the terms and conditions of the 2023 Plan and related award agreement, 100,000 shares of Regional common stock as an Award of Restricted Stock Units (as defined in the 2023 Plan) and an Incentive Stock Option (as defined in the 2023 Plan) to purchase 100,000 shares of Regional common stock, each subject to the terms of the 2023 Plan and award agreement. If insufficient shares of Regional common stock are available under the 2023 Plan for issuance of the full award, Regional will use reasonable efforts to obtain shareholder approval to increase the shares of Regional common stock available under the 2023 Plan in order to grant the full award.
Upon termination of Mr. Morrison’s employment under the Morrison amended and restated employment agreement for any reason, Mr. Morrison shall be entitled to receive the following: (i) unpaid salary earned through the date of termination; (ii) any vacation time earned but not used as of the date Mr. Morrison’s employment terminates in accordance with Regional policies as then in effect; (iii) reimbursement, upon Mr. Morrison’s timely presentation of an itemized account and substantiation therefor and otherwise in accordance with Regional’s and its affiliates policies and procedures, for reasonable direct out-of-pocket expenses incurred by Mr. Morrison on behalf of Regional in connection with and necessary for the rendering of his services to Regional under the Morrison amended and restated employment agreement but not yet paid to Mr. Morrison as of the date his employment terminates; (iv) except in the case of a termination by Regional and its affiliates for Cause (as defined in the Morrison amended and restated employment agreement), Mr. Morrison’s annual bonus for any completed fiscal year to the extent not yet paid and earned; and (v) all other payments, benefits or fringe benefits to which Mr. Morrison is entitled under the terms of the applicable arrangements and/or applicable law (all of the foregoing clauses (i) – (v) collectively, the “Morrison Accrued Obligations”).
If Mr. Morrison’s employment is terminated by Regional without Cause, then, contingent upon Mr. Morrison’s signing a general release, Mr. Morrison will continue to receive his then base salary for 12 months following the date of his termination, payable in bi-monthly installments in accordance with Regional’s normal payroll procedures, subject to the terms and conditions of the Morrison amended and restated employment agreement.
Pursuant to the Morrison amended and restated employment agreement, (i) during the employment term and for six months thereafter, Mr. Morrison is subject to a non-competition provision; (ii) during the employment term and for 12 months thereafter, Mr. Morrison is subject to a non-solicitation of employees provision; and (iii) during the employment term and perpetually thereafter, Mr. Morrison is subject to a confidentiality provision.
Thornton Employment Agreement
In connection with the merger agreement and the transactions thereunder, Regional and Robert M. Thornton will enter into the Thornton employment agreement, to be effective as of the effective time. Pursuant to the Thornton employment agreement, Mr. Thornton will serve as Executive Vice President – Corporate Strategy of the combined company.
The Thornton employment agreement provides for a term of 36 months. Pursuant to the Thornton employment agreement, Mr. Thornton is entitled to a base salary (the “Thornton Base Salary”) at the gross rate of: (i) $25,000 per month for each of the first 12 consecutive months of the term commencing with the Commencement Date (as defined in the Thornton employment agreement); (ii) $20,833 per month for each of the second 12 consecutive months of the term commencing with the first 12-month anniversary of the Commencement Date; and (iii) $15,799 per month for each of the third 12 consecutive months of the term commencing with the second 12-month anniversary of the Commencement Date. The Regional Board shall review the Thornton Base Salary at least annually to determine whether in its sole discretion an increase in the Thornton Base Salary would be appropriate. The Thornton employment agreement also provides that Mr. Thornton is eligible to receive an annual discretionary bonus during each year of the term on a reasonably comparable basis to the performance criteria the Regional Board utilizes with respect to the Regional Chief Executive Officer’s annual discretionary bonus, of which such annual discretionary bonus shall not exceed 62.5% of the Thornton Base Salary.
The Thornton employment agreement further provides that the Compensation Committee shall authorize and Regional shall grant to Mr. Thornton, subject to terms and conditions of the related award agreement, an inducement grant of 100,000 restricted shares of Regional common stock, which shall vest one third on the Commencement Date, one third on the first 12-month anniversary of the Commencement Date and one third on the second 12-month anniversary of the Commencement Date.
If Mr. Thornton’s employment with Regional shall be terminated during the term (i) by reason of Death (as defined in the Thornton employment agreement), or (ii) by Regional due to Mr. Thornton’s Disability (as defined in the Thornton employment agreement) or for Cause (as defined in the Thornton employment agreement), Regional shall pay to Mr. Thornton or his heirs within 30 days after the termination date a lump sum cash payment equal to the Thornton Accrued Compensation to which Mr. Thornton is entitled. “Thornton Accrued Compensation” shall mean (i) an amount of unpaid Thornton Base Salary earned through the termination date; (ii) annual bonus for any completed calendar year and the portion of annual bonus for the current calendar year to the extent earned (i.e. to the extent the applicable annual goals or performance measures relevant to Mr. Thornton or Regional as a whole have been proportionally achieved or accomplished to termination date) but not yet paid; and (iii) reimbursement for unpaid reasonable and necessary business expenses incurred and substantiated by Mr. Thornton on behalf of Regional or its subsidiaries during the period ending on the termination date, in accordance with Regional’s policy.
If Mr. Thornton’s employment is terminated by Regional for any reason other than for Cause within one year after a Change in Control (as defined in the Thornton employment agreement), then, contingent upon Mr. Thornton’s signing a general release, Mr. Thornton shall receive from Regional (i) an aggregate of $300,000 (minus applicable tax withholdings) to be paid in substantially equal monthly installments over the Severance Period in accordance with the normal payroll schedule of Regional; (ii) an aggregate gross amount equal to one year’s Thornton Base Salary at the then-current rate earned for that year payable in monthly installments beginning on the first regular payroll period immediately following the end of the Severance Period; (iii) Thornton Accrued Compensation within 30 days after the termination date in a lump sum, including without limitation, a pro rata portion of any accrued but unpaid annual bonus for which performance goals have been achieved; (iv) the balance of certain other benefits as set forth in the Thornton employment agreement for 24 months following termination, subject to the terms and conditions of such plans and programs; and (v) Mr. Thornton’s unvested awards under Regional’s equity plans (whether such plans are in effect now or in the future) (if any) shall vest (as well as any unvested portion of the inducement grant), and shall be exercisable pursuant to the terms of the applicable equity plans and award agreement. “Severance Period” shall mean and include the time remaining in the balance of the term immediately prior to termination.
If Mr. Thornton’s employment with Regional is terminated during the term by Regional other than for Death, Disability, or Cause, then, contingent upon Mr. Thornton’s signing a general release, Mr. Thornton shall receive monthly severance payments with such monthly severance payment equal to the product of (x) an amount equal in the aggregate to the number of months (rounded up to the nearest whole month) remaining in the Severance Period times (y) the then applicable monthly rate of Thornton Base Salary, to be paid in substantially equal monthly installments in accordance with the normal payroll schedule of Regional beginning with the termination date for and over the Severance Period. If Mr. Thornton voluntarily resigns, the foregoing aggregate amount shall be reduced by 20%.
Pursuant to the Thornton employment agreement, (i) during the employment term and for six months thereafter, Mr. Thornton is subject to a non-competition provision; (ii) during the employment term and for 24 months thereafter, Mr. Thornton is subject to a non-solicitation of employees provision; and (iii) during the employment term and perpetually thereafter, Mr. Thornton is subject to a confidentiality provision.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following discussion sets forth the anticipated material United States federal income tax consequences of the merger to U.S. holders (as defined below) of SunLink common stock that exchange their shares of SunLink common stock for the merger consideration and the SunLink special cash dividends. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any United States federal laws other than those pertaining to income tax. This discussion is based upon the Code, the U.S. Treasury regulations promulgated under the Code and court and administrative rulings and decisions, and administrative authorities, all as in effect on the date of this joint proxy statement/prospectus. These laws may change, possibly retroactively, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion.
This discussion addresses only those U.S. holders of SunLink common stock that hold their shares of SunLink common stock, as applicable, as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to U.S. holders in light of their particular circumstances and does not apply to U.S. holders subject to special treatment under the United States federal income tax laws, including if they are:
•	a financial institution;
•	a tax-exempt organization;
•	a pass-through entity (or an investor in a pass-through entity);
•	an insurance company;
•	a mutual fund;
•	a dealer or broker in stocks and securities, or currencies;
•	a trader in securities that elects to apply a mark-to-market method of tax accounting;
•	a holder of SunLink common stock that received SunLink common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;
•	a person that is not a U.S. holder, including former residents of the United States;
•	a person that has a functional currency other than the U.S. dollar;
•	a real estate investment trust;
•	a regulated investment company;
•	a holder of SunLink common stock that holds SunLink common stock as part of a hedge, straddle, constructive sale, wash sale, conversion or other integrated transaction;
•	a holder of SunLink common stock that holds SunLink common stock as part of an investment, retirement plan, individual retirement account, or other tax-deferred accounts; or
•	a United States expatriate.
In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. Determining the actual tax consequences of the merger to you may be complex. They will depend on your specific situation and on factors that are not within the control of SunLink or Regional. You should consult with your tax advisor as to the tax consequences of the merger in your particular circumstances.
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of SunLink common stock that is for U.S. federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation for U.S. federal income tax purposes, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more

United States persons have the authority to control all substantial decisions of the trust or (b) such trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes, or (iv) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.
The U.S. federal income tax consequences to a partner in an entity or arrangement that is treated as a partnership for United States federal income tax purposes and that holds SunLink common stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding SunLink common stock should consult their tax advisors regarding the tax consequences of the merger to their specific circumstances.
SunLink Special Cash Dividends
SunLink intends to take the position that any amount paid with respect to the SunLink special cash dividends is treated as a distribution with respect to SunLink common stock, and not as consideration in the merger. Although SunLink believes its position with respect to the SunLink special cash dividends is correct, the IRS may take a contrary position, and to the extent the IRS were to prevail, the amount paid as the SunLink special cash dividends would be treated as additional cash received in connection with the merger, and not as a distribution as described in the succeeding paragraph.
Assuming the SunLink special cash dividends are treated as a distribution with respect to SunLink common stock, the gross amount paid to you will be characterized as dividend income to the extent paid out of SunLink’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). SunLink does not expect to be able to determine the amount of its current and accumulated earnings and profits by the time required for supplying Form 1099-DIV to shareholders, and so anticipates that it will be required to report the entire amount of the SunLink special cash dividends as a taxable dividend for U.S. federal income tax purposes.
Dividend income will be includible in your gross income on the day received by you. Under current legislation, this income will generally be taxed to you (if you are a non-corporate taxpayer) at the rates applicable to long-term capital gains, provided that a minimum holding period and other requirements are satisfied. Corporate U.S. holders may be entitled to a dividends-received deduction with respect to distributions treated as dividend income for U.S. federal income tax purposes, subject to limitations and conditions. In addition, U.S. holders that are corporations should consult their tax advisors regarding the potential applicability of the “extraordinary dividend” provisions of the Code.
Distributions to you in excess of earnings and profits will be treated first as a return of capital that reduces your tax basis in the SunLink common stock, and then as gain from the sale or exchange of SunLink common stock. This gain will be capital gain provided that you hold the SunLink common stock as a capital asset as of the time of the SunLink special cash dividends.
Tax Consequences of the Merger Generally
The parties intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, each holder of SunLink common stock should consult its tax advisor with respect to the particular tax consequences of the merger to such holder. On the basis that the merger qualifies as a “reorganization” within the meaning of Section 368(a), the material U.S. federal income tax consequences of the merger to U.S. holders of SunLink common stock are set forth in the remainder of this discussion:
•
a holder who receives solely shares of Regional common stock and Regional Series D preferred stock (or receives Regional common stock and Regional Series D preferred stock and cash solely in lieu of a fractional share) in exchange for shares of SunLink common stock generally will not recognize any gain or loss upon the merger, except with respect to the cash received in lieu of a fractional share of Regional common stock and Regional Series D preferred stock;

•
the aggregate tax basis of the Regional common stock and new Regional Series D preferred stock received in the merger (including any fractional shares in Regional common stock and Regional Series D preferred stock deemed received and sold for cash as described below) will be equal to the holder’s aggregate tax basis in the SunLink common stock for which it is exchanged;

•
the holding period of Regional common stock and new Regional Series D preferred stock received in the merger (including any fractional shares deemed received and sold for cash as described below) will include the holder’s holding period of the SunLink common stock for which it is exchanged.

If holders acquired different blocks of SunLink common stock at different times and at different prices, a holder’s tax basis and holding period in Regional common stock and new Regional Series D preferred stock may be determined with reference to each block of SunLink common stock.
Cash Instead of a Fractional Share
A holder of SunLink common stock who receives cash instead of a fractional share of Regional common stock and Regional Series D preferred stock will be treated as having received the fractional share of Regional common stock and Regional Series D preferred stock pursuant to the merger and then as having sold that fractional share for cash. As a result, generally such a holder will recognize gain or loss equal to the difference between the amount of cash received and the basis allocable to such holder’s fractional share of Regional common stock and Regional Series D preferred stock. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective time, the holding period for such fractional shares (including the holding period of SunLink common stock surrendered therefor) is greater than one (1) year. Long-term capital gains of certain non-corporate holders, including individuals, generally are taxed at preferential rates. The deductibility of capital losses is subject to limitations.
Backup Withholding
Payments of cash to a non-corporate holder of SunLink common stock in connection with the merger may be subject to information reporting and backup withholding (currently at a rate of twenty-four percent (24%)). A holder of SunLink common stock generally will not be subject to backup withholding, however, if the holder:
•
furnishes a correct taxpayer identification number, certifies that the holder is not subject backup withholding on IRS form W-9 (or an applicable substitute or successor form) and otherwise complies with all the applicable requirements of the backup withholding rules; or

•	provides proof of an applicable exemption from backup withholding.
Any amounts withheld under the backup withholding rules are not additional tax and will generally be allowed as a refund or credit against the holder’s United States federal income tax liability, provided that the required information is timely furnished to the IRS.
This summary of certain material United States federal income tax consequences is for general information only and is not intended to be, and should not be construed as, tax advice. You are urged to consult your tax advisor with respect to the application of United States federal income tax laws to your particular situation as well as any tax consequences arising under the United States federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

THE REGIONAL SPECIAL MEETING
This joint proxy statement/prospectus is being provided to the holders of Regional common stock as part of a solicitation of proxies by the Regional Board for use at the Regional special meeting to be held at the time and place specified below and at any properly convened meeting following an adjournment or postponement thereof. This joint proxy statement/prospectus provides Regional shareholders with information they need to know to be able to vote or instruct the voting of their shares of Regional common stock at the Regional special meeting.
Date, Time and Place
The Regional special meeting will be held in person at 1050 Crown Pointe Parkway, Atlanta, Georgia 30338, at 10:00 a.m., Eastern time, on July 29, 2025.
Purpose of the Regional Special Meeting
At the Regional special meeting, Regional shareholders will be asked to consider and vote upon the following matters:
1.	the Regional merger proposal;
2.	the Regional share issuance proposal; and
3.	the Regional adjournment proposal.
Completion of the merger is conditioned on Regional shareholders approving the Regional merger proposal and the Regional share issuance proposal. Approval of the Regional adjournment proposal is not a condition to the completion of the merger.
Recommendation of the Regional Board of Directors
The Regional Board has determined that the transaction documents to which Regional is a party and the transactions contemplated thereby are advisable and fair to, and in the best interests of, Regional and its shareholders, approved the transaction documents to which Regional is a party and the transactions contemplated thereby and recommends that Regional shareholders vote “FOR” the Regional merger proposal, “FOR” the Regional share issuance proposal and “FOR” the Regional adjournment proposal. The Regional Board made is determinations after consultation with legal and financial advisors and consideration of a number of factors. See the sections entitled “The Merger-Regional’s Reasons for the Merger; Recommendation of the Regional Board of Directors” for a more detailed discussion of the Regional Board’s recommendation.
Regional shareholders should carefully read this joint proxy statement/prospectus, including any documents incorporated by reference, and the annexes in their entirety for more detailed information concerning the merger and the other transactions contemplated by the merger agreement.
Regional Record Date; Stock Entitled to Vote
The Regional Board has fixed the close of business on June 20, 2025 as the record date for the Regional special meeting. Only holders of record of Regional common stock as of the close of business on the Regional record date for the Regional special meeting are entitled to notice of, and to vote at, the Regional special meeting or any adjournment or postponement thereof. Holders of Regional common stock are entitled to one vote per share. The holders of shares of Regional Series A preferred stock and Regional Series B preferred stock are not being asked to vote, and are not entitled to any voting powers, on the proposals to be presented at the Regional special meeting because such votes are not required by the Regional articles of incorporation, the Regional bylaws or the laws of the State of Georgia.
On the Regional record date, there were 2,242,239 shares of Regional common stock outstanding.
Voting by Regional’s Directors and Executive Officers
As of the close of business on the Regional record date, Regional’s directors and executive officers and their affiliates beneficially owned and were entitled to vote approximately 327,259 shares of Regional common stock, or approximately 14.6% of the shares of Regional common stock outstanding on that date. Pursuant to the

Regional support and lock-up agreement, Regional expects certain of its directors and executive officers to vote their shares of Regional common stock in favor of the Regional merger proposal, the Regional share issuance proposal and the Regional adjournment proposal at the Regional special meeting.
Quorum
Regional’s bylaws provide that the presence at the Regional special meeting, in person or represented by proxy, of one-third (1/3) of the votes entitled to be cast on a matter will constitute a quorum for action on that matter.
Required Vote
Approval of the Regional merger proposal and the Regional share issuance proposal requires the affirmative vote of the holders of a majority of all the outstanding shares of Regional common stock entitled to vote on the proposal at the Regional special meeting. Approval of the Regional adjournment proposal requires the affirmative vote of a majority of the voting shares of Regional common stock represented at the Regional special meeting.
Attending the Regional Special Meeting
Due to space limitations, attendance is limited to Regional shareholders and persons holding valid legal proxies from those shareholders. Admission to the Regional special meeting is on a first-come, first-served basis. Registration will begin at 9:45 a.m., Eastern time. Valid government-issued picture identification must be presented to attend the Regional special meeting. If you hold Regional common stock through a bank, broker, trustee or other nominee, you must bring a copy of a statement reflecting your stock ownership as of the Regional record date, and if you wish to vote in person, you must also bring a legal proxy from your bank, broker, trustee or other nominee. Mobile phones, cameras, recording devices, and other electronic devices are not permitted. If you require special assistance at the Regional special meeting, please contact Regional’s Corporate Secretary at 1050 Crown Pointe Parkway, Suite 720, Atlanta, Georgia 30338.
Proxies
Holders of record may vote by proxy or in person at the Regional special meeting. If you hold your shares of Regional common stock in your name as a holder of record, to submit a proxy, you, as a Regional shareholder, may use one of the following methods:
•	Via the Internet: by visiting the website indicated on the accompanying proxy card and following the instructions.
•	By telephone: by calling the toll-free number indicated on the accompanying proxy card and following the recorded instructions.
•
By mail: by completing the accompanying proxy card and returning it in the postage-paid envelope. If you do not have the postage-paid envelope, please mail your completed proxy card to the following address: Regional Health Properties, Inc., 1050 Crown Pointe Parkway, Suite 720, Atlanta, Georgia 30338, Attn: Corporate Secretary.

If you submit your proxy via the Internet or by telephone, you must do so no later than 11:59 p.m., Eastern time, on the day before the Regional special meeting. If you vote by mail, your proxy card must be received no later than 11:59 p.m., Eastern time, on the day before the Regional special meeting.
Every vote is important. Accordingly, you should sign, date and return the enclosed proxy card, or vote via the Internet or by telephone, whether or not you plan to attend the Regional special meeting in person. Sending in your proxy card or voting by telephone or on the Internet will not prevent you from voting your shares personally at the meeting because you may revoke your proxy at any time before it is voted.
General
Please be aware that any costs related to voting via the Internet, such as Internet access charges, will be your responsibility.

All properly signed proxies that are timely received and that are not revoked will be voted at the Regional special meeting according to the instructions indicated on the proxies or, if no direction is indicated, they will be voted as recommended by the Regional Board.
Treatment of Abstentions; Failure to Vote; Shares Held in Street Name
For purposes of the Regional special meeting, an abstention occurs when a Regional shareholder attends the Regional special meeting in person and does not vote or returns a proxy with an “abstain” instruction.
If your shares of Regional common stock are held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Your broker, bank or other nominee is obligated to provide you with a voting instruction form for you to use.
Please note that you may not vote shares held in street name by returning a proxy card directly to Regional or by voting in person during the Regional special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee. If you choose to vote your shares in person at the Regional special meeting, you must present a valid government-issued picture identification and a copy of a brokerage statement reflecting your stock ownership as of the Regional record date.
Brokers who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine” without specific instructions from the beneficial owner. It is expected that all of the proposals to be voted on at the Regional special meeting are “non-routine” matters.
Completion of the merger is conditioned on Regional shareholders approving the Regional merger proposal and the Regional share issuance proposal. Approval of the Regional adjournment proposal is not a condition to the completion of the merger.
•
Approval of the Regional merger proposal: A Regional shareholder’s abstention from voting, the failure of a Regional shareholder who holds his or her shares in “street name” through a broker, bank, nominee, or other holder of record to give voting instructions to that broker, bank, nominee, or other holder of record or a Regional shareholder’s other failure to vote will have the same effect as a vote “AGAINST” the proposal.

•
Approval of the Regional share issuance proposal: A Regional shareholder’s abstention from voting, the failure of a Regional shareholder who holds his or her shares in “street name” through a broker, bank, nominee, or other holder of record to give voting instructions to that broker, bank, nominee, or other holder of record or a Regional shareholder’s other failure to vote will have the same effect as a vote “AGAINST” the proposal.

•
Approval of the Regional adjournment proposal (if necessary): A Regional shareholder’s abstention from voting, the failure of a Regional shareholder who holds his or her shares in “street name” through a broker, bank, nominee, or other holder of record to give voting instructions to that broker, bank, nominee, or other holder of record or a Regional shareholder’s other failure to vote will have no effect on the Regional adjournment proposal.

Revocability of Proxies
Any shareholder giving a proxy has the power to revoke it at any time before the proxy is voted at the special meeting. If you are a shareholder of record, you may revoke your proxy in any of the following ways:
•
by logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case, if you are eligible to do so;

•
by sending a notice of revocation or a completed proxy card bearing a later date than your original proxy card to Regional Health Properties, Inc., 1050 Crown Pointe Parkway, Suite 720, Atlanta, Georgia 30338, Attn: Corporate Secretary; or

•	by attending the Regional special meeting and voting.

Any signed proxy revocation or new signed proxy must be received before the beginning of the Regional special meeting. In addition, you may change your vote through the Internet or by telephone (if you originally voted by the corresponding method) not later than 11:59 p.m., Eastern time, on the day before the Regional special meeting.
If your shares are held by a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee, or applicable plan administrator to find out how to do so.
Attendance at the Regional special meeting will not in and of itself constitute revocation of a proxy. A revocation or later-dated proxy received by Regional after the vote will not affect the vote. Regional’s Corporate secretary’s mailing address is: Regional Health Properties, Inc., 1050 Crown Pointe Parkway, Suite 720, Atlanta, Georgia 30338, Attn: Corporate Secretary. If the Regional special meeting is postponed or adjourned, it will not affect the ability of Regional shareholders of record as of the Regional record date to exercise their voting rights or to revoke any previously granted proxy using the methods described above.
Solicitation
The Regional Board is soliciting proxies for the Regional special meeting from its shareholders. Regional will bear the entire cost of the solicitation of proxies of its shareholders, including preparation, assembly and delivery, as applicable, of this joint proxy statement/prospectus, the proxy card and any additional materials furnished to Regional shareholders. Proxies may be solicited by directors, officers and a small number of Regional’s regular employees personally or by mail, telephone or facsimile, but such persons will not be specially compensated for such service. As appropriate, copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians that hold shares of Regional common stock of record for beneficial owners for forwarding to such beneficial owners. Regional may also reimburse persons representing beneficial owners for their costs of forwarding the solicitation material to such owners.
Assistance
If you need assistance with voting via the Internet, voting by telephone or completing your proxy card, or have questions regarding the Regional special meeting, please contact Regional at (678) 869-5116.
Your vote is very important regardless of the number of shares of Regional common stock that you own. Please vote your shares via the Internet or by telephone, or sign, date and return a proxy card promptly to ensure that your shares can be represented, even if you otherwise plan to attend the Regional special meeting in person.
Tabulation of Votes
Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes cast at the Regional special meeting, and representatives of Continental Stock Transfer & Trust Company will act as the Independent Inspector of Election.
Adjournments
Subject to certain restrictions contained in the merger agreement, the Regional special meeting may be adjourned from time to time to allow additional time for obtaining additional proxies or as otherwise determined to be necessary or appropriate by the chairperson of the meeting.
At any Regional special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the Regional special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned meeting.

REGIONAL SPECIAL MEETING PROPOSALS
Regional Proposal 1: The Regional Merger Proposal
(Item 1 on the proxy card)
In the Regional merger proposal, Regional is asking its shareholders to approve the merger agreement and the transactions contemplated thereby, including the merger. Approval of the Regional merger proposal by Regional shareholders is required for completion of the merger.
Approval of the Regional merger proposal requires the affirmative vote of the holders of a majority of all the outstanding shares of Regional common stock entitled to vote on the proposal at the Regional special meeting.
The Regional Board recommends that Regional shareholders vote “FOR” the approval of the Regional merger proposal (Item 1).
Regional Proposal 2: The Regional Share Issuance Proposal
(Item 2 on the proxy card)
On June 11, 2025, NYSE American filed a Form 25 with the SEC to delist the Regional common stock and the Regional Series A preferred stock. As of the date of this joint proxy statement/prospectus, shares of Regional common stock and Regional Series A preferred stock trade on OTCQB under the symbols “RHEP” and “RHEPA,” respectively. For more details on the listing of the Regional common stock, including its current suspension from trading on NYSE American, see “Risk Factors–On June 11, 2025, the Exchange filed a Form 25 with the SEC to delist the Regional common stock and the Regional Series A preferred stock.”
Section 712(b) of the NYSE Company Guide states that shareholder approval is required as a prerequisite to approval of applications to list additional shares to be issued as sole or partial consideration for an acquisition of the stock or assets of another company “where the present or potential issuance of common stock, or securities convertible into common stock, could result in an increase in outstanding common shares of 20% or more.”
In the Regional share issuance proposal, Regional is asking its common stock shareholders to approve the issuance of shares of Regional common stock and shares of Regional Series D preferred stock in connection with the merger. Approval of the Regional share issuance proposal by Regional shareholders is required for completion of the merger.
Notwithstanding the filing of the Form 25 by NYSE American to delist the Regional common stock and the Regional Series A preferred stock, Regional intends to continue to ask its shareholders to approve the issuance of shares of Regional common stock and shares of Regional Series D preferred stock in connection with the merger.
Approval of the Regional share issuance proposal requires the affirmative vote of the holders of a majority of all the outstanding shares of Regional common stock entitled to vote on the proposal at the Regional special meeting.
The Regional Board recommends that Regional shareholders vote “FOR” the approval of the Regional share issuance proposal (Item 2).
Regional Proposal 3: The Regional Adjournment Proposal
(Item 3 on the proxy card)
In the Regional adjournment proposal, Regional is asking its shareholders to approve the adjournment of the Regional special meeting from time to time to solicit additional proxies in favor of the Regional merger proposal or the Regional share issuance proposal if there are insufficient votes at the time of such adjournment to approve the Regional merger proposal or the Regional share issuance proposal or if otherwise determined by the chairperson of the meeting to be necessary or appropriate. Approval of the Regional adjournment proposal by Regional shareholders is not required for completion of the merger.
Approval of the Regional adjournment proposal requires the affirmative vote of a majority of the voting shares of Regional common stock represented at the Regional special meeting.
The Regional Board recommends that Regional shareholders vote “FOR” the approval of the Regional adjournment proposal (Item 3).

THE SUNLINK SPECIAL MEETING
This joint proxy statement/prospectus is being provided to the holders of SunLink common stock as part of a solicitation of proxies by the SunLink Board for use at the SunLink special meeting to be held at the time and place specified below and at any properly convened meeting following an adjournment or postponement thereof. This joint proxy statement/prospectus provides SunLink shareholders with information they need to know to be able to vote or instruct the voting of their shares of SunLink common stock at the SunLink special meeting.
Date, Time and Place
The SunLink special meeting will be held in person Hyatt House Hotel, 3595 Cumberland Blvd., Atlanta, Georgia 30339, at 10:00 a.m., Eastern time, on July 29, 2025.
Purpose of the SunLink Special Meeting
At the SunLink special meeting, SunLink shareholders will be asked to consider and vote upon the following matters:
1.	the SunLink merger proposal;
2.	the SunLink advisory compensation proposal; and
3.	the SunLink adjournment proposal.
Completion of the merger is conditioned on SunLink shareholders approving the SunLink merger proposal. Approval of the SunLink advisory compensation proposal and the SunLink adjournment proposal is not a condition to the completion of the merger.
Recommendation of the SunLink Board of Directors
The SunLink Board has unanimously determined that the transaction documents to which SunLink is a party and the transactions to which SunLink is a party contemplated thereby, including the merger, are advisable and fair to, and in the best interests of, SunLink and its shareholders, approved and declared advisable the transaction documents and the transactions contemplated thereby, including the merger, and unanimously recommends that holders of shares of SunLink common stock vote “FOR” the SunLink merger proposal, “FOR” the SunLink advisory compensation proposal and “FOR” the SunLink adjournment proposal. The SunLink Board made is determinations after consultation with legal and financial advisors and consideration of a number of factors. See the sections entitled “The Merger- SunLink’s Reasons for the Merger; Recommendation of the SunLink Board of Directors” for a more detailed discussion of the SunLink Board’s recommendation.
SunLink shareholders should carefully read this joint proxy statement/prospectus, including any documents incorporated by reference, and the annexes in their entirety for more detailed information concerning the merger and the other transactions contemplated by the merger agreement.
SunLink Record Date; Stock Entitled to Vote
The SunLink Board has fixed the close of business on June 20, 2025 as the record date for the SunLink special meeting. Only holders of record of SunLink common stock as of the close of business on the SunLink record date are entitled to receive notice of, and to vote at, the SunLink special meeting or any adjournment or postponement thereof. Holders of SunLink common stock are entitled to one vote per share.
On the SunLink record date, there were 7,040,603 shares of SunLink common stock outstanding.
Voting by SunLink’s Directors and Executive Officers
As of the close of business on the SunLink record date, SunLink’s directors and executive officers and their affiliates beneficially owned and were entitled to vote approximately 1,641,480 shares of SunLink common stock, or approximately 23.3% of the shares of SunLink common stock outstanding on that date. Pursuant to the SunLink support and lock-up agreement, SunLink expects certain of its directors and executive officers to vote their shares of SunLink common stock in favor of the SunLink merger proposal, the SunLink advisory compensation proposal and the SunLink adjournment proposal at the SunLink special meeting.

It is currently expected that all other SunLink directors and executive officers also will vote their shares of SunLink common stock in favor of each of the proposals to be considered and voted on at the SunLink special meeting.
Quorum
SunLink’s bylaws provide that the holders of one third (1/3) of the voting power of all outstanding shares of capital stock of SunLink entitled to vote on a matter present or represented by proxy will constitute a quorum for the transaction of business at the SunLink special meeting. Abstentions will count for the purpose of determining the presence of a quorum for the transaction of business at the SunLink special meeting. Shares of SunLink common stock held in “street name” with respect to which the beneficial owner fails to give voting instructions to the broker, bank, nominee, or other holder of record, will not be deemed present at the SunLink special meeting for the purpose of determining the presence of a quorum. Failure of a quorum to be present at the SunLink special meeting will necessitate an adjournment or postponement of the meeting and will subject SunLink to additional expense.
Required Vote
Pursuant to the Georgia Code, the affirmative vote of the holders of a majority of the shares of SunLink common stock outstanding and entitled to vote at the SunLink special meeting is required to approve the SunLink merger proposal. The affirmative vote of the holders of a majority of the total shares of SunLink common stock present at the SunLink special meeting or represented by proxy and voting on the matter at the SunLink special meeting, assuming a quorum is represented at the SunLink special meeting, is required to approve, on a non-binding, advisory basis, the SunLink advisory compensation proposal. The affirmative vote of the holders of a majority of the total shares of SunLink common stock present at the SunLink special meeting or represented by proxy and voting on the matter at the SunLink special meeting, assuming a quorum is represented at the meeting, is required to approve the SunLink adjournment proposal.
Attending the SunLink Special Meeting
Due to space limitations, attendance is limited to SunLink shareholders and persons holding valid legal proxies from those shareholders. Admission to the SunLink special meeting is on a first-come, first-served basis. Registration will begin at 9:45 a.m., Eastern time. Valid government-issued picture identification must be presented to attend the SunLink special meeting. If you hold SunLink common stock through a bank, broker, trustee or other nominee, you must bring a copy of a statement reflecting your stock ownership as of the SunLink record date, and if you wish to vote in person, you must also bring a legal proxy from your bank, broker, trustee or other nominee. Mobile phones, cameras, recording devices, and other electronic devices are not permitted. If you require special assistance at the SunLink special meeting, please contact SunLink’s Corporate Secretary at 900 Circle 75 Parkway, Suite 690, Atlanta, Georgia 30339.
Proxies
Holders of record may vote by proxy or in person at the SunLink special meeting. If you hold your shares of SunLink common stock in your name as a holder of record, to submit a proxy, you, as a SunLink shareholder, may use one of the following methods:
•	Via the Internet: by visiting the website indicated on the accompanying proxy card and following the instructions.
•	By telephone: by calling the toll-free number indicated on the accompanying proxy card and following the recorded instructions.
•
By mail: by completing the accompanying proxy card and returning it in the postage-paid envelope. If you do not have the postage-paid envelope, please mail your completed proxy card to the following address: SunLink Health Systems, Inc., 900 Circle 75 Parkway, Suite 690, Atlanta, Georgia 30339., Attn: Corporate Secretary.

If you submit your proxy via the Internet or by telephone, you must do so no later than 11:59 p.m., Eastern time, on the day before the SunLink special meeting. If you vote by mail, your proxy card must be received no later than 11:59 p.m., Eastern time, on the day before the SunLink special meeting.

Every vote is important. Accordingly, you should sign, date and return the enclosed proxy card, or vote via the Internet or by telephone, whether or not you plan to attend the SunLink special meeting in person. Sending in your proxy card or voting by telephone or on the Internet will not prevent you from voting your shares personally at the meeting because you may revoke your proxy at any time before it is voted.
General
Please be aware that any costs related to voting via the Internet, such as Internet access charges, will be your responsibility.
All properly signed proxies that are timely received and that are not revoked will be voted at the SunLink special meeting according to the instructions indicated on the proxies or, if no direction is indicated, they will be voted as recommended by the SunLink Board.
Treatment of Abstentions; Failure to Vote
•
Quorum: SunLink’s by-laws provide that the holders of one third of the voting power of all outstanding shares of capital stock of SunLink entitled to vote on a matter present or represented by proxy will constitute a quorum for the transaction of business at the SunLink special meeting. Abstentions will count for the purpose of determining the presence of a quorum for the transaction of business at the SunLink special meeting. Shares of SunLink common stock held in “street name” with respect to which the beneficial owner fails to give voting instructions to the broker, bank, nominee, or other holder of record, will not be deemed present at the SunLink special meeting for the purpose of determining the presence of a quorum. Failure of a quorum to be present at the SunLink special meeting will necessitate an adjournment or postponement of the meeting and will subject SunLink to additional expense.

•
Approval of SunLink Merger Proposal: Pursuant to the Georgia Code, the affirmative vote of the holders of a majority of the shares of SunLink common stock outstanding and entitled to vote at the SunLink special meeting is required to approve and adopt the merger agreement. Accordingly, a SunLink shareholder’s abstention from voting, the failure of a SunLink shareholder who holds his or her shares in “street name” through a broker, bank, nominee, or other holder of record to give voting instructions to that broker, bank, nominee, or other holder of record or a SunLink shareholder’s other failure to vote will have the same effect as a vote “AGAINST” the proposal.

•
Approval of SunLink Advisory Compensation Proposal: The affirmative vote of the holders of a majority of the total shares of SunLink common stock present at the SunLink special meeting or represented by proxy and voting on the matter at the SunLink special meeting, assuming a quorum is represented at the meeting, is required to approve, on a non-binding, advisory basis, the SunLink merger-related compensation proposal. Accordingly, assuming a quorum is present, a SunLink shareholder’s abstention from voting, the failure of a SunLink shareholder who holds his or her shares in “street name” through a broker, bank, nominee, or other holder of record to give voting instructions to that broker, bank, nominee, or other holder of record or a SunLink shareholder’s other failure to vote will have no effect on the SunLink advisory compensation proposal.

•
Approval of SunLink Adjournment Proposal (if necessary): The affirmative vote of the holders of a majority of the total shares of SunLink common stock present at the SunLink special meeting or represented by proxy and voting on the matter at the SunLink special meeting, assuming a quorum is represented at the meeting, is required to approve the SunLink adjournment proposal. Accordingly, assuming a quorum is present, a SunLink shareholder’s abstention from voting, the failure of a SunLink shareholder who holds his or her shares in “street name” through a broker, bank, nominee, or other holder of record to give voting instructions to that broker, bank, nominee, or other holder of record or a SunLink shareholder’s other failure to vote will have no effect on the SunLink adjournment proposal.

Shares Held in Street Name
If your shares of SunLink common stock are held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Your broker, bank or other nominee is obligated to provide you with a voting instruction form for you to use.

Please note that you may not vote shares held in street name by returning a proxy card directly to SunLink or by voting in person during the SunLink special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee. If you choose to vote your shares in person at the SunLink special meeting, you must present a valid government-issued picture identification and a copy of a brokerage statement reflecting your stock ownership as of the SunLink record date.
Brokers who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine” without specific instructions from the beneficial owner. It is expected that all of the proposals to be voted on at the SunLink special meeting are “non-routine” matters.
Revocability of Proxies
Any shareholder giving a proxy has the power to revoke it at any time before the proxy is voted at the special meeting. If you are a shareholder of record, you may revoke your proxy in any of the following ways:
•
by logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case, if you are eligible to do so;

•
by sending a notice of revocation or a completed proxy card bearing a later date than your original proxy card to SunLink Health Systems, Inc., 900 Circle 75 Parkway, Suite 690, Atlanta, Georgia 30339, Attn: Corporate Secretary; or

•	by attending the SunLink special meeting and voting.
Any signed proxy revocation or new signed proxy must be received before the beginning of the SunLink special meeting. In addition, you may change your vote through the Internet or by telephone (if you originally voted by the corresponding method) not later than 11:59 p.m., Eastern time, on the day before the SunLink special meeting.
If your shares are held by a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee, or applicable plan administrator to find out how to do so.
Attendance at the SunLink special meeting will not in and of itself constitute revocation of a proxy. A revocation or later-dated proxy received by SunLink after the vote will not affect the vote. SunLink’s Corporate secretary’s mailing address is: SunLink Health Systems, Inc., 900 Circle 75 Parkway, Suite 690, Atlanta, Georgia 30339, Attn: Corporate Secretary. If the SunLink special meeting is postponed or adjourned, it will not affect the ability of SunLink shareholders of record as of the SunLink record date to exercise their voting rights or to revoke any previously granted proxy using the methods described above.
Solicitation
The SunLink Board is soliciting proxies for the SunLink special meeting from its shareholders. SunLink will bear the entire cost of the solicitation of proxies of its shareholders, including preparation, assembly and delivery, as applicable, of this joint proxy statement/prospectus, the proxy card and any additional materials furnished to SunLink shareholders. Proxies may be solicited by directors, officers and a small number of SunLink’s regular employees personally or by mail, telephone or facsimile, but such persons will not be specially compensated for such service. As appropriate, copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians that hold shares of SunLink common stock of record for beneficial owners for forwarding to such beneficial owners. SunLink may also reimburse persons representing beneficial owners for their costs of forwarding the solicitation material to such owners.
Assistance
If you need assistance with voting via the Internet, voting by telephone or completing your proxy card, or have questions regarding the SunLink special meeting, please contact SunLink at (770) 933-7000.

Your vote is very important regardless of the number of shares of SunLink common stock that you own. Please vote your shares via the Internet or by telephone, or sign, date and return a proxy card promptly to ensure that your shares can be represented, even if you otherwise plan to attend the SunLink special meeting in person.
Tabulation of Votes
Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes cast at the SunLink special meeting and act as the Independent Inspector of Election.
Adjournments
Subject to certain restrictions contained in the merger agreement, the SunLink special meeting may be adjourned from time to time to allow additional time for obtaining additional proxies or as otherwise determined to be necessary or appropriate by the chairperson of the meeting.
At any SunLink special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the SunLink special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned meeting.

SUNLINK SPECIAL MEETING PROPOSALS
SunLink Proposal 1: The SunLink Merger Proposal
(Item 1 on the proxy card)
In the SunLink merger proposal, SunLink is asking its shareholders to approve the merger agreement and the transactions contemplated thereby, including the merger. Approval of the SunLink merger proposal by SunLink shareholders is required for completion of the merger.
The affirmative vote of the holders of a majority of the shares of SunLink common stock outstanding and entitled to vote at the SunLink special meeting is required to approve the SunLink merger proposal.
The SunLink Board unanimously recommends that SunLink shareholders vote “FOR” the approval of the SunLink merger proposal (Item 1).
SunLink Proposal 2: The SunLink Advisory Compensation Proposal
(Item 2 on the proxy card)
Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, SunLink is asking SunLink shareholders to approve, on a non-binding, advisory basis, certain compensation arrangements that may be paid or become payable to SunLink’s named executive officers in connection with the merger contemplated by the merger agreement.
The affirmative vote of the holders of a majority of the total shares of SunLink common stock present at the SunLink special meeting or represented by proxy and voting on the matter at the SunLink special meeting, assuming a quorum is represented at the meeting, is required to approve, on a non-binding, advisory basis, the SunLink advisory compensation proposal.
Information regarding these arrangements is set forth in the table and the accompanying footnotes under “The Merger—Interests of SunLink’s Directors and Executive Officers in the Merger—Quantification of Potential Payments to SunLink’s Named Executive Officers in Connection with the Merger.”
Approval of the SunLink advisory compensation proposal will be approval of the following resolution:
“RESOLVED, that the shareholders of SunLink approve, on a non-binding, advisory basis, certain compensation arrangements that may be paid or become payable to SunLink’s named executive officers in connection with the merger contemplated by the merger agreement, as disclosed pursuant to Item 402(t) of Regulation S-K in the table in the section of this joint proxy statement/prospectus entitled “The Merger—Interests of SunLink’s Directors and Executive Officers in the Merger—Quantification of Potential Payments to SunLink’s Named Executive Officers in Connection with the Merger” including the footnotes to the table and the related narrative disclosures.”
The SunLink advisory compensation proposal requires the affirmative vote of the holders of a majority of the total shares of SunLink common stock present at the SunLink special meeting via the SunLink meeting website or represented by proxy and voting on the matter at the SunLink special meeting, assuming a quorum is represented at the meeting. Because the vote on the SunLink advisory compensation proposal is advisory only, it will not be binding on either SunLink or Regional. Accordingly, if the merger agreement is approved and adopted and the merger is completed, the SunLink merger-related compensation will be payable to SunLink’s named executive officers, subject only to the conditions applicable thereto, regardless of the outcome of the vote on the SunLink advisory compensation proposal.
The SunLink Board unanimously recommends that SunLink shareholders vote “FOR” the approval of the SunLink advisory compensation proposal (Item 2).

SunLink Proposal 3: The SunLink Adjournment Proposal
(Item 3 on the proxy card)
In the SunLink adjournment proposal, SunLink is asking its shareholders to approve the adjournment of the SunLink special meeting from time to time to solicit additional proxies in favor of the SunLink merger proposal or the SunLink advisory compensation proposal if there are insufficient votes at the time of such adjournment to approve the SunLink merger proposal or the SunLink advisory compensation proposal or if otherwise determined by the chairperson of the meeting to be necessary or appropriate. Approval of the SunLink advisory compensation proposal and the SunLink adjournment proposal by SunLink shareholders is not required for completion of the merger.
The affirmative vote of the holders of a majority of the total shares of SunLink common stock present at the SunLink special meeting or represented by proxy and voting on the matter at the SunLink special meeting, assuming a quorum is represented at the meeting, is required to approve the SunLink adjournment proposal.
The SunLink Board unanimously recommends that SunLink shareholders vote “FOR” the approval of the SunLink adjournment proposal (Item 3).

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
The following unaudited pro forma condensed combined financial information and the accompanying notes (the “pro forma financial information”) are presented to illustrate the estimated effects of the merger between Regional and SunLink pursuant to the merger agreement. Regional will consolidate SunLink into its financial statements. This reflects the accounting treatment of the merger, where Regional is the acquirer and SunLink is the acquiree.
The following transactions are expected to occur in accordance with the merger agreement:
•	SunLink will merge with and into Regional, with Regional continuing as the surviving corporation.
•
At the effective time, each five shares of SunLink common stock, other than excluded shares, will be converted into the right to receive (i) 1.1330 shares of Regional common stock and (ii) subject to adjustment as set forth in the merger agreement, one share of Regional Series D preferred stock, and each SunLink equity award that is then outstanding and unexercised will be cancelled and will cease to exist and no consideration will be delivered in exchange for the SunLink equity award.

•
The number of shares of Regional Series D preferred stock is subject to adjustment pursuant to the terms and conditions of the merger agreement for the existence of any cash surplus, as such may be adjusted for any Regional Debt Distress, and the number of shares of Regional common stock and Regional Series D preferred stock each are subject to adjustment for any Anti-dilution Adjustments.

•
Upon consummation of the transactions contemplated by the merger agreement, it is expected that the current stockholders of Regional will own approximately 56.94% of the combined company, and the current stockholders of SunLink will own approximately 43.06% of the combined company assuming 100,000 shares of Regional common stock to be issued to Mr. Robert Thornton, and assuming the absence of any exercise of appraisal rights and the absence of any Anti-dilution Adjustments. Following the merger, the name of the combined company will remain “Regional Health Properties, Inc.”

The pro forma financial information has been prepared using the following assumptions:
•	The unaudited pro forma condensed combined balance sheet of the combined company as of December 31, 2024 assumes that the merger had occurred on December 31, 2024.
•
The unaudited pro forma condensed combined statement of operations of the combined company for the year ended December 31, 2023 and unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024 assumes that the merger had occurred on January 1, 2023, the beginning of the earliest period presented.

The pro forma financial information has been compiled using, and should be read in conjunction with the following:
•
The audited consolidated financial statements and notes of Regional as of and for the year ended December 31, 2023 included in the Form 10-K filed by Regional with the SEC on April 1, 2024 and the audited consolidated financial statements for the year ended December 31, 2024 included in the Form 10-K filed by Regional with the SEC on March 31, 2025, the latter of which are included elsewhere in this joint proxy statement/prospectus;

•
The audited consolidated financial statements and notes of SunLink for the twelve months ended June 30, 2024, are included in the Form 10-K filed by SunLink with the SEC on September 30, 2024. Unaudited consolidated financial statements for the six months ended December 31, 2024, and December 31, 2023, are included in the Forms 10-Q filed by SunLink with the SEC on February 12, 2025, and February 14, 2024, respectively. Certain of these financial statements are included elsewhere in this joint proxy statement/prospectus; and

•	The accompanying notes to the unaudited pro forma condensed combined financial information;
The pro forma financial information is for informational purposes only and is not necessarily indicative of what the actual consolidated results of operations and financial position of the combined company would have been had the merger taken place on the dates indicated, nor are they indicative of future consolidated results of operations or financial position of the combined company. The pro forma financial information is based on the information available to management at the time of preparation and assumptions that management believes are reasonable and supportable. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. It is likely that the actual adjustments upon the completion of the merger will differ from the pro forma adjustments, and it is possible the differences may be material.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of December 31, 2024
(in thousands)

	Regional Health Properties, Inc. (Historical)	SunLink Health Systems, Inc. (Historical)	Transaction Accounting Adjustments (Note 3)	Accounting Adjustment (Note 3)	Notes	Pro Forma Combined
Property and equipment, net	43,823	2,309	—	—		46,132
Cash	582	8,020	(705)	—	F	7,897
Restricted Cash	2,890	—	—	—		2,890
Receivables, net	6,258	2,831	—	—		9,089
Prepaids and other assets	633	1,589	—	—		2,222
Inventory	—	1,554	—	—		1,554
Intangible assets	4,125	1,180	—	—		5,305
ROU operating lease assets	2,154	389	—	—		2,543
Total Assets	60,465	17,872	(705)	—		77,632
Senior debt, net	49,721	—	—	—		49,721
Accounts Payable	3,695	1,151	431	—	A	5,277
Operating lease obligation	2,472	399	—	—		2,871
Accrued expenses and other liabilities	7,496	2,241	—	—		9,737
Total Liabilities	63,384	3,791	431	—		67,606
Common stock and APIC	63,173	14,268	(14,268)	—	E	66,847
			3,674		B
Preferred Stock - Series A	426	—	—	—		426
Preferred Stock - Series B	18,602	—	—	—		18,602
Preferred Stock - Series D	—	—	3,257	—	C	3,257
(Accumulated deficit) Retained Earnings	(85,120)	(187)	187	—	E	(79,106)
			(431)		A
			6,444		D
Total Equity	(2,919)	14,081	(1,136)		G	10,027
Total liabilities and stockholders’ equity	60,465	17,872	(705)	—		77,632

See accompanying notes to the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2023
(in thousands)

	Regional Health Properties, Inc. (Historical)	SunLink Health Systems, Inc. (Historical)	Transaction Accounting Adjustments (Note 3)	Accounting Adjustment (Note 3)	Notes	Pro Forma Combined
Revenues:
Patient care revenues	8,835	—	—	—		8,835
Rental revenues	7,069	—	—	—		7,069
Management fees	1,050	33,256	—	—		34,306
Other revenues	210	—	—	—		210
Total revenues	17,164	33,256				50,420
Expenses:
Cost of goods sold	—	19,216	—	—		19,216
Patient care expense	7,979	—	—	—		7,979
Facility rent expense	594	—	—	—		594
Cost of management fees	595	—	—	—		595
Depreciation and amortization	2,255	1,323	—	—		3,578
General and administrative expense	5,412	12,144	431	—	A	17,987
Credit loss expense	1,150	—	—	—		1,150
Other operating expenses	—	3,035	—	—		3,035
Total expenses	17,985	35,718	431	—		54,134
Income (Loss) from operations	(821)	(2,462)	(431)	—		(3,714)
Other (income) expense:
Interest expense, net	2,751	—	—	—		2,751
Gain on sale of assets	—	(17)	—	—		(17)
Gain on bargain purchase	—	—	(6,444)	—	D	(6,444)
Other expense (income), net	316	(135)	—	—		181
Total other expense, net	3,067	(152)	(6,444)	—		(3,529)
Earnings (loss) from continuing operations before income taxes	(3,888)	(2,310)	6,014	—		(184)
Income tax benefit	—	(1)	—	—		(1)
Earnings (loss) from continuing operations after income taxes	(3,888)	(2,309)	6,014	—		(183)
Net profit (loss)	(3,888)	(2,309)	6,014	—		(183)
Earnings (loss) from discontinued operations, net of income taxes	—	1,593	—	—		1,593
Net profit (loss) attributable to common stockholders	(3,888)	(790)	6,014	—		1,336
Net profit (loss) per share of common stock:
Basic:	(2.07)	(0.33)	—	—		(0.05)
Diluted:	(2.07)	(0.33)	—	—		(0.05)
Weighted average shares of common stock outstanding:
Basic:	1,877	7,041	—	1,595		3,472
Diluted:	1,877	7,041	—	1,595		3,472

See accompanying notes to the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2024
(in thousands)

	Regional Health Properties, Inc. (Historical)	SunLink Health Systems, Inc. (Historical)	Transaction Accounting Adjustments (Note 3)	Accounting Adjustment (Note 3)	Notes	Pro Forma Combined
Revenues:
Patient care revenues	11,273	—	—	—		11,273
Rental revenues	7,005	—	—	—		7,005
Management fees	—	31,233	—	—		31,233
Other revenues	57	—	—	—		57
Total revenues	18,335	31,233				49,568
Expenses:
Cost of goods sold	—	17,814	—	—		17,814
Patient care expense	9,442	—	—	—		9,442
Facility rent expense	594	—	—	—		594
Cost of management fees	—	—	—	—		—
Depreciation and amortization	2,062	1,392	—	—		3,454
General and administrative expense	5,408	12,800	—	—		18,208
Credit loss expense	668	—	—	—		668
Other operating expenses	—	2,961	—	—		2,961
Total expenses	18,174	34,967	—	—		53,141
Income (Loss) from operations	161	(3,734)	—	—		(3,573)
Other (income) expense:
Interest expense, net	2,710	42	—	—		2,752
Gain on sale of assets	—	(694)	—	—		(694)
Gain on bargain purchase	—	—	—	—		—
Other expense (income), net	669	(200)	—	—		469
Total other expense, net	3,379	(852)	—	—		2,527
Earnings (loss) from continuing operations before income taxes	(3,218)	(2,882)	—	—		(6,100)
Income tax benefit	—	(10)	—	—		(10)
Earnings (loss) from continuing operations after income taxes	(3,218)	(2,872)	—	—		(6,090)
Net profit (loss)	(3,218)	(2,872)	—	—		(6,090)
Earnings (loss) from discontinued operations, net of income taxes	—	1,593	—	—		1,593
Net profit (loss) attributable to common stockholders	(3,218)	(790)	—	—		(4,008)
Net profit (loss) per share of common stock:
Basic:	(1.73)	(0.41)	—	—		(1.76)
Diluted:	(1.73)	(0.41)	—	—		(1.76)
Weighted average shares of common stock outstanding:
Basic:	1,858	7,041	—	1,595		3,453
Diluted:	1,858	7,041	—	1,595		3,453

See accompanying notes to the unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Note 1 — Basis of Presentation
The pro forma financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release 33-10786 “Amendments to Financial disclosures about Acquired and Disposed Businesses” (“Article 11 of Regulation S-X”), and the assumptions set forth herein. The pro forma adjustments include transaction accounting adjustments, which reflect the application of required accounting for the merger and other transactions contemplated by the merger agreement. Article 11 of Regulation S-X permits presentation of reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Regional has elected not to present Management’s Adjustments as the specificity of the timing and nature of such items is still under evaluation as of the date of this joint proxy statement/prospectus.
Accounting for the Merger
The merger is accounted for as a business combination pursuant to Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”), where Regional, the legal acquiree, is determined to be the accounting acquirer of SunLink, based upon an evaluation of the following primary factors:
•
Immediately following the merger, former Regional shareholders are expected to hold 54.08% of the voting rights, and former SunLink shareholders are expected to hold 45.92% of the voting rights, assuming 100,000 shares of Regional common stock to be issued to Mr. Robert Thornton, and assuming the absence of any exercise of appraisal rights and the absence of any Anti-dilution Adjustments.

•	Regional surpasses SunLink in size as measured by enterprise value.
•
Following the merger, it is expected that the board of directors will initially consist of seven total directors. Two of these directors are to be designated by Regional, two of these directors will be designated by SunLink, two of these directors will be designated by mutual agreement of Regional and SunLink, and one of these directors will be placed on the board by the holders of Regional Series B preferred stock.

•
Regional’s existing senior management team will comprise the majority of the senior management of the combined company, but with the current Chief Financial Officer of SunLink serving as the Chief Financial Officer and principal financial officer of the combined company, and the current Chairman and Chief Executive Officer of SunLink serving as the Executive Vice President – Corporate Strategy of the combined company.

•	The combined company’s headquarters will be located at Regional’s headquarters, and the combined company’s name will be Regional Health Properties, Inc.
The assets and liabilities of SunLink on the closing date will be consolidated into Regional at their respective fair values, and the excess or shortfall of the purchase price consideration over the fair value of SunLink’s net assets will be recognized as goodwill or gain on bargain purchase, respectively. Fair value is defined in Accounting Standards Codification Topic 820, Fair Value Measurements and Disclosures (“ASC 820”) as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Fair value measurements can be highly subjective, and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.
Preliminary purchase price consideration
The acquirer’s stock price is used to measure the consideration transferred in the acquisition.
The preliminary expected consideration transferred is $6.9 million which is calculated as (a) the product of Regional’s closing bid stock price as of April 2, 2025 on the OTCQB and the amount of Regional common stock expected to be issued plus (b) the product of Regional Series D preferred stock expected to be issued and $2.31. Over-the-market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

The purchase price consideration applied in the pro forma financial information is preliminary and subject to modification based on the final purchase price, which includes any changes to the value of Regional’s stock. This will likely result in a difference from the preliminary purchase consideration calculated above, and that difference may be material. For example, with other assumptions held constant, an increase or decrease of 20% in the price per Regional’s common stock will produce the following purchase price consideration and the corresponding gain on bargain purchase (in thousands, except stock price):

	Regional common stock Price	Regional Series D preferred stock Share Price	Purchase Price	Gain on Bargain Purchase
As Presented	$2.30	$2.31	$6,932	$6,444
20% Increase	$2.76	$2.77	$8,315	$5,061
20% Decrease	$1.84	$1.85	$5,548	$7,828

Preliminary purchase price allocation
The allocation of the purchase price consideration, including any related tax effects, is preliminary and pending finalization of various estimates, inputs and analyses used in the valuation assessment of the specifically identifiable tangible and intangible assets acquired. This preliminary determination is subject to further assessment and adjustments pending additional information sharing between the parties, more detailed third-party appraisals, and other potential adjustments.
The unaudited pro forma condensed combined financial information reflects a gain on bargain purchase because the estimated fair value of the identifiable net assets acquired exceeds the estimated preliminary purchase price consideration. Since the pro forma financial information has been prepared based on preliminary estimates of consideration and fair values attributable to the business combination, the actual amounts eventually recorded may differ materially from the information presented, which may increase, reduce or eliminate the gain on bargain purchase.
The preliminary allocation of the purchase price consideration is as follows (in thousands):

Regional common stock issued to SunLink shareholders		$3,674
Regional Series D preferred stock issued to SunLink shareholders		3,257
Fair value of consideration transferred		$6,932
Property and equipment, net	$2,309
Cash	7,315
Receivables, net	2,831
Prepaids and other assets	1,589
Inventory	1,554
Intangible assets	1,180
ROU operating lease assets	389
Estimated fair value of total assets acquired	$17,167
Accounts Payable	1,151
Operating lease obligation	399
Accrued expenses and other liabilities	2,241
Estimated fair value of total liabilities assumed	$3,791
Estimated fair value of net assets acquired		$13,376
Gain on bargain purchase		($6,444)

Note 2 — Accounting Policies
Upon consummation of the merger, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when confirmed, could have a material impact on the combined financial statements of the combined company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information.

Note 3 — Pro Forma Adjustments
Explanations of the adjustments to the unaudited condensed combined pro financial statements are as follows:
Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2024
A Represents the accrual of transaction costs directly attributable to the merger that have been incurred or are expected to be incurred by Regional and SunLink.
B Reflects the issuance of shares of Regional common stock to SunLink shareholders
C Reflects the issuance of shares of Regional Series D preferred stock to SunLink shareholders
D Represents the gain realized from a bargain purchase in accordance with ASC 805 when the estimated fair value of the identifiable net assets acquired exceeds the estimated preliminary purchase price consideration. The preliminary purchase price consideration is primarily derived from Regional’s common stock price, which will continue to fluctuate from the date of this joint proxy statement/prospectus through the effective time, and the final fair value purchase price allocation may differ materially from the preliminary estimates. As a result, gain on bargain purchase may be increased, reduced or fully eliminated upon the consummation of the merger. Regional’s stock price used in determining the preliminary purchase price allocation was from a date prior to the filing of this joint proxy statement/prospectus. It is possible that such stock price has not fully reflected the information that was not previously publicly available, such as SunLink’s historical financial information or other information included in this joint proxy statement/prospectus.
E Cancellation of SunLink equity
F $.10 dividend paid to SunLink shareholders8
G Net adjustment to Stockholder’s Equity

	Retirement of SunLink Equity(1)	Fair Value of Purchase Price Consideration(2)	Estimated Transaction Costs(3)	Gain on bargain purchase(4)	Net Adjustment(5)
Common stock and APIC	(14,268)	3,674		—	(10,594)
Preferred Series D	—	3,257		—	3,257
Accumulated deficit	187	—	(431)	6,444	6,201
Total stockholders’ equity	$(14,081)	$6,932	$(431)	$6,444	$(1,136)G

(1)	To remove the historical equity of SunLink, the accounting acquiree, as a result of the merger.
(2)	To recognize the fair value of the purchase price consideration paid by Regional in the acquisition of SunLink. Refer to Note 1 for the components of the purchase price consideration.
(3)	Estimated transaction costs.
(4)	Amounts recognized as gain on bargain purchase, see E above.
(5)	Net adjustments to stockholder’s equity.
Unaudited Pro Forma Condensed Combined Statement of Operations as of December 31, 2023
A Represents the accrual of transaction costs directly attributable to the merger that have been incurred or are expected to be incurred by Regional and SunLink.
E Represents the gain realized from a bargain purchase in accordance with ASC 805 when the estimated fair value of the identifiable net assets acquired exceeds the estimated preliminary purchase price consideration. The preliminary purchase price consideration is derived from Regional’s stock price, which will continue to fluctuate from the date of this joint proxy statement/prospectus through the effective time, and the final fair value purchase price allocation may differ materially from the preliminary estimates. As a result, gain on bargain purchase may be increased, reduced or fully eliminated upon the consummation of the merger. Regional’s stock
[8]	The merger agreement refers to a second dividend that may be paid by SunLink as well.

price used in determining the preliminary purchase price allocation was from a date prior to the filing of this joint proxy statement/prospectus. It is possible that such stock price has not fully reflected the information that was not previously publicly available, such as SunLink’s historical financial information or other information included in this joint proxy statement/prospectus.
Note 4—Loss per Share
As the unaudited pro forma condensed combined statement of operations assumes that the merger had occurred at January 1, 2023, the beginning of the earliest period presented, the calculation of weighted average shares outstanding for basic and diluted earnings per share assumes that the shares issuable relating to the merger have been outstanding for the entirety of the period presented. As the combined company is in a pro forma net loss position, and all potentially dilutive securities were determined to be anti-dilutive, the combined company’s pro forma diluted net loss per share is the same as its pro forma basic net loss per share.
The table below presents the components of the pro forma earnings per share calculation (in thousands, except per share data):

	For the year ended December 31, 2023	For the year ended December 31, 2024
Pro Forma net loss	($183)	($6,090)
Basic Shares:
Regional historical weighted average shares outstanding	1,877	1,858
New Regional Issued to SunLink holders	1,595	1,595
Basic weighted average shares outstanding	3,472	3,453
Pro forma net loss per share, basic and diluted	($0.05)	($1.76)

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT/DIRECTORS OF REGIONAL
Beneficial Ownership of the Regional Common Stock
The following table furnishes information, as of the Regional record date (unless otherwise indicated in the footnotes), as to shares of the Regional common stock beneficially owned by: (i) each person or entity known to Regional to be the beneficial owner of more than 5% of the Regional common stock, (ii) each of Regional’s directors and “named executive officers”; and (iii) Regional’s directors and executive officers as a group. As of the Regional record date, there were 2,242,239 shares of common stock outstanding.

Name of Regional Beneficial Owner(1)	Number of Shares of Regional Common Stock Beneficially Owned as of the Regional record date(2)	Percent of Outstanding Regional Common Stock(3)	Pro Forma Ownership of Regional Common Stock	Pro Forma Percentage Ownership of Regional Common Stock(4)	Pro Forma Ownership of Regional Series D Preferred Stock	Pro Forma Percentage Ownership of Regional Series D Stock(5)
5% Beneficial Owners (Excluding Regional Directors and Named Executive Officers):
Charles Frischer	157,734(6)	7.03%	157,734(6)	4.11%	—	*
Regional Directors and Named Executive Officers:
Mr. Steven L. Martin	24,763(7)	1.10%	24,763(7)	*	—	*
Brent S. Morrison	200,319(8)	8.93%	200,319(8)	5.22%	—	*
Paul J. O’Sullivan	64,630(9)	2.88%	64,630(9)	1.69%	—	*
Kenneth W. Taylor	9,562(10)	*	9,562(10)	*	—	*
David A. Tenwick	27,985(11)	1.25%	27,985(11)	*	—	*
All Regional Directors and Executive Officers as a Group:	327,259	14.6%	327,259	8.53%	—	*

*	Less than one percent.
(1)	The address for each of Regional’s directors and executive officers is c/o Regional Health Properties, Inc., 1050 Crown Pointe Parkway, Suite 720, Atlanta, Georgia 30338.
(2)	Except as otherwise specified, each individual has sole and direct beneficial voting and dispositive power with respect to shares of the Regional common stock indicated.
(3)	Percentage is calculated based on 2,242,239 shares of Regional common stock outstanding as of the Regional record date.
(4)
Based on 1,595,400 shares of Regional common stock to be issued in the merger and an additional 2,242,239 existing outstanding shares of Regional common stock, in each case outstanding immediately after the closing of the merger but excluding 100,000 shares of Regional common stock to be issued to Mr. Robert Thornton after the merger pursuant to the terms of his new employment agreement and excluding the conversion of any Regional preferred stock into Regional common stock, and assuming the absence of any exercise of appraisal rights and the absence of any Anti-dilution Adjustments. Also assumes no conversion of Regional Series D preferred stock to Regional common stock (every three shares of Regional Series D preferred stock are convertible into 1.1330 shares of Regional common stock subject to adjustment as provided in the Regional articles of amendment), and a total of 3,837,639 shares of Regional common stock outstanding immediately after the merger.

(5)
Based on 1,408,120 shares of Regional Series D preferred stock to be issued in the merger and assuming the absence of any exercise of appraisal rights and the absence of any Anti-dilution Adjustments. Also assumes no conversion of Regional Series D preferred stock to Regional common stock (every three shares of Regional Series D preferred stock are convertible into 1.1330 shares of Regional common stock subject to adjustment as provided in the Regional articles of amendment) and a total of 1,408,120 shares of Regional Series D preferred stock outstanding immediately after the merger.

(6)
Represents 157,734 shares of Regional common stock held by Mr. Frischer directly or through his IRA as reported on Amendment No. 13 to Schedule 13D (“Frischer Schedule 13D/A”) filed with the SEC on June 18, 2025. The address for this beneficial owner, as set forth in such Schedule 13D/A, is 3156 East Laurelhurst Drive, Seattle, Washington 98105.

(7)	Includes 6,865 shares of Regional common stock held in an individual retirement account and 7,117 shares of Regional common stock held by his spouse in an individual retirement account.

(8)
Represents: (i) 198,047 shares of Regional common stock held directly by Mr. Morrison which includes 81,667 unvested shares of restricted stock over which the holder has sole voting but no investment power; and (ii) 2,272 shares of Regional common stock held in an individual retirement account.

(9)
Represents: (i) 51,130 shares of Regional common stock held by Mr. O’Sullivan which include 18,000 unvested shares of restricted stock over which the holder has sole voting but no investment power; and (iii) 13,500 shares of common stock held in an individual retirement account.

(10)	Represents 9,562 shares of Regional common stock held by Mr. Taylor.
(11)	Represents 27,985 shares of Regional common stock held by Mr. Tenwick.

Ownership of the Regional Series A Preferred Stock
The following table furnishes information, as of the Regional record date and based on information reported by each beneficial owner, as to the shares of Regional Series A preferred stock beneficially owned by: (i) each person or entity known to Regional to be the beneficial owner of more than 5% of the outstanding shares of Regional Series A preferred stock; (ii) each of Regional’s directors and named executive officers; and (iii) Regional’s directors and executive officers as a group. As of the Regional record date, there were 559,263 shares of Regional Series A preferred stock outstanding.

Name and Address of Regional Beneficial Owner(1)	Number of Shares of Regional Series A Preferred Stock Beneficially Owned(2)	Percent of Outstanding Regional Series A Preferred Stock(3)
Regional Directors and Named Executive Officers:
Steven L. Martin	—	*
Brent S. Morrison	—	*
Paul J. O’Sullivan	—	*
Kenneth W. Taylor	—	*
David A. Tenwick	—	*
All Regional Directors and Executive Officers as a Group	—	*

*	Less than one percent.
(1)	The address for each of Regional’s directors and executive officers is c/o Regional Health Properties, Inc., 1050 Crown Pointe Parkway, Suite 720, Atlanta, Georgia 30338.
(2)	Except as otherwise specified, each individual has sole and direct beneficial voting and dispositive power with respect to the shares of Regional Series A preferred stock indicated.
(3)	Percentage is calculated based on 559,263 shares of Regional Series A preferred stock outstanding as of the Regional record date.
Ownership of the Regional Series B Preferred Stock
The following table furnishes information, as of the Regional record date, as to the shares of Regional Series B preferred stock beneficially owned by: (i) each person or entity known to Regional to be the beneficial owner of more than 5% of the Regional Series B preferred stock, (ii) each of Regional’s directors and named executive officers; and (ii) Regional’s directors and executive officers as a group. As of the Regional record date, there were 2,252,272 shares of Regional Series B preferred stock outstanding.

Name and Address of Regional Beneficial Owner(1)	Number of Shares of Regional Series B Preferred Stock Beneficially Owned(2)	Percent of Outstanding Regional Series B Preferred Stock(3)
5% Beneficial Owners (Excluding Current Regional Directors and Named Executive Officers):
Charles L. Frischer	479,673(4)	21.30%
Kenneth S. Grossman	143,118(5)	6.35%
Regional Directors and Named Executive Officers:
Steven L. Martin	95,157(6)	4.22%
Brent S. Morrison	—	*
Paul J. O'Sullivan	—	*
Kenneth W. Taylor	—	*
David A. Tenwick	—	*
All Regional Directors and Executive Officers as a Group	95,157	4.22%

*	Less than one percent.
(1)	The address for each of Regional’s directors and executive officers is c/o Regional Health Properties, Inc., 1050 Crown Pointe Parkway, Suite 720, Atlanta, Georgia 30338.

(2)	Except as otherwise specified, each individual has sole and direct beneficial voting and dispositive power with respect to the shares of Regional Series B preferred stock indicated.
(3)	Percentage is calculated based on 2,252,272 shares of Regional Series B preferred stock outstanding as of the Regional record date.
(4)
Represents Information as reported on Amendment No. 12 to Schedule 13D filed by Charles L. Frischer and the Libby Frischer Family Partnership (“LFFP”), an entity that Mr. Frischer is the general partner of, with the SEC on February 25, 2025. Of the shares of Regional Series B preferred stock reported in such Schedule 13D/A, Charles L. Frischer reports directly or through his IRA owning 468,673 shares of Regional Series B preferred stock, and LFFP reports directly owning shares of Regional Series B preferred stock. Accordingly, as reported on such Schedule 13D/A, Mr. Frischer indirectly beneficially owns 479,673 shares of Regional Series B preferred stock. The address for this beneficial owner, as set forth in such Schedule 13D/A, is 3156 East Laurelhurst Drive, Seattle, Washington 98105.

(5)
Per Form 3 filed by Mr. Kenneth S. Grossman on February 24, 2023. Represents 143,118 shares of Regional Series B preferred stock held by Mr. Kenneth Grossman in an individual retirement account and excludes 10,472 shares of Regional Series B preferred stock held by a partnership which Mr. Kenneth Grossman disclaims any beneficial ownership.

(6)
Represents (i) 39,371 shares of Regional Series B preferred stock held directly by Mr. Steven Martin; (ii) 26,999 shares of Regional Series B preferred stock held in an individual retirement account; (iii) 22,987 Regional Series B preferred stock held by spouse; (iv) 5,800 shares of Regional Series B preferred stock held by spouse in an individual retirement account; and excludes 2,000 shares of Regional Series B preferred stock in individual trust account which Mr. Steven Martin disclaims any beneficial ownership.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT/DIRECTORS OF SUNLINK
SunLink Common Stock Owned by SunLink Directors and Officers
The following table sets forth, as of the SunLink record date (unless otherwise indicated in the footnotes), certain information with respect to SunLink common stock owned beneficially by each director, by each “named executive officer,” and by all directors and named executive officers as a group. Except as noted in the footnotes, each of the persons listed has sole investment and voting power with respect to the SunLink common stock included in the table.

Name(1)	SunLink Common Stock Beneficially Owned as of the SunLink record date (2), (3)	Percentage Ownership of SunLink Common Stock(4)	Pro Forma Ownership of Regional Common Stock	Pro Forma Percentage Ownership of Regional Common Stock(5)	Pro Forma Ownership of Regional Series D Preferred Stock	Pro Forma Percentage Ownership of Regional Series D Stock(6)
Robert M. Thornton, Jr. Director, Chairman, President, and Chief Executive Officer	559,562(7)	7.9	126,796	3.3	111,912	7.9
Mark J. Stockslager Director, Chief Financial Officer, and Principal Accounting Officer	108,051	1.5	24,484	*	21,610	1.5
Byron D. Finn President, SunLink ScriptsRx, LLC	0	0	0	0	0	0
Sheila G. Brockman Vice President of SunLink and CEO, Southern Health Corporation of Houston, Inc.	0	0	0	0	0	0
Dr. Steven J. Baileys Director	832,884(8)	11.8	188,722	4.9	166,569	11.8
Gene E. Burleson Director	91,601(9)	1.3	20,757	*	18,320	1.3
C. Michael Ford Director	49,422(8)	*	11,199	*	9,884	*
Directors, Nominees and Executive Officers as a group (7 persons)	1,641,480(10)	23.3	371,959	9.7	328,296	23.3

*	Less than 1%.
(1)	The address of the named director or officer is c/o SunLink Health Systems, Inc., 900 Circle 75 Parkway, Suite 690, Atlanta, Georgia 30339.
(2)
Information with respect to beneficial ownership is based upon information furnished by each owner unless otherwise indicated. None of the SunLink common stock beneficially owned by the named SunLink officers and directors are the subject of any pledge agreement or arrangement or margin account.

(3)
The number of SunLink shares and percentage of outstanding SunLink common stock owned is determined by assuming that in each case the person only, or group only, will not exercise his, her or its rights to purchase any of the common stock underlying options held by such person that are exercisable as of the SunLink record date, or that will become exercisable within 60 days after that date and that all such options will be cancelled as required by the terms of the merger agreement.

(4)	Based on 7,040,603 outstanding shares of SunLink common stock.
(5)
Based on 1,595,400 shares of Regional common stock to be issued in the merger and an additional 2,242,239 existing outstanding shares of Regional common stock, in each case outstanding immediately after the closing of the merger but excluding 100,000 shares of Regional common stock to be issued to Mr. Robert Thornton after the merger pursuant to the terms of his new employment agreement and excluding the conversion of any Regional preferred stock into Regional common stock, and assuming the absence of any exercise of appraisal rights and the absence of any Anti-dilution Adjustments. Also assumes no conversion of Regional Series D Preferred Shares to Regional common stock (every three shares of Regional Series D Preferred Shares are convertible into 1.1330 shares of Regional common stock subject to adjustment as provided in the Regional articles of amendment), and a total of 3,837,639 shares of Regional common stock outstanding immediately after the merger.

(6)
Based on 1,408,120 shares of Regional Series D preferred stock to be issued in the merger and assuming the absence of any exercise of appraisal rights and the absence of any Anti-dilution Adjustments. Also assumes no conversion of Regional Series D Preferred

Shares to Regional common stock (every three shares of Regional Series D preferred stock are convertible into 1.1330 shares of Regional common stock subject to adjustment as provided in the Regional articles of amendment) and a total of 1,408,120 shares of Regional Series D preferred stock outstanding immediately after the merger.
(7)
Includes 554,562 shares of SunLink common stock owned by CareVest Capital, LLC (“CareVest”). Mr. Thornton owns 100% of the outstanding voting interests of CareVest. Excludes 100,000 shares of Regional common stock to be issued to Mr. Robert Thornton pursuant to an employment agreement to be entered into between Mr. Thornton and Regional at the closing of the merger.

(8)	Excludes 27,000 shares of SunLink common stock that may be acquired under options exercisable within 60 days of the SunLink record date.
(9)	Excludes 5,000 shares of SunLink common stock that may be acquired under options exercisable within 60 days of the SunLink record date.
(10)	Excludes 59,000 shares of SunLink common stock that may be acquired under options exercisable within 60 days of the SunLink record date.
SunLink Common Stock Owned by Certain Beneficial Owners
The following table sets forth, as of the SunLink record date (unless otherwise indicated in the footnotes), certain information with respect to SunLink’s common stock owned beneficially by each person (other than an officer or director of SunLink) known by SunLink to be a beneficial owner of more than 5% of outstanding SunLink common stock.

Name(1)	SunLink Common Stock Beneficially Owned as of the SunLink record date(2), (3)	Percentage Ownership of SunLink Common Stock	Pro Forma Ownership of Regional Common Stock	Pro Forma Percentage Ownership of Regional Common Stock(4)	Pro Forma Ownership of Regional Series D Preferred Stock	Pro Forma Percentage Ownership of Regional Series D Stock(5)
Radoff Family Foundation	313,000	4.4	70,925	1.9	62,600	4.4
Radoff Bradley Louis	667,978	9.5	151,363	4.1	133,595	9.5

(1)
The address of the Radoff Family Foundation (“RFF”) and Radoff Bradley Louis (“Radoff”) as disclosed on a joint Schedule 13G dated February 14, 2025, as amended by an amendment dated May 14, 2025 is 2727 Kirby Drive, Unit 29L, Houston, Texas 77098.

(2)
Ownership consists of shares of SunLink common stock beneficially owned by Radoff and the RFF, as disclosed on a joint Schedule 13G dated February 14, 2025, as amended by an amendment dated May 14, 2025, each as filed with the SEC by Radoff and RFF. Radoff reports that he serves as a director of RFF and may be deemed to beneficially own SunLink common stock owned directly by RFF. Radoff reports that he has shared voting power with respect to 313,000 shares and shared investment power as to 313,000 shares. Radoff reports that he has sole voting power with respect to 354,978 shares and sole investment power as to 354,978 shares. RFF reports that it has shared voting power with respect to 313,000 shares and shared investment power as to 313,000 shares.

(3)	Based on 7,040,603 outstanding shares of SunLink common stock.
(4)
Based on 1,595,400 shares of Regional common stock and an additional 2,242,239 existing outstanding shares of Regional common stock, in each case outstanding immediately after the closing of the merger but excluding 100,000 shares of Regional common stock to be issued to Mr. Robert Thornton after the merger pursuant to the terms of his new employment agreement and excluding the conversion of any Regional preferred stock into Regional common stock, and assuming the absence of any exercise of appraisal rights and the absence of any Anti-dilution Adjustments. Also assumes no conversion of Regional Series D Preferred Shares to Regional common stock (every three shares of Regional Series D preferred stock are convertible into 1.1330 shares of Regional common stock subject to adjustment as provided in the Regional articles of amendment), and a total of 3,837,639 shares of Regional common stock outstanding immediately after the merger.

(5)
Based on 1,408,120 shares of Regional Series D preferred stock to be issued in the merger and assuming the absence of any exercise of appraisal rights and the absence of any Anti-dilution Adjustments. Also assumes no conversion of Regional Series D Preferred Shares to Regional common stock (every three shares of Regional Series D preferred stock are convertible into 1.1330 shares of Regional common stock subject to adjustment as provided in the Regional articles of amendment) and a total of 1,408,120 shares of Regional Series D preferred stock outstanding immediately after the merger.

DESCRIPTION OF REGIONAL CAPITAL STOCK
As a result of the merger, SunLink shareholders who receive shares of Regional common stock in the merger will become Regional shareholders. Your rights as a Regional common stock shareholder will be governed by the GBCC, the Regional articles of incorporation, the Regional articles of amendment and the Regional bylaws. The following description is a summary of the Regional common stock, Regional Series A preferred stock, Regional Series B preferred stock, certain provisions of the Regional articles of incorporation and the Regional bylaws, as such documents will be in effect upon the completion of the merger. The following summary is subject to and qualified in its entirety by reference to the Regional articles of incorporation and the Regional bylaws, which are exhibits to the registration statement of which this joint proxy statement/prospectus forms a part and are incorporated by reference herein, as well as the Regional articles of amendment, the form of which is attached as Annex E to this joint proxy statement/prospectus.
We encourage you to read the Regional articles of incorporation, the Regional articles of amendment, the Regional bylaws and the applicable provisions of the GBCC for additional information. For a description of SunLink common stock, see “Rights of Existing Holders of SunLink Shareholders” in the table included under “Comparison of Rights of Regional Shareholders and SunLink Shareholders.”
General
The Regional articles of incorporation authorizes Regional to issue up to 60,000,000 shares of capital stock, consisting of (a) 55,000,000 shares of Regional common stock, and (b) 5,000,000 shares of preferred stock, no par value per share.
The Regional articles of incorporation authorizes the Regional Board to issue from time to time up to 5,000,000 shares of preferred stock in one or more classes or series and, subject to the limitations prescribed by the Regional articles of incorporation and GBCC, with the preferences, limitations and relative rights thereof as may be fixed from time to time by the Regional Board without shareholder action. In addition, the Regional Board may increase or decrease the number of shares contained in the series, but not below the number of shares then issued.
Regional Common Stock
The following is a summary of the material terms and provisions of the Regional common stock.
Authorized Capital Shares
Regional’s authorized capital shares consist of 55,000,000 shares of Regional common stock and 5,000,000 shares of preferred stock, no par value per share. All outstanding shares of Regional common stock are validly issued, fully paid and nonassessable.
Voting Rights
Holders of Regional common stock are entitled to one vote for each share of Regional common stock held of record on the applicable record date on all matters submitted to a vote of shareholders. Except for the election of directors, which is determined by a plurality vote of the votes cast by the shares entitled to vote in the election, or as otherwise may be provided by applicable law or the rules of NYSE American (if applicable), a corporate action voted on by shareholders generally is approved, provided a quorum is present, if the votes cast within the voting group favoring the action exceed the votes cast opposing the action. Holders of Regional common stock are not entitled to cumulate their votes in the election of directors.
Dividend Rights
Holders of Regional common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Regional Board out of funds legally available for that purpose, subject to any preferential dividend rights or other preferences granted to the holders of any of the then-outstanding shares of preferred stock.
Rights Upon Liquidation
In the event of Regional’s liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of Regional common stock will share ratably in all remaining assets available for distribution to shareholders after payment of, or provision for, Regional’s liabilities, subject to prior distribution rights of shares of the preferred stock, if any, then outstanding.

Preemptive Rights
Holders of Regional common stock do not have any preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other of Regional’s securities.
Ownership and Transfer Restrictions
Regional common stock is subject to the ownership and transfer restrictions included in Article IX of the Regional articles of incorporation. See “—Ownership and Transfer Restrictions.”
Certain Provisions of the Regional Articles of Incorporation and Regional Bylaws
The Regional articles of incorporation and Regional bylaws contain provisions that could make more difficult or discourage any attempt to obtain control of Regional by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of management. These provisions are expected to discourage specific types of coercive takeover practices and inadequate takeover bids as well as to encourage persons seeking to acquire control to first negotiate with us. Although these provisions may have the effect of delaying, deferring or preventing a change in control, we believe that the benefits of increased protection through the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the company outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of such proposals could result in an improvement of their terms. These provisions include the ownership and transfer restrictions related to Regional common stock (see “—Ownership and Transfer Restrictions”) as well as the following:
•
Shareholder Action Through Written Consent. The Regional bylaws only provide for shareholder action by written consent in lieu of a meeting if all shareholders entitled to vote on such action sign such consent.

•
Special Meetings. The Regional bylaws provide that special meetings of shareholders may only be called by: (i) the Regional Board in accordance with the Regional bylaws; (ii) the Chairman of the Regional Board; (iii) Regional’s Chief Executive Officer; or (iv) the holders of 25% of the votes entitled to be cast on any issue proposed to be considered at such special meeting.

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Removal of Directors. The Regional articles of incorporation and Regional bylaws provide that directors may be removed from the Regional Board only for cause and then only by the affirmative vote of at least a majority of all votes entitled to be cast in the election of such directors. The Regional articles of incorporation and Regional bylaws provide that, for purposes of removing a director, “cause” shall mean only: (i) conviction of a felony; (ii) declaration of unsound mind by an order of a court; (iii) gross dereliction of duty; (iv) commission of an action involving moral turpitude; or (v) commission of an action which constitutes intentional misconduct or a knowing violation of law if such action results in an improper substantial personal benefit and a material injury to Regional.

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Authorized But Unissued Stock. The authorized but unissued shares of Regional common stock and preferred stock is available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved shares of Regional common stock and preferred stock may enable the Regional Board to issue shares to persons friendly to management, which could render more difficult or discourage any attempt to obtain control of Regional by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of management.

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Advance Notice Requirements. Section 2.15 of the Regional bylaws sets forth the specific procedures which a shareholder must follow in order to submit a proposal of business for a shareholder vote, or to nominate a person for election to the Regional Board, at a meeting of shareholders.

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Georgia “Fair Price” Statute. Sections 14-2-1110 through 14-2-1113 of the GBCC, or the fair price statute, generally restrict a company from entering into certain business combinations (as defined in the GBCC) with an interested shareholder unless: (i) the transaction is unanimously approved by the continuing directors who must constitute at least three members of the board of directors at the time of such approval; or (ii) the transaction is recommended by at least two-thirds of the continuing directors and approved by a majority of the shareholders excluding the interested shareholder. Regional has elected to be covered by the fair price statute.
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Georgia “Business Combination” Statute. Sections 14-2-1131 through 14-2-1133 of the GBCC generally restrict a company from entering into certain business combinations (as defined in the GBCC) with an interested shareholder for a period of five years after the date on which such shareholder became an interested shareholder unless: (i) the transaction is approved by the board of directors of the company prior to the date the person became an interested shareholder; (ii) the interested shareholder acquires at least 90% of the company’s voting stock in the same transaction (calculated pursuant to GBCC Section 14-2-1132) in which such person became an interested shareholder; or (iii) subsequent to becoming an interested shareholder, the shareholder acquires at least 90% (calculated pursuant to GBCC Section 14-2-1132) of the company’s voting stock and the business combination is approved by the holders of a majority of the voting stock entitled to vote on the matter (excluding the stock held by the interested shareholder and certain other persons pursuant to GBCC Section 14-2-1132). Regional has elected to be covered by the business combination statute.

Listing
On June 11, 2025, the Exchange filed a Form 25 with the SEC to delist the Regional common stock. As of the date of this joint proxy statement/prospectus, the Regional common stock trades on OTCQB under the symbol “RHEP.”
Regional Series A Preferred Stock
The following is a summary of the material terms and provisions of the Regional Series A preferred stock.
Authorized Capital Shares
The Regional Board has designated 559,263 shares of Regional Series A preferred stock. All outstanding shares of Regional Series A preferred stock are validly issued, fully paid and nonassessable.
Maturity
The Regional Series A preferred stock has no stated maturity and is not subject to any sinking fund or mandatory redemption, except following a change of control (as defined below under “—Special Redemption Upon Change of Control”). Shares of Regional Series A preferred stock will remain outstanding indefinitely unless Regional decides to redeem them as described under “—Redemption” or Regional is required to redeem them following a change of control as described under “—Special Redemption Upon Change of Control” or Regional otherwise acquires them. Regional is not required to set aside funds to redeem the Regional Series A preferred stock.
Ranking
The Regional Series A preferred stock ranks: (i) senior to the Regional common stock and any other shares of stock that Regional may issue in the future, the terms of which specifically provide that such stock ranks junior to the Regional Series A preferred stock, in each case with respect to payment of amounts upon liquidation, dissolution or winding up, which Regional refers to, for purposes of this section “—Regional Series A Preferred Stock” only, as “junior shares”; (ii) equal to any shares of stock that Regional may issue in the future, the terms of which specifically provide that such stock ranks on parity with such Regional Series A preferred stock, in each case with respect to payment of amounts upon liquidation, dissolution or winding up, which we refer to, for purposes of this section “—Regional Series A Preferred Stock” only, as “parity shares”; (iii) junior to all other shares of stock issued by Regional, the terms of which specifically provide that such stock ranks senior to the Regional Series A preferred stock, in each case with respect to payment of amounts upon liquidation, dissolution or winding up (any such creation would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Regional Series A preferred stock), which we refer to, for purposes of this section “—Regional Series A Preferred Stock” only, as “senior shares”; and (iv) junior to all of Regional’s existing and future indebtedness.

Dividends
The holders of the Regional Series A preferred stock are not entitled to receive dividends of any kind.
Liquidation Preference
Upon any voluntary or involuntary liquidation, dissolution or winding up of Regional’s affairs, then, before any distribution or payment shall be made to the holders of any Regional common stock or any other class or series of junior shares in the distribution of assets upon any liquidation, dissolution or winding up of us, the holders of Regional Series A preferred stock are entitled to receive out of Regional’s assets legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference, or $5.00 per share. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Regional Series A preferred stock will have no right or claim to any of Regional’s remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, Regional’s available assets are insufficient to pay the amount of the liquidating distributions on all outstanding Regional Series A preferred stock and the corresponding amounts payable on all senior shares and parity shares, then after payment of the liquidating distribution on all outstanding senior shares, the holders of the Regional Series A preferred stock and all other such classes or series of parity shares will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. For such purposes, the consolidation or merger of Regional with or into any other entity, or the sale, lease or conveyance of all or substantially all of Regional’s property or business, or a statutory share exchange will not be deemed to constitute a voluntary or involuntary liquidation, dissolution or winding up of Regional. Under the Regional articles of incorporation, Regional is not required to set aside funds to protect the liquidation preference of the Regional Series A preferred stock.
Redemption
Regional, at its option, upon not less than 30 nor more than 60 days’ written notice, may redeem the Regional Series A preferred stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $5.00 per share, without interest. If fewer than all of the outstanding Regional Series A preferred stock are to be redeemed, the number of shares to be redeemed will be determined by Regional and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in an equitable manner determined by Regional.
From and after the redemption date (unless Regional defaults in payment of the redemption price), such shares shall no longer be deemed to be outstanding, and all of a shareholder’s rights as a holder of shares of Regional Series A preferred stock will terminate with respect to such shares, except the right to receive the redemption price of $5.00 per share, without interest.
Special Redemption Upon Change of Control
If a “change of control” of Regional by a person, entity or group occurs, we (or the acquiring entity) will be required to redeem the Regional Series A preferred stock, in whole but not in part, within 120 days after the date on which the change of control has occurred, for cash at a redemption price of $5.00 per share, without interest. A “change of control” for purposes of the Regional Series A preferred stock is deemed to occur when the following have occurred and are continuing:
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the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of Regional’s stock entitling that person to exercise more than 50% of the total voting power of all Regional’s stock entitled to vote generally in the election of Regional’s directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

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following the closing of any acquisition described in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or American depositary receipts representing such securities) listed on a national exchange.

Voting Rights
Holders of the Regional Series A preferred stock do not have any voting rights, except as set forth below or as otherwise required by law.
On each matter on which holders of Regional Series A preferred stock are entitled to vote, each share of Regional Series A preferred stock will be entitled to one vote, except that when shares of any other class or series of Regional’s preferred stock have the right to vote with the Regional Series A preferred stock as a single class on any matter, the Regional Series A preferred stock and the shares of each such other class or series will have one vote for each $5.00 of liquidation preference.
So long as any shares of Regional Series A preferred stock remain outstanding, Regional will not, without the affirmative vote of the holders of at least two-thirds of the shares of the Regional Series A preferred stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting together as a series and also together as a class with all other classes or series of stock that we may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Regional Series A preferred stock): (i) authorize or create, or increase the authorized or issued amount of, any class or series of senior shares or reclassify any of Regional’s authorized stock into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Regional articles of incorporation, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series A preferred stock (each, for purposes of this section “—Regional Series A Preferred Stock” only, an “event”); provided, however, with respect to the occurrence of any event set forth in (ii) above, so long as the Regional Series A preferred stock remains outstanding with the terms thereof materially unchanged, taking into account that, upon an occurrence of an event, we may not be the surviving entity (whether or not such event would constitute a change of control), the occurrence of any such event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Regional Series A preferred stock (although we would be required to redeem the Regional Series A preferred stock if such event constitutes a change of control) and, provided further, that any increase in the amount of the authorized Regional common stock or other stock we may issue, including the Regional Series A preferred stock, or the creation or issuance of any additional Regional common stock, Regional Series A preferred stock or other class or other series of stock that we may issue, or any increase in the amount of authorized shares of such class or series, in each case which are parity shares or junior shares, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers and shall not require any affirmative vote or consent of the holders of the Regional Series A preferred stock.
Conversion; Preemptive Rights
The Regional Series A preferred stock is not, pursuant to its terms, convertible into or exchangeable for any of Regional’s other property or securities. No holders of the Regional Series A preferred stock, as holders of Regional Series A preferred stock, have any preemptive rights to purchase or subscribe for the Regional common stock or any other security.
Book Entry
The Regional Series A preferred stock was issued in global form. The Depository Trust Company (“DTC”) or its nominee is the sole registered holder of the Regional Series A preferred stock. Ownership of beneficial interests in the Regional Series A preferred stock in global form is limited to persons who have accounts with DTC (“participants”) or persons who hold interests through such participants. Ownership of beneficial interests in the Regional Series A preferred stock in global form is shown on, and the transfer of that ownership is effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).
So long as DTC, or its nominee, is the registered owner or holder of a global certificate representing the shares of the Regional Series A preferred stock, DTC or such nominee, as the case may be, will be considered the sole holder of the shares of the Regional Series A preferred stock represented by such global certificate for all purposes. No beneficial owner of an interest in the shares of the Regional Series A preferred stock in global form will be able to transfer that interest except in accordance with the applicable procedures of DTC in addition to those provided for under the Regional articles of incorporation.

None of us, the transfer agent, registrar or disbursing agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global certificate representing the shares of the Regional Series A preferred stock or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.
Regional expects that DTC or its nominee, upon receipt of any payment in respect of a global certificate representing the shares of the Regional Series A preferred stock, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial ownership interests in the aggregate liquidation preference of such global certificate representing the shares of the Regional Series A preferred stock as shown on the records of DTC or its nominee, as the case may be. Regional also expects that payments by participants to owners of beneficial interests in such global certificate representing the shares of the Regional Series A preferred stock held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.
Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.
Regional understands that DTC is:
•	a limited purpose trust company organized under the laws of the State of New York;
•	a “banking organization” within the meaning of New York Banking Law;
•	a member of the Federal Reserve System;
•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and
•	a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act.
DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates.
Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a global security among its participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of us, the transfer agent, registrar or dividend disbursing agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
The information in this section concerning DTC and its book-entry system has been obtained from sources that Regional believes to be reliable, but Regional takes no responsibility for the accuracy thereof.
Listing
On June 11, 2025, the Exchange filed a Form 25 with the SEC to delist the Regional Series A preferred stock. As of the date of this joint proxy statement/prospectus, the Regional Series A preferred stock trades on OTCQB under the symbol “RHEPA.”
Regional Series B Preferred Stock
The following is a summary of the material terms and provisions of Regional Series B preferred stock.
Authorized Capital Shares
The Regional Board has designated 2,811,535 shares of Regional Series B preferred stock. All outstanding shares of Regional Series B preferred stock are validly issued, fully paid and nonassessable.
Maturity
The Regional Series B preferred stock has no stated maturity and is not subject to any sinking fund or mandatory redemption, except following a change of control (as defined below under “—Special Redemption Upon Change of Control”) and as described under “—Cumulative Redemption.” Shares of the Regional

Series B preferred stock that are not required to be redeemed as described under “—Cumulative Redemption” will remain outstanding indefinitely unless Regional decides to redeem them as described under “—Redemption” or Regional is required to redeem them following a change of control as described under “—Special Redemption Upon Change of Control” or Regional otherwise acquires them. Regional is not required to set aside funds to redeem the Regional Series B preferred stock.
Ranking
The Regional Series B preferred stock ranks: (i) senior to the Regional common stock, the Regional Series A preferred stock and any other shares of stock that Regional may issue in the future, the terms of which specifically provide that such stock ranks junior to the Regional Series B preferred stock, in each case with respect to payment of dividends and amounts upon the occurrence of a liquidation event, which Regional refers to, for purposes of this section “—Regional Series B preferred stock” only, as “junior shares”; (ii) equal to any shares of stock that Regional may issue in the future, the terms of which specifically provide that such stock ranks on parity with such Regional Series B preferred stock, in each case with respect to payment of dividends and amounts upon the occurrence of a liquidation event, which we refer to, for purposes of this section “—Regional Series B preferred stock” only, as “parity shares”; (iii) junior to all other shares of stock issued by Regional, the terms of which specifically provide that such stock ranks senior to the Regional Series B preferred stock, in each case with respect to payment of dividends and amounts upon the occurrence of a liquidation event (any such creation would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Regional Series B preferred stock), which Regional refers to, for purposes of this section “—Regional Series B Preferred Stock” only, as “senior shares”; and (iv) junior to all Regional existing and future indebtedness.
Dividends
Beginning on July 1, 2027, holders of Regional Series B preferred stock are entitled to receive, when, as and if approved by the Regional Board, out of funds legally available for the payment of distributions and declared by Regional, cumulative dividends at the rate of 12.5% per annum (the “dividend rate”) of the liquidation preference of the Regional Series B preferred stock in effect on the first calendar day of the applicable dividend period (subject to the sixth paragraph under this section “—Dividends”). The “liquidation preference” with respect to the Regional Series B preferred stock means (i) from and including the original date of issuance of the Regional Series B preferred stock (with respect to the Regional Series B preferred stock, the “original date of issuance”) to, but excluding, the date that is 12 months after the original date of issuance, $10.00 per share of Regional Series B preferred stock, (ii) from and including the date that is 12 months after the original date of issuance to, but excluding, the date that is 24 months after the original date of issuance, $12.00 per share of Regional Series B preferred stock, (iii) from and including the date that is 24 months after the original date of issuance to, but excluding, the date that is 36 months after the original date of issuance, $13.50 per share of Regional Series B preferred stock, (iv) from and including the date that is 36 months after the original date of issuance to, but excluding, the date that is 48 months after the original date of issuance, $15.50 per share of Regional Series B preferred stock and (v) from and including the date that is 48 months after the original date of issuance, $25.00 per share of Regional Series B preferred stock, plus, in the case of this clause (v) only, an amount in cash equal to all accumulated accrued and unpaid dividends thereon (whether or not earned or declared) to, but excluding, the date fixed for redemption of the Regional Series B preferred stock or the date of final distribution to such holders, as applicable, without interest; provided, however, that the liquidation preference for the final shares will be $5.00 per final share.
Dividends will be paid in cash.
A “dividend period” with respect to the Regional Series B preferred stock means the quarterly dividend periods commencing on January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding dividend period; provided, however, that the initial dividend period shall commence on and include July 1, 2027 and shall end on and include the day preceding the first day of the next succeeding dividend period. For the avoidance of doubt, no dividends shall be paid or accrue prior to the initial dividend period.
Dividends are payable quarterly in equal amounts in arrears on the last calendar day of each dividend period (each, for purposes of this section “—Regional Series B preferred stock” only, a “dividend payment date”), provided that if any dividend payment date is not a business day, then the dividend which would have been payable on that dividend payment date will be paid on the next succeeding business day, and no interest, additional dividends or other sums will accrue on the amount so payable for the period from and after that dividend payment date to that next succeeding business day. Dividends on the Regional Series B preferred stock accrue and accumulate on each issued and outstanding share of the Regional Series B preferred stock on a daily basis from July 1, 2027.
Any dividend payable on the shares of Regional Series B preferred stock for any partial dividend period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Regional will pay dividends to holders of record as they appear in Regional’s stock records at the close of business on the applicable dividend record date, which is the tenth day preceding the applicable dividend payment date, or such other date we establish no less than ten days and no more than 30 days preceding the dividend payment date (for purposes of this section “—Regional Series B Preferred Stock” only, the “dividend record date”).
In the event that there are more than 200,000 shares of Regional Series B preferred stock outstanding on the first calendar day of a dividend period and 200,000 or fewer shares of Regional Series B preferred stock outstanding on the last calendar day of such dividend period, the dividends for such dividend period shall be calculated as the sum of (i) (A) the number of days during the dividend period during which there are more than 200,000 shares of Regional Series B preferred stock outstanding divided by 90 multiplied by (B) the quarterly dividend rate multiplied by (C) the liquidation preference per share of Regional Series B preferred stock on the first calendar day of such dividend period and (ii) (A) the number of days during the dividend period during which there are 200,000 or fewer shares of Regional Series B preferred stock outstanding divided by 90 multiplied by (B) the quarterly dividend rate multiplied by (C) $5.00 per share of Regional Series B preferred stock.
Regional will not declare or pay or set apart for payment any dividend on the shares of Regional Series B preferred stock if the terms of any of Regional’s agreements or senior shares, including agreements relating to Regional’s indebtedness, prohibit Regional from doing so or provide that doing so would put is in breach of or default under any such agreement, or if the declaration, payment or setting aside of funds is restricted or prohibited by law. Future contractual covenants or arrangements we enter into may restrict or prevent future dividend payments.
Notwithstanding the foregoing, however, dividends on the shares of Regional Series B preferred stock accrue regardless of whether: (i) the terms of Regional senior shares or Regional agreements, including Regional’s existing or future indebtedness, at any time prohibit the current payment of dividends; (ii) Regional has earnings; (iii) there are funds legally available for the payment of such dividends; or (iv) such dividends are declared by the Regional Board. Except as otherwise provided, accumulated and unpaid distributions on the shares of Regional Series B preferred stock will not bear interest, and holders of the shares of Regional Series B preferred stock are not entitled to any distributions in excess of full cumulative distributions as described above. All dividends on the shares of Regional Series B preferred stock will be credited to the previously accumulated and unpaid dividends on the shares of Regional Series B preferred stock. Regional will credit any dividends paid on the shares of Regional Series B preferred stock first to the earliest accumulated and unpaid dividend due.
Notwithstanding anything herein to the contrary, the payment of dividends on the Regional common stock and preferred stock, including the Regional Series B preferred stock, is at the discretion of the Regional Board and depends on, among other things, the earnings and results of operations of Regional’s subsidiaries, their ability to pay dividends and other distributions to Regional under agreements governing their indebtedness, Regional’s financial condition and capital requirements, any debt service requirements and any other factors the Regional Board deems relevant. Regional’s subsidiaries may not pay dividends or other distributions to Regional under certain agreements governing their indebtedness if they are in default or breach of such agreements. Accordingly, Regional does not guarantee that it will be able to make dividend payments on the preferred stock, including the Regional Series B preferred stock, or what the actual dividends will be for any future period.
Except as provided in the next paragraph and subject to the paragraph following the next paragraph, (i) no distributions or dividends, in cash or otherwise, shall be declared or paid or set apart for payment upon shares of the Regional common stock, junior shares or parity shares; and (ii) no shares of the Regional common stock, junior shares or parity shares shall be redeemed, purchased or otherwise acquired for any consideration (or any monies paid to or made available for a sinking fund for the redemption of any such shares) by Regional (except by conversion into or exchange for junior shares or by redemption, purchase or acquisition of stock under any of Regional’s employee benefit plans), unless, on the most recently preceding dividend payment date on which dividends on the Regional Series B preferred stock became payable, such dividends on the Regional Series B preferred stock were paid in full in cash.
When dividends are not paid in full in cash (or a sum of cash sufficient for such full payment is not so set apart) upon the Regional Series B preferred stock and parity shares, all dividends declared upon the Regional Series B preferred stock and parity shares will be declared and paid pro rata in cash or declared and a sum of cash sufficient for the payment thereof shall be set apart for payment pro rata, so that the amount of dividends declared per share of Regional Series B preferred stock and such other parity shares will in all cases bear to each other the same ratio that accumulated dividends per share on the Regional Series B preferred stock and such other parity shares (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such other parity shares do not bear cumulative dividends) bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on the Regional Series B preferred stock which may be in arrears.
So long as any shares of Regional Series B preferred stock remain outstanding, no cash or stock dividends will be paid or made to any holders of Regional common stock, Regional Series A preferred stock or any other class or series of junior shares we may designate, without the consent of the majority of the votes entitled to be cast by the holders of the outstanding shares of Regional Series B preferred stock.
Failure to Make Dividend Payments
If Regional has committed a “dividend default” with respect to the Regional Series B preferred stock by failing to pay dividends on the outstanding Series B preferred stock in full for any six consecutive or non-consecutive dividend periods, then commencing on the first day after the dividend payment date on which a dividend default occurs and continuing until Regional has paid all accumulated accrued and unpaid dividends on the shares of the Regional Series B preferred stock for all dividend periods up to, and including, the dividend payment date on which the accumulated accrued and unpaid dividends are paid in full in cash (or declared such dividends and a sum of cash sufficient for the payment thereof is set apart for payment), the holders of the Regional Series B preferred stock will have the voting rights described under “—Voting Rights.” Once Regional has paid all accumulated accrued and unpaid dividends in full in cash (or declared such dividends and a sum of cash sufficient for the payment thereof is set apart for such payment), the foregoing provisions will not be applicable, unless Regional again fails to pay any dividend for any future dividend period.
Failure to Obtain or Maintain a Listing on a National Exchange
Since July 3, 2023, Regional has had an obligation to list the Regional Series B preferred stock. A “delisting event” with respect to the Regional Series B preferred stock occurred because Regional has fails for 360 or more consecutive days to obtain or maintain the listing of the Regional Series B preferred stock on a national exchange, as a result: (i) the then-applicable liquidation preference per share of Regional Series B preferred stock increased by $0.50 per share of Regional Series B preferred stock (except with respect to the final shares); and (ii) the holders of the Regional Series B preferred stock obtained the voting rights described under “—Voting Rights.” When the Regional Series B preferred stock is listed (in the event of a failure to obtain a listing on a national exchange) or once again listed (in the event of a failure to maintain a listing on a national exchange) on a national exchange, the foregoing provisions will not be applicable, unless the Regional Series B preferred stock is again no longer listed on a national exchange for 360 or more consecutive days.
Liquidation Preference
If Regional commences a voluntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law for the restructuring, reorganization or liquidation of Regional, or consents to the entry of an order for relief in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar state or federal law for the restructuring, reorganization or liquidation of Regional or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of Regional or of any substantial part of Regional’s property, or make an assignment for the benefit of Regional’s creditors, or admit in writing Regional’s inability to pay its debts generally as they become due, or if a decree or order for relief in respect of Regional shall be entered by a court having jurisdiction in the premises in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of Regional or of any substantial part of Regional’s property, or ordering the restructuring, reorganization, liquidation, dissolution or winding up of us, and any such decree or order shall be unstayed and in effect for a period of 60 consecutive days and, on account of any such event, Regional financially restructures, reorganizes, recapitalizes, liquidates, dissolves or winds up or sells or disposes of a material portion or amount of its assets in one or more related transactions, in each case in a bankruptcy or similar state court proceeding (a “liquidation event”), then, before any distribution or payment shall be made to the holders of any Regional common stock, Regional Series A preferred stock or any other class or series of junior shares in the distribution of assets upon the occurrence of a liquidation event, the holders of Regional Series B preferred stock are entitled to receive out of Regional’s assets legally available for distribution to shareholders, liquidating distributions in the amount of the then-applicable liquidation preference per share of Regional Series B preferred stock. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Regional Series B preferred stock will have no right or claim to any of Regional’s remaining assets. In the event that, upon the occurrence of a liquidation event, Regional’s available assets are insufficient to pay the amount of the liquidating distributions on all outstanding Regional Series B preferred stock and the corresponding amounts payable on all senior shares and parity shares, then after payment of the liquidating distributions on all outstanding senior shares, the holders of the Regional Series B preferred stock and all other such classes or series of parity shares will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. For the avoidance of doubt, the consolidation or merger of Regional with or into any other entity, or the sale, lease or conveyance of all or substantially all of Regional’s property or business, or a statutory share exchange will not be deemed to constitute a liquidation event. Under the Regional articles of incorporation, Regional is not required to set aside funds to protect the liquidation preference of the Regional Series B preferred stock. The Regional Series B preferred stock currently has a liquidation preference of $12.50 per share of Series B preferred stock.
Redemption
Regional, at its option, upon not less than 30 nor more than 60 days’ written notice, may redeem the Regional Series B preferred stock, in whole or in part, at any time or from time to time, for cash at a redemption price equal to the then-applicable liquidation preference per share of Regional Series B preferred stock (subject to the last paragraph under this section “—Redemption”), plus all accumulated accrued and unpaid dividends thereon (whether or not earned, approved or declared) to, but excluding, the date fixed for redemption, without interest. If fewer than all of the outstanding shares of Regional Series B preferred stock are to be redeemed, the number of shares to be redeemed will be determined by Regional and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in an equitable manner determined by Regional.
With respect to a redemption as described above, unless all accumulated accrued and unpaid dividends on all Regional Series B preferred stock and all parity shares shall have been or contemporaneously are (i) declared and paid in cash or (ii) declared and a sum of cash sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, no Regional Series B preferred stock or parity shares shall be redeemed unless all outstanding Regional Series B preferred stock and parity shares are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Regional Series B preferred stock or parity shares (A) pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Regional Series B preferred stock and parity shares or (B) by conversion into or exchange for junior shares and parity shares.
From and after the redemption date (unless we default in payment of the redemption price), all dividends will cease to accumulate on the Regional Series B preferred stock called for redemption, such shares shall no longer be deemed to be outstanding, and all of the rights of the holders of shares of Regional Series B preferred stock will terminate with respect to such shares, except the right to receive the redemption price and all accumulated and unpaid dividends up to, but excluding, the redemption date, in cash without interest.
If, at the time of a redemption of any shares of Regional Series B preferred stock, there are (i) 200,000 or fewer shares of Regional Series B preferred stock outstanding, the liquidation preference for purposes of calculating the redemption price shall be equal to $5.00 per share of Regional Series B preferred stock; or (ii) more than 200,000 shares of Regional Series B preferred stock outstanding and such redemption includes any or all of the final shares, the liquidation preference for purposes of calculating the redemption price shall be equal to the weighted average liquidation preference. The “weighted average liquidation preference” means the number equal to (i) the sum of (A) the number of shares of Regional Series B preferred stock being redeemed that do not constitute the final shares multiplied by the then-applicable liquidation preference per share of Regional Series B preferred stock and (B) the number of shares of Regional Series B preferred stock being redeemed that do constitute any or all of the final shares multiplied by $5.00 per share of Regional Series B preferred stock, divided by (ii) the aggregate number of shares of Regional Series B preferred stock being redeemed.
Special Redemption Upon Change of Control
If a “change of control” of Regional by a person, entity or group occurs, Regional (or the acquiring entity) will be required to redeem the Regional Series B preferred stock, in whole but not in part, within 120 days after the date on which the change of control has occurred, for cash at a redemption price equal to the then-applicable liquidation preference per share of Regional Series B preferred stock (subject to the last paragraph under “—Redemption”), plus all accumulated accrued and unpaid dividends thereon (whether or not earned, approved or declared) to, but excluding, the redemption date, without interest. A “change of control” for purposes of the Regional Series B preferred stock is deemed to occur when the following has occurred: the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of Regional’s stock entitling that person to exercise more than 50% of the total voting power of all Regional stock entitled to vote generally in the election of Regional’s directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition).
Milestone Redemption
If, as of the date that is 18 months after July 3, 2023, the original date of issuance, Regional has failed to redeem, repurchase or otherwise acquire 1,000,000 shares of Regional Series B preferred stock (or such smaller number of shares of Regional Series B preferred stock as is then outstanding), then within 30 days of such date, Regional was required to pay to the holders of Regional Series B preferred stock, on a pro rata basis in proportion to the number of shares of Regional Series B preferred stock held by such holders, a dividend payable in shares of Regional common stock equal to the penalty dividend percentage multiplied by 250,000 shares of Regional common stock (the “penalty dividend”), rounded down to the nearest whole share of Regional common stock. The “penalty dividend percentage” shall mean the percentage equal to (i) 100%, minus (ii) the percentage equal to (A) the aggregate number of shares of Regional Series B preferred stock redeemed, repurchased or otherwise acquired by Regional as of the date that was 18 months after the original date of issuance, divided by (B) 1,000,000 shares of Regional Series B preferred stock (or such smaller number of shares of Regional Series B preferred stock as is then outstanding). For the avoidance of doubt, the payment of a penalty dividend shall not constitute a cumulative redemption default under “—Cumulative Redemption.” Regional issued the penalty dividend on February 19, 2025 and such dividend is referred to elsewhere in this joint proxy statement/prospectus as the February Regional Dividend.
Cumulative Redemption
If, as of any cumulative redemption measurement date (as defined herein), we have failed to redeem, repurchase or otherwise acquire the applicable cumulative redemption amount (as defined herein) (such a failure, a “cumulative redemption default”), then (i) commencing on the first day after such cumulative redemption measurement date and continuing until the date a correction event (as defined herein) with respect to such cumulative redemption default occurs, the holders of Series B preferred stock will have the director nomination rights described below under “—Director Nomination Rights”; and (ii) following any cumulative redemption default that has been cured by us, if we subsequently fail to redeem, repurchase or otherwise acquire the applicable cumulative redemption amount as of the applicable cumulative redemption measurement date, such subsequent failure shall constitute a separate cumulative redemption default, and the foregoing provisions of clause (i) of this sentence shall immediately apply until such time as a correction event occurs with respect to such subsequent cumulative redemption default. The “cumulative redemption amount” means, in the aggregate,

(i) 800,000 shares of Series B preferred stock as of the date that is 12 months after the original date of issuance, (ii) 1,400,000 shares of Series B preferred stock as of the date that is 24 months after the original date of issuance, (iii) 1,800,000 shares of Series B preferred stock as of the date that is 36 months after the original date of issuance and (iv) 2,100,000 shares of Series B preferred stock as of the date that is 48 months after the original date of issuance (or, in each case, such smaller number of shares of Series B preferred stock as is then outstanding and with each such number of shares of Series B preferred stock being cumulative of the number of shares of Series B preferred stock redeemed in previous months). The “cumulative redemption measurement date” means, with respect to any cumulative redemption amount, the date that is 90 days prior to the applicable cumulative redemption deadline (as defined herein). The “cumulative redemption deadline” means, with respect to any cumulative redemption amount, the date that is 12 months, 24 months, 36 months or 48 months, as applicable, after the original date of issuance.
Voting Rights
Holders of the Regional Series B preferred stock do not have any voting rights, except as set forth below in this “—Voting Rights” section or under “—Director Nomination Rights” or as otherwise required by law.
When a dividend default has occurred, subject to the provisions under this section “—Voting Rights,” the number of directors constituting the Regional Board will be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of any other classes or series of stock Regional may issue upon which similar voting rights have been conferred and are exercisable and with which the Regional Series B preferred stock is entitled to vote as a class with respect to the election of such two directors), and the holders of the Regional Series B preferred stock (voting together as a class with all other classes or series of stock Regional may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Regional Series B preferred stock in the election of such two directors) will be entitled to vote for the election of such two additional directors at a special meeting called by Regional at the request of the holders of record of at least 25% of the outstanding shares of Regional Series B preferred stock or by the holders of any other classes or series of stock upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Regional Series B preferred stock in the election of such two directors (unless the request is received less than 60 days before the date fixed for the next annual or special meeting of Regional’s shareholders, in which case such vote will be held at the earlier of the second annual or special meeting of Regional’s shareholders after such date), and at each subsequent annual meeting until a correction event has occurred with respect to such dividend default (the “dividend penalty right”). On the date a correction event with respect to a dividend default occurs, the right of holders of the Regional Series B preferred stock to elect any directors pursuant to the dividend penalty right will cease and, unless there are other classes or series of Regional’s stock upon which similar voting rights have been conferred and are exercisable, the term of any directors elected by holders of the Regional Series B preferred stock pursuant to the dividend penalty right shall immediately terminate and the number of directors constituting the Regional Board shall be reduced accordingly. For the avoidance of doubt, in no event shall the total number of directors elected by holders of the Regional Series B preferred stock (voting together as a class with all other classes or series of stock we may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Regional Series B preferred stock in the election of such directors) pursuant to the voting rights under the dividend penalty right exceed two.
When a delisting event has occurred, subject to the provisions under this section “—Voting Rights,” the number of directors constituting the Regional Board will be automatically increased by one (if not already increased by one by reason of the election of directors by the holders of any other classes or series of stock we may issue upon which similar voting rights have been conferred and are exercisable and with which the Regional Series B preferred stock is entitled to vote as a class with respect to the election of such director), and the holders of the Regional Series B preferred stock (voting together as a class with all other classes or series of stock we may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Regional Series B preferred stock in the election of such director) will be entitled to vote for the election of such additional director at a special meeting called by Regional at the request of the holders of record of at least 25% of the outstanding shares of Regional Series B preferred stock or by the holders of any other classes or series of stock upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Regional Series B preferred stock in the election of such director (unless the request is received less than 60 days before the date fixed for the next annual or special meeting of Regional’s shareholders, in which case such vote will be held at the earlier of the second annual or special meeting of Regional’s shareholders after such date), and at each subsequent annual meeting until a correction event has occurred with respect to such delisting event (the “delisting penalty right”). On the date a correction event with respect to a delisting event occurs, the right of holders of the Series B preferred stock to elect any director pursuant to the delisting penalty right will cease and, unless there are other classes or series of Regional’s stock upon which similar voting rights have been conferred and are exercisable, the term of any director elected by holders of the Regional Series B preferred stock pursuant to the delisting penalty right shall immediately terminate and the number of directors constituting the Regional Board shall be reduced accordingly. For the avoidance of doubt, in no event shall the total number of directors elected by holders of the Regional Series B preferred stock (voting together as a class with all other classes or series of stock we may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Regional Series B preferred stock in the election of such directors) pursuant to the voting rights under (i) the delisting penalty right exceed one or (ii) the dividend penalty right and the delisting penalty right exceed two. If (A) a delisting event occurs while a previous dividend default remains uncured and (B) two directors are already serving on the Regional Board pursuant to the dividend penalty right in accordance with the preceding paragraph, then no additional director may be elected pursuant to the delisting penalty right under this paragraph. If a dividend default occurs while a previous delisting event remains uncured, then, upon the election of two directors pursuant to the dividend penalty right in accordance with the preceding paragraph, the term of the director then serving on the Regional Board pursuant to the delisting penalty right, if any, shall immediately terminate and the number of directors constituting the Regional Board shall be reduced accordingly.
A “correction event” with respect to the Regional Series B preferred stock means: (i) with respect to any delisting event, the listing of the Regional Series B preferred stock for trading on a national exchange; (ii) with respect to any dividend default, such time as we have paid all accumulated accrued and unpaid dividends on the Regional Series B preferred stock in full in cash (or declared such dividends and a sum of cash sufficient for the payment thereof is set apart for payment); and (iii) with respect to any cumulative redemption default, such time as we have redeemed, repurchased or otherwise acquired the applicable cumulative redemption amount.
In no event will the holders of Regional Series B preferred stock be entitled pursuant to these voting rights to submit and have elected a director nominee (i) whose election as a director would violate or cause Regional to be in violation of the Regional articles of incorporation, the Regional bylaws, the Regional Code of Business Conduct and Ethics, Regional’s requirements with regard to director qualifications and policies and guidelines applicable to directors, any national exchange on which any class or series of Regional’s stock is listed or quoted or any applicable state or federal law, rule or regulation; (ii) that would cause Regional to fail to satisfy a requirement relating to director independence of any national exchange on which any class or series of Regional’s stock is listed or quoted; (iii) who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten years; or (iv) who is subject to any order of the type specified in Rule 506(d) of Regulation D under the Securities Act. If the election of a director nominee submitted pursuant to these voting rights would violate or cause Regional to be in violation of, or to fail to satisfy, any of the foregoing in clauses (i) or (ii) above, or if a director nominee meets clauses (iii) or (iv) above, we will promptly notify in writing such director nominee, and the holders of Regional Series B preferred stock (voting together as a class with all other classes or series of stock we may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Regional Series B preferred stock in the election of such director) will be entitled to submit a substitute director nominee within 30 days of such notice.
If a special meeting is not called by Regional within 75 days after request from the requisite holders of Regional Series B preferred stock (or holders of other series or classes of stock we may issue upon which similar voting rights have been conferred and are exercisable) as described above, then the holders of record of at least 25% of the outstanding Regional Series B preferred stock may designate a holder to call the meeting at Regional’s expense, and such meeting may be called by the holder so designated upon notice similar to that required for annual meetings of Regional’s shareholders and shall be held at the place designated by the holder calling such meeting.
If, at any time when the voting rights conferred upon the Regional Series B preferred stock pursuant to the dividend penalty right or the delisting penalty right are exercisable, any vacancy in the office of a director elected or appointed pursuant to the dividend penalty right or the delisting penalty right shall occur, then such vacancy may be filled only by the remaining such director(s) or by vote of the holders of record of the outstanding Regional Series B preferred stock and any other classes or series of stock upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Regional Series B preferred stock in the election of directors pursuant to the dividend penalty right or the delisting penalty right. Any director elected or appointed pursuant to the dividend penalty right or the delisting penalty right may be removed only by the affirmative vote of holders of the outstanding Regional Series B preferred stock and any other classes or series of stock upon which similar voting rights have been conferred and are exercisable and which classes or series of stock are entitled to vote as a class with the Regional Series B preferred stock in the election of directors pursuant to the dividend penalty right or the delisting penalty right, such removal to be effected by the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding Regional Series B preferred stock and any such other classes or series of stock, and may not be removed by the holders of the Regional common stock.
So long as any shares of Regional Series B preferred stock remain outstanding, no more than seven directors not elected or appointed pursuant to the dividend penalty right, the delisting penalty right or the preceding paragraph may be elected or appointed.
On each matter on which holders of Regional Series B preferred stock are entitled to vote, each share of Regional Series B preferred stock will be entitled to one vote, except that when shares of any other class or series of Regional’s stock have the right to vote with the Regional Series B preferred stock as a single class on any matter, the Regional Series B preferred stock and the shares of each such other class or series will have one vote per share.
So long as any shares of Regional Series B preferred stock remain outstanding, we will not, without the affirmative vote of the holders of at least two-thirds of the shares of the Regional Series B preferred stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting together as a series and also together as a class with all other classes or series of stock that we may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Regional Series B preferred stock): (i) authorize or create, or increase the authorized or issued amount of, any class or series of senior shares or reclassify any of Regional’s authorized stock into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Regional articles of incorporation, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Regional Series B preferred stock (each, for purposes of this section “—Series B Preferred Stock” only, an “event”); provided, however, with respect to the occurrence of any event set forth in clause (ii) above, so long as the Series B preferred stock remains outstanding with the terms thereof materially unchanged, taking into account that, upon an occurrence of an event, we may not be the surviving entity (whether or not such event would constitute a change of control), the occurrence of any such event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series B preferred stock (although we would be required to redeem the Regional Series B preferred stock if such event constitutes a change of control) and, provided further, that any increase in the amount of the authorized Regional common stock or other stock we may issue, including the Series B preferred stock, or the creation or issuance of any additional Regional common stock, Regional Series B preferred stock or other class or other series of stock that we may issue, or any increase in the amount of authorized shares of such class or series, in each case which are parity shares or junior shares, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers and shall not require any affirmative vote or consent of the holders of the Regional Series B preferred stock. Notwithstanding the foregoing, (A) if any event set forth in clause (ii) above would adversely affect one or more but not all other classes or series of stock we may issue upon which similar voting rights have been conferred and are exercisable (including the Regional Series B preferred stock for this purpose), then only such classes or series of stock as are adversely affected by and entitled to vote on the matter shall vote on the matter together as a class in lieu of all other classes or series of stock; and (B) if all series of a class of preferred stock are not equally affected by the proposed event, there shall be required a two-thirds approval of the class and a two-thirds approval of each series that will have a diminished status.
Director Nomination Rights
If a cumulative redemption default has occurred and continuing until the date a correction event with respect to such cumulative redemption default occurs, subject to the provisions under this section “—Director

Nomination Rights,” we shall include in Regional’s proxy statement (including Regional’s form of proxy and ballot) for the next annual meeting of shareholders (or, if such default occurs less than 60 days before the date fixed for the next annual meeting, the second annual meeting after such occurrence), the name of any nominee for election to the Regional Board submitted pursuant to these director nomination rights (each a “preferred nominee”), provided: (i) timely written notice of such preferred nominee (“notice”) is given to Regional by or on behalf of a holder or holders of Regional Series B preferred stock that, at the time the notice is given, satisfy the applicable ownership and other requirements (the “eligible preferred holder”); (ii) the eligible preferred holder expressly elects in writing at the time of providing the notice to have its preferred nominee included in Regional’s proxy statement pursuant to these director nomination rights; and (iii) the eligible preferred holder and the preferred nominee otherwise satisfy the applicable requirements.
The notice shall be directed to the attention of Regional’s Corporate Secretary. To be timely, the notice shall be delivered to or mailed and received at Regional’s principal executive office not less than 60 nor more than 200 days before the first anniversary of the date of Regional’s notice of annual meeting sent to shareholders in connection with the previous year’s annual meeting; provided that if no annual meeting was held in the previous year, or the date of the annual meeting has been established to be more than 30 days earlier than, or 60 days after, the anniversary of the previous year’s annual meeting, the notice, to be timely, must be so delivered or mailed and received not later than (i) the 90th day prior to the annual meeting or (ii) if later, the close of business on the tenth day following the day on which public announcement is first made of the date of the annual meeting. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of the notice.
In no event shall an eligible preferred holder be entitled pursuant to these director nomination rights to submit and have elected a preferred nominee (i) whose election as a director would violate or cause Regional to be in violation of the Regional articles of incorporation, the Regional bylaws, the Regional Code of Business Conduct and Ethics, Regional’s requirements with regard to director qualifications and policies and guidelines applicable to directors, any national exchange on which any class or series of Regional’s stock is listed or quoted or any applicable state or federal law, rule or regulation; (ii) that would cause Regional to fail to satisfy a requirement relating to director independence of any national exchange on which any class or series of Regional’s stock is listed or quoted; (iii) who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten years; or (iv) who is subject to any order of the type specified in Rule 506(d) of Regulation D under the Securities Act. If the election of a preferred nominee submitted by an eligible preferred holder would violate or cause Regional to be in violation of, or to fail to satisfy, any of the foregoing in clauses (i) or (ii) above, or if a preferred nominee meets clauses (iii) or (iv) above, we will promptly notify in writing such eligible preferred holder, and such eligible preferred holder will be entitled to submit a substitute preferred nominee within the same time period for the giving of the notice in the preceding paragraph.
An eligible preferred holder must beneficially own a number of shares of Regional Series B preferred stock that represents 10% or more of the outstanding shares of Regional Series B preferred stock as of both the date the notice is delivered to or received by Regional and the record date for determining holders entitled to vote at the meeting. In the event there is more than one eligible preferred holder for any annual meeting, each eligible preferred holder may submit a preferred nominee for inclusion in Regional’s proxy statement.
If a correction event with respect to a cumulative redemption default has not occurred at or prior to the commencement of the applicable annual meeting, then one director shall be elected out of the preferred nominee(s) by a plurality of the votes cast by the shares of Regional Series B preferred stock at the annual meeting. The election of such director (the “elected preferred nominee”) will be effective as of the first business day following the applicable cumulative redemption deadline (the “election effective time”). At the election effective time, the number of directors constituting the Regional Board shall be automatically increased by one to accommodate such election.
If a correction event with respect to a cumulative redemption default occurs at or prior to the election effective time, then, as applicable, either (i) prior to a vote being held on the election of a director out of the preferred nominee(s) at the annual meeting, all preferred nominees shall be automatically deemed to have withdrawn from the election or (ii) if a vote is held on the election of a director out of the preferred nominee(s)

at the annual meeting, (a) such vote will be deemed void, (b) the preferred nominee who received a plurality of the votes cast by the shares of Regional Series B preferred stock at the annual meeting shall not be deemed to have been elected as a director and (c) the number of directors constituting the Regional Board shall remain unchanged.
On the date a correction event with respect to a cumulative redemption default occurs, the rights of eligible preferred holders to submit preferred nominees and have an elected preferred nominee elected out of such preferred nominee(s) pursuant to such default will cease, and the term of the elected preferred nominee then serving on the Regional Board pursuant to such default, if any, shall immediately terminate and the number of directors constituting the Regional Board shall be reduced accordingly.
If (i) a subsequent cumulative redemption default occurs while a previous cumulative redemption default remains uncured and (ii) the elected preferred nominee is already serving on the Regional Board pursuant to a previous cumulative redemption default, then (a) eligible preferred holders may not submit preferred nominees for inclusion in Regional’s proxy statement and (b) no additional elected preferred nominee may be elected. For the avoidance of doubt, only one elected preferred nominee elected pursuant to these director nomination rights may serve on the Regional Board at any time.
If a dividend default occurs while a previous cumulative redemption default remains uncured, then, upon the election of two directors pursuant to the dividend penalty right, the term of the elected preferred nominee then serving on the Regional Board pursuant to such cumulative redemption default, if any, shall immediately terminate and the number of directors constituting the Regional Board shall be reduced accordingly.
Conversion; Preemptive Rights
The Regional Series B preferred stock is not, pursuant to its terms, convertible into or exchangeable for any of Regional’s other property or securities. No holders of the Regional Series B preferred stock, as holders of Regional Series B preferred stock, have any preemptive rights to purchase or subscribe for the Regional common stock or any other security.
Book Entry
The Regional Series B preferred stock was issued in global form. DTC or its nominee is the sole registered holder of the Regional Series B preferred stock. Ownership of beneficial interests in the Regional Series B preferred stock in global form is limited to DTC participants or persons who hold interests through such participants. Ownership of beneficial interests in the Regional Series B preferred stock in global form is shown on, and the transfer of that ownership is effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).
So long as DTC, or its nominee, is the registered owner or holder of a global certificate representing the shares of the Regional Series B preferred stock, DTC or such nominee, as the case may be, will be considered the sole holder of the shares of the Regional Series B preferred stock represented by such global certificate for all purposes. No beneficial owner of an interest in the shares of the Regional Series B preferred stock in global form will be able to transfer that interest except in accordance with the applicable procedures of DTC in addition to those provided for under the Regional articles of incorporation.
Payments of dividends on the global certificate representing the shares of the Regional Series B preferred stock will be made to DTC or its nominee, as the case may be, as the registered holder thereof. None of Regional, the transfer agent, registrar or dividend disbursing agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global certificate representing the shares of the Regional Series B preferred stock or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.
Regional expects that DTC or its nominee, upon receipt of any payment of dividends in respect of a global certificate representing the shares of the Regional Series B preferred stock, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial ownership interests in the aggregate liquidation preference of such global certificate representing the shares of the Series B preferred stock as shown on the records of DTC or its nominee, as the case may be. Regional also expects that payments by participants to owners of beneficial interests in such global certificate representing the shares of the Regional Series B preferred stock held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.
Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.
Regional understands that DTC is:
•	a limited purpose trust company organized under the laws of the State of New York;
•	a “banking organization” within the meaning of New York Banking Law;
•	a member of the Federal Reserve System;
•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and
•	a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act.
DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates.
Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a global security among its participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of us, the transfer agent, registrar or dividend disbursing agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
The information in this section concerning DTC and its book-entry system has been obtained from sources that Regional believes to be reliable, but Regional takes no responsibility for the accuracy thereof.
Regional Series D Preferred Stock
For a summary description of the material terms of the Regional Series D preferred stock, see “Description of Regional Series D Preferred Stock.”
Ownership and Transfer Restrictions
Although Regional is not a real estate investment trust (“REIT”), the Regional articles of incorporation contains ownership and transfer restrictions relating to Regional common stock that are intended to better position Regional to comply with certain U.S. federal income tax rules applicable to REITs in the event Regional makes such election in the future. These ownership and transfer restrictions could have the effect of delaying, deferring or preventing a transaction or change of control of Regional that might involve a premium price for Regional’s stock or otherwise be in the best interests of its shareholders. All certificates representing shares of Regional common stock will bear a legend describing or referring to such ownership and transfer restrictions.
The Regional articles of incorporation provides that, subject to the exceptions, waivers and the constructive ownership rules described in the Regional articles of incorporation, no person may beneficially own, or be deemed to constructively own by virtue of the ownership attribution provisions of the Code in excess of 9.9% (by value or number of shares, whichever is more restrictive) of an outstanding class or series of Regional common stock (the “Common Stock Ownership Limit”).
The Regional articles of incorporation further prohibits (along with the Common Stock Ownership Limit, the “ownership and transfer restrictions”):
•
any person from beneficially or constructively owning shares of Regional common stock of any class or series (“Equity Shares”) to the extent that such ownership would cause Regional to fail to qualify as a REIT by reason of being “closely held” under the Code (without regard to whether the ownership interest is held during the last half of a taxable year);

•
any person from beneficially or constructively owning Equity Shares that would cause Regional to otherwise fail to qualify as a REIT (including beneficial or constructive ownership that would result in

Regional owning (actually or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by Regional from such tenant would cause Regional to fail to satisfy any of the gross income requirements of Section 856(c) of the Code);
•
any person from beneficially owning Equity Shares to the extent such beneficial ownership of Equity Shares would result in Regional failing to be “domestically controlled” within the meaning of Section 897(h)(4)(B) of the Code; and

Furthermore, any transfer, acquisition or other event or transaction that would result in Equity Shares being beneficially owned by less than 100 persons (determined without reference to any rules of attribution) will be void ab initio, and the intended transferee shall acquire no rights in such Equity Shares.
The Regional articles of incorporation defines beneficial ownership as ownership of Equity Shares by a “person” (as defined therein), whether the interest in the Equity Shares is held directly or indirectly (including by a nominee), and includes interests that would be treated as owned through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3)(A) of the Code. The Regional articles of incorporation defines “person” to include a “group,” as defined under Section 13(d)(3) of the Exchange Act.
The applicable constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals or entities to be treated as owned by one individual or entity. As a result, the acquisition of less than 9.9% (by value or number of shares, whichever is more restrictive) of the outstanding shares of the Regional common stock (including through the acquisition of an interest in an entity that owns, actually or constructively, shares of any class or series of the Common Stock) by an individual or entity could, through constructive ownership, nevertheless cause a violation of the ownership and transfer restrictions.
The foregoing ownership and transfer restrictions, including the Common Stock Ownership Limit, will not apply if the Regional Board determines in its sole and absolute discretion, each of the following: (i) that it is not in the best interests of Regional to attempt to qualify as, or to continue to qualify as, a REIT; and (ii) that compliance with all or any of the restrictions and limitations on beneficial ownership, constructive ownership, acquisitions or transfers of Equity Shares set forth in the Regional articles of incorporation is no longer otherwise advisable for Regional.
Notice of Restricted Transfer
Any person who acquires, or attempts to acquire, beneficial or constructive ownership of Equity Shares that will, or may, violate the ownership and transfer restrictions, and any person beneficially owns or constructively owns shares-in-trust as a transferee of Equity Shares resulting in a conversion to share-in-trust (as discussed below), must immediately give written notice to Regional (or, in the event of a proposed or attempted transfer, acquisition or purported change in beneficial or constructive ownership, give at least 15 days’ prior written notice), and promptly provide to Regional such other information as Regional may request.
Waivers by the Regional Board; Increase in Common Stock Ownership Limit
Upon notice of an acquisition or transfer, or a proposed acquisition or transfer, that results or would result in the intended transferee having beneficial or constructive ownership of Equity Shares in excess of the Common Stock Ownership Limit, or would otherwise result in a violation of the any of the other ownership and transfer restrictions, the Regional Board may, prospectively or retroactively, create a different limit on ownership for such transferee (an “excepted holder limit”), or otherwise waive such violation, in each case upon such conditions as the Board may determine, in its sole and absolute discretion.
In addition, the Regional Board may, from time to time, increase the Common Stock Ownership Limit for one or more persons, or decrease the Common Stock Ownership Limit for one or more persons. A decrease in the Common Stock Ownership Limit will not be effective for any person whose ownership of Equity Shares is in excess of the applicable decreased Common Stock Ownership Limit until such time as such person’s ownership equals or falls below the applicable decreased Common Stock Ownership Limit. Until such time, however, any further acquisition of Equity Shares will violate the Common Stock Ownership Limit.
Notwithstanding the foregoing, unless and until the Regional Board determines that it is not in the best interests of Regional to attempt to qualify as, or to continue to qualify as, a REIT (and assuming the Regional

Board has not determined thereafter that it is in the best interests of Regional to attempt to qualify as, or to continue to qualify as a, a REIT), the Common Stock Ownership Limit for a class or series of Equity Shares may not be increased, and no additional excepted holder limits may be created, and no other waivers of ownership and transfer restrictions may be granted, if the Regional Board determines in its sole and absolute discretion that, after giving effect to such increase, creation or waiver, Regional would be “closely held” within the meaning of the Code or such increase, creation or waiver would otherwise cause Regional to fail to qualify as a REIT.
Shares-in-Trust
The Regional articles of incorporation provides that, if there is any purported transfer or acquisition of Equity Shares or other event or transaction that, if effective, would result in any person beneficially or constructively owning Equity Shares in violation of any of the ownership and transfer restrictions, then the number of Equity Shares causing the violation (rounded up to the nearest whole share) will be automatically converted into an equal number of “Shares-In-Trust” and will be deemed to have been transferred to a trust for the exclusive benefit of a designated charitable beneficiary. The automatic conversion will be effective as of the close of business on the business day prior to the date of the purported transfer, acquisition or other event or transaction that requires the conversion to Shares-in-Trust. The person that would have owned the shares if they had not been converted and transferred to the trust is referred to herein as the “purported transferee.” The purported transferee shall have no rights in Shares-in-Trust, except as specifically provided in the Regional articles of incorporation. If, for any reason, the conversion into Shares-in-Trust as described in the Regional articles of incorporation is not automatically effective to prevent violation of the ownership and transfer restrictions, then such transfer, acquisition or other event or transaction giving rise to the Shares-in-Trust will be void ab initio, and the purported transferee will acquire no rights in such Equity Shares.
Rights of Shares-in-Trust
Notwithstanding any other provisions of the Regional articles of incorporation, Shares-in-Trust shall have only such rights as set forth in the Regional articles of incorporation. Specifically, Shares-in-Trust are entitled to the same rights and privileges with respect to dividends as all other Equity Shares of the same class or series. The trustee will receive all dividends on the Shares-in-Trust and will hold such dividends in trust for the benefit of the charitable beneficiary. Any dividend with a record date on or after the date that Equity Shares have converted to Shares-in-Trust which is paid on such Equity Shares to the purported transferee must be repaid to the trust, and any dividend declared on such Equity Shares but unpaid must be paid to the trust, in each case for the benefit of the chartable beneficiary. Regional shall take all measures that it determines are reasonably necessary to recover the amount of any dividend paid to the purported transferee, including, if necessary, withholding any portion of future dividends payable on Equity Shares beneficially or constructively owned by the purported transferee and paying such dividends over to the trust for the benefit of the charitable beneficiary.
Shares-in-Trust shall not have any voting rights. Until Regional has received notification that the Equity Shares have been converted into Shares-in-Trust, Regional shall be entitled to rely on its share transfer and other shareholder records for purposes of preparing lists of shareholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of shareholders.
Transferability of Shares-in-Trust
Except as set forth in the Regional articles of incorporation, Shares-in-Trust are not transferable.
All Shares-in-Trust are deemed to be offered for sale to Regional, or its designee, at a price per share equal to the lesser of: (i) the price per share in the purported transaction that results in such Shares-in-Trust or, in the case of a gift or devise, the market price (as defined in the Regional articles of incorporation) at the time of such gift or devise; and (ii) the market price on the date Regional, or its designee, accepts such offer. Regional has the right to accept such offer for a period of 20 days after the later of the: (i) the date of the purported transaction that results in the Shares-in-Trust, as set forth in a notice received by Regional pursuant to the notice requirements in the Regional articles of incorporation; or (ii) if no such notice is received by Regional, the date Regional determines in good faith that a purported transfer, acquisition or other event or transaction occurred which resulted in the Shares-in-Trust. Regional may reduce the amount payable in connection with the purchase of Shares-in-Trust by the amount of any dividends that have been paid to the purported transferee and are owed by the purported transferee to the trustee. Regional may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary.

If Regional does not purchase the Shares-in-Trust, then the trustee shall: (i) sell that number of Equity Shares represented by such Shares-in-Trust to a permitted transferee who could acquire and own the shares without such acquisition or ownership resulting in another automatic conversion of such Equity Shares into Shares-in-Trust; (ii) cause to be recorded on the books of Regional that the permitted transferee is the holder of record of such number of Equity Shares; and (iii) cause the Shares-in-Trust to be canceled.
Upon a sale by the trustee of Shares-in-Trust, the purported transferee shall receive from the trustee a price per share equal to the lesser of: (i) the price per share in the purported transaction that created the Shares-in-Trust or, in the case of a gift or devise, the market price per share on the date of such transfer; and (ii) the price per share received by the trustee, provided that such price per share shall be net of any commissions and other expenses of the sale. The proceeds shall be sent to the purported transferee within five business days of the closing of the sale transaction.
Any amounts received by the trustee in excess of the amounts paid to the purported transferee must be paid to the charitable beneficiary.
Trustee
The trustee will be designated by Regional and must be unaffiliated with Regional, any purported transferee and any purported holder of Equity Shares that converted into Shares-in-Trust.
Remedies for Breach
If the Regional Board determines in good faith that a purported transfer, acquisition or other event or transaction has taken place in violation of the ownership and transfer restrictions, or that a person intends to or has attempted to acquire ownership in violation of such restrictions, then the Regional Board shall take such action as it deems advisable to refuse to give effect to, or to prevent, such transfer, acquisition or other event or transaction from occurring or otherwise becoming effective, including causing Regional to repurchase Equity Shares, refusing to give effect to the transaction on Regional’s books or instituting proceedings to enjoin the transfer.
Disclosure of Ownership by Regional’s Shareholders
Every beneficial or constructive owner of more than 5% (or such lower percentages as determined pursuant to regulations under the Code or as may be requested by the Regional Board) of the outstanding Equity Shares of any class or series shall annually, and no later than 30 days after the end of each taxable year, give written notice to Regional of certain information as required in the Regional articles of incorporation. Each such owner shall promptly provide to Regional such additional information as Regional may request to determine the effect, if any, of such ownership on Regional’s qualification or status as a REIT, as applicable, and to ensure compliance with the ownership and transfer restrictions. In addition, each beneficial or constructive owner of Equity Shares and each person (including the shareholder of record) who is holding Equity Shares for a beneficial or constructive owner promptly shall provide to Regional such information as it may request to determine Regional’s qualification or status as a REIT (as applicable) to comply with the requirements of any taxing authority or other governmental agency, or to determine any such compliance or to ensure compliance with the ownership and transfer restrictions.
Transfer Agent
The transfer agent and registrar for the Regional common stock, the Regional Series A preferred stock and the Regional Series B preferred stock is Continental Stock Transfer & Trust Company.

DESCRIPTION OF REGIONAL SERIES D PREFERRED STOCK
The following is a summary description of the material terms of the Regional Series D preferred stock, and it is qualified in its entirety by reference to the complete text of the articles of amendment for the Regional Series D preferred stock, the form of which is attached as Annex E to this joint proxy statement/prospectus.
Maturity
The Regional Series D preferred stock will not have a stated maturity and will not be subject to any sinking fund. The Regional Series D preferred stock is redeemable at the option of Regional, upon a change of control (as defined below under “—Special Redemption Upon Change of Control”) and mandatorily on or before December 31, 2029, in each case subject to the terms and conditions of the articles of amendment for the Regional Series D preferred stock.
Ranking
The Regional Series D preferred stock ranks: (i) senior to the Regional common stock and any other shares of stock that Regional may issue in the future, the terms of which specifically provide that such stock ranks junior to the Regional Series D preferred stock, in each case with respect to payment of dividends and amounts upon the occurrence of a liquidation event, which Regional refers to, for purposes of this section “—Description of Regional Series D Preferred Stock” only, as “junior shares”; (ii) equal to the Regional Series A preferred stock, and any other shares of stock that Regional may issue in the future, the terms of which specifically provide that such stock ranks on parity with such Regional Series D preferred stock, in each case with respect to payment of dividends and amounts upon the occurrence of a liquidation event, which we refer to, for purposes of this section “—Description of Regional Series D Preferred Stock” only, as “parity shares”; (iii) junior to the Regional Series B preferred stock, and to all other shares of stock issued by Regional, the terms of which specifically provide that such stock ranks senior to the Regional Series D preferred stock, in each case with respect to payment of dividends and amounts upon the occurrence of a liquidation event, which Regional refers to, for purposes of this section “—Description of Regional Series D Preferred Stock ” only, as “senior shares”; and (iv) junior to all Regional existing and future indebtedness.
Dividends
Beginning on July 1, 2027, holders of Regional Series D preferred stock are entitled to receive, when, as and if approved by the Regional Board, out of funds legally available for the payment of distributions and declared by Regional, cumulative preferential dividends at a rate per annum equal to the dividend rate of the liquidation preference of the Series D preferred stock in effect on the first calendar day of the applicable dividend period. Dividends will be paid in cash or other property.
The “dividend rate” with respect to the Regional Series D preferred stock initially means 8% per annum; provided, however, that the dividend rate shall increase to 12.5% per annum effective as of January 1, 2030 in the event that the Series D preferred stock have not been redeemed or converted pursuant to the terms and conditions of this Article XI on or before December 31, 2029. The “liquidation preference” means, with respect to the Regional Series D preferred stock, $12.50 per share of Regional Series D preferred stock, subject to certain adjustments. A “dividend period” with respect to the Regional Series D preferred stock means the quarterly dividend periods commencing on January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding dividend period; provided, however, that the initial dividend period shall commence on and include July 1, 2027 and shall end on and include the day preceding the first day of the next succeeding dividend period. For the avoidance of doubt, no dividends shall be paid or accrue prior to the initial dividend period.
Dividends are payable quarterly in equal amounts in arrears on the last calendar day of each dividend period (each, for purposes of this section “—Description of Regional Series D Preferred Stock” only, a “dividend payment date”), provided that if any dividend payment date is not a business day, then the dividend which would have been payable on that dividend payment date will be paid on the next succeeding business day, and no interest, additional dividends or other sums will accrue on the amount so payable for the period from and after that dividend payment date to that next succeeding business day. Dividends on the Regional Series D preferred stock accrue and accumulate (whether or not declared or paid) on each issued and outstanding share of the Regional Series D preferred stock on a daily basis from July 1, 2027.

Any dividend payable on the shares of Regional Series D preferred stock for any partial dividend period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Regional will pay dividends to holders of record as they appear in Regional’s stock records at the close of business on the applicable dividend record date, which is the tenth day preceding the applicable dividend payment date, or such other date we establish no less than ten days and no more than 30 days preceding the dividend payment date (for purposes of this section “—Description of Regional Series D Preferred Stock” only, the “dividend record date”).
Regional will not declare or pay or set apart for payment any dividend on the shares of Regional Series D preferred stock if the terms of any of Regional’s agreements or senior shares, including agreements relating to Regional’s indebtedness, prohibit Regional from doing so or provide that doing so would put is in breach of or default under any such agreement, or if the declaration, payment or setting aside of funds is restricted or prohibited by law. Future contractual covenants or arrangements we enter into may restrict or prevent future dividend payments.
Notwithstanding the foregoing, however, dividends on the shares of Regional Series D preferred stock accrue regardless of whether: (i) the terms of Regional senior shares or Regional agreements, including Regional’s existing or future indebtedness, at any time prohibit the current payment of dividends; (ii) Regional has earnings; (iii) there are funds legally available for the payment of such dividends; or (iv) such dividends are declared by the Regional Board. Except as otherwise provided, accumulated and unpaid distributions on the shares of Regional Series D preferred stock will not bear interest, and holders of the shares of Regional Series D preferred stock are not entitled to any distributions in excess of full cumulative distributions as described above. All dividends on the shares of Regional Series D preferred stock will be credited to the previously accumulated and unpaid dividends on the shares of Regional Series D preferred stock. Regional will credit any dividends paid on the shares of Regional Series D preferred stock first to the earliest accumulated and unpaid dividend due.
Notwithstanding anything herein to the contrary, the payment of dividends on the Regional common stock and preferred stock, including the Regional Series D preferred stock, is at the discretion of the Regional Board and depends on, among other things, the earnings and results of operations of Regional’s subsidiaries, their ability to pay dividends and other distributions to Regional under agreements governing their indebtedness, Regional’s financial condition and capital requirements, any debt service requirements and any other factors the Regional Board deems relevant. Regional’s subsidiaries may not pay dividends or other distributions to Regional under certain agreements governing their indebtedness if they are in default or breach of such agreements. Accordingly, Regional does not guarantee that it will be able to make dividend payments on the preferred stock, including the Regional Series D preferred stock, or what the actual dividends will be for any future period.
Except as provided in the next paragraph and subject to the paragraph following the next paragraph, (i) no distributions or dividends, in cash or otherwise, shall be declared or paid or set apart for payment upon shares of the Regional common stock, junior shares or parity shares; and (ii) no shares of the Regional common stock, junior shares or parity shares shall be redeemed, purchased or otherwise acquired for any consideration (or any monies paid to or made available for a sinking fund for the redemption of any such shares) by Regional (except by conversion into or exchange for junior shares or by redemption, purchase or acquisition of stock required under any of Regional’s employee benefit plans), unless, on the most recently preceding dividend payment date on which dividends on the Regional Series D preferred stock became payable, such dividends together with all accumulated and unpaid dividends to date on the Regional Series D preferred stock were paid in full in cash or other property.
When all dividends accumulated and unpaid to date are not paid in full in cash or other property (or a sum of cash or other property sufficient for such full payment is not so set apart for payment) upon the Regional Series D preferred stock, all dividends declared, paid or set apart for payment upon the Regional Series D preferred stock will be declared and paid in cash or other property, as applicable, or declared and a sum of cash or other property, as applicable, sufficient for the payment thereof shall be set apart for payment thereof. No interest, or sum of money or other property in lieu of interest, will be payable in respect of any dividend payment on the Regional Series D preferred stock or on any dividend payment or other payment on any junior shares which may be in arrears.

So long as any shares of Regional Series D preferred stock remain outstanding, no cash or stock dividends will be paid or made to any holders of Regional common stock, Regional Series A preferred stock or any class or series of junior shares, without the consent of the majority of the votes entitled to be cast by the holders of the outstanding shares of Regional Series D preferred stock.
Failure to Make Dividend Payments
If Regional has committed a “dividend default” with respect to the Regional Series D preferred stock by failing to pay any dividends on the outstanding Series D preferred stock in full for any three consecutive or non-consecutive dividend periods, then commencing on the first day after the dividend payment date on which a dividend default occurs and continuing until Regional has paid all accumulated accrued and unpaid dividends on the shares of the Regional Series D preferred stock in full in cash or other property (or declared such dividends and a sum of cash or other property sufficient for the payment thereof is set apart for payment), the then-applicable liquidation preference per share of Regional Series D preferred stock shall increase by $0.50 per share of Regional Series D preferred stock. Once Regional has paid all accumulated accrued and unpaid dividends in full in cash or other property (or declared such dividends and a sum of cash or other property sufficient for the payment thereof is set apart for such payment), the foregoing provisions will not be applicable, unless Regional again fails to pay any dividend for any subsequent three consecutive or non-consecutive future dividend period.
Failure to Obtain or Maintain a Listing on a National Exchange
A “delisting event” with respect to the Regional Series D preferred stock occurs if, at any time, (x) the Series B preferred stock obtains a National Market Listing, and either (i) Regional fails to obtain a National Market Listing for the Regional Series D preferred stock within 60 consecutive days following Regional having obtained a National Market Listing for the Series B preferred stock, or (ii) the Regional Series D preferred stock is delisted from the National Market Listing for a period of 90 consecutive days or longer following Regional having obtained a National Market Listing for the Series B preferred stock, or (y) the Regional common stock is delisted from the National Market Listing for a period of 90 consecutive days or longer. As a result: (i) in the case of a delisting event with respect to the Regional Series D preferred stock, the then-applicable liquidation preference per share of Regional Series D preferred stock shall increase by $0.50 per share of Regional Series D preferred stock and (ii) in the case of a delisting event with respect to the Regional common stock, the then-applicable liquidation preference per share of Regional Series D preferred stock shall increase by $1.00 per share of Regional Series D preferred stock. When, with respect to the Regional Series D preferred stock, the Regional Series D preferred stock is listed (in the event of a failure to obtain a National Market Listing) or once again listed (in the event of a failure to maintain a National Market Listing) pursuant to a National Market Listing or, with respect to the Regional common stock, such time as the Regional common stock is once again listed pursuant to a National Market Listing, the foregoing provisions will not be applicable, unless the Regional Series D preferred stock subsequently ceases to be subject to a National Market Listing for 90 consecutive days or longer or the Regional common stock subsequently ceases to be subject to a National Market Listing for 90 consecutive days or longer.
Liquidation Preference
If (A) Regional (i) commences a voluntary plan of liquidation or dissolution, which was approved by the Regional Board and of the holders of Regional common stock, followed by Regional’s filing of articles of dissolution or a similar document under state law, (ii) commences a voluntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law for the restructuring, reorganization or liquidation of Regional, or (iii) consents to the entry of an order for relief in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar state or federal law for the restructuring, reorganization or liquidation of Regional or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of Regional or of any substantial part of Regional’s property, or (iv) make an assignment for the benefit of Regional’s creditors, or admit in writing Regional’s inability to pay its debts generally as they become due, or (v) if a decree or order for relief in respect of Regional shall be entered by a court having jurisdiction in the premises in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of Regional or of any substantial part of Regional’s property, or ordering the restructuring, reorganization, liquidation, dissolution or winding up of us, and any such decree or order shall be unstayed and in effect for a period of 60 consecutive days and, (B) in connection with or on account of any of the aforesaid events, Regional financially restructures, reorganizes, recapitalizes, liquidates, dissolves or winds up or sells or disposes of a material portion or amount of its assets in one or more related transactions, in each case in (x) a bankruptcy or similar state court proceeding or (y) a liquidation or dissolution process under state law (each, a “liquidation event”), then, before any distribution or payment shall be made to the holders of any Regional common stock or any other class or series of junior shares in the distribution of assets upon the occurrence of a liquidation event, the holders of Regional Series D preferred stock are entitled to receive out of Regional’s assets legally available for distribution to shareholders, liquidating distributions in the amount of the then-applicable liquidation preference per share of Regional Series D preferred stock plus an amount in cash equal to all accumulated accrued and unpaid dividends thereon (whether or not earned or declared) to, but excluding, the date of final distribution to such holders, as applicable, without interest; and (ii) an amount equal to the product of: (A) the average closing price of the Regional common stock on (x) the National Securities Exchange on which the Regional common stock are then-listed or traded for the 60 trading days immediately preceding the record date, or (y) the OTC on which the shares of common stock are then-traded for 90 days immediately preceding the record date if the shares of Regional common stock are not then listed or traded on a National Securities Exchange, by (B) the number of shares of Regional common stock into which the Regional Series D preferred stock are then-convertible. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Regional Series D preferred stock will have no right or claim to any of Regional’s remaining assets. In the event that, upon the occurrence of a liquidation event, Regional’s available assets are insufficient to pay the amount of the liquidating distributions on all outstanding Regional Series D preferred stock and the corresponding amounts payable on all senior shares and parity shares, then after payment of the liquidating distributions on all outstanding senior shares, the holders of the Regional Series D preferred stock and all other such classes or series of parity shares will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. For the avoidance of doubt, the consolidation or merger of Regional with or into any other entity, or the sale, lease or conveyance of all or substantially all of Regional’s property or business, or a statutory share exchange will not be deemed to constitute a liquidation event. Under the Regional articles of incorporation, Regional is not required to set aside funds to protect the liquidation preference of the Regional Series D preferred stock.
Redemption
Regional, at its option, upon not less than 30 nor more than 60 days’ written notice, may redeem the Regional Series D preferred stock, in whole or in part, at any time or from time to time, for cash at a redemption price equal to the greater of: (i) the then-applicable liquidation preference per share of Regional Series D preferred stock, plus all accumulated accrued and unpaid dividends thereon (whether or not earned, approved or declared) to, but excluding, the date fixed for redemption, without interest; and (ii) an amount equal to the product of (A) the average closing price of the Regional common stock on (x) the National Securities Exchange on which the shares of Regional common stock are then-listed or traded for the 60 trading days immediately preceding the record date, or (y) the OTC on which the shares of Regional common stock are then-traded for 90 days immediately preceding the record date if the Regional common stock are not then listed or traded on a National Securities Exchange by the (B) the number of shares of Regional common stock into which the Regional Series D preferred stock are then-convertible. If fewer than all of the outstanding shares of Regional Series D preferred stock are to be redeemed, the number of shares to be redeemed will be determined by Regional and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in an equitable manner determined by Regional.
With respect to a redemption as described above, unless all accumulated accrued and unpaid dividends on all Regional Series D preferred stock and all parity shares shall have been or contemporaneously are (i) declared and paid in cash or (ii) declared and a sum of cash sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, no Regional Series D preferred stock or parity shares shall be redeemed unless all outstanding Regional Series D preferred stock and parity shares are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Regional Series D preferred stock or parity shares (A) pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Regional Series D preferred stock and parity shares or (B) by conversion into or exchange for junior shares and parity shares.

From and after the redemption date (unless we default in payment of the redemption price), all dividends will cease to accumulate on the Regional Series D preferred stock called for redemption, such shares shall no longer be deemed to be outstanding, and all of the rights of the holders of shares of Regional Series D preferred stock will terminate with respect to such shares, except the right to receive the redemption price and all accumulated and unpaid dividends up to, but excluding, the redemption date, in cash without interest.
Special Redemption Upon Change of Control
If a “change of control” of Regional by a person, entity or group occurs, Regional (or the acquiring entity) will be required to redeem the Regional Series D preferred stock, in whole but not in part, on the date on which the change of control has occurred, for cash at a redemption price equal to the greater of: (i) the then-applicable liquidation preference per share of Regional Series D preferred stock, plus all accumulated accrued and unpaid dividends thereon (whether or not earned, approved or declared) to, but excluding, the redemption date, without interest; and (ii) an amount equal to the product of (A) the average closing price of the Regional common stock on (x) the National Securities Exchange on which the Regional common stock are then-listed or traded for the 60 trading days immediately preceding the record date, or (y) the OTC on which the Regional common stock are then-traded for 90 days immediately preceding the record date if the Regional common stock are not then listed or traded on a National Securities Exchange, by (B) the number of shares of Regional common stock into which the shares of Regional Series D preferred stock are then-convertible. A “change of control” for purposes of the Regional Series D preferred stock is deemed to occur when the following has occurred: the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of Regional’s stock entitling that person to exercise more than 50% of the total voting power of all Regional stock entitled to vote generally in the election of Regional’s directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition).
Time-Based Redemption
If not converted prior thereto, Regional, upon not less than 30 nor more than 60 days’ written notice, shall mandatorily redeem all outstanding shares of Regional Series D preferred stock on or before December 31, 2029 for cash at a redemption price equal to the greater of: (i) the then-applicable liquidation preference per share of Regional Series D preferred stock, plus all accumulated accrued and unpaid dividends thereon (whether or not earned, approved or declared) to, but excluding, the redemption date, without interest; and (ii) an amount equal to the product of (A) the average closing price of the Regional common stock on (x) the National Securities Exchange on which the Regional common stock are then-listed or traded for the 60 trading days immediately preceding the record date, or (y) the OTC on which the Regional common stock are then-traded for 90 days immediately preceding the record date if the Regional common stock are not then listed or traded on a National Securities Exchange, by (B) the number of shares of Regional common stock into which the shares of Series D preferred stock are then-convertible
Voting Rights
Holders of the Regional Series D preferred stock do not have any voting rights, except as set forth below in this “—Voting Rights” section or under “—Director Nomination Rights” or as otherwise required by law.
On each matter on which holders of Regional Series D preferred stock are entitled to vote, each share of Regional Series D preferred stock will be entitled to one vote, except that when shares of any other class or series of Regional’s stock have the right to vote with the Regional Series D preferred stock as a single class on any matter, the Regional Series D preferred stock and the shares of each such other class or series will have one vote per share.
So long as any shares of Regional Series D preferred stock remain outstanding, we will not, without the affirmative vote of the holders of at least (A) two-thirds of the shares of the Regional Series D preferred stock outstanding at the time, if there are more than 200,000 shares of Regional Series D preferred stock outstanding at the time, or (B) a majority of the Regional Series D Preferred Shares outstanding at the time, if there are 200,000 or fewer shares of Regional Series D preferred stock outstanding at the time, in each case given in person or by proxy, either in writing or at a meeting (voting together as a series and also together as a class with all other classes or series of stock that we may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Regional Series D preferred stock): (i) authorize or create, or increase the authorized or issued amount of, any class or series of senior shares or reclassify any of Regional’s authorized stock into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Regional articles of incorporation, as amended, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Regional Series D preferred stock (each, for purposes of this section “—Description of Regional Series D Preferred Stock” only, an “event”); provided, however, with respect to the occurrence of any event set forth in clause (ii) above, so long as the Regional Series D preferred stock remains outstanding with the terms thereof materially unchanged, taking into account that, upon an occurrence of an event, we may not be the surviving entity (whether or not such event would constitute a change of control), the occurrence of any such event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Regional Series D preferred stock (although we would be required to redeem the Regional Series D preferred stock if such event constitutes a change of control) and, provided further, that any increase in the amount of the authorized Regional common stock or other stock we may issue, including the Regional Series D preferred stock, or the creation or issuance of any additional Regional common stock, Regional Series D preferred stock or other class or other series of stock that we may issue, or any increase in the amount of authorized shares of such class or series, in each case which are junior shares, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers and shall not require any affirmative vote or consent of the holders of the Regional Series D preferred stock. Notwithstanding the foregoing, (A) if any event set forth in clause (ii) above would adversely affect one or more but not all other classes or series of stock we may issue upon which similar voting rights have been conferred and are exercisable (including the Regional Series D preferred stock for this purpose), then only such classes or series of stock as are adversely affected by and entitled to vote on the matter shall vote on the matter together as a class in lieu of all other classes or series of stock; and (B) if all series of a class of preferred stock are not equally affected by the proposed event, there shall be required a two-thirds approval of the class and a two-thirds approval of each series that will have a diminished status.
Director Nomination Rights
So long as at least 200,000 shares of Regional Series D preferred stock remain outstanding, the holders of Regional Series D preferred stock voting as a separate class at a meeting of such shareholders duly called for that purpose shall be entitled to elect two members of the Regional Board (each, a “Series D preferred director”); provided, however, that the initial Regional Series D preferred directors shall be the two individuals designated by SunLink prior to the closing pursuant to the terms and conditions of the merger agreement.
If, at any time 200,000 shares of Regional Series D preferred stock remain outstanding, any vacancy in the office of a Series D preferred director shall occur, then such vacancy may be filled only by the remaining Regional Series D preferred director or by a vote of the holders of record of the outstanding Regional Series D preferred stock at a meeting of such shareholders duly called for that purpose. In no event shall the remaining Regional Series D preferred director or holders of the Regional Series D preferred shares be entitled to submit and appoint a director nominee to fill a vacancy (i) whose appointment as a director would violate or cause Regional to be in violation of Regional articles of incorporation, as amended, the Regional bylaws, as amended, the Regional Code of Business Conduct and Ethics, Regional’s requirements with regard to director qualifications and policies and guidelines applicable to directors, any National Securities Exchange pursuant to which any class or series of the stock of Regional is listed or quoted or any applicable state or federal law, rule or regulation; (ii) who would cause Regional to fail to satisfy a requirement relating to director independence of any National Securities Exchange pursuant to which any class or series of the stock of Regional is listed or quoted; (iii) who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten years; or (iv) who is subject to any order of the type specified in Rule 506(d) of Regulation D under the Securities Act (an “ineligible person”). Other than as provided in this paragraph, any Series D preferred director may be removed only by the affirmative vote of holders of the outstanding shares of Regional Series D preferred stock, such removal to be effected by the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding Regional Series D preferred stock at a meeting of such shareholders duly called for that purpose. Notwithstanding anything herein to the contrary, a Regional Series D preferred director may be removed in accordance with applicable law.

If, at any time when the voting right conferred upon the Regional Series D preferred stock pursuant to the first paragraph of this section “—Director Nomination Rights,” we shall include in Regional’s proxy statement (including Regional’s form of proxy and ballot) for the next annual meeting of shareholders the names of any nominees for election to the Regional Board submitted pursuant to these director nomination rights (each a “preferred nominee”), provided: (i) timely written notice of such preferred nominees (a “nomination notice”) is given to Regional by or on behalf of a holder or holders of Regional Series D preferred stock that, at the time the nomination notice is given, satisfy the applicable ownership and other requirements (the “eligible preferred holder”); (ii) each eligible preferred holder expressly elects in writing at the time of providing the nomination notice to have its preferred nominees included in Regional’s proxy statement pursuant to these director nomination rights; and (iii) each eligible preferred holder and each preferred nominee otherwise satisfy the applicable requirements.
The nomination notice shall be directed to the attention of Regional’s Corporate Secretary. To be timely, the nomination notice shall be delivered to or mailed and received at Regional’s principal executive office not less than 60 nor more than 200 days before the first anniversary of the date of Regional’s notice of annual meeting sent to shareholders in connection with the previous year’s annual meeting; provided that if no annual meeting was held in the previous year, or the date of the annual meeting has been established to be more than 30 days earlier than, or 60 days after, the anniversary of the previous year’s annual meeting, the nomination notice, to be timely, must be so delivered or mailed and received not later than (i) the 90th day prior to the annual meeting or (ii) if later, the close of business on the tenth day following the day on which public announcement is first made of the date of the annual meeting. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of the nomination notice.
In no event shall an eligible preferred holder be entitled pursuant to these director nomination rights to submit and have elected a preferred nominee who is an ineligible person. If the preferred nominee is an ineligible person, we will promptly notify in writing such eligible preferred holder, and such eligible preferred holder will be entitled to submit a substitute preferred nominee within the same time period for the giving of the nomination notice in the preceding paragraph.
An eligible preferred holder must beneficially own a number of shares of Regional Series D preferred stock that represents 8% or more of the outstanding shares of Regional Series D preferred stock as of both the date the nomination notice is delivered to or received by Regional and the record date for determining holders entitled to vote at the meeting. In the event there is more than one eligible preferred holder for any annual meeting, each eligible preferred holder may submit preferred nominees for inclusion in Regional’s proxy statement.
So long as at least 200,000 shares of Series D preferred stock remain outstanding at the commencement of the applicable annual meeting, subject to the provisions of this section “—Director Nomination Rights,” then two directors shall be elected out of the preferred nominee(s) by a plurality of the votes cast by the shares of Regional Series D preferred stock at the annual meeting.
If less than 200,000 shares of Regional Series D preferred stock remain outstanding at or prior to the annual meeting, then, as applicable, either (i) prior to a vote being held on the election of a director out of the preferred nominees at the annual meeting, all preferred nominees shall be automatically deemed to have withdrawn from the election or (ii) if a vote is held on the election of a director out of the preferred nominees at the annual meeting, (a) such vote will be deemed void, (b) the preferred nominees who received a plurality of the votes cast by the shares of Regional Series D preferred stock at the annual meeting shall not be deemed to have been elected as directors and (c) the number of directors constituting the Regional Board shall be reduced accordingly.
On the date on which less than 200,000 shares of Regional Series D preferred stock remain outstanding occurs, the rights under this section “—Director Nomination Rights,” will cease, and the term of the Series D preferred directors then serving on the Regional Board, if any, shall immediately terminate and the number of directors constituting the Regional Board shall be reduced accordingly.
Preferred Restrictions
So long as at least 200,000 shares of Regional Series D preferred stock remain outstanding, Regional will not, without the affirmative vote of (i) a majority of the Regional Board and (ii) both Series D preferred directors, effect any of the following actions by Regional, whether by amendment, merger, consolidation, operation of law or otherwise, and whether or not such approval is required pursuant to applicable law: (i) enter into any transaction or agreement that would result in any sale, merger, recapitalization or liquidation event if the transaction would result in (A) the issuance or assumption of any senior shares or (B) the holders of Regional Series D preferred stock receiving less than the greater of: (i) the liquidation preference (including accumulated accrued and unpaid dividends) and (ii) an amount equal to the product of (A) the average closing price of the Regional common stock on (x) the National Securities Exchange on which the Regional common stock are then-listed or traded for the 60 Trading Days immediately preceding the record date, or (y) the OTC on which the Regional common stock are then-traded for 90 days immediately preceding the record date if the Regional common stock are not then listed or traded on a National Securities Exchange (B) the number of shares of Regional common stock into which the Regional Series D preferred stock are then-convertible; or (ii) declare or pay any dividend on any class of equity securities of Regional other than the Regional Series D preferred stock and Regional Series D preferred stock unless all dividends applicable to both the Regional Series B preferred stock and Regional Series D preferred stock have been declared and paid to date.
So long as at least 200,000 Regional Series D preferred stock remain outstanding, no new senior shares or new parity shares shall be issued and, other than the Regional Series B preferred stock and the Regional Series A preferred stock, be permitted to be outstanding. So long as at least 200,000 shares of Regional Series D preferred stock remain outstanding, the Regional Series A preferred stock shall not be amended, and Regional shall not otherwise take action, to provide for (i) the accrual or payment of dividends on the Regional Series A preferred stock, (ii) an increase of the liquidation preference of the Regional Series A preferred stock, (iii) a right of conversion of the Series A Preferred stock into Regional common stock or (iv) the exchange by Regional of Regional Series A preferred stock for Regional common stock. So long as at least 200,000 shares of Regional Series D preferred stock remain outstanding, no junior shares shall be issued or permitted to be outstanding by Regional which are convertible into Regional common stock with an effective (x) conversion price less than $20.00 per Regional common stock or (y) any conversion ratio more favorable to such junior shares than the substantial equivalent of the then-applicable conversion ratio for the Regional Series D preferred stock.
Mandatory Conversion
Subject to the limitations set forth in section “—Limitations on Conversion,” at any time after the date on which shares of Series D preferred stock are issued, upon the occurrence of the following events, the Series D preferred stock shall be subject to mandatory conversion (the “mandatory conversion”): (i) there shall be 200,000 or fewer shares of Series B preferred stock outstanding; and (ii) the average closing price of the shares of Regional common stock on a National Securities Exchange is at least $20.00, as adjusted pursuant to section “—Certain Adjustments,” over any 30-day trading days following the date on which there are 200,000 or fewer shares of Series B preferred stock outstanding. Regional shall provide notice of the mandatory conversion by delivering a written notice thereof by email, facsimile or overnight courier to the holders of the Series D preferred stock (the “mandatory conversion notice” and the date all of the holders of Series D preferred stock received such notice is referred to as the “mandatory conversion notice date”). The mandatory conversion notice shall (x) state the date on which the mandatory conversion shall occur (the “mandatory conversion date”) which date shall not be less than five (5) calendar days nor more than twenty (20) calendar days following the mandatory conversion notice date, and (y) state the aggregate number of shares of the Regional Series D preferred stock which are being converted in such mandatory conversion from the holder and all of the other holders of the Regional Series D preferred stock pursuant to this paragraph on the mandatory conversion date. The mechanics of conversion set forth in section “—Mechanics of Conversion,” shall apply to a mandatory conversion.
Optional Conversion
At any time after the date on which shares of Regional Series D preferred stock are issued, subject to the limitations set forth in section “—Limitations on Conversion,” a holder of Series D preferred stock may convert all, or any portion of its Series D preferred stock, at 1.1330 shares of Regional common stock for every three (3) shares of Regional Series D preferred stock (the “conversion ratio”), subject to adjustment pursuant to section “—Certain Adjustments.”
Mechanics of Conversion
Holders of Regional Series D preferred stock shall effect conversions by providing Regional and its transfer agent with the form of conversion notice (a “notice of conversion”), duly completed and executed. The notice of conversion must specify the number of shares of the number of shares of Regional Series D preferred stock to be converted, the number of shares of Regional Series D preferred stock owned prior to the conversion at issue, and the number of shares of Regional common stock to be issued in respect of the conversion at issue. Provided Regional’s transfer agent is participating in the DTC Fast Automated Securities Transfer program, the notice of conversion may specify, at such holder’s election, whether the applicable conversion shares shall be credited to the DTC participant account nominated by the holder of the Regional Series D preferred stock through DTC’s Deposit Withdrawal At Custodian system (a “DWAC delivery”). The date on which such a conversion shall be deemed effective (an “optional conversion date”, and together with the mandatory conversion date, a “conversion date”), shall be defined as the trading day that the notice of conversion, completed and executed, is sent by facsimile or other electronic transmission to, and received during regular business hours by, Regional and its transfer agent. The calculations set forth in the notice of conversion shall control in the absence of manifest or mathematical error.
Not later than the earlier of (x) two (2) trading days and (y) the standard settlement period, expressed in a number of trading days, on Regional’s primary National Securities Exchange with respect to the Regional common stock as in effect on the applicable conversion date (the “standard settlement period”), in each case after the applicable conversion date (the “share delivery date”), Regional’s transfer agent shall (a) in the case of a DWAC delivery (if so requested by the applicable holder), electronically transfer such conversion shares by crediting the DTC participant account nominated by the applicable holder through DTC’s DWAC system or (b) if the shares of Regional Series D preferred stock being converted have been issued in global form eligible for book-entry settlement with DTC, the conversion shares shall be delivered to the applicable holder through book-entry transfer through the facilities of DTC. If in the case of a DWAC delivery, such shares are not electronically delivered to or as directed by, the applicable holder by the share delivery date, the applicable holder shall be entitled to elect to rescind such notice of conversion by written notice to Regional and its transfer agent at any time on or before its electronic receipt of such shares, as applicable, in which event Regional’s transfer agent shall promptly direct the return of any shares of Regional common stock delivered to the applicable holder through the DWAC system, representing the shares of Regional Series D preferred stock unsuccessfully tendered for conversion to Regional.
Subject to a Regional Series D preferred stock holder’s right to rescind a notice of conversion pursuant to preceding paragraph, Regional’s obligation to issue and deliver the conversion shares upon conversion of Regional Series D preferred stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by an applicable holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such holder or any other person of any obligation to Regional or any violation or alleged violation of law by such holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of Regional to such holder in connection with the issuance of such conversion shares. Nothing herein shall limit a Regional Series D preferred stock holder’s right to pursue actual damages for Regional’s failure to deliver conversion shares within the period specified herein and such holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief; provided that holder shall not receive duplicate damages for Regional’s failure to deliver conversion shares within the period specified herein. The exercise of any such rights shall not prohibit a Regional Series D preferred stock holder from seeking to enforce damages pursuant to the Regional articles of incorporation, as amended, or under applicable law.
If Regional fails to effect a DWAC delivery, as applicable, by the share delivery date pursuant to the terms set forth two paragraphs above (other than a failure caused by incorrect or incomplete information provided by the applicable holder to Regional), and if after such share delivery date such holder is required to or otherwise purchases (in an open market transaction or otherwise), shares of Regional common stock to deliver in satisfaction of a sale by such holder of the conversion shares which such holder was entitled to receive upon the conversion relating to such share delivery date (a “buy-in”), then Regional shall (A) pay in cash to such holder (in addition to any other remedies available to or elected by such holder) the amount by which (x) such holder’s total purchase price (including any brokerage commissions) for the shares of Regional common stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Regional common stock that such holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such holder, either reissue (if surrendered) the shares of Regional Series D preferred stock equal to the number of shares of Regional Series D preferred stock submitted for conversion or deliver to such holder the number of shares of Regional common stock that would have been issued if Regional had timely complied with its delivery requirements pursuant to the terms set forth two paragraphs above. For example, if a Regional Series D preferred stock holder purchases shares of Regional common stock having a total purchase price of $11,000 to cover a buy-in with respect to an attempted conversion of shares of Regional Series D preferred stock with respect to which the actual sale price (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, Regional shall be required to pay such holder $1,000. The Regional Series D preferred shareholder shall provide Regional written notice, within three (3) trading days after the occurrence of a buy-in, indicating the amounts payable to such holder in respect of such buy-in together with applicable confirmations and other evidence reasonably requested by Regional. Nothing herein shall limit a Regional Series D preferred stock holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Regional’s failure to timely deliver shares of Regional common stock upon conversion of the shares of Regional Series D preferred stock as required pursuant to the terms hereof; provided, however, that the applicable holder shall not be entitled to both (i) require the reissuance of the shares of Regional Series D preferred stock submitted for conversion for which such conversion was not timely honored and (ii) receive the number of shares of Regional common stock that would have been issued if Regional had timely complied with its delivery under pursuant to the terms set forth two paragraphs above.
No fractional shares or scrip representing fractional shares of Regional common stock shall be issued upon the conversion of the Regional Series D preferred stock. All fractional shares shall be rounded down to the nearest whole shares of Regional common stock.
Status as Shareholder
Upon each conversion date in which the share of Regional Series D preferred stock converts into Regional common stock: (i) the shares of Regional Series D preferred stock being converted shall be deemed converted into shares of Regional common stock; and (ii) the Regional Series D preferred shareholder’s rights as a holder of such converted shares of Regional Series D preferred stock shall cease and terminate, excepting only the right to receive book entry notations for such shares of Regional common stock and to any remedies provided herein or otherwise available at law or in equity to such holder because of a failure by Regional to comply with the terms of Regional articles of incorporation, as amended. In all cases, the holder shall retain all of its rights and remedies for Regional’s failure to convert Regional Series D preferred stock.
Limitations on Conversion
Except as set forth in this paragraph, a Regional Series D preferred stock holder shall not have the right to convert any portion of the Regional Series D preferred stock and such Regional Series D preferred stock shall not be automatically converted, to the extent that after giving effect to such conversion, such holder (together with such holder’s affiliates, any other persons acting as a group together, and any other persons whose beneficial ownership of Regional common stock would be aggregated with the holder’s and the other attribution parties for purposes of Section 13(d) of the Exchange Act) would beneficially own in excess of 19.99% of the shares of Regional common stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the aggregate number of shares of Regional common stock beneficially owned by such person and its affiliates shall include the number of shares of Regional common stock issuable upon conversion of the Regional Series D preferred stock with respect to which the determination of such sentence is being made, but shall exclude shares of Regional common stock which would be issuable upon (i) conversion of the remaining, unconverted portion of the Regional Series D preferred stock beneficially owned by such person and its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of Regional beneficially owned by such person and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein.
All Series D Preferred Shares converted pursuant to these terms, or otherwise acquired by Regional, shall be retired and restored to the status of authorized but unissued shares of undesignated Regional preferred shares.
Certain Adjustments
If Regional, at any time while any shares of Regional Series D preferred stock are outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Regional common stock with respect to the then outstanding shares of Regional common stock; (ii) subdivides outstanding shares of Regional common stock into a larger number of shares; or (iii) combines (including by way of a reverse stock split) outstanding shares of Regional common stock into a smaller number of shares, then the conversion ratio shall be multiplied by a fraction of which the numerator shall be the number of shares of Regional common stock (excluding any treasury shares of Regional) outstanding immediately before such event and of which the denominator shall be the number of shares of Regional common stock outstanding immediately after such event (excluding any treasury shares of Regional). Any adjustment made pursuant to this paragraph shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.
If a National Market Listing of the Regional common stock is not accomplished by the date of the merger, Regional shall use its best reasonable efforts thereafter to obtain National Market Listing of the Regional common stock; provided, however, if a National Market Listing of the Regional common stock is not achieved by Regional on or before the last day of: (i) the First Milestone Date, or (ii) the Second Milestone Date, or (iii) the Third Milestone Date or (iv) the Fourth Milestone Date, then on the First Milestone Date the conversion ratio shall automatically be reduced, and on each succeeding Milestone Date automatically further reduced, by one-half of a share of Regional Series D preferred stock in the number of shares of Regional Series D preferred stock required for conversion into a share of Regional common stock.
All calculations under this section “—Certain Adjustments,” shall be made to the nearest cent or the nearest 1/10,000th of a share, as the case may be. For purposes of this section “—Certain Adjustments,” the number of shares of Regional common stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Regional common stock (excluding any treasury shares of Regional) issued and outstanding (i.e., dollars adjust to the nearest cent; shares to the nearest 10,000th, i.e., four decimal places).
Whenever the conversion ratio is adjusted pursuant to any provision of this section “—Certain Adjustments,” Regional shall promptly deliver to each holder of Regional Series D preferred stock a notice setting forth the conversion ratio after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

COMPARISON OF RIGHTS OF REGIONAL SHAREHOLDERS AND SUNLINK SHAREHOLDERS
Both Regional and SunLink are incorporated under the laws of the State of Georgia, and, accordingly, the rights of the shareholders of each company are currently governed by the GBCC. If the merger is completed, holders of shares of SunLink common stock will become shareholders of Regional. Specifically, holders of shares of SunLink common stock will become holders of Regional common stock and Regional Series D preferred stock. Upon the effective time, the rights of the former SunLink shareholders who receive merger consideration will be governed by the GBCC, the Regional articles of incorporation, as amended by the Regional articles of amendment, and the Regional bylaws.
The following is a summary of material differences between the rights of SunLink shareholders and Regional common stock shareholders, but it does not purport to be a complete description of those differences or a complete description of the terms of the Regional common stock or the Regional Series D preferred stock to be issued in connection with the merger. Furthermore, the identification of some of the differences in the rights of such holders as material is not intended to indicate that other differences that may be equally important do not exist. The following summary is qualified in its entirety by reference to the relevant provisions of the GBCC, the SunLink articles of incorporation, the SunLink bylaws, the Regional articles of incorporation, the Regional articles of amendment and the Regional bylaws.
You are urged to carefully read the relevant provisions of the GBCC, as well as the governing corporate instruments of each of Regional and SunLink. The Regional articles of incorporation and the Regional bylaws are exhibits to the registration statement of which this joint proxy statement/prospectus forms a part and are incorporated by reference herein. A copy of the Regional articles of amendment is attached as Annex E to the accompanying joint proxy statement/prospectus, which is incorporated by reference. Copies of the SunLink articles of incorporation, SunLink bylaws, Regional articles of incorporation and the Regional bylaws are available, without charge, by following the instructions listed under “Where You Can Find More Information.”

	REGIONAL COMMON STOCK SHAREHOLDER RIGHTS	SUNLINK SHAREHOLDER RIGHTS
Corporate Governance
Regional is a Georgia corporation.

The rights of Regional shareholders are governed by the GBCC, the Amended and Restated Articles of Incorporation of Regional (which we refer to in this table in “Comparison of Rights of Regional Shareholders and SunLink Shareholders” as the “Regional articles”) and the Amended and Restated Bylaws of Regional (which we refer to in this table in “Comparison of Rights of Regional Shareholders and SunLink Shareholders” as the “Regional bylaws”).

SunLink is a Georgia corporation.

The rights of SunLink shareholders are governed by the GBCC, the Amended and Restated Articles of Incorporation of SunLink (which we refer to in this table in “Comparison of Rights of Regional Shareholders and SunLink Shareholders” as the “SunLink articles”) and the Amended and Restated Bylaws of SunLink (which we refer to in this table in “Comparison of Rights of Regional Shareholders and SunLink Shareholders” as the “SunLink bylaws”).

Authorized Capital Stock
The Regional articles authorize it to issue 55,000,000 shares of common stock, no par value per share, and 5,000,000 shares of preferred stock, no par value per share. Of the 5,000,000 shares of preferred stock, Regional has designated 559,263 shares as Regional Series A preferred stock, and 2,811,535 shares as Regional Series B preferred stock.

The Regional articles authorize Regional’s board of directors to issue shares of preferred stock in one or more series and to fix the designations, preferences, rights, qualifications, limitations or restrictions of the shares of Regional preferred

The SunLink articles authorize it to issue 32,000,000 shares of common stock, no par value per share, and 8,000,000 shares of preferred stock, no par value per share.

The SunLink articles authorize SunLink’s board of directors to issue shares of preferred stock in one or more series and to fix the designations, preferences, rights, qualifications, limitations, or restrictions of the shares of SunLink preferred stock in each series.

As of the SunLink record date, there were 7,040,603 shares of SunLink common stock

	REGIONAL COMMON STOCK SHAREHOLDER RIGHTS	SUNLINK SHAREHOLDER RIGHTS

stock in each series.

As of the Regional record date, there were 2,242,239 shares of Regional common stock issued and outstanding, 559,263 shares of Regional Series A preferred stock outstanding, and 2,252,272 shares of Regional Series B preferred stock outstanding.
issued and outstanding and no shares of SunLink preferred stock outstanding Stock outstanding.

Preemptive Rights
Under the GBCC, unless as provided in a corporation’s articles of incorporation, shareholders do not have preemptive rights in the issuance of additional securities. The Regional articles do not provide for preemptive rights.

Under the GBCC, unless as provided in a corporation’s articles of incorporation, shareholders do not have preemptive rights in the issuance of additional securities. The SunLink articles do not provide for preemptive rights.

Voting Rights
Each holder of Regional common stock is entitled to one vote for each share on all matters submitted to a vote of shareholders, except as otherwise required by law and subject to the rights and preferences of the holders of any shares of preferred stock that Regional may issue.

Each holder of SunLink common stock is entitled to one vote for each share on all matters submitted to a vote of shareholders, except as otherwise required by law and subject to the rights and preferences of the holders of any shares of preferred stock that SunLink may issue.

Cumulative Voting
Under the GBCC, unless a corporation’s articles of incorporation so provide, a shareholder has no right of cumulative voting. The Regional articles do not provide for cumulative voting in the election of directors. Accordingly, cumulative voting in the election of directors is not permitted.

Under the GBCC, unless a corporation’s articles of incorporation so provide, a shareholder has no right of cumulative voting. The SunLink articles do not provide for cumulative voting in the election of directors. Accordingly, cumulative voting in the election of directors is not permitted.

Restrictions on Transfers	Regional shareholders are subject to restrictions on the transfer of shares set forth in the Regional articles.	SunLink shareholders are not subject to any agreements restricting transfer of shares.

Size of the board of directors
The Regional bylaws provide for a board of directors consisting of between three (3) and twelve (12) directors as fixed from time to time by Regional Board.

Currently, there are four (4) directors on Regional’s board of directors, although the merger agreement provides that the size of the board of directors will be expanded to at least six (6) persons as a result of the merger.

Under the GBCC, a corporation must have at least one director and the number of directors may be fixed by its articles of incorporation or bylaws.

The SunLink bylaws provide that the SunLink Board may determine the number of directors from time to time, provided that the SunLink Board must consist of no less than three (3), and no more than seven (7) directors. The current number of directors has been fixed at six (6). Currently, there is a vacancy on the SunLink Board.

Independent Directors	As a condition to the listing of the Regional common stock on the NYSE American, a	As a condition to the listing of the SunLink common stock on the NYSE American, a

	REGIONAL COMMON STOCK SHAREHOLDER RIGHTS	SUNLINK SHAREHOLDER RIGHTS
	majority of the Regional board of directors must be comprised of independent directors as defined in the listing rules of the NYSE American.	majority of the SunLink board of directors must be comprised of independent directors as defined in the listing rules of the NYSE American.

Term of Directors and Classified Board
Regional’s directors are elected at the annual meeting of shareholders, and each director, including a director elected to fill a vacancy, will hold office until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.

Under the GBCC, the articles of incorporation or a bylaw adopted by shareholders may provide for staggering the terms of the directors by dividing the total number of directors into two or three classes, with each class containing one-half or one-third of the total number of directors, as near as may be. Except for the initial election of a staggered board of directors, the terms of the directors shall be two years (if there are two classes of directors) or three years (if there are three classes of directors). The GBCC does not permit unequal terms of office for the classes (after the initial election of a staggered board of directors).

The SunLink bylaws provide that the SunLink Board will not be divided into classes if the number of directors is fixed at five or fewer and will be divided into two classes if the number of directors is fixed at more than five directors with the members of each class serving staggered but equal two-year terms (after any initial election or establishment of a staggered Board of Directors).

Election of Directors	Regional’s directors are elected by the affirmative vote of a plurality of the votes cast with respect to that director’s election at the meeting of shareholders in which the director is elected.	SunLink’s directors are elected by the affirmative vote of a plurality of the votes cast with respect to that director’s election at the meeting of shareholders in which the director is elected.

Removal of Directors
Under the GBCC, a director may be removed by the shareholders only at a meeting called for the purpose of removing such director and the meeting notice must state that the purpose, or one of the purposes, of the meeting is the removal of the director. The shareholders may remove one or more directors with or without cause unless the articles of incorporation or a bylaw adopted by the shareholders provides that directors may be removed only for cause. If the directors have staggered terms, directors may be removed only for cause unless the articles of incorporation or bylaws adopted by shareholders provide otherwise.

The Regional articles and the Regional bylaws allow for the removal of directors from the

Under the GBCC, a director may be removed by the shareholders only at a meeting called for the purpose of removing such director and the meeting notice must state that the purpose, or one of the purposes, of the meeting is the removal of the director. The shareholders may remove one or more directors with or without cause unless the articles of incorporation or a bylaw adopted by the shareholders provides that directors may be removed only for cause. If the directors have staggered terms, directors may be removed only for cause unless the articles of incorporation or bylaws adopted by shareholders provide otherwise.

The SunLink articles provide that directors may be removed only for “cause” and only by the

	REGIONAL COMMON STOCK SHAREHOLDER RIGHTS	SUNLINK SHAREHOLDER RIGHTS

board only for cause and only by the affirmative vote of at least a majority of all votes entitled to be cast in the election of such directors. If the director was elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove the director.

Under the Regional articles and the Regional bylaws, “cause” shall mean only: (i) conviction of a felony; (ii) declaration of unsound mind by an order of a court; (iii) gross dereliction of duty; (iv) commission of an action involving moral turpitude; or (v) commission of an action which constitutes intentional misconduct or a knowing violation of law if such action results in an improper substantial personal benefit and a material injury to Regional.

affirmative vote of the holders of at least a majority of all votes entitled to be cast in the election of such directors. The GBCC does not define “cause”. “Under the SunLink articles: Cause” shall mean only: (i) conviction of a felony; (ii) declaration of unsound mind by an order of a court; (iii) gross dereliction of duty; (iv) commission of an action involving moral turpitude; or (v) commission of an action which constitutes intentional misconduct or a knowing violation of law if such action results in an improper substantial personal benefit and a material injury to the corporation.

The SunLink bylaws provide that, in the event a director was elected by the shares of one or more classes or series of the corporation’s shares that are counted together collectively, then that director may only be removed by the majority vote of such voting group.

Filling Vacancies of Directors
Under the GBCC, unless otherwise provided for in a corporation’s articles of incorporation or bylaws, if a vacancy occurs on a board of directors, including a vacancy resulting from an increase in the number of directors: (i) the board of directors may fill the vacancy; (ii) the shareholders may fill the vacancy; or (iii) if less than a quorum of the board of directors remains in office, they may fill the vacancy by the affirmative vote of a majority of all the directors remaining in office.

The Regional articles and the Regional bylaws provide that vacancies and any newly created directorship resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although fewer than a quorum, or by a sole remaining director. If the vacant directorship was held by a director elected by a voting group of shareholders, only the holders of shares of that voting group or the remaining directors elected by that voting group are entitled to vote to fill such vacancy.

Under the GBCC, unless otherwise provided for in a corporation's articles of incorporation or bylaws: (i) the board of directors; (ii) the shareholders; or (iii) if less than a quorum of the board of directors remains in office, the affirmative vote of a majority of all the directors remaining in office.

The SunLink bylaws provide that any vacancy on the Board of Directors (including vacancies resulting from an increase in the number of directors) may be filled: (i) by a majority of the remaining directors; or (ii) the shareholders. In addition, the SunLink bylaws provide that, if a director is elected to fill a vacancy, then the director shall hold office until the next election of the class for which such director shall have been chosen, provided that any director filling a vacancy by reason of an increase in the number of directors, where such vacancy is filled by the directors, shall serve until the next annual meeting of shareholders and until the election of his successor. If the vacant office was held by a director elected by a voting group of shareholders, only the holders of shares of that voting group or the remaining directors elected by that voting may vote to fill the vacancy may fill any vacancy on the board of directors.

	REGIONAL COMMON STOCK SHAREHOLDER RIGHTS	SUNLINK SHAREHOLDER RIGHTS
Amendments to Articles
The Regional articles may be amended in accordance with the GBCC, which generally requires the approval of the Regional board of directors and the holders of a majority of the votes entitled to be cast on the amendment.

Under the GBCC, a corporation may generally amend its articles of incorporation upon the approval of the shareholders by a majority of the shareholders entitled to vote on the amendment and the recommendation of the board of directors (unless the board elects to make no recommendation because of a conflict of interest or other special circumstances). SunLink’s articles may be amended in accordance with the GBCC.

Bylaw Amendments
The GBCC permits the shareholders to amend a corporation’s bylaws. The GBCC also permits the board of directors to amend the bylaws unless: (i) the articles of incorporation reserve this power exclusively to the shareholders; or (ii) the shareholders, in amending a particular bylaw, provide expressly that the board of directors may not amend or repeal such bylaw.

The Regional bylaws permit, subject to the Regional articles and the GBCC: (i) the Regional board to alter, amend or repeal the Regional bylaws or adopt new bylaws; or (ii) the shareholders to alter, amend or repeal the Regional bylaws or adopt new bylaws; provided, however, that with respect to the provisions of the Regional bylaws in which the corporation elects to have the Georgia “fair price requirements” and “business combinations” statutes (see discussions below) apply to it, such provisions of the Regional bylaws may only be amended in accordance with the relevant provisions of the GBCC. The Regional articles provide that the Regional board is expressly authorized to amend or repeal the Regional bylaws, or adopt new bylaws, except as provided in the GBCC or the Regional articles.

The GBCC permits the shareholders to amend a corporation’s bylaws. The GBCC also permits the board of directors to amend the bylaws unless: (i) the articles of incorporation reserve this power exclusively to the shareholders; or (ii) the shareholders, in amending a particular bylaw, provide expressly that the board of directors may not amend or repeal such bylaw.

The SunLink bylaws permit, subject to the SunLink articles and the GBCC: (i) the Board of Directors to amend or repeal the SunLink bylaws, or adopt new bylaws; or (ii) the shareholders to amend or repeal the SunLink bylaws, or adopt new bylaws; provided, however, that with respect to the provisions of the SunLink bylaws in which the corporation elects to have the Georgia “fair price requirements” and “business combinations” statutes (see discussions below) apply to it, such provisions of the SunLink bylaws may only be repealed by affirmative vote in accordance with the relevant provisions of the GBCC. The SunLink articles provide that the SunLink Board is expressly authorized to amend or repeal the SunLink bylaws, or adopt new bylaws, except as provided in the GBCC.

Merger, Consolidations, or Sales of Substantially All Assets; Anti-Takeover Provisions
Under the GBCC, subject to certain exceptions, a merger, share exchange or sale, lease, exchange or transfer of all or substantially all of the corporation’s assets generally must be approved at a meeting of a corporation’s shareholders by the: (i) affirmative vote of a majority of all the votes entitled to be cast on the matter; and (ii) in addition, with respect to a merger or share exchange, affirmative vote of a majority of all the votes entitled to be cast by holders

Under the GBCC, subject to certain exceptions, a merger, share exchange or sale, lease, exchange or transfer of all or substantially all of the corporation’s assets generally must be approved at a meeting of a corporation’s shareholders by the: (i) affirmative vote of a majority of all the votes entitled to be cast on the matter; and (ii) in addition, with respect to a merger or share exchange, affirmative vote of a majority of all the votes entitled to be cast by holders

	REGIONAL COMMON STOCK SHAREHOLDER RIGHTS	SUNLINK SHAREHOLDER RIGHTS

of the shares of each voting group entitled to vote separately on the transaction as a group by the articles of incorporation. Regional’s articles and bylaws do not contain any provisions regarding approval of fundamental business transactions by the holders of Regional common stock. The Regional bylaws have provisions in which Regional has elected to have the corporation governed by the Georgia “fair price requirements” and “business combinations” statutes with respect to interested shareholders.

of the shares of each voting group entitled to vote separately on the transaction as a group by the articles of incorporation. SunLink’s articles and bylaws do not contain any provisions regarding approval of fundamental business transactions by the holders of SunLink common stock. The SunLink bylaws do not have a provision in which SunLink has elected to have the corporation governed by the Georgia Business Combination statute. The SunLink bylaws will not have a provision in which it which SunLink has elected to have the corporation governed by the Georgia Fair Price Statute.

Annual Meetings of the Shareholders
The Regional bylaws provide that the annual meeting of the shareholders is to be held annually at a time designated by the board of directors for the purpose of electing directors and transacting any other business that may properly come before the shareholders.

The SunLink bylaws provide that the annual meeting of the shareholders is to be held annually at a time designated by the board of directors for the purpose of electing directors and transacting any other business that may properly come before the shareholders.

Special Meetings of the Shareholders
Under the GBCC, special meetings of shareholders may be called by: (i) the board of directors; (ii) by any other person authorized in the articles of incorporation or bylaws to call a special shareholder meeting; or (iii) upon the written request of shareholders holding at least 25% of the outstanding voting power of the corporation (unless a corporation adopts a different threshold in its articles of incorporation or bylaws).

Under the Regional bylaws, special meetings of the shareholders may be called by the (i) board of directors; (ii) Chairman of the Board; (iii) the Chief Executive Officer; or (iv) the holders of twenty-five percent (25%) of the votes entitled to be cast on any issue proposed to be considered at such special meeting.

Under the GBCC, special meetings of shareholders may be called by: (i) the board of directors; (ii) by any other person authorized in the articles of incorporation or bylaws to call a special shareholder meeting; or (iii) upon the written request of shareholders holding at least 25% of the outstanding voting power of the corporation (unless a corporation adopts a different threshold in its articles of incorporation or bylaws).

The SunLink bylaws provide that special meetings of shareholders may be called by: (i) the Board of Directors; (ii) the chairman of the Board of Directors; (iii) the chief executive officer; or (iv) at least 25% of the votes entitled to be cast on any issue proposed to be considered at such meeting.

Advance Notice Provisions for Shareholder Nominations and Shareholder Business Proposals at
The Regional bylaws require shareholders to provide timely notice of a shareholder nomination or shareholder proposal in proper form of their intent to bring a matter for shareholder action at an annual meeting of the shareholders. To be timely given, a shareholder’s nomination or shareholder’s proposal must be delivered to, or mailed and received by, the Secretary of Regional not less

The SunLink bylaws require shareholders to provide timely notice of a shareholder nomination or shareholder proposal in proper form of their intent to bring a matter for shareholder action at an annual meeting of the shareholders. To be timely given, a shareholder’s nomination or shareholder’s proposal must be delivered to, or mailed and received by, the Secretary of SunLink not less

	REGIONAL COMMON STOCK SHAREHOLDER RIGHTS	SUNLINK SHAREHOLDER RIGHTS
Annual Meetings
than ninety (90) nor more than one-hundred twenty (120) calendar days before the first anniversary of the date of the corporation’s notice of annual meeting sent to shareholders in connection with the previous year’s annual meeting; provided that if no annual meeting was held in the previous year, or the date of the annual meeting has been established to be more than thirty (30) calendar days earlier than, or sixty (60) calendar days after, the anniversary of the previous year’s annual meeting, notice by a shareholder, to be timely, must be so received not later than (i) the ninetieth (90th) day prior to the annual meeting or (ii) if later, the close of business on the tenth (10th) day following the day on which public announcement is first made of the date of the annual meeting.

than ninety (90) nor more than one-hundred twenty (120) calendar days before the first anniversary of the date of SunLink’s notice of annual meeting sent to shareholders in connection with the previous year’s annual meeting; provided that if no annual meeting was held in the previous year, or the date of the annual meeting has been established to be more than thirty (30) calendar days earlier than, or sixty (60) calendar days after, the anniversary of the previous year’s annual meeting, notice by a shareholder, to be timely, must be so received not later than (i) the ninetieth (90th) day prior to the annual meeting or (ii) if later, the close of business on the tenth (10th) day following the day on which public announcement is first made of the date of the annual meeting.

Notice of Shareholder Meetings
Regional must give notice of the date, time, and place of each annual and special shareholders’ meeting no fewer than 10 days nor more than 60 days before the meeting date to each shareholder of record entitled to vote at the meeting. The notice of an annual meeting need not state the purpose of the meeting unless otherwise required by the bylaws. The notice of a special meeting, however, must include a description of the purpose or purposes for which the meeting is called.

Subject to certain exceptions, SunLink must give notice of the date, time, and place of each annual and special shareholders’ meeting no fewer than 10 days nor more than 60 days before the meeting date to each shareholder of record entitled to vote at the meeting. The notice of an annual meeting need not state the purpose of the meeting unless otherwise required by the bylaws. The notice of a special meeting, however, must state the purpose or purposes for which the special meeting is called.

Indemnification of Directors and Officers
The GBCC provides that directors and officers may be indemnified by a corporation for expenses (including attorneys’ fees) incurred by them in defending a legal action brought against them, provided that such person acted: (i) in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation (and, in those cases in which the individual was not acting in his or her official capacity, if such individual’s conduct was not opposed to the best interests of the corporation); and (ii) with respect to a criminal action, if he or she had no reasonable cause to believe that his or her conduct was unlawful. Furthermore, the GBCC provides that a corporation must indemnify a director or officer against expenses to the extent that the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party

The GBCC provides that directors and officers may be indemnified by a corporation for expenses (including attorneys’ fees) incurred by them in defending a legal action brought against them, provided that such person acted: (i) in good faith and in a manner he reasonably believed to be in the best interests of the corporation (and, in those cases in which the individual was not acting in his official capacity, if such individual’s conduct was not opposed to the best interests of the corporation); and (ii) with respect to a criminal action, if he had no reasonable cause to believe that his conduct was unlawful. Furthermore, the GBCC provides that a corporation must indemnify a director or officer against expenses to the extent that the director or officer is wholly successful on the merits or otherwise in defending the action. A corporation may not indemnify a director in

REGIONAL COMMON STOCK SHAREHOLDER RIGHTS	SUNLINK SHAREHOLDER RIGHTS

because he or she was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding. A corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that such director has met the relevant standard of conduct; or in connection with any proceeding with respect to conduct for which such director was adjudged liable on the basis that personal benefit was improperly received by him, whether or not involving action in his official capacity.

The GBCC provides that a corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding because he or she is a director or officer if he or she delivers to the corporation: (i) a written affirmation of his or her good faith belief that he or she has met the relevant standard of conduct or that the proceeding involves conduct for which liability has been eliminated by the corporation’s articles of incorporation; and (ii) a written undertaking to repay any funds advanced if is ultimately determined that such director or officer is not entitled to be indemnified by the corporation.

The Regional bylaws allow Regional to indemnify an individual who is a party to a proceeding because he or she is or was a director or officer against liability incurred in the proceeding. No person will be indemnified or reimbursed if he or she is adjudged liable for any appropriation, in violation of his or her duties, of any business opportunity of the corporation; acts or omissions which involve intentional misconduct or a knowing violation of law; the types of liability set forth in Section 14-2-832 of the GBCC; or any transaction from which he or she received an improper personal benefit.

The Regional bylaws allow for the corporation to advance funds to pay for or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding because he or she is a director or connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that such director has met the relevant standard of conduct; or in connection with any proceeding with respect to conduct for which such director was adjudged liable on the basis that personal benefit was improperly received by him, whether or not involving action in his official capacity.

Under the SunLink Bylaws, the corporation will indemnify an individual against liability incurred in a proceeding because such individual is a party to a proceeding due to the fact such individual is or was a director or officer of the corporation. However, a director or officer will not be indemnified for: (i) any appropriation, in violation of his duties, of any business opportunity of the corporation; (ii) acts or omissions which involve intentional misconduct or a knowing violation of law; (iii) unlawful distributions as set forth in the GBCC; or (iv) a transaction from which he received an improper personal benefit.

The SunLink Bylaws also provide that a director or officer will be indemnified to the fullest extent as provided in the GBCC, and the SunLink articles provide that a director will be indemnified to the fullest extent as provided for in the GBCC.

The GBCC provides that expenses incurred by an officer or director in defending civil or criminal investigative actions, suits or proceedings may be paid by the corporation in advance of the final disposition of the action, suit or proceeding upon the receipt from such director or officer of: (i) a written undertaking to repay the amount that it is ultimately determined that such officer or director is not entitled to be indemnified by the corporation; and (ii) a written affirmation of his good faith belief that he has met the relevant standard of conduct or that the proceeding involves conduct for which liability has been eliminated by the corporation’s articles of incorporation.

The SunLink bylaws provide for mandatory advancement of expenses provided that a

	REGIONAL COMMON STOCK SHAREHOLDER RIGHTS	SUNLINK SHAREHOLDER RIGHTS

officer if he or she delivers to Regional: (i) a written affirmation of his or her good faith belief that his or her conduct does not constitute behavior of the kind described in the above paragraph and (ii) his or her undertaking (as set forth in the Regional bylaws) to repay any funds advanced if it is ultimately determined that he or she is not entitled to be indemnified by as provided in the Regional bylaws or the GBCC.

director or officer provides: (i) a written affirmation of his good faith belief that his conduct does not constitute the kind of behavior with respect to which the SunLink bylaws will not provide indemnification; and (ii) his written undertaking to repay any funds advanced if it is ultimately determined that he is not entitled to indemnification under the SunLink bylaws or the GBCC.

Limitation of Director Liability
The Regional articles and the GBCC provides that a director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for any action taken, or any failure to take any action, as a director, except liability: (i) for any appropriation, in violation of his or her duties, of any business opportunity of the corporation; (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law; (iii) for unlawful distributions; or (iv) for any transaction from which the director received an improper personal benefit; provided, in each case, that no such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

Under the GBCC, there is a presumption that the process a director followed in arriving at decisions was done in good faith and that such director has exercised ordinary care; provided, however, that this presumption may be rebutted by evidence that such process constitutes gross negligence by being a gross deviation of the standard of care of a director in a like position under similar circumstances.

The SunLink articles contain a provision limiting the liability of its directors to the fullest extent permitted by the GBCC.

Dividends
The GBCC prohibits a Georgia corporation from making any distributions to its shareholders if, after giving it effect, (1) the corporation would not be able to pay its debts as they become due in the usual course of business, or (2) the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving distribution.

The Regional articles provide that holders of Regional common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Regional Board out of funds legally available for that purpose, subject to any preferential dividend rights or other preferences granted to the holders of any of the then-outstanding shares of Regional preferred stock.

Under the GBCC, subject to restrictions in a corporation’s articles of incorporation, the directors of a Georgia corporation may declare and pay dividends on outstanding shares of the corporation unless, after making such distribution: (i) the corporation would not be able to pay its debts as they become due in the normal course of business; or (ii) the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed to satisfy the preferential rights upon dissolution of the shareholders whose preferential rights are superior to those receiving the distribution.

The SunLink bylaws provide that subject to any restriction in the SunLink articles, the SunLink Board from time to time in its discretion may authorize or declare and SunLink may make distributions to the shareholders in accordance with the GBCC.

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Dissenters’ Rights
The GBCC does not provide for dissenters’ rights if a corporation’s shares are listed on a national securities exchange unless: (i) the articles of incorporation provide otherwise; or (ii) in a plan of merger, the shareholders are required to accept anything other than shares of the surviving corporation which is listed on a national securities exchange or held of record by more than 2,000 shareholders.

The GBCC does not provide for dissenters’ rights if a corporation’s shares are listed on a national securities exchange unless: (i) the articles of incorporation provide otherwise; or (ii) in a plan of merger, the shareholders are required to accept anything other than shares of the surviving corporation which is listed on a national securities exchange or held of record by more than 2,000 shareholders.

LEGAL MATTERS
The validity of the Regional common stock and Regional Series D preferred stock to be issued in connection with the merger will be passed upon by Troutman Pepper Locke LLP, Atlanta, Georgia. Legal matters relating to the U.S. federal income tax consequences of the merger will be passed upon by Troutman Pepper Locke LLP, Atlanta, Georgia, and Smith Gambrell Russell, LLP, Atlanta, Georgia.

EXPERTS
Regional
The consolidated financial statements of Regional as of December 31, 2024 and 2023, and for the years then ended, have been included herein in reliance upon the reports of Cherry Bekaert LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
SunLink
The consolidated financial statements of SunLink as of June 30, 2024 and 2023, and for the years then ended, have been included herein in reliance upon the reports of Cherry Bekaert LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

FUTURE SHAREHOLDER PROPOSALS
Regional
Regional held its 2024 annual meeting of shareholders (the “Regional 2024 annual meeting”) on January 14, 2025. Any Regional shareholder director nominations or proposals for other items of business intended to be presented at Regional’s subsequent annual meeting in 2025 (the “Regional 2025 annual meeting”), must be submitted to Regional as set forth below.
Regional Shareholder Proposals for Inclusion in the 2025 Proxy Statement
If any Regional shareholder intends to present a proposal for inclusion in Regional’s proxy materials for the 2025 Annual Meeting, then such proposal must be received by Regional a reasonable time before Regional begins to print and send its proxy materials, for inclusion, pursuant to Rule 14a-8 under the Exchange Act, in Regional’s proxy statement for such meeting. Such proposal also will need to comply with SEC regulations regarding the inclusion of shareholder proposals in Regional-sponsored proxy materials. In order to allow Regional to identify the proposal as being subject to Rule 14a-8 under the Exchange Act and to respond in a timely manner, Regional shareholder proposals pursuant to Rule 14a-8 under the Exchange Act are required to be submitted to Regional’s Corporate Secretary at our principal executive offices, located at 1050 Crown Pointe Parkway, Suite 720, Atlanta, Georgia 30338.
Procedures for Business Matters and Director Nominations for Consideration at the Regional 2025 Annual Meeting
Section 2.15 of the Regional bylaws sets forth the procedures that a Regional shareholder must follow in order to submit a proposal of business for a Regional shareholder vote or to nominate a person for election to the Regional Board at an annual or special meeting of Regional shareholders. Set forth below is a summary of these procedures, including notice deadlines for the Regional 2025 annual meeting.
Notice Requirements for Regional shareholder Proposals (Excluding Director Nominations). Section 2.15(a) of Regional’s bylaws provides that no proposal for a Regional shareholder vote (other than director nominations which are described below) shall be submitted by a Regional shareholder (a “Regional Shareholder Proposal”) to Regional’s shareholders unless the Regional shareholder submitting such proposal (the “Regional Proponent”) shall have filed a written notice which includes, among other things:
(i)
the name and business address of the Regional Proponent (including each beneficial owner, if any, on whose behalf the Regional Shareholder Proposal is being made) and all persons (as defined in Section 2.15(a) of Regional’s bylaws) acting in concert with the Regional Proponent (or such beneficial owner), and the name and address of all of the foregoing as they appear on Regional’s books (if they so appear);

(ii)
the class and number of shares of Regional that are owned beneficially and of record by the Regional Proponent (including each beneficial owner, if any, on whose behalf the Regional Shareholder Proposal is being made) and the other persons identified in clause (i);

(iii)	a description of the Regional Shareholder Proposal containing all material information relating thereto, including the information identified in Section 2.15(a)(iv) of Regional’s bylaws;
(iv)
a description of any agreement, arrangement or understanding with respect to the Regional Shareholder Proposal between or among the Regional Proponent and each beneficial owner, if any, on whose behalf the Regional Shareholder Proposal is being made, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing;

(v)
a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of such written notice by, or on behalf of, the Regional Proponent and each beneficial owner, if any, on whose behalf the Regional Shareholder Proposal is being made, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, the Regional Proponent or such beneficial owner, with respect to Regional’s securities;

(vi)
a representation that the Regional Proponent is a holder of record of the capital stock of Regional entitled to vote at the meeting, will so remain at the time of the meeting, and intends to appear in person or by proxy at the meeting to propose such business;

(vii)
a representation whether the Regional Proponent or any beneficial owner on whose behalf the Regional Shareholder Proposal is being made intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of Regional’s outstanding capital stock required to approve or adopt the Regional Shareholder Proposal or (b) otherwise to solicit proxies from Regional shareholders in support of such Regional Shareholder Proposal; and

(viii)
any other information relating to the Regional Proponent and such beneficial owner, if any, required to be disclosed in a proxy statement or other filing in connection with solicitations of proxies for the Regional Shareholder Proposal under Section 14(a) of the Exchange Act.

The notice shall also include such other information as the Regional Board reasonably determines is necessary or appropriate to enable it and the shareholders of Regional to consider the Regional Shareholder Proposal. The information required by clauses (ii), (iv) and (v) above must be updated by the Regional Proponent and each beneficial owner, if any, on whose behalf the Regional Shareholder Proposal is being submitted not later than ten days following the record date for the meeting to disclose such information as of the record date.
The presiding officer at any Regional shareholders’ meeting may determine that any Regional Shareholder Proposal was not made in accordance with procedures prescribed by Regional’s bylaws or otherwise is not in accordance with law, and if it is so determined, such officer will declare so at the meeting and the Regional Shareholder Proposal will be disregarded. No provision of Regional’s bylaws shall affect any rights of a Regional shareholder to request inclusion of proposals in Regional’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.
Notice Requirements for Director Nominations. Subject to any rights of the holders of the Regional Series B preferred stock, Section 2.15(b) of Regional’s bylaws provides that only persons who are selected and recommended by the Regional Board or the committee of the Regional Board designated to make nominations, or who are nominated by Regional shareholders in accordance with the procedures set forth in such section, shall be eligible for election, or qualified to serve, as directors. Nominations of individuals for election to the Regional Board at any annual meeting or any special meeting of Regional shareholders at which directors are to be elected may be made by any shareholder of Regional entitled to vote for the election of directors at that meeting by compliance with the procedures set forth in Section 2.15(b) of our Bylaws.
Nominations by Regional shareholders shall be made by written notice (a “Regional Nomination Notice”), which, as to each individual nominated, shall set forth, among other things: (i) the name, date of birth, business address and residence address of such individual; (ii) the educational background and the business experience during the past five years of such nominee, including the information identified in Section 2.15(b) of Regional’s bylaws; (iii) whether the nominee is or has ever been at any time a director, officer or owner of 5% or more of any class of capital stock, partnership interests or other equity interest of any corporation, partnership or other entity; (iv) any directorships held by such nominee in any public reporting company or any company registered as an investment company under the Investment Company Act of 1940, as amended; (v) whether such nominee has ever been convicted in a criminal proceeding or has ever been subject to a judgment, order, finding or decree in the proceedings described in Section 2.15(b) of our Bylaws; (vi) information regarding whether such nominee is subject to any disqualifications described in Rule 506(d)(1)(i) to (vii) under the Securities Act; (vii) any other information relating to such nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act; (viii) a written statement from the Regional shareholder making the recommendation stating why such recommended candidate meets the criteria and would be able to fulfill the duties of a director; and (ix) a written representation and agreement that (a) such nominee is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such nominee, if elected as a director of Regional, will act or vote on any issue or question (a “Regional Voting Commitment”) that has not been disclosed to Regional or (2) any Regional Voting Commitment that could limit or interfere with such nominee’s ability to comply, if elected as a director of Regional, with such nominee’s fiduciary duties under applicable law, (b) such nominee is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than Regional with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (c) such nominee, in such nominee’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of Regional, and will comply, with all applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of Regional.
In addition, the Regional Nomination Notice shall set forth, as to the person submitting the Regional Nomination Notice, each beneficial owner, if any, on whose behalf the nomination is made and any person acting in concert with such persons, among other things: (i) the name and business address of such person; (ii) the name and address of each such person as he or she appears on Regional’s books (if he or she so appears); (iii) the class and number of shares of Regional that are owned beneficially and of record by each such person; (iv) a description of any agreement, arrangement or understanding with respect to the nomination between or among such persons, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing; (v) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of such written notice by, or on behalf of, each such person, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, each such person, with respect to securities of Regional; (vi) a representation that the person submitting the Regional Nomination Notice is a holder of record of stock of Regional entitled to vote at such meeting, will so remain at the time of such meeting, and intends to appear in person or by proxy at the meeting to make such nomination; (vii) a representation whether any such person intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of Regional’s outstanding capital stock required to elect each nominee or (b) otherwise to solicit proxies from Regional shareholders in support of such nomination; and (viii) any other information relating to such Regional shareholder and such beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in an election contest pursuant to Section 14(a) of the Exchange Act.
The information required by clauses (iii), (iv) and (v) above shall be updated by the person delivering such Regional Nomination Notice and each beneficial owner, if any, on whose behalf the Regional Nomination Notice is being submitted not later than ten days after the record date for the meeting to disclose such information as of the record date. Regional may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility or qualification of such proposed nominee to serve as a director of Regional. A written consent to being named in a proxy statement as a nominee, and to serve as a director if elected, signed by each nominee, shall be filed with any Regional Nomination Notice.
If the presiding officer at any Regional shareholders’ meeting determines that a nomination was not made in accordance with the procedures prescribed by Regional’s bylaws, the presiding officer will so declare to the meeting and the defective nomination will be disregarded.
Notice Deadlines. Subject to any rights of the holders of the Regional Series B preferred stock, Regional Nomination Notices and Regional Shareholder Proposals in connection with an annual meeting shall be delivered to Regional’s Corporate Secretary at our principal executive office not less than 90 nor more than 120 calendar days before the first anniversary of the date of Regional’s notice of annual meeting sent to Regional shareholders in connection with the previous year’s annual meeting; provided that if no annual meeting was held in the previous year, or the date of the annual meeting has been established to be more than 30 calendar days earlier than, or 60 calendar days after, the anniversary of the previous year’s annual meeting, notice by a Regional shareholder, to be timely, must be so received not later than: (i) the 90th day prior to the annual meeting; or (ii) if later, the close of business on the 10th day following the day on which public announcement is first made of the date of the annual meeting. Regional Nomination Notices in connection with a special meeting at which directors are to be elected shall be delivered to Regional’s Secretary at our principal executive office not later than the close of business on: (i) the 90th day prior to such special meeting; or (ii) if later, the 10th day following the day on which public announcement is first made of the date of the special meeting and of the fact that directors are to be elected at such meeting.
Subject to any rights of the holders of the Regional Series B preferred stock, in order to submit a proposal of business for a Regional shareholder vote or to nominate a person for election to the Regional Board at the

2025 Annual Meeting, Regional Shareholder Proposals and Regional Nomination Notices in connection with such meeting must be delivered to Regional’s Corporate Secretary at our principal executive offices, located at 1050 Crown Pointe Parkway, Suite 720, Atlanta, Georgia 30338 not later than(i) the 90th day prior to the annual meeting or (ii) if later, the close of business on the 10th day following the day on which public announcement is first made of the date of the annual meeting.
SunLink
SunLink held its 2023 annual meeting of shareholders (the “SunLink 2023 annual meeting”) on June 28, 2024.
SunLink Shareholder Proposals for Inclusion in the 2024 Proxy Statement
It is expected that SunLink will hold its 2024 annual meeting of shareholders unless the merger is completed prior to the expected date of SunLink’s 2024 annual meeting of shareholders.
If any SunLink shareholder intends to present a proposal for inclusion in SunLink’s proxy materials for the 2024 Annual Meeting, then such proposal must be received by SunLink a reasonable time before SunLink begins to print and send its proxy materials, for inclusion, pursuant to Rule 14a-8 under the Exchange Act, in SunLink’s proxy statement for such meeting. Such proposal also will need to comply with SEC regulations regarding the inclusion of shareholder proposals in SunLink-sponsored proxy materials. In order to allow SunLink to identify the proposal as being subject to Rule 14a-8 under the Exchange Act and to respond in a timely manner, SunLink shareholder proposals pursuant to Rule 14a-8 under the Exchange Act are required to be submitted to SunLink’s Corporate Secretary at its principal executive offices, located at SunLink Health Systems, Inc. 900 Circle 75 Parkway, Suite 690 Atlanta, Georgia 30339.
Procedures for Business Matters and Director Nominations for Consideration at the SunLink 2024 Annual Meeting
Section 2.15 of the SunLink bylaws sets forth the procedures that a SunLink shareholder must follow in order to submit a proposal of business for a SunLink shareholder vote or to nominate a person for election to the SunLink Board at an annual or special meeting of SunLink shareholders. Set forth below is a summary of these procedures, including notice deadlines for the SunLink 2024 Annual Meeting.
Notice Requirements for Shareholder Proposals (Excluding Director Nominations). Section 2.15(a) of SunLink’s bylaws provides that no proposal for a SunLink shareholder vote (other than director nominations which are described below) shall be submitted by a SunLink shareholder (a “SunLink Shareholder Proposal”) to SunLink’s shareholders unless the SunLink shareholder submitting such proposal (the “SunLink Proponent”) shall have filed a written notice which includes, among other things:
(i)
the name and business address of the SunLink Proponent (including each beneficial owner, if any, on whose behalf the SunLink Shareholder Proposal is being made) and all persons (as defined in Section 2.15(a) of SunLink’s bylaws) acting in concert with the SunLink Proponent (or such beneficial owner), and the name and address of all of the foregoing as they appear on SunLink’s books (if they so appear);

(ii)
the class and number of shares of SunLink that are owned beneficially and of record by the SunLink Proponent (including each beneficial owner, if any, on whose behalf the SunLink Shareholder Proposal is being made) and the other persons identified in clause (i);

(iii)	a description of the SunLink Shareholder Proposal containing all material information relating thereto, including the information identified in Section 2.15(a)(iv) of SunLink’s bylaws;
(iv)
a description of any agreement, arrangement or understanding with respect to the SunLink Shareholder Proposal between or among the SunLink Proponent and each beneficial owner, if any, on whose behalf the SunLink Shareholder Proposal is being made, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing;

(v)
a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of such written notice by, or on behalf of, the SunLink Proponent and each beneficial owner, if any, on whose behalf the SunLink Shareholder Proposal is being made, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, the SunLink Proponent or such beneficial owner, with respect to SunLink’s securities;
(vi)
a representation that the SunLink Proponent is a holder of record of the capital stock of SunLink entitled to vote at the meeting, will so remain at the time of the meeting, and intends to appear in person or by proxy at the meeting to propose such business;

(vii)
a representation whether the SunLink Proponent or any beneficial owner on whose behalf the SunLink Shareholder Proposal is being made intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of SunLink’s outstanding capital stock required to approve or adopt the SunLink Shareholder Proposal or (b) otherwise to solicit proxies from shareholders in support of such SunLink Shareholder Proposal; and

(viii)
any other information relating to the SunLink Proponent and such beneficial owner, if any, required to be disclosed in a proxy statement or other filing in connection with solicitations of proxies for the SunLink Shareholder Proposal under Section 14(a) of the Exchange Act.

The notice shall also include such other information as the SunLink Board reasonably determines is necessary or appropriate to enable it and the shareholders of SunLink to consider the SunLink Shareholder Proposal. The information required by clauses (ii), (iv) and (v) above must be updated by the SunLink Proponent and each beneficial owner, if any, on whose behalf the SunLink Shareholder Proposal is being submitted not later than ten days following the record date for the meeting to disclose such information as of the record date.
The presiding officer at any SunLink shareholders’ meeting may determine that any SunLink Shareholder Proposal was not made in accordance with procedures prescribed by SunLink’s bylaws or otherwise is not in accordance with law, and if it is so determined, such officer will declare so at the meeting and the SunLink Shareholder Proposal will be disregarded. No provision of SunLink’s bylaws shall affect any rights of a SunLink shareholder to request inclusion of proposals in SunLink’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.
Notice Requirements for Director Nominations. Section 2.15(b) of SunLink’s bylaws provides that only persons who are selected and recommended by the SunLink Board or the committee of the SunLink Board designated to make nominations, or who are nominated by SunLink shareholders in accordance with the procedures set forth in such section, shall be eligible for election, or qualified to serve, as directors. Nominations of individuals for election to the SunLink Board at any annual meeting or any special meeting of SunLink shareholders at which directors are to be elected may be made by any shareholder of SunLink entitled to vote for the election of directors at that meeting by compliance with the procedures set forth in Section 2.15(b) of SunLink’s bylaws.
Nominations by SunLink shareholders shall be made by written notice (a “SunLink Nomination Notice”), which, as to each individual nominated, shall set forth, among other things: (i) the name, date of birth, business address and residence address of such individual; (ii) the educational background and the business experience during the past five years of such nominee, including the information identified in Section 2.15(b) of SunLink’s bylaws; (iii) whether the nominee is or has ever been at any time a director, officer or owner of 5% or more of any class of capital stock, partnership interests or other equity interest of any corporation, partnership or other entity; (iv) any directorships held by such nominee in any public reporting company or any company registered as an investment company under the Investment Company Act of 1940, as amended; (v) whether such nominee has ever been convicted in a criminal proceeding or has ever been subject to a judgment, order, finding or decree in the proceedings described in Section 2.15(b) of SunLink’s bylaws; (vi) information regarding whether such nominee is subject to any disqualifications described in Rule 506(d)(1)(i) to (vii) under the Securities Act; (vii) any other information relating to such nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act; (viii) a written statement from the SunLink shareholder making the recommendation stating why such recommended candidate meets the criteria and would be able to fulfill the duties of a director; and (ix) a written representation and agreement that (a) such nominee is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such nominee, if elected as a director of SunLink, will act or vote on any issue or question (a “SunLink Voting Commitment”) that has not been disclosed to SunLink or (2) any SunLink Voting

Commitment that could limit or interfere with such nominee’s ability to comply, if elected as a director of SunLink, with such nominee’s fiduciary duties under applicable law, (b) such nominee is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than SunLink with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (c) such nominee, in such nominee’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of SunLink, and will comply, with all applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of SunLink.
In addition, the SunLink Nomination Notice shall set forth, as to the person submitting the SunLink Nomination Notice, each beneficial owner, if any, on whose behalf the nomination is made and any person acting in concert with such persons, among other things: (i) the name and business address of such person; (ii) the name and address of each such person as he or she appears on SunLink’s books (if he or she so appears); (iii) the class and number of shares of SunLink that are owned beneficially and of record by each such person; (iv) a description of any agreement, arrangement or understanding with respect to the nomination between or among such persons, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing; (v) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of such written notice by, or on behalf of, each such person, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, each such person, with respect to securities of SunLink; (vi) a representation that the person submitting the SunLink Nomination Notice is a holder of record of stock of SunLink entitled to vote at such meeting, will so remain at the time of such meeting, and intends to appear in person or by proxy at the meeting to make such nomination; (vii) a representation whether any such person intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of SunLink’s outstanding capital stock required to elect each nominee or (b) otherwise to solicit proxies from shareholders in support of such nomination; and (viii) any other information relating to such shareholder and such beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in an election contest pursuant to Section 14(a) of the Exchange Act.
The information required by clauses (iii), (iv) and (v) above shall be updated by the person delivering such SunLink Nomination Notice and each beneficial owner, if any, on whose behalf the SunLink Nomination Notice is being submitted not later than ten days after the record date for the meeting to disclose such information as of the record date. SunLink may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility or qualification of such proposed nominee to serve as a director of SunLink. A written consent to being named in a proxy statement as a nominee, and to serve as a director if elected, signed by each nominee, shall be filed with any SunLink Nomination Notice.
If the presiding officer at any SunLink shareholders’ meeting determines that a nomination was not made in accordance with the procedures prescribed by SunLink’s bylaws, the presiding officer will so declare to the meeting and the defective nomination will be disregarded.
Notice Deadlines. SunLink Nomination Notices and SunLink Shareholder Proposals in connection with an annual meeting shall be delivered to SunLink’s Corporate Secretary at SunLink’s principal executive office not less than 90 nor more than 120 calendar days before the first anniversary of the date of SunLink’s notice of annual meeting sent to SunLink shareholders in connection with the previous year’s annual meeting which was sent on June 6, 2024; provided that if no annual meeting was held in the previous year, or the date of the annual meeting has been established to be more than 30 calendar days earlier than, or 60 calendar days after, the anniversary of the previous year’s annual meeting, which was June 28, 2024, notice by a SunLink shareholder, to be timely, must be so received not later than: (i) the 90th day prior to the annual meeting; or (ii) if later, the close of business on the 10th day following the day on which public announcement is first made of the date of the annual meeting. SunLink Nomination Notices in connection with a special meeting at which directors are to be elected shall be delivered to SunLink’s Corporate Secretary at SunLink’s principal executive office not later than the close of business on: (i) the 90th day prior to such special meeting; or (ii) if later, the 10th day following the day on which public announcement is first made of the date of the special meeting and of the fact that directors are to be elected at such meeting.

In order to submit a proposal of business for a SunLink shareholder vote or to nominate a person for election to the SunLink Board at the 2024 Annual Meeting, SunLink Shareholder Proposals and SunLink Nomination Notices in connection with such meeting must be delivered to SunLink’s Corporate Secretary at SunLink’s principal executive offices, located at SunLink Health Systems, Inc. 900 Circle 75 Parkway, Suite 690 Atlanta, Georgia 30339 not later than (i) the 90th day prior to the annual meeting or (ii) if later, the close of business on the 10th day following the day on which public announcement is first made of the date of the annual meeting.
Further, SunLink Shareholder Proposals intended to be presented at the next annual meeting of SunLink shareholders that are submitted outside the processes of Rule 14a-8 and that are not required to be included in the proxy statement pursuant to such Rule must be received a reasonable time before SunLink sends its proxy materials for the annual meeting.
In addition to the above requirements, no person may solicit proxies in support of director nominees other than SunLink’s nominees unless such person complies with the provisions of Rule 14a-19 including providing a notice to SunLink which must be postmarked or transmitted electronically to SunLink at its principal executive office no later than 60 calendar days prior to the anniversary of the previous year’s annual meeting date, except that, if SunLink did not hold an annual meeting during the previous year, or if the date of the meeting has changed by more than 30 calendar days from the previous year, then notice must be provided by the later of 60 calendar days prior to the date of the annual meeting or the 10th calendar day following the day on which public announcement of the date of the annual meeting is first made by SunLink.

OTHER MATTERS
As of the date of this joint proxy statement/prospectus, neither the Regional Board nor the SunLink Board knows of any matters that will be presented for consideration at either the Regional special meeting or the SunLink special meeting other than as described in this joint proxy statement/prospectus. In accordance with the bylaws of each of Regional and SunLink and Georgia law, business transacted at the Regional special meeting and the SunLink special meeting will be limited to those matters set forth in the respective accompanying notices of the special meetings. Nonetheless, if any other matter is properly presented at the Regional special meeting or the SunLink special meeting, or any adjournments or postponements of the special meetings, and are voted upon, including matters incident to the conduct of the meeting, the enclosed proxy card will confer discretionary authority on the individuals named therein as proxies to vote the shares represented thereby as to any such other matters. It is intended that the persons named in the enclosed proxy card and acting thereunder will vote in accordance with their discretion on any such matter.

HOUSEHOLDING OF PROXY MATERIALS
SEC rules permit Regional, SunLink and intermediaries, such as brokers, to satisfy the delivery requirements for proxy materials by delivering a single set of proxy materials to an address shared by two or more of Regional shareholders or SunLink shareholders, unless contrary instructions have been received in advance according to certain procedures. In cases of such contrary instructions, each shareholder continues to receive a separate notice of the meeting and proxy card.
Certain brokerage firms may have instituted householding for beneficial owners of Regional common stock and SunLink common stock, as applicable, held through brokerage firms. If your family has multiple accounts holding Regional common stock or SunLink common stock, as applicable, you may have already received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this joint proxy statement/prospectus. The broker will arrange for delivery of a separate copy of this joint proxy statement/prospectus promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

WHERE YOU CAN FIND MORE INFORMATION
Regional and SunLink file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains an Internet website that contains reports, proxy statements and other information regarding issuers, including Regional and SunLink, who file electronically with the SEC. The address of that site is www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this joint proxy statement/prospectus.
Regional has filed with the SEC a registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part. The registration statement registers the shares of Regional common stock and Regional Series D preferred stock to be issued to SunLink shareholders in connection with the merger. The registration statement, including the attached exhibits and annexes, contains additional relevant information about Regional and SunLink. The rules and regulations of the SEC allow Regional and SunLink to omit certain information included in the registration statement from this joint proxy statement/prospectus.
In addition, the SEC allows Regional and SunLink to disclose important information to you by referring you to other documents filed separately with the SEC subsequent to the date of this joint proxy statement/prospectus as described below.
In addition, Regional and SunLink incorporate by reference (1) any documents they may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of the initial filing of and prior to the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part, and (2) any documents they may file under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this joint proxy statement/prospectus and prior to the date of the Regional special meeting or SunLink special meeting (excluding any current reports on Form 8-K to the extent disclosure is furnished and not filed). Those documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date they are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.
You can obtain any of the other documents listed above from the SEC, through the SEC’s website at the address indicated above, or from Regional and SunLink, as applicable, by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

By Mail: Investor Relations Regional Health Properties, Inc. 1050 Crown Pointe Parkway, Suite 720 Atlanta, Georgia 30338 Attention: Investor Relations By Telephone: (678) 869-5116	By Mail: Investor Relations SunLink Health Systems, Inc. 900 Circle 75 Parkway, Suite 690 Atlanta, Georgia 30339 Attention: Investor Relations By Telephone: (770) 933-7000

These documents are available from Regional and SunLink, as the case may be, without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part. You can also find information about Regional and SunLink at their Internet websites at http://www.regionalhealthproperties.com under the tab “Investor Relations” and http://www.sunlinkhealth.com under the tab “Investors,” respectively. Information contained on these websites does not constitute part of this joint proxy statement/prospectus.
If you are a shareholder of Regional or SunLink and would like to request documents, please do so at least five business days before the applicable special meeting to receive them before such special meeting. If you request any documents from Regional or SunLink, then Regional or SunLink, as applicable, will mail them to you by first class mail, or by another equally prompt means, within one business day after Regional or SunLink, as the case may be, receives your request.
THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY IN ANY JURISDICTION IN WHICH OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR PROXY SOLICITATION IN THAT JURISDICTION.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR HEREAFTER INCORPORATED BY REFERENCE INTO THIS JOINT PROXY STATEMENT/PROSPECTUS TO VOTE YOUR SHARES OF REGIONAL COMMON STOCK AT THE REGIONAL SPECIAL MEETING OR YOUR SHARES OF SUNLINK COMMON STOCK AT THE SUNLINK SPECIAL MEETING. NEITHER REGIONAL NOR SUNLINK HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS JOINT PROXY STATEMENT/ PROSPECTUS. THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED JUNE 25, 2025. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN (OR HEREAFTER INCORPORATED BY REFERENCE INTO) THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS OR THE DATE OF SUCH HEREAFTER INCORPORATED DOCUMENT (AS APPLICABLE), AND THE MAILING OF THIS JOINT PROXY STATEMENT/PROSPECTUS TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders
Regional Health Properties, Inc.
Atlanta, Georgia
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Regional Health Properties, Inc.(the “Company”) as of December 31, 2024 and 2023, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2024, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matters
The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing a separate opinion on the critical audit matters or on the accounts or disclosures to which they relate.
Patient Care Revenue Recognition
Description of Matter
The Company had $11.3 million in patient care revenues for the year ended December 31, 2024. As disclosed in the Note 1 to the consolidated financial statements, the Company provides patient care services to customers and receives payments for those services from Medicare, Medicaid, commercial insurers, and individual patients. Net revenues are recorded at the transaction price, which the Company determines based on contractually agreed-upon amounts or rates, adjusted for estimates of variable consideration, such as implicit price concessions.

Management estimates variable consideration using the expected value method, based on both historical and current information, which includes contractual agreements, discount policies, and historical reimbursement experience. The Company may constrain the estimated variable consideration included in the transaction price.
Management makes significant judgment in the estimation of variable consideration. Such assumptions include the application of historical collection rates, by payor, and consideration of other changes in the current business operations and external environment, to the current period revenues. As a result, a high degree of auditor judgment was required in performing audit procedures to evaluate the reasonableness of management’s estimates. Changes in these estimates can have a material effect on the amount of revenue recognized.
How We Addressed the Matter in Our Audit
Based on our knowledge of the Company, we determined the nature and extent of procedures to be performed over patient care revenue. Our audit procedures included the following:
•	Obtained an understanding of the internal controls and processes in place over the Company’s patient care revenue recognition process.
•	Analyzed the significant assumptions and estimates made by management as discussed above.
•
Assessed the recorded revenue by selecting a sample of transactions, analyzing the related contract, testing management’s identification of distinct performance obligations, and comparing the amounts recognized for consistency with underlying documentation.

Going Concern
Description of Matter
As described further in Note 2 to the consolidated financial statements, the Company has incurred losses during the year ended December 31, 2024, and expects to incur additional losses in the future. Currently management’s forecasts and related assumptions illustrate their ability to sufficiently fund operations and satisfy the Company’s obligations as they come due for at least one year from the financial statement issuance date.
Management made judgments to conclude that it is probable that the Company’s plans will be effectively implemented and will provide the necessary cash flows to fund the Company’s obligations as they become due. The judgments with the highest degree of impact and subjectivity in reaching this conclusion included the revenue growth and gross margin assumptions underlying its forecast operating cash flows, its ability to collect on outstanding receivables and its ability to access funding. As a result, a high degree of auditor judgment and increased audit effort was required in performing audit procedures to evaluate the reasonableness of management’s estimates.
How We Addressed the Matter in Our Audit
Our audit procedures included the following:
•	Obtained an understanding of the internal controls and processes in place over the Company’s preparation of forecasted information and considerations of the Company’s obligations.
•
Tested the reasonableness of the forecasted revenue, operating expenses, and uses and sources of cash used in management’s assessment of whether the Company has sufficient liquidity to fund operations for at least one year from the consolidated financial statement issuance date. This testing included inquiries with management, comparison of prior period forecasts to actual results, consideration of positive and negative evidence impacting management’s forecasts, and the Company’s financing arrangements in place as of the report date.

/s/ Cherry Bekaert LLP
We have served as the Company’s auditor since 2018.
Atlanta, Georgia
March 31, 2025

REGIONAL HEALTH PROPERTIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in 000’s)

	12/31/2024	12/31/2023
ASSETS
Property and equipment, net	$33,489	$34,744
Assets held for sale, net	10,334	10,593
Cash	582	953
Restricted cash	2,890	3,231
Accounts receivable, net of allowances of $141 and $2,040	3,362	1,403
Prepaid expenses and other	633	613
Notes receivable	369	1,044
Intangible assets - bed licenses	2,471	2,471
Intangible assets - lease rights, net	69	87
Right-of-use operating lease assets	2,154	2,556
Goodwill	1,585	1,585
Straight-line rent receivable	2,527	2,901
Total assets	$60,465	$62,181
LIABILITIES AND EQUITY
Senior debt, net	$34,287	$35,885
Debt related to assets held for sale, net	8,234	7,970
Bonds, net	5,851	5,991
Other debt, net	1,349	889
Accounts payable	3,695	2,493
Accrued expenses	5,414	4,060
Operating lease obligation	2,472	2,917
Other liabilities	2,082	1,791
Total liabilities	63,384	61,996
Commitments and Contingencies (Note 13)
Stockholders' equity:
Common stock and additional paid-in capital, no par value; 55,000 shares authorized; 1,890 and 1,850 shares issued and 1,879 and 1,839 shares outstanding at December 31, 2024 and December 31, 2023, respectively	63,173	63,059
Preferred stock, no par value; 5,000 shares authorized (including amounts authorized for Series A and Series B); shares issued and outstanding designated as follows:
Preferred stock, Series A, no par value; 559 shares authorized, issued and outstanding at December 31, 2024 and December 31, 2023, with a redemption amount $426 at December 31, 2024 and December 31, 2023	426	426
Preferred stock, Series B, no par value; 2,812 shares authorized; 2,252 shares issued and outstanding at December 31, 2024 and December 31, 2023, with a redemption amount $18,602 at December 31, 2024 and December 31, 2023	18,602	18,602
Accumulated deficit	(85,120)	(81,902)
Total stockholders' (deficit) equity	(2,919)	185
Total liabilities and stockholders' (deficit) equity	$60,465	$62,181

See accompanying notes to consolidated financial statements

REGIONAL HEALTH PROPERTIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in 000’s, except per share data)

	Year Ended December 31,
	2024	2023
Revenues:
Patient care revenues	$11,273	$8,835
Rental revenues	7,005	7,069
Management fees	—	1,050
Other revenues	57	210
Total revenues	18,335	17,164
Expenses:
Patient care expense	9,442	7,979
Facility rent expense	594	594
Cost of management fees	—	595
Depreciation and amortization	2,062	2,255
General and administrative expense	5,408	5,412
Credit loss expense	668	1,150
Total expenses	18,174	17,985
Income (loss) from operations	161	(821)
Other (income) expense:
Interest expense, net	2,710	2,751
Other expense, net	669	316
Total other expense, net	3,379	3,067
Net loss	(3,218)	(3,888)
Preferred stock dividends - gain on extinguishment	—	43,395
Net (loss) profit attributable to Regional Health Properties, Inc. common stockholders	$(3,218)	$39,507
Net (loss) profit per share of common stock attributable to Regional Health Properties, Inc.:
Basic	$(1.73)	$21.05
Diluted	$(1.73)	$21.05
Weighted average shares of common stock outstanding:
Basic	1,858	1,877
Diluted	1,858	1,877

See accompanying notes to consolidated financial statements

REGIONAL HEALTH PROPERTIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(Amounts in 000’s)

	Shares of Common Stock Outstanding	Shares of Preferred Stock A	Shares of Preferred Stock B	Shares of Treasury Stock	Common Stock and Additional Paid-in Capital	Preferred Stock A, no par value	Preferred Stock B, no par value	Accumulated Deficit	Total
Balance, December 31, 2022	1,784	2,812	—	(9)	$62,702	$62,423	$—	$(121,409)	$3,716
Restricted stock issuance	99	—	—	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	357	—	—	—	357
Forfeitures of stock-based awards	(44)	—	—	(2)	—	—	—	—	—
Extinguishment of Series A to Series B	—	(2,252)	—	—	—	(61,997)	—	—	(61,997)
Exchange of Series A to Series B	—	—	2,252	—	—	—	18,602	43,395	61,997
Net loss	—	—	—	—	—	—	—	(3,888)	(3,888)
Balance, December 31, 2023	1,839	560	2,252	(11)	$63,059	$426	$18,602	$(81,902)	$185
Restricted stock issuance	65	—	—	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	114	—	—	—	114
Forfeiture of stock-based awards	(25)	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	(3,218)	(3,218)
Balance, December 31, 2024	1,879	560	2,252	(11)	$63,173	$426	$18,602	$(85,120)	$(2,919)

See accompanying notes to consolidated financial statements

REGIONAL HEALTH PROPERTIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in 000’s)

	Year Ended December 31,
	2024	2023
Cash flows from operating activities:
Net loss	$(3,218)	$(3,888)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	2,062	2,255
Stock-based compensation expense	114	357
Rent expense in excess of cash paid	(44)	(17)
Rent revenue in excess of cash received	(535)	199
Amortization of deferred financing costs, debt discounts and premiums	74	75
Credit loss expense	668	1,150
Changes in operating assets and liabilities:
Accounts receivable	(1,718)	3,545
Prepaid expenses and other assets	1,692	1,152
Accounts payable and accrued expenses	2,556	(1,776)
Other liabilities	292	660
Net cash provided by operating activities	1,943	3,712
Cash flows from investing activities:
Purchase of property and equipment	(530)	(958)
Net cash used in investing activities	(530)	(958)
Cash flows from financing activities:
Payment of senior debt	(1,402)	(1,357)
Deferred financing costs	—	(17)
Payment of other debt	(1,153)	(1,105)
Proceeds from other debt	430	—
Net cash used in financing activities	(2,125)	(2,479)
Net change in cash and restricted cash	(712)	275
Cash and restricted cash, beginning	4,184	3,909
Cash and restricted cash, ending	$3,472	$4,184
Supplemental disclosure of cash flow information:
Cash interest paid	$2,652	$2,668
Supplemental disclosure of non-cash activities:
Reclassification from accounts receivable to notes receivable	—	312
Exchange of preferred stock Series A to Series B	—	18,602
Gain on extinguishment of preferred stock	—	43,395
Vendor-financed insurance	1,036	1,170
Building improvements financed with note payable	126	—

See accompanying notes to consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Description of Business
Business Overview
Regional Health Properties, Inc.'s (the “Company” or “Regional Health”) predecessor was incorporated in Ohio on August 14, 1991, under the name Passport Retirement, Inc. In 1995, Passport Retirement, Inc. acquired substantially all of the assets and liabilities of AdCare Health Systems, Inc. and changed its name to AdCare Health Systems, Inc. (“AdCare”). AdCare completed its initial public offering in November 2006, relocated its executive offices and accounting operations to Georgia in 2012, and changed its state of incorporation from Ohio to Georgia in December 2013. Regional Health Properties, Inc. is a self-managed real estate investment company that invests primarily in real estate purposed for long-term care and senior housing. The Company's business primarily consists of leasing such facilities to third-party tenants, which operate the facilities. The Company has two primary reporting segments: (i) Real Estate, which consists of the leasing and subleasing of long-term care and senior living facilities to third-party tenants, and (ii) Healthcare Services segment, which consists of the operation of the Glenvue, Meadowood and Mountain Trace facilities. Effective August 3, 2023, the Company’s 12.5% Series B Cumulative Redeemable Preferred Shares (the “Series B Preferred Stock”) is quoted on the OTC Markets Group, Inc.’s OTCQB Venture Market under the symbol “RHEPB”.
Basis of Presentation
The accompanying consolidated financial statements are prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”).
Use of Estimates
The preparation of consolidated financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported results of operations during the reporting period. Significant estimates include patient care revenues, rent revenues, allowance for doubtful accounts and credit losses, contractual allowances for Medicaid, Medicare, and managed care reimbursements, deferred tax valuation allowance, valuation of goodwill and other long-lived assets, and cash flow projections. Actual results could differ materially from those estimates.
Reclassifications
A reclassification has been made to certain expenses reported on the consolidated statements of operations in the prior period in order to conform to the current period's presentation. The reclassifications had no impact on net loss or cash flows from operations for the year ended December 31, 2023.
Principles of Consolidation
The consolidated financial statements include the Company’s majority owned and controlled subsidiaries. All intercompany transactions and balances have been eliminated through consolidation.
Arrangements with other business enterprises are evaluated, and those in which Regional Health is determined to have controlling financial interest are consolidated. Guidance is provided by FASB ASC Topic 810-10, Consolidation—Overall, which includes consolidation of business enterprises to which the usual condition of consolidation (ownership of a majority voting interest) does not apply. This guidance includes controlling financial interests that may be achieved through arrangements that do not involve voting interests. In absence of clear control through voting interests, a company’s exposure (variable interest) to the economic risks and potential rewards from the variable interest entity’s (“VIE”) assets and activities are the best evidence of control. If an enterprise holds the power to direct and right to receive benefits or absorb the losses of an entity, it would be considered the primary beneficiary. The primary beneficiary is required to consolidate the assets, liabilities and results of operations of the VIE in its financial statements.

The Company has evaluated and concluded that as of December 31, 2024 and December 31, 2023, the Company has no relationship with a VIE in which it is the primary beneficiary required to consolidate the entity.
Cash and Restricted Cash
Certain cash and amounts are restricted for specific purposes such as (i) mortgage escrow requirements; (ii) reserves for capital expenditures on United States Housing and Urban Development (“HUD”) insured facilities; and (iii) collateral for other debt obligations.
Revenue Recognition and Allowances
Patient Care Revenue. ASU 2014-09, Revenue from Contracts with Customers, as codified in ASC 606 (“ASC 606”), requires a company to recognize revenue when the company transfers control of promised goods and services to a customer. Revenue is recognized in an amount that reflects the consideration to which a company expects to receive in exchange for such goods and services. Revenue from our Healthcare Services business segment is derived from services rendered to patients in the Glenvue, Meadowood and Mountain Trace facilities. The Company receives payments from the following sources for services rendered in our facilities: (i) the federal government under the Medicare program administered by the U.S. Department of Health and Human Services Centers for Medicare and Medicaid Services (“CMS”); (ii) state governments under their respective Medicaid and similar programs; (iii) commercial insurers; and (iv) individual patients and clients. The vast majority of the revenue the Company recognizes is from government sources. The Company determines the transaction price based on established billing rates reduced by contractual adjustments provided to third-party payors, discounts provided to uninsured patients and other price concessions. Contractual adjustments and discounts are based on contractual agreements, discount policies and historical experience. The Company recognizes revenue at the amount that reflects the consideration the Company expects to receive in exchange for the services provided. These amounts are due from residents or third-party payors and include variable consideration for retroactive adjustments from estimated reimbursements, if any, under reimbursement programs. Performance obligations are determined based on the nature of the services provided. Revenue is recognized as performance obligations are satisfied. Estimated uncollectible amounts due from patients are generally considered implicit price concessions that are a direct reduction to net operating revenues.
Triple-Net Leased Properties. The Company recognizes rental revenue in accordance with ASC 842, Leases. The Company's triple-net leases provide for periodic and determinable increases in rent. The Company recognizes rental revenues under these leases on a straight-line basis over the applicable lease term when collectability is probable. Recognizing rental income on a straight-line basis generally results in recognized revenues during the first half of a lease term exceeding the cash amounts contractually due from our tenants, creating a straight-line rent receivable that is included in the straight-line rent receivable on our consolidated balance sheets. In the event the Company cannot reasonably estimate the future collection of rent from one or more tenant(s) of the Company's facilities, rental income for the affected facilities is recognized only upon cash collection, and any accumulated straight-line rent receivable is expensed in the period in which the Company deems rent collection to no longer be probable. For additional information with respect to such facilities, see Note 2 – Liquidity and Note 7 – Leases.
Management Fee Revenues and Other Revenues. The Company recognizes management fee revenues as services are provided in accordance with ASC 606, which requires revenue to be recognized in an amount that reflects the consideration to which a company expects to receive in exchange for such goods and services. The Company had one contract to manage three facilities (the “Management Contract”) which ended on December 31, 2023. Further, the Company recognizes interest income from loans and investments, using the effective interest method when collectability is probable.
Allowances. The Company assesses the collectability of its rent receivables, including straight-line rent receivables and working capital loans to tenants. The Company bases its assessment of the collectability of rent receivables and working capital loans to tenants on several factors, including payment history, the financial strength of the tenant and any guarantors, the value of the underlying collateral, and current economic conditions. If the Company’s evaluation of these factors indicates it is probable that the Company will be unable to receive the rent payments or payments on a working capital loan, then the Company provides a reserve against the recognized straight-line rent receivable asset or working capital loan for the portion that we estimate may not be recovered. Payments received on impaired loans are applied against the allowance. If the Company changes its assumptions or estimates regarding the collectability of future rent payments required by a lease or required from a working capital loan to a tenant, then the Company may adjust its reserve to increase or reduce the rental revenue or interest revenue from working capital loans to tenants recognized in the period the Company makes such change in its assumptions or estimates. See Note 7 – Leases. The Company has reserved for approximately 1.5% of our patient care receivables based on the historic industry standards and continues to assess the adequacy of such reserve.
As of December 31, 2024 and December 31, 2023, the Company reserved for approximately $0.1 million and $2.1 million, respectively, of uncollected receivables. Accounts receivable, net totaled $3.4 million at December 31, 2024 compared with $1.4 million at December 31, 2023.
The following table presents the Company's Accounts receivable, net of allowance for the periods presented:

(Amounts in 000’s)	December 31, 2024	December 31, 2023
Gross receivables
Real Estate Segment	$1,576	$693
Healthcare Services	1,927	2,750
Subtotal	3,503	3,443
Allowance
Real Estate Segment	(71)	—
Healthcare Services	(70)	(2,040)
Subtotal	(141)	(2,040)
Accounts receivable, net of allowance	$3,362	$1,403

Real Estate segment includes $1.2 million due from Oak Hollow Healthcare Management. see Note 15 – Subsequent Events for more information.
Concentrations of Credit Risk
Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of cash, restricted cash, accounts receivable and straight-line rent receivables. Cash and restricted cash are held with various financial institutions. From time to time, these balances exceed the federally insured limits. These balances are maintained with high quality financial institutions which management believes limits the risk.
Accounts receivable are recorded at net realizable value. The Company performs ongoing evaluations of its tenants and significant third-party payors with which it contracts, and generally does not require collateral. The Company maintains an allowance for doubtful accounts and credit losses which management believes is sufficient to cover potential losses. Delinquent accounts receivable are charged against the allowance for doubtful accounts and credit losses once collection has been determined to be unlikely. Accounts receivable are considered past due and placed on delinquent status based upon contractual terms as well as how frequently payments are received, on an individual account basis.
Prepaid Expenses and Other
As of December 31, 2024 and December 31, 2023, the Company had $0.6 million and $0.6 million, respectively, in prepaid expenses and other, which primarily relate to insurance for the facilities we operate, directors’ and officers’ insurance, and mortgage insurance premiums.
Notes Receivable
Notes receivable are initially recorded when accounts receivable are transferred into a promissory note and are recorded as an alternative to accounts receivable to memorialize an unqualified promise to pay a specific sum, typically with interest, in accordance with a defined payment schedule. The Company’s payment terms with customers on promissory notes can vary based on several factors and the circumstances of each promissory note, however typically promissory notes mature over a 1 to 3 year period. Similar to accounts receivable, each reporting period the Company evaluates the collectability of outstanding notes receivable balances. We evaluate the collectability of our notes receivable based on a combination of credit quality indicators, including, but not limited to payment status, financial strength of the customer, and historical write-offs. We may establish reserves, accept modified payment terms, or book direct write offs for any estimated credit loss with generally a corresponding charge to credit loss expense in our Consolidated Statement of Operations. Subsequent changes in our estimate of credit losses may result in a corresponding increase or decrease to the credit loss expense in our Consolidated Statement of Operations.
Peach Health Group. In August 2024, the Company and Peach Health Group (“Peach”) agreed to net the amount owed to Peach against the balance on the Peach Line note receivable owed to the Company of approximately $0.2 million, which was the note receivable balance as of December 31, 2023. As of December 31, 2024, there are no remaining installment payments due under the Peach Line note receivable.
Symmetry Healthcare Management. In February 2023, Symmetry Healthcare Management made the first of 14 monthly payments of $29,085. The Company accepted a lump sum payment of approximately $0.3 million as payoff for the remaining promissory note balance. As of December 31, 2024 and 2023, there are no remaining payments due under this promissory note.
Beacon Health Management. Under the Operations Transfer Agreement for Lumber City, Beacon Health and the Company entered into a promissory note in the amount of $0.5 million. Under the terms of this promissory note, the balance was to be paid over 24 months in the amount of $24,000 per month, and the principal balance to accrue interest at the rate of 8% annually. In September 2024, the Company wrote off $0.4 million of the promissory note as a credit loss expense. As of December 31, 2024 and 2023, the principal note receivable balance remaining was $0.2 million and $0.5 million, respectfully.
On August 11, 2023, the Company and its former tenant, SL SNF, LLC, entered into a lease amendment (the “Amendment”) regarding the Southland facility. The amendment reduces the monthly rent to $43,000 effective April 1, 2023 and includes a $0.3 million promissory note (the “Promissory Note”). The lease termination date under the amendment is October 31, 2024. Under the terms of the Promissory Note, the principal sum plus all accrued interest, accruing on the unpaid principal balance at a rate of 8% per annum, is due and payable on December 1, 2024, with minimum monthly payments of principal and interest of $18,353 per month beginning on July 1, 2023. As of December 31, 2024 and 2023, the principal note receivable balance remaining is $0.2 million and $0.3 million, respectfully.
Property and Equipment
Property and equipment are stated at cost. Expenditures for major improvements are capitalized. Depreciation commences when the assets are placed in service. Maintenance and repairs which do not improve or extend the life of the respective assets are charged to expense as incurred. Upon disposal of assets, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is recorded. Depreciation is recorded on a straight-line basis over the estimated useful lives of the respective assets. Property and equipment also includes bed license intangibles for states other than Ohio (where the building and bed license are deemed complimentary assets) and are amortized over the life of the building.
The Company reviews property and equipment for potential impairment whenever events or changes in circumstances indicate that the carrying amounts of assets may not be recoverable. The circumstances and events regarding the possible presence of impairment, are based on inputs such as, market conditions, operator performance, and legal matters. If there is an indication of possible impairment, we conduct a review that is based on an estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the property’s use and estimated hold period. This estimate considers factors such as expected future operating income, market and other applicable trends including the terminal value of the property. If impairment exists, due to the inability to recover the carrying amount of the property, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the property.
Assets Held for Sale and Discontinued Operations
The Company may decide to sell properties that are held for use. The Company records these properties as assets held for sale when management has committed to a plan to sell the assets, actively seeks a buyer for the assets, and the consummation of the sale is considered probable and is expected within one year. Assets classified as held for sale are reported at the lower of their carrying value or their fair value, less estimated costs to sell. When the carrying value exceeds the fair value, less estimated costs to sell, an impairment expense is recognized. The Company estimates fair value, less estimated closing costs, based on similar real estate sales transactions. These valuation assumptions are based on the three-level valuation hierarchy for fair value measurement and represent Level 2 and 3 inputs. Level 2 inputs are quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets in markets that are not active; and inputs other than quoted prices. Level 3 inputs are unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. See Note 5 – Assets Held for Sale for additional details on assets held for sale as of December 31, 2024 and December 31, 2023. Any debt related to assets held for sale or sold during the period are classified as debt related to assets held for sale for the current and prior periods presented in the accompanying consolidated financial statements.
Assets held for sale are presented as discontinued operations in all periods presented if the disposition represents a strategic shift that has, or will have, a major effect on the Company's financial position or results of operations. This includes the net gain (or loss) upon disposal of property held for sale, the property's operating results, depreciation and interest expense.
Leases and Leasehold Improvements
The Company leases certain facilities and equipment in the normal course of business. At the inception of each lease, the Company performs an evaluation to determine whether the lease should be classified as an operating lease or financing lease. As of December 31, 2024, the Company’s leased facility is accounted for as an operating lease. For operating leases that contain scheduled rent increases, the Company records rent expense on a straight-line basis over the term of the lease. Leasehold improvements are amortized over the shorter of the useful life of the asset or the lease term.
The Company assesses any new contracts or modification of contracts in accordance with ASC 842, Leases, to determine the existence of a lease and its classification. We are reporting revenues and expenses for real estate taxes and insurance where the lessee has not made those payments directly to a third party in accordance with their respective leases with us.
The following table summarizes real estate tax recognized on our consolidated statements of operations in “Other Operating Expenses” for the years ended December 31, 2024 and 2023:

	Year Ended December 31,
(Amounts in 000’s)	2024	2023
Rental revenues	$346	$336
Other operating expenses	$346	$336

Accounts Payable
The following table presents the Company's accounts payable for the periods presented:

(Amounts in 000’s)	December 31, 2024	December 31, 2023
Real Estate Segment	$2,008	$751
Healthcare Services	1,687	1,742
Total accounts payable	$3,695	$2,493

Other Liabilities
As of December 31, 2024 and December 31, 2023, the Company had $2.1 million and $1.8 million, respectively, in Other liabilities; the $0.3 million increase compared to the prior period is mainly because of receiving monthly rent payments a day before they are due.
Intangible Assets and Goodwill
Intangible assets consist of finite lived and indefinite lived intangibles. The Company’s finite lived intangibles include lease rights and certain certificate of need (“CON”) and bed licenses that are not separable from the associated buildings. Finite lived intangibles are amortized over their estimated useful lives. For the Company’s lease related intangibles, the estimated remaining useful life is based on the terms of the underlying facility leases averaging approximately seven years. For the Company’s CON/bed licenses that are not separable from the buildings, the estimated useful life is based on the building life when acquired with a remaining average estimated useful life of approximately 24 years.

The Company evaluates the recoverability of the finite lived intangibles whenever an impairment indicator is present. The circumstances and events regarding the possible presence of an impairment indicator are based on inputs such as market conditions, operator performance, and legal matters. If there is an indication of possible impairment, we conduct a review that is based on an estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the property’s use and estimated hold period. This estimate considers factors such as expected future operating income, market and other applicable trends including the terminal value of the property. If impairment exists, due to the inability to recover the carrying amount of the CON, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the CON.
The Company’s indefinite lived intangibles consist primarily of values assigned to CON/bed licenses that are separable from the buildings. The Company does not amortize goodwill or indefinite lived intangibles. The Company's goodwill is related to certain property acquisitions but is evaluated for impairment on the operator level. On an annual basis, the Company evaluates the recoverability of the indefinite lived intangibles and goodwill by performing an impairment test. The Company performs its annual test for impairment during the fourth quarter of each year or more frequently if events and circumstances indicate the goodwill might be impaired. For the years ended December 31, 2024 and December 31, 2023, the test results indicated no impairment necessary.
Extinguishment of Debt
The Company recognizes extinguishment of debt when the criteria for a troubled debt restructuring are not met and the change in the debt terms is considered substantial. The Company calculates the difference between the reacquisition price of the debt and the net carrying amount of the extinguished debt (including deferred finance fees) and recognizes a gain or loss on the consolidated statement of operations in the period of extinguishment. For further information see Note – 2 Liquidity, and “Debt – Debt Refinance” in Part II, Item 7., “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources”.
Earnings Per Share
Basic earnings per share is computed by dividing net income or loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the respective period. Diluted earnings per share is similar to basic earnings per share except that the net income or loss is adjusted by the impact of the weighted-average number of shares of common stock outstanding including potentially dilutive securities (such as options, warrants and non-vested common stock) when such securities are not anti-dilutive. Potentially dilutive securities from options, warrants and unvested restricted shares are calculated in accordance with the treasury stock method, which assumes that proceeds from the exercise of all options and warrants with exercise prices exceeding the average market value are used to repurchase common stock at market value. The incremental shares remaining after the proceeds are exhausted represent the potentially dilutive effect of the securities.
Securities outstanding that were excluded from the computation, because they would have been anti-dilutive were as follows:

(Amounts in 000’s)	December 31, 2024	December 31, 2023
Stock options	48	33
Common Stock warrants - employee	15	32
Total shares	63	65

The weighted average contractual terms in years for these securities, with no intrinsic value, are 8.5 years for the stock options and 0.2 years for the warrants.
Other expense, net
For the year ended December 31, 2024, these costs represent transaction costs in connection with our Agreement and Plan of Merger, see Note 15 – Subsequent Events for more information.
For the year ended December 31, 2023, these costs represent legal fees in connection with the Series A Preferred Exchange Offer, see Note 2 – Liquidity for more information.

Deferred Financing Costs
The Company records deferred financing costs associated with debt obligations as direct reduction from the carrying amount of the debt liability. Costs are amortized over the term of the related debt using the straight-line method and are reflected as interest expense. The straight-line method yields results substantially similar to those that would be produced under the effective interest rate method.
Income Taxes and Uncertain Tax Positions
Deferred tax assets or liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective income tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that included the enactment date. Deferred tax assets are also recognized for the future tax benefits from net operating loss and other carry forwards. Valuation allowances are recorded for deferred tax assets when the recoverability of such assets is not deemed more likely than not.
On December 22, 2017, tax legislation commonly known as The Tax Cuts and Jobs Act (the “Tax Reform Act”) was enacted. Among other changes the Tax Reform Act reduced the US federal corporate tax rate from 35% to 21% beginning in 2018.
As a result of the Tax Reform Act, net operating loss (“NOL”) carry forwards generated in tax years 2018 and forward have an indefinite life. For this reason, the Company has taken the position that the deferred tax liability related to the indefinite lived intangibles can be used to support an equal amount of the deferred tax asset related to the 2018 NOL carry forward generated.
Judgment is required in evaluating uncertain tax positions. The Company determines whether it is more likely than not that a tax position will be sustained upon examination. If a tax position meets the more-likely-than-not recognition threshold it is measured to determine the amount of benefit to recognize in the financial statements. The Company classifies unrecognized tax benefits that are not expected to result in payment or receipt of cash within one year as liabilities in the consolidated balance sheets. As of December 31, 2024 and 2023, the Company has a full valuation allowance on all deferred tax balances.
The Company is subject to income taxes in the U.S. and numerous state and local jurisdictions. In general, the Company’s tax returns filed for the 2020 through 2024 tax years are still subject to potential examination by taxing authorities. To the Company’s knowledge, the Company is not currently under examination by any major income tax jurisdiction.
Stock Based Compensation
The Company follows the provisions of ASC Topic 718, Compensation - Stock Compensation, which requires the use of the fair-value based method to determine compensation for all arrangements under which employees, non-employees, and others receive shares of stock or equity instruments (options, warrants or restricted shares). All awards are amortized on a straight-line basis over their vesting terms. Stock-based compensation is measured at the grant date for all stock-based awards based upon the fair value of the awards and forfeitures are recognized as they occur.
Fair Value Measurements and Financial Instruments
Accounting guidance establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The categorization of a measurement within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels are defined as follows:
Level 1 — Quoted market prices in active markets for identical assets or liabilities
Level 2 — Other observable market-based inputs or unobservable inputs that are corroborated by market data
Level 3 — Significant unobservable inputs
The respective carrying value of certain financial instruments of the Company approximates their fair value. These instruments include cash, restricted cash, accounts receivable, notes receivable, and accounts payable. Fair values were assumed to approximate carrying values for these financial instruments since they are short-term in nature and their carrying amounts approximate fair values, they are receivable or payable on demand, or the interest rates earned and/or paid approximate current market rates.
Self-Insurance
Professional liability insurance was provided to facilities operations up until the date of the transition. Claims which were associated with operations of the Company prior to the Transition but not reported as of the transition date were self-insured.
The Company maintains insurance for professional and general liability claims for its Healthcare Services segment, which includes any facility the Company is likely to operate, however for claims prior to January 1, 2020, the Company is self-insured against professional and general liability claims since it discontinued its healthcare operations in connection with the Transition. The Company evaluates quarterly the adequacy of its self-insurance reserve based on a number of factors, including: (i) the number of actions pending and the relief sought; (ii) analyses provided by defense counsel, medical experts or other information which comes to light during discovery; (iii) the legal fees and other expenses anticipated to be incurred in defending the actions; (iv) the status and likely success of any mediation or settlement discussions, including estimated settlement amounts and legal fees and other expenses anticipated to be incurred in such settlement, as applicable; and (v) the venues in which the actions have been filed or will be adjudicated. The Company believes that most of the professional and general liability actions are defensible and intends to defend them through final judgment unless settlement is more advantageous to the Company. Accordingly, the self-insurance reserve reflects the Company’s estimate of settlement amounts for the pending actions, if applicable, and legal costs of settling or litigating the pending actions, as applicable. Because the self-insurance reserve is based on estimates, the amount of the self-insurance reserve may not be sufficient to cover the settlement amounts actually incurred in settling the pending actions, or the legal costs actually incurred in settling or litigating the pending actions. See Note 8 – Accrued Expenses and Note 13 - Commitments and Contingencies.
In addition, the Company maintains certain other insurance programs, including commercial general liability, property, casualty, directors’ and officers’ liability, crime, and employment practices liability.
Recently Adopted Accounting Pronouncements
In March 2023, the FASB issued ASU 2023-01, Leases (Topic 842): Common Control Arrangements (Topic 842) amendments, which requires entities to determine whether related party arrangements between entities under common control are leases. The amendments also address the accounting treatment of leasehold improvements associated with common control leases. They require the lessee to amortize leasehold improvements over the useful life of the improvements to the common control group, regardless of the lease term, as long as the lessee controls the use of the underlying asset. If the lessee no longer controls the use of the asset, the leasehold improvements are accounted for as a transfer between entities under common control through an adjustment to equity. These improvements are also subject to impairment guidance in Topic 360, Property, Plant, and Equipment. The amendment is effective for public entities beginning after December 15, 2023. The adoption of ASU 2023-01 did not have a material impact on the Company's consolidated financial statements.
In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which requires a public company to disclose information about their reportable segments’ significant expenses and other segment items on an interim and annual basis. A public company with a single reportable segment is required to apply the disclosure requirements in ASU 2023-07, as well as all existing segment disclosures and reconciliation requirements in ASC 280 on an interim and annual basis. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and for interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The adoption of ASU 2023-07 did not have a material impact on the Company's consolidated financial statements. See Note 10 – Segment Results for more information.
Recent Accounting Pronouncements
In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which requires a public company, on an annual basis, to provide disclosure of specific categories in the rate reconciliation, as well as disclosure of income taxes paid disaggregated by jurisdiction. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024, with early adoption permitted. The Company does not expect the adoption of ASU 2023-09 to have a material impact on the Company's consolidated financial statements.
In November 2024, the FASB issued ASU 2024-03, Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses (ASU 2024-03), which requires disclosure of incremental income statement expense information on an annual and interim basis, primarily through enhanced disclosures of specified costs and expenses. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027. Early adoption is permitted. The Company is currently evaluating the impact that ASU 2024-03 will have on its consolidated financial statement disclosures.
No other new accounting pronouncement issued or effective has had, or is expected to have, a material impact on the Company's financial statements.
NOTE 2. LIQUIDITY
Overview
The Company intends to pursue measures to grow its operations, streamline its cost infrastructure and otherwise increase liquidity, including: (i) refinancing or repaying debt to reduce interest costs and mandatory principal repayments, with such repayment to be funded through potentially expanding borrowing arrangements with certain lenders; (ii) increasing future lease revenue through acquisitions and investments in existing properties; (iii) modifying the terms of existing leases; (iv) replacing certain tenants who default on their lease payment terms; and (v) reducing other and general and administrative expenses.
Management anticipates access to several sources of liquidity, including but not limited to: cash on hand, collection of patient accounts receivable and uncollected rent, debt refinancing, and debt borrowings, asset sales, and/or through the sale of additional securities during the twelve months from the date of this filing. At December 31, 2024, the Company had $582 thousand in unrestricted cash and $3.4 million of net accounts receivable, mainly consisting of patient account receivables and uncollected rent, which the Company plans to collect over the next twelve months.
During the year ended December 31, 2024, the Company's cash provided by operating activities of $1.9 million was primarily due to the timing of accounts payable and accrued expense payments. The Company is seeking collection of the past due rent. In addition, management is working to expedite the time it takes to collect and receive aged patient receivables. Cash flow from operations in the future will be based on the operational performance of the facilities under the company's management, Glenvue, Meadowood and Mountain Trace.
On January 6, 2025, the Company and SunLink Health Systems, Inc., a Georgia corporation (“SunLink”), issued a joint press release announcing the execution of an Agreement and Plan of Merger, dated as of January 3, 2025 (the “Merger Agreement”), by and between Regional and SunLink, pursuant to which, upon the terms and subject to the conditions set forth therein, SunLink will merge with and into Regional in exchange for the issuance of an aggregate of 1,410,000 shares of Regional common stock and 1,410,000 shares of Regional’s newly-authorized Series D 8% Cumulative Convertible Redeemable Preferred Stock with a liquidation preference of $10 per share. The merger has been approved unanimously by each company’s board of directors and completion of the transaction is subject to the receipt of the approvals of the shareholders of both Regional and SunLink, regulatory approvals and satisfaction of customary closing conditions, with Regional continuing as the surviving entity. Upon closing of the Merger transaction, the Company's shareholders will own approximately 57% of the combined company. See Note 15 – Subsequent Events for information on the Company's press release on January 6, 2025 announcing the execution of an Agreement and Plan of Merger.
The Company's common stock and Series A Preferred Stock (“securities”) was listed for trading on the NYSE American under the symbol “RHE” and “RHE-PA,” respectively, up until February 5, 2025 when it was suspended from trading as a result of not meeting certain listing requirements. Currently, the Company's common stock and Series A Preferred Stock are listed on the OTC Market under the symbol “RHEP” and “RHEPA,” respectively. On the OTC Market, selling our common stock and Series A Preferred Stock could be more difficult because smaller quantities of shares would likely be bought and sold, transactions could be delayed, and any security analysts’ coverage of us may be reduced. In addition, broker-dealers have certain regulatory burdens imposed upon them, which may discourage broker-dealers from effecting transactions in such securities, further limiting the liquidity of the common stock and Series A Preferred Stock. These factors could result in lower prices and larger spreads in the bid and ask prices for our securities. Such suspension from the NYSE American and continued or further declines in our share price could also greatly impair our ability to raise additional necessary capital through equity or debt financing and could significantly increase the ownership dilution to shareholders caused by our issuing equity in financing or other transactions. Any such limitations on our ability to raise debt and equity capital could prevent us from making future investments and satisfying maturing debt commitments. See Note 15 - Subsequent Events for more information on the NYSE American listing requirements.
Series A Preferred Stock Exchange Offer (“Exchange Offer”)
On June 30, 2023, the Company closed the Company’s offer to exchange (the “Exchange Offer”) any and all outstanding shares of the Company’s 10.875% Series A Cumulative Redeemable Preferred Shares (the “Series A Preferred Stock”) for newly issued shares of the Company’s Series B Preferred Stock. In connection with the completion of the Exchange Offer and the implementation of the Series A Charter Amendments and the Series B Charter Amendments, the liquidation preference of the Series A Preferred Stock was reduced, accumulated and unpaid dividends on the Series A Preferred Stock were eliminated and future dividends on the Series A Preferred Stock were eliminated. As a result, $50.4 million in accumulated and unpaid dividends on the Series A Preferred Stock were eliminated and, as of December 31, 2024 and December 31, 2023, there were no accumulated and unpaid dividends on the Series A Preferred Stock. Costs associated with these efforts were expensed as incurred in “Other expense, net” and were approximately $0.9 million for the year ended December 31, 2023. For further information regarding the Exchange Offer, Series A Charter Amendments and Series B Charter Amendments, see Note 11 – Common and Preferred Stock.
Series A Preferred Dividend Suspension
Prior to the Exchange Offer, as discussed above, we suspended the quarterly dividend payment with respect to our Series A Preferred Stock commencing with the fourth quarter of 2017, and on June 8, 2018, the Board suspended quarterly dividend payments indefinitely with respect to the Series A Preferred Stock. As of December 31, 2022, as a result of the suspension of the dividend payment on the Series A Preferred Stock commencing with the fourth quarter 2017 dividend period, the Company had approximately $45.9 million of undeclared preferred stock dividends in arrears. The dividend suspension provided the Company with additional funds to meet its ongoing liquidity needs. As the Company had failed to pay cash dividends on the outstanding Series A Preferred Stock in full for more than four dividends periods, the annual dividend rate on the Series A Preferred Stock for the fifth and future missed dividend periods had increased to 12.875%, which was equivalent to approximately $3.20 per share each year, commencing on the first day after the missed fourth quarterly payment (October 1, 2018) and continuing until the second consecutive dividend payment date following such time as the Company had paid all accumulated and unpaid dividends on the Series A Preferred Stock in full in cash. As discussed above, in connection with the completion of the Exchange Offer, accumulated and unpaid dividends on the Series A Preferred Stock were eliminated.
Debt
On October 25, 2024, the Company received a notice of acceleration and demand for payment from the lender of the Southland facility stating that the covenants of the deed of trust have been violated for failure to pay principal and interest. The lender accelerated the maturity dates and is requesting for the loans to be paid in full plus unpaid interest and late fees immediately.
On November 8, 2024, the Company obtained a $0.5 million line of credit with Exchange Bank. The line of credit accrues interest at 7.75% per annum with interest only payments payable monthly. As of December 31, 2024, the amount borrowed under the line of credit was $0.5 million and is included in “Other debt, net” on our consolidated balance sheets.
On November 22, 2024, the Company and Erin Property Holdings, LLC (the “Borrower”) entered into two Forbearance Agreements (the “Forbearance Agreements”) with Cadence Bank, N.A. (the “Lender”) relating to certain defaults by the Company and the Borrower under the loan agreements in the principal amount of $5.0 million due on July 27, 2036 (the “USDA Note”) and the principal amount of $0.8 million due on July 27, 2036 (the “SBA

Note” and, together with the USDA Note, the “Notes”) that were issued by the Borrower to the Company to reflect payment obligations pursuant to the Security Agreement, dated as of July 27, 2011 (the “Security Agreement”), between the Borrower and the Lender.
Pursuant to the Forbearance Agreements, (a) the Borrower agreed to make payments of $318,044 toward the USDA Note, $47,872 toward the SBA Note and $22,000 for estimated attorney fees incurred by the Lender no later than November 22, 2024, and (b) the Company and the Lender agreed, subject to the terms and conditions set forth in the Forbearance Agreements, to forbear from exercising its rights and remedies on account of the failure by the Company and the Borrower to pay the amounts due under the USDA Note and SBA Note by the expiration of the period (“Forebearance Period”) of May 22, 2025.
During the Forebearance Period, the Company and the Borrower shall make monthly payments of principal and interest in accordance with the terms of the USDA Note and the SBA Note with interest continuing to accrue in accordance with the terms of the Notes which amounts shall remain the obligation of the Company and the Borrower.
The remaining balances of the USDA Note and the SBA Note will be due at the end of the Forebearance Period and include all principal, interest, late charges and statutory attorney's fees.
Debt Refinance. For the years ended December 31, 2024 and 2023, the Company did not refinance any debt.
Debt Modification. For the years ended December 31, 2024 and 2023, the Company did not modify any debt.
As of December 31, 2024, the Company had $49.7 million in indebtedness, net of $1.0 million deferred financing and unamortized discounts. The Company anticipates net principal repayments of approximately $7.0 million during the next twelve-month period, which include approximately $1.4 million of routine debt service amortization, approximately $1.3 million payments on other non-routine debt, $4.1 million of debt due from forbearance agreement, and a $.2 million payment of bond debt. For further information, see Note 9 – Notes Payable and Other Debt.
Debt Covenant Compliance
At December 31, 2024 and December 31, 2023, the Company was in compliance with the various financial and administrative covenants related to all of the Company’s credit facilities.
Operational Liquidity
For the year ended 2024 and 2023, the Healthcare Services net loss was $1.3 million and $2.5 million, respectively. In addition, the gross Account Receivable for the segment increased to $1.9 million in 2024 from $2.8 million in 2023. As described in more detail as referenced in Note 7 - Leases, the Company terminated the master lease. As of December 31, 2024 and December 31, 2023, the Company operated three and two facilities, respectfully.
Evaluation of the Company’s Ability to Continue as a Going Concern
Under the accounting guidance related to the presentation of financial statements, the Company is required to evaluate, on a quarterly basis, whether or not the entity’s current financial condition, including its sources of liquidity at the date that the consolidated financial statements are issued, will enable the entity to meet its obligations as they come due within one year of the date of the issuance of the Company’s consolidated financial statements and to make a determination as to whether or not it is probable, under the application of this accounting guidance, that the entity will be able to continue as a going concern. The Company’s consolidated financial statements have been presented on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.
In applying applicable accounting guidance, management considered the Company’s current financial condition and liquidity sources, including current funds available, forecasted future cash flows, the Company’s obligations due over the next twelve months as well as the Company’s recurring business operating expenses.
The Company is able to conclude that it is probable that the Company will be able to meet its obligations arising within one year of the date of issuance of these consolidated financial statements within the parameters set forth in the accounting guidance.

NOTE 3. CASH, RESTRICTED CASH, AND INVESTMENTS
The following presents the Company’s cash and restricted cash:

Amounts in (000's)	December 31, 2024	December 31, 2023
Cash	$582	$953
Restricted cash:
Cash collateral	34	159
HUD and other replacement reserves	1,992	2,125
Escrow deposits	546	630
Restricted investments for debt obligations	318	317
Total restricted cash	2,890	3,231
Total cash and restricted cash	$3,472	$4,184

Cash collateral—In securing mortgage financing from certain lending institutions, the Company and certain of its wholly-owned subsidiaries are required to deposit cash to be held as collateral in accordance with the terms of such loan agreements.
HUD and other replacement reserves—The regulatory agreements entered into in connection with the financing secured through HUD require monthly escrow deposits for replacement and improvement of the HUD project assets.
Escrow deposits—In connection with financing secured through the Company’s lenders, several wholly-owned subsidiaries of the Company are required to make monthly escrow deposits for taxes and insurance.
Restricted cash for debt obligations—In compliance with certain financing and insurance agreements, the Company and certain wholly-owned subsidiaries of the Company are required to deposit cash held as collateral by the lender or in escrow with certain designated financial institutions.
NOTE 4. PROPERTY AND EQUIPMENT
The following table sets forth the Company’s property and equipment:

(Amounts in 000's)	Lives (Years)	December 31, 2024	December 31, 2023
Buildings and improvements	5 - 40	$50,520	$50,291
Equipment and computer related	2 - 10	701	748
Land(1)	—	2,331	2,331
		53,552	53,370
Less: accumulated depreciation and amortization		(20,063)	(18,626)
Property and equipment, net		$33,489	$34,744

During the years ended December 31, 2024 and December 31, 2023 , the Company recorded no impairments in property and equipment.
The following table summarizes total depreciation and amortization for the years ended December 31, 2024 and 2023:

	Year Ended December 31,
Amounts in (000's)	2024	2023
Depreciation	$1,630	$1,817
Amortization	432	438
Total depreciation and amortization	$2,062	$2,255

NOTE 5. ASSETS HELD FOR SALE
In June 2024, the Company, with the support of its Board of Directors, committed to a plan of action to sell the Mountain Trace Property Holdings (“Mountain Trace Property”), with a sale probable and subject to customary approvals. As a result, the Company’s management determined that the criteria under GAAP for the Mountain Trace Property to be classified as held for sale were met.
In November 2024, the Company decided to end the sales process and executed an operations transfer agreement and a lease termination agreement (the “Mountain Trace Property Agreement”) with the tenant of the Mt. Trace Property effective November 15, 2024. The Company will be the new operator of the facility. As a result of this Mountain Trace Property Agreement, the Company declassified the Mountain Trace Property as held for sale. In December 2024, the Company listed with a brokerage firm to sell the Coosa and Meadowood properties, with a sale probable and subject to customary approvals.
The following table sets forth the Company's assets held for sale by asset description:

(Amounts in 000's)	Lives (Years)	12/31/2024	12/31/2023
Buildings and improvements	5 - 40	$14,358	$14,156
Equipment and computer related	2 - 10	458	458
Land	—	443	443
		15,259	15,057
Less: accumulated depreciation and amortization		(4,925)	(4,464)
Assets held for sale, net		$10,334	$10,593

The following table sets for the Company's assets held for sale by facility:

(Amounts in 000's)	12/31/2024	12/31/2023
Coosa	$6,258	$6,495
Meadowood	4,076	4,098
Assets held for sale, net	$10,334	$10,593

NOTE 6. INTANGIBLE ASSETS AND GOODWILL
Intangible assets consist of the following:

(Amounts in 000’s)	Bed Licenses - Non-Separable(1)	Bed Licenses - Separable(2)	Lease Rights	Total	Goodwill(2)
Balances, December 31, 2023
Gross	$14,276	$2,471	$176	$16,923	$1,585
Accumulated amortization	(4,997)	—	(89)	(5,086)	—
Net carrying amount, December 31, 2023	$9,279	$2,471	$87	$11,837	$1,585
Balances, December 31, 2024
Gross	$14,276	$2,471	$176	$16,923	$1,585
Accumulated amortization	(5,411)	—	(107)	(5,518)	—
Net carrying amount, December 31, 2024	$8,865	$2,471	$69	$11,405	$1,585

(1)	Non-separable bed licenses are included in property and equipment as is the related accumulated amortization expense (see Note 4 – Property and Equipment).
(2)	The Company does not amortize indefinite-lived intangibles, which consist of separable bed licenses and goodwill.

Expected amortization expense for the year ended December 31, for all definite-lived intangibles, for each of the next five years and thereafter is as follows:

Amounts in (000's)	Bed Licenses	Lease Rights
2025	$414	$18
2026	414	18
2027	414	18
2028	414	15
2029	414	—
Thereafter	6,795	—
Total	$8,865	$69

NOTE 7. LEASES
Operating Leases
As of December 31, 2024 and December 31, 2023, the Company leases one Skilled Nursing Facility (“SNF”) in Covington, Ohio under a non-cancelable lease, which has rent escalation clauses and provisions for payments of real estate taxes, insurance, and maintenance costs. The remaining lease term for the Covington facility is approximately 3.9 years as of December 31, 2024. The Company subleases the Covington facility to a third party.
The Company also leased certain office space located in Suwanee, Georgia through the termination date of June 30, 2023. Effective July 1, 2023, the Company signed a sublease for 2,000 sq ft of office space in Atlanta, Georgia. The sublease expires on July 31, 2025.
As of December 31, 2024 and December 31, 2023, the Company is in compliance with all operating lease financial covenants.
Facility Leased to the Company
The Covington facility is leased under an agreement dated August 26, 2002, as subsequently amended (the “Covington Prime Lease”), by and between the Company and Covington Realty, LLC (“Covington”). On August 1, 2015, the Covington Prime Lease was amended, whereby the parties agreed to: (i) provide consent to the sublease of the facility to a third-party operator; (ii) extend the term of the lease; and (iii) set the annual base rent, effective May 1, 2015, and continuing throughout the lease term, equal to 102% of the immediately preceding lease year’s base rent. On January 11, 2019, the Company and Covington entered into a forbearance agreement (the “Covington Forbearance Agreement”), whereby the Company and Covington agreed to: (i) extend the lease term from April 30, 2025 until April 30, 2029 (the “Term”); (ii) reduce the base rent by approximately $0.8 million until April 30, 2025, the remainder of the prior lease term; and (iii) relieve the Company from approximately $0.5 million of outstanding lease amounts (the “Rent Due”) as of December 31, 2018. Covington has released the Company of 100% of the Rent Due as of December 31, 2023. For the year ended December 31, 2023, the Company recognized approximately $0.1 million as a reduction of “Facility rent expense” on our consolidated statements of operations from the respective portions of forgiven rent.
Future Minimum Lease Payments
Future minimum lease payments for each of the next five years ended December 31, and thereafter are as follows:

(Amounts in 000's)	Future Rental Payments	Accretion of Lease Liability(1)	Operating Lease Obligation
2025	$672	$(175)	$497
2026	658	(134)	524
2027	671	(91)	580
2028	685	(42)	643

(Amounts in 000's)	Future Rental Payments	Accretion of Lease Liability(1)	Operating Lease Obligation
2029	230	(2)	228
Total	$2,916	$(444)	$2,472

1.	Weighted average discount rate 7.98%
Lessor
Facilities Leased or Subleased by the Company
On August 11, 2023, the Company and its former tenant, SL SNF, LLC, entered into a lease amendment (the “Amendment”) regarding the Southland facility. The amendment reduces the monthly rent to $43,000 effective April 1, 2023 and includes a $312,000 promissory note (the “Promissory Note”). The lease expired on October 31, 2024. The Company and the tenant agreed to a month-to-month arrangement until the operations could be transferred back to the Company. see Note 15 – Subsequent Events. Under the terms of the Promissory Note, the principal sum plus all accrued interest, accruing on the unpaid principal balance at a rate of 8% per annum, is due and payable on December 1, 2024, with minimum monthly payments of principal and interest of $18,353 per month beginning on July 1, 2023. As of December 31, 2024, the principal remaining balance is $218,148.
As of December 31, 2024 and December 31, 2023, the Company leased or subleased 10 facilities to third-party tenants on a triple net basis. The weighted average remaining lease term for our facilities is 4.5 years.
Below is a description of the leases with the Company as lessor as of December 31, 2024.
Aspire. On November 30, 2018, the Company subleased five facilities located in Ohio to affiliates (collectively, “Aspire Sublessees”) of Aspire Regional Partners, Inc. (“Aspire”). The Aspire Subleases became effective on December 1, 2018 and are structured as triple net leases. The Aspire Facilities are comprised of 5 facilities: (i) a 94-bed SNF located in Covington, Ohio (the “Covington Facility”); (ii) an 80-bed assisted living facility located in Springfield, Ohio (the “Eaglewood ALF Facility”); (iii) a 99-bed SNF located in Springfield, Ohio (the “Eaglewood Care Center Facility”); (iv) a 50-bed SNF located in Greenfield, Ohio (the “H&C of Greenfield Facility”); and (v) a 50-bed SNF located in Sidney, Ohio (the “Pavilion Care Facility”). Under the Aspire Subleases, a default related to an individual facility may cause a default under all the Aspire Subleases. Each sublease has an initial term of 10 years, with renewal options, except for the H&C of Greenfield Facility, which has an initial five year term, and set annual rent increases generally commencing in the third lease year. From month seven of the Aspire Subleases, monthly rent amounts may increase based on each facility’s prior month occupancy, with minimum annual rent escalations of at least 1% generally commencing in the third lease year. Minimum rent receivable for the Covington Facility, the Eaglewood ALF Facility, the Eaglewood Care Center Facility, the H&C of Greenfield Facility and the Pavilion Care Facility for the year ended December 31, 2019 (the first lease year) was $0.4 million, $0.5 million, $0.4 million, $0.2 million and $0.2 million per annum, respectively. For the year ended December 31, 2020, minimum rent receivable increased for the Covington and the Eaglewood ALF Facility to $0.5 million and $0.6 million per annum, respectively. The set annual rent increases, mentioned above, commenced on December 1, 2021.
Vero Health. On February 28, 2019, the Company entered into a lease agreement (the “Vero Health Lease”) with Vero Health, providing that Vero Health would take possession of and operate the Mountain Trace Facility located in North Carolina. The Vero Health Lease became effective, upon the termination of the prior Mountain Trace Tenant mutual lease termination on March 1, 2019. The Vero Health Lease is for an initial term of 10 years, with renewal options, is structured as a triple net lease and rent for the Mountain Trace Facility is approximately $0.5 million per year, with an annual 2.5 % rent escalation clause. The Company elected to terminate the lease agreement on November 15, 2024 after Vero determined it could no longer operate the facility and maintain substantial compliance with state regulations.
Oak Hollow Healthcare Management. On November 1, 2022, the Company entered into two lease agreements (“the Oak Hollow Lease”) with Oak Hollow Healthcare Management, providing that Oak Hollow would take possession of and operate the Georgetown and Sumter Facilities located in South Carolina. The Oak

Hollow Lease became effective, upon the termination of the prior Georgetown and Sumter Tenant mutual lease termination on November 1, 2022. The Oak Hollow Leases are for an initial term of 10 years, with renewal options, is structured as a triple net leases and rent for the Georgetown and Sumter Facilities are approximately $0.3 and $.4 million per year, respectfully. Both leases have annual 2.5 % rent escalation clauses.
C.R. Management. The Company has leased two facilities to affiliates of C.R. Management (“CRM”), pursuant to a long-term, triple net operating lease. Currently, CRM leases two skilled nursing facilities, Autumn Breeze and Cocoa Valley, from the Company.
Future Minimum Lease Receivables
Future minimum lease receivables for each of the next five years ended December 31, and thereafter are as follows:

(Amounts in 000's)	Future Lease Receivables
2025	$5,177
2026	5,249
2027	5,323
2028	5,137
2029	2,336
Thereafter	1,674
Total	$24,896

The following table summarizes the Company’s leases to third-parties as of December 31, 2024. Each lease is structured as “triple-net” and contains specific rent escalation amounts ranging from 1.0% to 2.5% annually. Further, each lease has one or more renewal options. For those facilities subleased by the Company, the renewal option in the sublease agreement is dependent on the Company’s renewal of the prime lease agreement.

		Expiration	2025 Cash
Facility Name	Operator Affiliation[1]	Date	Annual Rent
			(Thousands)
Owned
Eaglewood Village	Aspire Regional Partners[2]	11/30/2028	$630
Eaglewood Care Center	Aspire Regional Partners	11/30/2028	841
Southland Healthcare and Rehabilitation Center	Beacon Health Management[4]	10/31/2024	516
Hearth & Care of Greenfield	Aspire Regional Partners	11/30/2028	376
The Pavilion Care Center	Aspire Regional Partners	11/30/2028	352
Autumn Breeze Healthcare Center	C.R. Management[3]	9/30/2030	1,010
Coosa Valley Health Care	C.R. Management	8/31/2030	1,126
Georgetown Healthcare & Rehabilitation	Oak Hollow Healthcare Management[5]	10/31/2032	351
Sumter Valley Nursing and Rehab Center	Oak Hollow Healthcare Management	10/31/2032	614
Subtotal Owned Facilities(9)			5,816
Leased
Covington Care Center	Aspire Regional Partners	11/30/2028	841
Subtotal Leased Facilities(1)			841
Total(10)			$6,657

(1)	Represents the number of facilities which are leased or subleased to separate tenants, which tenants are affiliates of the entity named in the table above.
(2)	Aspire Regional Partners represents 46% of Real Estate 2025 cash rent.
(3)	C.R. Management represents 32% of Real Estate 2025 cash rent.

(4)	The lease with Beacon Health Management was terminated in February 2025.
(5)	The lease with Oak Hollow Healthcare Management was terminated in Mach 2025.
NOTE 8. ACCRUED EXPENSES
Accrued expenses consist of the following:

Amounts in (000's)	December 31, 2024	December 31, 2023
Accrued employee benefits and payroll related	$582	$255
Real estate and other taxes(1)	3,924	3,077
Self-insured reserve	—	61
Accrued interest	215	225
Insurance escrow	174	98
Other accrued expenses(2)	519	344
Total	$5,414	$4,060

(1)	In 2023, includes approximately $0.7 million of bed taxes in arrears related to the Wellington Transition in 2020.
(2)	Includes $0.3 million for discontinued liabilities as of 12/31/24 and 12/31/23.
NOTE 9. NOTES PAYABLE AND OTHER DEBT
Notes payable and other debt consists of the following:

(Amounts in 000’s)	December 31, 2024	December 31, 2023
Senior debt—guaranteed by HUD	$28,146	$28,979
Senior debt—guaranteed by USDA(1)	6,988	7,259
Senior debt—guaranteed by SBA(2)	533	557
Senior debt—bonds	5,970	6,117
Senior debt—other mortgage indebtedness	7,728	8,001
Other debt	1,349	889
Subtotal	50,714	51,802
Deferred financing costs	(886)	(954)
Unamortized discount on bonds	(107)	(113)
Notes payable and other debt	$49,721	$50,735

(1)	U.S. Department of Agriculture (“USDA”)
(2)	U.S. Small Business Administration (“SBA”)
The following is a detailed listing of the debt facilities that comprise each of the above categories:

(Amounts in 000’s)
Facility	Lender	Maturity	Interest Rate(1)	December 31, 2024	December 31, 2023
Senior debt - guaranteed by HUD(2)
The Pavilion Care Center	Newpoint Capital	12/01/2039	Fixed 3.97%	$765	$801
Hearth and Care of Greenfield	Newpoint Capital	08/01/2050	Fixed 3.97%	1,868	1,909
Woodland Manor	Newpoint Capital	11/01/2052	Fixed 3.97%	4,799	4,891
Glenvue	Newpoint Capital	10/01/2044	Fixed 3.75%	6,849	7,077
Autumn Breeze	KeyBank	01/01/2045	Fixed 3.65%	5,956	6,154
Georgetown	Newpoint Capital	10/01/2046	Fixed 2.98%	3,023	3,120

(Amounts in 000’s)
Facility	Lender	Maturity	Interest Rate(1)	December 31, 2024	December 31, 2023
Sumter Valley	KeyBank	01/01/2047	Fixed 3.70%	4,886	5,027
Total				28,146	28,979
Senior debt - guaranteed by USDA(3)
Mountain Trace	Community B&T	12/24/2036	Prime + 1.75% 10.25%	3,423	3,539
Southland	Cadence Bank, NA	07/27/2036	Prime + 1.50% 10.00%	3,565	3,720
Total				6,988	7,259
Senior debt - guaranteed by SBA
Southland(4)	Cadence Bank, NA	07/27/2036	Prime + 2.25% 10.75%	533	557
Total				533	557
Total debt				$35,667	$36,795

(1)
Represents interest rates as of December 31, 2024 as adjusted for interest rate floor limitations, if applicable. The rates exclude amortization of deferred financing costs which are approximately 0.16% per annum.

(2)
For the seven SNF’s, the Company has term loans insured 100% by HUD with financial institutions. The loans are secured by, among other things, an assignment of all rents paid under any existing or future leases and rental agreements with respect to the underlying facility. The loans contain customary events of default, including fraud or material misrepresentations or material omission, the commencement of a forfeiture action or proceeding, failure to make required payments, and failure to perform or comply with certain agreements. Upon the occurrence of certain events of default, the lenders may, after receiving the prior written approval of HUD, terminate the loans and all amounts under the loans will become immediately due and payable. In connection with entering into loans, the facilities entered into a healthcare regulatory agreement and a promissory note, each containing customary terms and conditions.

(3)
For the two SNF’s, the Company has term loans with financial institutions, which are insured 70% to 80% by the USDA. The loans have an annual renewal fee for the USDA guarantee of 0.25% of the guaranteed portion. The loans have prepayment penalties of 1% through 2020, capped at 1% for the remainder of the first 10 years of the term and 0% thereafter.

(4)	For one SNF, commonly known as Southland, the Company has a term loan with a financial institution, which is insured 75% by the SBA.

(Amounts in 000’s)
Facility	Lender	Maturity	Interest Rate(1)	December 31, 2024	December 31, 2023
Senior debt - bonds
Eaglewood Bonds Series A	City of Springfield, Ohio	05/01/2042	Fixed 7.65%	$5,970	$6,117
Total				$5,970	$6,117

(1)
Represents interest rates as of December 31, 2024 as adjusted for interest rate floor limitations, if applicable. The rates exclude amortization of deferred financing costs of approximately 0.10% per annum.

(Amounts in 000’s)
Facility	Lender	Maturity	Interest Rate(1)	December 31, 2024	December 31, 2023
Senior debt - other mortgage indebtedness
Meadowood(2)	Exchange Bank of Alabama	10/01/2026	Fixed 4.50%	$3,153	$3,237
Coosa(3)	Exchange Bank of Alabama	10/10/2026	Fixed 3.95%	4,575	4,764
Total				$7,728	$8,001

(1)	Represents interest rates as of December 31, 2024 as adjusted for interest rate floor limitations, if applicable. The rates exclude amortization of deferred financing costs of 0.34% per annum.
(2)	The Meadowood Credit Facility is secured by the Meadowood Facility and the assets of Coosa, which is guaranteed by Regional Health Properties, Inc.
(3)
The Coosa Credit Facility, guaranteed by Regional Health Properties, Inc., includes customary terms, including events of default with an associated annual 5% default interest rate, and is secured by the Coosa Facility and the assets of Meadowood. Upon the occurrence of certain events of default, the lenders may terminate the Coosa Credit Facility and the Meadowood Credit Facility, and all amounts due under both credit facilities will become immediately due and payable. The Coosa Credit Facility has prepayment penalties of 5% in the 1st year, 4% in the 2nd year and 1% thereafter.

(Amounts in 000’s)
Lender	Maturity	Interest Rate		December 31, 2024	December 31, 2023
Other debt
First Insurance Funding(1)	03/01/2025	Fixed	3.65%	$311	$369
Exchange Bank	11/10/2025	Fixed	7.75%	430	—
Cavalier Senior Living	04/1/2025	Fixed	6.00%	104	—
KeyBank(2)	08/25/2025	Fixed	0.00%	495	495
Marlin Capital Solutions	06/01/2027	Fixed	5.00%	9	25
Total				$1,349	$889

(1)	Annual Insurance financing primarily for the Company’s directors’ and officers’ insurance.
(2)	On December 30, 2022, Key Bank and the Company extended the maturity date from August 25, 2023 to August 25, 2025.
Debt Covenant Compliance
As of December 31, 2024, the Company had approximately 16 credit related instruments outstanding that include various financial and administrative covenant requirements. Covenant requirements include, but are not limited to, fixed charge coverage ratios, debt service coverage ratios, minimum earnings before interest, taxes, depreciation, and amortization or earnings before interest, taxes, depreciation, amortization, and restructuring or rent costs, and current ratios. Certain financial covenant requirements are based on consolidated financial measurements whereas others are based on measurements at the subsidiary level (i.e., facility, multiple facilities or a combination of subsidiaries). The subsidiary level requirements are as follows: (i) financial covenants measured against subsidiaries of the Company; and (ii) financial covenants measured against third-party operator performance. Some covenants are based on annual financial metric measurements whereas others are based on monthly and quarterly financial metric measurements. The Company routinely tracks and monitors its compliance with its covenant requirements.
At December 31, 2024, the Company was in compliance with the various financial and administrative covenants related to all of the Company’s credit facilities.

Scheduled Minimum Debt Principal payments and Maturity payments
The schedule below summarizes the scheduled gross minimum principal payments and maturity payments as of December 31, 2024 for each of the next five years and thereafter.

(Amounts in 000’s)	Future Minimum Payments
2025	$7,010
2026	8,613
2027	1,322
2028	1,393
2029	1,469
Thereafter	30,907
Subtotal	50,714
Less: Deferred financing costs, net	(886)
Less: Unamortized discounts	(107)
Total notes and other debt	$49,721

NOTE 10. SEGMENT RESULTS
The chief operating decision maker (“CODM”) is the President and Chief Executive Officer. The Company represents two reportable segments, based on how its CODM evaluates the business and allocates resources. The CODM assesses performance for the Company and decides how to allocate resources based on each segments Income (Loss) From Operations (“Operating Income”). The CODM uses Operating Income to evaluate the performance of each segment in deciding whether to reinvest profits into the segment. The CODM evaluates performance based on Operating Income, as noted in the table below. The Company reports segment information based on the “significant expense principle” defined in ASC 280, Segment Reporting along with other segment items, which is the difference between segment revenue and less segment expenses disclosed under the significant expense principle for each reported measure of segment profit or loss.
The Company has two primary reporting segments: (i) Real Estate Services, which consists of the leasing and subleasing of long-term care and senior living facilities to third-party tenants and (ii) Healthcare Services, which consists of the operation of the Glenvue, Meadowood and Mountain Trace facilities.
The following table presents information for the Company's reportable segments revenues and significant operating expenses that are provided to the CODM and included within the Company's reportable segments measure of profit or loss.

	Year Ended December 31,			Year Ended December 31,
	2024	2024	2024	2023	2023	2023
(Amounts in 000’s)	Real Estate	Healthcare Services	Total	Real Estate	Healthcare Services	Total
Revenues:
Patient care revenues	$—	$11,273	$11,273	$—	$8,835	$8,835
Rental revenues	7,005	—	7,005	7,069	—	7,069
Management fees	—	—	—	1,050	—	1,050
Other revenues	57	—	57	210	—	210
Total revenues	7,062	11,273	18,335	8,329	8,835	17,164
Expenses:
Patient care expense	—	9,442	9,442	—	7,979	7,979
Facility rent expense	594	—	594	594	—	594
Cost of management fees	—	—	—	595	—	595
Depreciation and amortization	1,539	523	2,062	1,760	495	2,255
General and administrative expense	3,677	1,731	5,408	4,202	1,210	5,412
Credit loss expense	370	298	668	175	975	1,150

	Year Ended December 31,			Year Ended December 31,
	2024	2024	2024	2023	2023	2023
(Amounts in 000’s)	Real Estate	Healthcare Services	Total	Real Estate	Healthcare Services	Total
Total expenses	6,180	11,994	18,174	7,326	10,659	17,985
Income (loss) from operations	$882	$(721)	$161	$1,003	$(1,824)	$(821)

The CODM does not regularly review total assets for our reportable segments as total assets are not used to assess performance or allocate resources.
NOTE 11. COMMON AND PREFERRED STOCK
On June 27, 2023, the Company convened a special meeting (the “Special Meeting”) of the holders of its Series A Preferred Stock”) and the holders of its common stock (the “Common Stock”) and Series E Redeemable Preferred Shares (the “Series E Preferred Stock”). The Special Meeting was called to consider the proposals set forth in the Company’s definitive proxy statement/prospectus filed with the SEC on May 25, 2023 (as supplemented or amended, the “Proxy Statement/Prospectus”) in connection with the Company’s Exchange. The expiration date (the “Expiration Date”) for the Exchange Offer was 11:59 p.m., New York City time, on June 27, 2023.
All of the proposals presented at the Special Meeting were approved by the requisite votes of the applicable shareholders of the Company, including:
•
certain amendments to the Company’s Amended and Restated Articles of Incorporation (as in effect prior to such amendments, the “Prior Charter”) with respect to the Series A Preferred Stock to significantly reduce the rights of holders of Series A Preferred Stock (the “Series A Charter Amendments” and, such proposal, the “Preferred Series A Charter Amendment Proposal”); and

•
(i) a temporary amendment of the Prior Charter to increase the authorized number of shares of preferred stock to 6,000,000 shares and, following the consummation of the Exchange Offer, the subsequent amendment of the Prior Charter to decrease the authorized number of shares of preferred stock to 5,000,000 shares and (ii) the authorization, creation and designation by the Board of Directors of the Company (the “Board”), from the authorized but undesignated shares of preferred stock, of the Series B Preferred Stock (the “Series B Charter Amendments” and, such proposal, the “Series B Preferred Stock Proposal”); and

•
certain amendments to the Prior Charter relating to (i) the Series A Charter Amendments and (ii) the temporary amendment of the Prior Charter to increase the authorized number of shares of the Company to 61,000,000 shares, consisting of 55,000,000 shares of common stock and 6,000,000 shares of preferred stock, and, following the consummation of the Exchange Offer, the subsequent amendment of the Prior Charter to decrease the authorized number of shares of the Company to 60,000,000 shares, consisting of 55,000,000 shares of common stock and 5,000,000 shares of preferred stock (such proposal, the “Common Charter Amendment Proposal”).

On June 30, 2023, the Company closed the Exchange Offer. Continental Stock Transfer & Trust Company, the exchange agent in connection with the Exchange Offer, notified the Company that 2,252,272 shares of Series A Preferred Stock had been properly tendered (and not validly withdrawn) in the Exchange Offer, representing approximately 80.1% of the then outstanding shares of Series A Preferred Stock. All of the shares of Series A Preferred Stock properly tendered (and not validly withdrawn) prior to the Expiration Date pursuant to the Exchange Offer were accepted by the Company and were retired. On June 30, 2023, in exchange for each such share of Series A Preferred Stock, participating holders of Series A Preferred Stock received one share of Series B Preferred Stock, resulting in the issuance of 2,252,272 shares of Series B Preferred Stock. 559,263 shares of Series A Preferred Stock did not participate in the Exchange Offer and remain outstanding.
On July 3, 2023, in connection with the closing of the Exchange Offer, the Company filed Amended and Restated Articles of Incorporation (the “Charter”) with the Secretary of State of the State of Georgia.

Common Stock
As of December 31, 2024, the Company had 55,000,000 shares of Common Stock authorized and 1,890,129 shares issued and 1,879,249 shares outstanding. There were no dividends declared or paid on the common stock during the years ended December 31, 2024 and 2023.
Preferred Stock
As of December 31, 2024, the Company had 5,000,000 shares of Preferred Stock authorized and 2,811,535 shares issued and outstanding.
Series A Preferred Stock
On June 27, 2023, certain Preferred Series A Charter Amendments were approved at the Special Meeting to (i) reduce the liquidation preference of the Series A Preferred Stock to $5.00 per share, (ii) eliminate accumulated and unpaid dividends on the Series A Preferred Stock, (iii) eliminate future dividends on the Series A Preferred Stock, (iv) eliminate penalty events and the right of holders of Series A Preferred Stock to elect directors upon the occurrence of a penalty event, (v) reduce the redemption price of the Series A Preferred Stock in the event of an optional redemption to $5.00 per share, (vi) reduce the redemption price of the Series A Preferred Stock in the event of a “change of control” to $5.00 per share and (vii) change the voting rights of holders of Series A Preferred Stock when voting as a single class with any other class or series of stock to one vote per $5.00 liquidation preference.
The Company has accounted for the Series A Charter Amendments to the rights, preferences, and privileges of the Series A Preferred Stock as an extinguishment of the Series A Preferred Stock and issuance of new Series B Preferred Stock due to the significance of the modifications to the substantive contractual terms and the associated fundamental changes to the nature of the Series A Preferred Stock. Accordingly, the Company recorded an aggregate gain of $43.4 million within stockholders’ equity equal to the difference between the fair value of the new shares of Series B Preferred Stock issued and the carrying amount of the shares of Series A Preferred Stock extinguished. The gain on extinguishment is reflected in the calculation of net income (loss) available to common stockholders in accordance with FASB ASC Topic 260, Earnings per Share. The fair value of the Series A Preferred Stock was $0.76 per share based on a probability-weighted average of the expected return method.
On June 30, 2023, in connection with the closing of the Exchange Offer, 2,252,272 shares of Series A Preferred Stock were retired and exchanged for 2,252,272 shares of Series B Preferred Stock.
As of December 31, 2024 and December 31, 2023, the Company had 559,263 shares of Series A Preferred Stock issued and outstanding. Accumulated and unpaid dividends on the Series A Preferred Stock in the amount of $45.9 million were forfeited as part of the extinguishment during the year ended December 31, 2023.
No dividends were declared or paid on the Series A Preferred Stock for the years ended December 31, 2024 and 2023.
Series B Preferred Stock
The terms and provisions of the Series B Preferred Stock include, among other things: (i) no stated maturity and not being subject to any sinking fund or mandatory redemption, except following a change of control and the cumulative redemption provisions, (ii) ranks senior to our common stock, our Series A Preferred Stock and any other shares of our stock that we may issue in the future, the terms of which specifically provide that such stock ranks junior to the Series B Preferred Stock, in each case with respect to payment of dividends and amounts upon the occurrence of a liquidation event, (iii) dividend rate is 12.5% per annum of the liquidation preference of the Series B Preferred Stock in effect on the first calendar day of the applicable dividend period, (iv) initial dividend period will commence July 1, 2027, (v) liquidation preference is initially be $10.00 per share and will increase over time, pursuant to the terms set forth in the Charter, to $25.00 per share upon the fourth anniversary date of the original issuance date, provided that once there are 200,000 or fewer shares of the Series B Preferred Stock outstanding, the liquidation preference will be reduced to $5.00 per share; and (vi) the Company must redeem, repurchase or otherwise acquire certain amount of shares of Series B Preferred Stock through the fourth anniversary of the original date of issuance as provided in the Charter. The fair value of the Series B Preferred Stock was $8.26 per share based on a probability-weighted average of the expected return method.

As of December 31, 2024 and December 31, 2023, the Company had 2,252,272 shares of Series B Preferred Stock issued and outstanding. No dividends were declared or paid on the Series B Preferred Stock for the years ended December 31, 2024 and 2023.
Series E Preferred Stock
On February 13, 2023, the Board declared a dividend of one one-thousandth of a share of Series E Preferred Stock for each outstanding share of common stock, payable on February 28, 2023 to shareholders of record at 5:00 p.m. Eastern Time on February 27, 2023 (the “Dividend Record Date”). The Articles of Amendment Establishing Series E Redeemable Preferred Shares were filed with the Secretary of State of the State of Georgia and became effective on February 14, 2023. The Series E Preferred Stock was distributed on February 28, 2023 to shareholders of record on the Dividend Record Date.
All shares of Series E Preferred Stock were redeemed in connection with the Special Meeting. The Series E Preferred Stock designation has been eliminated from the Charter and, as of December 31, 2023, there were no shares of Series E Preferred Stock issued and outstanding.

	Date paid / Arrears date	Dividends Per Share	Dividend Arrears (in 000's)
Common Stock Dividends:*
	4/30/2015	$0.050	$0.050
	7/31/2015	0.055	0.055
	10/31/2015	0.060	0.060
For the year ended December 31, 2015		$0.165	$0.165
Preferred Stock Dividends:
	3/31/2017	$0.68	$—
	6/30/2017	0.68	—
	9/30/2017	0.68	—
	12/31/2017	$0.68	$1,912
For the year ended December 31, 2017		$0.68	$1,912
	3/31/2018	$0.68	$1,912
	6/30/2018	0.68	1,912
	9/30/2018	0.68	1,912
	12/31/2018	0.80	2,249
For the year ended December 31, 2018		$2.84	$7,985
	3/31/2019	$0.80	$2,250
	6/30/2019	0.80	2,249
	9/30/2019	0.80	2,249
	12/31/2019	0.80	2,249
For the year ended December 31, 2019		$3.20	$8,997
	3/31/2020	$0.80	$2,250
	6/30/2020	0.80	2,249
	9/30/2020	0.80	2,249
	12/31/2020	0.80	2,249
For the year ended December 31, 2020		$3.20	$8,997
	3/31/2021	$0.80	$2,250
	6/30/2021	0.80	2,249
	9/30/2021	0.80	2,249
	12/31/2021	0.80	2,249
For the year ended December 31, 2021		$3.20	$8,997
	3/31/2022	0.80	2,250
	6/30/2022	0.80	2,249

	Date paid / Arrears date	Dividends Per Share	Dividend Arrears (in 000's)
	9/30/2022	0.80	2,249
	12/31/2022	0.80	2,249
For the year ended December 31, 2022		$3.20	$8,997
	3/31/2023	$0.80	$2,249
	6/30/2023	—	—
	9/30/2023	—	—
	12/31/2023	—	—
For the year ended December 31, 2023		$0.80	$2,249
	3/31/2024	—	—
	6/30/2024	—	—
	9/30/2024	—	—
	12/31/2024	—	—
For the year ended December 31, 2024		$—	$—

NOTE 12. STOCK BASED COMPENSATION
Stock Incentive Plans
On September 21, 2023 (the “Effective Date”), our Board of Directors (the “Board”) approved the Regional Health Properties, Inc. 2023 Omnibus Incentive Compensation Plan (the “2023 Plan”), which was approved by the Company's shareholders on November 16, 2023 at the 2023 Annual Meeting of Shareholders. The 2023 Plan authorizes the Compensation Committee of the Board of the Company to grant awards to non-employee directors, employees (including executive officers) and consultants. Under the terms of the 2023 Plan, the maximum number of shares of common stock reserved for delivery in settlement of awards shall be an aggregate of 225,000 shares of our common stock and grants are subject to certain limitations. The 2023 Plan permits the grant of any or all of the following types of awards to grantees: (i) stock options, including non-qualified options and incentive stock options; (ii) stock appreciation rights; (iii) restricted shares; (iv) performance units; (v) performance shares; (vi) deferred stock; (vii) restricted stock units; (viii) dividend equivalents; and (vii) other stock-based awards.
The 2023 Plan shall remain in effect, subject to the right of the Board to amend or terminate the 2023 Plan at any time, until the earlier of 11:59 p.m. (ET) on September 21, 2033, or the date all shares subject to the 2023 Plan shall have been issued and the restrictions on all restricted shares granted under the Plan shall have lapsed, according to the 2023 Plan’s provisions.
Our 2023 Plan replaced the Regional Health Properties, Inc. 2020 Equity Incentive Plan (the “2020 Plan”). Outstanding awards under the 2020 Plan will continue to be governed by the terms of the 2020 Plan until exercised, expired or otherwise terminated or canceled, but no further equity awards will be granted under the 2020 Plan.
On November 4, 2020, the Board adopted the 2020 Plan which was approved by the Company’s shareholders on December 16, 2020 at the 2020 Annual Meeting of Shareholders of the Company. The maximum number of shares of common stock authorized for issuance under the 2020 Plan was 250,000 shares, subject to certain adjustments. No awards could be made under the 2020 Plan after the 10th anniversary of the date of shareholder approval of the 2020 Plan, and no incentive stock options could be granted after the 10th anniversary of the date of Board approval of the 2020 Plan. As of September 21, 2023, the effective date of the 2023 Plan, no additional awards may be granted under the 2020 Plan.
As of December 31, 2024, the number of securities remaining available for future issuance under our 2023 Plan is 141,000.

The following table summarizes employee stock-based compensation for the years ended December 31, 2024 and 2023:

	Year Ending December 31,
Amounts in (000's)	2024	2023
Employee compensation:
Stock options	$42	$72
Restricted stock	72	285
Total employee stock-based compensation expense	$114	$357

As of December 31, 2024, the remaining stock-based compensation expense that is expected to be recognized in future periods is $0.2 million, which the Company expects to recognize over an estimated weighted average period of two years.
Common Stock Options
The following summarizes the Company’s employee and non-employee stock option activity for the years ended December 31, 2024 and 2023:

	Number of Options (000's)	Weighted Average Exercise Price	Weighted Average Remaining Contract Life (in years)	Aggregate Intrinsic Value (000's)
Outstanding at December 31, 2022	13	$47.53	1.6	$—
Granted	24	$3.32
Expired	(4)	$48.96
Outstanding at December 31, 2023	33	$14.84	6.9	$—
Granted	24	$2.03
Expired	(9)	$46.80
Outstanding at December 31, 2024	48	$2.68	8.5	$—

For the year ended December 31, 2024, a stock option to purchase 24,000 shares of common stock was granted under our 2023 Plan to an employee with an exercise price of $2.03. The weighted average fair value of the option granted was $1.77 and was estimated using the Black-Scholes option-pricing model with the following assumptions: (i) expected term of 5.27 years, (ii) risk free interest rate of 3.81%, (iii) dividend yield of 0.0%, and (iv) expected volatility of 127.14%.
For the year ended December 31, 2023, a stock option to purchase 24,000 shares of common stock was granted under our 2020 Plan to an employee with an exercise price of $3.32. The weighted average fair value of the option granted was $2.99 and was estimated using the Black-Scholes option-pricing model with the following assumptions: (i) expected term of 5.0 years, (ii) risk free interest rate of 3.95%, (iii) dividend yield of 0.0%, and (iv) expected volatility of 143.23%.
The following summary information reflects stock options outstanding, vested, and related details as of December 31, 2024:

	Stock Options Outstanding			Stock Option Exercisable
Exercise Price	Number Outstanding (000's)	Weighted Average Remaining Contractual Term (in years)	Weighted Average Exercise Price	Vested and Exercisable (000's)	Weighted Average Exercise Price
$2.03	24	9.0	$2.03	11	$2.03
$3.32	24	8.0	$3.32	24	$3.32
Total	48	8.5	$2.68	35	$2.91

The unvested stock options as of December 31, 2024 vest on January 1, 2025. The Company has no unrecognized compensation expense related to common stock stock options as of December 31, 2024.
Common Stock Warrants
The Company grants stock warrants to officers, directors, employees and certain consultants to the Company from time to time as determined by the Board and, when appropriate, the Compensation Committee of the Board. The Board administers the granting of warrants, determines the persons to whom awards will be made, the amount of the awards, and the other terms and conditions of the awards.
The following summarizes the Company’s employee and non-employee common stock warrant activity for the years ended December 31, 2024 and 2023:

	Number of Warrants (000's)	Weighted Average Exercise Price	Weighted Average Remaining Contract Life (in years)	Aggregate Intrinsic Value (000's)
Outstanding at December 31, 2022	35	$53.31	1.9	$—
Granted	—	$—
Expired	(3)	$63.81
Outstanding at December 31, 2023	32	$52.50	1.0	$—
Granted	—	$—
Expired	(17)	$53.88
Outstanding at December 31, 2024	15	$51.00	0.2	$—

No warrants were granted during the years ended December 31, 2024 and December 31, 2023. The Company has no unrecognized compensation expense related to common stock warrants as of December 31, 2024.
The following summary information reflects warrants outstanding, vested, and related details as of December 31, 2024:

	Warrants Outstanding			Warrants Exercisable
Exercise Price	Number Outstanding (000's)	Weighted Average Remaining Contractual Term (in years)	Weighted Average Exercise Price	Vested and Exercisable (000's)	Weighted Average Exercise Price
$51.00	15	0.2	$51.00	15	$51.00
Total	15	0.2	$51.00	15	$51.00

Restricted Stock
The following summarizes the Company’s restricted stock activity for the years ended December 31, 2024 and 2023:

	Number of Shares (000's)	Weighted Average Grant Date Fair Value
Unvested at December 31, 2022	51	$8.99
Granted	99	$3.61
Vested	(26)	$9.06
Forfeited	(44)	$3.61

	Number of Shares (000's)	Weighted Average Grant Date Fair Value
Unvested at December 31, 2023	80	$5.27
Granted	65	$2.18
Vested	(43)	$6.67
Forfeited	(16)	$3.15
Unvested at December 31, 2024	86	$2.61

For restricted stock unvested at December 31, 2024, approximately $0.2 million in compensation expense will be recognized over the next two years.
NOTE 13. COMMITMENTS AND CONTINGENCIES
Regulatory Matters
Laws and regulations governing federal Medicare and state Medicaid programs are complex and subject to interpretation. Compliance with such laws and regulations can be subject to future governmental review and interpretation as well as significant regulatory action including fines, penalties, and exclusion from certain governmental programs.
As of December 31, 2024, all of the Company’s facilities operated, leased and subleased to third-party operators and managed for third-parties or operated by the Company are certified by CMS and are operational.
The Company believes that it is in compliance in all material respects with all applicable laws and regulations.
Legal Matters
The Company is party to various legal actions and administrative proceedings and is subject to various claims arising in the ordinary course of business, including claims that the services the Company provided during the time prior to the Transition, when it’s focus was operating SNFs, resulted in injury or death to the residents of the Company’s facilities and claims related to employment, staffing requirements and commercial matters. Although the Company intends to vigorously defend itself in these matters, there is no assurance that the outcomes of these matters will not have a material adverse effect on the Company’s business, results of operations and financial condition.
As of December 31, 2024, the Company and its tenants operate in an industry that is extremely regulated. As such, in the ordinary course of business, the Company’s tenants are continuously subject to state and federal regulatory scrutiny, supervision and control. Such regulatory scrutiny often includes inquiries, investigations, examinations, audits, site visits and surveys, some of which are non-routine. In addition, the Company believes that there has been, and will continue to be, an increase in governmental investigations of long-term care providers, particularly in the area of Medicare/Medicaid false claims, as well as an increase in enforcement actions resulting from these investigations. Adverse determinations in legal proceedings or governmental investigations against or involving the Company, for the Company’s prior operations, or the Company’s tenants, whether currently asserted or arising in the future, could have a material adverse effect on the Company’s business, results of operations and financial condition.
Professional and General Liability Claims Covered By Insurance
As of December 31, 2024, the Company was a defendant in one professional and general liability action related directly to patient care that our current or prior tenants provided to their patients.
As of December 31, 2023, the Company was a defendant in a total of 2 professional and general liability actions related directly to patient care that our current or prior tenants provided to their patients.
Self Insured Claims
As of December 31, 2024, the Company has 1 lawsuit pertaining to facilities it transitioned operations to other entities which are not covered by insurance.

In October 2024, the court granted our motion for summery judgment on behalf of the Company, and the case was dismissed with prejudice.
In August 2024, the plaintiff nonsuited two of the lawsuits and both were dismissed without prejudice. The Plaintiff has one year from the date of the nonsuit to re-file each matter.
As of December 31, 2023, the Company has 3 lawsuits pertaining to facilities it transitioned operations to other entities as a lessor in 2015.
Even though the residents were not part of our dates of service as the operator of the buildings, the lawsuits claim the Company knew the new operator had a history of providing poor patient care and therefore should not have leased the premises to the new operator. We do not believe there is any basis in law or fact to hold the previous operator/ lessor liable, and as a result management has concluded that the likelihood of a material adverse result is remote.
NOTE 14. INCOME TAXES
There was no provision for income taxes for the years ended December 31, 2024 and 2023.
At December 31, 2024 and 2023, the tax effect of significant temporary differences representing deferred tax assets and liabilities are as follows:

	Year Ended December 31,
(Amounts in 000's)	2024	2023
Net deferred tax asset (liability):
Allowance for credit loss	$34	$385
Accrued expenses	169	152
Right of use asset	(526)	724
Right of use liability	603	(633)
Net operating loss carry forwards	22,566	21,662
Property, equipment & intangibles	(3,618)	(3,581)
Stock based compensation	212	184
Self-Insurance Reserve	6	15
Interest Expense	1,831	1,831
Total deferred tax assets	21,277	20,739
Valuation allowance	(21,277)	(20,739)
Net deferred tax liability	$—	$—

The items accounting for the differences between income taxes computed at the federal statutory rate and the provision for income taxes are as follows:

	Year Ended December 31
	2024	2023
Federal income tax at statutory rate	21.0%	21.0%
State and local taxes	(1.5)%	(1.2)%
Nondeductible expenses	—	(1.1)%
Change in valuation allowance	(17.9)%	(13.4)%
Other	(1.6)%	(5.3)%
Effective tax rate	—%	—%

As of December 31, 2024, the Company had consolidated federal NOL carry forwards of $93.8 million. As a result of the Tax Reform Act, approximately $28.7 million of NOL’s generated in 2018 and after do not expire and are currently offset by a full valuation allowance. The NOLs generated before December 31, 2018, which amount to $65.1 million begin to expire in 2025 through 2037 and currently are offset by a full valuation allowance. As of December 31, 2024, the Company had consolidated state NOL carry forwards of $45.8 million. These NOLs begin to expire in 2024 through 2043 and currently are offset by a full valuation allowance.

Given the Company’s historical net operating losses, a full valuation allowance has been established on the Company’s net deferred tax assets. The Company has generated additional deferred tax liabilities related to its tax amortization of certain acquired indefinite lived intangible assets because these assets are not amortized for book purposes. The tax amortization in current and future years gives rise to a deferred tax liability which will only reverse at the time of ultimate sale or book impairment. As a result of the Tax Reform Act, NOL carry forwards generated in tax years 2018 and forward have an indefinite life. For this reason, the Company has taken the position that the deferred tax liability related to the indefinite lived intangibles can be used to support an equal amount of the deferred tax asset related to the NOL carry forwards generated in tax years 2018 and forward.
The Company files federal, state and local income tax returns in the U.S. The Company is generally no longer subject to income tax examinations for years prior to fiscal 2018.
NOTE 15. SUBSEQUENT EVENTS
The Company has evaluated all subsequent events through the date the consolidated financial statements were issued and filed with the SEC. The following is a summary of the material subsequent events.
Agreement and Plan of Merger. On January 6, 2025, the Company and SunLink issued a joint press release announcing the execution of Merger Agreement by and between Regional and SunLink, pursuant to which, upon the terms and subject to the conditions set forth therein, SunLink will merge with and into Regional in exchange for the issuance of an aggregate of 1,410,000 shares of Regional common stock and 1,410,000 shares of Regional’s newly-authorized Series D 8% Cumulative Convertible Redeemable Preferred Stock with a liquidation preference of $10 per share. The merger has been approved unanimously by each company’s board of directors and completion of the transaction is subject to the receipt of the approvals of the shareholders of both Regional and SunLink, regulatory approvals and satisfaction of customary closing conditions, with Regional continuing as the surviving entity. Upon closing of the Merger transaction, the Company's shareholders will own approximately 57% of the combined company.
Declaration of Dividend. On January 29, 2025, the board of directors of Regional declared a dividend to the holders of its 12.5% Series B Cumulative Redeemable Preferred Shares (the “Series B Preferred Stock”), on a pro rata basis in proportion to the number of shares of Series B Preferred Stock held by such holders, of 250,000 shares of the Company’s common stock, rounded down to the nearest whole share of Common Stock. The dividend was paid on February 19, 2025 to holders of record of the Series B Preferred Stock as of the close of business on February 10, 2025 and 249,990 shares of the Company's common stock were issued. Regional is required to pay the dividend of Common Stock to such holders of Series B Preferred Stock pursuant to the terms of Regional’s Amended and Restated Articles of Incorporation, which governs the terms of the Series B Preferred Stock.
NYSE American. On January 30, 2025, certain members of Regional's executive team presented written and oral presentations to the Listing Qualifications Panel (the “Panel”) of the Committee for Review (the “Committee”) of the Board of Directors of the Exchange to reconsider their determination to suspend Regional’s common stock, no par value (the “Common Stock”), and Regional’s Series A Redeemable Preferred Shares, no par value (the “Series A Preferred Shares” and, together with the Common Stock, the “Securities”) from the NYSE American Exchange (the “Exchange”).
On February 1, 2025, Regional and SL SNF, LLC entered into a At-Risk-Management in order to transition the Southland facility back to the Company. The Company filed the Change of Operator (“CHOP”) application with the state of Georgia on February 22, 2025.
On February 3, 2025, Regional received a letter from the Panel (the “Letter”), that based upon the material and information presented to the Panel, discussion that occurred at the hearing and analysis of the Exchange rules and the Company Guide, the Panel unanimously determined to affirm the Staff’s decision to initiate delisting proceedings. Regional may request, as provided by Section 1205 of the Company Guide, that the full Committee reconsider the decision of the Panel. On February 18th, the Company requested for the review. At this time, the Securities are trading on the OTC Market under the symbol “RHEP” and “RHEPA” for their Common Stock and Series A Preferred Shares, respectively.

In March 2025, Oak Hollow Healthcare Management and the Company entered into an Operations Transfer Agreement (“OTA”) to transition the two facilities leased by Oak Hollow back to the Company due to an inability to safely operate the facilities. As part of the OTA, in exchange for a release of the Personal Guaranty securing the lease obligations, the Company received the patient receivables. The Company is working to submit the CHOP application with the state of South Carolina.

REGIONAL HEALTH PROPERTIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in 000's)
(Unaudited)

	March 31, 2025	December 31, 2024
ASSETS
Property and equipment, net	$33,128	$33,489
Assets held for sale, net	10,362	10,334
Cash	455	582
Restricted cash	2,601	2,890
Accounts receivable, net of allowances of $138 and $141	3,640	3,362
Prepaid expenses and other	410	633
Notes receivable	369	369
Intangible assets - bed licenses	2,471	2,471
Intangible assets - lease rights, net	65	69
Right-of-use operating lease assets	2,043	2,154
Goodwill	1,585	1,585
Straight-line rent receivable	2,150	2,527
Total assets	$59,279	$60,465
LIABILITIES AND EQUITY
Senior debt, net	$33,989	$34,287
Debt related to assets held for sale, net	8,146	8,234
Bonds, net	5,853	5,851
Other debt, net	1,171	1,349
Accounts payable	5,115	3,695
Accrued expenses	5,418	5,414
Operating lease obligation	2,348	2,472
Other liabilities	1,398	2,082
Total liabilities	63,438	63,384
Commitments and Contingencies (Note 12)
Stockholders' deficit:
Common stock and additional paid-in capital, no par value; 55,000 shares authorized; 2,140 and 1,890 shares issued and 2,129 and 1,879 shares outstanding at March 31, 2025 and December 31, 2024	63,798	63,173
Preferred stock, no par value; 5,000 shares authorized (including amounts authorized for Series A and Series B); shares issued and outstanding designated as follows:
Preferred stock, Series A, no par value; 560 shares authorized, issued and outstanding at March 31, 2025 and December 31, 2024, with a redemption amount $426 at March 31, 2025 and December 31, 2024	426	426
Preferred stock, Series B, no par value; 2,812 shares authorized; 2,252 shares issued and outstanding at March 31, 2025 and December 31, 2024, with a redemption amount $18,602 at March 31, 2025 and December 31, 2024	18,602	18,602
Accumulated deficit	(86,985)	(85,120)
Total stockholders' deficit	(4,159)	(2,919)
Total liabilities and stockholders' deficit	$59,279	$60,465

See accompanying notes to unaudited consolidated financial statements.

REGIONAL HEALTH PROPERTIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in 000's except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2025	2024
Revenues:
Patient care revenues	$5,642	$2,309
Rental revenues	1,548	1,818
Total revenues	7,190	4,127
Expenses:
Patient care expense	4,401	2,101
Facility rent expense	207	149
Depreciation and amortization	402	511
General and administrative expense	2,231	1,632
Loss on lease termination	303	—
Credit loss expense	70	28
Gain on operations transfer	(106)	—
Total expenses	7,508	4,421
Loss from operations	(318)	(294)
Other expense:
Interest expense, net	653	674
Other expense, net	291	(6)
Total other expense, net	944	668
Net loss	(1,262)	(962)
Preferred stock dividends	(603)	—
Net loss attributable to Regional Health Properties, Inc. common stockholders	$(1,865)	$(962)
Net loss per share of common stock attributable to Regional Health Properties, Inc.
Basic and Diluted	$(0.94)	$(0.52)
Weighted average shares of common stock outstanding:
Basic and Diluted	1,993	1,839

See accompanying notes to unaudited consolidated financial statements.

REGIONAL HEALTH PROPERTIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
(Amounts in 000's)
(Unaudited)

	Outstanding
	Shares of Common Stock	Shares of Preferred Stock A	Shares of Preferred Stock B	Shares of Treasury Stock	Common Stock and Additional Paid-in Capital	Preferred Stock A, no par value	Preferred Stock B, no par value	Accumulated Deficit	Total
Balance, December 31, 2024	1,879	560	2,252	(11)	$63,173	$426	$18,602	$(85,120)	$(2,919)
Stock-based compensation	—	—	—	—	22	—	—	—	22
Common stock issued in connection with Preferred Stock Series B dividends	250	—	—	—	603	—	—	(603)	—
Net loss	—	—	—	—	—	—	—	(1,262)	(1,262)
Balances, March 31, 2025	2,129	560	2,252	(11)	$63,798	$426	$18,602	$(86,985)	$(4,159)

	Outstanding
	Shares of Common Stock	Shares of Preferred Stock A	Shares of Preferred Stock B	Shares of Treasury Stock	Common Stock and Additional Paid-in Capital	Preferred Stock A, no par value	Preferred Stock B, no par value	Accumulated Deficit	Total
Balance, December 31, 2023	1,839	560	2,252	(11)	$63,059	$426	$18,602	$(81,902)	$185
Restricted stock issuance	—	—	—	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	43	—	—	—	43
Net Loss	—	—	—	—	—	—	(962)	(962)
Balances, March 31, 2024	1,839	560	2,252	(11)	$63,102	$426	$18,602	$(82,864)	$(734)

See accompanying notes to unaudited consolidated financial statements.

REGIONAL HEALTH PROPERTIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in 000's)
(Unaudited)

	Three Months Ended March 31,
	2025	2024
Cash flows from operating activities:
Net loss	$(1,262)	$(962)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	402	511
Stock-based compensation expense	22	43
Rent expense (less than) in excess of cash paid	(13)	(9)
Rent revenue less than (in excess) of cash received	(190)	121
Amortization of deferred financing costs, debt discounts and premiums	25	25
Loss on lease termination	303	—
Gain on operations transfer	(106)	—
Credit loss expense	70	28
Changes in operating assets and liabilities:
Accounts receivable	(449)	(168)
Prepaid expenses and other assets	223	209
Accounts payable and accrued expenses	1,424	793
Other liabilities	(213)	6
Net cash provided by operating activities	236	597
Cash flows from investing activities:
Purchase of property and equipment	(65)	(55)
Net cash used in investing activities	(65)	(55)
Cash flows from financing activities:
Payment of senior debt	(409)	(378)
Payment of other debt	(178)	(373)
Net cash used in financing activities	(587)	(751)
Net change in cash and restricted cash	(416)	(209)
Cash and restricted cash, beginning	3,472	4,184
Cash and restricted cash, ending	$3,056	$3,975

See accompanying notes to unaudited consolidated financial statements.

REGIONAL HEALTH PROPERTIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in 000's)
(Unaudited)

	For the Three Months Ended March 31,
	2025	2024
Supplemental disclosure of cash flow information:
Cash interest paid	646	$677
Vendor-financed insurance	14	—
Gain on operations transfer	106	—
Preferred stock dividends paid in common stock	603	—

See accompanying notes to unaudited consolidated financial statements.

REGIONAL HEALTH PROPERTIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
March 31, 2025
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
Description of Business
Regional Health Properties, Inc.'s (the “Company” or “Regional”) predecessor was incorporated in Ohio on August 14, 1991, under the name Passport Retirement, Inc. In 1995, Passport Retirement, Inc. acquired substantially all of the assets and liabilities of AdCare Health Systems, Inc. and changed its name to AdCare Health Systems, Inc. (“AdCare”). AdCare completed its initial public offering in November 2006, relocated its executive offices and accounting operations to Georgia in 2012, and changed its state of incorporation from Ohio to Georgia in December 2013. Regional Health Properties, Inc. is a self-managed real estate investment company that invests primarily in real estate purposed for long-term care and senior housing. The Company's business primarily consists of leasing such facilities to third-party tenants, which operate the facilities. The Company has two primary reporting segments: (i) Real Estate, which consists of the leasing and subleasing of long-term care and senior living facilities to third-party tenants, and (ii) Healthcare Services segment, which consists of the operation of the Glenvue, Meadowood and Mountain Trace facilities. Effective August 3, 2023, the Company’s 12.5% Series B Cumulative Redeemable Preferred Shares (the “Series B Preferred Stock”) is quoted on the OTC Markets Group, Inc.’s OTCQB Venture Market under the symbol “RHEPB”.
Basis of Presentation
The accompanying consolidated financial statements are prepared in conformity with United States (“U.S.”) generally accepted accounting principles (“GAAP”) in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”). The accompanying condensed consolidated financial statements are unaudited and should be read in conjunction with the 2024 audited consolidated financial statements and notes thereto, which are included in the 2024 Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on March 31, 2025.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the unaudited consolidated financial statements and accompanying notes. Actual results could differ materially from those estimates.
Revenue Recognition and Allowances
Patient Care Revenue. ASU 2014-09, Revenue from Contracts with Customers, as codified in ASC 606 (“ASC 606”), requires a company to recognize revenue when the company transfers control of promised goods and services to a customer. Revenue is recognized in an amount that reflects the consideration to which a company expects to receive in exchange for such goods and services. Revenue from our Healthcare Services business segment is derived from services rendered to patients in the Glenvue, Meadowood and Mountain Trace facilities. The Company receives payments from the following sources for services rendered in our facilities: (i) the federal government under the Medicare program administered by the U.S. Department of Health and Human Services Centers for Medicare and Medicaid Services (“CMS”); (ii) state governments under their respective Medicaid and similar programs; (iii) commercial insurers; and (iv) individual patients and clients. The vast majority of the revenue the Company recognizes is from government sources. The Company determines the transaction price based on established billing rates reduced by contractual adjustments provided to third-party payors, discounts provided to uninsured patients and other price concessions. Contractual adjustments and discounts are based on contractual agreements, discount policies and historical experience. The Company recognizes revenue at the amount that reflects the consideration the Company expects to receive in exchange for the services provided. These amounts are due from residents or third-party payors and include variable consideration for retroactive adjustments from estimated reimbursements, if any, under reimbursement programs. Performance obligations are determined based on the nature of the services provided. Revenue is recognized as performance obligations are satisfied. Estimated uncollectible amounts due from patients are generally considered implicit price concessions that are a direct reduction to net operating revenues.

Triple-Net Leased Properties. The Company recognizes rental revenue in accordance with ASC 842, Leases. The Company's triple-net leases provide for periodic and determinable increases in rent. The Company recognizes rental revenues under these leases on a straight-line basis over the applicable lease term when collectability is probable. Recognizing rental income on a straight-line basis generally results in recognized revenues during the first half of a lease term exceeding the cash amounts contractually due from our tenants, creating a straight-line rent receivable that is included in the straight-line rent receivable on our consolidated balance sheets. In the event the Company cannot reasonably estimate the future collection of rent from one or more tenant(s) of the Company's facilities, rental income for the affected facilities is recognized only upon cash collection, and any accumulated straight-line rent receivable is expensed in the period in which the Company deems rent collection to no longer be probable. For additional information with respect to such facilities, see Note 2 – Liquidity and Note 7 – Leases.
Allowances. The Company assesses the collectability of its rent receivables, including straight-line rent receivables and working capital loans to tenants. The Company bases its assessment of the collectability of rent receivables and working capital loans to tenants on several factors, including payment history, the financial strength of the tenant and any guarantors, the value of the underlying collateral, and current economic conditions. If the Company’s evaluation of these factors indicates it is probable that the Company will be unable to receive the rent payments or payments on a working capital loan, then the Company provides a reserve against the recognized straight-line rent receivable asset or working capital loan for the portion that we estimate may not be recovered. Payments received on impaired loans are applied against the allowance. If the Company changes its assumptions or estimates regarding the collectability of future rent payments required by a lease or required from a working capital loan to a tenant, then the Company may adjust its reserve to increase or reduce the rental revenue or interest revenue from working capital loans to tenants recognized in the period the Company makes such change in its assumptions or estimates. See Note 7 – Leases. The Company has reserved for approximately 1.5% of our patient care receivables based on the historic industry standards and continues to assess the adequacy of such reserve.
The following table presents the Company's Accounts receivable, net of allowance for the periods presented:

(Amounts in 000’s)	March 31, 2025	December 31, 2024
Gross receivables
Real Estate Services	$415	$1,576
Healthcare Services	3,363	1,927
Subtotal	3,778	3,503
Allowance
Real Estate Services	—	(71)
Healthcare Services	(138)	(70)
Subtotal	(138)	(141)
Accounts receivable, net of allowance	$3,640	$3,362

Prepaid Expenses and Other
As of March 31, 2025 and December 31, 2024, the Company had approximately $0.4 million and $0.6 million , respectively, in prepaid expenses and other, which primarily relate to insurance for the facilities we operate, directors’ and officers’ insurance, and mortgage insurance premiums
Notes Receivable
Notes receivable are initially recorded when accounts receivable are transferred into a promissory note and are recorded as an alternative to accounts receivable to memorialize an unqualified promise to pay a specific sum, typically with interest, in accordance with a defined payment schedule. The Company’s payment terms with customers on promissory notes can vary based on several factors and the circumstances of each promissory note, however typically promissory notes mature over a 1 to 3 year period. Similar to accounts receivable, each reporting period the Company evaluates the collectability of outstanding notes receivable balances. We evaluate the collectability of our notes receivable based on a combination of credit quality indicators, including, but not limited to payment status, financial strength of the customer, and historical write-offs. We may establish reserves, accept modified payment terms, or book direct write offs for any estimated credit loss with generally a corresponding charge to credit loss expense in our Consolidated Statement of Operations. Subsequent changes in our estimate of credit losses may result in a corresponding increase or decrease to the credit loss expense in our Consolidated Statement of Operations.
Assets Held for Sale and Discontinued Operations
The Company may decide to sell properties that are held for use. The Company records these properties as assets held for sale when management has committed to a plan to sell the assets, actively seeks a buyer for the assets, and the consummation of the sale is considered probable and is expected within one year. Assets classified as held for sale are reported at the lower of their carrying value or their fair value, less estimated costs to sell. When the carrying value exceeds the fair value, less estimated costs to sell, an impairment expense is recognized. The Company estimates fair value, less estimated closing costs, based on similar real estate sales transactions. These valuation assumptions are based on the three-level valuation hierarchy for fair value measurement and represent Level 2 and 3 inputs. Level 2 inputs are quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets in markets that are not active; and inputs other than quoted prices. Level 3 inputs are unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. See Note 5 – Assets Held for Sale for additional details on assets held for sale as of March 31, 2025 and December 31, 2024. Any debt related to assets held for sale or sold during the period are classified as debt related to assets held for sale for the current and prior periods presented in the accompanying consolidated financial statements.
Assets held for sale are presented as discontinued operations in all periods presented if the disposition represents a strategic shift that has, or will have, a major effect on the Company's financial position or results of operations. This includes the net gain (or loss) upon disposal of property held for sale, the property's operating results, depreciation and interest expense.
Accounts Payable
The following table presents the Company's Accounts payable for the periods presented:

(Amounts in 000’s)	March 31, 2025	December 31, 2024
Accounts payable
Real Estate Services	$2,913	$2,008
Healthcare Services	2,202	1,687
Total Accounts payable	$5,115	$3,695

Other Liabilities
As of March 31, 2025 and December 31, 2024, the Company had approximately $1.4 million and $2.1 million, respectively in Other liabilities, consisting of security lease deposits and sublease improvement funds.
Leases and Leasehold Improvements
The Company leases certain facilities and equipment in the normal course of business. At the inception of each lease, the Company performs an evaluation to determine whether the lease should be classified as an operating lease or finance lease. As of March 31, 2025, the Company's leased facility is accounted for as an operating lease. For operating leases that contain scheduled rent increases, the Company records rent expense on a straight-line basis over the term of the lease. Leasehold improvements are amortized over the shorter of the useful life of the asset or the lease term.
The Company assesses any new contracts or modification of contracts in accordance with ASC 842, Leases, to determine the existence of a lease and its classification. We are reporting revenues and expenses for real estate taxes and insurance where the lessee has not made those payments directly to a third party in accordance with their respective leases with us.

Insurance
Professional liability insurance was provided to facilities operations up until the date of the transition. Claims which were associated with operations of the Company prior to the Transition but not reported as of the transition date were self-insured.
The Company maintains insurance for professional and general liability claims for its Healthcare Services segment, which includes any facility the Company is likely to operate, however for claims prior to January 1, 2020, the Company is self-insured against professional and general liability claims since it discontinued its healthcare operations in connection with the Transition. The Company evaluates quarterly the adequacy of its self-insurance reserve based on a number of factors, including: (i) the number of actions pending and the relief sought; (ii) analyses provided by defense counsel, medical experts or other information which comes to light during discovery; (iii) the legal fees and other expenses anticipated to be incurred in defending the actions; (iv) the status and likely success of any mediation or settlement discussions, including estimated settlement amounts and legal fees and other expenses anticipated to be incurred in such settlement, as applicable; and (v) the venues in which the actions have been filed or will be adjudicated. The Company believes that most of the professional and general liability actions are defensible and intends to defend them through final judgment unless settlement is more advantageous to the Company. Accordingly, the self-insurance reserve reflects the Company’s estimate of settlement amounts for the pending actions, if applicable, and legal costs of settling or litigating the pending actions, as applicable. Because the self-insurance reserve is based on estimates, the amount of the self-insurance reserve may not be sufficient to cover the settlement amounts actually incurred in settling the pending actions, or the legal costs actually incurred in settling or litigating the pending actions. See Note 8 – Accrued Expenses and Note 12 – Commitments and Contingencies.
In addition, the Company maintains certain other insurance programs, including commercial general liability, property, casualty, directors’ and officers’ liability, crime, and employment practices liability.
Net Loss Per Share
Basic net loss per share is computed by dividing net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the respective period. Diluted earnings per share is similar to basic net loss per share except that the net loss is adjusted by the impact of the weighted-average number of shares of common stock outstanding including potentially dilutive securities (such as options, warrants and non-vested common stock) when such securities are not anti-dilutive. Potentially dilutive securities from options, warrants and unvested restricted shares are calculated in accordance with the treasury stock method, which assumes that proceeds from the exercise of all options and warrants with exercise prices exceeding the average market value are used to repurchase common stock at market value. The incremental shares remaining after the proceeds are exhausted represent the potentially dilutive effect of the securities.
Securities outstanding that were excluded from the computation, because they would have been anti-dilutive were as follows:

(Share amounts in 000’s)	March 31, 2025	March 31, 2024
Stock options	48	33
Warrants - employee	15	32
Total anti-dilutive securities	63	65

The weighted average contractual terms in years for these stock options as of March 31, 2025 is 8.3 years, and the warrants expire on April 1, 2025.
Recently Adopted Accounting Pronouncements
In March 2023, the FASB issued ASU 2023-01, Leases (Topic 842): Common Control Arrangements (Topic 842) amendments, which requires entities to determine whether related party arrangements between entities under common control are leases. The amendments also address the accounting treatment of leasehold improvements associated with common control leases. They require the lessee to amortize leasehold improvements over the useful life of the improvements to the common control group, regardless of the lease term, as long as the lessee controls the use of the underlying asset. If the lessee no longer controls the use of the asset, the leasehold improvements are accounted for as a transfer between entities under common control through an adjustment to equity. These improvements are also subject to impairment guidance in Topic 360, Property, Plant, and Equipment. The amendment is effective for public entities beginning after December 15, 2023. The Company adopted ASU 2023-01 effective January 1, 2024. The adoption of ASU-2023-01 did not have a material impact on the Company's consolidated financial statements.
In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which requires a public company to disclose information about their reportable segments’ significant expenses and other segment items on an interim and annual basis. A public company with a single reportable segment is required to apply the disclosure requirements in ASU 2023-07, as well as all existing segment disclosures and reconciliation requirements in ASC 280 on an interim and annual basis. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and for interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The adoption of ASU 2023-07 did not have a material impact on the Company's consolidated financial statements. See Note 13 – Segment Results for more information.
In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which requires a public company, on an annual basis, to provide disclosure of specific categories in the rate reconciliation, as well as disclosure of income taxes paid disaggregated by jurisdiction. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024, with early adoption permitted. The Company adopted ASU 2023-09 effective January 1, 2025. The adoption of ASU-2023-09 did not have a material impact on the Company's consolidated financial statements.
New Accounting Pronouncements Issued But Not Yet Effective
In November 2024, the FASB issued ASU 2024-03, Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses (ASU 2024-03), which requires disclosure of incremental income statement expense information on an annual and interim basis, primarily through enhanced disclosures of specified costs and expenses. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027. Early adoption is permitted. The Company is currently evaluating the impact that ASU 2024-03 will have on its consolidated financial statement disclosures.
No other new accounting pronouncement issued or effective has had, or is expected to have, a material impact on the Company's financial statements.
NOTE 2. LIQUIDITY
Overview
The Company intends to pursue measures to grow its operations, streamline its cost infrastructure and otherwise increase liquidity, including: (i) refinancing or repaying debt to reduce interest costs and mandatory principal repayments, with such repayment to be funded through potentially expanding borrowing arrangements with certain lenders; (ii) increasing future lease revenue through acquisitions and investments in existing properties; (iii) modifying the terms of existing leases; (iv) replacing certain tenants who default on their lease payment terms; and (v) reducing other and general and administrative expenses.
Management anticipates access to several sources of liquidity, including but not limited to: cash on hand, collection of patient accounts receivable and uncollected rent, debt refinancing, and debt borrowings, asset sales, and/or through the sale of additional securities during the twelve months from the date of this filing. At March 31, 2025, the Company had $0.5 million in unrestricted cash and $3.6 million of net accounts receivable, mainly consisting of patient accounts receivable and rent receivables, which the Company plans to collect over the next twelve months.
During the three months ended March 31, 2025, the Company's cash provided by operating activities was $0.2 million primarily due to the timing of accounts payable and accrued expense payments. The Company is seeking collection of the past due rent. In addition, management is working to expedite the time it takes to collect and receive aged patient receivables. Cash flow from operations in the future will be based on the operational performance of the facilities under the company's management, Glenvue, Meadowood and Mountain Trace.

On January 6, 2025, the Company and SunLink Health Systems, Inc., a Georgia corporation (“SunLink”), issued a joint press release announcing the execution of an Agreement and Plan of Merger, dated as of January 3, 2025 (the “Original Merger Agreement”), by and between Regional and SunLink, pursuant to which, upon the terms and subject to the conditions set forth therein, SunLink will merge with and into Regional in exchange for the issuance of an aggregate of 1,410,000 shares of Regional common stock and 1,410,000 shares of Regional’s newly-authorized Series D 8% Cumulative Convertible Redeemable Preferred Stock with a liquidation preference of $10 per share.
On April 14, 2025, the Company and SunLink entered into an Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”) with SunLink. The Merger Agreement provides that, among other things and subject to the terms and conditions of the Merger Agreement, SunLink will be merged with and into Regional (the “Merger”), with Regional surviving the Merger. The Merger Agreement amends and restates in its entirety the previously announced Original Merger Agreement.
The Merger Agreement amends the Original Merger Agreement, among other things, to: (i) increase the number of shares of common stock, no par value per share, of Regional (“Regional Common Stock”) constituting the Regional Common Stock Consideration (as defined in the Merger Agreement) from one share of Regional Common Stock to 1.1330 shares of Regional Common Stock; (ii) increase the initial Liquidation Preference (as defined in the Merger Agreement) with respect to the Regional Series D Preferred Stock from $10.00 to $12.50 per share of Regional Series D Preferred Stock; (iii) increase the initial Conversion Ratio (as defined in the Merger Agreement) with respect to the Regional Series D Preferred Stock from one share of Regional Common Stock to 1.1330 shares of Regional Common Stock for every three shares of Regional Series D Preferred Stock, provided that the number of shares of Regional Series D Preferred Stock required to convert into one share of Regional Common Stock would be subject to reduction (as described in the Merger Agreement); and (iv) provide that SunLink may pay one or two special dividends to its shareholders prior to the closing of the Merger, in such amounts and subject to such limitations as described in the Merger Agreement. The Merger Agreement has been approved by each company’s board of directors and completion of the transaction remains subject to the receipt of the approvals of the shareholders of both Regional and SunLink, regulatory approvals and satisfaction of customary closing conditions. See Note 14 – Subsequent Events for information on the Company's execution of the Merger Agreement.
The Company's common stock and Series A Preferred Stock (“securities”) was listed for trading on the NYSE American under the symbol “RHE” and “RHE-PA,” respectively, up until February 5, 2025 when it was suspended from trading as a result of not meeting certain listing requirements. Currently, the Company's common stock and Series A Preferred Stock are listed on the OTC Market under the symbol “RHEP” and “RHEPA,” respectively. On the OTC Market, selling our common stock and Series A Preferred Stock could be more difficult because smaller quantities of shares would likely be bought and sold, transactions could be delayed, and any security analysts’ coverage of us may be reduced. In addition, broker-dealers have certain regulatory burdens imposed upon them, which may discourage broker-dealers from effecting transactions in such securities, further limiting the liquidity of the common stock and Series A Preferred Stock. These factors could result in lower prices and larger spreads in the bid and ask prices for our securities. Such suspension from the NYSE American and continued or further declines in our share price could also greatly impair our ability to raise additional necessary capital through equity or debt financing and could significantly increase the ownership dilution to shareholders caused by our issuing equity in financing or other transactions. Any such limitations on our ability to raise debt and equity capital could prevent us from making future investments and satisfying maturing debt commitments.
Debt
As of March 31, 2025, the Company had $49.2 million in indebtedness, net of $1.0 million deferred financing costs and unamortized discounts. The Company anticipates net principal repayments of approximately $6.8 million during the next twelve-month period, approximately $2.6 million of routine debt service amortization, $0.2 million payment of bond debt, and $4.0 million of Southland's maturing debt.
Debt Covenant Compliance
At March 31, 2025, the Company was in compliance with the various financial and administrative covenants related to all of the Company's credit facilities.

Evaluation of the Company's Ability to Continue as a Going Concern
Under the accounting guidance related to the presentation of financial statements, the Company is required to evaluate, on a quarterly basis, whether or not the Company's current financial condition, including its sources of liquidity at the date that the consolidated financial statements are issued, will enable the Company to meet its obligations as they come due arising within one year of the date of the issuance of the Company's consolidated financial statements and to make a determination as to whether or not it is probable, under the application of this accounting guidance, that the Company will be able to continue as a going concern. The Company's consolidated financial statements have been presented on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.
In applying applicable accounting guidance, management considered the Company's current financial condition and liquidity sources, including current funds available, forecasted future cash flows, the Company's obligations due over the next twelve months, and the Company's recurring business operating expenses.
The Company concluded that it is probable that the Company will be able to meet its obligations arising within one year of the date of issuance of these consolidated financial statements within the parameters set forth in the accounting guidance.
NOTE 3. CASH AND RESTRICTED CASH
The following presents the Company's cash and restricted cash:

(Amounts in 000’s)	March 31, 2025	December 31, 2024
Cash	$455	$582
Restricted cash:
Cash collateral	42	34
HUD and other replacement reserves	1,731	1,992
Escrow deposits	510	546
Restricted investments for debt obligations	318	318
Total restricted cash	2,601	2,890
Total cash and restricted cash	$3,056	$3,472

Cash collateral—In securing mortgage financing from certain lending institutions, the Company and certain of its wholly-owned subsidiaries are required to deposit cash to be held as collateral in accordance with the terms of such loan agreements.
HUD and other replacement reserves—The regulatory agreements entered into in connection with the financing secured through HUD require monthly escrow deposits for replacement and improvement of the HUD project assets.
Escrow deposits—In connection with financing secured through the Company's lenders, several wholly-owned subsidiaries of the Company are required to make monthly escrow deposits for taxes and insurance.
Restricted cash for debt obligations—In compliance with certain financing and insurance agreements, the Company and certain wholly-owned subsidiaries of the Company are required to deposit cash held as collateral by the lender or in escrow with certain designated financial institutions.
NOTE 4. PROPERTY AND EQUIPMENT
The following table sets forth the Company's property and equipment:

(Amounts in 000’s)	Estimated Useful Lives (Years)	March 31, 2025	December 31, 2024
Buildings and improvements	5-40	$50,513	$50,520
Equipment and computer related	2-10	671	701
Land	—	2,331	2,331
Property and equipment		53,515	53,552
Less: accumulated depreciation		(20,387)	(20,063)
Property and equipment, net		$33,128	$33,489

The following table summarizes total depreciation and amortization expense three months ended March 31, 2025 and 2024:

	Three Months Ended March 31,
(Amounts in 000’s)	2025	2024
Depreciation	$310	$403
Amortization	92	108
Total depreciation and amortization expense	$402	$511

NOTE 5. ASSETS HELD FOR SALE
The following table sets forth the Company's assets held for sale by asset description:

(Amounts in 000's)	Lives (Years)	March 31, 2025	December 31, 2024
Buildings and improvements	5 - 40	$14,386	$14,358
Equipment and computer related	2 - 10	458	458
Land	—	443	443
		15,287	15,259
Less: accumulated depreciation and amortization		(4,925)	(4,925)
Assets held for sale, net		$10,362	$10,334

The following table sets for the Company's assets held for sale by facility:

(Amounts in 000's)	March 31, 2025	December 31, 2024
Coosa	$6,258	$6,258
Meadowood	4,104	4,076
Assets held for sale, net	$10,362	$10,334

NOTE 6. INTANGIBLE ASSETS AND GOODWILL
Intangible assets and Goodwill consist of the following:

(Amounts in 000’s)	Bed licenses (included in property and equipment)1)	Bed Licenses - Separable(2)	Lease Rights	Total	Goodwill(2)
Balances, December 31, 2024
Gross	$14,276	$2,471	$176	$16,923	$1,585
Accumulated amortization	(5,411)	—	(107)	(5,518)	—
Net carrying amount	$8,865	$2,471	$69	$11,405	$1,585

Balances, March 31, 2025
Gross	$14,276	$2,471	$176	$16,923	$1,585
Accumulated amortization	(5,499)	—	(111)	(5,610)	—
Net carrying amount	$8,777	$2,471	$65	$11,313	$1,585

(1)	Non-separable bed licenses are included in property and equipment as is the related accumulated amortization expense (see Note 4 – Property and Equipment).
(2)	The Company does not amortize indefinite-lived intangibles, which consist of separable bed licenses and goodwill.

The following table summarizes amortization expense for the three months ended March 31, 2025 and 2024:

	Three Months Ended March 31,
(Amounts in 000’s)	2025	2024
Bed licenses	$88	$104
Lease rights	4	4
Total amortization expense	$92	$108

Expected amortization expense for the years ending December 31, for all definite-lived intangibles, for each of the next five years and thereafter is as follows:

(Amounts in 000’s)	Bed Licenses	Lease Rights
2025	$264	$13
2026	352	18
2027	352	18
2028	352	16
2029	352	—
Thereafter	7,105	—
Total expected amortization expense	$8,777	$65

NOTE 7. LEASES
Operating Leases
As of March 31, 2025 and December 31, 2024, the Company leases one Skilled Nursing Facility (“SNF”) in Covington, Ohio under a non-cancelable lease, which has rent escalation clauses and provisions for payments of real estate taxes, insurance, and maintenance costs. The remaining lease term for the Covington facility is approximately 3.6 years as of March 31, 2025. The Company subleases the Covington facility to a third party.
The Company subleases certain office space located in Atlanta, Georgia, which will expire on July 31, 2025.
As of March 31, 2025, the Company is in compliance with all operating lease financial covenants.
Future Minimum Lease Payments
Future minimum lease payments for the twelve months ending December 31, for each of the next five years and thereafter is as follows:

(Amounts in 000’s)	Future rental payments	Accretion of lease liability(1)	Operating lease obligation
2025	$501	$(128)	$373
2026	658	(134)	524
2027	671	(90)	581
2028	685	(42)	643
2029	230	(3)	227
Thereafter	—	—	—
Total	$2,745	$(397)	$2,348

(1)	Weighted average discount rate 7.98%.
Facilities Lessor
On February 1, 2025, Regional and SL SNF, LLC entered into a At-Risk-Management in order to transition the Southland facility back to the Company. The Company filed the Change of Ownership (“CHOW”) application with the state of Georgia on February 22, 2025. See Note 14 – Subsequent Events for information regarding the Company's CHOW application.

In March 2025, Oak Hollow Healthcare Management and the Company entered into an Operations Transfer Agreement (“OTA”) to transition the two facilities leased by Oak Hollow back to the Company due to an inability to safely operate the facilities. As part of the OTA, in exchange for a release of the Personal Guaranty securing the lease obligations, the Company received the patient receivables. The result of the exchange was a $0.1 million gain recognized. The Company is working to submit the CHOW application with the state of South Carolina.
As of March 31, 2025, seven facilities (six owned by Regional and one leased to Regional) are leased or subleased on a triple net basis, meaning that the lessee (i.e., the third-party operator of the property, or the Company with respect to the operated facilities) is obligated under the lease or sublease, as applicable, for all liabilities of the property in respect to insurance, taxes and facility maintenance, as well as the lease or sublease payments, as applicable.
Future Minimum Lease Receivables
Future minimum lease receivables for the twelve months ending December 31, for each of the next five years and thereafter is as follows:

(Amounts in 000’s)	Lease Receivables
2025	$3,887
2026	5,249
2027	5,323
2028	5,137
2029	2,336
Thereafter	1,674
Total	$23,606

For further details regarding the Company's leased and subleased facilities to third-party operators, including a full summary of the Company's leases to third-parties and which comprise the future minimum lease receivables of the Company, see Note 7 - Leases and Leasing Transactions in Part I, Item 1, Financial Statements and Supplementary Data, included in the Annual Report.
NOTE 8. ACCRUED EXPENSES
Accrued expenses consist of the following:

(Amounts in 000’s)	March 31, 2025	December 31, 2024
Accrued employee benefits and payroll-related	$609	$582
Real estate and other taxes(1)	4,190	3,924
Accrued interest	185	215
Insurance escrow	—	174
Other accrued expenses(2)	434	519
Total accrued expenses	$5,418	$5,414

(1)	As of March 31, 2025 and December 31, 2024 includes approximately $0.7 million of bed taxes in arrears related to the Wellington Transition in 2020.
(2)	As of March 31, 2025 and December 31, 2024, the remaining escheatment liabilities for discontinued operations are $0.3 million and are included in other accrued expenses.

NOTE 9. NOTES PAYABLE AND OTHER DEBT
See Note 9 – Notes Payable and Other Debt in Part II, Item 8, Financial Statements and Supplementary Data, included in the Annual Report for a detailed description of all the Company's debt facilities.
Notes payable and other debt consists of the following:

(Amounts in 000’s)	March 31, 2025	December 31, 2024
Senior debt—guaranteed by HUD	$27,933	$28,146
Senior debt—guaranteed by USDA(1)	6,893	6,988
Senior debt—guaranteed by SBA(2)	531	533
Senior debt—bonds	5,970	5,970
Senior debt—other mortgage indebtedness	7,635	7,728
Other debt	1,171	1,349
Subtotal	50,133	50,714
Deferred financing costs	(869)	(886)
Unamortized discount on bonds	(105)	(107)
Notes payable and other debt	$49,159	$49,721

(1)	U.S. Department of Agriculture (USDA)
(2)	U.S. Small Business Administration (SBA)
The following is a detailed listing of the debt facilities that comprise each of the above categories:

(Amounts in 000’s)
Facility	Lender	Maturity	Interest Rate(1)		March 31, 2025	December 31, 2024
Senior debt - guaranteed by HUD(2)
The Pavilion Care Center	Newpoint Capital	12/01/2039	Fixed	3.97%	$756	$765
Hearth and Care of Greenfield	Newpoint Capital	8/01/2050	Fixed	3.97%	1,857	1,868
Woodland Manor	Newpoint Capital	11/01/2052	Fixed	3.97%	4,775	4,799
Glenvue	Newpoint Capital	10/01/2044	Fixed	3.75%	6,790	6,849
Autumn Breeze	KeyBank	01/01/2045	Fixed	3.65%	5,906	5,956
Georgetown	Newpoint Capital	10/01/2046	Fixed	2.98%	2,999	3,023
Sumter Valley	KeyBank	01/01/2047	Fixed	3.70%	4,850	4,886
Total					$27,933	$28,146
Senior debt - guaranteed by USDA(3)
Mountain Trace	Community B&T	12/24/2036	Prime + 1.75%	9.25%	3,373	3,423
Southland	Cadence Bank, NA	07/27/2036	Prime + 1.50%	9.00%	3,520	3,565
Total					$6,893	$6,988
Senior debt - guaranteed by SBA
Southland(4)	Cadence Bank, NA	07/27/2036	Prime + 2.25%	9.75%	531	533
Total					$531	$533

(1)
Represents interest rates as of March 31, 2025 as adjusted for interest rate floor limitations, if applicable. The rates exclude amortization of deferred financing costs which are approximately 0.16% per annum.

(2)
For the seven SNF’s, the Company has term loans insured 100% by HUD with financial institutions. The loans are secured by, among other things, an assignment of all rents paid under any existing or future leases and rental agreements with respect to the underlying facility. The loans contain customary events of default, including fraud or material misrepresentations or material omission, the commencement of a forfeiture action or proceeding, failure to make required payments, and failure to perform or comply with certain agreements. Upon the occurrence of certain events of default, the lenders may, after receiving the prior written approval of HUD, terminate the loans and all amounts under the loans will become immediately due and payable. In connection with entering into loans, the facilities entered into a healthcare regulatory agreement and a promissory note, each containing customary terms and conditions.
(3)
For the two SNF’s, the Company has term loans with financial institutions, which are insured 70% to 80% by the USDA. The loans have an annual renewal fee for the USDA guarantee of 0.25% of the guaranteed portion. The loans have prepayment penalties of 1% through 2020, capped at 1% for the remainder of the first 10 years of the term and 0% thereafter.

(4)	For one SNF, commonly known as Southland, the Company has a term loan with a financial institution, which is insured 75% by the SBA.

(Amounts in 000’s)
Facility	Lender	Maturity	Interest Rate(1)		March 31, 2025	December 31, 2024
Senior debt - bonds
Eaglewood Bonds Series A	City of Springfield, Ohio	05/01/2042	Fixed	7.65%	$5,970	$5,970

(1)	Represents cash interest rates as of March 31, 2025. The rates exclude amortization of deferred financing of approximately 0.10% per annum.

(Amounts in 000’s)
Facility	Lender	Maturity	Interest Rate(1)		March 31, 2025	December 31, 2024
Senior debt - other mortgage indebtedness
Meadowood(2)	Exchange Bank of Alabama	10/01/2026	Fixed	4.50%	$3,110	$3,153
Coosa(3)	Exchange Bank of Alabama	10/10/2026	Fixed	3.95%	4,525	4,575
Total					$7,635	$7,728

(1)	Represents cash interest rates as of March 31, 2025 as adjusted for interest rate floor limitations, if applicable. The rates exclude amortization of deferred financing costs of 0.34% per annum.
(2)	The Meadowood Credit Facility is secured by the Meadowood Facility and the assets of Coosa, which is guaranteed by Regional Health Properties, Inc.
(3)
The Coosa Credit Facility, guaranteed by Regional Health Properties, Inc., includes customary terms, including events of default with an associated annual 5% default interest rate, and is secured by the Coosa Facility and the assets of Meadowood. Upon the occurrence of certain events of default, the lenders may terminate the Coosa Credit Facility and the Meadowood Credit Facility, and all amounts due under both credit facilities will become immediately due and payable. The Coosa Credit Facility has prepayment penalties of 5% in the 1st year, 4% in the 2nd year and 1% thereafter.

(Amounts in 000’s)
Lender	Maturity	Interest Rate		March 31, 2025	December 31, 2024
Other debt
First Insurance Funding(1)	Various 2023	Fixed	7.63%	$106	$311
Exchange Bank	11/10/2025	Fixed	7.75%	495	430
Cavalier Senior Living	04/1/2025	Fixed	6.00%	68	104
Key Bank(2)	08/25/2025	Fixed	0.00%	495	495
Marlin Capital Solutions	06/1/2027	Fixed	5.00%	7	9
Total				$1,171	$1,349

(1)	Annual Insurance financing primarily for the Company's directors and officers insurance.
(2)	On December 30, 2022, Key Bank and the Company extended the maturity date from August 25, 2023 to August 25, 2025.
Debt Covenant Compliance
As of March 31, 2025, the Company had 16 credit related instruments outstanding that include various financial and administrative covenant requirements. Covenant requirements include, but are not limited to, fixed charge coverage ratios, debt service coverage ratios, minimum earnings before interest, taxes, depreciation, and amortization or earnings before interest, taxes, depreciation, amortization, and restructuring or rent costs, and current ratios. Certain financial covenant requirements are based on consolidated financial measurements whereas others are based on measurements at the subsidiary level (i.e., facility, multiple facilities or a combination of subsidiaries). The subsidiary level requirements are as follows: (i) financial covenants measured against subsidiaries of the Company; and (ii) financial covenants measured against third-party operator performance. Some covenants are based on annual financial metric measurements, whereas others are based on monthly and quarterly financial metric measurements. The Company routinely tracks and monitors its compliance with its covenant requirements.
As of March 31, 2025, the Company was in compliance with the various financial and administrative covenants related to all of the Company’s credit facilities.
Scheduled Maturities
The schedule below summarizes the scheduled gross maturities as of March 31, 2025 for each of the next five years and thereafter.

For the Twelve Months Ended December 31,	(Amounts in 000’s)
2025	$6,798
2026	8,528
2027	1,334
2028	1,408
2029	1,484
Thereafter	30,581
Subtotal	$50,133
Less: unamortized discounts	(105)
Less: deferred financing costs, net	(869)
Total notes and other debt	$49,159

NOTE 10. COMMON AND PREFERRED STOCK
Common Stock
As of March 31, 2025, the Company had 55,000,000 shares of Common Stock authorized and 2,140,119 shares issued and 2,129,239 shares outstanding. There were no dividends declared or paid on the common stock during the three months ended March 31, 2025 and 2024.
Preferred Stock
As of March 31, 2025, the Company had 5,000,000 shares of Preferred Stock authorized and 2,811,535 shares issued and outstanding.
Series A Preferred Stock
As of March 31, 2025, the Company had 559,263 shares of Series A Preferred Stock issued and outstanding. There were no dividends declared or paid on the Series A Preferred Stock for the three months ended March 31, 2025 and 2024.
Series B Preferred Stock
On January 29, 2025, the board of directors of Regional declared a dividend to the holders of its 12.5% Series B Cumulative Redeemable Preferred Shares (the “Series B Preferred Stock”), on a pro rata basis in proportion to the number of shares of Series B Preferred Stock held by such holders of 250,000 shares of the Company’s common stock, rounded down to the nearest whole share of Common Stock. The dividend was paid on February 19, 2025 to holders of record of the Series B Preferred Stock as of the close of business on February 10, 2025 and 249,990 shares of the Company's common stock were issued. Regional is required to pay the dividend of Common Stock to such holders of Series B Preferred Stock pursuant to the terms of Regional’s Amended and Restated Articles of Incorporation, which governs the terms of the Series B Preferred Stock.
As of March 31, 2025, the Company had 2,252,272 shares of Series B Preferred Stock issued and outstanding.

NOTE 11. STOCK BASED COMPENSATION
Stock Incentive Plans
As of March 31, 2025, the number of securities remaining available for future issuance under the Company's 2023 Omnibus Incentive Compensation Plan is 141,000.
For the three months ended March 31, 2025 and 2024, the Company recognized stock-based compensation expense as follows:

	Three Months Ended March 31,
(Amounts in 000’s)	2025	2024
Employee compensation:
Stock compensation expense	$22	$43
Total employee stock-based compensation expense	$22	$43

Restricted Stock
The following table summarizes the Company's restricted stock activity for the three months ended March 31, 2025:

	Number of Shares (000's)	Weighted Avg. Grant Date (per Share) Fair Value
Unvested, December 31, 2024	86	$2.61
Vested	(13)	$3.61
Unvested, March 31, 2025	73	$2.43

No restricted stock awards were granted for three months ended March 31, 2025. The remaining unvested shares at March 31, 2025 will vest over the next 1.8 years with $134 thousand in compensation expense recognized over this period.
Common Stock Options
The following summarizes the Company's employee stock option activity for the three months ended March 31, 2025:

	Number of Shares (000's)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (000's)
Outstanding, December 31, 2024	48	$2.68	8.5	$—
Granted	—	$—
Outstanding, March 31, 2025	48	$2.68	8.3	$17.9
Outstanding and Vested, March 31, 2025	48	$2.68	8.3	$17.9

No stock options were granted for three months ended March 31, 2025. All outstanding stock options are vested, and the Company has no unrecognized compensation expense related to common stock options as of March 31, 2025. The intrinsic value is based upon a stock option grant to purchase 24,000 shares of common stock with an exercise price of $2.03 and the closing price of the Company's common stock on March 31, 2025.

The following summary information reflects stock options outstanding, vested, and related details as of March 31, 2025:

	Stock Options Outstanding			Stock Options Exercisable
Exercise Price	Number of Shares (000's)	Weighted Average Remaining Contractual Term (in years)	Weighted Average Exercise Price	Number of Shares (000's)	Weighted Average Exercise Price
$2.03-$3.32	48	8.3	$2.68	48	$2.68

Common Stock Warrants
The following summarizes the Company's warrant activity for the three months ended March 31, 2025:

	Number of Warrants (000's)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in 000's)
Outstanding and Vested, December 31, 2024	15	$51.00	0.2	$—
Granted	—	$—
Outstanding and Vested, March 31, 2025	15	$51.00	—	$—

No warrants were granted during the three months ended March 31, 2025. All outstanding warrants are vested and expire on April 1, 2025; thus, the Company has no unrecognized compensation expense related to common stock warrants as of March 31, 2025.
NOTE 12. COMMITMENTS AND CONTINGENCIES
Regulatory Matters
Laws and regulations governing federal Medicare and state Medicaid programs are complex and subject to interpretation. Compliance with such laws and regulations can be subject to future governmental review and interpretation as well as significant regulatory action including fines, penalties, and exclusion from certain governmental programs. As of March 31, 2025, all of the Company's facilities operated by Regional or leased and subleased to third-party operators are certified by CMS and are operational. See Note 7 – Leases.
Legal Matters
The Company is a party to various legal actions and administrative proceedings and is subject to various claims arising in the ordinary course of business, including claims that the services the Company provided during the time it operated SNFs resulted in injury or death to the patients of the Company's facilities and claims related to professional and general negligence, employment, staffing requirements and commercial matters. Although the Company intends to vigorously defend itself in these matters, there is no assurance that the outcomes of these matters will not have a material adverse effect on the Company's business, results of operations and financial condition.
The Company previously operated, and the Company and its tenants now operate, in an industry that is highly regulated. As such, in the ordinary course of business, the Company and its tenants are continuously subject to state and federal regulatory scrutiny, supervision and control. Such regulatory scrutiny often includes inquiries, investigations, examinations, audits, site visits and surveys, some of which are non-routine. In addition, the Company believes that there has been, and will continue to be, an increase in governmental investigations of long-term care providers, particularly in the area of Medicare and Medicaid false claims, as well as an increase in enforcement actions resulting from these investigations. Adverse determinations in legal proceedings or governmental investigations against or involving the Company or its tenants, whether currently asserted or arising in the future, could have a material adverse effect on the Company's business, results of operations and financial condition.

Professional and General Liability Claims
As of March 31, 2025, the Company is a defendant in one professional and general liability action related directly to patient care that our current or prior tenants provided to their patients.
As of March 31, 2023, the Company is a defendant in one professional and general liability action commenced on behalf of one of our former patients who received care at one of our facilities. The plaintiff in this action alleges negligence due to failure to provide adequate and competent staff resulting in injuries, pain and suffering, mental anguish and malnutrition and seeks unspecified actual and compensatory damages, and unspecified punitive damages. This action is covered by insurance, except that any punitive damages awarded would be excluded from coverage.
Self-Insured Claims
As of March 31, 2025, the Company does not have any lawsuits pertaining to facilities it transitioned operations to other entities which are not covered by insurance.
In 2024, two lawsuits were nonsuited by the plaintiff and both were dismissed with our prejudice. The Plaintiff has until August 2025, one year from the date of the nonsuit, to re-file each matter.
NOTE 13. SEGMENT RESULTS
The chief operating decision maker (“CODM”) is the President and Chief Executive Officer. The Company represents two reportable segments, based on how its CODM evaluates the business and allocates resources. The CODM assesses performance for the Company and decides how to allocate resources based on each segments Income (Loss) From Operations (“Operating Income”). The CODM uses Operating Income to evaluate the performance of each segment in deciding whether to reinvest profits into the segment. The CODM evaluates performance based on Operating Income, as noted in the table below. The Company reports segment information based on the “significant expense principle” defined in ASC 280, Segment Reporting along with other segment items, which is the difference between segment revenue and less segment expenses disclosed under the significant expense principle for each reported measure of segment profit or loss.
The Company has two primary reporting segments: (i) Real Estate Services, which consists of the leasing and subleasing of long-term care and senior living facilities to third-party tenants and (ii) Healthcare Services, which consists of the operation of the Glenvue, Meadowood and Mountain Trace facilities.
The table below presents the results of operations for our reporting segments for the periods presented.

	Three Months Ended March 31,			Three Months Ended March 31,
	2025	2025	2025	2024	2024	2024
(Amounts in 000’s)	Real Estate Services	Healthcare Services	Total	Real Estate Services	Healthcare Services	Total
Revenues:
Patient care revenues	$—	$5,642	$5,642	$—	$2,309	$2,309
Rental revenues	1,548	—	1,548	1,818	—	1,818
Total revenues	1,548	5,642	7,190	1,818	2,309	4,127
Expenses:
Patient care expense	—	4,401	4,401	—	2,101	2,101
Facility rent expense	149	58	207	149	—	149
Depreciation and amortization	324	78	402	386	125	511
General and administrative expense	1,021	1,210	2,231	1,266	366	1,632
Loss on lease termination	303	—	303	—	—	—
Credit loss expense	—	70	70	—	28	28
Gain on operations transfer	—	(106)	(106)	—	—	—
Total expenses	1,797	5,711	7,508	1,801	2,620	4,421
Income (loss) from operations	(249)	(69)	(318)	17	(311)	(294)

The CODM does not regularly review total assets for our reportable segments as total assets are not used to assess performance or allocate resources.

NOTE 14. SUBSEQUENT EVENTS
The Company has evaluated all subsequent events through the date the consolidated financial statements were issued and filed with the SEC. The following is a summary of the material subsequent events.
Southland Change of Ownership. On April 1, the State of Georgia approved the Company's application to change the ownership of the Southland facility from SL SNF, LLC to Southland Operations, LLC.
Amended and Restated Merger Agreement. On April 15, 2025, the Company and SunLink jointly announced that they have entered into a Merger Agreement. The Merger Agreement provides that, among other things and subject to the terms and conditions of the Merger Agreement, SunLink will be merged with and into Regional, with Regional surviving the Merger. The Merger Agreement amends and restates in its entirety the previously announced Original Merger Agreement.
The Merger Agreement, dated as of April 14, 2025, amends the Original Merger Agreement, among other things, to: (i) increase the number of shares of common stock, no par value per share, of Regional (“Regional Common Stock”) constituting the Regional Common Stock Consideration (as defined in the Merger Agreement) from one share of Regional Common Stock to 1.1330 shares of Regional Common Stock; (ii) increase the initial Liquidation Preference (as defined in the Merger Agreement) with respect to the Regional Series D Preferred Stock from $10.00 to $12.50 per share of Regional Series D Preferred Stock; (iii) increase the initial Conversion Ratio (as defined in the Merger Agreement) with respect to the Regional Series D Preferred Stock from one share of Regional Common Stock to 1.1330 shares of Regional Common Stock for every three shares of Regional Series D Preferred Stock, provided that the number of shares of Regional Series D Preferred Stock required to convert into one share of Regional Common Stock would be subject to reduction (as described in the Merger Agreement); and (iv) provide that SunLink may pay one or two special dividends to its shareholders prior to the closing of the Merger, in such amounts and subject to such limitations as described in the Merger Agreement.
The Merger Agreement has been approved by each company’s board of directors and completion of the transaction remains subject to the receipt of the approvals of the shareholders of both Regional and SunLink, regulatory approvals and satisfaction of customary closing conditions.
For further information and a copy of the Merger Agreement, see Form 8-K filed with the SEC on April 18, 2025.

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders
SunLink Health Systems, Inc. and Subsidiaries
Atlanta, Georgia
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of SunLink Health Systems, Inc. and Subsidiaries (the “Company”) as of June 30, 2024 and 2023, the related consolidated statements of operations and comprehensive earnings and loss, shareholders’ equity, and cash flows for each of the years in the two-year period ended June 30, 2024, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2024 and 2023, and the results of its operations and its cash flows for each of the years in the two-year period ended June 30, 2024, in conformity with accounting principles generally accepted in the United States of America (“U.S.”).
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (U.S.) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
Emphasis of Matter
As discussed throughout and in Note 3 to the consolidated financial statements, the Company sold Trace Regional Health System, its healthcare services business, during the year ended June 30, 2024. The consolidated financial statements have been adjusted as required since the healthcare services business sold met the criteria to be classified as discontinued operations under Accounting Standards Codification 205-20, Presentation of Financial Statements-Discontinued Operations. Our opinion is not modified with respect to this matter.
Critical Audit Matter
The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which it relates.

Revenue from Contracts with Customers
Description of Matter
The Company had $32.44 million in revenues related to continuing operations and $7.98 million in revenues related to discontinued operations for the year ended June 30, 2024. As disclosed in Note 4 to the consolidated financial statements, the Company disaggregates revenue from contracts with its patients by payor. Revenues are based upon billed amounts to patients and contractually agreed-upon amounts or rates with third-party payors, including governmental insurance plans and private insurers.

Revenues are recorded net of contractual allowances and implicit price concessions for insured and self-pay patients. Management estimates the contractual allowances based upon the specified terms in the related contractual agreements or as mandated under government payer programs, which are subject to change based on changes in federal laws and regulations. Implicit price concessions are based upon management’s assessment of historical write-offs and expected net collections, business and economic conditions, trends in federal, state and private employer health care coverage, and other collection indicators.

Management made significant estimates when determining the contractual allowances and implicit price concessions. As a result, a high degree of auditor judgment and effort was required in performing audit procedures to evaluate the reasonableness of management’s estimates. Changes in these estimates can have a material effect on the amount of revenue recognized on these contracts.

How We Addressed the Matter in Our Audit
Based on our knowledge of the Company, we determined the nature and extent of procedures to be performed over revenue, including the determination of the revenue streams over which those procedures were performed. Our primary audit procedures included the following for each revenue stream where procedures were performed:

•
Obtained an understanding of the internal controls and processes in place over the Company’s revenue recognition.
•
Assessed the recorded revenue and receivables by selecting a sample of transactions, analyzing the related third-party payor information, testing management’s identification of distinct performance obligations, and comparing the amounts recognized for consistency with underlying documentation, including cash collections.
•
Performed substantive analytical procedures over revenue and receivables.

/s/ Cherry Bekaert LLP
We have served as the Company’s auditor since 2004.
Atlanta, Georgia
September 30, 2024

SUNLINK HEALTH SYSTEMS, INC.
CONSOLIDATED BALANCE SHEETS
JUNE 30, 2024 AND 2023
(All Amounts in thousands)

	2024	2023
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$7,170	$4,486
Receivables - net	3,371	2,592
Inventory	1,553	1,628
Current assets held for sale	1,959	1,920
Prepaid expenses and other assets	1,611	1,648
Total current assets	15,664	12,274
PROPERTY, PLANT AND EQUIPMENT:
Land	371	371
Buildings and improvements	520	510
Equipment and fixtures	11,792	10,378
Property, plant and equipment - gross	12,683	11,259
Less accumulated depreciation	(9,874)	(8,542)
Property, plant and equipment - net	2,809	2,717
NONCURRENT ASSETS:
Intangible assets	1,180	1,180
Noncurrent assets held for sale	0	5,812
Right of use assets	516	798
Other noncurrent assets	443	487
Total noncurrent assets	2,139	8,277
TOTAL ASSETS	$20,612	$23,268
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,905	$1,067
Accrued payroll and related taxes	955	1,027
Current liabilities held for sale	0	1,326
Current operating lease liabilities	331	334
Other accrued expenses	1,022	1,115
Total current liabilities	4,213	4,869
LONG-TERM LIABILITIES:
Noncurrent liability for professional liability risks	49	138
Long-term operating lease liabilities	197	481
Noncurrent liabilities held for sale	0	192
Other noncurrent liabilities	180	171
Total long-term liabilities	426	982
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY:
Preferred Shares, authorized, 2,000 shares	0	0
Common Shares, no par value; authorized, 12,000 shares; issued and outstanding, 7,041 at June 30, 2024 and 7,032 shares at June 30, 2023	3,521	3,516
Additional paid-in capital	10,747	10,746
Retained earnings	1,478	3,005
Accumulated other comprehensive earnings	227	150
Total Shareholders’ Equity	15,973	17,417
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$20,612	$23,268

See notes to consolidated financial statements.

SUNLINK HEALTH SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE EARNINGS AND LOSS
FOR THE YEARS ENDED JUNE 30, 2024 and 2023
(All amounts in thousands, except per share amounts)

	2024	2023
Net revenues	$32,440	$34,280
Costs and expenses:
Cost of goods sold	18,253	18,571
Salaries, wages and benefits	10,561	10,156
Supplies	153	140
Purchased services	1,130	1,107
Other operating expenses	3,014	2,598
Rent and lease expense	367	372
Depreciation and amortization	1,373	1,262
Operating Profit (Loss)	(2,411)	74
Other income (expense):
Interest income, net	93	87
Gain on sale of assets - net	2	30
Earnings (loss) from continuing operations before income taxes	(2,316)	191
Income tax benefit	(5)	(7)
Earnings (loss) from continuing operations	(2,311)	198
Earnings (loss) from discontinued operations, net of income taxes	784	(1,993)
Net loss	(1,527)	(1,795)
Other comprehensive income	77	44
Comprehensive loss	$(1,450)	$(1,751)
Earnings (Loss) per share:
Continuing operations:
Basic	$(0.33)	$0.03
Diluted	$(0.33)	$0.03
Discontinued operations:
Basic	$0.11	$(0.28)
Diluted	$0.11	$(0.28)
Net loss:
Basic	$(0.22)	$(0.26)
Diluted	$(0.22)	$(0.26)
Weighted-average common shares outstanding:
Basic	7,038	7,019
Diluted	7,038	7,022

See notes to consolidated financial statements.

SUNLINK HEALTH SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
FOR THE YEARS ENDED JUNE 30, 2024 AND 2023
(All amounts in thousands)

	Common Shares		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Earnings	Total Shareholders’ Equity
	Shares	Amount
JUNE 30, 2022	6,954	$3,478	$10,736	$4,800	$106	$19,120
Net loss	0	0	0	(1,795)	0	(1,795)
Minimum pension liability adjustment	0	0	0	0	44	44
Share options exercised	78	38	10	0	0	48
JUNE 30, 2023	7,032	3,516	10,746	3,005	150	17,417
Net loss	0	0	0	(1,527)	0	(1,527)
Minimum pension liability adjustment	0	0	0	0	77	77
Share options exercised	9	5	1	0	0	6
JUNE 30, 2024	7,041	$3,521	$10,747	$1,478	$227	$15,973

See notes to consolidated financial statements.

SUNLINK HEALTH SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED JUNE 30, 2024 AND 2023
(All amounts in thousands)

	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,527)	$(1,795)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization - continuing operations	1,373	1,262
Depreciation and amortization - discontinued operations	322	503
Amortization of ROU assets - continuing operations	229	299
Amortization of ROU assets - discontinued operations	34	24
Provision for loss on receivables - continued operations	333	733
Provision for loss on receivables - discontinued operations	462	37
Gain on disposal of property, plant and equipment - continuing operations	(2)	(30)
Impairment charge for Trace - discontinued operations	1,695	0
Loss on sale of Trace - discontinued operations	962	0
Gain on sale of Trace Extended Care - discontinued operations	(5,584)	0
Change in assets and liabilities:
Receivables - net	(1,112)	(999)
Inventory	75	(20)
Assets held for sale	(649)	1,809
Prepaid expenses and other assets	158	475
Accounts payable and accrued expenses	442	(427)
Operating lease liabilities	(340)	10
Accrued sales taxes payable	151	(2,421)
Net cash provided by (used in) operating activities	(2,978)	(540)
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant & equipment - continuing operations	5	30
Proceeds from sale of property, plant & equipment - discontinued operations	0	194
Proceeds from sale of Trace - discontinued operations	500	0
Proceeds from sale of Trace Extended Care - discontinued operations	6,730	0
Expenditures for property, plant and equipment - continuing operations	(1,467)	(1,341)
Expenditures for property, plant and equipment - discontinued operations	(98)	(659)
Net cash used in investing activities	5,670	(1,776)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from share option exercises	6	48
Payment of long-term debt - discontinued operations	(14)	(40)
Net cash provided by financing activities	(8)	8
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	2,684	(2,308)
CASH AND CASH EQUIVALENTS:
Beginning of year	4,486	6,794
End of year	$7,170	$4,486
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Non-cash investing and financing activities
Right-of-use assets obtained for operating lease liabilities	$53	$18
Cash paid for (received from):
Income taxes	$104	$19
Interest	$(92)	$(120)

See notes to consolidated financial statements.

SUNLINK HEALTH SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED JUNE 30, 2024 AND 2023
(All dollar amounts in thousands, except per share amounts)
1. BUSINESS OPERATIONS
SunLink Health Systems, Inc., through subsidiaries (“SunLink”, “we”, “our”, “ours”, “us” or the “Company”), owns businesses which are providers of healthcare services in certain markets in the United States. SunLink’s business is composed of the ownership of two businesses, the Pharmacy business and information technology business:
Pharmacy
Our Pharmacy business is composed of four operational areas:
•	Retail pharmacy products and services provided to residents of southwestern Louisiana;
•
Institutional pharmacy services consisting of the provision of specialty and non-specialty pharmaceutical and biological products to institutional clients or to patients in institutional settings, such as nursing homes, assisted living facilities, behavioral and specialty hospitals, hospices, and correctional facilities in Louisiana;

•
Non-institutional pharmacy services consisting of the provision of specialty and non-specialty pharmaceutical and biological products to clients or patients in non-institutional settings, including private residences in Louisiana; and,

•	DME consisting primarily of the sale and rental of products for institutional clients or to patients in institutional settings and patient-administered home care in Louisiana.
Our other businesses include:
•	A subsidiary, SunLink Health Systems Technology (“SHS Technology”), which provides IT services to outside customers and to SunLink subsidiaries.
•	A subsidiary which owns and rents to the Trace Real Estate and a subsidiary which owns approximately 3.7 acres of unimproved land in Houston, Mississippi.
•	A subsidiary which owned approximately twenty-five (25) acres of unimproved land in Ellijay, Georgia. On September 6, 2024, this land was sold for approximately $401.
SunLink subsidiaries have conducted the Pharmacy operations since 2008. Our Pharmacy segment currently is operated through Carmichael’s Cashway Pharmacy, Inc. (“Carmichael”), a subsidiary of our SunLink ScriptsRx, LLC subsidiary.
Throughout these notes to the consolidated financial statements, SunLink Health Systems, Inc., and its consolidated subsidiaries are referred to on a collective basis as “SunLink”, “we”, “our”, “ours”, “us” or the “Company.” This drafting style is not meant to indicate that the publicly traded Company or any particular subsidiary of the Company owns or operates any asset, business or property. The operations and businesses described in this filing are owned and operated by distinct and indirect subsidiaries of SunLink Health System, Inc.
COVID-19 Pandemic and CARES Act Funding
The Company continued to experience adverse after-effects of the COVID-19 pandemic in the fiscal year ended June 30, 2024 and believes such effects will likely continue to affect its assets and operations in the foreseeable future, particularly salaries and wages pressure, workforce shortages, supply chain disruption and broad inflationary pressures. Our ability to make estimates of any such continuing effects from current or evolving strains of COVID-19 on future revenues, expenses or changes in accounting judgments that have had or are reasonably likely to have a material effect on our financial statements is limited, depending, as they do, on the severity and length thereof; as well as any further government actions and/or regulatory changes intended to address such effects.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Principles of Consolidation — The consolidated financial statements include the accounts of SunLink and its subsidiaries. All significant intercompany transactions and balances have been eliminated.
Management Estimates —The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Some of the more significant estimates made by management involve reserves for adjustments to net patient service revenues, evaluation of the recoverability of assets, including receivable-net and intangible assets, and the assessment of litigation and contingencies, including income taxes and related tax asset valuation allowances, all as discussed in more detail in the remainder of these notes to the consolidated financial statements. Actual results could differ materially from these estimates.
Net Revenue — The Company recognizes revenues in accordance with the provisions of Accounting Standards Codification (“ASC”) 606, “Revenue from Contracts with Customers” (“ASC 606”), which provides for a single comprehensive principles-based standard for the recognition of revenue across all industries through the application of the following five-step process:
Step 1: Identify the contract(s) with a customer.
Step 2: Identify the performance obligations in the contract.
Step 3: Determine the transaction price.
Step 4: Allocate the transaction price to the performance obligations in the contract.
Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation.
In accordance with ASC 606, the Company recognizes the majority of its allowance for credit losses, primarily related to its self-pay patient population, as a direct reduction to revenues as an implicit pricing concession, instead of separately as a discrete deduction to arrive at revenue, and the related presentation of the allowance for credit losses has been eliminated for all periods presented. Subsequent material events that alter the payor’s ability to pay are recorded as bad debt expense. The Company’s revenue recognition policies are more fully described in Note 4. Revenue Recognition and Receivables.
SunLink’s subsidiaries have agreements with third-party payors that provide for payments at amounts different from established charges. Payment arrangements vary and include prospectively determined rates per discharge, reimbursed costs, discounted charges and per diem payments. Patient service revenues are reported as services are rendered at the estimated net realizable amounts from patients, third-party payors, and others. Estimated net realizable amounts are estimated based upon contracts with third-party payors, published reimbursement rates, and historical reimbursement percentages pertaining to each payor type. Estimated reductions in revenues to reflect agreements with third-party payors and estimated retroactive adjustments under such reimbursement agreements are accrued during the period the related services are rendered and are adjusted in future periods as interim and final settlements are determined. Significant changes in reimbursement levels for services under government and private programs could significantly impact the estimates used to accrue such revenue deductions. At June 30, 2024, there were no material claims or disputes with third-party payors.
Concentrations of Credit Risk —SunLink’s Pharmacy business subsidiary grants unsecured credit to individual customers and institutional customers. Individual customers primarily are insured under third-party agreements, including Medicare and Medicaid, while the institutional customers are granted credit according to their determined credit risk. Medicare receivables were approximately 32% and 30% of the Pharmacy business’s receivables at June 30, 2024 and 2023, respectively.
Cash and Cash Equivalents —Cash and cash equivalents consist of all funds in banks and short-term liquid investments with an original maturity of three months or less. Cash deposited with commercial banks at June 30, 2024 was $7,170, of which approximately $694 totaled amounts greater than the federally insured limits. At June 30, 2024, the Company’s cash equivalents included $6,261 of overnight repurchase agreements. The Company accounts for these agreements as cash equivalents in accordance with FASB ASC 305-10-20. The investing of cash in amounts greater than the insurable limits with major well-capitalized financial institutions mitigates the risk of the deposited cash and the certificate of deposit. The overnight repurchase agreements are

100% collateralized by U. S. government backed securities with the Company’s U.S. bank. The U.S. Government backed collateralized securities are of high credit quality which mitigates, but does not completely eliminate, any significant risk to the credit rating or interest rate risk of the agreements.
Inventory —Inventory consists of pharmacy supplies, which are stated at the lower of cost (standard cost method), or net realizable value. Use of this method does not result in a material difference from the methods required by GAAP.
Receivables - net —Substantially all of SunLink’s subsidiaries’ receivables result from providing pharmacy services and products to customers. The Company evaluates the valuation of accounts receivable based upon its historical collection trends, as well as its understanding of the nature and collectability of accounts based on their age and other factors.
Government Grant Accounting—As a result of the COVID-19 pandemic, SunLink subsidiaries have received grants from the U.S. government under the CARES Act as targeted Provider Relief Funds. We recognize the grants, based on the amounts of COVID-19 related costs and Lost Revenues (as defined) on a systematic and rational basis in the consolidated statements of operations and comprehensive earnings and loss as other income once there is reasonable assurance that we can comply with the relevant conditions of the specific grant and the grant has been or will be received. The amount of the grant recognized into other income at any point in time is based on the terms of the grant received. Any unearned portions of the grants are deferred and shown as a current liability on our consolidated balance sheets.
Prepaid Expenses and Other Assets — SunLink and its subsidiaries maintain collateral for workers' compensation claims insurance in deposit accounts. The balances as of June 30, 2024 and June 30, 2023 were $1,238 and $1,191, which were included in prepaid expenses and other assets. Stop loss deductible under the workers' compensation insurance was $150 per claim for the years ended June 30, 2024 and 2023.
Property, Plant, and Equipment —Property, plant, and equipment, including equipment subject to finance leases, is recorded at cost. Depreciation is recognized over the estimated useful lives of the assets, which range from 3 to 45 years, on a straight-line basis. Generally, furniture and fixtures are depreciated over 5 to 10 years, machinery and equipment over 10 years, and buildings over 25 to 45 years. Leasehold improvements and leased machinery and equipment are depreciated over the lease term or estimated useful life of the asset, whichever is shorter, and range from 5 to 15 years. For the Pharmacy business, durable medical equipment is depreciated over 3 years. Expenditures for major renewals and replacements are capitalized. Expenditures for maintenance and repairs are charged to operating expense as incurred. When property items are retired or otherwise disposed of, amounts applicable to such items are removed from the related asset and accumulated depreciation accounts and any resulting gain or loss is credited or charged to income. Depreciation expense from continuing operations totaled $1,373 and $1,262 for the years ended June 30, 2024 and 2023, respectively.
Leases—In accordance with ASC 842 Leases, SunLink and its subsidiaries recognize right-of-use assets and lease liabilities for leases with terms greater than 12 months or leases that contain a purchase option that is reasonably certain to be exercised. Leases are classified as either finance or operating leases. This classification effects whether lease expense is recognized based on an effective interest method or on a straight-line method over the term of the lease. Our right-of-use assets and liabilities primarily relate to office and warehouse facilities, healthcare equipment and office equipment. Certain of our facility leases include one or more options to renew. The exercise of lease renewal options is at our option. None of our lease agreements contain material residual value guarantees.
Risk Management —SunLink and its subsidiaries are exposed to various risks of loss from professional liability and other claims and casualties; theft of, damage to, and destruction of assets; business interruption; errors and omissions; employee injuries and illnesses; natural disasters (including earthquakes and hurricanes); and employee health, dental and accident benefits. Commercial insurance coverage is purchased for a portion of claims arising from such matters.
When, in management’s judgment, claims are sufficiently identified, a liability is accrued for estimated costs and losses under such claims, net of estimated insurance recoveries except where applicable laws, rules or regulations require us to report the gross estimate of potential or estimated losses.

The recorded liability for professional liability risks includes an estimate of liability for claims assumed at the acquisition and for claims incurred after the acquisition of a business. These amounts are based on actuarially determined estimates.
The Company self-insures for workers’ compensation risk. The estimated liability for workers’ compensation risk includes estimates of the ultimate costs for both reported claims and claims incurred but not reported. The Company is also self-insured for employee health risks. The estimated liability for employee health risk includes estimates of the ultimate costs for both reported claims and claims incurred but not reported.
The Company accrues an estimate of losses resulting from workers’ compensation and professional liability claims to the extent they are not covered by insurance. These accruals are estimated quarterly based upon management’s review of claims reported and historical loss data.
The Company records a liability pertaining to pending litigation if it is probable a loss has been incurred and accrues the most likely amount of loss based on the information available. If no amount within the range of losses estimated from the information available is more likely than any other amount in the range of loss, the minimum amount in the range of loss is accrued. Because of uncertainties surrounding the nature of litigation and the ultimate liability to SunLink and its subsidiaries, if any, estimates are revised as additional facts become known.
Long-lived Assets —SunLink and its subsidiaries periodically assesses the recoverability of assets based on its expectations of future profitability and the undiscounted cash flows of the related operations and, when circumstances dictate, adjust the carrying value of the asset to estimated fair value. These factors, along with management’s plans with respect to the operations, are considered in assessing the recoverability of long-lived assets.
Intangible assets —Definite-life intangible assets are amortized on a straight-line basis over their estimated useful lives, generally for periods ranging from 12 to 15 years. SunLink and its subsidiaries evaluate the reasonableness of the useful lives of intangible assets and they are tested for impairment as conditions warrant. Definite-life intangible assets were fully amortized as of June 30, 2023.
Income Taxes —SunLink accounts for income taxes using an asset and liability approach and the recognition of deferred tax assets and liabilities for expected future tax consequences. SunLink considers all expected future events other than proposed enactments of changes in the income tax law or rates. When management determines that it is more likely than not that a portion of or none of the net deferred tax asset will be realized through future taxable earnings or implementation of tax planning strategies, management provides a valuation allowance for the portion not expected to be realized.
Share-Based Compensation —The Company has issued common share options to key employees and directors under various shareholder-approved plans. Share-based compensation expense of $0 for the fiscal years ended June 30, 2024 and 2023, was recorded in salaries, wages and benefits expense for share options issued to employees and directors of the Company. The fair value of the share options was estimated using the Black-Scholes option pricing model. The historical volatility is used to calculate the estimated volatility in this model.
Fair Value of Financial Instruments —The recorded values of cash, receivables, and payables approximate their fair values because of the relatively short maturity of these instruments. Similarly, the fair value of long-term debt is estimated to approximate the recorded value due to its current variable interest rate.
Fair Value Measurements —Fair value is a market-based measurement, not an entity-specific measurement. Therefore, a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, the Company utilizes the GAAP fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumption about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).
The inputs used to measure fair value are classified into the following fair value hierarchy:
Level 1: Quoted market prices in active markets for identical assets or liabilities.
Level 2: Observable market-based inputs or unobservable inputs that are corroborated by market data.

Level 3: Unobservable inputs that are supported by little or no market activity and are significant to the fair value of the assets or liabilities. Level 3 includes values determined using pricing models, discounted cash flow methodologies, or similar techniques reflecting the Company’s own assumptions.
In instances where the determination of the fair value hierarchy measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment of factors specific to the asset or liability.
Earnings (Loss) per Share —Earnings (loss) per common share is based on the weighted-average number of common shares and dilutive common share equivalents outstanding for each period presented, including vested and unvested shares issued under SunLink’s 2005 Equity Incentive Plan, and the 2011 Director Stock Option Plan. Common share equivalents represent the dilutive effect of the assumed exercise of the outstanding stock options.
3. DISCONTINUED OPERATIONS
All of the businesses discussed below are reported as discontinued operations and the condensed consolidated financial statements for all prior periods have been adjusted to reflect this presentation.
Sale of Trace Regional Hospital, medical office building, three patient clinics, and Trace Extended Care operations –On January 22, 2024, the Company's indirect subsidiary, Southern Health Corporation of Houston, Inc. (“Southern”), reached revised agreements for the sale of Trace Regional Hospital, a vacant medical office building and three (3) patient clinics in Chickasaw County, MS, (collectively “Trace”) to Progressive Health of Houston, LLC (“Progressive”) pursuant to which (i) Southern sold certain personal and intangible property to Progressive for $500 under to an asset purchase agreement ('Trace Hospital Assets Sale”), (ii) entered into a six-month net lease of the real property of the hospital, medical office building and the clinics real property (the “Trace Real Estate”) for $20 per month, (iii) entered into a contract to sell the Trace real estate to Progressive (the “Trace Real Estate Sale”) for $2,000 and (iv) engaged Progressive under a management agreement to manage the operations of Trace pending receipt of certain regulatory approvals, which was received February 29, 2024. The Company recorded a loss of $962 on the Trace Hospital Assets Sale during the year ended June 30, 2024, which included sale expenses of $174. The completion of the Trace Real Estate Sale has been extended by mutual agreement to October 4, 2024. As a result of the transactions (“Revised Agreement”), SunLink reported an impairment loss of $1,974 at December 31, 2023 to reduce the net value of the Trace hospital assets to the sale proceeds under the revised agreement. An impairment reserve of $1,695 remains at June 30, 2024 for the Trace Real Estate Sale assets. There can be no assurance the completion of the Trace Hospital Real Estate Sale will be achieved. On June 3, 2024, the Company's indirect subsidiary, Southern Health Corporation of Houston, Inc. and an affiliate completed the sale of its Trace Extended Care & Rehab senior care facility and related real estate in Houston, Mississippi for approximately $7,100 (the “Trace Senior Care Facility Sale”). The net proceeds of approximately $6,522 has been retained for working capital and general corporate purposes. The Company recorded a gain of $5,584 on the Trace Senior Care Facility Sale, which included sale expenses of $578.
Sold Hospitals – Subsidiaries of the Company have sold substantially all of the assets of five hospitals (“Other Sold Hospitals”) during the period July 2, 2012 to March 17, 2019. The income (loss) before income taxes of the Other Sold Hospitals results primarily from the effects of prior year Medicare and Medicaid cost report settlements and retained professional liability claims expenses.
Life Sciences and Engineering Segment —SunLink retained a defined benefit retirement plan which covered substantially all of the employees of the segment when this segment was sold in fiscal 1998. Effective February 28, 1997, the plan was amended to freeze participant benefits and close the plan to new participants. Pension expense and related tax benefit or expense is reflected in the results of operations for this segment for the fiscal years ended June 30, 2024 and 2023.

Details of statements of operations from discontinued operations for the fiscal years ended June 30, 2024 and 2023, primarily reflecting the reporting of Trace as discontinued operations as a result of the Company's January 22, 2024 revised agreement to sell Trace and its sale of the Trace Extended Care, are as follows:

	Fiscal Years Ended June 30,
	2024	2023
Net Revenues	$7,980	$13,690
Costs and Expenses:
Salaries, wages and benefits	5,455	9,044
Supplies	789	1,223
Purchased services	1,758	3,065
Other operating expense	1,722	2,263
Rent and lease expense	76	128
Depreciation and amortization	322	503
Operating Profit (Loss)	(2,142)	(2,536)
Other Income (Expense):
Federal stimulus - Provider relief funds	0	510
Loss on sale of Trace Hospital Assets and related sale expenses	(962)	0
Gain on sale of Trace Nursing Home and related sale expenses	5,584	0
Impairment loss of Trace Hospital Real Estate	(1,695)	0
Interest income (expense), net	(1)	33
Earnings (Loss) from Discontinued Operations before income taxes	784	(1,993)
Income Tax Expense	0	0
Earnings (Loss) from Discontinued Operations, net of income taxes	$784	$(1,993)

Details of assets and liabilities held for sale at June 30, 2024 and June 30, 2023, are as follows:

	June 30, 2024	June 30, 2023
Receivables - net	$0	$1,659
Inventory	0	125
Prepaid expense and other assets	0	136
Property, plant and equipment, net	3,654	5,564
Impairment reserve	(1,695)	0
Right of use assets	0	246
Noncurrent assets	0	2
Total assets held for sale	$1,959	$7,732
Accounts payable	$0	$783
Accrued payroll and related taxes	0	361
Current operating lease liabilities	0	61
Other accrued expenses	0	121
Long-term operating lease liabilities	0	192
Total liabilities held for sale	$0	$1,518

4. REVENUE RECOGNITION AND RECEIVABLES - NET
Disaggregation of Revenue
The Company disaggregates revenue from contracts with its patients by payors. The Company determines that disaggregating revenue into these categories achieves the disclosure objectives to depict how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors. A reconciliation of disaggregated revenue is shown below.
The Company’s service specific revenue recognition policies are as follows:
Pharmacy
The Company’s revenue is derived primarily from providing pharmacy goods and services to patients and is recognized on the date goods and services are provided at amounts billable to individual patients, adjusted for estimates for variable consideration. Revenue is recognized when control of the promised goods or services are transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. Each prescription claim represents a separate performance obligation of the Company, separate and distinct from other prescription claims under customer arrangements. Significant portions of the revenue from sales of pharmaceutical and medical products are reimbursed by the federal Medicare Part D program and, to a lesser extent, state Medicaid programs. The Company monitors its revenues and receivables from these reimbursement sources, as well as other third-party insurance payors, and reduces revenue at the revenue recognition date, to properly account for the variable consideration due to anticipated differences between billed and reimbursed amounts. Accordingly, the total net revenues and receivables reported in the Company’s consolidated financial statements are recorded at the amount expected to be ultimately received from these payors.
Receivables and Provision for Credit Losses
The Company adopted Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 326, Financial Statements – Credit Losses (“Topic 326”) with an adoption date of July 1, 2023. This standard requires a financial asset (or a group of financial assets) measured at amortized cost basis, to be presented at the net amount expected to be collected. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial asset(s) to present the net carrying value at the amount expected to be collected on the financial assets. The Company evaluates the valuation of accounts receivable concessions allowances based upon its historical collection trends, as well as its understanding of the nature and collectability of accounts based on their age and other factors. The model is based on the credit losses expected to arise over the life of the asset based on the Company’s expectations as of the balance sheet date through analyzing historical customer data as well as taking into consideration current and estimated future economic trends. The Company adopted Topic 326 and determined it did not have a material financial impact.
The roll forward of allowance for credit losses the fiscal year ended June 30, 2024 and 2023 was as follows:

June 30, 2022 balance	$127
Concession allowance expense	733
Write-offs	(329)
June 30, 2023 balance	531
Concession allowance expense	333
Write-offs	(624)
June 30, 2024 balance	$240

Practical Expedients and Exemptions
The Company’s contracts with its patients have an original duration of one year or less, therefore, the Company uses the practical expedient applicable to its contracts and does not consider the time value of money. Further, because of the short duration of these contracts, the Company has not disclosed the transaction price for the remaining performance obligations as of the end of each reporting period or when the Company expects to recognize this revenue. In addition, the Company has applied the practical expedient provided by ASC 340, Other Assets and Deferred Costs, and all incremental customer contract acquisition costs are expensed as they are incurred because the amortization period would have been one year or less.
The Company’s revenues by payor were as follows for the years ended June 30, 2024 and 2023:

	2024	2023
Medicare	$14,528	$14,157
Medicaid	6,611	6,419
Retail and Institutional Pharmacy	6,439	7,271
Private Insurance	4,047	5,604
Self-pay	735	772
Other	80	57
Total Net Revenues	$32,440	$34,280

5. INVENTORY
Inventory consisted of the Pharmacy business goods held for sale.
6. LEASES
In accordance with ASC 842, the Company records leases on the balance sheet through the recognition of a liability for the discounted present value of future fixed lease payments and a corresponding right-of-use (“ROU”) asset. The ROU asset recorded at commencement of the lease represents the right to use the underlying asset over the lease term in exchange for the lease payments. Leases with an initial term of 12 months or less which do not have an option to purchase the underlying asset that is deemed reasonably certain to be exercised are not recorded on the balance sheet; rather, rent expense for these leases is recognized on a straight-line basis over the lease term, or when incurred if a month-to-month lease. When readily determinable, the Company uses the interest rate implicit in a lease to determine the present value of future lease payments. For leases where the implicit rate is not readily determinable, the Company’s incremental borrowing rate is utilized. Our lease agreements do not contain any material residual value guarantees.
Certain of the Company’s lease agreements have lease and non-lease components, which for the majority of leases the Company accounts for separately when the actual lease and non-lease components are determinable. For equipment leases with immaterial non-lease components incorporated into the fixed rent payment, the Company accounts for the lease and non-lease components as a single lease component in determining the lease payment.
The Company has operating leases and a financing lease relating to its pharmacy operations, medical office buildings, certain medical equipment and office equipment. All lease agreements generally require the Company to pay maintenance, repairs, property taxes and insurance costs, which are variable amounts based on actual costs. Variable lease costs also include escalating rent payments that are not fixed at commencement but are based on an index determined in future periods over the lease term based on changes in the Consumer Price Index or other measure of cost inflation. Some leases include one or more options to renew the lease at the end of the initial term, with renewal terms that generally extend the lease at the then market rental rates. Leases may also include an option to buy the underlying asset at or a short time prior to the termination of the lease. All such options are at the Company’s discretion and are evaluated at the commencement of the lease, with only those that are reasonably certain of exercise included in determining the appropriate lease term. The components of lease cost and rent expense for the fiscal years ended June 30, 2024 and 2023 are as follows:

	Fiscal Year Ended	Fiscal Year Ended
Lease Cost	June 30, 2024	June 30, 2023
Operating lease cost:
Operating lease cost	$340	$341
Short-term rent expense	25	28
Variable lease cost	2	3
Total operating lease cost	$367	$372

Supplemental balance sheet information relating to leases was as follows:

	Balance Sheet Classifications	As of June 30, 2024	As of June 30, 2023
Operating Leases:
Operating lease ROU assets	ROU assets	$516	$798
Current operating lease liabilities	Current operating liabilities	331	334
Long-term operating lease liabilities	Long-term operating lease liabilities	197	481

Supplemental cash flow and other information related to leases as of and for the years ended June 30, 2024 and 2023 are as follows:

Other information	Fiscal Year Ended June 30, 2024	Fiscal Year Ended June 30, 2023
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$346	$258
Right-of-use assets obtained in exchange for new operating lease liabilities	53	18
Weighted-average remaining lease term:
Operating leases	1.70	1.82
Weighted-average discount rate:
Operating leases	1.23%	0.98%

Commitments relating to non-cancellable operating and finance leases as of June 30, 2024 for each of the next five years and thereafter are as follows:

Payments due within	Operating Leases
1 year	$342
2 years	175
3 years	12
4 years	5
5 years	0
Over 5 years	0
Total minimum future payments	534
Less: Imputed interest	(6)
Total liabilities	528
Less: Current portion	(331)
Long-term liabilities	$197

7. IMPAIRMENT OF LONG-LIVED ASSETS
Impairment of Intangible Assets — See Note 8. Intangible Assets for discussion of impairment analysis of Intangible Assets.
Impairment analysis — For the purposes of these analyses, our estimates of fair value are based on a combination of the income approach, which estimates the fair value based on future discounted cash flows, and the market approach, which estimates the fair value based on comparable market prices. Estimates of fair value for reporting units fall under Level 3 of the fair value hierarchy. Estimates of future discounted cash flows are based on assumptions and projections we believe to be currently reasonable and supportable. These assumptions take into account revenue and expense growth rates, patient volumes, changes in payor mix, and changes in legislation and other payor payment patterns.
8. INTANGIBLE ASSETS
As of June 30, 2024 and 2023, SunLink’s Pharmacy business had an intangible assets which consist of an indefinite-lived trade name of $1,180 related to its Carmichael acquisition.
Impairment testing — During the fourth quarters of fiscal 2024 and 2023, we completed our annual impairment test of certain intangible assets, and no impairment was indicated.
The trade name intangible asset under the Pharmacy segment is a non-amortizing intangible asset. Customer relationships intangible asset was amortized over 12 years and Medicare license intangible asset was amortized over 15 years. Amortization expense was $ 0 and $21 for the fiscal years ended June 30, 2024 and 2023, respectively.
The amortizing intangibles are fully amortized as of June 30, 2023.

9. SHAREHOLDERS’ EQUITY
Employee and Directors Stock Option Plans — The 2011 Director Stock Option Plan was approved by SunLink’s shareholders at the Annual Meeting of Shareholders on November 7, 2011. This plan permits the grant of options to non-employee directors of SunLink for the purchase of up to 300,000 common shares through November 2021. No options were granted during the fiscal years ended June 30, 2024 and 2023, respectively. Options for 9,000 shares and 105,000 shares were exercised during the fiscal year ended June 30, 2024 and 2023, respectively. Options outstanding under the plan were 86,000 shares at June 30, 2024. No additional awards may be granted under this plan.
The 2005 Equity Incentive Plan approved by SunLink’s shareholders on November 7, 2005 permitted the grant of options to employees, non-employee directors and service providers of SunLink for the purchase of up to 800,000 common shares plus the number of unused shares under its 2001 Plans, which were 30,675. No options were exercised during the fiscal year ended June 30, 2024. Options for 90,000 common shares were exercised during the fiscal year ended June 30, 2023. No option shares were granted during the fiscal years ended June 30, 2024 and 2023, respectively. Options outstanding under this Plan were 90,000 at June 30, 2024. No additional awards may be granted under this plan.
The activity of Company’s share options is shown in the following table:

	Number of Shares	Weighted- Average Exercise Price	Range of Exercise Prices
Options outstanding June 30, 2022	380,000	$1.31	$0.71-$1.79
Granted	0	NA	NA
Exercised	(195,000)	$1.67	$1.67
Options outstanding June 30, 2023	185,000	$1.41	$0.71-$1.79
Granted	0	NA	NA
Exercised	(9,000)	0.71	$0.71
Options outstanding June 30, 2024	176,000	$1.45	$1.21 - $1.79
Options exercisable June 30, 2023	185,000	$1.41	$0.71 - $1.79
Options exercisable June 30, 2024	176,000	$1.45	$1.21 - $1.79

For the fiscal years ended June 30, 2024 and 2023, the Company recognized no compensation expense for share options issued. As of June 30, 2024 and 2023, there was no unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plans.
Information with respect to stock options outstanding and exercisable at June 30, 2024 is as follows:

Exercise Prices	Number Outstanding	Weighted-Average Remaining Contractual Life (in years)	Number Exercisable
$1.21	36,000	2.20	36,000
$1.38	30,000	5.20	30,000
$1.49	90,000	0.20	90,000
$1.79	20,000	1.20	20,000
	176,000	1.58	176,000

Options for 9,000 shares were exercised during the year ended June 30, 2024. Options for 195,000 shares were exercised during the year ended June 30, 2023. As of June 30, 2024 and 2023, the aggregate intrinsic value of options outstanding and options exercisable were $0 and $3, respectively.

Accumulated Other Comprehensive Income (Loss) — Information with respect to the balances of each classification within accumulated other comprehensive income is as follows:

	Minimum Pension Liability Adjustment	Accumulated Other Comprehensive Income (Loss)
June 30, 2022	$106	$106
Current period change	44	44
June 30, 2023	$150	$150
Current period change	77	77
June 30, 2024	$227	$227

10. INCOME TAXES
The provision for income taxes on continuing operations are as follows:

	2024	2023
Current	$0	$31
Deferred	(5)	(38)
Total income tax expense	$(5)	$(7)

Net deferred income tax assets (liabilities) recorded in the consolidated balance sheets are as follows:

	June 30,
	2024	2023
Net operating loss carryforward	$7,625	$8,003
Depreciation expense and impairment charge	369	(128)
Allowances for receivables	56	295
Accrued liabilities	319	218
Intangible assets	(275)	(251)
Right of use assets	(123)	(233)
Operating lease liabilities	123	234
Other	124	79
	8,218	8,217
Less valuation allowance	(8,287)	(8,286)
Net deferred income tax liabilities	$(69)	$(69)

The differences between income taxes on continuing operations and the Federal statutory rate of 21% were as follows:

	2024	2023
Income tax expense (benefit) at Federal statutory rate	$(520)	$(323)
Changes in valuation allowance—continuing operations	344	314
U.S. state income taxes, net of federal benefit	181	(18)
Other	(10)	20
Total income tax expense (benefit)—continuing operations	$(5)	$(7)

In accordance with the Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 740, we evaluate our deferred taxes quarterly to determine if adjustments to our valuation allowance are required based on the consideration of available positive and negative evidence using a “more likely than not” standard with respect to whether deferred tax assets will be realized. Our evaluation considers, among other factors, our historical operating results, our expectation of future results of operations, the duration of applicable statuary carryforward periods and conditions of the healthcare industry. The ultimate realization of our deferred tax assets depends primarily on our ability to generate future taxable income during the periods in which the related temporary differences in the financial basis and the tax basis of the assets become deductible. The value of our deferred tax assets will depend on applicable income tax rates.
At June 30, 2024, consistent with the above process, we evaluated the need for a valuation allowance against our deferred tax assets and determined that it was more likely than not that none of our deferred tax assets would be realized. As a result, in accordance with ASC 740, we recognized a valuation allowance of $8,287 against the deferred tax asset so that there is no net long-term deferred income tax asset at June 30, 2024. We conducted our evaluation by considering available positive and negative evidence to determine our ability to realize our deferred tax assets. In our evaluation, we gave more significant weight to evidence that was objective in nature as compared to subjective evidence. A long-term deferred tax liability of $69 is recorded within other noncurrent liabilities in the accompanying condensed consolidated balance sheet of June 30, 2024 to reflect the deferred tax liability for the non-amortizing trade name intangible asset.
The principal negative evidence that led us to determine at June 30, 2024 that all the deferred tax assets should have full valuation allowances was historical tax losses and the projected current fiscal year tax loss. For purposes of evaluating our valuations allowances, the Company’s history of losses represent significant historical negative evidence and we have recognized none of our federal income tax net operating loss carry-forward of approximately $24,458.
For federal income tax purposes, at June 30, 2024, the Company had approximately $24,458 of estimated net operating loss carry-forwards available for use in future years subject to the possible limitations of the provisions of Internal Revenue Code Section 382. These net operating loss carryforwards expire primarily in fiscal year 2025 through fiscal year 2038; however, with the enactment of the Tax Cut and Jobs Act on December 22, 2017, federal net operating loss carryforwards generated in taxable years beginning after December 31, 2017 now have no expiration date. The Company’s returns for the periods prior to the fiscal year ended June 30, 2020 are no longer subject to potential federal and state income tax examination. Net operating loss carry-forwards generated in tax years prior to June 30, 2020 are still subject to redetermination in potential federal income tax examination.
11. EMPLOYEE BENEFITS
Defined Contribution Plan — SunLink has a defined contribution plan pursuant to IRS Section 401(k) covering substantially all employees. SunLink matches a specified percentage of the employee’s contribution as determined periodically by its management. No match was provided for the fiscal years ended June 30, 2024 and 2023, respectively. Plan expense for the defined contribution plan was $0 for the years ended June 30, 2024 and 2023.
Defined Benefit Plans — No defined benefit plan is currently maintained for employees of SunLink, the Healthcare Services segment or the Pharmacy segment. Prior to 1997, SunLink maintained a defined benefit retirement plan covering substantially all of its domestic employees. Effective February 28, 1997, SunLink amended its domestic retirement plan to freeze participant benefits and closed the plan to new participants. Benefits under the frozen plan are based on years of service and level of earnings. SunLink funds the frozen plan, which is noncontributory, at a rate that meets or exceeds the minimum amounts required by the Employee Retirement Income Security Act of 1974. Since the sale of SunLink’s life sciences and engineering segment businesses in the fiscal year ended March 31, 1999, net pension expense has been classified as an expense of discontinued operations.
At June 30, 2024, the plan’s assets were invested 16% in cash and short-term investments, 67% in equity investments and 17% in fixed income investments. The plan’s current investment policy of primarily investing in cash and short-term investments is based on the possible need for immediate liquidity as benefits are paid and participants withdraw from the plan. The expected return on investment of 4% is based upon the plan’s historical return on assets. The plan expects to pay $115, $28, $37, $39, and $41 in pension benefits in the years ending June 30, 2025 through 2029, respectively. The plan expects to pay $248 in pension benefits for the years June 30, 2030 through 2034 in the aggregate. This assumes the plan participants elect to take monthly pension benefits as opposed to a lump sum payout when they reach age 65. The Company made contributions of $20 to the plan during the year ended June 30, 2024 and contributions of $88 to the plan during the year ended June 30,2023, respectively, and plans to make no contribution to the plan for the year ended June 30, 2025. The fair value of the plan assets at June 30, 2024 were $862, of which $724 is classified as a Level 2 investment within the valuation hierarchy and $138 is classified as a Level 3 investment within the valuation hierarchy

The components of net pension expense for all plans (comprised solely of one domestic plan) were as follows for the fiscal years ended June 30, 2024 and 2023:

	2024	2023
Service cost	$0	$0
Interest cost	43	52
Expected return on assets	(35)	(43)
Amortization of prior service cost	0	0
Settlement cost	(12)	(8)
Net pension (benefit) expense	$(4)	$1
Weighted-average assumptions:
Discount rate	5.10%	4.50%
Expected return on plan assets	4.00%	4.00%
Rate of compensation increase	0.00%	0.00%

Summary information for the plans (comprised solely of one domestic plan) is as follows for the fiscal years ended June 30, 2024 and 2023:

	2024	2023
Change in Benefit Obligation:
Benefit obligation at beginning of year	$848	$1,172
Interest cost	43	52
Actuarial (gain) loss	(27)	(67)
Benefits paid	(104)	(332)
Effect of settlements	1	23
Benefit obligation end of year	$761	$848
Change in Fair Value of Plan Assets:
Beginning fair value	$848	$1,041
Actual return (loss) on plan assets	98	51
Employer contribution	20	88
Benefits paid	(104)	(332)
Plan assets at end of year	$862	$848
Funded status of the plans	101	0
Unrecognized actuarial (gain) loss	(97)	(20)
Accrued benefit cost	$4	$(20)
Amounts Recognized in Consolidated Balance Sheets
Accrued benefit cost	4	(20)
Accumulated other comprehensive (gain) loss*	(97)	(20)
Net amount recognized	$101	$0

*	Accumulated other comprehensive loss represents minimum pension liability adjustments.
12. SALES TAX PAYABLE
During the fiscal year ended June 30, 2019, the Pharmacy business amended its sales tax position with four different taxing authorities to avail its business of exemptions from state and local sales taxes in Louisiana on revenues from the sales of products and services to beneficiaries of government insurance programs to the extent reimbursed by the administrators of such programs. No such sales taxes for any period subsequent to June 30, 2019 have been paid on the related reimbursement received from the government insurance payers’ programs with respect to sales of such products and services. The Company has filed amended sales tax returns for periods still open under the applicable statutes of limitations claiming refunds of such sales taxes paid. Refunds have been received from three taxing authorities in the amounts claimed on amended returns and a settlement was reached with one taxing authority to offset future sales tax payable. Amounts claimed and received from two taxing authorities providing refunds were recorded as revenues in the fiscal year ended June 30, 2020 in the amount of $359. During the year ended June 30, 2024, the Company recorded a refund received of $321 as revenue for a sales tax refund which was received in October 2023 and during the year ended June 30, 2024, the Company recorded $150 for prior period sales tax settlements.

In addition, until October 1, 2022, the Company accrued as payable amounts for sales tax estimates from these taxing authorities in amounts management believed would be payable if the Company's position did not prevail. During the year ended June 30, 2023, after discussions with the taxing authorities and external legal counsel, the Company determined that it was more likely than not that its position could be sustained going forward and accrued but unpaid sales tax would not be payable. Based on this determination, the Company reversed $2,615 of accrued sales tax during the year ended June 30, 2023 as an increase of net revenues.
13. RELATED PARTIES
A former director, who resigned after June 30, 2024, of the Company is senior counsel in a law firm which provides services to SunLink. The Company has expensed an aggregate of $520 and $264 to the law firm in the fiscal years ended June 30, 2024 and 2023, respectively. Included in the Company’s consolidated balance sheets at June 30, 2024 and 2023, respectively, is $156 and $36 of amounts payable to the law firm.
14. EARNINGS PER SHARE
(Share Amounts in Thousands)
Earnings (loss) per share and shares outstanding information for the years ended June 30, 2024 and 2023 is as follows:

	2024		2023
	Amount	Per Share Amount	Amount	Per Share Amount
Earnings (Loss) from continuing operations	$(2,311)		$198
Basic:
Weighted-average shares outstanding	7,038	$(0.33)	7,019	$0.03
Diluted:
Weighted-average shares outstanding	7,038	$(0.33)	7,022	$0.03
Earnings (Loss) from discontinued operations	$784		$(1,993)
Basic:
Weighted-average shares outstanding	7,038	$0.11	7,019	$(0.28)
Diluted:
Weighted-average shares outstanding	7,038	$0.11	7,022	$(0.28)
Net loss	$(1,527)		$(1,795)
Basic:
Weighted-average shares outstanding	7,038	$(0.22)	7,019	$(0.26)
Diluted:
Weighted-average shares outstanding	7,038	$(0.22)	7,022	$(0.26)
Weighted-average number of shares outstanding—basic	7,038		7,019
Effect of dilutive director, employee and guarantor options and outstanding common share warrants	0		3
Weighted-average number of shares outstanding—diluted	7,038		7,022

Share options of 1 for the year ended June 30, 2024 are not included in the computation of diluted earnings per share because their effect would be antidilutive.
15. SUBSEQUENT EVENTS
On August 2, 2024, the Company sold its all its minority equity ownership investment in a subsidiary to the majority owner for cash of approximately $1,064 which will result a pre-tax gain on the sale of approximately $665 for the quarter ended September 30, 2024.
On September 6, 2024, the Company sold 24.7 acres of undeveloped land in Ellijay, GA, for cash of approximately $401 which will result a pre-tax gain on the sale of approximately $30 for the quarter ended September 30, 2024.

SUNLINK HEALTH SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31, 2025 (unaudited)	June 30, 2024
ASSETS
Current Assets:
Cash and cash equivalents	$7,466	$7,170
Receivables - net	2,940	3,371
Inventory	1,462	1,553
Current assets held for sale	0	1,959
Prepaid expense and other assets	1,837	1,611
Total current assets	13,705	15,664
Property, plant and equipment, at cost	11,047	12,683
Less accumulated depreciation	(9,151)	(9,874)
Property, plant and equipment - net	1,896	2,809
Noncurrent Assets:
Intangible asset	1,180	1,180
Right of use assets	660	516
Other noncurrent assets	33	443
Total noncurrent assets	1,873	2,139
TOTAL ASSETS	$17,474	$20,612
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,473	$1,905
Accrued payroll and related taxes	731	955
Current liabilities held for sale	0	0
Current operating lease liabilities	280	331
Other accrued expenses	1,017	1,022
Total current liabilities	3,501	4,213
Long-Term Liabilities
Noncurrent liability for professional liability risks	70	49
Long-term operating lease liabilities	388	197
Other noncurrent liabilities	105	180
Total long-term liabilities	563	426
Commitments and Contingencies
Shareholders’ Equity
Preferred Shares, authorized and unissued, 2,000 shares	0	0
Common Shares, without par value:
Issued and outstanding, 7,041 shares at March 31, 2025 and 7,041 at June 30, 2024	3,521	3,521
Additional paid-in capital	10,747	10,747
Retained earnings (deficit)	(1,085)	1,478
Accumulated other comprehensive income	227	227
Total Shareholders’ Equity	13,410	15,973
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$17,474	$20,612

See notes to condensed consolidated financial statements.

SUNLINK HEALTH SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE EARNINGS (LOSS)
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2025	2024	2025	2024
Net revenues	$7,323	$7,462	$23,181	$24,527
Costs and Expenses:
Cost of goods sold	4,234	4,339	13,327	13,871
Salaries, wages and benefits	2,275	2,652	8,066	7,937
Supplies	30	36	104	109
Purchased services	339	265	984	832
Other operating expenses	717	589	2,354	2,279
Rent and lease expense	92	92	279	275
Depreciation and amortization	319	342	956	960
Operating Loss	(683)	(853)	(2,889)	(1,736)
Other Income (Expense):
Gains (losses) on sale of assets	(14)	0	680	2
Impairment loss	0	0	(100)	0
Interest income, net	67	19	167	70
Loss from Continuing Operations before income taxes	(630)	(834)	(2,142)	(1,664)
Income Tax Benefit	0	(10)	0	(5)
Loss from Continuing Operations	(630)	(824)	(2,142)	(1,659)
Loss from Discontinued Operations, net of tax	(41)	(572)	(421)	(4,156)
Net Loss	(671)	(1,396)	(2,563)	(5,815)
Other comprehensive income	0	0	0	0
Comprehensive Loss	$(671)	$(1,396)	$(2,563)	$(5,815)
Loss Per Share:
Continuing Operations:
Basic	$(0.09)	$(0.12)	$(0.30)	$(0.24)
Diluted	$(0.09)	$(0.12)	$(0.30)	$(0.24)
Discontinued Operations:
Basic	$(0.01)	$(0.08)	$(0.06)	$(0.59)
Diluted	$(0.01)	$(0.08)	$(0.06)	$(0.59)
Net Loss:
Basic	$(0.10)	$(0.20)	$(0.36)	$(0.83)
Diluted	$(0.10)	$(0.20)	$(0.36)	$(0.83)
Weighted-Average Common Shares Outstanding:
Basic	7,041	7,041	7,041	7,038
Diluted	7,041	7,041	7,041	7,038

See notes to condensed consolidated financial statements.

SUNLINK HEALTH SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(In thousands)
(Unaudited)

	Common Shares		Additional Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income	Total Shareholders’ Equity
	Shares	Amount
JUNE 30, 2024	7,041	$3,521	$10,747	$1,478	$227	$15,973
Net loss	0	0	0	(549)	0	(549)
SEPTEMBER 30, 2024	7,041	$3,521	$10,747	$929	$227	$15,424
Net loss	0	0	0	(1,343)	0	(1,343)
DECEMBER 31, 2024	7,041	3,521	10,747	(414)	227	14,081
Net loss	0	0	0	(671)	0	(671)
MARCH 31, 2025	7,041	$3,521	$10,747	$(1,085)	$227	$13,410
JUNE 30, 2023	7,032	$3,516	$10,746	$3,005	$150	$17,417
Share options exercised	9	5	1	0	0	6
Net loss	0	0	0	(1,344)	0	(1,344)
SEPTEMBER 30, 2023	$7,041	$3,521	$10,747	$1,661	$150	$16,079
Net loss	0	0	0	(3,075)	0	(3,075)
DECEMBER 31, 2023	7,041	3,521	10,747	(1,414)	150	13,004
Net loss	0	0	0	(1,396)	0	(1,396)
MARCH 31, 2024	7,041	$3,521	$10,747	$(2,810)	$150	$11,608

See notes to condensed consolidated financial statements.

SUNLINK HEALTH SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months March 31,
	2025	2024
Net Cash Used in Operating Activities	$(2,543)	$(2,592)
Cash Flows Provided by (Used in) Investing Activities:
Expenditures for property, plant and equipment - continuing operations	(558)	(1,089)
Expenditures for property, plant and equipment - discontinued operations	0	(91)
Proceeds from the sale of Trace - discontinued operations	0	500
Proceeds from sale of property, plant and equipment - continuing operations	501	5
Proceeds from sale of property, plant and equipment - discontinued operations	1,832	0
Proceeds from sale of investment in minority owned equity investment	1,064	0
Net Cash Provided by (Used in) Investing Activities	2,839	(675)
Cash Flows Provided by (Used in) Financing Activities:
Proceeds from share options exercises	0	6
Payments on long-term debt - discontinued operations	0	(14)
Net Cash Used in Financing Activities	0	(8)
Net Increase (Decrease) in Cash and Cash Equivalents	296	(3,275)
Cash and Cash Equivalents Beginning of Period	7,170	4,486
Cash and Cash Equivalents End of Period	$7,466	$1,211
Supplemental Disclosure of Cash Flow Information:
Cash Paid (Received) for:
Interest	$(167)	$(70)
Income taxes	$0	$105
Non-cash investing and financing activities:
Right-of-use assets obtained in exchange for operating lease liabilities	$391	$18

See notes to condensed consolidated financial statements.

SUNLINK HEALTH SYSTEMS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
THREE AND NINE MONTHS ENDED MARCH 31, 2025
(all dollar amounts in thousands except per share amounts)

(Unaudited)
Note 1. –Basis of Presentation
The accompanying unaudited Condensed Consolidated Financial Statements as of March 31, 2025 and for the three and nine month periods ended March 31, 2025 and 2024 have been prepared in accordance with Rule 8-03 and Article 8-03 of Regulation S-X of the Securities and Exchange Commission (“SEC”) and, as such, do not include all information required by accounting principles generally accepted in the United States of America (“GAAP”). The Condensed Consolidated June 30, 2024 Balance Sheet included in this interim filing has been derived from the audited consolidated financial statements at that date but does not include all the information and related notes required by GAAP for complete consolidated financial statements. These Condensed Consolidated Financial Statements should be read in conjunction with the audited consolidated financial statements included in the SunLink Health Systems, Inc. (“SunLink”, “we”, “our”, “ours”, “us” or the “Company”) Annual Report on Form 10-K for the fiscal year ended June 30, 2024, filed with the SEC on September 30, 2024. In the opinion of management, the Condensed Consolidated Financial Statements, which are unaudited, include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position and results of operations for the periods indicated. The results of operations for the three and nine month periods ended March 31, 2025 are not necessarily indicative of the results that may be expected for the entire fiscal year or any other interim period.
Throughout these notes to the condensed consolidated financial statements, SunLink Health Systems, Inc., and its consolidated subsidiaries are referred to on a collective basis as “SunLink”, “we”, “our”, “ours”, “us” or the “Company.” This drafting style is not meant to indicate that SunLink Health Systems, Inc. or any particular subsidiary of the Company owns or operates any particular asset, business or property. Each operation and business described in this filing is owned and operated by a distinct and indirect subsidiary of SunLink Health Systems, Inc.
Note 2. – Merger
On April 15, 2025, the Company and Regional Health Properties, Inc. (“Regional”) jointly announced that they have entered into an amended and restated agreement and plan of merger (the “merger agreement”), pursuant to which SunLink is to merge with and into Regional (the “merger”) in exchange for the issuance of an aggregate of approximately 1,595,401 shares of Regional common stock and 1,408,121 shares of Regional’s newly-authorized Series D 8% Cumulative Convertible Redeemable Participating Preferred Shares (the “Regional Series D Preferred Stock”) with an initial liquidation preference of $12.50 per share. The merger agreement has been approved by each company’s board of directors and completion of the transaction remains subject to the receipt of the approvals of the shareholders of both Regional and SunLink, regulatory approvals and satisfaction of customary closing conditions.
The foregoing summary is not complete and is qualified in all respects by reference to the actual language of the merger agreement, a copy of which is filed as Exhibit 2.1 to the Current Report on Form 8-K filed by SunLink with the SEC on April 18, 2025. The merger agreement amends and restates in its entirety the previously announced agreement and plan of merger, between Regional and SunLink, dated as of January 3, 2025, which was described in the Current Report on Form 8-K filed by SunLink with the SEC on January 10, 2025.
Note 3. – Business Operations
The Company’s continuing operations are currently composed of a pharmacy business.
The pharmacy business, is composed of four operational areas conducted in three locations in southwest Louisiana:
•	Retail pharmacy products and services, consisting of retail pharmacy sales.

•
Institutional pharmacy services consisting of the provision of specialty and non-specialty pharmaceutical and biological products to institutional clients or to patients in institutional settings, such as extended care and rehabilitation centers, nursing homes, assisted living facilities, behavioral and specialty hospitals, hospice, and correctional facilities.

•
Non-institutional pharmacy services consisting of the provision of specialty and non-specialty pharmaceutical and biological products to clients or patients in non-institutional settings including private residential homes.

•
Durable medical equipment products and services (“DME”), consisting primarily of the sale and rental of products for institutional clients or to patients in institutional settings and patient-administered home care.

Α subsidiary, SunLink Health Systems Technology (“SHST Technology”), an information technology (“IT”) business, was sold in January 2025.
COVID-19 Pandemic
The Company’s operations for the nine months ended March 31, 2025 continued to be negatively affected by the aftermath of the COVID-19 pandemic, although mitigated somewhat from prior quarters, and among other factors, difficulty hiring qualified employees, rising labor and supply costs, and supply chain challenges resulting in inability to obtain pharmacy and DME products on a timely, cost effective basis.
Note 4. – Discontinued Operations
All of the businesses discussed below are reported as discontinued operations and the condensed consolidated financial statements for all prior periods have been adjusted to reflect this presentation.
Sale of Trace Regional Hospital, medical office building, three patient clinics, and Trace Extended Care operations – On January 22, 2024, the Company's indirect subsidiary, Southern Health Corporation of Houston, Inc. (“Southern”), reached revised agreements (the “Revised Agreements”) for the sale of Trace Regional Hospital, a vacant medical office building and three (3) patient clinics in Chickasaw County, MS, (collectively “Trace”) to Progressive Health of Houston, LLC (“Progressive”) pursuant to which (i) Southern sold certain personal and intangible property to Progressive for $500 under to an asset purchase agreement ('Trace Hospital Assets Sale”), (ii) entered into a six-month net lease of the real property of the hospital, medical office building and the clinics real property (the “Trace Real Estate”) for $20 per month, (iii) entered into a contract to sell the Trace real estate to Progressive (the “Trace Real Estate Sale”) for $2,000 and (iv) engaged Progressive under a management agreement to manage the operations of Trace pending receipt of certain regulatory approvals, which were received February 29, 2024. The Company recorded a loss of $962 on the Trace Hospital Assets Sale during the year ended June 30, 2024, which included sale expenses of $174. The Trace Real Estate Sale was completed on October 9, 2024. The Company received net proceeds of $1,832 at closing. The Company reported a loss of $110 in the quarter ended December 31, 2024 related to additional sale expenses. The Company had earlier reported an additional asset impairment reserve of $44 in the quarter ended September 30, 2024 for transaction expenses incurred at the sale date. SunLink earlier reported an impairment loss of $1,974 at December 31, 2023 to reduce the net value of the Trace hospital assets to the estimated sale proceeds under the revised agreement. On June 3, 2024, the Company's indirect subsidiary, Southern Health Corporation of Houston, Inc. and an affiliate completed the sale of its Trace Extended Care & Rehab senior care facility ('Trace Extended Care”) and related real estate in Houston, Mississippi for approximately $7,100 (the “Trace Extended Care Facility Sale”). The net proceeds of approximately $6,522 have been retained for working capital and general corporate purposes. The Company recorded a gain of $5,584 during the fiscal year ended June 30, 2024 on the Trace Extended Care Facility Sale, which included sale expenses of $578.
Sold Facilities– Subsidiaries of the Company have sold substantially all the assets of five (5) other hospitals (“Sold Facilities”) during the period July 2, 2012 to March 17, 2019. The loss before income taxes of the Sold Facilities results primarily from the effects of retained professional liability insurance and claims expenses, a prior year negative cost report settlement for a closed hospital and settlement of a lawsuit.
Life Sciences and Engineering Segment —SunLink retained a defined benefit retirement plan which covered substantially all the employees of this segment when the segment was sold during fiscal year 1998. Effective February 28, 1997, the plan was amended to freeze participant benefits and close the plan to new participants. Pension expense and related tax benefit or expense is reflected in the results of discontinued operations for this segment for the three and nine months ended March 31, 2025 and 2024, respectively.

The components of pension expense for the three and nine months ended March 31, 2025 and 2024, respectively, were as follows:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2025	2024	2025	2024
Interest cost	$9	$10	$27	$32
Expected return on assets	(11)	(9)	(36)	(27)
Amortization of prior service cost	0	0	0	0
Net pension (income) expense	$(2)	$1	$(9)	$5

Per the Actuarial Valuation Report for the plan year beginning July 1, 2024, no minimum contribution amount is required for the pension plan year ended June 30, 2025. As such SunLink did not make any contributions to the plan during the nine months ended March 31, 2025 and does not anticipate contributing any funds during the last three months of the fiscal year ending June 30, 2025.
Statements of operations from discontinued operations for the three and nine months ended March 31, 2025 and 2024.
The results below primarily reflect the reporting of Trace as discontinued operations as a result of the Company's Revised agreement to sell Trace and its sale of Trace Extended Care, are as follows:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2025	2024	2025	2024
Net Revenues	$0	$1,886	$(46)	$7,329
Costs and Expenses:
Salaries, wages and benefits	5	917	120	4,659
Supplies	0	146	0	702
Purchased services	16	280	85	1,587
Other operating expense	20	452	16	1,509
Rent and lease expense	0	8	0	75
Depreciation and amortization	0	42	0	308
Operating Profit (Loss)	(41)	41	(267)	(1,511)
Other Income (Expense):
Impairment loss of Trace Hospital Real Estate and related sale expenses	0	0	(44)	(2,032)
Loss on sale of Trace Hospital Real Estate and related sale expenses	0	(613)	(110)	(613)
Loss from Discontinued Operations before income taxes	(41)	(572)	(421)	(4,156)
Income Tax Expense	0	0	0	0
Loss from Discontinued Operations, net of tax	$(41)	$(572)	$(421)	$(4,156)

Details of assets and liabilities held for sale of discontinued operations at June 30, 2024, are as follows:

June 30, 2024
Property, plant and equipment, net	$3,654
Impairment reserve	(1,695)
Total assets held for sale	$1,959

Note 5. – Shareholders’ Equity
Stock-Based Compensation – For the three and nine months ended March 31, 2025 and 2024, the Company recognized no stock-based compensation for options issued to employees and directors of the Company. There were no shares issued as a result of options exercised during the three and nine months ended March 31, 2025. There were 9,000 shares issued as a result of options exercised during the nine months ended March 31, 2024.

Note 6. – Revenue and Accounts Receivable
Disaggregation of Revenue
The Company disaggregates revenue from contracts with its patients by payors. The Company determines that disaggregating revenue into these categories achieves the disclosure objectives to depict how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors. A reconciliation of disaggregated revenue is shown below.
Revenues by payor were as follows for the three and nine months ended March 31, 2025 and 2024:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2025	2024	2025	2024
Medicare	$3,243	$3,207	$10,551	$11,021
Medicaid	1,542	1,506	4,940	4,898
Retail and Institutional Pharmacy	1,958	1,517	5,608	4,839
Private Insurance	561	1,022	1,615	3,179
Self-pay	0	189	408	532
Other	19	21	59	58
Total Net Revenues	$7,323	$7,462	$23,181	$24,527

The revenues for the three months ended March 31, 2024 includes $57 of prior period sales tax refunds The revenues for the nine months ended March 31, 2024 includes $437 of prior period sales tax refunds.
The Company’s service specific revenue recognition policies are as follows:
Pharmacy
The Company’s revenue is derived primarily from providing pharmacy goods and services to patients and is recognized on the date goods and services are provided at amounts billable to individual patients, adjusted for estimates for variable consideration. Revenue is recognized when control of the promised goods or services are transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. Each prescription claim represents a separate performance obligation of the Company, separate and distinct from other prescription claims under customer arrangements. Significant portions of the revenue from sales of pharmaceutical and medical products are reimbursed by the federal Medicare Part D program and, to a lesser extent, state Medicaid programs. The Company monitors its revenues and receivables from these reimbursement sources, as well as other third-party insurance payors, and reduces revenue at the revenue recognition date, to properly account for the variable consideration due to anticipated differences between billed and reimbursed amounts. Accordingly, the total net revenues and receivables reported in the Company’s condensed consolidated financial statements are recorded at the amount expected to be ultimately received from these payors.
Receivables and Provision for Credit Losses
The Company adopted Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 326, Financial Statements – Credit Losses (“Topic 326”) with an adoption date of July 1, 2023. This standard requires a financial asset (or a group of financial assets) measured at amortized cost basis, to be presented at the net amount expected to be collected. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial asset(s) to present the net carrying value at the amount expected to be collected on the financial assets. The Company evaluates the valuation of accounts receivable concessions allowances based upon its historical collection trends, as well as its understanding of the nature and collectability of accounts based on their age and other factors. The model is based on the credit losses expected to arise over the life of the asset based on the Company’s expectations as of the balance sheet date through analyzing historical customer data as well as taking into consideration current and estimated future economic trends. The Company adopted Topic 326 and determined it did not have a material financial impact.

The roll forward of the allowance for credit losses for the three and nine months ended March 31, 2025 and 2024, was as follows:

	Nine Months Ended March 31, 2025	Nine Months Ended March 31, 2024
June 30, balance	$240	$532
Concession allowance expense	61	79
Write-offs	(45)	(203)
September 30, balance	256	408
Concession allowance expense	86	67
Write-offs	(110)	(104)
December 31, balance	232	371
Concession allowance expense	82	272
Write-offs	(75)	(363)
March 31, balance	$239	$280

Note 7. – Intangible Assets
As of March 31, 2025 and June 30, 2024, intangible assets reflected on the balance sheets consist solely of an indefinite-lived trade name of $1,180 relating to its acquisition of Carmichael's Cashway Pharmacy, Inc. (“Carmichael”).
Note 8. – Asset Sales
On August 2, 2024, the Company sold all its minority equity ownership investment in a subsidiary to the majority owner for cash of $1,064 which resulted in a pre-tax gain on the sale of $665 for the quarter ended September 30, 2024.
On September 6, 2024, the Company sold 24.7 acres of undeveloped land in Ellijay, GA, for cash of $401 which resulted in a pre-tax gain on the sale of $29 for the quarter ended September 30, 2024.
A subsidiary, SHST Technology, an IT business was sold in January 2025 for cash of $50 and a note receivable of $100. The note receivable is payable in two installments of $50 each in March and June 2025. An impairment loss of $100 was recorded in the nine months ended March 31, 2025 and an additional loss $14 for loss on sale of the business was recorded in the three months ended March 31, 2025.
Note 9. – Income Taxes
No income tax expense was recorded for continuing operations for the three and nine months ended March 31, 2025. Income tax benefit of $10 (all state income taxes) was recorded for continuing operations for the three months ended March 31, 2024 and income tax benefit of $5 (all state income taxes) was recorded for continuing operations for the nine months ended March 31, 2024.
In accordance with ASC 740, we evaluate our deferred taxes quarterly to determine if adjustments to our valuation allowance are required based on the consideration of available positive and negative evidence using a “more likely than not” standard with respect to whether deferred tax assets will be realized. Our evaluation considers, among other factors, our historical operating results, our expectation of future results of operations, the duration of applicable statuary carryforward periods and conditions of the healthcare industry. The ultimate realization of our deferred tax assets depends primarily on our ability to generate future taxable income during the periods in which the related temporary differences in the financial basis and the tax basis of the assets become deductible. The value of our deferred tax assets will depend on applicable income tax rates.
At March 31, 2025, consistent with the above process, we evaluated the need for a valuation allowance against our deferred tax assets and determined that it was more likely than not that none of our deferred tax assets would be realized. As a result, in accordance with ASC 740, we recognized a valuation allowance of $8,648 against the deferred tax asset so that there is no net long-term deferred income tax asset at March 31, 2025. We conducted our evaluation by considering available positive and negative evidence to determine our ability to realize our deferred tax assets. In our evaluation, we gave more significant weight to evidence that was objective in nature as compared to subjective evidence. A long-term deferred tax liability of $69 is recorded within other noncurrent liabilities in the accompanying condensed consolidated balance sheet of March 31, 2025 to reflect the deferred tax liability for the non-amortizing trade name intangible asset.
The principal negative evidence that led the Company to determine at March 31, 2025 that all the deferred tax assets should have full valuation allowances was historical tax losses and the projected current fiscal year tax loss. For purposes of evaluating our valuations allowances, the Company’s history of losses represent significant historical negative evidence and we have recognized none of our federal income tax net operating loss carry-forward of approximately $29,217.
For federal income tax purposes, at March 31, 2025, the Company had approximately $29,217 of estimated net operating loss carry-forwards available for use in future years subject to the possible limitations of the provisions of Internal Revenue Code Section 382. These net operating loss carryforwards expire primarily in fiscal year 2036 through fiscal year 2038; however, with the enactment of the Tax Cut and Jobs Act on December 22, 2017, federal net operating loss carryforwards generated in taxable years beginning after December 31, 2017 now have no expiration date. The Company’s returns for the periods prior to the fiscal year ended June 30, 2020 are no longer subject to potential federal and state income tax examination. Net operating loss carry-forwards generated in tax years prior to June 30, 2020 are still subject to redetermination by potential federal income tax examination.
Note 10. – Leases
The Company, as lessee, has operating leases relating to its pharmacy operations, certain medical equipment, and office equipment. All lease agreements generally require the Company to pay maintenance, repairs, property taxes and insurance costs, all of which are variable amounts based on actual costs. Variable lease costs also include escalating rent payments that are not fixed at commencement but are based on an index determined in future periods over the lease term based on changes in the Consumer Price Index or other measure of cost inflation. Some leases include one or more options to renew the lease at the end of the initial term, with renewal terms that generally extend the lease at the then market rental rates. Leases may also include an option to buy the underlying asset at or a short time prior to the termination of the lease. All such options are at the Company’s discretion and are evaluated at the commencement of the lease, with only those that are reasonably certain of exercise included in determining the appropriate lease term. The components of lease cost and rent expense for the three and nine months ended March 31, 2025 and 2024 are as follows:

Lease Cost	Three Months Ended March 31, 2025	Three Months Ended March 31, 2024	Nine Months Ended March 31, 2025	Nine Months Ended March 31, 2024
Operating lease cost:
Operating lease cost	$85	$85	$256	$255
Short-term rent expense	2	7	21	19
Variable lease cost	5	0	2	1
Total operating lease cost	$92	$92	$279	$275

Supplemental balance sheet information relating to leases was as follows:

		As of March 31, 2025	As of June 30, 2024
Operating Leases:	Balance Sheet Classifications
Operating lease ROU Assets	ROU Assets	$660	$516
Current operating lease liabilities	Current operating lease liabilities	280	331
Long-term operating lease liabilities	Long-term operating lease liabilities	$388	$197

Supplemental cash flow and other information related to leases as of and for the three and nine months ended March 31, 2025 and 2024 are as follows:

	Three Months Ended		Nine Months Ended
Other information	March 31, 2025	March 31, 2024	March 31, 2025	March 31, 2024
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows of operating leases	$86	$85	$260	$255
Right-of-use assets obtained in exchange for new operating lease liabilities	354	0	391	18
Weighted-average remaining lease term:
Operating leases	4.07	1.82 years	4.07	1.82 years
Weighted-average discount rate:
Operating leases	1.14%	0.98%	1.14%	0.98%

Commitments relating to non-cancellable operating leases as of March 31, 2025 for each of the next five years and thereafter are as follows:

Payments due within	Operating Leases
1 year	$232
2 years	124
3 years	92
4 years	75
5 years	73
Over 5 years	73
Total minimum future payments	669
Less: Imputed interest	(1)
Total liabilities	668
Less: Current portion	(280)
Long-term liabilities	$388

Note 11. – Sales Tax Payable
During the fiscal year ended June 30, 2019, the pharmacy business amended its sales tax position with four different taxing authorities to avail its business of exemptions from state and local sales taxes in Louisiana on revenues from the sales of products and services to beneficiaries of government insurance programs to the extent reimbursed by the administrators of such programs. No such sales taxes for any period subsequent to June 30, 2019 have been paid on the related reimbursement received from the government insurance payers’ programs with respect to sales of such products and services. The Company has filed amended sales tax returns for periods still open under the applicable statutes of limitations claiming refunds of such sales taxes paid. During the three months ended March 31, 2024, the Company recorded a refund received of $57 as revenue for a sales tax refund. During the nine months ended March 31, 2024, the Company recorded a refund received of $437 as revenue for a sales tax refund.
Note 12. – Commitments and Contingencies
The Company has no contractual obligations, commitments and contingencies related to outstanding debt and interest (excluding operating leases, see Note 10) at March 31, 2025
Note 13. – Related Party Transactions
A former director of the Company, who resigned in July 2024, is senior counsel in a law firm which provides services to SunLink. The Company expensed an aggregate of $170 and $96 for legal services to this law firm in the three months ended March 31, 2025 and 2024. The Company expensed an aggregate of $447 and

$220 for legal services to this law firm in the nine months ended March 31, 2025 and 2024. Included in the Company’s condensed consolidated balance sheets in accounts payable at March 31, 2025 and June 30, 2024 is outstanding legal expenses to this firm $204 and $156, respectively.
Note 14. – Subsequent Events
On April 15, 2025, the Company and Regional jointly announced that they have entered into an amended and restated agreement and plan of merger, dated April 14, 2025, pursuant to which the Company to merge with and into Regional. See Note 2. Merger.

Annex A
AMENDED AND RESTATED
AGREEMENT
AND PLAN OF MERGER

by and between

REGIONAL HEALTH PROPERTIES, INC.

and

SUNLINK HEALTH SYSTEMS, INC.

Dated as of April 14, 2025

A-i

A-ii

Exhibit A - Form Articles of Amendment
Exhibit B - Form of Regional Support and Lock-Up Agreement
Exhibit C - Form of SunLink Support and Lock-Up Agreement
Exhibit D - Form of Morrison Employment Agreement
Exhibit E - Form of SunLink Letter of Resignation
Exhibit F - Form of Thornton Employment Agreement
Exhibit G - Historical Pharmacy Working Capital
Exhibit H - Historical Regional Working Capital
A-iii

AMENDED AND RESTATED
AGREEMENT AND PLAN OF MERGER
THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of April 14, 2025 by and between Regional Health Properties, Inc., a Georgia corporation (“Regional”), and SunLink Health Systems, Inc., a Georgia corporation (“SunLink”). Regional and SunLink are each sometimes referred to herein as a “Party” and collectively as the “Parties”.
RECITALS
WHEREAS, the Parties previously entered into that certain Agreement and Plan of Merger dated as of January 3, 2025 (the “Original Agreement”);
WHEREAS, the Parties desire to amend and restate the Original Agreement as set forth herein;
WHEREAS, the Parties intend that, subject to the terms and conditions of this Agreement and the applicable provisions of the Act, SunLink shall merge with and into Regional (the “Merger”), with Regional surviving the Merger;
WHEREAS, the board of directors of SunLink (the “SunLink Board”) has as of the date hereof unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, SunLink and its shareholders; (ii) adopted this Agreement; (iii) approved the Merger; (iv) directed that this Agreement and the Merger be submitted to SunLink’s shareholders for approval; and (v) resolved to recommend approval of this Agreement and the Merger by SunLink’s shareholders;
WHEREAS, the board of directors of Regional (the “Regional Board”) has as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the issuance of the shares of common stock of Regional, no par value per share (“Regional Common Stock”), and the issuance of the shares of Regional Series D 8% Cumulative Convertible Redeemable Participating Preferred Shares, having the terms, rights, powers and preferences set forth in the form Articles of Amendment attached hereto as Exhibit A (the “Regional Series D Preferred Stock”), pursuant to this Agreement (the “Regional Stock Issuance”), are fair to, and in the best interests of, Regional and its shareholders; (ii) adopted this Agreement; (iii) approved the Merger and the Regional Stock Issuance; (iv) directed that this Agreement, the Merger and the Regional Stock Issuance be submitted to Regional’s shareholders for approval; and (v) resolved to recommend approval of this Agreement, the Merger and the Regional Stock Issuance by the Regional’s shareholders;
WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) in which, among other things, the SunLink shareholders do not recognize taxable gain or loss on the exchange of the SunLink Common Stock solely for Regional Common Stock and Regional Series D Preferred Stock (such tax-free treatment not applying to any cash received by a SunLink shareholder as described herein), and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361, and 368 of the Code and within the meaning of Treasury regulation section 1.368-2(g); and
WHEREAS, contemporaneously with the execution and delivery of the Original Agreement, certain directors and executive officers of Regional as set forth on Annex A attached hereto (the “Supporting Regional Shareholders”) entered into a support and lock-up agreement substantially in the form attached hereto as Exhibit B (the “Regional Support and Lock-Up Agreement”) and certain directors and executive officers of SunLink as set forth on Annex B attached hereto (the “Supporting SunLink Shareholders”) entered into a support and lock-up agreement substantially in the form attached hereto as Exhibit C (the “SunLink Support and Lock-Up Agreement”).
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, Regional and SunLink, intending to be legally bound, hereby agree that the Original Agreement is hereby amended and restated and, as so amended and restated, further agree as follows:
ARTICLE I
THE MERGER
1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Act, SunLink shall merge with and into Regional, with Regional continuing as the surviving corporation of such merger, at the Effective Time.
1.2. Effective Time of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Regional and SunLink shall cause articles of merger and/or other appropriate documents necessary under the Act to effectuate the Merger (in any such case, the “Articles of Merger”) to be duly prepared and executed in accordance with the relevant provisions of the Act and filed with the Secretary of State. The Merger shall become effective upon the due filing of the Articles of Merger with the Secretary of State or at such subsequent time or date as Regional and SunLink shall agree and specify in the Articles of Merger (the “Effective Time”).
1.3. Closing. Subject to the satisfaction or waiver (by the Party entitled to the benefit thereof in accordance with this Agreement, to the extent permitted by Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of such conditions at the Closing), and unless this Agreement has been terminated pursuant to its terms, the Closing shall take place (i) remotely by exchange of documents and signatures (or their electronic counterparts) on the fourth (4th) Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of such conditions at the Closing) shall be satisfied or waived in accordance with this Agreement, or (ii) on such other date or at such other place as Regional and SunLink agree in writing.
1.4. Effects of the Merger. At the Effective Time (a) the separate existence of SunLink shall cease, SunLink shall be merged with and into Regional and Regional shall continue as the Surviving Corporation in the Merger; (b) the articles of incorporation of Regional as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until amended in accordance with the Act; and (c) the bylaws of Regional as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with the Act. The Merger shall have the effects set forth in the applicable provisions of the Act and in this Agreement. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of SunLink shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of SunLink shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.
1.5. Directors and Officers; Regional Special Committee.
(a) Directors and Officers. At the Effective Time, the Regional Board shall consist of six directors, of whom (i) two directors shall be designated by Regional (one of whom is independent under the rules and regulations of NYSE Amex), which designees shall be designated in writing by Regional prior to the time at which the Form S-4 becomes effective under the Securities Act (the “Regional Designees”), (ii) two directors shall be designated by SunLink, which designees (each of whom is independent under the rules and regulations of NYSE Amex) shall be designated in writing by SunLink prior to the time at which the Form S-4 becomes effective under the Securities Act (the “SunLink Designees”), and (iii) two directors, Scott Kellman and C. Christian Winkle (each of whom is independent under the rules and regulations of NYSE Amex) (the “Mutual Designees”), shall be designated by the mutual agreement of Regional and SunLink; provided however, that up to two additional directors may be placed on the Regional Board by the holders of Regional Series B Preferred Stock in accordance with the articles of incorporation of Regional as in effect immediately prior to the Effective Time (each, a “Series B Director”). Prior to the Effective Time, Regional shall take all actions necessary to cause the resignation of the directors serving on the Regional Board who are not Regional Designees, the

Mutual Designees or a Series B Director (it being understood that such resignation shall not constitute a voluntary termination with respect to any director of Regional or its Subsidiaries) to become effective immediately prior to, but conditioned on, the Effective Time (pursuant to written resignation letters, copies of which will be provided to SunLink) such that, after giving effect to such resignations, the Regional Board at the Effective Time shall consist of the Regional Designees, the SunLink Designees, the Mutual Designees and the Series B Directors, if any. Regional and the Regional Board shall take all actions necessary such that, prior to the next annual meeting of Regional shareholders following the Effective Time (the “Annual Meeting”), the Regional Board shall nominate each of the SunLink Designees and the Mutual Designees for election at the Annual Meeting, subject to applicable Law (including fiduciary duties of the members of the Regional Board). Regional and the Regional Board shall also take all actions necessary to cause Mark J. Stockslager, Chief Financial Officer of SunLink, to be appointed, effective as of the Effective Time, as the Chief Financial Officer and principal financial officer of Regional. In connection therewith, Regional shall provide employment, compensation and incentive terms to Mark J. Stockslager equivalent to the terms included in that certain Employment Letter, dated April 30, 2001, by and between SunLink and Mark J. Stockslager (the “Stockslager Employment Agreement”) at the Effective Time.
(b) Regional Special Committee. Promptly following the Effective Time, the Regional Board shall create the Regional Special Committee.
1.6. Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of SunLink, Regional or any holder of shares of SunLink Capital Stock or Regional Capital Stock:
(a) Regional Capital Stock. Each share of Regional Capital Stock issued and outstanding immediately prior to the Effective Time shall continue to be a validly issued, fully paid and nonassessable share of Regional Capital Stock of Regional as the Surviving Corporation.
(b) Cancellation of Treasury Stock, Subsidiary-Owned and SunLink-Owned Stock. Any shares of SunLink Common Stock that are held in treasury of SunLink and any shares of SunLink Common Stock owned by any Subsidiary of SunLink immediately prior to the Effective Time shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.
(c) Merger Consideration for SunLink Common Stock. Subject to Section 1.7, each five shares of SunLink Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares to be cancelled in accordance with Section 1.6(b) (together, the “Excluded Shares”)) (such shares of SunLink Common Stock other than the Excluded Shares, the “Eligible Shares”), shall be converted into the right to receive from Regional, in accordance with the terms of this Agreement, (i) 1.1330 validly issued, fully paid and nonassessable shares of Regional Common Stock (the “Regional Common Stock Consideration”), and (ii) one validly issued, fully paid and nonassessable share of Regional Series D Preferred Stock (the “Regional Preferred Stock Consideration” and, together with the Regional Common Stock Consideration, the “Merger Consideration”); provided, however, that the Regional Preferred Stock Consideration shall be subject to adjustment as set forth in Section 5.17(a). As of the Effective Time, all such shares of SunLink Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a Certificate or Uncertificated Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 1.6(c) in accordance with the provisions of Section 1.7.
(d) Adjustments to Merger Consideration. Subject to the limitations set forth in this Agreement, including Section 4.1(a) and Section 4.1(b), the Merger Consideration shall be adjusted to reflect fully and equitably the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into SunLink Common Stock or Regional Common Stock, as applicable), reorganization, recapitalization or other like change with respect to SunLink Common Stock or Regional Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.
1.7. Surrender of Certificates.
(a) Paying Agent. Prior to the Effective Time, Regional shall engage the Paying Agent, and at or immediately prior to the Effective Time, Regional shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Eligible Shares, for payment through the Paying Agent in accordance with this Section 1.7, the Payment Fund. The Payment Fund shall not be used for any other purpose other than as expressly provided for under this Agreement. Regional shall take all actions necessary to ensure that, from and after the Effective Time, the Payment Fund includes at all times cash sufficient to pay any dividends and other distributions pursuant to Section 1.7(h) and cash sufficient to pay cash in lieu of fractional shares pursuant to Section 1.7(i). Any interest and other income resulting from such investments (net of any losses) shall be paid to Regional pursuant to Section 1.7(e). In the event the cash portion of the Payment Fund is diminished below the level required for the Paying Agent to make prompt cash payments as required under Section 1.7(b), including any such diminishment as a result of investment losses, Regional shall promptly deposit, or shall cause to be promptly deposited, additional cash into the Payment Fund in an amount equal to the deficiency in the amount required to make such payments. Regional shall pay, or cause to be paid, all charges and expenses of the Paying Agent in connection with the exchange of Eligible Shares pursuant to this Agreement.
(b) Exchange Procedures.
(i) Promptly (and in any event within three Business Days) after the Effective Time, Regional shall cause the Paying Agent to mail to each holder of record of a Certificate (A) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 1.7(g)) to the Paying Agent, and (B) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 1.7(g)) in exchange for the Merger Consideration payable with respect thereto, with such letters of transmittal and such instructions in customary form with such other provisions as Regional and SunLink may mutually agree prior to the Closing. Upon surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 1.7(g)) to the Paying Agent in accordance with the terms of such letters of transmittal, duly executed, the holder of such Certificate shall be promptly paid in exchange therefor (1) Regional Common Stock representing, in the aggregate, the whole number of shares of Regional Common Stock that such holder has the right to receive pursuant to Section 1.6(c) (after taking into account all shares of SunLink Common Stock then held by such holder), (2) Regional Series D Preferred Stock representing, in the aggregate, the whole number of shares of Regional Series D Preferred Stock that such holder has the right to receive pursuant to Section 1.6(c) (after taking into account all shares of SunLink Common Stock then held by such holder), and (3) dividends and other distributions pursuant to Section 1.7(h) and cash in lieu of any fractional shares of Regional Common Stock and Regional Series D Preferred Stock pursuant to Section 1.7(i), and the Certificate so surrendered shall forthwith be cancelled.
(ii) Notwithstanding anything to the contrary in this Agreement, any holder of Uncertificated Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article I. In lieu thereof, each holder of record of one or more Uncertificated Shares shall upon receipt by the Paying Agent of an “agent’s message” in customary form with respect to any Uncertificated Share (or such other evidence, if any, of transfer as the Paying Agent or Regional may reasonably request) be promptly paid the Merger Consideration pursuant to, and in accordance with, the terms of this Agreement in respect of such Uncertificated Share, and such Uncertificated Share shall forthwith be cancelled.
(c) Interest; Transfers; Rights Following the Effective Time. No interest will be paid or accrued on the cash payable, if any, upon the surrender of such Certificates or Uncertificated Shares. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (i) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (ii) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of Regional that such Tax either has been paid or is not required to be paid. Payment of the Merger Consideration with respect to Uncertificated Shares shall only be made to the Person in whose name such Uncertificated Shares are registered. Until surrendered as contemplated by this Section 1.7, each Certificate and all Uncertificated Shares shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by Section 1.6(c), without any interest thereon.
(d) No Further Ownership Rights in SunLink Common Stock. All Merger Consideration paid upon the surrender of Certificates and cancellation of Uncertificated Shares in accordance with the terms hereof shall be deemed to have been paid in satisfaction of all rights pertaining to the shares of SunLink Common Stock formerly represented by such Certificates and Uncertificated Shares, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of Regional of the shares of SunLink Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to Regional or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article I, subject to Section 1.7(e).
(e) Termination of Payment Fund. Any portion of the Payment Fund which remains undistributed to the holders of Certificates and Uncertificated Shares for one year after the Effective Time (including all interest and other income received by the Paying Agent in respect of all funds made available to it) shall be delivered to Regional, upon demand, and any holder of a Certificate or Uncertificated Shares who has not previously complied with this Section 1.7 shall be entitled to receive only from Regional (subject to abandoned property, escheat and other similar Laws) payment of its claim for Merger Consideration, without interest.
(f) No Liability. To the extent permitted by applicable Law, none of Regional, SunLink or the Paying Agent shall be liable to any holder of shares of SunLink Common Stock for any amount required to be delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by Regional, the posting by such Person of a bond in such reasonable and customary amount as Regional may direct as indemnity against any claim that may be made against it with respect to such Certificate, if such holder has otherwise delivered a properly completed and duly executed letter of transmittal, the Paying Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of SunLink Common Stock formerly represented thereby pursuant to this Agreement.
(h) Distributions with Respect to Unexchanged Shares of Regional Common Stock and Regional Series D Preferred Stock. No dividends or other distributions declared or made with respect to shares of Regional Common Stock or Regional Series D Preferred Stock with a record date after the Effective Time shall be paid in respect of any unsurrendered Certificate with respect to the whole shares of Regional Common Stock or Regional Series D Preferred Stock that a holder of such Certificate would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional shares of Regional Common Stock or Regional Series D Preferred Stock shall be paid in respect of any unsurrendered Certificate, in each case until the holder thereof shall surrender such Certificate in accordance with this Section 1.7. Following surrender of any such Certificate, there shall be paid to such holder of whole shares of Regional Common Stock and Regional Series D Preferred Stock issuable in exchange therefor, without interest and subject to applicable withholding Tax, (i) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Regional Common Stock and Regional Series D Preferred Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Regional Common Stock and Regional Series D Preferred Stock. For purposes of dividends or other distributions in respect of shares of Regional Common Stock and Regional Series D Preferred Stock, all whole shares of Regional Common Stock and Regional Series D Preferred Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if such whole shares of Regional Common Stock and Regional Series D Preferred Stock were issued and outstanding as of the Effective Time.
(i) No Fractional Shares of Regional Common Stock or Regional Series D Preferred Stock. No certificates or shares representing fractional shares of Regional Common Stock or Regional Series D Preferred Stock shall be issued upon the exchange of Eligible Shares and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a shareholder of Regional or a holder of shares of Regional Common Stock or Regional Series D Preferred Stock. Notwithstanding any other provision of this Agreement, each holder of Eligible Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Regional Common Stock (after taking into account all Certificates and Uncertificated Shares held by such holder) shall receive, in lieu thereof, cash (without interest) in an amount (rounded to the nearest cent) equal to the product of (i) such fractional part of a share of Regional Common Stock multiplied by (ii) the volume weighted average price per share of Regional Common Stock on the (x) NYSE Amex for the ten consecutive trading days ending the two trading days (if then listed and traded on such exchange) prior to the Closing Date as reported by Bloomberg, L.P. or (y) OTC (if not then listed and traded on the NYSE Amex) for the twenty consecutive trading days ending the two trading days prior to the Closing Date as reported by Bloomberg, L.P. Notwithstanding any other provision of this Agreement, each holder of Eligible Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Regional Series D Preferred Stock (after taking into account all Certificates and Uncertificated Shares held by such holder) shall receive, in lieu thereof, cash (without interest) in an amount (rounded to the nearest cent) equal to the product of (i) such fractional part of a share of Regional Series D Preferred Stock multiplied by (ii) the liquidation price of the Regional Series D Preferred Stock. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Paying Agent shall so notify Regional, and Regional shall cause the Paying Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof. The payment of cash in lieu of fractional shares of Regional Common Stock and Regional Series D Preferred Stock is not a separately bargained-for consideration but merely represents a mechanical rounding-off of the fractions in the exchange for the purposes of avoiding the expense and inconvenience to Regional that would be caused by the issuance of fractional shares of Regional Common Stock and Regional Series D Preferred Stock.
1.8. SunLink Stock Plans.
(a) Prior to the Effective Time, the SunLink Board or the Compensation Committee thereof administering the SunLink Stock Plans shall authorize and direct SunLink management to ensure by agreement with the option holders or otherwise that (i) the number of shares of SunLink Common Stock issued after the date hereof and prior to the Effective Time upon the exercise of outstanding SunLink Equity Awards under the SunLink Stock Plans shall not exceed that number which would cause the total number of shares of SunLink Common Stock outstanding to exceed 7,050,000 without the prior written consent of Regional and (ii) each SunLink Equity Award that is outstanding and unexercised as of the Effective Time shall cease to represent a SunLink Equity Award with respect to SunLink Common Stock and shall be cancelled as of the Effective Time.
(b) Effective as of the Effective Time, each SunLink Equity Award that is then outstanding and unexercised shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to represent a SunLink Equity Award with respect to SunLink Common Stock and shall thereafter automatically be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

1.9. Dissenting Shares.
(a) Shares of SunLink Common Stock which are held by persons who are entitled to, have properly exercised, and not withdrawn or waived, dissenters rights with respect thereto (“Dissenting Shares”) in accordance with the Act will not be converted into the right to receive the Merger Consideration, but will be entitled in lieu thereof, to receive payment of the fair value of such Dissenting Shares in accordance with the provision of the Act unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the Act.
(b) SunLink shall endeavor to give reasonably prompt notice to Regional of any exercise of dissenters’ rights in connection with the transactions contemplated by this Agreement, of any withdrawals of such demands and of any other instruments served pursuant to the Act and received by SunLink relating to such dissenters’ rights, and Regional, as the Surviving Corporation, shall be entitled to conduct all negotiations and settlement or judicial proceedings with respect to such demands and shall be responsible for all payments required in response to any such demands. Prior to the Effective Time, SunLink shall not, without the prior written consent of Regional, no such consent to be unreasonably withheld, delayed or conditioned, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.
1.10. Withholding Rights. Each of Regional, SunLink and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of SunLink Common Stock or any other recipient of payments hereunder any amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign Tax law. To the extent that amounts are so withheld and timely remitted by Regional, SunLink or the Paying Agent, as the case may be, to the applicable Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder or other recipient in respect of which such deduction and withholding was made.
1.11. Tax Consequences. It is intended that for U.S. federal income tax purposes, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code in which, among other things, the SunLink shareholders do not recognize gain or loss on the exchange of their SunLink Common Stock solely for Regional Common Stock and Regional Series D Preferred Stock ), and this Agreement is hereby adopted as the plan of reorganization for purposes of Sections 354, 361, and 368 of the Code and within the meaning of Treasury regulation section 1.368-2(g).
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SUNLINK
SunLink represents and warrants to Regional that the statements contained in this Article II are true and correct, except (a) as disclosed in SunLink SEC Reports filed with or furnished to the SEC since January 1, 2022 and publicly available prior to the date of this Agreement (including any exhibits and other information incorporated by reference therein, but excluding any predictive, cautionary or forward-looking disclosures contained under the captions “Risk Factors”, “Forward-Looking Statements” or any similar predictive, cautionary or forward-looking sections); provided that nothing disclosed in SunLink SEC Reports will be deemed to modify or qualify the representations and warranties set forth in Section 2.1, Section 2.2(a), Section 2.2(c), Section 2.3(a), Section 2.3(b), Section 2.4, Section 2.19 or Section 2.20; or (b) as set forth in the SunLink Disclosure Letter, subject to Section 9.14.
2.1. Organization, Standing and Power. SunLink is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. SunLink has all requisite corporate power and authority to own, lease and operate its material properties and assets and to carry on its business substantially as now being conducted and is duly qualified or licensed to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification or licensing legally required, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that would not have a SunLink Material Adverse Effect and would not prevent, or materially impair or delay, the ability of SunLink to consummate the Merger. SunLink has publicly filed correct and complete copies of SunLink’s articles of incorporation and bylaws (and all amendments thereto) as in effect on the date of this Agreement.
2.2. Capitalization.
(a) As of the date of this Agreement, the authorized capital stock of SunLink consists of (i) 32,000,000 shares of SunLink Common Stock, and (ii) 8,000,000 shares of preferred stock, no par value per share (the “SunLink Preferred Stock” and, together with SunLink Common Stock, the “SunLink Capital Stock”), of which 900,000 shares of SunLink Preferred Stock have been designated as Series A Voting Preferred Shares. The SunLink Capital Stock is entitled to the rights and privileges set forth in SunLink’s articles of incorporation. As of the Capitalization Date, (i) 7,040,603 shares of SunLink Common Stock were issued and outstanding, (ii) no shares of SunLink Preferred Stock were issued and outstanding, (iii) no shares of SunLink Common Stock were held in treasury, and (iv) not more than 59,000 shares of SunLink Common Stock were subject to outstanding equity awards under the SunLink Stock Plans (“SunLink Equity Awards”). As of the Closing, there shall not be more than 7,050,000 shares of SunLink Common Stock issued and outstanding.
(b) SunLink has made available to Regional complete and accurate (i) copies of each SunLink Stock Plan currently in force and effect and the number of shares of SunLink Common Stock reserved for future issuance under each such SunLink Stock Plan, (ii) forms of agreements evidencing SunLink Equity Awards, and (iii) forms of agreements evidencing any other equity or equity-linked award or equity compensation arrangement. All outstanding SunLink equity-based awards have been granted pursuant to, and in substantial compliance with, the applicable SunLink stock Plan, and all SunLink Equity Awards have been granted pursuant to one of the forms made available pursuant to the foregoing sentence, without any material deviation therefrom. Section 2.2(b) of the SunLink Disclosure Letter sets forth a true, correct and complete list, as of the Capitalization Date, of each outstanding SunLink Equity Award, including (A) the name of the holder thereof, (B) the total number of shares of SunLink Common Stock that may be issued pursuant thereto, (C) the applicable grant date thereof, (D) the vesting conditions thereof and (E) the dollar amount of accrued dividend equivalents thereon. There are no outstanding awards of SunLink “restricted stock”.
(c) Except (i) as set forth in Section 2.2(a) and for changes since the Capitalization Date resulting from the exercise or settlement of SunLink Equity Awards outstanding on such date in accordance with their respective terms and (ii) as reserved for future grants under each SunLink Stock Plan, as of the date hereof, (A) there are no equity securities of any class of SunLink, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights, commitments or agreements to which SunLink or any of its Subsidiaries is a party or by which SunLink or any of its Subsidiaries is bound obligating SunLink or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of SunLink or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests or other cash or property that is based on the value of shares, or obligating SunLink or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, phantom equity, call, right, commitment or agreement. None of SunLink nor any of its Subsidiaries has any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. None of SunLink, any of its Subsidiaries or any of its Affiliates is a party to or is bound by any agreement with respect to the voting (including proxies) or sale or transfer of any shares of capital stock or other equity interests of SunLink. Except to the extent arising pursuant to applicable state takeover or similar laws, there are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other similar agreement to which SunLink or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of SunLink. No Subsidiary of SunLink owns any SunLink Common Stock.

(d) All outstanding shares of SunLink Common Stock are, and all shares of SunLink Common Stock subject to issuance as specified in Section 2.2(b) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Act, SunLink’s articles of incorporation or bylaws or any agreement to which SunLink is a party or is otherwise bound.
(e) There are no obligations, contingent or otherwise, of SunLink or any of its Subsidiaries to repurchase, redeem or otherwise acquire, or to register, any shares of SunLink Common Stock or the capital stock of SunLink or any of its Subsidiaries.
2.3. Subsidiaries.
(a) All of the issued and outstanding shares of capital stock of, or other equity securities in, each Subsidiary of SunLink (i) have been, as applicable, duly authorized and validly issued and are fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right and (ii) except as set forth in Section 2.3(a) of the SunLink Disclosure Letter, are owned, directly or indirectly, by SunLink free and clear of all Liens.
(b) Each Subsidiary of SunLink is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has all requisite entity power and authority to own, lease and operate its material properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had and would not reasonably be expected to have a SunLink Material Adverse Effect and would not reasonably be expected to prevent, or materially impair or delay, the ability of SunLink to consummate the Merger. SunLink has made available to Regional true, correct and complete copies of the organizational documents of each Significant SunLink Subsidiary (and all amendments thereto) as currently in effect, and no Subsidiary of SunLink is in material default in the performance, observation or fulfillment of its obligations under its organizational documents as currently in effect, except for such defaults that, individually or in the aggregate, have not had and would not have a SunLink Material Adverse Effect and would not reasonably be expected to prevent, or materially impair or delay, the ability of SunLink to consummate the Merger.
(c) SunLink does not own or control, directly or indirectly, any equity securities of any Person that is not a Subsidiary of SunLink.
2.4. Authority; No Conflict; Required Filings and Consents.
(a) SunLink has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to the approval of this Agreement and the Merger by the affirmative vote of a majority of the votes outstanding entitled to vote on the Merger (the “SunLink Shareholder Approval”), to consummate the Merger. The SunLink Board, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of SunLink; (ii) adopted this Agreement; (iii) approved the Merger; (iv) directed that this Agreement and the Merger be submitted to SunLink’s shareholders for approval at a meeting of SunLink shareholders for the purpose of approving this Agreement and the transactions contemplated hereby, including the Merger (including any adjournment or postponement thereof, the “SunLink Meeting”); and (v) resolved to recommend approval of this Agreement and the Merger by SunLink’s shareholders (the “SunLink Board Recommendation”). The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by SunLink have been duly authorized by all necessary corporate action on the part of SunLink, subject only to the required receipt of SunLink Shareholder Approval. This Agreement has been duly executed and delivered by SunLink and, assuming the due authorization, execution and delivery of this Agreement by Regional, constitutes the valid and binding obligation of SunLink, enforceable against SunLink in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).
(b) The execution and delivery of this Agreement by SunLink do not, and (subject to receipt of SunLink Shareholder Approval) the consummation by SunLink of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the articles of incorporation, bylaws or similar governing documents of SunLink or either Significant SunLink Subsidiary, (ii) conflict with, or result in any violation or breach of, or constitute a default with or without notice or the lapse of time, or both (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, or result (or, with or without notice or lapse of time, or both, would result) in the creation or imposition of any Lien on any asset, property or right of SunLink or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract to which SunLink or either of its Significant SunLink Subsidiaries is a party or by which any of them or any of their properties, rights or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i) through (iv) of Section 2.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, Law, ordinance, rule or regulation applicable to SunLink or either of its Significant SunLink Subsidiaries or any of its or their respective properties, rights or assets, except in the case of clauses (ii) and (iii) of this Section 2.4(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, have not had and would not reasonably be expected to have a SunLink Material Adverse Effect and would not reasonably be expected to prevent, or materially impair or delay, the ability of SunLink to consummate the Merger.
(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of SunLink Common Stock are listed for trading is required by or with respect to SunLink or any of its Subsidiaries in connection with the execution and delivery of this Agreement by SunLink or the consummation by SunLink of the transactions contemplated by this Agreement, except for (i) the filing of the Articles of Merger with the Secretary of State; (ii) the filing with the SEC of a joint proxy statement/prospectus in definitive form relating to the matters to be submitted to SunLink shareholders at the SunLink Meeting and the matters to be submitted to Regional shareholders at the Regional Meeting (such joint proxy statement/prospectus, and any amendments or supplements thereto, the “Joint Proxy Statement/Prospectus”), (iii) the filing with the SEC, and declaration of effectiveness under the Securities Act, of a registration statement on Form S-4 with respect to the Regional Stock Issuance, in which the Joint Proxy Statement/Prospectus will be included as a prospectus (such Form S-4, and any amendments or supplements thereto, the “Form S-4”), (iv) the filing with the SEC of such reports under Section 13(a) of the Exchange Act, and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (v) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities or “blue sky” Laws or the rules and regulations of the NYSE Amex; and (vi) any such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, individually or in the aggregate, would not reasonably be expected to have a SunLink Material Adverse Effect and would not reasonably be expected to prevent, or materially impair or delay, the ability of SunLink to consummate the Merger.
(d) The SunLink Shareholder Approval is the only vote of the holders of any class or series of SunLink Capital Stock necessary for the approval of this Agreement and the Merger or for the consummation by SunLink of the Merger.

2.5. SEC Filings; Financial Statements; Information Provided.
(a) SunLink has filed all registration statements, forms, reports and other documents required to be filed by SunLink with the SEC since June 30, 2022. All such registration statements, forms, reports and other documents (including exhibits and all other information incorporated therein and any supplements or amendments thereto and those registration statements, forms, reports and other documents that SunLink may file after the date hereof until the Closing) are referred to herein as the “SunLink SEC Reports”. The SunLink SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, complied, or will comply when filed, as to form in all material respects with the requirements of the Securities Act and the Exchange Act applicable to such SunLink SEC Reports and (iii) except to the extent that information contained in a SunLink SEC Report has been revised, amended, modified or superseded by a later filed SunLink SEC Report prior to the date hereof, did not or will not at the time they were or are filed to SunLink’s Knowledge contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SunLink SEC Reports or necessary in order to make the statements in such SunLink SEC Reports, in the light of the circumstances under which they were made, not misleading. SunLink has not as of the date hereof received any written comments from the SEC with respect to any of the SunLink SEC Reports which remain unresolved. To SunLink’s Knowledge, none of SunLink SEC Reports is, as of the date hereof, subject to ongoing SEC review. No Subsidiary of SunLink is required to file any form, report or other document with the SEC.
(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the SunLink SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented or will fairly present in all material respects in accordance with GAAP the consolidated financial position of SunLink and its Subsidiaries as of the dates indicated and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end audit adjustments.
(c) The Joint Proxy Statement/Prospectus (i) on the date the Joint Proxy Statement/Prospectus is first mailed to holders of shares of SunLink Common Stock, at the time of any amendment or supplement thereto and at the time of the SunLink Meeting, shall not to SunLink’s Knowledge contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they shall be made, not misleading and (ii) will at all times comply as to form in all material respects with the requirements of the Exchange Act applicable to the Joint Proxy Statement/Prospectus. Notwithstanding the foregoing provisions of this Section 2.5(c), no representation or warranty is made by SunLink with respect to information or statements made or incorporated by reference in the Joint Proxy Statement/Prospectus based upon information supplied by Regional or any of its Representatives for use or incorporation by reference therein.
(d) To SunLink’s Knowledge, SunLink is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.
(e) To SunLink’s Knowledge, SunLink: (i) maintains disclosure controls and procedures in all material respects as required by Rule 13a-15 or 15d-15 under the Exchange Act;(ii) is in compliance in all material respects with the applicable listing and other rules and regulations of the NYSE Amex; and (iii) has established and at all times since July 1, 2022 has maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act).
(f) To SunLink’s Knowledge, none of the information supplied or to be supplied by SunLink for inclusion or incorporation by reference in (i) the Form S-4 shall, at the time the Form S-4 is filed and at the time such Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; or (ii) the Joint Proxy Statement/Prospectus will, at the date it is first mailed to shareholders of SunLink and at the time of SunLink Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Subject to the accuracy of the first sentence of Section 3.5(e), the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder; provided, however, that no representation is made by SunLink with respect to statements made therein based on information supplied by Regional for inclusion or incorporation by reference therein.
2.6. No Undisclosed Liabilities. To SunLink’s Knowledge, except (a) as disclosed on Section 2.6 of the SunLink Disclosure Letter, (b) as disclosed in the SunLink Balance Sheet, (c) for performance of obligations in the Ordinary Course of Business under Contracts binding upon SunLink or any of its Subsidiaries (other than resulting from any material breach or acceleration thereof), (d) for liabilities incurred in the Ordinary Course of Business since the date of the SunLink Balance Sheet, (e) for liabilities incurred in connection with the entry into this Agreement and the consummation of the Transactions, and (f) liabilities that would not reasonably be expected to have, individually or in the aggregate, a SunLink Material Adverse Effect, SunLink and its Significant SunLink Subsidiaries do not have any liabilities of any nature.
2.7. Absence of Certain Changes or Events.
(a) Since the date of the SunLink Balance Sheet, there has not been a SunLink Material Adverse Effect.
(b) From the date of the SunLink Balance Sheet until the date of this Agreement, except for (i) the transactions expressly contemplated hereby, (ii) asset disposition transactions set forth in Section 2.7(b) of the SunLink Disclosure Letter, or (iii) changes to practices as may have occurred prior to the date of this Agreement as a result of or in response to the outbreak of COVID-19, the business of SunLink and its Subsidiaries, taken as a whole, has been conducted in the Ordinary Course of Business in all material respects.
2.8. Taxes.
(a) SunLink and each of its Subsidiaries have timely filed all income Tax Returns and all other material Tax Returns that SunLink and each of its Subsidiaries were required to file, and to SunLink’s Knowledge all such Tax Returns were correct and complete in all material respects. SunLink and each of its Subsidiaries have paid (or caused to be paid or made adequate provision for in accordance with GAAP) on a timely basis all Taxes due and payable by SunLink and/or its Subsidiaries shown on such Tax Returns.
(b) No examination or audit of any Tax Return, or other Action in respect of any Tax, of SunLink or any of its Subsidiaries by any Governmental Entity is currently in progress or has been proposed or threatened in writing, nor has any written adjustment with respect to any Tax Return or written claim for any Tax been received from a Governmental Entity by SunLink or any of its Subsidiaries that has not been settled in full. There are no Liens for Taxes on any of the assets or properties of SunLink or any of its Subsidiaries, other than Liens for Taxes that are SunLink Permitted Liens.
(c) To SunLink’s Knowledge, SunLink and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.
(d) Neither SunLink nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group of which SunLink was the common parent), (ii) has any liability for any Taxes of any Person (other than SunLink and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of Tax law in any jurisdiction) or as a transferee. successor or otherwise, or (iii) is a party to or is bound by, or currently has any liability pursuant to any Tax sharing or Tax indemnification agreement or other similar agreement (other than pursuant to commercial agreements or arrangements entered into in the Ordinary Course of Business or customary tax proration or indemnification provisions in asset disposition agreements that in any case are not primarily related to Taxes).
(e) Neither SunLink nor any of its Subsidiaries has entered into any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).
(f) Neither Sunlink nor any of its Subsidiaries constituted a “distributing corporation” or a “Controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local or non-U.S. Law) in two years prior to the date hereof.
(g) SunLink will not be required to include any item of income in, or to exclude any item of deductions from, taxable income from any taxable period (or portion thereof) ending after the Closing as a result of any: (i) change of, or use of an improper method of, accounting for a taxable period ending on or prior to the Closing Date, (ii) closing agreement, as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign law) executed on or prior to the Closing Date, (iii) intercompany transaction or excess loss account arising under Section 1502 of the Code and the Treasury Regulations thereunder (or any similar provision of state, local or non-U.S. Law), (iv) installment sale or open transaction made or entered into prior to the Closing Date, (v) prepaid amount or deferred revenue received on or prior to the Closing Date, (vi) election under Section 965(h) of the Code made on or prior to the Closing Date, or (vii) “subpart F income” within the meaning of Section 952 of the Code earned on or before the Closing Date or “global intangible low-taxed income” within the meaning of Section 951A of the Code earned on or before the Closing Date.
(h) Neither SunLink nor any Subsidiary of SunLink has (i) deferred any Taxes under Section 2302 of the CARES Act or (ii) claimed any Tax credit under Section 2301 of the CARES Act or Sections 7001-7005 of the Families First Coronavirus Response Act.
(i) SunLink is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code (a “USRPHC”) and has not been a USRPHC during the five (5) year period ending on the date of this Agreement.
(j) Neither SunLink nor any Subsidiary of SunLink has executed or filed any power of attorney with respect to Taxes that will remain in effect after the Closing.
(k) SunLink has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
2.9. Real Property.
(a) Neither SunLink nor any of its Subsidiaries owns any real property in fee simple.
(b) The real property leased by SunLink or its Subsidiaries as tenant under the leases described in Section 2.9(b) of the SunLink Disclosure Letter (the “SunLink Leased Real Property”) constitutes all of the real property leased by SunLink or any of its Subsidiaries. Except as would not be expected to have, individually or in the aggregate, a SunLink Material Adverse Effect, SunLink Leased Real Property leases are in full force and effect in all material respects, and either SunLink or one of its Subsidiaries holds a valid and enforceable leasehold interest under each such lease, subject to proper authorization and execution of such lease by the other party and the application of the Bankruptcy and Equity Exception. SunLink has delivered or made available to Regional complete and accurate copies of each of the leases described in Section 2.9(b) of the SunLink Disclosure Letter. SunLink and its Subsidiaries are, to SunLink’s Knowledge, in compliance with the material provisions of such leases, except in each case as would not be expected to be material to SunLink and its Subsidiaries, taken as a whole. Neither SunLink nor any of its Subsidiaries has received in the last two years any written notice from any lessor of SunLink Leased Real Property alleging the occurrence of a material violation or material breach of a Contract relating to such SunLink Leased Real Property.
(c) To SunLink’s Knowledge, except as would not be expected to have, individually or in the aggregate, a SunLink Material Adverse Effect, there are no material defects in the SunLink Leased Real Property, and the SunLink Leased Real Property is in operating condition and repair, normal wear and tear and other than items currently under repair excepted, and adequate and suitable for the operation of the business of SunLink, as currently conducted.
2.10. Intellectual Property.
(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a SunLink Material Adverse Effect, SunLink and its Subsidiaries own, free and clear of all Liens except for SunLink Permitted Liens, all SunLink Owned Intellectual Property Rights, and hold all right, title and interest in and to all SunLink Owned Intellectual Property Rights.
(b) The conduct of SunLink and its Subsidiaries in the operation of the business of each of SunLink and its Subsidiaries as presently conducted and as conducted in the prior three years, does not, to SunLink’s Knowledge, infringe, misappropriate or otherwise violate in any material respect, and has not infringed, misappropriated or otherwise violated in any material respect, any Intellectual Property of any other Person, except for such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a SunLink Material Adverse Effect. No claims, actions, suits, investigations or proceedings are pending or, to SunLink’s Knowledge, threatened in writing (i) based upon, or challenging or seeking to deny or restrict, the rights of SunLink or any of its Subsidiaries in any of the SunLink Owned Intellectual Property Rights or SunLink Licensed Intellectual Property, (ii) alleging that any SunLink Owned Intellectual Property Right or SunLink Licensed Intellectual Property is invalid or unenforceable or (iii) alleging that SunLink or any of its Subsidiaries is infringing, misappropriating or otherwise violating the Intellectual Property of any other Person, except for claims that would not reasonably be expected to have, individually or in the aggregate, a SunLink Material Adverse Effect.
(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a SunLink Material Adverse Effect and to SunLink’s Knowledge, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any SunLink Owned Intellectual Property Right or SunLink’s or its applicable Subsidiary’s interest in any SunLink Licensed Intellectual Property.
2.11. Contracts.
(a) Section 2.11 of the SunLink Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of:
(i) each Contract that provides for the acquisition, disposition, license, use, distribution or outsourcing of assets, services, rights, securities or properties (other than acquisitions or dispositions of inventory in the Ordinary Course of Business) with respect to which SunLink reasonably expects that SunLink and its Subsidiaries will make or receive annual payments in excess of $500,000 or aggregate payments in excess of $1,000,000, or that includes any ongoing indemnities (except for indemnities entered into in SunLink’s Ordinary Course of Business, or in connection with the disposition of assets referenced in Section 2.11(a)(i) of the SunLink Disclosure Letter, and pursuant to which SunLink and its Subsidiaries have not incurred and do not reasonably expect to incur any material liabilities), “earnouts” or other contingent payment obligations;
(ii) each Contract relating to outstanding Indebtedness (or commitments in respect thereof) of SunLink or any of its Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in excess of $500,000 or that otherwise places a Lien (other than a SunLink Permitted Lien) on any portion of the assets of SunLink or any of its Subsidiaries;
(iii) each Contract for lease of personal property or real property involving payments in excess of $500,000 in any calendar year or aggregate payments in excess of $1,000,000 that are not terminable without penalty or other liability to SunLink (other than any ongoing obligation pursuant to such contract that is not caused by any such termination) within 60 days;

(iv) each Contract that (A) limits or purports to limit in any material respect the freedom of SunLink or its Subsidiaries (or, after the Effective Time, Regional or its Subsidiaries) to compete or engage in any line of business or geographic location or with any Person or sell, supply or distribute any product or service in any geographic locations, (B) would require the disposition of any material assets or line of business of SunLink or its Subsidiaries (or, after the Effective Time, Regional or its Subsidiaries), or (C) prohibits or limits the rights of SunLink or any of its Subsidiaries (or, after the Effective Time, Regional or its Subsidiaries) to (i) solicit, hire or retain any Person as an employee, consultant or independent contractor; or (ii) solicit any customer of any other Person, in each case of (i) and (ii), except that is not material to the current business of SunLink and its Subsidiaries, taken as a whole;
(v) each Contract involving the pending acquisition or sale of (or option to purchase or sell) any assets or properties of SunLink with a purchase price in excess of $500,000;
(vi) each material partnership, joint venture or limited liability company agreement or similar contract, other than such contracts solely between SunLink and its wholly-owned Subsidiaries or among SunLink’s wholly-owned Subsidiaries;
(vii) each SunLink Collective Bargaining Agreement;
(viii) each Contract with a PEO to which SunLink or any of its Subsidiaries is a party or is subject;
(ix) each Contract for any SunLink Related Party Transaction;
(x) each agreement to which SunLink or any of its Subsidiaries or any of their respective Affiliates is subject that contains any “most favored nation” or most favored customer provision, call or put option, preferential right, minimum purchase commitments or rights of first or last offer, negotiation or refusal, in each case other than those contained in any agreement in which such provision is solely for the benefit of SunLink or any of its Subsidiaries;
(xi) each Contract pursuant to which SunLink or any of its Subsidiaries (A) has been granted a license, covenant not to sue or other right to use, any Intellectual Property, which license, covenant or other right is material to the businesses of SunLink and its Subsidiaries, other than any license for off-the-shelf software that is generally commercially available on nondiscriminatory pricing terms, or employee invention assignment agreements on SunLink’s form entered into in the Ordinary Course of Business, or (B) has granted to any third party any license, covenant not to sue or other right to use to use any material Intellectual Property;
(xii) any Contract (A) requiring SunLink or any SunLink Subsidiary that is reasonably expected to involve expenditures by SunLink or any of its Subsidiaries of more than $1,500,000 or (B) that is reasonably expected to involve payments to SunLink or any of its Subsidiaries of more than $1,500,000, in the case of each of subclauses (A) and (B), individually or in the aggregate with respect to such Contract or series of related Contracts, in any fiscal year;
(xiii) any Contract involving the settlement of any Action or threatened Action (or series of related Actions) (A) which will (x) involve payments after the date hereof of consideration in excess of $500,000, individually or in the aggregate or (y) impose monitoring or reporting obligations to any other Person outside the Ordinary Course of Business or (B) with respect to which material conditions precedent to the settlement have not been satisfied;
(xiv) any Government Contract;
(xv) any Contract not otherwise described in any other subsection of this Section 2.11 that is, to SunLink’s Knowledge, material to SunLink and its Subsidiaries, taken as a whole, and cannot be terminated by SunLink or such SunLink Subsidiary on less than sixty (60) days’ notice without material payment or penalty; and
(xvi) any shareholders, investors rights, registration rights or similar Contract or arrangement.
(b) Collectively, the Contracts of the types set forth in Section 2.11 (whether or not set forth on Section 2.11 of the SunLink Disclosure Letter) are herein referred to as the “SunLink Material Contracts”. A complete and correct copy of each SunLink Material Contract has been made available to Regional or publicly filed with the SEC prior to the execution of this Agreement. Each SunLink Material Contract is in full force and effect except to the extent it has previously expired in accordance with its terms. Neither SunLink nor any of its Subsidiaries nor, to SunLink’s Knowledge, any other party to any SunLink Material Contract is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any SunLink Material Contract.
(c) Since June 30, 2021, neither SunLink nor any of its Subsidiaries has entered into any transaction that would be subject to disclosure pursuant to Item 404(d) of Regulation S-K that has not been disclosed in SunLink SEC Reports prior to the date hereof.
2.12. Litigation. There is no material Action pending or, to SunLink’s Knowledge, threatened, against SunLink or any of its Subsidiaries, in each case that, individually or in the aggregate, has had or would reasonably be expected to have a SunLink Material Adverse Effect or would reasonably be expected to prevent, or materially impair or delay, the ability of SunLink to consummate the Merger. There are no material judgments, orders or decrees outstanding against SunLink or any of its Subsidiaries that, individually or in the aggregate, have had or would reasonably be expected to have a SunLink Material Adverse Effect or would reasonably be expected to prevent, or materially impair or delay, the ability of SunLink to consummate the Merger.
2.13. Environmental Matters. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a SunLink Material Adverse Effect: (i) to SunLink’s Knowledge: it and each of its Subsidiaries is, and in the three-year period prior to the date hereof, has been, in compliance in all material respects with applicable Environmental Laws; (ii) neither SunLink nor any of its Subsidiaries has, in the three-year period prior to the date hereof, received any notice of or entered into or assumed (by contract or operation of law or otherwise), any claim, obligation, liability, order, settlement, judgment, injunction or decree relating to any violation or alleged or suspected violation of any Environmental Laws or release or alleged or suspected release of Hazardous Substances; and (vii) neither SunLink nor its Subsidiaries are currently conducting or required by any Environmental Law to conduct any investigation or remediation of any Hazardous Substances.
2.14. Employee Benefit Plans.
(a) Section 2.14(a) of the SunLink Disclosure Letter lists, as of the date of this Agreement, all material SunLink Employee Plans.
(b) SunLink has made available to Regional, with respect to each material SunLink Employee Plan, (i) each writing constituting a part of such SunLink Employee Plan, including all amendments thereto, and all plan documents, trust agreements, and insurance contracts and other funding vehicles, (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedules, if any, (iii) the current summary plan description and any material modifications thereto, if any, (iv) the most recent annual financial report, trustee report, audit report or actuarial report, if any, and (v) the most recent determination letter from the IRS (if applicable) for such SunLink Employee Plan.
(c) Except as would not have had and would not reasonably be expected to have, individually or in the aggregate, a SunLink Material Adverse Effect, to SunLink’s Knowledge: (i) each SunLink Employee Plan has been maintained, operated, registered and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto, (ii) none of SunLink, any SunLink Subsidiary or any ERISA Affiliate has now or at any time within the previous six (6) years contributed to, sponsored or maintained (or has been required to contribute to, sponsor or maintain) a SunLink Employee Plan that is subject to Section 302 or Title IV of ERISA or Section 412 or 4971 of the Code, (iii) no SunLink Employee Plan provides medical, life insurance or other welfare benefits with respect to current or former employees or directors of SunLink or any SunLink Subsidiary beyond their retirement or other termination of service, other than coverage mandated by applicable Law, (iv) no liability under Title

IV of ERISA has been incurred, or is reasonably expected to be incurred, by SunLink, any SunLink Subsidiaries or any ERISA Affiliate with respect to any SunLink Employee Plan that has not been satisfied in full (other than with respect to amounts not yet due), and no condition, event or circumstance exists that presents a material risk to SunLink, any SunLink Subsidiaries or any ERISA Affiliate of SunLink of incurring a liability thereunder, (v) all contributions or other amounts payable by SunLink, SunLink Subsidiaries or any ERISA Affiliate with respect to each SunLink Employee Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP (other than with respect to amounts not yet due), (vi) none of SunLink, any SunLink Subsidiary or any ERISA Affiliate has now or at any time within the previous six (6) years contributed to, sponsored or maintained (or has been required to contribute to, sponsor or maintain) a “multiemployer plan” within the meaning of Section 4001(a) of ERISA or a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control within the meaning of Section 4063 of ERISA, and (vii) it has properly classified its independent contractors as non-employees for purposes of withholding of Taxes, employment Taxes and employment Law, and neither SunLink nor any of SunLink Subsidiaries has incurred any liability arising under the Fair Labor Standards Act or any similar Law.
(d) Except as disclosed in Section 2.14(d) of the SunLink Disclosure Letter or otherwise expressly contemplated by the terms of this Agreement, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (i) entitle any current or former individual independent contractor, director, officer or employee of SunLink or any of the SunLink Subsidiaries to severance, change of control or other similar pay or benefits other than access to continued health care coverage mandated by applicable Law, (ii) cause any material payment or funding (through a grantor trust or otherwise) to become due or accelerate the time of any material payment or vesting, or materially increase the amount of compensation or benefits due to any current or former individual independent contractor, director, officer or employee of SunLink or any of the SunLink Subsidiaries, or materially increase the amount payable, pursuant to any SunLink Employee Plan, (iii) result in any forgiveness of indebtedness of any current or former individual independent contractor, director, officer or employee of SunLink or any of SunLink Subsidiaries, or (iv) result in payments by SunLink or any SunLink Subsidiary to any Person that would not be deductible under Section 280G of the Code. Neither SunLink nor any SunLink Subsidiary has any obligation to gross up, indemnify or otherwise reimburse any individual for any Taxes incurred pursuant to Sections 409A or 4999 of the Code.
2.15. Compliance with Laws. To SunLink’s Knowledge, neither SunLink nor any SunLink Subsidiary is, and since January 1, 2022 has not been, in conflict with, default under or violation of any Law applicable to SunLink or any SunLink Subsidiary or by which any property or asset of SunLink or any SunLink Subsidiary is bound or affected, except for any conflicts, defaults or violations as have not had and would not reasonably be expected to have, individually or in the aggregate, a SunLink Material Adverse Effect.
2.16. Permits. To SunLink’s Knowledge, SunLink and its Subsidiaries hold and at all times since January 1, 2022 held all Permits necessary to own, lease and operate their respective properties and assets and for the lawful conduct of their respective businesses as they were or are now being conducted, as applicable (collectively, the “SunLink Permits”), and have paid all fees and assessments due and payable in connection therewith, except where the failure to so hold or make such a payment would not reasonably be expected to have, individually or in the aggregate, a SunLink Material Adverse Effect and would not reasonably be expected to prevent, or materially impair or delay, the ability of SunLink to consummate the Merger. All SunLink Permits are in full force and effect and no suspension or cancellation of any of SunLink Permits is pending or, to SunLink’s Knowledge, threatened, and SunLink and its Subsidiaries are in compliance with the terms of SunLink Permits, except where the failure to be in full force and effect or failure to so comply would not reasonably be expected to have, individually or in the aggregate, a SunLink Material Adverse Effect and would not reasonably be expected to prevent, or materially impair or delay, the ability of SunLink to consummate the Merger.
2.17. Labor Matters.
(a) Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a SunLink Material Adverse Effect, to SunLink’s Knowledge, each of SunLink and SunLink Subsidiaries is in compliance with all applicable Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, mass layoffs, worker classification, exempt and non-exempt status, compensation and benefits, wages and hours, and the WARN Act.
(b) Neither SunLink nor any SunLink Subsidiary is a party to a SunLink Collective Bargaining Agreement, and to SunLink’s Knowledge, no labor union has been certified to represent any employee of SunLink or any SunLink Subsidiary or has applied to represent or is attempting to organize so as to represent such employees.
(c) Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a SunLink Material Adverse Effect, (i) there is no pending or, to SunLink’s Knowledge, threatened work stoppage, lock-out, slowdown or labor strike against SunLink or any SunLink Subsidiary and (ii) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending, or to SunLink’s Knowledge, threatened against SunLink or any SunLink Subsidiary.
2.18. Opinion of Financial Advisor. The financial advisor of SunLink, The Lenox Group, LLC, has delivered to SunLink Board an opinion to the effect that, as of the date of such opinion, and based upon and subject to the qualifications, limitations, factors and assumptions set forth therein, the Merger Consideration to be received by the holders of SunLink Common Stock pursuant to the Merger as provided in this Agreement is fair, from a financial point of view, to such holders (the “Fairness Opinion”). An executed copy of the aforementioned opinion has been made available to Regional, it being understood that such opinion is being provided solely for informational purposes, is for the benefit of SunLink and may not be relied upon by Regional or its Affiliates.
2.19. Takeover Laws. SunLink Board has taken all actions necessary so that the requirements and restrictions contained in the Act and SunLink’s articles of incorporation and bylaws shall not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.
2.20. Brokers. Except as set forth on Section 2.20 of the SunLink Disclosure Letter, no agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action or agreement of SunLink or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement.
2.21. Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a SunLink Material Adverse Effect, each of the material insurance policies held by SunLink or any of its Subsidiaries as of the date of this Agreement (collectively, the “Material SunLink Insurance Policies”) is in full force and effect on the date of this Agreement. Except as would not reasonably be expected to have, individually or in the aggregate, a SunLink Material Adverse Effect, all premiums payable under the Material SunLink Insurance Policies prior to the date of this Agreement have been duly paid to date, and neither SunLink nor any of its Subsidiaries has, to SunLink’s Knowledge, taken any action or failed to take any action that (including with respect to the Transactions), with notice or lapse of time or both, would constitute a breach or default, or permit a termination of any of the Material SunLink Insurance Policies. Except as would not reasonably be expected to have, individually or in the aggregate, a SunLink Material Adverse Effect, as of the date of this Agreement, no written notice of cancellation or termination has been received with respect to any Material SunLink Insurance Policy.
2.22. Related Party Transactions. Except as set forth in the SunLink SEC Reports prior to the date hereof or Section 2.11(a)(x), there are no transactions, agreements, arrangements or understandings between SunLink or any Subsidiary of SunLink, on the one hand, and any affiliate (including any officer or director) thereof, but not including any wholly-owned Subsidiary of SunLink, on the other hand, that are required to be disclosed under Item 404 of Regulation S-K of the SEC that are not so disclosed (each of the foregoing, a “SunLink Related Party Transaction”).

2.23. Privacy and Data Security. Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a SunLink Material Adverse Effect, (x) SunLink and SunLink Subsidiaries maintain policies and procedures regarding data security, privacy, data transfer and the use of data that are commercially reasonable given SunLink’s size and business and (y) security measures are in place to protect personally identifiable information stored in SunLink’s and SunLink Subsidiaries’ computer systems from unlawful use by any third party or any other use by a third party that would violate such policies. Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a SunLink Material Adverse Effect, to SunLink’s Knowledge, SunLink and the SunLink Subsidiaries are, and, since January 1, 2022, have been, in compliance with all such policies and Laws pertaining to data privacy and data security. Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a SunLink Material Adverse Effect, to SunLink’s Knowledge, there has been: (i) no loss or theft of data or security breach relating to data used in the business of SunLink and SunLink Subsidiaries, (ii) no violation of any security policy regarding any such data, (iii) no unauthorized access or unauthorized use of any data and (iv) no unintended or improper disclosure of any personally identifiable information in the possession, custody or control of SunLink or a SunLink Subsidiary or a contractor or agent acting on behalf of SunLink or a SunLink Subsidiary. No Actions are pending or, to SunLink’s Knowledge, threatened against SunLink or any of SunLink Subsidiaries relating to the collection or use of personally identifiable information.
2.24. Exclusivity of Representations and Warranties.
(a) No Other Representations and Warranties. SunLink, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III:
(i) Neither Regional nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to Regional or its Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement or the Merger;
(ii) no Person has been authorized by Regional or any of its Subsidiaries, or any of its Affiliates or Representatives, to make any representation or warranty relating to Regional and its Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the Merger, and if made, such representation or warranty must not be relied upon by SunLink, its Subsidiaries, or any of their respective Affiliates or Representatives as having been authorized by Regional and its Subsidiaries, or any of their respective Affiliates or Representatives (or any other Person); and
(iii) the representations and warranties made by Regional in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and SunLink hereby disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to SunLink, its Subsidiaries, or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).
(b) No Reliance. SunLink, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III, it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on:
(i) any representation or warranty, express or implied;
(ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to SunLink, its Subsidiaries, or any of their respective Affiliates or Representatives; or
(iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF REGIONAL
Regional represents and warrants to SunLink that the statements contained in this Article III are true and correct, except (a) as disclosed in the Regional SEC Reports filed with or furnished to the SEC since January 1, 2022 and publicly available prior to the date of this Agreement (including any exhibits and other information incorporated by reference therein, but excluding any predictive, cautionary or forward-looking disclosures contained under the captions “Risk Factors”, “Statement Regarding Forward-Looking Statements” or any similar predictive, cautionary or forward-looking sections); provided that nothing disclosed in Regional SEC Reports will be deemed to modify or qualify the representations and warranties set forth in Section 3.1, Section 3.2(a), Section 3.2(c), Section 3.3(a), Section 3.3(b), Section 3.4, Section 3.19 or Section 3.20; or (b) as set forth in the Regional Disclosure Letter, subject to Section 9.14.
3.1. Organization, Standing and Power. Regional is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. Regional has all requisite corporate power and authority to own, lease and operate its material properties and assets and to carry on its business substantially as now being conducted and is duly qualified or licensed to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification or licensing legally required, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that would not reasonably be expected to have a Regional Material Adverse Effect and would not reasonably be expected to prevent, or materially impair or delay, the ability of Regional to consummate the Merger. Regional has publicly filed correct and complete copies of Regional’s articles of incorporation and bylaws (and all amendments thereto) as in effect on the date of this Agreement.
3.2. Capitalization.
(a) As of the date of this Agreement, the authorized capital stock of Regional consists of (i) 55,000,000 shares of Regional Common Stock, and (ii) 5,000,000 shares of preferred stock, no par per share (“Regional Preferred Stock” and, together with the Regional Common Stock, the “Regional Capital Stock”), of which 559,263 of such shares of Regional Preferred Stock have been designated as Series A Redeemable Preferred Shares (the “Regional Series A Preferred Stock”) and 2,811,535 of such shares of Regional Preferred Stock have been designated as 12.5% Series B Cumulative Redeemable Preferred Shares (the “Regional Series B Preferred Stock”). The Regional Capital Stock is entitled to the rights and privileges set forth in Regional’s articles of incorporation. As of the Capitalization Date, 1,879,249 shares of Regional Common Stock were issued and outstanding (not including shares held in treasury), (ii) 559,263 shares of Regional Series A Preferred Stock were issued and outstanding, (iii) 2,252,272 shares of Regional Series B Preferred Stock were issued and outstanding, (iv) 35,659 shares of Regional Common Stock were held in treasury, and (v) 129,896 shares of Regional Common Stock were subject to outstanding equity awards under the Regional Stock Plans (“Regional Equity Awards”).
(b) Regional has made available to SunLink complete and accurate (i) copies of each Regional Stock Plan currently in force and effect and the number of shares of Regional Common Stock reserved for future issuance under such Regional Stock Plan, (ii) forms of agreements evidencing Regional Equity Awards, and (iii) forms of agreements evidencing any other equity or equity-linked award or equity compensation arrangement. All outstanding Regional equity-based awards have been granted pursuant to, and in substantial compliance with, the applicable Regional Stock Plan, and all Regional Equity Awards have been granted pursuant to one of the forms made available pursuant to the foregoing sentence, without any material deviation therefrom. Section 3.2(b) of the Regional Disclosure Letter sets forth a true, correct and complete list, as of the Capitalization Date, of each outstanding Regional Equity Awards, including (A) the name of the holder thereof, (B) the total number of shares of Regional Common Stock that may be issued pursuant thereto, (C) the applicable grant date thereof, (D) the vesting conditions thereof and (E) the dollar amount of accrued dividend equivalents thereon.

(c) Except (i) for changes since the Capitalization Date resulting from the exercise or settlement of Regional Equity Awards outstanding on such date in accordance with their respective terms and (ii) as reserved for future grants under each Regional Stock Plan, as of the date hereof, (A) there are no equity securities of any class of Regional, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights, commitments or agreements to which Regional or any of its Subsidiaries is a party or by which Regional or any of its Subsidiaries is bound obligating Regional or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of Regional or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests or other cash or property that is based on the value of shares, or obligating Regional or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. Regional does not have any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. None of Regional, any of its Subsidiaries or any of its Affiliates is a party to or is bound by any agreement with respect to the voting (including proxies) or sale or transfer of any shares of capital stock or other equity interests of Regional. Except to the extent arising pursuant to applicable state takeover or similar laws, there are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other similar agreement to which Regional or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of Regional. No Subsidiary of Regional owns any Regional Common Stock.
(d) All outstanding shares of Regional Capital Stock are, and all shares of Regional Capital Stock subject to issuance as specified in Section 3.2(b) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Act, Regional’s articles of incorporation or bylaws or any agreement to which Regional is a party or is otherwise bound.
(e) There are no obligations, contingent or otherwise, of Regional or any of its Subsidiaries to repurchase, redeem or otherwise acquire, or to register, any shares of Regional Capital Stock or the capital stock of any of Regional’s Subsidiaries.
3.3. Subsidiaries.
(a) All of the issued and outstanding shares of capital stock of, or other equity securities in, each Subsidiary of Regional (x) have been, as applicable, duly authorized and validly issued and are fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right and (y) are owned, directly or indirectly, by Regional free and clear of all Liens.
(b) Each Subsidiary of Regional is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has all requisite entity power and authority to own, lease and operate its material properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had and would not reasonably be expected to have a Regional Material Adverse Effect and would not reasonably be expected to prevent, or materially impair or delay, the ability of Regional to consummate the Merger. No Subsidiary of Regional is in material default in the performance, observation or fulfillment of its obligations under the organizational documents of such Subsidiary as currently in effect, except for such defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Regional Material Adverse Effect and would not reasonably be expected to prevent, or materially impair or delay, the ability of Regional to consummate the Merger.
(c) Regional does not own or control, directly or indirectly, any equity securities of any Person that is not a Subsidiary of Regional.
3.4. Authority; No Conflict; Required Filings and Consents.
(a) Regional has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to the approval of this Agreement, the Merger and the Regional Stock Issuance by the affirmative vote of a majority of the votes outstanding entitled to vote on the Merger and Regional Stock Issuance (the “Regional Shareholder Approval”), to consummate the Merger and the Regional Stock Issuance. The Regional Board, at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger and the Regional Stock Issuance, are in the best interests of Regional; (ii) adopted this Agreement; (iii) approved the Merger and the Regional Stock Issuance; (iv) directed that this Agreement, the Merger and Regional Stock Issuance be submitted to Regional’s shareholders for approval at a meeting of the Regional shareholders for the purpose of approving this Agreement and the transactions contemplated hereby, including the Merger and the Regional Stock Issuance (including any adjournment or postponement thereof, the “Regional Meeting”); and (v) resolved to recommend approval of this Agreement, the Merger and the Regional Stock Issuance by Regional’s shareholders (the “Regional Board Recommendation”). This Agreement has been duly executed and delivered by Regional and, assuming the due authorization, execution and delivery of this Agreement by SunLink, constitutes the valid and binding obligation of Regional, enforceable against Regional in accordance with its terms, subject to the Bankruptcy and Equity Exception.
(b) The execution and delivery of this Agreement by Regional do not, and (subject to the receipt of the Regional Shareholder Approval) the consummation by Regional of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the articles of incorporation, bylaws or similar governing documents of Regional or any Significant Regional Subsidiary, (ii) conflict with, or result in any violation or breach of, or constitute a default with or without notice or the lapse of time, or both (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, or result (or, with or without notice or lapse of time, or both, would result) in the creation or imposition of any Lien on any asset, property or right of Regional or any Subsidiary of Regional under, any of the terms, conditions or provisions of any Contract to which Regional or any of such Subsidiaries is a party or by which any of them or any of their properties, rights or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i) through (iv) of Section 3.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, Law, ordinance, rule or regulation applicable to Regional or any of its Significant Regional Subsidiaries or any of its or their respective properties, rights or assets, except in the case of clauses (ii) and (iii) of this Section 3.4(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, have not had and would not reasonably be expected to have a Regional Material Adverse Effect and would not reasonably be expected to prevent, or materially impair or delay, the ability of Regional to consummate the Merger.
(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of Regional Capital Stock are listed for trading is required by or with respect to Regional or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Regional or the consummation by Regional of the transactions contemplated by this Agreement, except for (i) the filing of the Articles of Merger with the Secretary of State; (ii) the filing with the SEC of the Joint Proxy Statement/Prospectus, (iii) the filing with the SEC, and declaration of effectiveness under the Securities Act, of the Form S-4, (iv) the filing with the SEC of such reports under Section 13(a) of the Exchange Act, and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (v) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities or “blue sky” Laws or the rules and regulations of the OTC; and (vi)

any such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, individually or in the aggregate, would not reasonably be expected to have a Regional Material Adverse Effect and would not reasonably be expected to prevent, or materially impair or delay, the ability of Regional to consummate the Merger.
(d) The Regional Shareholder Approval is the only vote of the holders of any class or series of the Regional Capital Stock necessary for the approval of the Regional Stock Issuance or for the consummation by Regional of the Merger.
3.5. SEC Filings; Financial Statements; Information Provided.
(a) Regional has filed all registration statements, forms, reports and other documents required to be filed by Regional with the SEC since January 1, 2022. All such registration statements, forms, reports and other documents (including exhibits and all other information incorporated therein and any supplements or amendments thereto and those registration statements, forms, reports and other documents that Regional may file after the date hereof until the Closing) are referred to herein as the “Regional SEC Reports”. The Regional SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, complied, or will comply when filed, as to form in all material respects with the requirements of the Securities Act and the Exchange Act applicable to such Regional SEC Reports and (iii) except to the extent that information contained in a Regional SEC Report has been revised, amended, modified or superseded by a later filed Regional SEC Report prior to the date hereof, did not or will not at the time they were or are filed to Regional’s Knowledge contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Regional SEC Reports or necessary in order to make the statements in such Regional SEC Reports, in the light of the circumstances under which they were made, not misleading. Regional has not as of the date hereof received any written comments from the SEC with respect to any of the Regional SEC Reports which remain unresolved. To Regional’s Knowledge, none of the Regional SEC Reports is, as of the date hereof, subject to ongoing SEC review. No Subsidiary of Regional is required to file any form, report or other document with the SEC.
(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Regional SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of Regional and its Subsidiaries as of the dates indicated and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end audit adjustments.
(c) The Joint Proxy Statement/Prospectus (i) on the date the Joint Proxy Statement/Prospectus is first mailed to holders of shares of Regional Common Stock, at the time of any amendment or supplement thereto and at the time of the Regional Meeting, shall not to Regional’s Knowledge contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they shall be made, not misleading and (ii) will at all times comply as to form in all material respects with the requirements of the Exchange Act applicable to the Joint Proxy Statement/Prospectus. Notwithstanding the foregoing provisions of this Section 3.5(c), no representation or warranty is made by Regional with respect to information or statements made or incorporated by reference in the Joint Proxy Statement/Prospectus based upon information supplied by SunLink or any of its Representatives expressly for use or incorporation by reference therein.
(d) To Regional’s Knowledge, Regional is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.
(e) To Regional’s Knowledge, Regional: (i) maintains disclosure controls and procedures in all material respects as required by Rule 13a-15 or 15d-15 under the Exchange Act; (ii) except as set forth in Section 3.5(e) of the Regional Disclosure Letter, is in compliance in all material respects with the applicable rules and regulations of the OTC; and (iii) has established and at all times since January 1, 2022 has maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act).
(f) To Regional’s Knowledge, none of the information supplied or to be supplied by Regional for inclusion or incorporation by reference in (i) the Form S-4 shall, at the time the Form S-4 is filed and at the time such Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Joint Proxy Statement/Prospectus will, at the date it is first mailed to shareholders of Regional and at the time of Regional Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Subject to the accuracy of the first sentence of Section 2.5(f), the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder; provided, however, that no representation is made by Regional with respect to statements made therein based on information supplied by SunLink for inclusion or incorporation by reference therein.
3.6. No Undisclosed Liabilities. To Regional’s Knowledge, except (a) as disclosed in the Regional Balance Sheet, (b) for performance of obligations in the Ordinary Course of Business under Contracts binding upon Regional or any of its Subsidiaries (other than resulting from any material breach or acceleration thereof), (c) for liabilities incurred in the Ordinary Course of Business since the date of the Regional Balance Sheet, (d) for liabilities incurred in connection with the entry into this Agreement and the consummation of the Transactions, and (e) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Regional Material Adverse Effect, Regional and its Significant Regional Subsidiaries do not have any liabilities of any nature.
3.7. Absence of Certain Changes or Events.
(a) Since the date of the Regional Balance Sheet, there has not been a Regional Material Adverse Effect.
(b) From the date of the Regional Balance Sheet until the date of this Agreement, except for (i) the transactions expressly contemplated hereby, and (ii) changes to practices as may have occurred prior to the date of this Agreement as a result of or in response to the outbreak of COVID-19, the business of Regional and its Subsidiaries, taken as a whole, has been conducted in the Ordinary Course of Business in all material respects.
3.8. Taxes.
(a) Regional and each of its Subsidiaries have timely filed all Tax Returns that Regional and each of its Subsidiaries were required to file, and to Regional’s Knowledge all such Tax Returns were correct and complete in all material respects. Regional and each of its Subsidiaries have paid (or caused to be paid or made adequate provision for in accordance with GAAP) on a timely basis all Taxes due and payable by Regional and/or its Subsidiaries shown on such Tax Returns.
(b) No examination or audit of any Tax Return, or other Action in respect of any Tax, of Regional or any of its Subsidiaries by any Governmental Entity is currently in progress or has been proposed or threatened in writing, nor has any written adjustment with respect to any Tax Return or written claim for any Tax been received from a Governmental Entity by Regional or any of its Subsidiaries that has not been settled in full. There are no Liens for Taxes on any of the assets or properties of Regional or any of its Subsidiaries, other than Liens for Taxes that are Regional Permitted Liens.
(c) To Regional’s Knowledge, Regional and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(d) Neither Regional nor any of its Subsidiaries (i) been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group of which Regional was the common parent), (ii) has any liability for any Taxes of any Person (other than Regional and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of Tax law in any jurisdiction) or as a transferee, successor or otherwise, or (iii) is a party to or is bound by, or currently has any liability pursuant to any Tax sharing or Tax indemnification agreement or other similar agreement (other than pursuant to commercial agreements or arrangements entered into in the Ordinary Course of Business that are not primarily related to Taxes).
(e) Neither Regional nor any of its Subsidiaries has entered into any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).
(f) Regional will not be required to include any item of income in, or to exclude any item of deductions from, taxable income from any taxable period (or portion thereof) ending after the Closing as a result of any: (i) change of, or use of an improper method of, accounting for a taxable period ending on or prior to the Closing Date, (ii) closing agreement, as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign law) executed on or prior to the Closing Date, (iii) intercompany transaction or excess loss account arising under Section 1502 of the Code and the Treasury Regulations thereunder (or any similar provision of state, local or non-U.S. Law), (iv) installment sale or open transaction made or entered into prior to the Closing Date, (v) prepaid amount or deferred revenue received on or prior to the Closing Date (vi) election under Section 965(h) of the Code made on or prior to the Closing Date, or (vii) “subpart F income” within the meaning of Section 952 of the Code earned on or before the Closing Date or “global intangible low-taxed income” within the meaning of Section 951A of the Code earned on or before the Closing Date.
(g) Neither Regional nor any Subsidiary of Regional has (i) deferred any Taxes under Section 2302 of the CARES Act or (ii) claimed any Tax credit under Section 2301 of the CARES Act or Sections 7001-7005 of the Families First Coronavirus Response Act.
(h) Neither Regional nor any Subsidiary of Regional has executed or filed any power of attorney with respect to Taxes that will remain in effect after the Closing.
(i) Regional has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
3.9. Real Property.
(a) Section 3.9(a) of the Regional Disclosure Letter sets forth the address and description of each parcel of real property owned in fee simple (the “Regional Owned Real Property”) by Regional and any of its Subsidiaries. With respect to each parcel of Regional Owned Real Property, except as would not be expected to have, individually or in the aggregate, a Regional Material Adverse Effect:
(i) Regional or one of its Subsidiaries has good title to such Regional Owned Real Property, free and clear of all Liens, except Regional Permitted Liens;
(ii) neither Regional nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Regional Owned Real Property or any portion thereof (in each case that is currently in effect); and
(iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Regional Owned Real Property or any portion thereof or interest therein.
(b) The real property leased by Regional or its Subsidiaries as tenant under the leases described in Section 3.9(b) of the Regional Disclosure Letter (the “Regional Leased Real Property”) constitutes all of the real property leased by Regional or any of its Subsidiaries. Except as would not be expected to have, individually or in the aggregate, a Regional Material Adverse Effect, the Regional Leased Real Property leases are in full force and effect in all material respects, and either Regional or one of its Subsidiaries holds a valid and enforceable leasehold interest under each such lease, subject to proper authorization and execution of such lease by the other party and the application of the Bankruptcy and Equity Exception. Regional has delivered or made available to SunLink complete and accurate copies of each of the leases described in Section 3.9(b) of the Regional Disclosure Letter. Regional and its Subsidiaries are, to Regional’s Knowledge, in compliance with the material provisions of such leases, except in each case as would not be expected to be material to SunLink and its Subsidiaries, taken as a whole. Neither Regional nor any of its Subsidiaries has received in the last two years any written notice from any lessor of Regional Leased Real Property alleging the occurrence of a material violation or material breach of a Contract relating to such Regional Leased Real Property.
(c) To Regional’s Knowledge, except as would not be expected to have, individually or in the aggregate, a Regional Material Adverse Effect, there are no material defects in the Regional Owned Real Property and the Regional Leased Real Property, and the Regional Owned Real Property and the Regional Leased Real Property are in operating condition and repair, normal wear and tear and other than items currently under repair excepted, and adequate and suitable for the operation of the business of Regional, as currently conducted.
3.10. Intellectual Property.
(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Regional Material Adverse Effect, Regional and its Subsidiaries own, free and clear of all Liens except for Regional Permitted Liens, all Regional Owned Intellectual Property Rights, and hold all right, title and interest in and to all Regional Owned Intellectual Property Rights.
(b) The conduct of Regional and its Subsidiaries in the operation of the business of each of Regional and its Subsidiaries as presently conducted and as conducted in the prior three years, does not, to Regional’s Knowledge, infringe, misappropriate or otherwise violate in any material respect, and has not infringed, misappropriated or otherwise violated in any material respect, any Intellectual Property of any other Person, except for such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Regional Material Adverse Effect. No claims, actions, suits, investigations or proceedings are pending or, to Regional’s Knowledge, threatened in writing (i) based upon, or challenging or seeking to deny or restrict, the rights of Regional or any of its Subsidiaries in any of the Regional Owned Intellectual Property Rights or Regional Licensed Intellectual Property, (ii) alleging that any Regional Owned Intellectual Property Right or Regional Licensed Intellectual Property is invalid or unenforceable or (iii) alleging that Regional or any of its Subsidiaries is infringing, misappropriating or otherwise violating the Intellectual Property of any other Person, except for claims that would not reasonably be expected to have, individually or in the aggregate, a Regional Material Adverse Effect.
(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Regional Material Adverse Effect and to Regional’s Knowledge, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any Regional Owned Intellectual Property Right or Regional’s or its applicable Subsidiary’s interest in any Regional Licensed Intellectual Property.
3.11. Contracts.
(a) Section 3.11 of the Regional Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of:
(i) each Contract that provides for the acquisition, disposition, license, use, distribution or outsourcing of assets, services, rights, securities or properties (other than acquisitions or dispositions of inventory in the Ordinary Course of Business) with respect to which Regional reasonably expects that Regional and its Subsidiaries will make or receive annual payments in excess of $500,000 or aggregate payments in excess of $1,000,000, or that includes any ongoing indemnities (except for indemnities entered into in Regional’s Ordinary Course of Business and pursuant to which Regional and its Subsidiaries have not incurred and do not reasonably expect to incur any material liabilities), “earnouts” or other contingent payment obligations;

(ii) each Contract relating to outstanding Indebtedness (or commitments in respect thereof) of Regional or any of its Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in excess of $500,000 or that otherwise places a Lien (other than a Regional Permitted Lien) on any portion of the assets of Regional or any of its Subsidiaries;
(iii) each Contract for lease of personal property or real property involving payments in excess of $500,000 in any calendar year or aggregate payments in excess of $1,000,000 that are not terminable without penalty or other liability to Regional (other than any ongoing obligation pursuant to such contract that is not caused by any such termination) within 60 days;
(iv) each Contract that (A) limits or purports to limit in any material respect the freedom of Regional or its Subsidiaries to compete or engage in any line of business or geographic location or with any Person or sell, supply or distribute any product or service in any geographic locations, (B) would require the disposition of any material assets or line of business of Regional or its Subsidiaries, or (C) prohibits or limits the rights of Regional or any of its Subsidiaries to (i) solicit, hire or retain any Person as an employee, consultant or independent contractor; or (ii) solicit any customer of any other Person, in each case of (i) and (ii), except that is not material to the current business of Regional and its Subsidiaries, taken as a whole;
(v) each Contract involving the pending acquisition or sale of (or option to purchase or sell) any assets or properties of Regional with a purchase price in excess of $500,000;
(vi) each material partnership, joint venture or limited liability company agreement or similar contract, other than such contracts solely between Regional and its wholly-owned Subsidiaries or among Regional’s wholly-owned Subsidiaries;
(vii) each Regional Collective Bargaining Agreement;
(viii) each Contract with a PEO to which Regional or any of its Subsidiaries is a party or is subject;
(ix) each Contract for any Regional Related Party Transaction;
(x) each agreement to which Regional or any of its Subsidiaries or any of their respective Affiliates is subject that contains any “most favored nation” or most favored customer provision, call or put option, preferential right, minimum purchase commitments or rights of first or last offer, negotiation or refusal, in each case other than those contained in any agreement in which such provision is solely for the benefit of Regional or any of its Subsidiaries;
(xi) each Contract pursuant to which Regional or any of its Subsidiaries (A) has been granted a license, covenant not to sue or other right to use, any Intellectual Property, which license, covenant or other right is material to the businesses of Regional and its Subsidiaries, other than any license for off-the-shelf software that is generally commercially available on nondiscriminatory pricing terms, or employee invention assignment agreements on Regional’s form entered into in the Ordinary Course of Business, or (B) has granted to any third party any license, covenant not to sue or other right to use to use any material Intellectual Property;
(xii) any Contract (A) requiring Regional or any Subsidiary that is reasonably expected to involve expenditures by Regional or any of its Subsidiaries of more than $1,500,000 or (B) that is reasonably expected to involve payments to Regional or any of its Subsidiaries of more than $1,500,000, in the case of each of subclauses (A) and (B), individually or in the aggregate with respect to such Contract or series of related Contracts, in any fiscal year;
(xiii) any Contract involving the settlement of any Action or threatened Action (or series of related Actions) (A) which will (x) involve payments after the date hereof of consideration in excess of $500,000, individually or in the aggregate or (y) impose monitoring or reporting obligations to any other Person outside the Ordinary Course of Business or (B) with respect to which material conditions precedent to the settlement have not been satisfied;
(xiv) any Government Contract;
(xv) any Contract not otherwise described in any other subsection of this Section 2.11 that is, to Regional’s Knowledge, material to Regional and the Regional Subsidiaries, taken as a whole, and cannot be terminated by Regional or such Regional Subsidiary on less than sixty (60) days’ notice without material payment or penalty; and
(xvi) any shareholders, investors rights, registration rights or similar Contract or arrangement.
(b) Collectively, the Contracts of the types set forth in Section 3.11 (whether or not set forth on Section 3.11 of the Regional Disclosure Letter) are herein referred to as the “Regional Material Contracts”. A complete and correct copy of each Regional Material Contract has been made available to SunLink or publicly filed with the SEC prior to the execution of this Agreement. Each Regional Material Contract is in full force and effect except to the extent it has previously expired in accordance with its terms. Neither Regional nor any of its Subsidiaries nor, to Regional’s Knowledge, any other party to any Regional Material Contract is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any Regional Material Contract.
(c) Since January 1, 2021, neither Regional nor any of its Subsidiaries has entered into any transaction that would be subject to disclosure pursuant to Item 404(d) of Regulation S-K that has not been disclosed in the Regional SEC Reports prior to the date hereof.
3.12. Litigation. There is no material Action pending or, to Regional’s Knowledge, threatened, against Regional or any of its Subsidiaries, in each case that, individually or in the aggregate, has had or would reasonably be expected to have a Regional Material Adverse Effect or would reasonably be expected to prevent, or materially impair or delay, the ability of SunLink to consummate the Merger. There are no material judgments, orders or decrees outstanding against Regional or any of its Subsidiaries that, individually or in the aggregate, have had or would reasonably be expected to have a Regional Material Adverse Effect or would reasonably be expected to prevent, or materially impair or delay, the ability of Regional to consummate the Merger.
3.13. Environmental Matters. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Regional Material Adverse Effect: (i) to Regional’s Knowledge, Regional and each of its Subsidiaries is, and in the three-year period prior to the date hereof, has been, in compliance in all material respects with applicable Environmental Laws; (ii) neither Regional nor any of its Subsidiaries has, in the three-year period prior to the date hereof, received any notice of or entered into or assumed (by contract or operation of law or otherwise), any claim, obligation, liability, order, settlement, judgment, injunction or decree relating to any violation or alleged or suspected violation of any Environmental Laws or release or alleged or suspected release of Hazardous Substances; and (iii) neither Regional nor its Subsidiaries are currently conducting or required by any Environmental Law to conduct any investigation or remediation of any Hazardous Substances.
3.14. Employee Benefit Plans.
(a) Section 3.14(a) of the Regional Disclosure Letter lists, as of the date of this Agreement, all material Regional Employee Plans.
(b) Regional has made available to SunLink, with respect to each material Regional Employee Plan, (i) each writing constituting a part of such Regional Employee Plan, including all amendments thereto, and all plan documents, trust agreements, and insurance contracts and other funding vehicles, (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedules, if any, (iii) the current summary plan description and any material modifications thereto, if any, (iv) the most recent annual financial report, trustee report, audit report or actuarial report, if any, and (v) the most recent determination letter from the IRS (if applicable) for such Regional Employee Plan.

(c) Except as would not have had and would not reasonably be expected to have, individually or in the aggregate, a Regional Material Adverse Effect, to Regional’s Knowledge: (i) each Regional Employee Plan has been maintained, operated, registered and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto, (ii) none of Regional, any Regional Subsidiary or any ERISA Affiliate has now or at any time within the previous six (6) years contributed to, sponsored or maintained (or has been required to contribute to, sponsor or maintain) a Regional Employee Plan that is subject to Section 302 or Title IV of ERISA or Section 412 or 4971 of the Code, (iii) no Regional Employee Plan provides medical, life insurance or other welfare benefits with respect to current or former employees or directors of Regional or any Regional Subsidiary beyond their retirement or other termination of service, other than coverage mandated by applicable Law, (iv) no liability under Title IV of ERISA has been incurred, or is reasonably expected to be incurred, by Regional, any of the Regional Subsidiaries or any ERISA Affiliate with respect to any Regional Employee Plan that has not been satisfied in full (other than with respect to amounts not yet due), and no condition, event or circumstance exists that presents a material risk to Regional, any Regional Subsidiaries or any ERISA Affiliate of Regional of incurring a liability thereunder, (v) all contributions or other amounts payable by Regional, the Regional Subsidiaries or any ERISA Affiliate with respect to each Regional Employee Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP (other than with respect to amounts not yet due), (vi) none of Regional, any Regional Subsidiary or any ERISA Affiliate has now or at any time within the previous six (6) years contributed to, sponsored or maintained (or has been required to contribute to, sponsor or maintain) a “multiemployer plan” within the meaning of Section 4001(a) of ERISA or a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control within the meaning of Section 4063 of ERISA, and (vii) Regional has properly classified its independent contractors as non-employees for purposes of withholding of Taxes, employment Taxes and employment Law, and neither Regional nor any of the Regional Subsidiaries has incurred any liability arising under the Fair Labor Standards Act or any similar Law.
(d) Except as expressly contemplated by the terms of this Agreement, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (i) entitle any current or former individual independent contractor, director, officer or employee of Regional or any of the Regional Subsidiaries to severance, change of control or other similar pay or benefits other than access to continued health care coverage mandated by applicable Law, (ii) cause any material payment or funding (through a grantor trust or otherwise) to become due or accelerate the time of any material payment or vesting, or materially increase the amount of compensation or benefits due to any current or former individual independent contractor, director, officer or employee of Regional or any of the Regional Subsidiaries, or materially increase the amount payable, pursuant to any Regional Employee Plan, (iii) result in any forgiveness of indebtedness of any current or former individual independent contractor, director, officer or employee of Regional or any of the Regional Subsidiaries, or (iv) result in payments by Regional or any Regional Subsidiary to any Person that would not be deductible under Section 280G of the Code. Neither Regional nor any Regional Subsidiary has any obligation to gross up, indemnify or otherwise reimburse any individual for any Taxes incurred pursuant to Sections 409A or 4999 of the Code.
3.15. Compliance with Laws. To Regional’s Knowledge, neither Regional nor any Regional Subsidiary is, and since January 1, 2022 has not been, in conflict with, default under or violation of any Law applicable to Regional or any Regional Subsidiary or by which any property or asset of Regional or any Regional Subsidiary is bound or affected, except for any conflicts, defaults or violations as have not had and would not reasonably be expected to have, individually or in the aggregate, a Regional Material Adverse Effect.
3.16. Permits. To Regional’s Knowledge, Regional and its Subsidiaries hold and at all times since January 1, 2022 held all Permits necessary to own, lease and operate their respective properties and assets and for the lawful conduct of their respective businesses as they were or are now being conducted, as applicable (collectively, the “Regional Permits”), and have paid all fees and assessments due and payable in connection therewith, except where the failure to so hold or make such a payment would not reasonably be expected to have, individually or in the aggregate, a Regional Material Adverse Effect and would not reasonably be expected to prevent, or materially impair or delay, the ability of Regional to consummate the Merger. All Regional Permits are in full force and effect and no suspension or cancellation of any of the Regional Permits is pending or, to Regional’s Knowledge, threatened, and Regional and its Subsidiaries are in compliance with the terms of the Regional Permits, except where the failure to be in full force and effect or failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Regional Material Adverse Effect and would not reasonably be expected to prevent, or materially impair or delay, the ability of Regional to consummate the Merger.
3.17. Labor Matters.
(a) Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Regional Material Adverse Effect, to Regional’s Knowledge, each of Regional and the Regional Subsidiaries is in compliance with all applicable Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, mass layoffs, worker classification, exempt and non-exempt status, compensation and benefits, wages and hours, and the WARN Act.
(b) Neither Regional nor any Regional Subsidiary is a party to a Regional Collective Bargaining Agreement, and to Regional’s Knowledge, no labor union has been certified to represent any employee of Regional or any Regional Subsidiary or has applied to represent or is attempting to organize so as to represent such employees.
(c) Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Regional Material Adverse Effect, (i) there is no pending or, to Regional’s Knowledge, threatened work stoppage, lock-out, slowdown or labor strike against Regional or any Regional Subsidiary and (ii) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending, or to Regional’s Knowledge, threatened against Regional or any Regional Subsidiary.
3.18. [Reserved].
3.19. Takeover Laws. The Regional Board has taken all actions necessary so that the requirements and restrictions contained in the Act and Regional’s articles of incorporation and bylaws shall not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.
3.20. Brokers. Except as set forth on Section 3.20 of the Regional Disclosure Letter, no agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action or agreement of Regional or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement.
3.21. Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Regional Material Adverse Effect, each of the material insurance policies held by Regional or any of its Subsidiaries as of the date of this Agreement (collectively, the “Material Regional Insurance Policies”) is in full force and effect on the date of this Agreement. Except as would not reasonably be expected to have, individually or in the aggregate, a Regional Material Adverse Effect, all premiums payable under the Material Regional Insurance Policies prior to the date of this Agreement have been duly paid to date, and neither Regional nor any of its Subsidiaries has, to Regional’s Knowledge, taken any action or failed to take any action that (including with respect to the Transactions), with notice or lapse of time or both, would constitute a breach or default, or permit a termination of any of the Material Regional Insurance Policies. Except as would not reasonably be expected to have, individually or in the aggregate, a Regional Material Adverse Effect, as of the date of this Agreement, no written notice of cancellation or termination has been received with respect to any Material Regional Insurance Policy.

3.22. Related Party Transactions. Except as set forth in the Regional SEC Reports, there are no transactions, agreements, arrangements or understandings between Regional or any Subsidiary of Regional, on the one hand, and any affiliate (including any officer or director) thereof, but not including any wholly-owned Subsidiary of Regional, on the other hand, that are required to be disclosed under Item 404 of Regulation S-K of the SEC that are not so disclosed (each of the foregoing, a “Regional Related Party Transaction”).
3.23. Privacy and Data Security. Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Regional Material Adverse Effect, (x) Regional and the Regional Subsidiaries maintain policies and procedures regarding data security, privacy, data transfer and the use of data that are commercially reasonable given Regional’s size and business and (y) security measures are in place to protect personally identifiable information stored in Regional’s and the Regional Subsidiaries’ computer systems from unlawful use by any third party or any other use by a third party that would violate such policies. Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Regional Material Adverse Effect, to Regional’s Knowledge, Regional and the Regional Subsidiaries are, and, since January 1, 2022, have been, in compliance with all such policies and Laws pertaining to data privacy and data security. Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Regional Material Adverse Effect, to Regional’s Knowledge, there has been (i) no loss or theft of data or security breach relating to data used in the business of Regional and the Regional Subsidiaries, (ii) no violation of any security policy regarding any such data, (iii) no unauthorized access or unauthorized use of any data and (iv) no unintended or improper disclosure of any personally identifiable information in the possession, custody or control of Regional or a Regional Subsidiary or a contractor or agent acting on behalf of Regional or a Regional Subsidiary. No Actions are pending or, to Regional’s Knowledge, threatened against Regional or any of the Regional Subsidiaries relating to the collection or use of personally identifiable information.
3.24. Exclusivity of Representations and Warranties.
(a) No Other Representations and Warranties. Regional, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article II:
(i) neither SunLink nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to SunLink, its Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement or the Merger;
(ii) no Person has been authorized by SunLink or any of its Subsidiaries, or any of their respective Affiliates or Representatives, to make any representation or warranty relating to SunLink and its Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the Merger, and if made, such representation or warranty must not be relied upon by Regional, or any of its Affiliates or Representatives as having been authorized by SunLink and its Subsidiaries, or any of their respective Affiliates or Representatives (or any other Person); and
(iii) the representations and warranties made by SunLink in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and Regional hereby disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to Regional or any of its Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).
(b) No Reliance. Regional, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article II, it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on:
(i) any representation or warranty, express or implied;
(ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to Regional, or any of its Affiliates or Representatives; or
(iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.
ARTICLE IV
CONDUCT OF BUSINESS
4.1 Conduct of Business by SunLink Pending the Merger. Except (i) as otherwise expressly permitted or required by this Agreement, (ii) as required by applicable Law, (iii) as set forth in Section 4.1 of the SunLink Disclosure Letter or (iv) with Regional’s prior written consent (not to be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period, SunLink shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to act and carry on its business in the Ordinary Course of Business, and to keep available the services of their present key employees and maintain their existing relations and goodwill with material customers, suppliers, licensors, licensees and other third parties with whom it has material business relations; provided that no action by SunLink or its Subsidiaries with respect to matters specifically addressed by any provision of Section 4.1(a)-4.1(q) shall be deemed a breach of the foregoing in this Section 4.1 unless such action would constitute a material breach of such other provision. Without limiting the generality of the foregoing, except as otherwise expressly permitted or required by this Agreement, as required by applicable Law, as set forth in Section 4.1 of the SunLink Disclosure Letter or with Regional’s prior written consent (not to be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period, SunLink shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following:
(a) (i) declare, set aside, make or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its outstanding capital stock (other than dividends and distributions (x) to the extent permitted by Section 5.15 of this Agreement or (y) by a direct or indirect wholly owned Subsidiary of SunLink to its parent corporation); (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except, in the case of this clause (iii), for the acquisition of shares of SunLink Common Stock from holders of SunLink Equity Awards in full or partial payment of any applicable Taxes or exercise price payable by such holder upon exercise or settlement thereof, as applicable, to the extent required under the terms thereof;
(b) issue, offer, deliver, sell, grant or otherwise permit to become outstanding any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, in each case other than the issuance of shares of SunLink Common Stock upon settlement of SunLink Equity Awards outstanding on the date hereof and in accordance with the terms thereof;
(c) amend SunLink’s or any of its Subsidiaries’ articles of incorporation, bylaws or other comparable charter or organizational documents in any way that would prevent or materially delay or materially impair the ability of the Parties to consummate the Transactions;
(d) acquire, or cause any acquisition of, any assets, rights or properties, including by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof, or make any capital expenditures or other expenditures with respect to property, plant or equipment, in any such case in respect of any of the foregoing, other than purchases of assets in an aggregate amount not to exceed $2,000,000 individually or $3,000,000 in the aggregate for all such transactions;

(e) sell, lease, license (or sublicense), pledge, mortgage or otherwise dispose of or subject to any Lien any properties, rights or assets (except for Intellectual Property, which is addressed solely in Section 4.1(k) below) of SunLink or of any of its Subsidiaries other than (i) sales of inventory or equipment, and dispositions of obsolete equipment, in each case in the Ordinary Course of Business, (ii) sales of other assets in an aggregate amount not to exceed $1,000,000 individually or $2,000,000 in the aggregate for all such transactions, and (iii) as set forth on Section 4.1(e) of the SunLink Disclosure Letter;
(f) (i) adopt any shareholder rights plan, (ii) adopt a plan of complete or partial liquidation, dissolution, recapitalization, restructuring or other reorganization or (iii) merge or consolidate with any Person, other than such transactions among wholly-owned Subsidiaries of SunLink;
(g) (i) incur any Indebtedness for borrowed money or guarantee any such Indebtedness of another Person, (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of SunLink or any of its Subsidiaries, guarantee any debt securities of another Person or enter into any arrangement intended to have the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of SunLink and its Subsidiaries in the Ordinary Course of Business) or capital contributions to, or investment in, any other Person, other than SunLink or any of its direct or indirect wholly owned Subsidiaries, or (iv) enter into any hedging agreement or other financial agreement or arrangement designed to protect SunLink or its Subsidiaries against fluctuations in exchange rates, other than, (A) the incurrence of any Indebtedness solely among SunLink and its wholly owned Subsidiaries or solely among wholly owned Subsidiaries of SunLink, which Indebtedness is incurred in the Ordinary Course of Business, and (B) borrowings and repayments with respect to any capital leases, SunLink credit card accounts and other Indebtedness, in each case of this clause (B) in the Ordinary Course of Business;
(h) make any material changes in accounting methods, principles or practices, except insofar as may be required by a change in GAAP or SEC rule or interpretation (except for any minor changes or modifications to such methods, principles or practices in the Ordinary Course of Business);
(i) (i) except as required by applicable Law or in order to comply with any SunLink Employee Plan as in existence on the date hereof or as set forth on Section 4.1(i) of the SunLink Disclosure Letter, adopt, enter into, terminate or amend any employment, consulting, severance, retention, change in control, termination or similar agreement or arrangement with any of its directors, officers, employees or individual independent contractors, other than, to the extent done in the Ordinary Course of Business (provided that, notwithstanding anything to the contrary herein, SunLink shall not amend or terminate the Stockslager Employment Agreement or otherwise adopt or enter into a new employment agreement with Mark J. Stockslager), (A) entry into at-will offer letters with newly hired employees permitted to be hired hereunder, which letters do not provide for any severance or change in control benefits (other than participation in SunLink’s severance plans referred to in Section 4.1(i) of the SunLink Disclosure Letter as in effect on the date hereof (the “SunLink Severance Practices”)), or (B) entry into customary separation agreements for employees permitted to be terminated hereunder providing for a release by the applicable former employee and (if applicable) severance benefits consistent with SunLink Severance Practices, (ii) hire any new employees other than, to the extent hired in the Ordinary Course Of Business, non-executive employees with individual salaries, wages or base pay of less than $175,000 per year, (iii) establish, adopt, enter into, amend or terminate any SunLink Collective Bargaining Agreement; (iv) except as required by applicable Law or in order to comply with any SunLink Employee Plan as in existence on the date hereof, establish, adopt, enter into, amend or terminate any SunLink Employee Plan, except for amendments in the Ordinary Course of Business to SunLink Employee Plans that are welfare plans in the Ordinary Course of Business that do not (and will not after the Closing) increase in any material respect the cost to SunLink or any of its Subsidiaries of maintaining such SunLink Employee Plans and that apply to substantially all SunLink Employees, (v) increase the compensation, benefits, severance or termination pay of (or accelerate payment or vesting of), or pay or award, any bonus or other incentive compensation to, any director, officer, employee or individual independent contractor (except for payment in cash of (A) fiscal year 2024 annual discretionary bonuses, discretionary bonuses for performance and accomplishments during fiscal year 2025 prior to the Effective Time, and stay bonuses; provided (y) in each of the foregoing cases such bonuses are judged by the SunLink compensation committee and approved by the SunLink Board of Directors, each acting reasonably and in good faith, to be reasonably necessary or advisable and (z) in no event shall the aggregate of all of the foregoing bonuses exceed $400,000, (B) customary salary increases in amounts in the Ordinary Course of Business in connection with promotions made in the Ordinary Course of Business of employees with individual salaries or wages of less than $200,000 per year not in excess of 4% for any individual, (C) short-term bonus opportunities in amounts in the Ordinary Course of Business that are granted in the Ordinary Course of Business, in each case, to new hires permitted under clause (ii) above (excluding any change of control or similar transaction related bonuses), and (D) in the case of individual independent contractors, for rate increases in the Ordinary Course of Business), (vi) grant any stock options, restricted stock units, stock appreciation rights, stock-based or stock-related awards, performance units, restricted stock or other equity or equity-based awards, or (vii) terminate the employment or service of (A) any employee at the level of Vice President or above, or (B) any other employee or individual independent contractor whose total annual compensation exceeds $175,000, other than for cause;
(j) (i) enter into any Contract that, if in effect on the date hereof, would have been a SunLink Material Contract (other than customer Contracts that provide for payment obligations to SunLink or its Subsidiaries in the Ordinary Course of Business, provided that such Contract is not or would not have been in the absence of such payment obligation a SunLink Material Contract pursuant to Section 2.11(a)), (ii) terminate any SunLink Material Contract, other than a result of the expiration of such SunLink Material Contract in accordance with its terms as in effect on the date hereof, (iii) amend or modify in a manner that is materially adverse to SunLink and its Subsidiaries, taken as a whole, any SunLink Material Contract or (iv) waive, release or assign any material term, right or claim of any SunLink Material Contract;
(k) sell, lease, license or otherwise transfer or dispose of, abandon or permit to lapse, fail to take action necessary to maintain, enforce or protect, or create or incur any Lien (other than SunLink Permitted Liens) on, any SunLink Owned Intellectual Property Right or SunLink Licensed Intellectual Property other than as would not prevent, materially delay or materially impair the ability of the Parties to consummate the Transactions;
(l) except as set forth on Section 4.1(l) of the SunLink Disclosure Letter, settle any Action, other than the settlement of any Action (i) for an amount not materially in excess of the amount reserved with respect to such matter in SunLink Balance Sheet included in SunLink SEC Reports filed prior to the date hereof or (ii) that requires payments by SunLink (net of insurance proceeds received) in an amount not to exceed, individually or in the aggregate, $500,000; provided that, in the case of clause (i) and (ii), such Action (x) is not a criminal Action and (y) does not impose any material restrictions or limitations upon the operations or business of SunLink or any of its Subsidiaries or equitable or injunctive remedies and does not involve the admission of any wrongdoing;
(m) make, revoke or change any material Tax election, change any material tax accounting period or adopt or change any tax accounting method, amend any material Tax Return, obtain any Tax ruling, enter into any closing or similar agreement with respect to material Taxes, surrender any right to claim a material Tax refund, consent to any extension or waiver of the limitations period applicable to any Tax liability or assessment, or settle or compromise any material Tax liability without the prior written consent of Regional, which consent shall not be unreasonably withheld, delayed or conditioned.
(n) fail to maintain in full force and effect in all material respects each Material SunLink Insurance Policy, or fail to report any material claims or potential material claims to its insurance carriers in accordance with the terms of such policies;
(o) take any action or knowingly fail to take any action where such action or failure to act would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or cause the SunLink shareholders to be required in connection therewith to recognize gain or loss on the exchange of the SunLink Common Stock for Regional Common Stock and Regional Series D Preferred Stock;

(p) other than in connection with any acquisitions (by asset purchase or exchange, stock purchase, merger or otherwise) that would not reasonably be expected to prevent or materially impair or materially delay consummation of the Transactions, (i) except as otherwise provided in this Agreement, merge, consolidate, combine or amalgamate with any Person other than Regional or its Subsidiaries or (ii) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any business or assets of any corporation, partnership, association or other business organization or division thereof; or
(q) authorize any of, or commit or agree, in each case in writing or otherwise, to take any of, the foregoing actions.
4.2 Conduct of Business by Regional Pending the Merger. Except (i) as otherwise expressly permitted or required by this Agreement, (ii) as required by applicable Law, (iii) as set forth in Section 4.2 of the Regional Disclosure Letter, or (iv) with SunLink’s prior written consent (not to be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period, Regional shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to act and carry on its business in the Ordinary Course of Business, and to keep available the services of their present key employees and maintain their existing relations and goodwill with material customers, suppliers, licensors, licensees and other third parties with whom it has material business relations; provided that no action by Regional or its Subsidiaries with respect to matters specifically addressed by any provision of Section 4.2(a)-4.2(q) shall be deemed a breach of the foregoing in this Section 4.2 unless such action would constitute a material breach of such other provision. Without limiting the generality of the foregoing, except as otherwise expressly permitted or required by this Agreement, as required by applicable Law, as set forth in Section 4.2 of the Regional Disclosure Letter, or with SunLink’s prior written consent (not to be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period, Regional shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following:
(a) (i) declare, set aside, make or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its outstanding capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of Regional to its parent corporation; (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except, in the case of this clause (iii), for the acquisition of shares of Regional Common Stock from holders of Regional Equity Awards in full or partial payment of any applicable Taxes or exercise price payable by such holder upon exercise or settlement thereof, as applicable, to the extent required under the terms thereof;
(b) issue, offer, deliver, sell, grant or otherwise permit to become outstanding any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, in each case other than (i) the issuance of shares of Regional Common Stock upon the settlement, vesting, exercise or lapse of any restrictions on any Regional Equity Awards outstanding on the date hereof or issued in compliance with clause (ii) below or (ii) the issuance of up to 65,000 shares of Regional Common Stock pursuant to the Regional Stock Plan;
(c) amend Regional’s or any of its Subsidiaries’ articles of incorporation, bylaws or other comparable charter or organizational documents in any way that would prevent, materially delay or materially impair the ability of the Parties to consummate the Transactions or would discriminate against holders of SunLink Common Stock relative to other shareholders of Regional;
(d) acquire, or cause any acquisition of, any assets, rights or properties, including by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof, or make any capital expenditures or other expenditures with respect to property, plant or equipment, in any such case in respect of any of the foregoing, other than purchases of assets in an aggregate amount not to exceed $2,000,000 individually or $3,000,000 in the aggregate for all such transactions;
(e) sell, lease, license (or sublicense), pledge, mortgage or otherwise dispose of or subject to any Lien any properties, rights or assets (except for Intellectual Property, which is addressed solely in Section 4.2(k) below) of Regional or of any of its Subsidiaries other than (i) sales of inventory or equipment, and dispositions of obsolete equipment, in each case in the Ordinary Course of Business, (ii) sales of other assets in an aggregate amount not to exceed $1,000,000 individually or $2,000,000 in the aggregate for all such transactions, and (iii) as set forth on Section 4.2(e) of the Regional Disclosure Letter;
(f) (i) adopt any shareholder rights plan, (ii) adopt a plan of complete or partial liquidation, dissolution, recapitalization, restructuring or other reorganization or (iii) merge or consolidate with any Person, in each case other than (A) such transactions among wholly-owned Subsidiaries of Regional or (B) such transactions that would not prevent, materially delay or materially impair the ability of the Parties to consummate the Transactions;
(g) (i) incur any Indebtedness for borrowed money or guarantee any such Indebtedness of another Person, (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of Regional or any of its Subsidiaries, guarantee any debt securities of another Person or enter into any arrangement intended to have the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of Regional and its Subsidiaries in the Ordinary Course of Business) or capital contributions to, or investment in, any other Person, other than Regional or any of its direct or indirect wholly owned Subsidiaries, or (iv) enter into any hedging agreement or other financial agreement or arrangement designed to protect Regional or its Subsidiaries against fluctuations in exchange rates, other than, (A) the incurrence of any Indebtedness solely among Regional and its wholly owned Subsidiaries or solely among wholly owned Subsidiaries of Regional, which Indebtedness is incurred in the Ordinary Course of Business, and (B) borrowings and repayments with respect to any capital leases, Regional credit card accounts and other Indebtedness, in each case of this clause (B) in the Ordinary Course of Business;
(h) make any material changes in accounting methods, principles or practices, except insofar as may be required by a change in GAAP or SEC rule or interpretation (except for any minor changes or modifications to such methods, principles or practices in the Ordinary Course of Business);
(i) (i) except as required by applicable Law, in order to comply with any Regional Employee Plan as in existence on the date hereof or as set forth on Section 4.2(i) of the Regional Disclosure Letter, terminate or amend any employment, consulting, severance, retention, change in control, termination or similar agreement or arrangement with any of its directors, officers, employees or individual independent contractors, other than, to the extent done in the Ordinary Course of Business, (A) entry into at-will offer letters with newly hired employees permitted to be hired hereunder, which letters do not provide for any severance or change in control benefits (other than participation in Regional’s severance plans referred to in Section 4.2(i) of Regional Disclosure Letter as in effect on the date hereof (the “Regional Severance Practices”)), or (B) entry into customary separation agreements for employees permitted to be terminated hereunder providing for a release by the applicable former employee and (if applicable) severance benefits consistent with Regional Severance Practices, (ii) hire any new employees other than, to the extent hired in the Ordinary Course Of Business, non-executive employees with individual salaries, wages or base pay of less than $175,000 per year, (iii) establish, adopt, enter into, amend or terminate any Regional Collective Bargaining Agreement; (iv) except as required by applicable Law or in order to comply with any Regional Employee Plan as in existence on the date hereof, establish, adopt, enter into, amend or terminate any Regional Employee Plan, except for amendments in the Ordinary Course of Business to Regional Employee Plans that are welfare plans in the Ordinary Course of Business that do not (and will not after the Closing) increase in any material respect the cost to Regional or any of its Subsidiaries of maintaining such Regional Employee Plans and that apply to substantially all Regional Employees, (v) increase the compensation, benefits, severance or termination pay of (or accelerate payment or vesting of), or pay or award, any bonus or other incentive compensation to, any director, officer, employee or individual independent contractor (except for (A) payment of bonuses consistent with arrangements existing as of the date hereof, discretionary bonuses for performance and accomplishments during fiscal year 2024 or any stay bonuses judged by Regional’s management, acting reasonably and in good faith to be reasonably necessary or advisable provided that the aggregate of all such bonuses shall not exceed $400,000, (B) customary salary increases in amounts in the Ordinary Course of Business in connection with promotions made in the Ordinary Course of Business of employees with individual salaries or wages of less than $200,000 per year not in excess of 4% for any individual, (C) short-term bonus opportunities in amounts in the Ordinary Course of Business that are granted in the Ordinary Course of Business, in each case, to new hires permitted under clause (ii) above (excluding any change of control or similar transaction related bonuses), and (D) in the case of individual independent contractors, for rate increases in the Ordinary Course of Business), (vi) grant any stock options, restricted stock units, stock appreciation rights, stock-based or stock-related awards, performance units, restricted stock or other equity or equity-based awards, or (vii) terminate the employment or service of (A) any employee at the level of Vice President or above, or (B) any other employee or individual independent contractor whose total annual compensation exceeds $175,000, other than for cause;
(j) except as set forth on Section 4.2(j) of the Regional Disclosure Letter, (i) enter into any Contract that, if in effect on the date hereof, would have been a Regional Material Contract (other than customer Contracts that provide for payment obligations to Regional or its Subsidiaries in the Ordinary Course of Business, provided that such Contract is not or would not have been in the absence of such payment obligation a Regional Material Contract pursuant to Section 2.11(a)), (ii) terminate any Regional Material Contract, other than a result of the expiration of such Regional Material Contract in accordance with its terms as in effect on the date hereof, (iii) amend or modify in a manner that is materially adverse to Regional and its Subsidiaries, taken as a whole, any Regional Material Contract or (iv) waive, release or assign any material term, right or claim of any Regional Material Contract;
(k) sell, lease, license or otherwise transfer or dispose of, abandon or permit to lapse, fail to take any action necessary to maintain, enforce or protect, or create or incur any Lien (other than Regional Permitted Liens) on, any Regional Owned Intellectual Property Right or Regional Licensed Intellectual Property, other than as would not prevent, materially delay or materially impair the ability of the Parties to consummate the Transactions;
(l) except as set forth on Section 4.2(l) of the Regional Disclosure Letter, settle any Action, other than the settlement of any Action (i) for an amount not materially in excess of the amount reserved with respect to such matter in Regional Balance Sheet included in Regional SEC Reports filed prior to the date hereof or (ii) that requires payments by Regional (net of insurance proceeds received) in an amount not to exceed, individually or in the aggregate, $500,000; provided that, in the case of clause (i) and (ii), such Action (x) is not a criminal Action and (y) does not impose any material restrictions or limitations upon the operations or business of Regional or any of its Subsidiaries or equitable or injunctive remedies and does not involve the admission of any wrongdoing;
(m) make, revoke or change any material Tax election, change any material tax accounting period or adopt or change any tax accounting method, amend any material Tax Return, obtain any Tax ruling, enter into any closing or similar agreement with respect to material Taxes, surrender any right to claim a material Tax refund, consent to any extension or waiver of the limitations period applicable to any Tax liability or assessment, or settle or compromise any material Tax liability without the prior written consent of SunLink, which such consent shall not be unreasonably withheld, delayed or conditioned;
(n) fail to maintain in full force and effect in all material respects each Material Regional Insurance Policy, or fail to report any material claims or potential material claims to its insurance carriers in accordance with the terms of such policies;
(o) take any action or knowingly fail to take any action where such action or failure to act would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or cause the SunLink shareholders to be required in connection therewith to recognize gain or loss on the exchange of SunLink Common Stock for Regional Common Stock and Regional Series D Preferred Stock;
(p) other than in connection with any acquisitions (by asset purchase or exchange, stock purchase, merger or otherwise) that would not reasonably be expected to prevent or materially impair or materially delay consummation of the Transactions, (i) except as otherwise provided in this Agreement, merge, consolidate, combine or amalgamate with any Person other than SunLink or its Subsidiaries or (ii) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any business or assets of any corporation, partnership, association or other business organization or division thereof; or
(q) authorize any of, or commit or agree, in each case in writing or otherwise, to take any of, the foregoing actions.
ARTICLE V
ADDITIONAL AGREEMENTS
5.1. No SunLink Solicitation.
(a) Subject to the other provisions of this Section 5.1, from and after the date hereof until the Effective Time or, if earlier, the termination of this Agreement pursuant to Article VII, SunLink shall not, and shall cause SunLink Subsidiaries not to, and instruct SunLink’s Representatives (on behalf of SunLink or SunLink Subsidiaries) not to, (i) solicit or knowingly induce (including by providing any material non-public information concerning SunLink or any Significant SunLink Subsidiary to any Person or group for the purpose of facilitating any proposals or offers relating to any SunLink Acquisition Proposal) or knowingly assist any proposal or offer that constitutes or would reasonably be expected to lead to a SunLink Acquisition Proposal or engage in any negotiations with respect thereto, (ii) approve or recommend, or publicly propose to approve or recommend, any SunLink Acquisition Proposal, (iii) withhold, withdraw or rescind (or change or qualify, in a manner adverse to Regional), or publicly propose to withhold, withdraw or rescind (or change or qualify, in a manner adverse to Regional), the SunLink Board Recommendation, including the failure to include the SunLink Board Recommendation in the Joint Proxy Statement/Prospectus, (iv) enter into any merger agreement, letter of intent or other similar agreement relating to any SunLink Acquisition Proposal (other than an Acceptable Confidentiality Agreement pursuant to Section 5.1(b)) or (v) resolve or agree to do any of the foregoing (any action set forth in the foregoing clause (iii) or clause (v) (to the extent related to the foregoing clause (iii)), a “SunLink Change of Board Recommendation”). Subject to the other provisions of this Section 5.1, SunLink shall, and shall cause SunLink Subsidiaries to, and instruct SunLink’s Representatives (on behalf of SunLink or SunLink Subsidiaries) to, (A) promptly (and, in any event, within forty-eight (48) hours after the execution of this Agreement) cease any discussion or negotiation with any Persons (other than Regional and its affiliates and Representatives) conducted prior to the date hereof by SunLink, SunLink Subsidiaries or any of SunLink’s Representatives with respect to any SunLink Acquisition Proposal, and (B) promptly (and, in any event, within forty-eight (48) hours after the execution of this Agreement) terminate access by any Third Person to any physical or electronic data room relating to any SunLink Acquisition Proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a SunLink Acquisition Proposal. Notwithstanding anything to the contrary contained in this Section 5.1(a), SunLink and SunLink’s Representatives may (x) contact any Person that has made after the date of this Agreement a bona fide, unsolicited SunLink Acquisition Proposal solely in order to seek to clarify the terms and conditions thereof (which contact, for the avoidance of doubt, shall not include any negotiation of such terms or conditions), and (y) inform a Person that has made or is considering making a SunLink Acquisition Proposal of the provisions of this Section 5.1.
(b) Notwithstanding anything to the contrary contained in this Agreement, if at any time following the date hereof and prior to the time that the SunLink Shareholder Approval is obtained, (i) SunLink receives a bona fide written SunLink Acquisition Proposal from a Third Person, which SunLink Acquisition Proposal was made or renewed on or after the date of this Agreement and does not result from a breach of the obligations set forth in Section 5.1(a) and (ii) the SunLink Board determines in good faith, after consultation with outside counsel and its financial advisor that such SunLink Acquisition Proposal constitutes a Superior SunLink Proposal and there is a reasonable probability that the failure to take the following actions would be inconsistent with the directors’ fiduciary duties under applicable Law, then SunLink may (A) enter into an Acceptable Confidentiality Agreement with and furnish information with respect to SunLink and SunLink Subsidiaries (including public and nonpublic information) to the Third Person making such SunLink Acquisition Proposal, its Representatives and potential sources of financing and (B) participate in discussions or negotiations with such Third Person making such SunLink Acquisition Proposal and its Representatives regarding such SunLink Acquisition Proposal (subject to promptly and, in any event, within forty-eight (48) hours of receipt thereof, notifying Regional of the status and material details thereof (including copies of any written documentation that it deems material to such SunLink Acquisition Proposal)); provided that SunLink (1) will not, and will cause SunLink Subsidiaries not to, and instruct SunLink’s Representatives not to, disclose any nonpublic information to such Person without first entering into an Acceptable Confidentiality Agreement with such Person and (2) will provide to Regional any nonpublic information concerning SunLink or SunLink Subsidiaries provided or made available to such other Person that was not previously provided or made available to Regional prior to or concurrently with the provision of such information to such other Person.
(c) SunLink shall promptly (and in any event within forty eight (48) hours) notify Regional in the event that SunLink receives any SunLink Acquisition Proposal, which notice shall include the identity of the Third Person making such SunLink Acquisition Proposal and a copy of such SunLink Acquisition Proposal (or, where such SunLink Acquisition Proposal is not in writing, a detailed summary of the material terms and conditions of such SunLink Acquisition Proposal). Without limiting the foregoing, SunLink shall promptly (and in any event at least twenty-four (24) hours prior to such provision or engagement) advise Regional if SunLink determines to begin providing information or to engage in discussions or negotiations concerning a SunLink Acquisition Proposal pursuant to Section 5.1(b). Thereafter, SunLink shall endeavor to keep Regional informed on a prompt (and, in any event, within forty-eight (48) hours) basis of the status and material details (including amendments or proposed amendments) of any such SunLink Acquisition Proposal (including providing copies of any written documentation it believes material relating to such SunLink Acquisition Proposal).
(d) Notwithstanding anything to the contrary contained in this Agreement, if SunLink has received a bona fide written SunLink Acquisition Proposal that (i) has not been withdrawn, (ii) did not result from a breach of the obligations set forth in Section 5.1 and (iii) that the SunLink Board determines in good faith, after consultation with outside counsel and its financial advisor, that such SunLink Acquisition Proposal constitutes a Superior SunLink Proposal, the SunLink Board may at any time prior to the time that SunLink Shareholder Approval is obtained (A) effect a SunLink Change of Board Recommendation with respect to such Superior SunLink Proposal or (B) terminate this Agreement to enter into a definitive agreement with respect to such Superior SunLink Proposal, in either case, subject to the requirements of Section 5.1(f) and, in the case of clause (B), provided, that SunLink as promptly as practicable following such termination, enters into a definitive acquisition agreement that documents the terms and conditions of such Superior SunLink Proposal.
(e) Notwithstanding anything to the contrary contained in this Agreement, SunLink Board may, at any time prior to the time that SunLink Shareholder Approval is obtained, and subject to compliance with the requirements of Section 5.1(f), effect a SunLink Change of Board Recommendation in response to a SunLink Intervening Event if SunLink Board determines in good faith, after consultation with outside counsel, that there is a reasonable probability that the failure to effect a SunLink Change of Board Recommendation in response to such SunLink Intervening Event would be inconsistent with the directors’ fiduciary duties under applicable Law.
(f) SunLink shall not be entitled to effect a SunLink Change of Board Recommendation pursuant to Section 5.1(d) or Section 5.1(e) or terminate this Agreement pursuant to Section 5.1(d) and Section 7.1(f) unless (x) SunLink shall have provided to Regional at least four (4) Business Days’ prior written notice (the “SunLink Notice Period”) of SunLink’s intention to take such action, which notice shall summarize the material terms and conditions of such SunLink Acquisition Proposal (and have provided to Regional a copy of the available proposed transaction agreement to be entered into in respect of such SunLink Acquisition Proposal), or a written description of such SunLink Intervening Event, as applicable, and (y):
(i) during SunLink Notice Period, if requested by Regional, SunLink shall have engaged in good faith negotiations with Regional regarding any adjustment or amendment to this Agreement or any other agreement proposed in writing by Regional; and
(ii) SunLink Board shall have considered in good faith any proposed adjustments or amendments to this Agreement (including a change to the price terms hereof) and any other agreements that may be proposed in writing by Regional no later than 11:59 a.m., Atlanta time, on the last day of SunLink Notice Period and shall have determined in good faith, after consultation with outside counsel and a financial advisor, that there is a reasonable probability that the failure to make a SunLink Change of Board Recommendation pursuant to Section 5.1(d) or Section 5.1(e) or terminate this Agreement pursuant to Section 5.1(d) and Section 7.1(f), as applicable, would be inconsistent with the directors’ fiduciary duties under applicable Law. Any (A) material changes relating to such SunLink Intervening Event or (B) material revisions to such Superior SunLink Proposal offered in writing by the party making any such Superior SunLink Proposal, as applicable, shall constitute a new SunLink Intervening Event or SunLink Acquisition Proposal, as applicable, and, in each case, SunLink shall be required to deliver a new written notice to Regional and to again comply with the requirements of this Section 5.1(f) with respect to such new written notice, except that SunLink Notice Period shall be three (3) Business Days with respect thereto, but no such new written notice shall shorten the original SunLink Notice Period.
(g) Nothing contained in this Section 5.1 shall prohibit SunLink or SunLink Board from (i) taking and disclosing to the shareholders of SunLink a position contemplated by Rule 14e-2(a), Rule 14d-9 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any disclosure to the shareholders of SunLink if the SunLink Board determines in good faith, after consultation with outside counsel, that there is a reasonable probability that the failure to make such disclosure would be inconsistent with the directors’ fiduciary duties under applicable Law or violate applicable Law or (iii) issuing a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, in which SunLink indicates that it has not changed SunLink Board Recommendation as of the date of such statement, provided, that such statement shall not constitute a SunLink Change of Board Recommendation.
(h) Notwithstanding any provision of Section 5.1(a) to the contrary, SunLink shall not grant any waiver or release under, or fail to seek to enforce, any standstill or equivalent agreement to the same effect; provided, however, at any time prior to obtaining SunLink Shareholder Approval, SunLink may grant a waiver or release under any standstill agreement, or any provision of any confidentiality or similar agreement with similar effect, if SunLink Board determines in good faith (after consultation with its outside legal counsel) that there is a reasonable probability that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law. SunLink shall not, and shall not permit any SunLink Subsidiary to, enter into any confidentiality or similar agreement subsequent to the date of this Agreement that prohibits SunLink from providing to Regional the information specifically required to be provided to Regional pursuant to this Section 5.1.
5.2. No Regional Solicitation.
(a) Subject to the other provisions of this Section 5.2, from and after the date hereof until the Effective Time or, if earlier, the termination of this Agreement pursuant to Article VII, Regional shall not, and shall cause Regional Subsidiaries not to, and instruct Regional’s Representatives (on behalf of Regional or Regional Subsidiaries) not to, (i) solicit or knowingly induce (including by providing any material non-public information concerning Regional or any Significant Regional Subsidiary to any Person or group for the purpose of facilitating any proposals or offers relating to any Regional Acquisition Proposal) or knowingly assist any proposal or offer that constitutes or would reasonably be expected to lead to a Regional Acquisition Proposal or engage in any negotiations with respect thereto, (ii) approve or recommend, or publicly propose to approve or recommend, any Regional Acquisition Proposal, (iii) withhold, withdraw or rescind (or change or qualify, in a manner adverse to SunLink), or publicly propose to withhold, withdraw or rescind (or change or qualify, in a manner adverse to SunLink), the Regional Board Recommendation, including the failure to include the Regional Board Recommendation in the Joint Proxy Statement/Prospectus, (iv) enter into any merger agreement, letter of intent or other similar agreement relating to any Regional Acquisition Proposal (other than an Acceptable Confidentiality Agreement pursuant to Section 5.2(b)) or (v) resolve or agree to do any of the foregoing (any action set forth in the foregoing clause (iii) or clause (v) (to the extent related to the foregoing clause (iii)), a “Regional Change of Board Recommendation”). Subject to the other provisions of this Section 5.2, Regional shall, and shall cause Regional Subsidiaries to, and instruct Regional’s Representatives (on behalf of Regional or the Regional Subsidiaries) to, (A) promptly (and, in any event, within forty-eight (48) hours after the execution of this Agreement) cease any discussion or negotiation with any Persons (other than SunLink and its affiliates and Representatives) conducted prior to the date hereof by Regional, Regional Subsidiaries or any of Regional’s Representatives with respect to any Regional Acquisition Proposal, and (B) promptly (and, in any event, within forty-eight (48) hours after the execution of this Agreement) terminate access by any Third Person to any physical or electronic data room relating to any Regional Acquisition Proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Regional Acquisition Proposal. Notwithstanding anything to the contrary contained in this Section 5.2(a), Regional and Regional’s Representatives may (x) contact any Person that has made after the date of this Agreement a bona fide, unsolicited Regional Acquisition Proposal solely in order to seek to clarify the terms and conditions thereof (which contact, for the avoidance of doubt, shall not include any negotiation of such terms or conditions) and (y) inform a Person that has made or is considering making a Regional Acquisition Proposal of the provisions of this Section 5.2.
(b) Notwithstanding anything to the contrary contained in this Agreement, if at any time following the date hereof and prior to the time that the Regional Shareholder Approval is obtained, (i) Regional receives a bona fide written Regional Acquisition Proposal from a Third Person, which Regional Acquisition Proposal was made or renewed on or after the date of this Agreement and does not result from a breach of the obligations set forth in Section 5.2 and (ii) the Regional Board determines in good faith, after consultation with outside counsel and its financial advisor, that such Regional Acquisition Proposal constitutes a Superior Regional Proposal and there is a reasonable probability that the failure to take the following actions would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law, then Regional may (A) enter into an Acceptable Confidentiality Agreement with and furnish information with respect to Regional and the Regional Subsidiaries (including public and nonpublic information) to the Third Person making such Regional Acquisition Proposal, its Representatives and potential sources of financing and (B) participate in discussions or negotiations with such Third Person making such Regional Acquisition Proposal and its Representatives regarding such Regional Acquisition Proposal (subject to promptly and, in any event, within forty-eight (48) hours of receipt thereof, notifying SunLink of the status and material details thereof (including copies of any written documentation that it deems material to such Regional Acquisition Proposal)); provided that Regional (1) will not, and will cause Regional Subsidiaries not to, and instruct Regional’s Representatives not to, disclose any nonpublic information to such Person without first entering into an Acceptable Confidentiality Agreement with such Person and (2) will provide to SunLink any nonpublic information concerning Regional or the Regional Subsidiaries provided or made available to such other Person that was not previously provided or made available to SunLink prior to or concurrently with the provision of such information to such other Person.
(c) Regional shall promptly (and in any event within forty-eight (48) hours) notify SunLink in the event that Regional receives any Regional Acquisition Proposal, which notice shall include the identity of the Third Person making such Regional Acquisition Proposal and a copy of such Regional Acquisition Proposal (or, where such Regional Acquisition Proposal is not in writing, a detailed summary of the material terms and conditions of such Regional Acquisition Proposal). Without limiting the foregoing, Regional shall promptly (and in any event at least twenty-four (24) hours prior to such provision or engagement) advise SunLink if Regional determines to begin providing information or to engage in discussions or negotiations concerning a Regional Acquisition Proposal pursuant to Section 5.2(b). Thereafter, Regional shall endeavor to keep SunLink informed on a prompt (and, in any event, within forty-eight (48) hours) basis of the status and material details (including amendments or proposed amendments) of any such Regional Acquisition Proposal (including providing copies of any written documentation it believes material relating to such Regional Acquisition Proposal).
(d) Notwithstanding anything to the contrary contained in this Agreement, if Regional has received a bona fide written Regional Acquisition Proposal that (i) has not been withdrawn, (ii) did not result from a breach of the obligations set forth in Section 5.2 and (iii) that the Regional Board determines in good faith, after consultation with outside counsel and its financial advisor, that such Regional Acquisition Proposal constitutes a Superior Regional Proposal, the Regional Board may at any time prior to the time that the Regional Shareholder Approval is obtained, effect a Regional Change of Board Recommendation with respect to such Superior Regional Proposal.
(e) Notwithstanding anything to the contrary contained in this Agreement, the Regional Board may, at any time prior to the time that the Regional Shareholder Approval is obtained, and subject to compliance with the requirements of Section 5.2(f), effect a Regional Change of Board Recommendation if in response to a Regional Intervening Event if the Regional Board determines in good faith, after consultation with outside counsel, that there is a reasonable probability that the failure to effect a Regional Change of Board Recommendation in response to such Regional Intervening Event would be inconsistent with the directors’ fiduciary duties under applicable Law.
(f) Regional shall not be entitled to effect a Regional Change of Board Recommendation pursuant to Section 5.2(d) or Section 5.2(e) unless (x) Regional shall have provided to SunLink at least four (4) Business Days’ prior written notice (the “Regional Notice Period”) of Regional’s intention to take such action, which notice shall summarize the material terms and conditions of such Regional Acquisition Proposal (and have provided to SunLink a copy of the available proposed transaction agreement to be entered into in respect of such Regional Acquisition Proposal) or a written description of such Regional Intervening Event, as applicable, and (y):
(i) during the Regional Notice Period, if requested by SunLink, Regional shall have engaged in good faith negotiations with SunLink regarding any adjustment or amendment to this Agreement or any other agreement proposed in writing by SunLink; and
(ii) the Regional Board shall have considered in good faith any proposed adjustments or amendments to this Agreement (including a change to the price terms hereof) and any other agreements that may be proposed in writing by SunLink no later than 11:59 a.m., Atlanta time, on the last day of the Regional Notice Period and shall have determined in good faith, after consultation with outside counsel and its financial advisor, that there is a reasonable probability that the failure to make a Regional Change of Board Recommendation pursuant to Section 5.2(d) or Section 5.2(e), as applicable, would be inconsistent with the directors’ fiduciary duties under applicable Law. Any (A) material changes relating to such Regional Intervening Event or (B) material revisions to such Superior Regional Proposal offered in writing by the party making any such Superior Regional Proposal, as applicable, shall constitute a new Regional Intervening Event or Regional Acquisition Proposal, as applicable, and, in each case, Regional shall be required to deliver a new written notice to SunLink and to again comply with the requirements of this Section 5.2(f) with respect to such new written notice, except that the Regional Notice Period shall be three (3) Business Days with respect thereto, but no such new written notice shall shorten the original Regional Notice Period.
(g) Nothing contained in this Section 5.2 shall prohibit Regional or the Regional Board from (i) taking and disclosing to the shareholders of Regional a position contemplated by Rule 14e-2(a), Rule 14d-9 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any disclosure to the shareholders of Regional if the Regional Board determines in good faith, after consultation with outside counsel, that there is a reasonable probability that the failure to make such disclosure would be inconsistent with the directors’ fiduciary duties under applicable Law or violate applicable Law or (iii) issuing a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, in which Regional indicates that it has not changed the Regional Board Recommendation as of the date of such statement, provided, that such statement shall not constitute a Regional Change of Board Recommendation.
(h) Notwithstanding any provision of Section 5.2(a) to the contrary, Regional shall not grant any waiver or release under, or fail to seek to enforce, any standstill or equivalent agreement to the same effect; provided, however, at any time prior to obtaining the Regional Shareholder Approval,

Regional may grant a waiver or release under any standstill agreement, or any provision of any confidentiality or similar agreement with similar effect, if the Regional Board determines in good faith (after consultation with its outside legal counsel) that there is a reasonable probability that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law. Regional shall not, and shall not permit any Regional Subsidiary to, enter into any confidentiality or similar agreement subsequent to the date of this Agreement that prohibits Regional from providing to SunLink the information specifically required to be provided to SunLink pursuant to this Section 5.2.
5.3. Preparation of the Joint Proxy Statement/Prospectus and Form S-4; Shareholders Meetings.
(a) Regional and SunLink shall cooperate in preparing, and as promptly as reasonably practicable following the date hereof, file the Joint Proxy Statement/Prospectus and Form S-4. The Joint Proxy Statement/Prospectus will be included in and will constitute a part of the Form S-4. SunLink and Regional will cause the Joint Proxy Statement/Prospectus to be mailed to their respective shareholders as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act. Subject to the terms of this Agreement, the Joint Proxy Statement/Prospectus shall reflect SunLink Board Recommendation and the Regional Board Recommendation and also include (and SunLink represents that it will have obtained at the relevant time all necessary consents of SunLink’s financial advisor to permit SunLink to include in the Joint Proxy Statement/Prospectus), in its entirety, the Fairness Opinion, together a summary thereof. Regional shall use reasonable best efforts, and SunLink shall cooperate reasonably and in good faith with Regional, to have the Form S-4 declared effective by the SEC and to keep the Form S-4 effective through the Closing in order to consummate the Merger and the transactions contemplated hereby. Each of Regional or SunLink shall, as promptly as practicable after receipt thereof, provide the other parties with copies of any written comments, and advise each other of any oral comments, with respect to the Joint Proxy Statement/Prospectus or Form S-4 received from the SEC. Regional and SunLink shall cooperate reasonably and in good faith and provide each other with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement/Prospectus and the Form S-4 prior to filing such with the SEC, and shall give reasonable and good faith consideration to any comments thereon made by the other party or its counsel, and will provide each other with a copy of all such filings made with the SEC. Subject to the terms of this Agreement, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement/Prospectus or the Form S-4 shall be made without providing the other party a reasonable opportunity to review and comment thereon and without the parties consulting and cooperating with one another, and considering in good faith the view of one another in doing so (provided, that, without limiting the foregoing, no amendment or supplement to the Joint Proxy Statement/Prospectus shall be made without the approval of both SunLink and Regional, which approval shall not be unreasonably withheld, conditioned or delayed). If, at any time prior to the Effective Time, any information relating to Regional or SunLink, or any of their respective affiliates, officers or directors, is discovered by Regional or SunLink and such information should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party hereto discovering such information shall promptly notify the other parties and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the shareholders of SunLink or Regional, as applicable, in accordance with applicable Law.
(b) Promptly after the execution of this Agreement, SunLink will conduct a broker search in anticipation of SunLink Meeting in compliance with SEC Rule 14a-13, assuming the earliest record date practicable and, from time to time, conduct additional broker searches as reasonably requested by Regional. SunLink shall duly take all lawful action to call, give notice of, convene and hold SunLink Meeting as soon as practicable following the declaration of effectiveness of the Form S-4 by the SEC for the purpose of obtaining SunLink Shareholder Approval. The record date for SunLink Meeting shall be determined by SunLink with prior consultation with Regional; provided, that SunLink shall not change the date of (or the record date for), postpone or adjourn SunLink Meeting without the consent of Regional (which consent shall not be unreasonably withheld, delayed or conditioned); provided, however, that SunLink shall (i) be entitled to postpone or adjourn SunLink Meeting on one or more occasions without the prior consent of Regional and (ii) with respect to clause (B) below, postpone or adjourn SunLink Meeting on one or more occasions if reasonably requested by Regional, in each case, (A) to the extent that, acting pursuant to the last sentence of Section 5.3(a), SunLink files an amendment or supplement to the Joint Proxy Statement/Prospectus, and SunLink Board determines in good faith after consultation with outside counsel that the failure to postpone or adjourn SunLink Meeting in response to such filing would be inconsistent with applicable Law, (B) if, on the date for which SunLink Meeting is then scheduled, SunLink has not received proxies representing a sufficient number of SunLink Common Stock to obtain SunLink Shareholder Approval, whether or not a quorum is or would be present, or (C) if Regional has postponed or adjourned the Regional Meeting pursuant to Section 5.3(d), until the date on which the Regional Meeting is held; provided, however, that in the case of clauses (A) or (B), SunLink Meeting shall not be postponed or adjourned for more than twenty Business Days in total from the originally scheduled date of SunLink Meeting without the prior written consent of Regional, which consent shall not be unreasonably withheld, conditioned or delayed.
(c) The SunLink Board shall, except in the case of a SunLink Change of Board Recommendation made in accordance with the terms and conditions of this Agreement, recommend the adoption of this Agreement by SunLink shareholders to the effect as set forth in Section 2.4, and, subject to Section 5.1, shall use reasonable best efforts to solicit SunLink Shareholder Approval. Notwithstanding any SunLink Change of Board Recommendation pursuant to Section 5.1, unless this Agreement is terminated in accordance with its terms, this Agreement shall be submitted to SunLink’s shareholders at the SunLink Meeting, and nothing contained herein shall be deemed to relieve SunLink of such obligation. SunLink shall, upon the reasonable request of Regional, during the last seven Business Days prior to the date of SunLink Meeting, request its proxy solicitor to advise Regional at least one time each Business Day as to the aggregate tally of proxies received by SunLink with respect to SunLink Shareholder Approval. Without the prior written consent of Regional (which shall not be unreasonably withheld, delayed or conditioned), and except as required by applicable Law or the rules and regulations of the NYSE Amex, the adoption of this Agreement and the transactions contemplated hereby (including the Merger) shall be the only matter (other than procedural matters, including a proposal to adjourn SunLink Meeting if there are not a sufficient number of shares of SunLink Common Stock present in person or by proxy to obtain SunLink Shareholder Approval) that SunLink shall propose to be acted on by the shareholders of SunLink at the SunLink Meeting.
(d) Promptly after the execution of this Agreement, Regional will conduct a broker search in anticipation of the Regional Meeting in compliance with SEC Rule 14a-13, assuming the earliest record date practicable and, from time to time, conduct additional broker searches as reasonably requested by SunLink. Regional shall duly take all lawful action to call, give notice of, convene and hold the Regional Meeting as soon as practicable following the declaration of effectiveness of the Form S-4 by the SEC for the purpose of obtaining the Regional Shareholder Approval. The record date for the Regional Meeting shall be determined by Regional with prior consultation with SunLink; provided, that Regional shall not change the date of (or the record date for), postpone or adjourn the Regional Meeting without the consent of SunLink (which consent shall not be unreasonably withheld, delayed or conditioned); provided, however, that Regional shall (i) be entitled to postpone or adjourn the Regional Meeting on one or more occasions without the prior consent of SunLink and (ii) with respect to clause (B) below, postpone or adjourn the Regional Meeting on one or more occasions if reasonably requested by SunLink, in each case, (A) to the extent that, acting pursuant to the last sentence of Section 5.3(a), Regional files an amendment or supplement to the Joint Proxy Statement/Prospectus or Form S-4, and the Regional Board determines in good faith after consultation with outside counsel that the failure to postpone or adjourn the Regional Meeting in response to such filing would be inconsistent with applicable Law, (B) if, on the date for which the Regional Meeting is then scheduled, Regional has not received proxies representing a sufficient number of shares of Regional Common Stock to obtain the Regional Shareholder Approval, whether or not a quorum is or would be present, or (C) if SunLink has postponed or adjourned SunLink

Meeting pursuant to Section 5.3(b), until the date on which SunLink Meeting is held; provided, however, that in the case of clauses (A) or (B), the Regional Meeting shall not be postponed or adjourned for more than twenty Business Days in total from the originally scheduled date of the Regional Meeting without the prior written consent of SunLink, which consent shall not be unreasonably withheld, conditioned or delayed.
(e) The Regional Board shall, except in the case of a Regional Change of Board Recommendation made in accordance with the terms and conditions of this Agreement, recommend the approval of the Merger and the Regional Stock Issuance by the Regional shareholders to the effect as set forth in Section 3.4 and shall use reasonable best efforts to solicit the Regional Shareholder Approval. Notwithstanding any Regional Change of Board Recommendation pursuant to Section 5.2, unless this Agreement is terminated in accordance with its terms, this Agreement shall be submitted to Regional’s shareholders at the Regional Meeting, and nothing contained herein shall be deemed to relieve Regional of such obligation. Regional shall, upon the reasonable request of SunLink, during the last seven Business Days prior to the date of the Regional Meeting, request its proxy solicitor to advise SunLink at least one time each Business Day as to the aggregate tally of proxies received by Regional with respect to the Regional Shareholder Approval. Without the prior written consent of SunLink (which shall not be unreasonably withheld, delayed or conditioned), and except as required by applicable Law or the rules and regulations of the OTC or NYSE Amex, as applicable, the approval of the Merger and the Regional Stock Issuance shall be the only matter (other than procedural matters) that Regional shall propose to be acted on by the shareholders of Regional at the Regional Meeting.
5.4. Stock Exchanges. Regional shall use reasonable best efforts to cause the Regional Common Stock to be issued in the Merger to be approved for (i) trading on the OTC prior to the Effective Time, subject to official notice of issuance, and thereafter (ii) for listing on NYSE Amex until such listing is achieved. Regional shall use reasonable best efforts to cause the Regional Series D Preferred Stock to be issued in the Merger to be approved for trading on the OTC within sixty days after the Effective Time, subject to official notice of issuance. Prior to the Closing Date, SunLink shall cooperate with Regional and use reasonable best efforts to take, or cause to be taken, such actions, and do or cause to be done such things, as requested by Regional that are reasonably necessary, proper or advisable on its part under applicable Law and rules and policies of NYSE Amex to enable the delisting by Regional of the shares of SunLink Common Stock from NYSE Amex and the deregistration of the shares of SunLink Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Effective Time.
5.5. Confidentiality; Access to Information.
(a) Subject to Section 5.5(b) and Section 5.5(c), except as expressly modified herein, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.
(b) Subject to applicable Law, during the Pre-Closing Period, notwithstanding anything in the Confidentiality Agreement to the contrary, each Party shall (and shall cause each of its Subsidiaries to) afford to the other Party and such Party’s Representatives, reasonable access, upon reasonable notice, during normal business hours and in a manner that does not unreasonably disrupt or interfere with business operations, to all of its key employees (subject to this Section 5.5(b)), properties, books, contracts and records as the other Party shall reasonably request, and, during such period, each Party shall (and shall cause each of its Subsidiaries to) furnish as promptly as practicable to the other Party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities Laws and (ii) all other information concerning its employees (subject to this Section 5.5(b)), business, properties and assets as Regional may reasonably request; provided, however, that neither Party shall be required to permit any inspection or other access, or to disclose any information, (A) to the extent related to an Acquisition Proposal (except as otherwise required by the terms of this Agreement), or (B) that in the reasonable judgment of such Party (after consultation with outside legal counsel) would: (1) violate any legal requirement or contract (including confidentiality provisions thereof), or (2) jeopardize protections afforded such Party under the attorney-client privilege or the attorney work product doctrine (so long as in connection with this clause (B) the non-inspecting Party has used reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure, to the extent permitted by applicable Law and practicable under the circumstances); provided that any communications by a Party or its Representatives with employees of the other Party or its Subsidiaries shall not require any notice if such communications are with any of the persons set forth on Section 5.5(b) of the SunLink Disclosure Letter, in the case of SunLink, or set forth on Section 5.5(b) of the Regional Disclosure Letter, in the case of Regional (or any other employees authorized by the Chief Executive Officer or the Chief Financial Officer of such Party). Any such information shall be subject to the Confidentiality Agreement. Notwithstanding anything in the Confidentiality Agreement to the contrary, during the Pre-Closing Period, neither Party shall (and each shall cause its Affiliates and Representatives not to) contact or communicate with any of the employees (other than the employees set forth on Section 5.5(b) of the SunLink Disclosure Letter, in the case of SunLink, or set forth on Section 5.5(b) of the Regional Disclosure Letter, in the case of Regional), licensors, customers or vendors of the other Party or any of its Subsidiaries, without the prior written consent of other Party, it being understood that this Section 5.5(b) shall not prohibit either Party or any of its Affiliates or Representatives from contacting such licensors, customers or vendors in the Ordinary Course of Business if such contacts are unrelated to this Agreement and the transactions contemplated hereby.
(c) At the Effective Time, the Confidentiality Agreement will automatically terminate and be of no further force or effect, without any further action of the Parties or any other parties thereto.
5.6. Approvals. (i) As promptly as is reasonably practicable following the execution of this Agreement, the Parties shall prepare and file with the appropriate Governmental Entities and other third parties and use reasonable best efforts to obtain all authorizations, consents, notifications, certifications, registrations, declarations and filings that are necessary or advisable in order to consummate the Transactions; (ii) Regional and SunLink shall have the right to review in advance and, to the extent reasonably practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Regional or SunLink, as applicable, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Transactions; and (iii) none of Regional, SunLink or any of their respective Subsidiaries shall agree to any timing agreements, actions, restrictions or conditions with respect to obtaining any consents, registrations, approvals, permits, expirations of waiting periods or authorizations in connection with the Transactions without the prior written consent of SunLink or Regional, as applicable (which consent shall not be unreasonably conditioned, withheld or delayed).
5.7. Public Disclosure. So long as this Agreement is in effect, neither SunLink nor Regional, nor any of their respective Affiliates, shall issue or cause the publication of any press release or other public announcement with respect to the Merger or this Agreement without the prior consent of the other Party, unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other public announcement with respect to the Merger or this Agreement, in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party to review and comment upon such press release or other announcement in advance and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that these restrictions shall not apply to any SunLink communications (or Regional’s response thereto) in connection with a SunLink Acquisition Proposal or to any Regional communications (or SunLink’s response thereto) in connection with a Regional Acquisition Proposal; provided such communications are made in compliance with Section 5.1 or Section 5.2, respectively; provided, further, that each Party and their respective Affiliates may make statements that are not inconsistent with previous press releases, public disclosures or public statements made by Regional and SunLink in compliance with this Section 5.7.
5.8. D&O Indemnification.
(a) Without limiting any other rights that any Indemnified Party may have pursuant to any employment agreement or indemnification agreement in effect on the date hereof or otherwise, from and after the Effective Time through the six-year anniversary of the date on which the Effective Time occurs, Regional shall indemnify and hold harmless each Indemnified Party against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, Action or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer or director of SunLink or any of its Subsidiaries serving at any time while a director or officer of SunLink or any of its Subsidiaries, is or was serving at the request of SunLink or one of its Subsidiaries as an officer, director, manager, employee or agent of another Person, in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, in each case to the fullest extent that SunLink would have been permitted to do so under applicable Law. Each Indemnified Party will be entitled to advancement of reasonable expenses (including reasonable attorneys’ fees) incurred in the defense of any such claim, Action or investigation from Regional following receipt by Regional from the Indemnified Party of a request therefor; provided that any Indemnified Party to whom expenses are to be advanced provides prior to any receipt of such advances an undertaking, to the extent required by the Act or other applicable Law, to repay such advances if it is determined by a final determination of a court of competent jurisdiction (which determination is not subject to appeal) that such Indemnified Party is not entitled to indemnification under applicable Law.
(b) From the Effective Time through the six-year anniversary of the date on which the Effective Time occurs, the articles of incorporation and bylaws of Regional shall contain, and Regional shall cause its articles of incorporation and bylaws to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of SunLink and its Subsidiaries in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time than are set forth in the articles of incorporation and bylaws of SunLink as in effect on the date of this Agreement.
(c) At the Effective Time, Regional shall purchase and cause to be maintained a prepaid Reporting Tail Endorsement on its existing directors and officers liability insurance policy (providing only for the Side A coverage where the existing policies also include Side B coverage for Regional) covering the SunLink Indemnified Parties from an insurance carrier with the same of better credit rating as compared to the carrier for the Current D&O Insurance and maintain such endorsement in full force and effect for a term of six years from and after the Effective Time, provided that in case that (i) Regional’s insurance policy in existence as of the date of this Agreement expires, is terminated or cancelled during such six-year period and (ii) if the premium for the Reporting Tail Endorsement would exceed the Maximum Premium, then Regional shall obtain as much directors’ and officers’ liability insurance (or coverage under a Reporting Tail Endorsement) as can be obtained for the remainder of such six-year period for an annualized premium at or not in excess of the Maximum Premium, on terms and conditions of reasonable equivalence, in the aggregate, to the SunLink Indemnified Parties under the Current D&O Insurance.
(d) If any Indemnified Party makes any claim for indemnification or advancement of expenses under this Section 5.8 that is denied by Regional, and a court of competent jurisdiction determines that the Indemnified Party is entitled to such indemnification or advancement of expenses, then Regional shall pay the Indemnified Party’s costs and expenses, including reasonable legal fees and expenses, incurred by the Indemnified Party in connection with pursuing his or her claims to the fullest extent permitted by law.
(e) In the event Regional or any of its successors or assigns (in the case of a transfer of all or substantially all of Regional’s properties and assets), (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns (in the case of a transfer of all or substantially all of the properties and assets) of Regional, shall expressly assume and succeed to the obligations set forth in this Section 5.8.
5.9. Notification of Certain Matters. Prior to the Effective Time, Regional shall give prompt notice to SunLink, and SunLink shall give prompt notice to Regional, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur it believes reasonably likely to cause any representation or warranty of such Person contained in this Agreement to be untrue or inaccurate (i) in the case of any representation or warranty of SunLink, in any manner that would result in the failure of the condition set forth in Section 6.3(a) or (ii) in the case of any representation or warranty of Regional, in any manner that would result in the failure of the condition set forth in Section 6.2(a), in each case at any time from and after the date of this Agreement until the Effective Time or (b) any material breach by such Person of any covenant or agreement set forth in this Agreement. The delivery of any notice pursuant to this Section 5.9 shall not affect or be deemed to modify any representation or warranty in this Agreement or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement or any remedies available to the parties hereunder.
5.10. State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar anti-takeover statute or regulation is or may become applicable to any of the transactions contemplated by this Agreement, SunLink and the SunLink Board, as applicable, each shall use its respective reasonable best efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are necessary to eliminate the effects of any such statute or regulation on such transactions.
5.11. Rule 16b-3. Prior to the Effective Time, SunLink and Regional shall take such steps as may be required to cause any dispositions of SunLink equity securities (including derivative securities) or any acquisition of Regional equity securities (including derivative securities) in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SunLink, or will become subject to such reporting requirements with respect to Regional, to be exempt under Rule 16b-3 under the Exchange Act.
5.12. Control of Operations. Without in any way limiting any Party’s rights or obligations under this Agreement, (a) nothing contained in this Agreement shall give Regional, directly or indirectly, the right to control or direct SunLink’s operations prior to the Effective Time and (b) prior to the Effective Time, SunLink shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.
5.13. Security Holder Litigation. In the event that any litigation related to this Agreement, the Merger or the other Transactions is brought by any shareholder of a Party hereto or any holder of such Party’s other securities against such Party and/or its directors or officers (the Party against whom the litigation is brought, the “Affected Party”), the Affected Party shall promptly notify the other Party of such litigation and endeavor in good faith to keep such other Party reasonably informed with respect to the status thereof. Notwithstanding anything to the contrary herein (but subject to the following sentence), the Affected Party shall have the right to control the defense of any litigation related to this Agreement, the Merger or the other Transactions brought by any shareholder of Affected Party or any holder of the Affected Party’s other securities against Affected Party and/or its directors or officers, provided that the Affected Party shall give the other Party the opportunity to participate, at the other Party’s expense, in the defense or settlement of any such litigation and the Affected Party shall give due consideration to other Party’s advice with respect to the foregoing. Notwithstanding anything to the contrary contained in this Agreement, the Affected Party shall not settle or enter into any negotiations or agreement with respect to the settlement of any such litigation without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed). Each of Regional and SunLink shall notify the other promptly of the commencement of any such shareholder litigation of which it has received notice or of which it becomes aware.
5.14. Reserved.
5.15. Dividends. SunLink may pay, declare or set aside, as applicable, one or two special dividend(s) to holders of SunLink Common Stock in an amount not to exceed in the aggregate the sum of (i) $705,000 (i.e. $0.10 per share of SunLink Common Stock), plus (ii) an amount, if any, by which the sum of SunLink Cash and Cash Equivalents is in excess of $6,000,000 calculated within a period of five days prior to Closing, as such amount may be reduced pursuant Section 5.17(b); provided that (x) in no event shall the total of such dividends exceed in the aggregate $1,000,000 plus any additional amounts added thereto pursuant to Section 5.17 (collectively, the “SunLink Special Dividend”); (y) any declared or set aside SunLink Special Dividend shall be paid by

SunLink prior to the Closing (solely out of the SunLink Cash and Cash Equivalents on hand), and (z) SunLink shall not pay, declare or set aside any dividend other than the SunLink Special Dividend referenced in this Section 5.15 if, at the time of payment, declaration or setting aside of such dividend, in the good faith judgment of SunLink’s management, after giving effect to such dividend, SunLink would not reasonably be expected to have at Closing SunLink Cash and Cash Equivalents in an aggregate amount of at least $6,000,000, as such amount may be reduced pursuant Section 5.17(b).
5.16. Employee Benefit Plans.
(a) For a period of one year following the Effective Time or such shorter period as a SunLink Employee remains employed with Regional or any of its Affiliates, Regional shall provide, or shall cause to be provided, to each SunLink Employee (i) base salary and wages that are substantially equivalent to those provided to such SunLink Employee immediately before the Effective Time and (ii) coverage under Regional’s benefit plans (excluding equity plans) at substantially the same level with the same accumulated years of service, comparable vacation rights, etc. and subject to substantially the same terms and conditions (taken as a whole) as provided to similarly situated employees of Regional; provided, however, that the requirements of this Section 5.16 shall not apply to any SunLink Employee of a Subsidiary if and after such Subsidiary is sold or disposed of by SunLink or any of its Subsidiaries to an unaffiliated third party after the Effective Time; and provided further, that:
(i) with respect to the annual bonus opportunity of each SunLink Employee under the applicable Regional Employee Benefit Plan in which the SunLink Employee shall be entitled to participate after the Effective Time (which are set forth in Section 3.14(a)(i) of the Regional Disclosure Letter) for Regional’s 2025 fiscal year, the annual bonus amount shall be based on actual performance against applicable budgets and targets established for Regional’s 2025 fiscal year. Any SunLink Employee whose employment is terminated by Regional without Cause (as defined in the applicable plan document) after the Effective Time and prior to the date payment of the bonus is made for the period ending with Regional’s 2025 calendar year shall be entitled to an annual bonus payment to which such SunLink Employee would have been entitled based on performance against applicable Regional budgets and targets; and
(ii) if, after the Effective Time, the employment of a SunLink Employee is terminated (x) by Regional without “Cause” or (y) by the SunLink Employee with “Good Reason,” in each case if such SunLink Employee is a party to an “Executive Change in Control Agreement” with SunLink or one of its Subsidiaries in which “Cause” and “Good Reason” are defined, then, in either such case, subject to the execution, delivery and non-revocation by such SunLink Employee of a release agreement in customary form as reasonably determined by Regional, any awards granted to such SunLink Employee in respect of SunLink Equity Awards, and any dividend equivalents accrued thereon, shall vest in full upon and be settled in accordance with the underlying award agreement.
(b) If a new benefit plan is established by Regional or its Subsidiaries in replacement of a SunLink Employee Plan listed on Section 2.14(a) of the SunLink Disclosure Letter that covers a SunLink Employee, then for all purposes (including purposes of vesting, eligibility to participate, level of benefits and entitlement to paid-time-off and leaves of absence) under such new plan, each SunLink Employee shall, subject to applicable law and applicable tax qualification requirements, be credited with his or her years of service with SunLink and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such SunLink Employee was entitled, before the Effective Time, to credit for such service under any similar SunLink Employee Plan in which such SunLink Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply (i) to the extent that its application would result in a duplication of benefits, (ii) for purposes of any equity or phantom equity plan or program or (iii) for purposes of any defined benefit plan. Regional shall use commercially reasonable efforts to cause the applicable new plan to: (x) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such SunLink Employees, to the extent such pre-existing conditions, exclusions or waiting periods were satisfied under the similar SunLink Employee Plan in effect immediately prior to the Effective Time, and (y) provide each such SunLink Employee with credit for any co-payments and deductibles paid (to the same extent such credit was given for the year under the similar SunLink Employee Plan in effect immediately prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements.
(c) If requested by Regional at least five (5) days prior to the Closing Date, effective as of immediately prior to the Closing Date and contingent upon the occurrence of the Closing, pursuant to resolutions of SunLink’s Board of Directors that are reasonably satisfactory to Regional, SunLink shall terminate SunLink’s 401(k) plan and/or terminate SunLink’s or its Subsidiary’s participation in a 401(k) plan of a PEO (each, a “SunLink 401(k) Plan”), and provide that participants in SunLink 401(k) Plan shall become fully vested in any unvested portion of their SunLink 401(k) Plan accounts as of the date such plan or such participation is terminated. In connection with any such termination of, or participation in, a SunLink 401(k) Plan, Regional shall cause a 401(k) plan sponsored by Regional or any of its Subsidiaries to accept from the applicable SunLink 401(k) Plan the “direct rollover” of the account balance (excluding loan notes) of each SunLink Employee who participated in the applicable SunLink 401(k) Plan as of the date such plan or participation is terminated who elects such direct rollover in accordance with the terms of SunLink 401(k) Plan and the Code, subject to the terms and conditions of Regional’s or its Affiliate’s applicable 401(k) plan.
(d) Nothing in this Agreement shall prohibit Regional or any of its Subsidiaries (including, after the Closing, SunLink’s Subsidiaries) from amending or terminating, or shall be construed as creating or amending, any employee plans or any other compensation or benefit plans, programs, policies, practices, agreements and arrangements sponsored or maintained by SunLink, Regional or any of Regional’s Subsidiaries, including each SunLink Employee Plan and any newly established employee benefit plan, and nothing in this Agreement shall otherwise require Regional or any of its Subsidiaries to create or continue any particular compensation or benefit plan, program, policy, practice, agreement or arrangement after the Effective Time or to employ any particular person on any particular terms; provided that Regional and its Subsidiaries comply with the foregoing provisions of this Section 5.16. The provisions of this Section 5.16 are solely for the benefit of the Parties to this Agreement, and no current or former employee, officer, director, manager or consultant, or any other individual associated therewith, shall be regarded for any purpose as a third party beneficiary of this Section 5.16.
5.17. Minimum SunLink Cash and Cash Equivalents; Minimum Pharmacy Working Capital.
(a) At the Closing, SunLink shall have SunLink Cash and Cash Equivalents (after the payment of any bonuses and/or SunLink Special Dividend) in an aggregate amount not less than $6,000,000. To the extent SunLink, at Closing, has SunLink Cash and Cash Equivalents (after the payment of any bonuses and/or SunLink Special Dividend) in an amount greater than $7,500,000 (the amount above $7,500,000, the “Cash Surplus”), the Regional Preferred Stock Consideration per five shares of SunLink Common Stock shall be adjusted upward via an increase of the number of shares of Series D Preferred Stock in accordance with the following formula: for each $10.00 of Cash Surplus by one share of Series D Preferred Stock (provided, however, that in no event shall the Regional Preferred Stock Consideration per five shares of SunLink Common Stock be adjusted to a number of shares of Series D Preferred Stock that would cause the Series D Preferred Stock to be issued at Closing to exceed the number of shares of preferred stock authorized under the articles of incorporation of Regional as in effect immediately prior to the Effective Time).
(b) Regional shall promptly advise SunLink in writing if any Regional Debt Distress shall exist at any time prior to Closing. Notwithstanding any other provision of this Agreement, if Regional Debt Distress shall exist either in the five days preceding the Closing Date or on the Closing Date, SunLink may, in its sole discretion, terminate this Agreement on or prior to the Closing Date pursuant to Section 7.1(k) or, if not so terminated, the amounts “$7,500,000” and $6,000,000” in each place they appear in Sections 5.15, 5.17(a) and 6.3(i) shall each automatically be reduced by $250,000 for each Regional Facility subject to or affected by such Regional Debt Distress and the total of such amounts of such reductions shall be added to the amount of the SunLink Special Dividend payable by SunLink under Section 5.15 and no reduction shall be made in the Merger Consideration to be provided by Regional upon Closing on account of any of the foregoing.

(c) Notwithstanding any other provision of this Agreement, if Regional shall not have the Minimum Regional Working Capital as specified in Section 5.18 or the Minimum Regional Cash and Cash Equivalents as specified in Section 5.19 on the date five days preceding the Closing Date as such amounts shall be calculated by Regional in accordance with the terms of this Agreement, SunLink may, in its sole discretion, terminate this Agreement on or prior to the Closing Date pursuant to Section 7.1(k).
(d) Notwithstanding any other provision of this Agreement, no bonus or dividend shall be paid by SunLink or (ii) adjustment to Regional Preferred Stock Consideration payable shall be made, in each case, if such payment or adjustment, would either alone or in combination with the other, be reasonably expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(e) At the Closing, the Pharmacy Segment shall have Pharmacy Working Capital (exclusive of SunLink Cash and Cash Equivalents of the Pharmacy Segment) in an amount not less than $2,500,000 as calculated within the period of five days immediately prior to the Closing Date.
5.18. Minimum Regional Working Capital. Regional shall have Regional Working Capital in an amount not less than $1,000,000 (“Minimum Regional Working Capital”), and SunLink shall have received a calculation from Regional that shows the Minimum Regional Working Capital in an amount not less than $1,000,000, on the date that is five days prior to the Closing Date that is calculated on such date using financial information as of the end of the month preceding the Closing Date. In the event Regional does not have the aforesaid Minimum Regional Working Capital within the period of five days immediately prior to the Closing Date, SunLink may, in its sole discretion, terminate this Agreement on or prior to the Closing Date pursuant to Section 7.1(k).
5.19. Minimum Regional Cash and Cash Equivalents. Regional shall have Regional Cash and Cash Equivalents in an amount not less than $700,000 (“Minimum Regional Cash and Cash Equivalents”) as calculated on the date that is five days prior to the Closing Date that is calculated on such date using financial information as of the end of the month preceding the Closing Date. SunLink shall have received on the date that is five days prior to the Closing Date a calculation that shows the Minimum Regional Cash and Cash Equivalents in an amount not less than $700,000 calculated on such date using financial information as of the end of the month preceding the Closing Date. In the event Regional does not have the aforesaid Minimum Regional Cash and Cash Equivalents within the period of five days immediately prior to the Closing Date, SunLink may, in its sole discretion, terminate this Agreement on or prior to the Closing Date pursuant to Section 7.1(k).
5.20. Reserved.
5.21. Ancillary Documents. At the Closing, each of the Parties shall and shall cause each of its Affiliates that will be a party to an Ancillary Document to execute and deliver each such Ancillary Document it will be a party to and each Party shall fully cooperate in causing any other Person that will be a party to an Ancillary Document to execute and deliver each such Ancillary Document.
5.22. Tax Matters.
(a) Each of Regional and Sunlink will (and will cause its respective Subsidiaries to) use its reasonable best efforts to cause the Merger to qualify, and will not take or knowingly fail to take (and will cause its Subsidiaries not to take or knowingly fail to take) any action that would, or would reasonably be expected to, prevent or impede the Merger from qualifying, as a “reorganization” within the meaning of Section 368(a) of the Code in which, among other things, the SunLink Shareholders would not recognize gain or loss on the exchange of their SunLink Common Stock solely for Regional Common Stock and Regional Preferred Stock (such tax-free treatment not applying to any cash received by a SunLink shareholder as described herein) (the “Intended Tax Treatment”). If, after good faith efforts by Regional, in cooperation with Sunlink, to respond to any comments from the SEC requiring or requesting that an opinion with respect to the Intended Tax Treatment be prepared and submitted in connection with the Joint Proxy Statement/Prospectus (or any other filing required by applicable Law) or the SEC’s review thereof, each of Regional and Sunlink will use its reasonable best efforts and will cooperate with one another to obtain any such opinion(s) of counsel, which cooperation shall include, for the avoidance of doubt, the delivery by Regional and Sunlink of duly executed certificates containing such representations, warranties and covenants as may be reasonably necessary or appropriate to enable such counsel to render any such opinion(s).
(b) Each of Regional and Sunlink will notify the other party promptly after becoming aware of any reason to believe that the Merger may not qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
ARTICLE VI
CONDITIONS TO MERGER
6.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party hereto to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions, any and all of which may be waived, in whole or in part, by SunLink and Regional to the extent permitted by applicable Law:
(a) SunLink Shareholder Approval. SunLink Shareholder Approval shall have been duly obtained under the Act and SunLink’s articles of incorporation and bylaws.
(b) Regional Shareholder Approval. Regional Shareholder Approval shall have been duly obtained under the Act and Regional’s articles of incorporation and bylaws.
(c) No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order or Law which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or imposing, individually or in the aggregate, a burdensome condition.
(d) Effectiveness of the Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act and shall not be the subject of any stop order or pending or threatened (in writing) Action seeking a stop order.
(e) OTC Trading or NYSE Amex Listing. The shares of Regional Common Stock and Regional Series D Preferred Stock issuable pursuant to the Merger shall either (i) have been authorized for trading on the OTC upon official notice of issuance or (ii) have been authorized for listing on the NYSE Amex upon official notice of issuance.
6.2. Conditions to the Obligations of SunLink. The obligation of SunLink to effect the Merger is also subject to the satisfaction, or waiver (where permissible pursuant to applicable Law) by SunLink, at or prior to the Effective Time of each of the following conditions:
(a) (i) The representations and warranties of Regional contained in Section 3.7(a) shall be true and correct in all respects as of the Closing Date as though made on and as of such date; (ii) the representations and warranties of Regional contained in the first sentence of Section 3.1; Section 3.2(a) and (c); Section 3.3(a); the first sentence of Section 3.3(b); Section 3.4(a); Section 3.18; and Section 3.20 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except for representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, in which case as of such date), except for any immaterial inaccuracies or exceptions; (iii) the representations and warranties of Regional contained in Section 3.19 shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date, except where any failures of any such representations and warranties to be true and correct have not prevented, or materially impaired or delayed, and would not reasonably be expected to prevent, or materially impair or delay, the ability of Regional to consummate the Merger; and (iv) all the other representations and warranties of Regional set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except for representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, in which case as of such date), except where any failures of such representations and warranties to be true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a Regional Material Adverse Effect.
(b) Regional shall have performed or complied in all material respects with the covenants and obligations required to be performed or complied with by it under this Agreement on or prior to the Closing Date except where any such failure has not had and would not reasonably be expected to have, individually or in the aggregate, a Regional Material Adverse Effect.
(c) Since the date hereof, there shall not have occurred any Regional Material Adverse Effect and no Regional Debt Distress shall exist.
(d) SunLink shall have received a certificate executed by a duly authorized executive officer of Regional, dated the Closing Date, confirming on behalf of Regional that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been duly satisfied.
(e) The Regional Support and Lock-Up Agreement shall be in full force and effect in accordance with the terms as of the Closing.
(f) The holders of not more than 2,000,000 shares of SunLink Common Stock (excluding directors and officers of SunLink and its Subsidiaries) who are entitled to, have properly exercised, and not withdrawn or waived, dissenters’ rights with respect to their SunLink Common Stock in accordance with the Act prior to the Effective Time.
(g) At least five days prior to the Closing Date, Regional shall have entered into one or more valid and binding Repurchase Agreements with holders of Regional Series B Preferred Stock requiring, conditioned upon consummation of the Closing, Regional to purchase from such holders and such holders to sell to Regional not fewer than 500,000 shares of Regional Series B Preferred Stock on or within five Business Days after the Closing Date.
(h) SunLink shall have received an amended and restated employment agreement, substantially in the form attached hereto as Exhibit D, executed by Brent S. Morrison, to be effective as of the Effective Time (the “Morrison Employment Agreement”).
6.3. Conditions to the Obligations of Regional. The obligation of Regional to effect the Merger is also subject to the satisfaction, or waiver (where permissible pursuant to applicable Law) by Regional at or prior to the Effective Time of each of the following conditions:
(a) (i) The representations and warranties of SunLink contained in Section 2.7(a) shall be true and correct in all respects as of the Closing Date as though made on and as of such date; (ii) the representations and warranties of SunLink contained in the first sentence of Section 2.1; Section 2.2(a) and (c); Section 2.3(a); the first sentence of Section 2.3(b); Section 2.4(a); Section 2.18; and Section 2.20 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except for representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, in which case as of such date), except for any immaterial inaccuracies or exceptions; (iii) the representations and warranties of SunLink contained in Section 2.19 shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date, except where any failures of any such representations and warranties to be true and correct have not prevented, or materially impaired or delayed, and would not reasonably be expected to prevent, or materially impair or delay, the ability of SunLink to consummate the Merger; and (iv) all the other representations and warranties of SunLink set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except for representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, in which case as of such date), except where any failures of such representations and warranties to be true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a SunLink Material Adverse Effect.
(b) SunLink shall have performed or complied in all material respects with the covenants and obligations required to be performed or complied with by it under this Agreement on or prior to the Closing Date except where any such failure has not had and would not reasonably be expected to have, individually or in the aggregate, a SunLink Material Adverse Effect.
(c) Since the date hereof, there shall not have occurred any SunLink Material Adverse Effect.
(d) Regional shall have received a certificate executed by a duly authorized executive officer of SunLink, dated the Closing Date, confirming on behalf of SunLink that the conditions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c) have been duly satisfied.
(e) The SunLink Support and Lock-Up Agreement shall be in full force and effect in accordance with the terms as of the Closing.
(f) Regional shall have received a letter of resignation, substantially in the form attached hereto as Exhibit E, executed by each director and officer of SunLink, in each case to be effective as of the Effective Time (the “SunLink Letters of Resignation”).
(g) Regional shall have received an employment agreement, substantially in the form attached hereto as Exhibit F, executed by Robert M. Thornton, Jr., to be effective as of the Effective Time (the “Thornton Employment Agreement”).
(h) Regional shall have received a waiver in writing, executed by Robert M. Thornton, Jr., of any severance and change of control provisions under that certain Amended and Restated Employment Agreement, dated July 1, 2005, by and among SunLink, SunLink Healthcare, LLC and Robert M. Thornton, Jr.
(i) Sunlink shall have SunLink Cash and Cash Equivalents, calculated within a period of five days immediately preceding the Closing Date, in an amount equal to or greater than $6,000,000. At the Closing, Regional shall have received a SunLink Cash and Cash Equivalents calculation that shows SunLink Cash and Cash Equivalents of at least $6,000,000 calculated as of a day within the five days immediately preceding the Closing Date. The Pharmacy Segment shall have Pharmacy Working Capital (exclusive of SunLink Cash and Cash Equivalents of the Pharmacy Segment) in an aggregate amount equal to or greater than $2,500,000. At the Closing, Regional shall have received a Pharmacy Working Capital calculation that shows Pharmacy Working Capital (exclusive of SunLink Cash and Cash Equivalents of the Pharmacy Segment) of at least $2,500,000 calculated as of a day within the five days immediately preceding the Closing Date.
(j) As of the Closing Date, there shall be no more than 7,050,000 shares of SunLink Common Stock issued and outstanding.
6.4. Frustration of Closing Conditions. Neither of the Parties may rely, either as a basis for not consummating the Merger or for terminating this Agreement, on the failure of any condition set forth in Sections 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such Party’s breach in any material respect of any provision of this Agreement was the principal cause of such failure.
ARTICLE VII
TERMINATION
7.1. Termination. This Agreement may be validly terminated only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):
(a) at any time prior to the Effective Time by mutual written consent of Regional and SunLink;
(b) by either Regional or SunLink at any time prior to the Effective Time if any order or Law preventing the consummation of the Merger is in effect, or prohibits, makes illegal or enjoins the consummation of the Merger and has become final and non-appealable, in each case such that the condition set forth in Section 6.1(c) cannot be satisfied; provided that the right to terminate this Agreement pursuant to this Section 7.1(b) will not be available to any Party that has not complied in all material respects with its obligations taken as a whole under this Agreement (including Section 5.6);

(c) by either Regional or SunLink at any time prior to the Effective Time if the Effective Time has not occurred by 5:00 p.m., Eastern time, on June 30, 2025 (the “Termination Date”);
(d) by either SunLink or Regional, if SunLink Shareholder Approval has not been obtained at the SunLink Meeting (or, if the SunLink Meeting has been adjourned or postponed, the final adjournment or postponement thereof); provided, that no Party may terminate this Agreement pursuant to this Section 7.1(d) if such Party has breached any of its obligations under this Agreement in a manner that was the principal cause of the failure to obtain SunLink Shareholder Approval at the SunLink Meeting;
(e) by Regional, at any time prior to SunLink Shareholder Approval, if the SunLink Board shall have effected a SunLink Change of Board Recommendation (it being understood and agreed that any written notice of SunLink’s intention to make a SunLink Change of Board Recommendation prior to effecting such SunLink Change of Board Recommendation in accordance with Section 5.1(d) or Section 5.1(e) in and of itself shall not result in Regional having any termination rights pursuant to this Section 7.1(e));
(f) by SunLink, at any time prior to SunLink Shareholder Approval, in order to enter into a definitive agreement with respect to a Superior SunLink Proposal, but only if SunLink has not breached, in any material respect, its obligations under Section 5.1 with respect to such Superior SunLink Proposal; provided, that SunLink as promptly as practicable following or concurrently with such termination, enters into a definitive acquisition agreement that documents the terms and conditions of such Superior SunLink Proposal;
(g) by either SunLink or Regional, if the Regional Shareholder Approval has not been obtained at the Regional Meeting (or, if the Regional Meeting has been adjourned or postponed, the final adjournment or postponement thereof); provided, that no Party may terminate this Agreement pursuant to this Section 7.1(g) if such Party has breached any of its obligations under this Agreement in a manner that was the principal cause of the failure to obtain the Regional Shareholder Approval at the Regional Meeting;
(h) by SunLink, at any time prior to the Regional Shareholder Approval, if the Regional Board shall have effected a Regional Change of Board Recommendation (it being understood and agreed that any written notice of Regional’s intention to make a Regional Change of Board Recommendation prior to effecting such Regional Change of Board Recommendation in accordance with Section 5.2(d) or Section 5.2(e) in and of itself shall not result in SunLink having any termination rights pursuant to this Section 7.1(h));
(i) by Regional if: (i) there has been a material breach by SunLink of its representations, warranties or covenants contained in this Agreement such that any condition set forth in Section 6.3(a) or 6.3(b) is not reasonably capable of being satisfied while such breach is continuing, (ii) Regional shall have delivered to SunLink written notice of such breach and (iii) either such breach is not capable of cure prior to the Termination Date or at least thirty (30) days shall have elapsed since the date of delivery of such written notice to SunLink and such breach shall not have been cured in all material respects; provided, that Regional shall not be permitted to terminate this Agreement pursuant to this Section 7.1(i) if there has been any material breach by Regional of its representations, warranties or covenants contained in this Agreement such that any condition set forth in Section 6.2(a) or 6.2(b) is not reasonably capable of being satisfied while such breach is continuing, and such breach shall not have been cured in all material respects;
(j) by SunLink if: (i) there has been a material breach by Regional of any of its representations, warranties or covenants contained in this Agreement such that any condition set forth in Section 6.2(a) or 6.2(b) is not reasonably capable of being satisfied while such breach is continuing, (ii) SunLink shall have delivered to Regional written notice of such breach and (iii) either such breach is not capable of cure prior to the Termination Date or at least thirty (30) days shall have elapsed since the date of delivery of such written notice to Regional and such breach shall not have been cured in all material respects; provided, that SunLink shall not be permitted to terminate this Agreement pursuant to this Section 7.1(j) if there has been any material breach by SunLink of its representations, warranties or covenants contained in this Agreement such that any condition set forth in Section 6.3(a) or 6.3(b) is not reasonably capable of being satisfied while such breach is continuing, and such or breach shall not have been cured in all material respects;
(k) by SunLink if: (i) five days prior to the Closing Date any Regional Debt Distress shall exist, or (ii) Regional does not have the Minimum Regional Working Capital or the Minimum Regional Cash and Cash Equivalents as of the times set forth in this Agreement; or
(l) by Regional if: (i) SunLink does not have SunLink Cash and Cash Equivalents in an amount equal to or greater than $6,000,000 as of the times set forth in this Agreement, or (ii) SunLink does not have Pharmacy Working Capital (exclusive of SunLink Cash and Cash Equivalents of the Pharmacy Segment) in an aggregate amount equal to or greater than $2,500,000 as of the times set forth in this Agreement.
7.2. Manner and Notice of Termination; Effect of Termination.
(a) Manner of Termination. The Party terminating this Agreement pursuant to Section 7.1 (other than pursuant to Section 7.1(a)) must deliver prompt written notice thereof to the other Parties setting forth in reasonable detail the provision of Section 7.1 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination pursuant to such provision.
(b) Effect of Termination. Any valid termination of this Agreement pursuant to Section 7.1 will be effective immediately upon the delivery of written notice by the terminating Party to the other Party. In the event of the valid termination of this Agreement pursuant to Section 7.1, this Agreement will be of no further force or effect without liability of either Party (or any partner, member, manager, shareholder, director, officer, employee, Affiliate, agent or other Representative of such Party) to the other Party, as applicable, except that Section 5.5(a), Section 5.7, this Section 7.2, Section 7.3, Article VIII and Article IX will each survive the termination of this Agreement in accordance with their respective terms. Notwithstanding the foregoing, nothing in this Agreement will relieve any Party from any liability for any fraud or Willful Breach prior to termination of this Agreement.
7.3. Fees and Expenses.
(a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the Merger will be paid by the Party incurring such fees and expenses whether or not the Merger is consummated. For the avoidance of doubt, Regional will be responsible for all fees and expenses of the Paying Agent.
(b) SunLink Payment. The Parties agree that if this Agreement is terminated by Regional pursuant to Sections 7.1(e) or 7.1(i) or by SunLink pursuant to Section 7.1(f), then SunLink shall reimburse Regional for all reasonable out-of-pocket fees and expenses incurred or paid by Regional in connection with the negotiation of this Agreement or the consummation of any of the transactions contemplated by this Agreement, including all due diligence and financing costs, filing fees, printing fees and fees and expenses of law firms, commercial banks, investment banking firms, accountants, experts and consultants, not to exceed two hundred fifty thousand dollars ($250,000) (“Regional Expenses”). Regional Expenses will be reimbursed within ten (10) days after presentation by Regional of a bill (which Regional may do within ninety (90) days after this Agreement is terminated) that sets forth in reasonable detail the amount and nature of each item of expense for which reimbursement is sought.
(c) Regional Payment. The Parties agree that if this Agreement is terminated by SunLink pursuant to Sections 7.1(h) or 7.1(j), then Regional shall reimburse SunLink for all reasonable out-of-pocket fees and expenses incurred or paid by SunLink in connection with the negotiation of this Agreement or the consummation of any of the transactions contemplated by this Agreement, including all due diligence and financing costs, filing fees, printing fees and fees and expenses of law firms, commercial banks, investment banking firms, accountants, experts and consultants, not to exceed two hundred fifty thousand dollars ($250,000) (“SunLink Expenses”). SunLink Expenses will be reimbursed within ten (10) days after presentation by SunLink of a bill (which SunLink may do within ninety (90) days after this Agreement is terminated) that sets forth in reasonable detail the amount and nature of each item of expense for which reimbursement is sought.

(d) Payments; Default. The Parties acknowledge that the agreements contained in this Section 7.3 are an integral part of this Agreement, and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if either Party fails to promptly pay any amount due pursuant to Section 7.3 and, in order to obtain such payment, the payee Party commences an Action that results in a judgment against the payor Party for the amount set forth in Section 7.3 or any portion thereof, the payor Party will pay to the payee Party its reasonable and documented out-of-pocket fees, costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Action, together with interest on such amount or portion thereof at the annual rate of equal to the prime rate as published in the Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable Law (collectively, the “Enforcement Expenses”). All payments under this Section 7.3 shall be made by the payor Party to the payee Party by wire transfer of immediately available funds to an account designated in writing by the payee Party.
ARTICLE VIII
DEFINED TERMS
The following capitalized terms shall have the respective meanings set forth below:
“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality provisions that are no less favorable in any material, substantive respect to SunLink or Regional, as applicable, than those contained in the Confidentiality Agreement; provided, that any such confidentiality agreement need not contain any standstill or similar provision. Notwithstanding the foregoing, an “Acceptable Confidentiality Agreement” shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting SunLink or Regional, as applicable, from satisfying any of its obligations hereunder.
“Accounting Methodology” means the accounting policies, principles, procedures, rules, practices, methodologies, categorizations, asset recognition bases, definitions, judgments and estimation techniques utilized in preparing the Pharmacy Working Capital, and Regional Working Capital, in each case, applied on a consistent basis.
“Act” means the Georgia Business Corporation Code.
“Action” means any claim, litigation, action, suit, arbitration, inquiry, proceeding, or investigation.
“Affected Party” has the meaning set forth in Section 5.13.
“Affiliate” when used with respect to any Person, means any other Person who is an “affiliate” of that first Person within the meaning of Rule 405 promulgated under the Securities Act.
“Agreement” has the meaning set forth in the preamble.
“Ancillary Documents” means the Morrison Employment Agreement, the Thornton Employment Agreement, the SunLink Letters of Resignation, the SunLink Support and Lock-Up Agreement, the Regional Support and Lock-Up Agreement and each other agreement, document, instrument and/or certificate contemplated by this Agreement executed or to be executed in connection with the transactions contemplated hereby.
“Annual Meeting” has the meaning set forth in Section 1.5(b).
“Articles of Merger” has the meaning set forth in Section 1.2.
“Bankruptcy and Equity Exception” has the meaning set forth in Section 2.4(a).
“Business Day” means any day on which the principal offices of the SEC in Washington, DC, are open to accept filings other than a day on which banking institutions located in Atlanta, Georgia, are permitted or required by law, executive order or governmental decree to remain closed.
“Capitalization Date” means the close of business on September 30, 2024.
“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act (Public Law 116-136), as amended and supplemented, and any administrative or other guidance published with respect thereto by any Governmental Entity (including IRS Notices 2020-22 and 2020-65), or any other Law (including the Consolidated Appropriations Act, 2021 and the American Rescue Plan Act of 2021) or executive order or executive memorandum (including the Payroll Tax Executive Order) intended to address the consequences of COVID-19 (in each case, including any comparable provisions of state, local or non-U.S. Law and including any related or similar orders or declarations from any Governmental Entity).
“Cash Surplus” has the meaning set forth in Section 5.17.
“Certificate” means a certificate that immediately prior to the Effective Time represents Eligible Shares.
“Closing” means the closing of the Merger.
“Closing Date” means the date on which the Closing occurs.
“Code” has the meaning set forth in the Recitals.
“Confidentiality Agreement” means the Confidentiality Agreement, dated as of September 24, 2023, between SunLink and Regional.
“Consent” means any consent, approval, filing, registration, notification, Permit, order or authorization.
“Contract” means, with respect to any Person, any contract, lease, license, indenture, note, agreement or other legally binding instrument to which such Person or its Subsidiaries is a party or by which any of their respective properties, rights or assets is bound.
“COVID-19” means the COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof or related health condition).
“Current D&O Insurance” means the current directors’ and officers’ liability insurance policies maintained by SunLink as of the date of this Agreement.
“Dissenting Shares” has the meaning set forth in Section 1.9(a).
“Effective Time” has the meaning set forth in Section 1.2.
“Eligible Shares” has the meaning set forth in Section 1.6(c).
“Enforcement Expenses” has the meaning set forth in Section 7.3(e).
“Environmental Law” means any Law, regulation, order, decree, permit or requirement of any Governmental Entity which is applicable to a Party relating to: (a) the protection, investigation, clean up, remediation or restoration of the environment, human or occupational health or safety, or natural resources; (b) pollution control; or (c) Hazardous Substances, including the handling, use, generation, transportation, storage, distribution in commerce, release and/or disposal of Hazardous Substances; or (d) noise, odor or wetlands protection.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any entity or trade of business, whether or not incorporated, which is a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (c) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included SunLink or any of its Subsidiaries.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Shares” has the meaning set forth in Section 1.6(c).
“Fairness Opinion” has the meaning set forth in Section 2.18.
“Form S-4” has the meaning set forth in Section 2.4(c).
“GAAP” means United States generally accepted accounting principles.
“Government Contract” means any Contract with any Governmental Entity.
“Governmental Entity” means (a) any national, federal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government, (b) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clause (a) of this definition, or (c) any governmental authority, quasi-governmental or non-governmental self-regulatory agency, commission or authority, including any securities exchange.
“Hazardous Substance” means: (a) any substance, material or waste, whether solid, liquid or gas, that is or comes to be regulated as a hazardous substance or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law (b) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls, mold, radioactive materials or radon, or (c) any substance, material or waste, whether solid, liquid or gas, defined, characterized or regulated by any Governmental Entity as hazardous, toxic, infectious, reactive, corrosive, ignitable, flammable, dangerous, a pollutant, or words of similar meaning and effect.
“Indebtedness” means, with respect to any Person, (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes or similar instruments, (c) all Indebtedness of others secured by any Lien on owned or acquired property, whether or not the Indebtedness secured thereby has been assumed, (d) all guarantees (or any other arrangement having the economic effect of a guarantee) of Indebtedness of others, (e) all lease obligations of such Person capitalized on the books and records of such Person (or required to be so capitalized or treated as a finance lease in accordance with GAAP), (f) all obligations, contingent or otherwise, of such Person as an account party in respect of financial guaranties, letters of credit, letters of guaranty, surety bonds and other similar instruments, (g) all securitization transactions, (h) all obligations representing the deferred and unpaid purchase price of property or services (including any potential future earn-out, purchase price adjustment, release of “holdback” or similar payment, but excluding accounts payable incurred in the ordinary course of business), (i) all obligations, contingent or otherwise, in respect of bankers’ acceptances, and (j) all obligations of such Person under swaps, options, derivatives and other hedging agreements, transactions or arrangements (assuming they were terminated on the date of determination).
“Indemnified Party” means each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time a director or officer of SunLink or any of its Subsidiaries.
“Intellectual Property” means any and all intellectual property rights or similar proprietary rights throughout the world, including all (a) patents, patent applications of any type, inventions and invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (b) trademarks, service marks, trade dress, logos, trade names, corporate names, internet domain names, social media accounts, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (c) copyrightable works and copyrights (whether or not registered), including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, regardless of the medium of fixation or means of expression, (d) trade secrets and industrial secret rights, and proprietary rights in know-how, data, processes, skills, techniques, schematics, engineering and other manuals and drawings, and confidential or proprietary business or technical information, (e) other tangible or intangible proprietary or confidential information and materials, (f) all rights in the foregoing and other similar intangible or intellectual property assets and their foreign equivalents in any jurisdiction, and (g) all applications and registrations for the foregoing.
“Intended Tax Treatment” has the meaning set forth in Section 5.22.
“Joint Proxy Statement/Prospectus” has the meaning set forth in Section 2.4(c).
“Law” means any local, county, state, federal, foreign or other constitution, law, statute, treaty, regulation, ordinance, code, common law or any rule, order, decree, judgment, judicial consent, consent decree, edict, Permit, directive or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Entity.
“Lien” means, with respect to any asset, any mortgage, license, pledge, security interest, encumbrance, lien or charge of any kind in respect of such asset.
“Material Adverse Effect” means, when used with respect to any Party, any effect, change, event, occurrence or development that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, condition or results of operations of such Party and its Subsidiaries, taken as a whole; provided, however, that no effect, change, event, occurrence or development to the extent resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “Material Adverse Effect,” and no effect, change, event, occurrence or development to the extent resulting from, arising out of, attributable to, or related to any of the following shall be taken into account when determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur: (a) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally; (b) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (i) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world; (c) conditions (or changes in such conditions) in the industries in which such Party and its Subsidiaries conduct business; (d) political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world; (e) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, disease outbreaks, pandemics (including, for the avoidance of doubt, any effect resulting from, arising in connection with or otherwise related to COVID-19), public health emergencies, widespread occurrences of infectious disease or other comparable events, and any other force majeure events in the United States or any other country or region in the world; (f) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, including the identity of the other Party (provided, that this clause (f) shall not apply with respect to any representation or warranty that is expressly intended to address the consequences of the execution, delivery or performance of this Agreement or the consummation of the Transactions or with respect to any condition to Closing to the extent such condition relates to such representations and warranties); (g) any actions taken or failure to take action, in each case, to which the other Party has expressly approved, consented to or requested in each case in writing, or the taking of any action expressly required by this Agreement (other than any action required by the first sentence of Section 4.1 or Section 4.2), or the failure to take any action expressly prohibited by this Agreement; (h) changes in law or other legal or regulatory conditions or change in GAAP or other accounting standards (or the interpretation thereof); (i) changes in the Party’s stock price or the trading volume of the Party’s stock, or any failure by the Party to meet any public estimates or expectations of the Party’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Party or any of its Subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition); or

(j) any Actions made or brought by any of the current or former shareholders of the Party (on their own behalf or on behalf of such Party) against any Party or any of their respective directors or officers arising out of the Merger or in connection with any other transactions contemplated by this Agreement; provided that that with respect to the exceptions set forth in clauses (a), (b), (c), (d), (e) and (h), if any such effect, change, event, occurrence or development has had a disproportionate adverse impact on the Party relative to other companies of comparable size to the Party operating in the industry in which the Party operates, then the incremental impact of such event shall be taken into account for the purpose of determining whether a “Material Adverse Effect” has occurred or may, would or could occur.
“Material Regional Insurance Policy” has the meaning set forth in Section 3.21.
“Material SunLink Insurance Policy” has the meaning set forth in Section 2.21.
“Maximum Premium” means 250% of the last annual premium paid prior to the Effective Time for the Current D&O Insurance.
“Merger” has the meaning set forth in the Recitals.
“Merger Consideration” has the meaning set forth in Section 1.6(c).
“Minimum Regional Cash and Cash Equivalents” means the amount of Regional Cash and Cash Equivalents specified in Section 5.19.
“Minimum Regional Working Capital” means the amount of Regional Working Capital specified in Section 5.18.
“Morrison Employment Agreement” has the meaning set forth in Section 6.2(h).
“Mutual Designees” has the meaning set forth in Section 1.5(b).
“NYSE Amex” means the NYSE American.
“Ordinary Course of Business” means the ordinary course of business consistent in all material respects with past practice (including with respect to volume and frequency).
“Original Agreement” has the meaning set forth in the Recitals.
“OTC” means the Over-the-Counter stock markets.
“Paying Agent” means a bank or trust SunLink selected by Regional and reasonably acceptable to SunLink, which shall be engaged by Regional to act as paying agent for the payment of the Merger Consideration to the holders of shares of SunLink Common Stock outstanding immediately prior to the Effective Time.
“Payment Fund” means (i) cash in an amount sufficient to make payment of (A) any dividends and other distributions pursuant to Section 1.7(h), and (B) cash in lieu of fractional shares, pursuant to Section 1.7(i), and (ii) the number of shares of Regional Common Stock and Regional Series D Preferred Stock in book-entry form issuable in respect of Eligible Shares pursuant to Section 1.6(c) (excluding fractional shares in accordance with Section 1.7(i)).
“PEO” means a professional employer organization or “co-employer” with SunLink or any of its Subsidiaries.
“Permit” means any material license, permit, registration, variance, exemption, Consent, waiver, authorization, right, certificate, franchise, order or approval, qualification, or similar document or authority, and all pending applications therefor or renewals thereof.
“Person” means any individual, corporation, partnership, limited liability SunLink, joint venture, association, trust, Governmental Entity, unincorporated organization or other entity.
“Personal Information” means any information in any form that, alone or in combination with other information, identifies, relates to, describes or is reasonably capable of being associated with a particular individual or household, and any other personal information (including any information that is defined as “personal information,” “personal data,” “personal health information” or “personally identifiable information” (or similar terms) under any applicable Law) the collection, use, storage, dissemination, processing or disposal of which is governed by applicable Law.
“Pharmacy Segment” means SunLink’s Pharmacy segment as described in SunLink’s Form 10-K for the year ended June 30, 2024, including, but not limited to, the business conducted by the Significant SunLink Subsidiaries.
“Pharmacy Working Capital” means, at any date, an amount of working capital (exclusive of SunLink Cash and Cash Equivalents of the Pharmacy Segment) for the Pharmacy Segment calculated in accordance with the Accounting Methodology and the historical spreadsheet attached hereto as Exhibit G where working capital (exclusive of SunLink Cash and Cash Equivalents, of the Pharmacy Segment) equals (a) receivable, net plus (b) inventory minus (c) accounts payable minus (d) accrued expenses (exclusive of sales tax payable).
“Pre-Closing Period” means the period commencing on the date of this Agreement and ending at the earlier of the Effective Time or the termination of this Agreement in accordance with Article VII.
“Regional” has the meaning set forth in the preamble.
“Regional Acquisition Proposal” means any offer or proposal from a Third Person concerning (a) a merger, consolidation, or other business combination transaction (including any single- or multi-step transaction) or series of related transactions involving Regional in which any Person or group (as defined in Section 13(d) of the Exchange Act) would acquire beneficial ownership of equity interests representing 20% or more of the voting power of Regional, (b) a sale, lease, license, mortgage, pledge or other disposition, directly or indirectly, by merger, consolidation, business combination, share exchange, partnership, joint venture or otherwise, of assets of Regional (including equity interests of a Regional Subsidiary) or the Regional Subsidiaries representing 20% or more of the consolidated assets of Regional and the Regional Subsidiaries based on their fair market value as determined in good faith by the Regional Board, (c) an issuance or sale (including by way of merger, consolidation, business combination, share exchange, joint venture or otherwise) of equity interests representing 20% or more of the voting power of Regional or a tender offer or exchange offer in which any Person or group (as defined in Section 13(d) of the Exchange Act) would acquire beneficial ownership, or the right to acquire beneficial ownership, of equity interests representing 20% or more of the voting power of Regional, or (d) any combination of the foregoing (in each case, other than the Merger).
“Regional Balance Sheet” means the audited consolidated balance sheet of Regional as of December 31, 2023.
“Regional Board” has the meaning set forth in the Recitals.
“Regional Board Recommendation” has the meaning set forth in Section 3.4(a).
“Regional Capital Stock” has the meaning set forth in Section 3.2(a).
“Regional Cash and Cash Equivalents” means all unrestricted cash and cash equivalents of Regional and each Subsidiary of Regional as of immediately prior to the Closing, including money orders, deposits, cash and deposits in transit, marketable securities, and other cash equivalents (which amounts shall include the amount of all uncleared deposits outstanding and exclude the amount of all uncleared checks or withdrawals outstanding).
“Regional Change of Board Recommendation” has the meaning set forth in Section 5.2(a).
“Regional Collective Bargaining Agreement” means any collective bargaining agreement, labor union contract, trade union agreement, memorandum of understanding or other Contract between Regional or any of its Subsidiaries and any labor union, labor organization, authorized employee representative or works council.
“Regional Common Stock” has the meaning set forth in the Recitals.

“Regional Common Stock Consideration” has the meaning set forth in Section 1.6(c).
“Regional Debt Distress” means, with respect to Regional, any circumstance in which or time at which any Indebtedness owed by, or involving an obligation on the part of, Regional and/or any Regional Subsidiary that individually or, in the aggregate with respect to all such Indebtedness, is equal to $1,000,000 or more, is then in Material Debt Default, which has not been cured by payment or performance by Regional and/or any such Regional Subsidiary even though Regional’s and/or any such Regional Subsidiary’s obligations thereunder are then subject to waiver or other forbearance by the holder of such Indebtedness or by the person or entity to which such Indebtedness is owed, obligated or guaranteed. For all purposes of this definition of “Regional Debt Distress,” “Material Debt Default” shall mean and include any default or non-performance, as the case may be, that would entitle the lender or other holder of the Indebtedness, lessor or party to whom the obligation is owed, to accelerate such Indebtedness and/or demand immediate payment or otherwise exercise legal remedies in connection therewith, whether before or after any notice and/or lapse of time.
“Regional Designees” has the meaning set forth in Section 1.5(a).
“Regional Disclosure Letter” means the Disclosure Letter delivered by Regional to SunLink and dated as of the date of this Agreement.
“Regional Employee Plans” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) (in each case, whether or not such plan is subject to ERISA), and any other plan, policy, agreement or arrangement relating to insurance coverage, severance benefits, retention benefits, change in control benefits, employment, fringe benefits, supplemental benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation, for the benefit of, or relating to, any current or former employee, director or individual consultant or independent contractor of Regional or any of its Subsidiaries that is (i) sponsored, maintained or contributed to, or is required to be contributed to, by Regional or any of its Subsidiaries, or to which Regional or any of its Subsidiaries is a party or otherwise has any liability, whether actual or contingent or (ii), in respect of such individual’s service (or past service) to Regional, sponsored, maintained or contributed to by PEO in respect of a Person’s service to Regional.
“Regional Equity Awards” has the meaning set forth in Section 3.2(a).
“Regional Expenses” has the meaning set forth in Section 7.3(b).
“Regional Facility” means any skilled nursing facility, assisted living facility or multi-service campus offering assisted living, memory care or independent living, which is owned, leased or operated by Regional or a Regional Subsidiary.
“Regional Intervening Event” means any event, change, effect, development, state of facts, condition or occurrence (other than any event, change, effect, development, state of facts, condition or occurrence resulting from a material breach of this Agreement by Regional) occurring or arising after the date of this Agreement that (a) was not known to reasonably foreseeable by, the Regional Board as of or prior to the date of this Agreement (or if known, the consequences of which were not known or reasonably foreseeable) and (b) does not involve or relate to a Regional Acquisition Proposal.
“Regional Leased Real Property” has the meaning set forth in Section 3.9(b).
“Regional Licensed Intellectual Property” means all Intellectual Property owned by a Third Person and licensed or sublicensed to Regional or any of its Subsidiaries or for which Regional or any of its Subsidiaries has obtained a covenant not to be sued.
“Regional Material Adverse Effect” means a Material Adverse Effect with respect to Regional.
“Regional Material Contract” has the meaning set forth in Section 3.11(b).
“Regional Meeting” has the meaning set forth in Section 3.4(a).
“Regional Notice Period” has the meaning set forth in Section 5.2(f).
“Regional Owned Intellectual Property Rights” means all Intellectual Property owned or purported to be owned by Regional or any of its Subsidiaries.
“Regional Owned Real Property” has the meaning set forth in Section 3.9(a).
“Regional Permits” has the meaning set forth in Section 3.16.
“Regional Permitted Liens” means (a) Liens for utilities, assessments, Taxes or other governmental charges that are not yet due and payable or are being contested in good faith and for which reserves have been established in accordance with GAAP, (b) Liens incurred in the Ordinary Course of Business since the date of the Regional Balance Sheet, (c) Liens reflected or reserved against or otherwise disclosed on the balance sheets included in the Regional SEC Reports filed prior to the date hereof or notes thereto, (d) construction, mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s, lessor’s, landlord’s and other similar Liens arising or incurred in the Ordinary Course of Business for amounts that are not yet delinquent or are being contested in good faith, (e) easements, restrictive covenants, conditions, rights of way and similar encumbrances or impediments against any assets or properties of an entity and which individually or in the aggregate do not materially interfere with the business of such entity or the operation or occupancy of the asset or property to which they apply, (f) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such real property, (g) any Liens disclosed in the Regional Disclosure Letter, (h) minor irregularities and defects of title which individually or in the aggregate do not materially interfere with an entity’s business or the operation or occupancy of the property to which they apply, (i) Liens disclosed on the existing title policies, title commitments and/or surveys, which have been previously provided or made available to SunLink, (j) non-exclusive licenses of Intellectual Property granted in the Ordinary Course of Business and (k) Liens the incurrence or existence of which would not reasonably be expected to be material to Regional and its Subsidiaries, taken as a whole.
“Regional Preferred Stock” has the meaning set forth in Section 3.2(a).
“Regional Preferred Stock Consideration” has the meaning set forth in Section 1.6(c).
“Regional Related Party Transaction” has the meaning set forth in Section 3.22.
“Regional SEC Reports” has the meaning set forth in Section 3.5(a).
“Regional Series A Preferred Stock” has the meaning set forth in Section 3.2(a).
“Regional Series B Preferred Stock” has the meaning set forth in Section 3.2(a).
“Regional Series D Preferred Stock” has the meaning set forth in the recitals.
“Regional Severance Practices” has the meaning set forth in Section 4.2(i).
“Regional Shareholder Approval” has the meaning set forth in Section 3.4(a).
“Regional Special Committee” means a special committee of the Regional Board consisting of the two SunLink Designees and the Regional Chief Executive Officer to be established immediately after the Closing of the Merger, to function at any time or from time to time when a Series B Director is seated on or remains on the Regional Board. The Regional Special Committee shall have delegated to it, to the maximum extent permitted by applicable law, sole and exclusive authority to: (i) authorize and oversee the timing, nature, amount and conduct of the redemption and/or repurchase, in whole or in part, at any time and from time to time, of the Regional Series B Preferred Stock and/or the Regional Series D Preferred Stock, and (ii) direct and cause the sale, or other disposition, of Regional Facilities which it may deem necessary to generate funds required to effect such redemption and/or repurchase of the Series B Preferred Stock and/or the Regional Series D Preferred Stock, in each case subject to any limitations and requirements under applicable law. Notwithstanding the foregoing, in no event shall the Regional Special Committee have authority to direct and/or cause the sale or other disposition of more than one Regional Facility in any eighteen (18) month period, including any sale or other disposition of a Regional Facility that Regional had already taken not at the direction of the Regional Special Committee. All actions by the Regional Special Committee shall be pursuant to the affirmative vote of a majority of the members thereof and the Regional Special Committee shall have the plenary powers of an executive committee of the Regional Board with respect to all matters reasonably related to the matters set forth in the foregoing clauses (i) and (ii), in each case, to the maximum extent permitted by applicable law and as otherwise limited herein. The chairman of the Regional Special Committee shall be elected by majority vote of the members thereof. The Regional Board shall cause the foregoing provisions with respect to the Regional Special Committee, its existence, duration, authority, powers, size, and membership to be set forth in a charter for the Regional Special Committee and such charter may be modified, limited or otherwise changed in any material respect only by the affirmative vote of not less than two-thirds of the members of the Regional Board.
“Regional Stock Issuance” has the meaning set forth in the Recitals.
“Regional Stock Plan” means the (i) AdCare Health Systems, Inc. 2011 Stock Incentive Plan, (ii) Regional Health Properties, Inc. 2020 Equity Incentive Plan, and (iii) Regional Health Properties, Inc. 2023 Omnibus Incentive Compensation Plan, in each case as amended.
“Regional Support and Lock-Up Agreement” has the meaning set forth in the Recitals.
“Regional’s Knowledge” means the actual knowledge, as of the date hereof, of the individuals identified in Section 8.1 of the Regional Disclosure Letter.
“Regional Working Capital” means, at any date, an amount of working capital for Regional calculated in accordance with the Accounting Methodology and the historical spreadsheet attached hereto as Exhibit H where working capital equals (a) cash and cash equivalents plus (b) receivables, net plus (c) inventory plus (d) pre-paid expenses plus (e) restricted cash held in escrow for property taxes and property insurance plus (f) note receivable minus (g) current portion of corporate accounts payable minus (h) current portion of accrued expenses less one-half the Georgia franchise taxes accrued that are covered by the Foster credit line.
“Reporting Tail Endorsement” means a six year extended reporting period endorsement with respect to the Current D&O Insurance, on terms and conditions providing coverage retentions, limits and other material terms substantially equivalent to the Current D&O Insurance.
“Representatives” means, with respect to any Person, such Person’s directors, managers, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives.
“Repurchase Agreement” means any agreement between Regional and a holder of Regional Series B Preferred Stock to be entered into to effect the Pre-Closing Redemption.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.
“SEC” means the United States Securities and Exchange Commission.
“Secretary of State” means the Secretary of State of the State of Georgia.
“Securities Act” means the Securities Act of 1933, as amended.
“Series B Director” has the meaning set forth in Section 1.5(a).
“Significant Regional Subsidiaries” means the following subsidiaries of Regional: Adcare Administrative Services, LLC, Glenvue Operations, LLC, Meadowwood Operations, LLC, Adcare Property Holding, LLC and Adcare Operations, LLC.
“Significant SunLink Subsidiaries” means the following wholly-owned subsidiaries of SunLink: Carmichael’s Cashway Pharmacy, Inc., a Louisiana corporation, and SunLink ScriptsRx, LLC, a Georgia corporation.
“Stockslager Employment Agreement” has the meaning set forth in Section 1.5(a).
“Subsidiary” means, with respect to any Person, another Person (a) of which such first Person owns or controls, directly or indirectly, securities or other ownership interests representing (i) more than 50% of the voting power of all outstanding stock or ownership interests of such second Person or (ii) the right to receive more than 50% of the net assets available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution, (b) of which the power to vote or direct voting of sufficient voting securities, other voting rights or voting partner interests to elect a majority of the board of directors or other governing body or persons performing similar functions is directly or indirectly held by such Person, or (c) of which such first Person is a general partner or managing member.
“SunLink” has the meaning set forth in the preamble.
“SunLink Acquisition Proposal” means any offer or proposal from a Third Person concerning (a) a merger, consolidation, or other business combination transaction (including any single- or multi-step transaction) or series of related transactions involving SunLink in which any Person or group (as defined in Section 13(d) of the Exchange Act) would acquire beneficial ownership of equity interests representing 20% or more of the voting power of SunLink, (b) a sale, lease, license, mortgage, pledge or other disposition, directly or indirectly, by merger, consolidation, business combination, share exchange, partnership, joint venture or otherwise, of assets of SunLink (including equity interests of a SunLink Subsidiary) or SunLink Subsidiaries representing 20% or more of the consolidated assets of SunLink and SunLink Subsidiaries based on their fair market value as determined in good faith by the SunLink Board, (c) an issuance or sale (including by way of merger, consolidation, business combination, share exchange, joint venture or otherwise) of equity interests representing 20% or more of the voting power of SunLink or a tender offer or exchange offer in which any Person or group (as defined in Section 13(d) of the Exchange Act) would acquire beneficial ownership, or the right to acquire beneficial ownership, of equity interests representing 20% or more of the voting power of SunLink, or (d) any combination of the foregoing (in each case, other than the Merger) but in no event shall “SunLink Acquisition Proposal” be deemed to include any proposal received regarding the disposition by SunLink of assets or stock of its Subsidiaries (other than a Significant Subsidiary) which disposition is disclosed as intended in Section 4.1(e) of the SunLink Disclosure Letter.
“SunLink Balance Sheet” means the audited consolidated balance sheet of SunLink as of June 30, 2023.
“SunLink Board” has the meaning set forth in the Recitals.
“SunLink Board Recommendation” has the meaning set forth in Section 2.4(a).
“SunLink Capital Stock” has the meaning set forth in Section 2.2(a).
“SunLink Cash and Cash Equivalents” means and includes for all purposes hereof the sum of all unrestricted cash and cash equivalents of SunLink and each Subsidiary of SunLink calculated within a period of five days prior to the Closing, including money orders, deposits, cash and deposits in transit, marketable securities, and other cash equivalents (which amounts shall include the amount of all uncleared deposits outstanding and exclude the amount of all uncleared checks or withdrawals outstanding).
“SunLink Change of Board Recommendation” has the meaning set forth in Section 5.1(a).
“SunLink Collective Bargaining Agreement” means any collective bargaining agreement, labor union contract, trade union agreement, memorandum of understanding or other Contract between SunLink or any of its Subsidiaries and any labor union, labor organization, authorized employee representative or works council.

“SunLink Common Stock” means the common stock, no par value per share, of SunLink.
“SunLink Designees” has the meaning set forth in Section 1.5(b).
“SunLink Disclosure Letter” means the Disclosure Letter delivered by SunLink to Regional and dated as of the date of this Agreement.
“SunLink Employee” means any person employed by SunLink or a Subsidiary of SunLink as of the Effective Time.
“SunLink Employee Plans” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) (in each case, whether or not such plan is subject to ERISA), and any other plan, policy, agreement or arrangement relating to insurance coverage, severance benefits, retention benefits, change in control benefits, employment, fringe benefits, supplemental benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation, for the benefit of, or relating to, any current or former employee, director or individual consultant or independent contractor of SunLink or any of its Subsidiaries that is (i) sponsored, maintained or contributed to, or is required to be contributed to, by SunLink or any of its Subsidiaries, or to which SunLink or any of its Subsidiaries is a party or otherwise has any liability, whether actual or contingent or (ii), in respect of such individual’s service (or past service) to SunLink, sponsored, maintained or contributed to by PEO in respect of a Person’s service to SunLink.
“SunLink Equity Awards” has the meaning set forth in Section 2.2(a).
“SunLink Expenses” has the meaning set forth in Section 7.3(c).
“SunLink Intervening Event” means any event, change, effect, development, state of facts, condition or occurrence (other than any event, change, effect, development, state of facts, condition or occurrence resulting from a material breach of this Agreement by SunLink) occurring or arising after the date of this Agreement that (a) was not known to, or reasonably foreseeable by, the SunLink Board as of or prior to the date of this Agreement (or if known, the consequences of which were not known or reasonably foreseeable) and (b) does not involve or relate to a SunLink Acquisition Proposal.
“SunLink Leased Real Property” has the meaning set forth in Section 2.9(b).
“SunLink Letters of Resignation” has the meaning set forth in Section 6.3(f).
“SunLink Licensed Intellectual Property” means all Intellectual Property owned by a Third Person and licensed or sublicensed to SunLink or any of its Subsidiaries or for which SunLink or any of its Subsidiaries has obtained a covenant not to be sued.
“SunLink Material Adverse Effect” means a Material Adverse Effect with respect to SunLink.
“SunLink Material Contract” has the meaning set forth in Section 2.11(b).
“SunLink Meeting” has the meaning set forth in Section 2.4(a).
“SunLink Notice Period” has the meaning set forth in Section 5.1(f).
“SunLink Outstanding Shares” means the total number of shares of SunLink Common Stock on a fully diluted basis as of the Closing Date.
“SunLink Owned Intellectual Property Rights” means all Intellectual Property owned or purported to be owned by SunLink or any of its Subsidiaries.
“SunLink Owned Real Property” has the meaning set forth in Section 2.9(a).
“SunLink Permits” has the meaning set forth in Section 2.16.
“SunLink Permitted Liens” means (a) Liens for utilities, assessments, Taxes or other governmental charges that are not yet due and payable or are being contested in good faith and for which reserves have been established in accordance with GAAP, (b) Liens incurred in the Ordinary Course of Business since the date of SunLink Balance Sheet, (c) Liens reflected or reserved against or otherwise disclosed on the balance sheets included in the SunLink SEC Reports filed prior to the date hereof or notes thereto, (d) construction, mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s, lessor’s, landlord’s and other similar Liens arising or incurred in the Ordinary Course of Business for amounts that are not yet delinquent or are being contested in good faith, (e) easements, restrictive covenants, conditions, rights of way and similar encumbrances or impediments against any assets or properties of an entity and which individually or in the aggregate do not materially interfere with the business of such entity or the operation or occupancy of the asset or property to which they apply, (f) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such real property, (g) any Liens disclosed in the SunLink Disclosure Letter, (h) minor irregularities and defects of title which individually or in the aggregate do not materially interfere with an entity’s business or the operation or occupancy of the property to which they apply, (i) Liens disclosed on the existing title policies, title commitments and/or surveys, which have been previously provided or made available to Regional, (j) non-exclusive licenses of Intellectual Property granted in the Ordinary Course of Business and (k) Liens the incurrence or existence of which would not reasonably be expected to be material to SunLink and its Subsidiaries, taken as a whole.
“SunLink Preferred Stock” has the meaning set forth in Section 2.2(a).
“SunLink Related Party Transaction” has the meaning set forth in Section 2.22.
“SunLink SEC Reports” has the meaning set forth in Section 2.5(a).
“SunLink Severance Practices” has the meaning set forth in Section 4.1(i).
“SunLink Shareholder Approval” has the meaning set forth in Section 2.4(a).
“SunLink Special Dividend” has the meaning set forth in Section 5.15.
“SunLink Stock Plan” means SunLink’s (i) 2005 Equity Incentive Plan and (ii) 2011 Director Stock Option Plan, in each case as amended.
“SunLink Support and Lock-Up Agreement” has the meaning set forth in the Recitals.
“SunLink’s Knowledge” means the actual knowledge, as of the date hereof, of the individuals identified in Section 8.1 of the SunLink Disclosure Letter.
“Superior Regional Proposal” means a bona fide written Regional Acquisition Proposal (except the references therein to “20% or more” shall be replaced by “more than 50%”), made by a Third Person which, in the good faith judgment of the Regional Board (after consultation with its financial advisors and outside legal counsel), taking into account such factors as the Regional Board considers in good faith to be appropriate (including the conditionality, timing and likelihood of consummation of, and the Person or group making, such proposals), (a) is reasonably likely to be consummated in accordance with its terms and (b) if consummated, would reasonably be expected to result in a transaction that is more favorable from a financial point of view to Regional’s shareholders than the Merger, taking into account all financial terms and conditions of such transaction.
“Superior SunLink Proposal” means a bona fide written SunLink Acquisition Proposal (except the references therein to “20% or more” shall be replaced by “more than 50%”), made by a Third Person which, in the good faith judgment of SunLink Board (after consultation with its financial advisors and outside legal counsel), taking into account such factors as SunLink Board considers in good faith to be appropriate (including the conditionality, timing and likelihood of consummation of, and the Person or group making, such proposals), (a) is reasonably likely to be consummated in accordance with its terms and (b) if consummated, would reasonably be expected to result in a transaction that is more favorable from a financial point of view to SunLink’s shareholders than the Merger, taking into account all financial terms and conditions of such transaction.
“Supporting Regional Shareholders” has the meaning set forth in the Recitals.
“Supporting SunLink Shareholders” has the meaning set forth in the Recitals.
“Surviving Corporation” means Regional following the Effective Time.
“Tax Returns” means all reports, returns, declarations, claim for refund, forms, or statements (including information returns), including any schedule or attachment thereto, required to be filed with or required to be provided to any Governmental Entity or furnished or required to be furnished to any Person with respect to Taxes.
“Taxes” means all taxes or other similar assessments, fees, charges, levies, duties, tariffs, or liabilities in the nature of a tax, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, registration, capital stock, profits, windfall profits, environmental, withholding, social security (or similar), employment, unemployment, disability, severance, license, escheat and unclaimed property, stamp, occupation, payroll, franchise, alternative or add-on minimum, or estimated taxes imposed by the United States of America or any state, local or non-U.S. government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, or additions to tax imposed or assessed with respect thereto and shall include any liability for such amounts as a result of (a) being a transferee or successor or member of a combined, consolidated, unitary or affiliated group, or (b) a contractual obligation to indemnify any Person.
“Termination Date” has the meaning set forth in Section 7.1(c).
“Third Person” means any Person or “group” (within the meaning of Section 13(d) of the Exchange Act), other than (a) SunLink or any of its controlled Affiliates or (b) Regional or any of its Affiliates or any “group” including Regional or any of its Affiliates.
“Thornton Employment Agreement” has the meaning set forth in Section 6.3(g).
“Transactions” means, collectively, the transactions contemplated by this Agreement, including the Merger.
“Uncertificated Shares” means uncertificated shares that immediately prior to the Effective Time represented any shares of SunLink Common Stock.
“USRPHC” has the meaning set forth in Section 2.8(i).
“WARN Act” means the Worker Adjustment Retraining and Notification Act of 1988 as amended, as well as analogous applicable foreign, state or local Laws.
“Willful Breach” means a material breach of any covenant or agreement set forth in this Agreement that is a consequence of an act or failure to act undertaken by the breaching party with the knowledge that the taking of such act or failure to act would result in such breach.
ARTICLE IX
MISCELLANEOUS
9.1. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except that this Article IX, Section 5.8, and any other covenants, obligations and agreements that by their terms survive the Effective Time will survive the Effective Time in accordance with their respective terms.
9.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of transmission by the transmitting equipment if sent via email, in each case to the intended recipient as set forth below:

(a)	if to Regional, to:

Regional Health Properties, Inc.
1050 Crown Pointe Parkway, Suite 720
Atlanta, Georgia 30338
	Attn:	Brent S. Morrison, Chief Executive Officer and President

with a copy (which shall not constitute notice) to:

Troutman Pepper Locke LLP
600 Peachtree Street, NE, Suite 3000
Atlanta, GA 30308
	Attn:	Brinkley Dickerson Jr. and Paul Davis Fancher

(b)	if to SunLink, to:

Sunlink Health Systems, Inc.
900 Circle 75 Parkway, Suite 690
Atlanta, Georgia 30339
	Attn:	Robert M. Thornton, Jr., Chief Executive Officer

with a copy, if prior to the Effective Time (which shall not constitute notice) to:

Smith, Gambrell & Russell, LLP
1105 W. Peachtree Street NE
Suite 1000
Atlanta, Georgia 30309
	Attn:	Howard E. Turner

Any Party hereto may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party hereto may change the address to which notices and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner herein set forth.
9.3. Entire Agreement. This Agreement (including the schedules, the SunLink Disclosure Letter, the Regional Disclosure Letter and exhibits hereto and the documents and instruments referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements or representations by or between the Parties, written or oral, with respect to the subject matter hereof, and the Parties specifically disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement. Notwithstanding the foregoing, subject to Section 5.5(c), the Confidentiality Agreement shall remain in effect in accordance with its terms.
9.4. Amendment. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of Regional and SunLink (pursuant to authorized action by (i) the SunLink Board (or a committee thereof) in the case of SunLink, except that in the event that SunLink has received SunLink Shareholder Approval, no amendment may be made to this Agreement that requires the approval of SunLink’s shareholders pursuant to the Act without such approval and (ii) the Regional Board (or a committee thereof) in the case of Regional, except that in the event that Regional has received the Regional Shareholder Approval, no amendment may be made to this Agreement that requires the approval of Regional’s shareholders pursuant to the Act without such approval).
9.5. Extension, Waiver. At any time and from time to time prior to the Effective Time, any Party may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable; (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.
9.6. Third-Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by the terms and provisions of Section 5.8 (with respect to which the Indemnified Parties shall be third party beneficiaries), and (b) from and after the Effective Time, the rights of holders of shares of SunLink Common Stock and SunLink Equity Awards to receive the consideration in each case in accordance with the terms and subject to the conditions set forth in Article I.
9.7. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties hereto and their respective successors and permitted assigns.
9.8. Severability. Any term or provision (or part thereof) of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions (or parts thereof) hereof or the validity or enforceability of the offending term or provision (or part thereof) in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision (or part thereof) hereof is invalid or unenforceable, the court making such determination shall have the power to limit the term or provision (or part thereof), to delete specific words or phrases, or to replace any invalid or unenforceable term or provision (or part thereof) with a term or provision (or part thereof) that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision (or part thereof), and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto shall replace such invalid or unenforceable term or provision (or part thereof) with a valid and enforceable term or provision (or part thereof) that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term (or part thereof).
9.9. Counterparts and Signature. This Agreement may be executed in any number of counterparts (including by facsimile or by an electronic scan (including by portable document format (.pdf)) delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or by an electronic scan (including by portable document format (.pdf)) delivered by electronic mail.
9.10. Interpretation. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) “include”, “includes” and “including” are not limiting; (b) “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) “date hereof” refers to the date set forth in the initial caption of this Agreement; (d) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (e) descriptive headings, the table of defined terms and the table of contents are inserted for convenience only and do not affect in any way the meaning or interpretation of this Agreement; (f) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (g) references to a Person are also to its permitted successors and assigns; (h) references to an “Article”, “Section”, “Recital”, “preamble”, “Annex”, “Exhibit,” “Disclosure Letter” or “Schedule” refer to an article, section, recital or preamble of, or an annex, exhibit, Disclosure Letter or schedule to, this Agreement; (i) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; (j) references to a federal, state, local or foreign statute or law include any rules, regulations and delegated legislation issued thereunder; (k) references to a communication by a regulatory agency include a communication by the staff of such regulatory agency and (l) references to “made available” mean made available through an electronic data room, through EDGAR or otherwise at least 48 hours prior to the execution of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party hereto. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.
9.11. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Georgia without giving effect to any choice or conflict of law provision or rule (whether of the State of Georgia or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Georgia, except in each case to the extent the provisions of the Act are mandatorily applicable to the Merger.
9.12. Remedies.
(a) Except as otherwise provided herein, any remedies herein expressly conferred upon a Person will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Person, and the exercise by a Person of any one such remedy will not preclude the exercise of any other such remedy. Anything in this Agreement to the contrary notwithstanding, in the event of any breach by either Party hereto of any covenant, representation or other agreement or undertaking in this Agreement, the non-breaching Party’s remedies against the breaching Party shall be limited to (i) injunction and/or specific performance to the extent consistent with Section 9.12(b), (ii) termination of this Agreement by the non-breaching Party in accordance with, and subject to the terms and conditions of, Article VII, (iii) receipt by the non-breaching Party of any payment that may be owed under Section 7.3(b) or Section 7.3(c), and (iv) enforcement by legal process of the provisions of Section 7.3(d). In no event shall either Party be liable to the other in connection with any breach or nonperformance of this Agreement or in connection with the Transactions for any loss or damages that are consequential, exemplary or punitive. The obligations of the Parties hereunder are purely corporate obligations and in no event in connection with this Agreement or the transactions contemplated hereby shall (x) any officer or director of SunLink be personally liable to Regional or (y) any officer or director of Regional be personally liable to SunLink.

(b) Irreparable damage may occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, as money damages or other legal remedies (including any fees payable pursuant to Section 7.3), even if available, may not be an adequate remedy for any such damages, including if the parties hereto fail to take any action required of them hereunder to consummate this Agreement. Accordingly, in the event of any breach or threatened breach by SunLink, on the one hand, or by Regional, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, SunLink, on the one hand, and Regional, on the other hand, shall be entitled to seek an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, by the other Party (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement, in each case without posting a bond or other security. The Parties acknowledge and agree that (i) the provisions set forth in Section 7.3 shall not be construed to diminish or otherwise impair in any respect any Party’s right to specific enforcement and (ii) the right to seek specific enforcement is an integral part of the Transactions and without that right, neither SunLink nor Regional would have entered into this Agreement. It is explicitly agreed that, subject to the limitations in the next two sentences of this Section 9.13(b), SunLink shall have the right to seek an injunction, specific performance or other equitable remedies in connection with enforcing Regional’s obligations to consummate the Merger subject to the terms and conditions set forth herein. No Party hereto shall raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement, or to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the parties under this Agreement. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.
9.13. Submission to Jurisdiction. Each of the Parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the United States District Court for the Northern District of Georgia or in any state court located in Atlanta, Georgia, and any appellate court from any of the foregoing, in any Action arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such Action shall be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any Action arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the Parties hereto waives any defense of inconvenient forum to the maintenance of any Action so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto. Any Party hereto may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 9.2. Nothing in this Section 9.13, however, shall affect the right of any Person to serve legal process in any other manner permitted by Law.
9.14. Disclosure Letters. The inclusion of any information in the SunLink Disclosure Letter or the Regional Disclosure Letter shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the SunLink Disclosure Letter or Regional Disclosure Letter, as applicable, that such information is required to be listed in SunLink Disclosure Letter or Regional Disclosure Letter, as applicable, that such items are material to SunLink and its Subsidiaries, taken as a whole, or Regional and its Subsidiaries, taken as a whole, as the case may be, or that such items have resulted in a SunLink Material Adverse Effect or a Regional Material Adverse Effect. The headings, if any, of the individual sections of each of the Regional Disclosure Letter and SunLink Disclosure Letter are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The SunLink Disclosure Letter and Regional Disclosure Letter are arranged in sections corresponding to the Sections of this Agreement merely for convenience, and the disclosure of an item in one section of the SunLink Disclosure Letter or Regional Disclosure Letter, as applicable, as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to other representations or warranties to the extent that the relevance of such item to such representations or warranties is reasonably apparent on its face, notwithstanding the presence or absence of an appropriate section of the SunLink Disclosure Letter or Regional Disclosure Letter with respect to such other representations or warranties or an appropriate cross reference thereto.
9.15. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, INCLUDING THE MERGER. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
9.16. Extension; Waiver. At any time prior to the Effective Time, SunLink and Regional may, to the extent legally allowed:
(a) extend the time for the performance of any of the obligations or acts of the other Party hereunder;
(b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto; or
(c) waive compliance with any of the agreements or conditions of the other Party contained herein.
Notwithstanding the foregoing, no failure or delay by SunLink or Regional in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No agreement on the part of a Party to any such extension or waiver shall be valid unless set forth in an instrument in writing signed on behalf of such Party.
[Remainder of Page Intentionally Left Blank.]

Regional and SunLink have executed this Agreement as of the date set forth in the initial caption of this Agreement.

REGIONAL HEALTH PROPERTIES, INC.

By:	/s/ Brent Morrison
	Name:	Brent Morrison
	Title:	Chief Executive Officer and President

SUNLINK HEALTH SYSTEMS, INC.

By:	/s/ Robert M. Thornton, Jr.
	Name:	Robert M. Thornton, Jr.
	Title:	Chief Executive Officer

[Signature Page to Merger Agreement]

Annex A
Supporting Regional Shareholders
1. Brent S. Morrison
2. Paul J. O’Sullivan
3. David A. Tenwick
4. Kenneth W. Taylor

Annex B
Supporting SunLink Shareholders
1. Robert M. Thornton, Jr.
2. Mark J. Stockslager
3. Steven J. Baileys, D.D.S.
4. Gene E. Burleson
5. C. Michael Ford

AMENDMENT TO AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER
This AMENDMENT TO AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of June 22, 2025 (this “Amendment”), is by and between Regional Health Properties, Inc., a Georgia corporation (“Regional”), and SunLink Health Systems, Inc., a Georgia corporation (“SunLink” and, together with Regional, the “Parties” and each, a “Party”). Any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Merger Agreement (as defined below).
WHEREAS, Regional and SunLink have entered into that certain Amended and Restated Agreement and Plan of Merger dated April 14, 2025 (the “Merger Agreement”);
WHEREAS, as of the date hereof, the Regional Shareholder Approval and the SunLink Shareholder Approval have not been obtained (the “Outstanding Approvals”) and the Parties have reasonably determined that such Outstanding Approvals will not be obtained by 5:00 p.m., Eastern time, on June 30, 2025 (the “Termination Date”);
WHEREAS, Section 7.1(c) of the Merger Agreement provides that the Merger Agreement may be terminated at any time prior to the Effective Time by Regional or SunLink if the Effective Time shall not have occurred on or before the Termination Date;
WHEREAS, in light of the above referenced Outstanding Approvals, the Parties acknowledge that it is reasonably expected that each Party will have the right to terminate the Merger Agreement pursuant to Section 7.1(c) after 5:00 p.m., Eastern time, on June 30, 2025;
WHEREAS, in light of the above referenced Outstanding Approvals, the board of directors of each of the Parties has determined that it is in such Party’s best interests and the best interests of its shareholders (as applicable) for the Parties to continue to be bound by the Merger Agreement, as well as make a clarifying clean-up change, and each of the Parties desires to amend the Merger Agreement, as set forth in Section 1 below.
NOW, THEREFORE, in consideration of the mutual covenants, agreements and undertakings contained herein, and other good and valuable consideration, and subject to and on the terms and conditions set forth in this Amendment, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:
SECTION 1. Waiver and Agreement.
(a) The Parties hereby agree that Section 7.1(c) of the Merger Agreement shall be amended in its entirety to read as follows:
“by either Regional or SunLink at any time prior to the Effective Time if the Effective Time has not occurred by 5:00 p.m., Eastern time, on August 11, 2025 (the “Termination Date”);”
(b) The Parties hereby agree that the phrase “majority of the votes outstanding entitled to vote” in Section 3.4(a) of the Merger Agreement shall be amended to read as follows: “majority of the votes of Regional Common Stock outstanding entitled to vote”.
SECTION 2. General Provisions.
(a) Except as expressly provided herein, nothing in this Amendment shall be deemed to constitute a waiver of compliance by any Party with respect to any other term, provision or condition of the Merger Agreement or shall be deemed or construed to amend, supplement or modify the Merger Agreement or otherwise affect the rights and obligations of any Party thereto, all of which remain in full force and effect.
(b) The following provisions from the Merger Agreement shall be incorporated into, and be effective with respect to, this Amendment as if set forth herein, mutatis mutandis: Section 9.2 (Notices), Section 9.3 (Entire Agreement), Section 9.4 (Amendment), Section 9.7 (Assignment), Section 9.8 (Severability), Section 9.9 (Counterparts), Section 9.11 (Governing Law), Section 9.12 (Remedies), Section 9.13 (Submission to Jurisdiction), Section 9.15 (Waiver of Jury Trial) and Section 9.16 (Extension; Waiver).
[Signature page follows.]

IN WITNESS WHEREOF, the Parties have duly executed this Amendment as of the date first written above.

REGIONAL HEALTH PROPERTIES, INC.

By:	/s/ Brent S. Morrison
	Name:	Brent S. Morrison
	Title:	Chief Executive Officer and President

SUNLINK HEALTH SYSTEMS, INC.

By:	/s/ Robert M. Thornton, Jr.
	Name:	Robert M. Thornton, Jr.
	Title:	Chief Executive Officer and President

[Signature Page to Merger Agreement Amendment]

Annex B
REGIONAL SHAREHOLDER SUPPORT AND LOCK-UP AGREEMENT
This Regional Shareholder Support and Lock-up Agreement (this “Agreement”) is dated as of January 3, 2025, by and among Regional Health Properties, Inc., a Georgia corporation (“Regional”), Sunlink Health Systems, Inc., a Georgia corporation (“SunLink”), and the Persons set forth on Schedule I hereto (each, a “Regional Shareholder” and, collectively, the “Regional Shareholders”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).
RECITALS
Whereas, as of the date hereof, the Regional Shareholders are the holders of record and “beneficial owners” (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of such number of shares of common stock, no par value per share, of Regional (“Regional Common Stock”) as are indicated opposite each of their names on Schedule I attached hereto (all such Regional Common Stock, together with any Regional Common Stock of which ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) is hereafter acquired (including by way of tender offer) by any such Regional Shareholder during the period from the date hereof through the Expiration Time are referred to herein as the “Subject Shares”);
Whereas, contemporaneously with the execution and delivery of this Agreement, Regional and SunLink entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”) pursuant to which, among other transactions, SunLink will be merged with and into Regional, with Regional continuing on as the surviving entity, on the terms and conditions set forth therein (the “Merger” and, together with the other transactions contemplated by the Merger Agreement or described in the Merger Agreement, the “Transactions”); and
Whereas, as an inducement to Regional and SunLink to enter into the Merger Agreement and the other documents contemplated by the Merger Agreement and to consummate the Transactions, and for good other consideration, the parties hereto desire to agree to certain matters as set forth herein.
AGREEMENT
Now, Therefore, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, each of the undersigned Regional Shareholders, acting solely in his, her or its capacity as such a shareholder, hereby agrees with SunLink and Regional, and SunLink and Regional hereby agree with such Regional Shareholders, as follows:
ARTICLE I
SHAREHOLDER SUPPORT; COVENANTS
Section 1.1 Binding Effect of Merger Agreement. Each Regional Shareholder hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its, his or her tax and legal advisors.
Section 1.2 No Pre-Closing Transfer of Subject Shares. During the period commencing on the date hereof and ending on the earliest to occur of (a) the Effective Time, and (b) such date and time as the Merger Agreement shall be terminated in accordance with the terms thereof (the earlier of clauses (a) and (b), the “Expiration Time”), each Regional Shareholder shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Joint Proxy Statement/Prospectus) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Shares owned by such Regional Shareholder, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares owned by such Regional Shareholder or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (clauses (i) to (iii) collectively, a “Transfer”); provided, however, that the foregoing shall not prohibit Transfers between a Regional Shareholder and any Affiliate of such Regional Shareholder, so long as, prior to and as a condition to the effectiveness of any such Transfer, such Affiliate executes and delivers to Regional and SunLink a joinder to this Agreement in a form reasonably acceptable to such Affiliate, Regional and SunLink.
Section 1.3 New Shares. In the event that, during the period commencing on the date hereof and ending at the Expiration Time, (a) any Subject Shares are issued to a Regional Shareholder after the date of this Agreement pursuant to any share dividend, share split, recapitalization, reclassification, combination or exchange of Subject Shares or otherwise, (b) a Regional Shareholder purchases or otherwise acquires (including by way of tender offer) beneficial ownership of any Subject Shares or (c) a Regional Shareholder acquires (including by way of tender offer) the right to vote or share in the voting of any Subject Shares (collectively, the “New Securities”), then such New Securities acquired (including by way of tender offer) or purchased by such Regional Shareholder shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Shares owned by such Regional Shareholder as of the date hereof.
Section 1.4 Shareholder Agreements. Hereafter until the Expiration Time, each Regional Shareholder hereby unconditionally and irrevocably agrees that, at any meeting of the shareholders of Regional (or any adjournment or postponement thereof), and in any action by written resolutions of the shareholders of Regional requested by the Board of Directors of Regional or otherwise undertaken as contemplated by the Transactions, such Regional Shareholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause all of its, his or her Subject Shares (to the extent such Subject Shares have voting rights and are entitled to vote on or provide consent with respect to such matter) to be counted as present thereat for purposes of establishing a quorum, and such Regional Shareholder shall vote or provide consent (or cause to be voted or consented), in person or by proxy, all of its, his or her Subject Shares (to the extent such Subject Shares have voting rights and are entitled to vote on or provide consent with respect to such matter):
(a) to approve and adopt the Merger Agreement, any document contemplated by the Merger Agreement and the Transactions);
(b) in any other circumstances upon which a resolution or other approval is required under the organizational documents of Regional or otherwise sought with respect to the Merger Agreement or the Transactions, in each case, to the extent necessary to consummate the Transactions, to vote, consent or approve (or cause to be voted, consented or approved) all of such Regional Shareholder’s Subject Shares held at such time in favor thereof;
(c) against and withhold consent with respect to any merger, purchase of all or substantially all of Regional’s assets or other business combination transaction (other than the Merger Agreement and the Transactions); and
(d) against any proposal, action or agreement that would reasonably be expected to (A) impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement, the Merger or the other Transactions, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Regional under the Merger Agreement, (C) result in any of the conditions set forth in Article VI of the Merger Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Regional (provided, however, that the foregoing shall not apply to the establishment by Regional of the Regional Series D Preferred Stock or the Regional Stock Issuance).
Each Regional Shareholder hereby agrees that it shall not knowingly commit or agree to take any action contrary in any material respect to the foregoing.
Upon the failure of a Regional Shareholder to timely provide its consent or vote its Subject Shares in accordance with this Section 1.4 pursuant to any applicable meeting of the shareholders of Regional, such Regional Shareholder shall be deemed to have irrevocably granted to, and appointed, Regional, and any designee thereof, and each of them individually, as such Regional Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in such Regional Shareholder’s name, place and stead, to attend any meeting of the shareholders of Regional concerning any of the matters specified in this Section 1.4, to include such Subject Shares in any computation for purposes of establishing a quorum at any such meeting of the shareholders of Regional and to provide consent or vote such Regional Shareholder’s Subject Shares at any meeting of the shareholders of Regional called with respect to any of the matters specified in, and in accordance and consistent with, this Section 1.4. Each Regional Shareholder hereby affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked and that such irrevocable proxy is executed and intended to be irrevocable. Notwithstanding any other provision of this Agreement, the irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement.
Section 1.5 No Challenges; Waiver of Appraisal and Dissenters’ Rights and Actions. Each Regional Shareholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Regional, SunLink or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Merger Agreement. Each Regional Shareholder hereby irrevocably waives and agrees not to exercise any rights of appraisal or rights to dissent in connection with the transactions contemplated by the Merger Agreement under applicable Law or otherwise.
Section 1.6 Further Assurances. Each Regional Shareholder shall execute and deliver, or cause to be delivered, such additional documents, and take, or cause to be taken, such further actions and do, or cause to be done, such further things as may be reasonably requested by Regional or SunLink in writing which are reasonably necessary (including under applicable Laws), to effect the actions required to consummate the Merger and the other transactions contemplated by this Agreement and the Merger Agreement (including the Transactions), in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.
Section 1.7 No Inconsistent Agreement. Each Regional Shareholder hereby represents and covenants that such Regional Shareholder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Regional Shareholder’s obligations hereunder in any material respect. Each Regional Shareholder covenants that such Regional Shareholder shall not amend, modify or waive any agreement in any manner that would restrict, limit or interfere in any material respect with the performance of such Regional Shareholder’s obligations hereunder. Each Regional Shareholder shall take such further actions as may be reasonably requested by Regional or SunLink in writing which are reasonably necessary to cause any director appointed by such Regional Shareholder to the Board of Directors of Regional to be removed from such position, effective as of the Effective Time in accordance with Section 1.5 of the Merger Agreement, to the extent such director is not a Regional Designee or a Mutual Designee.
Section 1.8 Consent to Disclosure. Each Regional Shareholder hereby consents to the publication and disclosure in the Joint Proxy Statement/Prospectus (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by Regional or SunLink to any Governmental Entity or to securityholders of SunLink) of such Regional Shareholder’s identity and beneficial ownership of Subject Shares and the nature of such Regional Shareholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by Regional or SunLink, a copy of this Agreement. Each Regional Shareholder will promptly provide any information reasonably requested by Regional or SunLink for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).
Section 1.9 No Agreement as Director or Officer. Notwithstanding anything to the contrary herein, each Regional Shareholder is entering into this Agreement solely in such Regional Shareholder’s capacity as record or beneficial owner of the Subject Shares and not otherwise and nothing herein is intended to or shall limit or affect any actions taken by any employee, officer, director (or person performing similar functions), partner or other Affiliate (including, for this purpose, any appointee or representative of the Regional Shareholder to the Board of Directors of Regional) of such Regional Shareholder, solely in his or her capacity as a director or officer of Regional (or a Subsidiary of Regional) or other fiduciary capacity for such Regional Shareholder.
ARTICLE II
SHAREHOLDER LOCK-UP; COVENANTS
Section 2.1 Lock-up Restriction on Regional Securities. Each Regional Shareholder agrees not to, without the prior written consent of Regional, Transfer any Regional Securities (as defined below), in each case, until 60 days after the Closing (the “Lock-Up Period”).
Section 2.2 Exceptions to Lock-up Restriction. The restrictions set out in Section 2.1 above shall not apply to:
(a) in the case of an entity, Transfers to or distributions to any direct or indirect shareholder, partner, member or affiliate of such entity (or to any executive officer or director of such entity or of such entity’s affiliates) or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control or management with such entity or affiliates of such entity (including, for the avoidance of doubt, where the undersigned is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by or under common management as such partnership);
(b) in the case of an individual, Transfers by gift to members of such Regional Shareholder’s immediate family (as defined below) or to a trust, the beneficiary of which is a member of one of such Regional Shareholder’s immediate family, an affiliate of such person or to a charitable organization;
(c) in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of the individual;
(d) in the case of an individual, Transfers pursuant to a qualified domestic relations order or divorce settlement;
(e) in the case of an entity, Transfers by virtue of the laws of the state or jurisdiction of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;
(f) transactions relating to the Regional Securities acquired in open market transactions after the Closing, provided that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise, other than a required filing on Schedule 13F, 13G or 13G/A) during the Lock-Up Period;
(g) the exercise of any options or warrants to purchase Regional Securities (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis);
(h) Transfers (including forfeitures) (x) to Regional to satisfy tax withholding obligations pursuant to equity incentive plans or arrangements of Regional or (y) pursuant to escrow arrangement with Regional with respect to tax withholding obligations pursuant to the Code;
(i) Transfers to Regional pursuant to any contractual arrangement in effect at the Closing that provides for the repurchase by Regional or forfeiture of such Regional Shareholder’s Regional Securities in connection with the termination of such Regional Shareholder’s service to Regional;
(j) the establishment of a trading plan that meets the requirements of Rule 10b5-1(c) under the Exchange Act (a “Trading Plan”); provided, however, that (a) no sales of Regional Securities, shall be made by such Regional Shareholder pursuant to such Trading Plan during the Lock-Up Period, and (b)(x) no public announcement or filing shall be made voluntarily regarding such plan during the Lock-Up Period or (y) if any public announcement is required of or voluntarily made by or on behalf of such Regional Shareholder or Regional regarding such plan, then such announcement or filing shall include a statement to the effect that no Transfer may be made under such plan during the Lock-Up Period;

(k) transactions in the event of completion of a liquidation, merger, consolidation, stock exchange, reorganization, tender offer or other similar transaction which results in all of Regional’s shareholders having the right to exchange their shares of common stock, no par value per share, of Regional (“Regional Common Stock”) for cash, securities or other property;
(l) transactions to satisfy any U.S. federal, state, or local income tax obligations of such Regional Shareholder (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Merger Agreement was executed by the parties, and such change prevents the Merger from qualifying as a “reorganization” pursuant to Section 368(a) of the Code (and the Merger does not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), in each case, solely to the extent necessary to cover any tax liability as a result of the transaction; and
(m) Transfers to an unaffiliated charity or educational institution, provided, however, that in the case of clauses (a) through (e), these permitted transferees must enter into a written agreement, in substantially the form of this Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of such Regional Shareholder and not to the immediate family of the transferee), agreeing to be bound by these Transfer restrictions.
Section 2.3 Definitions. For the purposes of this Article II, notwithstanding the other provisions of this Agreement, the following terms shall have the following meanings:
(a) “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act.
(b) “immediate family” shall mean a spouse, domestic partner, child, grandchild or other lineal descendant (including by marriage or adoption), father, mother, brother, sister or first cousin of the Regional Shareholder.
(c) “Regional Securities” shall mean any shares of Regional Common Stock held by any Regional Shareholder at Closing, any shares of Regional Common Stock issuable upon the exercise of options to purchase shares of Regional Common Stock held by any Regional Shareholder at Closing, or any securities convertible into or exercisable or exchangeable for Regional Common Stock held by any Regional Shareholder at Closing (in each case, after giving effect to the Transactions).
ARTICLE III
REPRESENTATIONS AND WARRANTIES
Section 3.1 Representations and Warranties of the Regional Shareholders. Each Regional Shareholder represents and warrants as of the date hereof to Regional and SunLink (solely with respect to itself, himself or herself and not with respect to any other Regional Shareholder) as follows:
(a) Organization; Due Authorization. If such Regional Shareholder is not an individual, it is duly organized, validly existing and in good standing under the Law of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Regional Shareholder’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Regional Shareholder. If such Regional Shareholder is an individual, such Regional Shareholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by such Regional Shareholder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Regional Shareholder, enforceable against such Regional Shareholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the applicable Regional Shareholder.
(b) Ownership. Such Regional Shareholder is the record and beneficial owner (as defined in the Securities Act of 1933, as amended (the “Securities Act”)), or nominee of such Persons, of, and has good title to, all of such Regional Shareholder’s Subject Shares as set forth opposite such Regional Shareholder’s name in Schedule I attached hereto, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares (other than transfer restrictions under the Securities Act)) affecting any such Subject Shares, other than Liens pursuant to (i) this Agreement, (ii) the organizational documents of Regional, (iii) the Merger Agreement, (iv) any applicable securities Laws or (v) Permitted Liens. Such Regional Shareholder’s Subject Shares are the only equity securities in Regional owned of record or beneficially by such Regional Shareholder on the date of this Agreement, and none of such Regional Shareholder’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares, except as provided hereunder. Aside from the Subject Shares, such Regional Shareholder does not hold or own any rights to acquire (directly or indirectly) any equity securities of Regional or any equity securities convertible into, or which can be exchanged for, equity securities of Regional.
(c) No Conflicts. The execution and delivery of this Agreement by such Regional Shareholder does not, and the performance by such Regional Shareholder of his, her or its obligations hereunder will not, (i) if such Regional Shareholder is not an individual, conflict with or result in a violation of the organizational documents of such Regional Shareholder or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Regional Shareholder or such Regional Shareholder’s Subject Shares), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Regional Shareholder of his, her or its obligations under this Agreement.
(d) Litigation. There are no Actions pending against such Regional Shareholder, or to the knowledge of such Regional Shareholder threatened against such Regional Shareholder, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Entity, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Regional Shareholder of its, his or her obligations under this Agreement.
(e) SunLink Assets. Such Regional Shareholder does not have any ownership of (including, for the avoidance of doubt, any claim to title of or rights in) the tangible and intangible assets purportedly owned, licensed or leased by Regional or its Subsidiaries.
(f) Adequate Information. Such Regional Shareholder is a sophisticated shareholder and has adequate information concerning the business and financial condition of Regional and SunLink to make an informed decision regarding this Agreement and the Transactions and has independently and without reliance upon Regional or SunLink and based on such information as such Regional Shareholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Regional Shareholder acknowledges that Regional and SunLink have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such Regional Shareholder acknowledges that the agreements contained herein with respect to the Subject Shares held by such Regional Shareholder are irrevocable.
(g) Brokerage Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by such Regional Shareholder, for which Regional or any of its Affiliates may become liable.

(h) Acknowledgment. Such Regional Shareholder understands and acknowledges that each of Regional and SunLink is entering into the Merger Agreement in reliance upon such Regional Shareholder’s execution and delivery of this Agreement.
ARTICLE IV
MISCELLANEOUS
Section 4.1 Release. Effective as of the Effective Time, each Regional Shareholder, on behalf of himself, herself or itself, his, her or its affiliates and each of their respective assigns, heirs, beneficiaries, creditors, representatives and agents (collectively, the “Releasing Parties”), does irrevocably and fully waive, release, acquit and discharge forever SunLink, Regional and their respective affiliates and present and former and direct or indirect partners, members and equity holders, directors, managers, officers, employees, principals, trustees, representatives, agents, predecessors, successors, assigns, beneficiaries, heirs, executors, insurers and attorneys (collectively, the “Released Parties”), from any and all actions, claims, liabilities, losses, orders and causes of action of every kind and nature whatsoever, at law or in equity, whether known or unknown, that such Releasing Parties, or any of them, may have had in the past or may now have or may have in the future against the Released Parties, or any of them, resulting from events, circumstances, acts or omissions occurring, on or prior to the Effective Time solely to the extent based on such Releasing Party’s status as a holder of equity of, or any other investment in, Regional, SunLink and their respective Affiliates, including any Subject Shares and any securities exercisable for, convertible into or otherwise issued with respect to any securities, obligations or other interests issued by Regional, SunLink and their respective Affiliates that any such Releasing Party holds or has ever held or that otherwise relate to or arise out of any investment, subscription or purchase of any securities by such Releasing Party in Regional, SunLink and their respective Affiliates, SunLink and their respective Affiliates (collectively, the “Released Claims”); provided, however, that the Released Claims shall not include, and each Releasing Party is not releasing any, (i) if such Regional Shareholder is an employee of Regional or SunLink, rights to accrued but unpaid salary, bonuses, expense reimbursements (in accordance with a bona fide employee expense reimbursement policy of Regional or SunLink (as applicable)), accrued vacation and other benefits under Regional’s or SunLink’s employee benefit plans, (ii) right to indemnification, exculpation, advancement of expense or similar rights with respect to service as a director, officer or manager or an Affiliate thereof, in each case of the foregoing, as set forth in Regional’s or SunLink’s articles of incorporation or other organizational documents, any indemnification agreement between Regional or SunLink, on the one hand, and such Regional Shareholder, on the other hand, or as provided by law or any directors’ and officers’ liability insurance, (iii) actions, claims, liabilities, losses, and causes of action of every kind and nature whatsoever, at law or in equity, whether known or unknown, arising out of or related to this Agreement or the Merger Agreement, or (iv) rights of such Regional Shareholder under the Merger Agreement or any other agreement entered into by such Regional Shareholder or in connection with the transactions contemplated by the Merger Agreement, including claims related to the enforcement of the Merger Agreement (collectively, the “Excluded Claims”). Each Regional Shareholder (on behalf of itself, himself, and herself and the other Releasing Parties) hereby agrees not to institute any proceeding against any Released Party with respect to any of the Released Claims but excluding the Excluded Claims. Each Regional Shareholder represents, warrants and acknowledges that he, she or it has consulted with counsel with respect to the execution and delivery of this release and has been fully apprised of the consequences hereof. Each Regional Shareholder agrees and acknowledges that the release in this Agreement constitutes a complete defense of any and all Released Claims, other than Excluded Claims.
Section 4.2 Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest of (a) 60 days after the Closing, (b) the termination of the Merger Agreement, and (c) as to each Regional Shareholder, the written agreement of Regional, SunLink and such Regional Shareholder. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. Notwithstanding anything to the contrary herein, this ARTICLE IV shall survive the termination of this Agreement.
Section 4.3 Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) will be governed by and construed in accordance with the internal Laws of the State of Georgia applicable to agreements executed and performed entirely within such State.
Section 4.4 CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL.
(a) THE PARTIES TO THIS AGREEMENT SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF GEORGIA OR IN ANY STATE COURT LOCATED IN ATLANTA, GEORGIA (AND ANY APPROPRIATE APPELLATE COURT THEREFROM) (THE “GEORGIA COURTS”) IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH AND BY THIS AGREEMENT WAIVE, AND AGREE NOT TO ASSERT, ANY DEFENSE IN ANY ACTION FOR THE INTERPRETATION OR ENFORCEMENT OF THIS AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH, THAT THEY ARE NOT SUBJECT THERETO OR THAT SUCH ACTION MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN THE APPLICABLE GEORGIA COURT OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY THE APPLICABLE GEORGIA COURT OR THAT THEIR PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, THAT THE ACTION IS BROUGHT IN AN INCONVENIENT FORUM, OR THAT THE VENUE OF THE ACTION IS IMPROPER. SERVICE OF PROCESS WITH RESPECT THERETO MAY BE MADE UPON ANY PARTY TO THIS AGREEMENT BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED IN SECTION 4.9.
(b) WAIVER OF TRIAL BY JURY. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.4.
Section 4.5 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto.
Section 4.6 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the

Georgia Courts, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.
Section 4.7 Amendment; Waiver. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Regional, SunLink and the Regional Shareholders holding a majority of Subject Shares.
Section 4.8 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
Section 4.9 Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to Regional:

Regional Health Properties, Inc.
1050 Crown Pointe Parkway, Suite 720
Atlanta, Georgia 30338
Attention:	Brent Morrison, Chief Executive Officer and President

with a copy to (which will not constitute notice):

Troutman Pepper Locke LLP
600 Peachtree Street, NE, Suite 3000
Atlanta, GA 30308
Attention:	Paul Davis Fancher

If to SunLink (prior to the Closing):

Sunlink Health Systems, Inc.
900 Circle 75 Parkway, Suite 690
Atlanta, Georgia 30339
Attention:	Robert M. Thornton, Jr., Chief Executive Officer

with a copy to (which shall not constitute notice):

Smith, Gambrell & Russell, LLP
1105 W. Peachtree Street NE, Suite 1000
Atlanta, Georgia 30309
Attention:	Howard E. Turner

If to a Regional Shareholder:

To such Regional Shareholder’s address set forth in Schedule I

Section 4.10 Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.
Section 4.11 Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Regional Shareholders, Regional and SunLink have each caused this Regional Shareholder Support and Lock-Up Agreement to be duly executed as of the date first written above.

REGIONAL SHAREHOLDERS:

By:	/s/ Brent S. Morrison
Name:	Brent S. Morrison

By:	/s/ Paul O’Sullivan
Name:	Paul O’Sullivan

By:	/s/ Kenneth Taylor
Name:	Kenneth Taylor

By:	/s/ David Tenwick
Name:	David Tenwick

[Signature Page to Regional Shareholder Support and Lock-Up Agreement]

REGIONAL:
REGIONAL HEALTH PROPERTIES, INC.

By:	/s/ Brent Morrison
Name:	Brent Morrison
Title:	Chief Executive Officer and President

[Signature Page to Regional Shareholder Support and Lock-Up Agreement]

SUNLINK:
SUNLINK HEALTH SYSTEMS, INC.

By:	/s/ Robert M. Thornton, Jr.
Name:	Robert M. Thornton, Jr.
Title:	Chief Executive Officer

[Signature Page to Regional Shareholder Support and Lock-Up Agreement]

Schedule I
Regional Shareholders

Regional Shareholder	Number of Regional Common Shares Held
Brent S. Morrison	87,319
Paul O’Sullivan	64,630
Kenneth Taylor	9,562
David Tenwick	27,985

Annex C
SUNLINK SHAREHOLDER SUPPORT AND LOCK-UP AGREEMENT
This SunLink Shareholder Support and Lock-up Agreement (this “Agreement”) is dated as of January 3, 2025, by and among Regional Health Properties, Inc., a Georgia corporation (“Regional”), Sunlink Health Systems, Inc., a Georgia corporation (“SunLink”), and the Persons set forth on Schedule I hereto (each, a “SunLink Shareholder” and, collectively, the “SunLink Shareholders”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).
RECITALS
Whereas, as of the date hereof, the SunLink Shareholders are the holders of record and “beneficial owners” (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of such number of shares of common stock, no par value per share, of SunLink (“SunLink Common Stock”) as are indicated opposite each of their names on Schedule I attached hereto (all such SunLink Common Stock, together with any SunLink Common Stock of which ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) is hereafter acquired (including by way of tender offer) by any such SunLink Shareholder during the period from the date hereof through the Expiration Time are referred to herein as the “Subject Shares”);
Whereas, contemporaneously with the execution and delivery of this Agreement, Regional and SunLink entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”) pursuant to which, among other transactions, SunLink will be merged with and into Regional, with Regional continuing on as the surviving entity, on the terms and conditions set forth therein (the “Merger” and, together with the other transactions contemplated by the Merger Agreement or described in the Merger Agreement, the “Transactions”); and
Whereas, as an inducement to Regional and SunLink to enter into the Merger Agreement and the other documents contemplated by the Merger Agreement and to consummate the Transactions, and for good other consideration, the parties hereto desire to agree to certain matters as set forth herein.
AGREEMENT
Now, Therefore, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, each of the undersigned SunLink Shareholders, acting solely in his, her or its capacity as such a shareholder, hereby agrees with SunLink and Regional, and SunLink and Regional hereby agree with such SunLink Shareholders, as follows:
ARTICLE I
SHAREHOLDERS SUPPORT; COVENANTS
Section 1.1 Binding Effect of Merger Agreement. Each SunLink Shareholder hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its, his or her tax and legal advisors.
Section 1.2 No Pre-Closing Transfer of Subject Shares. During the period commencing on the date hereof and ending on the earliest to occur of (a) the Effective Time, and (b) such date and time as the Merger Agreement shall be terminated in accordance with the terms thereof (the earlier of clauses (a) and (b), the “Expiration Time”), each SunLink Shareholder shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Joint Proxy Statement/Prospectus) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Shares owned by such SunLink Shareholder, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares owned by such SunLink Shareholder or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (clauses (i) to (iii) collectively, a “Transfer”); provided, however, that the foregoing shall not prohibit Transfers between a SunLink Shareholder and any Affiliate of such SunLink Shareholder, so long as, prior to and as a condition to the effectiveness of any such Transfer, such Affiliate executes and delivers to Regional and SunLink a joinder to this Agreement in a form reasonably acceptable to such Affiliate, Regional and SunLink.
Section 1.3 New Shares. In the event that, during the period commencing on the date hereof and ending at the Expiration Time, (a) any Subject Shares are issued to a SunLink Shareholder after the date of this Agreement pursuant to any share dividend, share split, recapitalization, reclassification, combination or exchange of Subject Shares or otherwise, (b) a SunLink Shareholder purchases or otherwise acquires (including by way of tender offer) beneficial ownership of any Subject Shares or (c) a SunLink Shareholder acquires (including by way of tender offer) the right to vote or share in the voting of any Subject Shares (collectively, the “New Securities”), then such New Securities acquired (including by way of tender offer) or purchased by such SunLink Shareholder shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Shares owned by such SunLink Shareholder as of the date hereof.
Section 1.4 Shareholder Agreements. Hereafter until the Expiration Time, each SunLink Shareholder hereby unconditionally and irrevocably agrees that, at any meeting of the shareholders of SunLink (or any adjournment or postponement thereof), and in any action by written resolutions of the shareholders of SunLink requested by the Board of Directors of SunLink or otherwise undertaken as contemplated by the Transactions, such SunLink Shareholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause all of its, his or her Subject Shares (to the extent such Subject Shares have voting rights and are entitled to vote on or provide consent with respect to such matter) to be counted as present thereat for purposes of establishing a quorum, and such SunLink Shareholder shall vote or provide consent (or cause to be voted or consented), in person or by proxy, all of its, his or her Subject Shares (to the extent such Subject Shares have voting rights and are entitled to vote on or provide consent with respect to such matter):
(a) to approve and adopt the Merger Agreement, any document contemplated by the Merger Agreement and the Transactions);
(b) in any other circumstances upon which a resolution or other approval is required under the organizational documents of SunLink or otherwise sought with respect to the Merger Agreement or the Transactions, in each case, to the extent necessary to consummate the Transactions, to vote, consent or approve (or cause to be voted, consented or approved) all of such SunLink Shareholder’s Subject Shares held at such time in favor thereof;
(c) against and withhold consent with respect to any merger, purchase of all or substantially all of SunLink’s assets or other business combination transaction (other than the Merger Agreement and the Transactions); and
(d) against any proposal, action or agreement that would reasonably be expected to (A) impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement, the Merger or the other Transactions, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of SunLink under the Merger Agreement, (C) result in any of the conditions set forth in Article VI of the Merger Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, SunLink.
Each SunLink Shareholder hereby agrees that it shall not knowingly commit or agree to take any action contrary in any material respect to the foregoing.
Upon the failure of a SunLink Shareholder to timely provide its consent or vote its Subject Shares in accordance with this Section 1.4 pursuant to any applicable meeting of the shareholders of SunLink, such SunLink Shareholder shall be deemed to have irrevocably granted to, and appointed, SunLink, and any designee thereof, and each of them individually, as such SunLink Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in such

SunLink Shareholder’s name, place and stead, to attend any meeting of the shareholders of SunLink concerning any of the matters specified in this Section 1.4, to include such Subject Shares in any computation for purposes of establishing a quorum at any such meeting of the shareholders of SunLink and to provide consent or vote such SunLink Shareholder’s Subject Shares at any meeting of the shareholders of SunLink called with respect to any of the matters specified in, and in accordance and consistent with, this Section 1.4. Each SunLink Shareholder hereby affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked and that such irrevocable proxy is executed and intended to be irrevocable. Notwithstanding any other provision of this Agreement, the irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement.
Section 1.5 No Challenges; Waiver of Appraisal and Dissenters’ Rights and Actions. Each SunLink Shareholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Regional, SunLink or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Merger Agreement. Each SunLink Shareholder hereby irrevocably waives and agrees not to exercise any rights of appraisal or rights to dissent in connection with the transactions contemplated by the Merger Agreement under applicable Law or otherwise.
Section 1.6 Further Assurances. Each SunLink Shareholder shall execute and deliver, or cause to be delivered, such additional documents, and take, or cause to be taken, such further actions and do, or cause to be done, such further things as may be reasonably requested by Regional or SunLink in writing which are reasonably necessary (including under applicable Laws), to effect the actions required to consummate the Merger and the other transactions contemplated by this Agreement and the Merger Agreement (including the Transactions), in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.
Section 1.7 No Inconsistent Agreement. Each SunLink Shareholder hereby represents and covenants that such SunLink Shareholder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such SunLink Shareholder’s obligations hereunder in any material respect. Each SunLink Shareholder covenants that such SunLink Shareholder shall not amend, modify or waive any agreement in any manner that would restrict, limit or interfere in any material respect with the performance of such SunLink Shareholder’s obligations hereunder. Each SunLink Shareholder shall take such further actions as may be reasonably requested by Regional or SunLink in writing which are reasonably necessary to cause any director appointed by such SunLink Shareholder to the Board of Directors of SunLink to be removed from such position, effective as of the Effective Time in accordance with Section 1.5 of the Merger Agreement.
Section 1.8 Consent to Disclosure. Each SunLink Shareholder hereby consents to the publication and disclosure in the Joint Proxy Statement/Prospectus (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by Regional or SunLink to any Governmental Entity or to securityholders of Regional) of such SunLink Shareholder’s identity and beneficial ownership of Subject Shares and the nature of such SunLink Shareholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by Regional or SunLink, a copy of this Agreement. Each SunLink Shareholder will promptly provide any information reasonably requested by Regional or SunLink for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).
Section 1.9 No Agreement as Director or Officer. Notwithstanding anything to the contrary herein, each SunLink Shareholder is entering into this Agreement solely in such SunLink Shareholder’s capacity as record or beneficial owner of the Subject Shares and not otherwise and nothing herein is intended to or shall limit or affect any actions taken by any employee, officer, director (or person performing similar functions), partner or other Affiliate (including, for this purpose, any appointee or representative of the SunLink Shareholder to the Board of Directors of SunLink) of such SunLink Shareholder, solely in his or her capacity as a director or officer of SunLink (or a Subsidiary of SunLink) or other fiduciary capacity for such SunLink Shareholder.
Article II
SHAREHOLDER LOCK-UP; COVENANTS
Section 2.1 Lock-up Restriction on Regional Securities. Each SunLink Shareholder agrees not to, without the prior written consent of Regional, Transfer any Regional Securities (as defined below), in each case, until 60 days after the Closing (the “Lock-Up Period”).
Section 2.2 Exceptions to Lock-up Restriction. The restrictions set out in Section 2.1 above shall not apply to:
(a) in the case of an entity, Transfers to or distributions to any direct or indirect shareholder, partner, member or affiliate of such entity (or to any executive officer or director of such entity or of such entity’s affiliates) or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control or management with such entity or affiliates of such entity (including, for the avoidance of doubt, where the undersigned is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by or under common management as such partnership);
(b) in the case of an individual, Transfers by gift to members of such SunLink Shareholder’s immediate family (as defined below) or to a trust, the beneficiary of which is a member of one of such SunLink Shareholder’s immediate family, an affiliate of such person or to a charitable organization;
(c) in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of the individual;
(d) in the case of an individual, Transfers pursuant to a qualified domestic relations order or divorce settlement;
(e) in the case of an entity, Transfers by virtue of the laws of the state or jurisdiction of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;
(f) transactions relating to the Regional Securities acquired in open market transactions after the Closing, provided that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise, other than a required filing on Schedule 13F, 13G or 13G/A) during the Lock-Up Period;
(g) the exercise of any options or warrants to purchase Regional Securities (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis);
(h) Transfers (including forfeitures) (x) to Regional to satisfy tax withholding obligations pursuant to equity incentive plans or arrangements of Regional or (y) pursuant to escrow arrangement with Regional with respect to tax withholding obligations pursuant to the Code;
(i) Transfers to Regional pursuant to any contractual arrangement in effect at the Closing that provides for the repurchase by Regional or forfeiture of such SunLink Shareholder’s Regional Securities in connection with the termination of such SunLink Shareholder’s service to Regional;
(j) the establishment of a trading plan that meets the requirements of Rule 10b5-1© under the Exchange Act (a “Trading Plan”); provided, however, that (a) no sales of Regional Securities, shall be made by such SunLink Shareholder pursuant to such Trading Plan during the Lock-Up Period, and (b)(x) no public announcement or filing shall be made voluntarily regarding such plan during the Lock-Up Period or (y) if any public announcement is required of or voluntarily made by or on behalf of such SunLink Shareholder or Regional regarding such plan, then such announcement or filing shall include a statement to the effect that no Transfer may be made under such plan during the Lock-Up Period;
(k) transactions in the event of completion of a liquidation, merger, consolidation, stock exchange, reorganization, tender offer or other similar transaction which results in all of Regional’s shareholders having the right to exchange their shares of common stock, no par value per share, of Regional (“Regional Common Stock”) for cash, securities or other property;

(l) transactions to satisfy any U.S. federal, state, or local income tax obligations of such SunLink Shareholder (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Merger Agreement was executed by the parties, and such change prevents the Merger from qualifying as a “reorganization” pursuant to Section 368(a) of the Code (and the Merger does not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), in each case, solely to the extent necessary to cover any tax liability as a result of the transaction; and
(m) Transfers to an unaffiliated charity or educational institution, provided, however, that in the case of clauses (a) through (e), these permitted transferees must enter into a written agreement, in substantially the form of this Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of such SunLink Shareholder and not to the immediate family of the transferee), agreeing to be bound by these Transfer restrictions.
Section 2.3 Definitions. For the purposes of this Article II, notwithstanding the other provisions of this Agreement, the following terms shall have the following meanings:
(a) “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act.
(b) “immediate family” shall mean a spouse, domestic partner, child, grandchild or other lineal descendant (including by marriage or adoption), father, mother, brother, sister or first cousin of the SunLink Shareholder.
(c) “Regional Securities” shall mean any shares of Regional Common Stock held by any SunLink Shareholder at Closing, any shares of Regional Common Stock issuable upon the exercise of options to purchase shares of Regional Common Stock held by any SunLink Shareholder at Closing, or any securities convertible into or exercisable or exchangeable for Regional Common Stock held by any SunLink Shareholder at Closing (in each case, after giving effect to the Transactions and which, for the avoidance of doubt, shall include the Regional Common Stock issued or issuable at Closing).
ARTICLE III
REPRESENTATIONS AND WARRANTIES
Section 3.1 Representations and Warranties of the SunLink Shareholders. Each SunLink Shareholder represents and warrants as of the date hereof to Regional and SunLink (solely with respect to itself, himself or herself and not with respect to any other SunLink Shareholder) as follows:
(a) Organization; Due Authorization. If such SunLink Shareholder is not an individual, it is duly organized, validly existing and in good standing under the Law of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such SunLink Shareholder’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such SunLink Shareholder. If such SunLink Shareholder is an individual, such SunLink Shareholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by such SunLink Shareholder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such SunLink Shareholder, enforceable against such SunLink Shareholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the applicable SunLink Shareholder.
(b) Ownership. Such SunLink Shareholder is the record and beneficial owner (as defined in the Securities Act of 1933, as amended (the “Securities Act”)), or nominee of such Persons, of, and has good title to, all of such SunLink Shareholder’s Subject Shares as set forth opposite such SunLink Shareholder’s name in Schedule I attached hereto, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares (other than transfer restrictions under the Securities Act)) affecting any such Subject Shares, other than Liens pursuant to (i) this Agreement, (ii) the organizational documents of SunLink, (iii) the Merger Agreement, (iv) any applicable securities Laws or (v) Permitted Liens. Such SunLink Shareholder’s Subject Shares are the only equity securities in SunLink owned of record or beneficially by such SunLink Shareholder on the date of this Agreement, and none of such SunLink Shareholder’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares, except as provided hereunder. Aside from the Subject Shares, such SunLink Shareholder does not hold or own any rights to acquire (directly or indirectly) any equity securities of SunLink or any equity securities convertible into, or which can be exchanged for, equity securities of SunLink.
(c) No Conflicts. The execution and delivery of this Agreement by such SunLink Shareholder does not, and the performance by such SunLink Shareholder of his, her or its obligations hereunder will not, (i) if such SunLink Shareholder is not an individual, conflict with or result in a violation of the organizational documents of such SunLink Shareholder or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such SunLink Shareholder or such SunLink Shareholder’s Subject Shares), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such SunLink Shareholder of his, her or its obligations under this Agreement.
(d) Litigation. There are no Actions pending against such SunLink Shareholder, or to the knowledge of such SunLink Shareholder threatened against such SunLink Shareholder, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Entity, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such SunLink Shareholder of its, his or her obligations under this Agreement.
(e) SunLink Assets. Such SunLink Shareholder does not have any ownership of (including, for the avoidance of doubt, any claim to title of or rights in) the tangible and intangible assets purportedly owned, licensed or leased by SunLink or its Subsidiaries.
(f) Adequate Information. Such SunLink Shareholder is a sophisticated shareholder and has adequate information concerning the business and financial condition of Regional and SunLink to make an informed decision regarding this Agreement and the Transactions and has independently and without reliance upon Regional or SunLink and based on such information as such SunLink Shareholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such SunLink Shareholder acknowledges that Regional and SunLink have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such SunLink Shareholder acknowledges that the agreements contained herein with respect to the Subject Shares held by such SunLink Shareholder are irrevocable.
(g) Brokerage Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by such SunLink Shareholder, for which SunLink or any of its Affiliates may become liable.
(h) Acknowledgment. Such SunLink Shareholder understands and acknowledges that each of Regional and SunLink is entering into the Merger Agreement in reliance upon such SunLink Shareholder’s execution and delivery of this Agreement.

ARTICLE IV
MISCELLANEOUS
Section 4.1 Release. Effective as of the Effective Time, each SunLink Shareholder, on behalf of himself, herself or itself, his, her or its affiliates and each of their respective assigns, heirs, beneficiaries, creditors, representatives and agents (collectively, the “Releasing Parties”), does irrevocably and fully waive, release, acquit and discharge forever SunLink, Regional and their respective affiliates and present and former and direct or indirect partners, members and equity holders, directors, managers, officers, employees, principals, trustees, representatives, agents, predecessors, successors, assigns, beneficiaries, heirs, executors, insurers and attorneys (collectively, the “Released Parties”), from any and all actions, claims, liabilities, losses, orders and causes of action of every kind and nature whatsoever, at law or in equity, whether known or unknown, that such Releasing Parties, or any of them, may have had in the past or may now have or may have in the future against the Released Parties, or any of them, resulting from events, circumstances, acts or omissions occurring, on or prior to the Effective Time solely to the extent based on such Releasing Party’s status as a holder of equity of, or any other investment in, Regional, SunLink and their respective Affiliates, including any Subject Shares and any securities exercisable for, convertible into or otherwise issued with respect to any securities, obligations or other interests issued by Regional, SunLink and their respective Affiliates that any such Releasing Party holds or has ever held or that otherwise relate to or arise out of any investment, subscription or purchase of any securities by such Releasing Party in Regional, SunLink and their respective Affiliates (collectively, the “Released Claims”); provided, however, that the Released Claims shall not include, and each Releasing Party is not releasing any, (i) if such SunLink Shareholder is an employee of Regional or SunLink, rights to accrued but unpaid salary, bonuses, expense reimbursements (in accordance with a bona fide employee expense reimbursement policy of Regional or SunLink (as applicable)), accrued vacation and other benefits under Regional’s or SunLink’s employee benefit plans, (ii) right to indemnification, exculpation, advancement of expense or similar rights with respect to service as a director, officer or manager or an Affiliate thereof, in each case of the foregoing, as set forth in Regional’s or SunLink’s articles of incorporation or other organizational documents, any indemnification agreement between Regional or SunLink, on the one hand, and such SunLink Shareholder, on the other hand, or as provided by law or any directors’ and officers’ liability insurance, (iii) actions, claims, liabilities, losses, and causes of action of every kind and nature whatsoever, at law or in equity, whether known or unknown, arising out of or related to this Agreement or the Merger Agreement, or (iv) rights of such SunLink Shareholder under the Merger Agreement or any other agreement entered into by such SunLink Shareholder or in connection with the transactions contemplated by the Merger Agreement, including claims related to the enforcement of the Merger Agreement and the right to receive such SunLink Shareholder’s applicable portion of the Merger Consideration (collectively, the “Excluded Claims”). Each SunLink Shareholder (on behalf of itself, himself, and herself and the other Releasing Parties) hereby agrees not to institute any proceeding against any Released Party with respect to any of the Released Claims but excluding the Excluded Claims. Each SunLink Shareholder represents, warrants and acknowledges that he, she or it has consulted with counsel with respect to the execution and delivery of this release and has been fully apprised of the consequences hereof. Each SunLink Shareholder agrees and acknowledges that the release in this Agreement constitutes a complete defense of any and all Released Claims, other than Excluded Claims.
Section 4.2 Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest of (a) 60 days after the Closing, (b) the termination of the Merger Agreement, and (c) as to each SunLink Shareholder, the written agreement of Regional, SunLink and such SunLink Shareholder. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. Notwithstanding anything to the contrary herein, this ARTICLE IV shall survive the termination of this Agreement.
Section 4.3 Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) will be governed by and construed in accordance with the internal Laws of the State of Georgia applicable to agreements executed and performed entirely within such State.
Section 4.4 CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL.
(a) THE PARTIES TO THIS AGREEMENT SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF GEORGIA OR IN ANY STATE COURT LOCATED IN ATLANTA, GEORGIA (AND ANY APPROPRIATE APPELLATE COURT THEREFROM) (THE “GEORGIA COURTS”) IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH AND BY THIS AGREEMENT WAIVE, AND AGREE NOT TO ASSERT, ANY DEFENSE IN ANY ACTION FOR THE INTERPRETATION OR ENFORCEMENT OF THIS AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH, THAT THEY ARE NOT SUBJECT THERETO OR THAT SUCH ACTION MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN THE APPLICABLE GEORGIA COURT OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY THE APPLICABLE GEORGIA COURT OR THAT THEIR PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, THAT THE ACTION IS BROUGHT IN AN INCONVENIENT FORUM, OR THAT THE VENUE OF THE ACTION IS IMPROPER. SERVICE OF PROCESS WITH RESPECT THERETO MAY BE MADE UPON ANY PARTY TO THIS AGREEMENT BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED IN SECTION 4.9.
(b) WAIVER OF TRIAL BY JURY. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.4.
Section 4.5 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto.
Section 4.6 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Georgia Courts, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 4.7 Amendment; Waiver. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Regional, SunLink and the SunLink Shareholders holding a majority of Subject Shares.
Section 4.8 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
Section 4.9 Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to Regional:

Regional Health Properties, Inc.
1050 Crown Pointe Parkway, Suite 720
Atlanta, Georgia 30338
Attention:	Brent Morrison, Chief Executive Officer and President

with a copy to (which will not constitute notice):

Troutman Pepper Locke LLP
600 Peachtree Street, NE, Suite 3000
Atlanta, GA 30308
Attention:	Paul Davis Fancher

If to SunLink (prior to the Closing):

Sunlink Health Systems, Inc.
900 Circle 75 Parkway, Suite 690
Atlanta, Georgia 30339
Attention:	Robert M. Thornton, Jr., Chief Executive Officer

with a copy to (which shall not constitute notice):

Smith, Gambrell & Russell, LLP
1105 W. Peachtree Street NE, Suite 1000
Atlanta, Georgia 30309
Attention:	Howard E. Turner

If to a SunLink Shareholder:

To such SunLink Shareholder’s address set forth in Schedule I

Section 4.10 Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.
Section 4.11 Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the SunLink Shareholders, Regional and SunLink have each caused this SunLink Shareholder Support and Lock-Up Agreement to be duly executed as of the date first written above.

SUNLINK SHAREHOLDERS:

/s/ Robert M. Thornton, Jr.
Robert M. Thornton, Jr.

/s/ Mark J. Stockslager
Mark J. Stockslager

/s/ Steven J. Baileys, D.D.S.
Steven J. Baileys, D.D.S.

/s/ Gene E. Burleson
Gene E. Burleson

/s/ C. Michael Ford
C. Michael Ford

[Signature Page to SunLink Shareholder Support and Lock-Up Agreement]

REGIONAL:
REGIONAL HEALTH PROPERTIES, INC.

By:	/s/ Brent Morrison
Name:	Brent Morrison
Title:	Chief Executive Officer and President

[Signature Page to SunLink Shareholder Support and Lock-Up Agreement]

SUNLINK:
SUNLINK HEALTH SYSTEMS, INC.

By:	/s/ Robert M. Thornton, Jr.
Name:	Robert M. Thornton, Jr.
Title:	Chief Executive Officer

[Signature Page to SunLink Shareholder Support and Lock-Up Agreement]

Schedule I
SunLink Shareholders

SunLink Shareholder	Number of SunLink Common Shares Held
Robert M. Thornton, Jr.	559,562
Mark J. Stockslager	108,051
Steven J. Baileys, D.D.S.	832,844
Gene E. Burleson	76,601
C. Michael Ford	46,422

Annex D

March 4, 2025
Board Committee of SunLink Health Systems, Inc.
SunLink Health Systems, Inc.
900 Circle 75 Parkway
Suite 690
Atlanta, GA 30339
Members of the Board Committee:
We understand that SunLink Health Systems, Inc. (“the Company” or “SunLink”) intends to enter into an Agreement and Plan of Merger the latest draft of which The Lenox Group, LLC (“Lenox”) reviewed is dated as of March 17, 2025 (the “Agreement”). The Agreement, by and between Regional Health Properties, Inc. (the “Acquiror” or “Regional”) and the Company, pursuant to which, among other things (i) SunLink shall merge with and into Regional (the “Merger”), with Regional surviving the Merger and (ii) each five shares of common stock, no par value per share (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares and shares to be canceled (“The Excluded Shares”) shall be converted into the right to receive from Regional 1.1330 validly issued, fully paid and nonassessable share of Regional common stock, no par value per share (the “Common Shares”); (ii) one validly issued, fully paid and nonassessable share of Series D 8% Cumulative Convertible Redeemable Participating Preferred Stock (the “Series D Shares”). Collectively, the Series D Shares and Common Shares comprise the total consideration (the “Merger Consideration”).
The Board Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company has requested that Lenox provide an opinion (the “Opinion”) to the Committee as to whether, as of the date hereof, the Merger Consideration to be received by the holders of Company Common Stock in the Merger pursuant to the Agreement is fair, from a financial point of view, to such holders.
In giving its opinion, Lenox relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with Lenox by SunLink or otherwise reviewed by or for Lenox, and Lenox did not independently verify (nor did Lenox assume responsibility or liability for independently verifying) any such information or its accuracy or completeness. Lenox did not evaluate the solvency of SunLink under any state or federal laws relating to bankruptcy, insolvency or similar matters. In forming our opinion, we performed the following:
1) Reviewed certain publicly available financial statements and other business and financial information of the Company including Forms 10K and 10Q;
2) Reviewed certain draft financial statements and other business and financial information of the Company including draft Forms 10Q;
3) Reviewed certain internal financial statements and other financial and operating data concerning the Company;
4) Reviewed certain financial projections prepared by and with the management of the Company;
5) Discussed the past and current operations and financial condition and the prospects of the Company;
6) Reviewed the reported prices and trading activity for the Company Common Stock;
7) Compared the financial performance of the Company and the prices and trading activity of the Company’s Common Stock with that of certain other publicly-traded companies comparable with the Company, and their securities;
8) Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;
9) Performed such other analyses, reviewed such other information and considered such other factors as we deemed appropriate, including various industry, financial and economic sources; and
10) Reviewed RHE historical and current share price, and current financial condition based on conversations and information shared by the Company’s management.
Lenox’s Opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to Lenox as of the date of its Opinion. The Opinion also indicates that subsequent developments may affect Lenox’s Opinion, and that Lenox does not have any obligation to update, revise, or reaffirm its Opinion. Lenox’s Opinion is limited to the fairness, from a financial point of view, of the Merger Consideration. Lenox was retained subject to the agreed upon budget and time limitations; therefore, while we believe our research and process were both adequate and reasonable, it was not unlimited. Lenox assumes no responsibility whatsoever for legal or tax matters relative to its finding.
Our Opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company. This Opinion addresses only the fairness from a financial point of view, as of March 4, 2025, of the Merger Consideration. Lenox does not express any view on, and our Opinion does not address, any other term or aspect of the Agreement, including, without limitation, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company.
With respect to certain financial information, including financial analyses and projections, relating to the business and prospects of SunLink, provided to us by SunLink's management, we have assumed that the financial information has been reasonably prepared on a good faith basis and that the financial projections represent SunLink management's best currently available estimates and judgments as to the future financial performance.
This opinion is solely for the use of the Board Committee of the Board of Directors of SunLink and the Board of Directors of SunLink and is not to be publicly disclosed, used, excerpted from, reproduced or disseminated, quoted from or referred to at any time, in any manner or for any purpose, without the prior written consent of Lenox. We have acted as financial advisor to the Board Committee of the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, which is not contingent upon our opinion. This opinion does not constitute a recommendation to any stockholder of SunLink.
D-1

Based upon and subject to the foregoing, it is our opinion that, as of March 4, 2025, the Merger Consideration to be paid for each share in the Merger is fair to SunLink shareholders from a financial point of view.
Very truly yours,
/s/ The Lenox Group
The Lenox Group, LLC
D-2

Annex E
ARTICLES OF AMENDMENT
ESTABLISHING
SERIES D 8% CUMULATIVE CONVERTIBLE REDEEMABLE PARTICIPATING
PREFERRED SHARES
Regional Health Properties, Inc., a Georgia corporation (the “Corporation”), acting pursuant to Section 14-2-602 and Section 14-2-1006 of the Georgia Business Corporation Code (the “GBCC”), does hereby submit the following Articles of Amendment establishing its Series D 8% Cumulative Convertible Redeemable Participating Preferred Shares (“Articles of Amendment”) to the Amended and Restated Articles of Incorporation of the Corporation (“Amended and Restated Articles”).
FIRST: The name of the Corporation is Regional Health Properties, Inc.
SECOND: The following amendments to the Amended and Restated Articles to provide for the preferences, limitations and relative rights of the Corporation’s Series D 8% Cumulative Convertible Redeemable Participating Preferred Shares, to be set forth in a new Article XI thereof, were duly adopted by the Board of Directors on April 7, 2025, and were duly adopted by the shareholders holding the Corporation’s common stock in accordance with the provisions of Section 14-2-1003 of the GBCC on [•], 202[5]. Effective upon the filing hereof, the Amended and Restated Articles are amended to add a new Article XI, which is set forth on Exhibit A attached hereto.
THIRD: All other provisions of the Amended and Restated Articles shall remain in full force and effect.

ARTICLE XI
SERIES D 8% CUMULATIVE CONVERTIBLE REDEEMABLE PARTICIPATING PREFERRED SHARES
11.1 Number of Shares and Designations. The Board of Directors has established in accordance with Section 14-2-602 of the Official Code of Georgia Annotated, and the Corporation is authorized to issue, a series of Preferred Stock designated as the Series D 8% Cumulative Convertible Redeemable Participating Preferred Shares (the “Series D Preferred Shares”), no par value per share. The number of shares that shall constitute such series shall be [•], which number may be increased or decreased by the Board of Directors, at any time and from time to time, in the manner provided in Section 14-2-602 of the Official Code of Georgia Annotated. In the case the number of shares constituting the Series D Preferred Shares is decreased or such series of shares is eliminated, the shares that are the subject of the decrease or compose the series being eliminated shall be retired and restored to the status of authorized but unissued shares of undesignated Preferred Stock.
The Series D Preferred Shares shall have the rights and preferences set forth in this Article XI.
11.2 Definitions. For purposes of this Article XI, the following terms shall have the meanings indicated:
(a) “Affiliate” shall mean any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 under the Securities Act. For the avoidance of doubt, with respect to any Series D Preferred Shares holder that is an investment fund or other investment vehicle, such holder shall be deemed not to be an Affiliate of (i) any portfolio company of such holder or its Affiliates or (ii) any limited partner of any such holder or its Affiliates.
(b) “Attribution Parties” shall have the meaning set forth in paragraph (e) of Section 11.11.
(c) “Board of Directors” shall mean the Board of Directors of the Corporation or any committee of members of the Board of Directors authorized by such Board of Directors to perform any of its responsibilities with respect to the Series D Preferred Shares.
(d) “Business Day” shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.
(e) “Buy-In” shall have the meaning set forth in paragraph (c)(iv) of Section 11.11.
(f) “Call Date” shall mean the date fixed for redemption of the Series D Preferred Shares and specified in the notice to holders required under paragraph (f) of Section 11.5 as the Call Date.
(g) A “Change of Control” is deemed to occur when, after the Issue Date, the following has occurred: the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of the Corporation entitling that person to exercise more than 50% of the total voting power of all stock of the Corporation entitled to vote generally in the election of directors of the Corporation (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition).
(h) “Closing” shall mean the consummation of the Merger.
(i) “Conversion Date” shall have the meaning set forth in paragraph (c)(i) of Section 11.11.
(j) “Common Shares” shall mean the shares of Common Stock, no par value per share, of the Corporation.
(k) “Conversion Ratio” means 1.1330 Common Shares for every three (3) Series D Preferred Shares, subject to adjustment as provided herein.
(l) “Conversion Shares” means, collectively, the shares of Common Shares issuable upon conversion of the shares of Series D Preferred Shares in accordance with the terms hereof.
(m) “Correction Event” shall mean: (i) with respect to any Delisting Event, (x) with respect to the Series D Preferred Shares, such time as the Series D Preferred Shares are listed (in the event of a failure to obtain a National Market Listing) or once again listed (in the event of a failure to maintain a National Market Listing) pursuant to a National Market Listing or (y) with respect to the Common Shares, such time as the Common Shares are once again listed pursuant to a National Market Listing; (ii) with respect to any Dividend Default, such time as the Corporation has paid all accumulated accrued and unpaid dividends on the Series D Preferred Shares in full in cash or other property (or declared such dividends and a sum of cash or other property sufficient for the payment thereof is Set Apart for Payment; and (iii) with respect to any Redemption Default, such time as the Corporation has redeemed, repurchased or otherwise acquired the outstanding Series D Preferred Shares).
(n) “Delisting Event” shall have the meaning set forth in paragraph (c) of Section 11.3.
(o) “Dividend Default” shall have the meaning set forth in paragraph (b) of Section 11.3.
(p) “Dividend Payment Date” shall have the meaning set forth in paragraph (a) of Section 11.3.
(q) “Dividend Periods” shall mean quarterly dividend periods commencing on January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period; provided, however, that the initial Dividend Period shall commence on and include July 1, 2027 and shall end on and include the day preceding the first day of the next succeeding Dividend Period. For the avoidance of doubt, no dividends shall be paid or accrue prior to the initial Divided Period.
(r) “Dividend Rate” shall mean (as a percentage of Liquidation Preference) 8% per annum; provided, however, that the Dividend Rate shall increase to 12.5% per annum effective as of January 1, 2030 in the event that the Series D Preferred Shares have not been redeemed or converted pursuant to the terms and conditions of this Article XI on or before December 31, 2029.
(s) “Dividend Record Date” shall have the meaning set forth in paragraph (a) of Section 11.3.
(t) “DTC” shall have the Depository Trust Company.
(u) “DWAC Delivery” shall have the meaning set forth in paragraph (c)(i) of Section 11.11.
(v) “Eligible Preferred Holder” shall have the meaning set forth in paragraph (c)(i) of Section 11.11.
(w) “Event” shall have the meaning set forth in paragraph (b) of Section 11.7.
(x) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
(y) “First Milestone Date” shall have the meaning set forth in paragraph (b) of Section 11.12.
(z) “Fourth Milestone Date” shall have the meaning set forth in paragraph (b) of Section 11.12.
(aa) “Ineligible Person” shall have the meaning set forth in paragraph (b) of Section 11.8.
(bb) “Issue Date” shall mean the original date of issuance of the Series D Preferred Shares.
(cc) “Junior Shares” shall have the meaning set forth in paragraph (c) of Section 11.6.
(dd) “Liquidation Event” shall have the meaning set forth in paragraph (a) of Section 11.4.
(ee) “Liquidation Preference” shall mean, with respect to the Series D Preferred Shares, $12.50 per Series D Preferred Share, subject to adjustment as provided herein.

(ff) “Mandatory Conversion” shall have the meaning set forth in paragraph (a) of Section 11.11.
(gg) “Mandatory Conversion Date” shall have the meaning set forth in paragraph (a) of Section 11.11.
(hh) “Mandatory Conversion Notice” shall have the meaning set forth in paragraph (a) of Section 11.11.
(ii) “Mandatory Conversion Notice Date” shall have the meaning set forth in paragraph (a) of Section 11.11.
(jj) “Maximum Percentage” shall have the meaning set forth in paragraph (e) of Section 11.11.
(kk) “Merger” shall mean the transactions contemplated by the Merger Agreement.
(ll) “Merger Agreement” shall mean that certain Amended and Restated Agreement and Plan of Merger, dated as of April 14, 2025, by and between the Corporation and SunLink.
(mm) “Milestone Date” shall mean, as applicable, the First Milestone Date, the Second Milestone Date, the Third Milestone Date or the Fourth Milestone Date.
(nn) “National Market Listing” shall mean the listing of securities on a National Securities Exchange.
(oo) “National Securities Exchange” shall mean the New York Stock Exchange LLC, the NYSE Amex (formerly known as the NYSE MKT LLC), The Nasdaq Global Market, The Nasdaq Global Select Market or The Nasdaq Capital Market or any comparable national securities exchange.
(pp) “Nomination Notice” shall have the meaning set forth in paragraph (c)(i) of Section 11.11.
(qq) “Notice of Conversion” shall have the meaning set forth in paragraph (c)(i) of Section 11.11.
(rr) “NYSE Amex” shall mean the NYSE American LLC.
(ss) “Optional Conversion Date” shall have the meaning set forth in paragraph (c)(i) of Section 11.11.
(tt) “OTC” means the over-the-counter stock markets.
(uu) “Parity Shares” shall have the meaning set forth in paragraph (b) of Section 11.6.
(vv) “Preferred Nominee” shall have the meaning set forth in paragraph (c) of Section 11.11.
(ww) “Preferred Shares” shall mean the shares of Preferred Stock, no par value, of the Corporation.
(xx) “Redemption Default” shall mean a failure by the Corporation to redeem the Series D Preferred Shares when required upon a Change of Control pursuant to paragraph (b) of Section 11.5.
(yy) “Required Shares” shall have the meaning set forth in paragraph (i) of Section 11.11.
(zz) “SEC” shall mean the Securities and Exchange Commission.
(aaa) “Securities Act” shall mean the Securities Act of 1933, as amended.
(bbb) “Second Milestone Date” shall have the meaning set forth in paragraph (b) of Section 11.12.
(ccc) “Senior Shares” shall have the meaning set forth in paragraph (a) of Section 11.6.
(ddd) “Series A Preferred Shares” shall mean the Series A Redeemable Preferred Shares of the Corporation.
(eee) “Series B Preferred Shares” shall mean the 12.5% Series B Cumulative Redeemable Preferred Shares of the Corporation.
(fff) “Series D Preferred Director” shall have the meaning set forth in paragraph (a) of Section 11.8.
(ggg) “Series D Preferred Shares” shall have the meaning set forth in Section 11.1.
(hhh) “Set Apart for Payment” shall mean (i) irrevocably placing funds in a separate account, or (ii) irrevocably delivering such funds to a disbursing, paying or other similar agent, in case of either of the foregoing clauses (i) or (ii), pending payment thereof to holders of the Series D Preferred Shares.
(iii) “Share Delivery Date” shall have the meaning set forth in paragraph (c)(ii) of Section 11.11.
(jjj) “Standard Settlement Period” shall mean the standard settlement period, expressed in a number of Trading Days, on the Corporation’s primary National Securities Exchange with respect to the Common Shares as in effect on the applicable Conversion Date.
(kkk) “SunLink” shall mean SunLink Health Systems, Inc., a Georgia corporation.
(lll) “Third Milestone Date” shall have the meaning set forth in paragraph (b) of Section 11.12.
(mmm) “Trading Day” means: (i) a day on which the principal national securities exchange on which the Common Shares is listed or admitted to trading is open for the transaction of business; or (ii) if the Common Shares is not so listed or admitted to trading, any Business Day.
(nnn) “Voluntary Liquidation” shall mean any approval by Board of Directors and of the holders of Common Shares of a voluntary plan of liquidation or dissolution followed by the filing by the Corporation of articles of dissolution or similar document under applicable state law.
11.3 Dividends.
(a) Subject to Section 11.8, beginning on July 1, 2027, holders of issued and outstanding Series D Preferred Shares shall be entitled to receive, when, as and if approved by the Board of Directors out of funds of the Corporation legally available for the payment of distributions and declared by the Corporation, cumulative preferential dividends at a rate per annum equal to the Dividend Rate of the Liquidation Preference of the Series D Preferred Shares in effect on the first calendar day of the applicable Dividend Period. All Dividends on the Series D Preferred Shares shall be paid in cash or other property, shall accrue and accumulate (whether or not declared or paid) on each issued and outstanding share of the Series D Preferred Shares on a daily basis from July 1, 2027, and shall be payable quarterly in equal amounts in arrears on the last calendar day of each Dividend Period (each such day being hereinafter called a “Dividend Payment Date”); provided that if any Dividend Payment Date is not a Business Day, then the dividend that would otherwise have been payable on such Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Dividend Payment Date to such next succeeding Business Day. Any dividend payable on the Series D Preferred Shares for any partial Dividend Period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date, which shall be the tenth day preceding the applicable Dividend Payment Date, or such other date designated by the Board of Directors or an officer of the Corporation duly authorized by the Board of Directors for the payment of dividends that is not more than 30 nor less than ten days prior to such Dividend Payment Date (each such date, a “Dividend Record Date”).
(b) If the Corporation fails to pay any dividends on the Series D Preferred Shares in full for any three consecutive or non-consecutive Dividend Periods (such a failure, a “Dividend Default”), then:
(i) commencing on the first day after the Dividend Payment Date on which a Dividend Default occurs and continuing until the date a Correction Event with respect to such Dividend Default occurs, the then-applicable Liquidation Preference per Series D Preferred Share shall increase by $0.50 per Series D Preferred Share; and

(ii) following any Dividend Default that has been cured by the Corporation as provided above in subparagraph (i) of this paragraph (b), if the Corporation subsequently fails to pay dividends on the Series D Preferred Shares in full for any subsequent three consecutive or non-consecutive Dividend Periods, such subsequent failure shall constitute a separate Dividend Default, and the foregoing provisions of subparagraph (i) of this paragraph (b) shall immediately apply until such time as a Correction Event occurs with respect to such subsequent Dividend Default.
(c) If, at any time, (x) the Series B Preferred Shares obtain a National Market Listing, and either (i) the Corporation fails to obtain a National Market Listing for the Series D Preferred Shares within 60 consecutive days following the Corporation having obtained a National Market Listing for the Series B Preferred Shares, or (ii) the Series D Preferred Shares are delisted from the National Market Listing for a period of 90 consecutive days or longer following the Corporation having obtained a National Market Listing for the Series B Preferred Shares, or (y) the Common Shares are delisted from the National Market Listing for a period of 90 consecutive days or longer (any of the foregoing such events, a “Delisting Event”), then:
(i) commencing on the first day after the Delisting Event occurs and continuing until the date a Correction Event with respect to such Delisting Event occurs, (A) in the case of a Delisting Event with respect to the Series D Preferred Shares, the then-applicable Liquidation Preference per Series D Preferred Share shall increase by $0.50 per Series D Preferred Share and (B) in the case of a Delisting Event with respect to the Common Shares, the then-applicable Liquidation Preference per Series D Preferred Share shall increase by $1.00 per Series D Preferred Share; and
(ii) following any Delisting Event that has been cured by the Corporation as provided above in subparagraph (i) of this paragraph (c), if (A) the Series D Preferred Shares subsequently cease to be subject to a National Market Listing for 90 consecutive days or longer or (B) the Common Shares subsequently cease to be subject to a National Market Listing for 90 consecutive days or longer, either of the foregoing such events shall constitute a separate Delisting Event with respect to the applicable shares, and the foregoing provisions of subparagraph (i) of this paragraph (c) shall immediately apply until such time as a Correction Event occurs with respect to such subsequent Delisting Event.
(d) No distribution or dividend on the Series D Preferred Shares will be declared by the Corporation or paid or Set Apart for Payment by the Corporation at such time as the terms and provisions of Senior Shares or any agreement of the Corporation (whether now existing or arising hereafter), including any agreement relating to its indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or setting aside of funds is restricted or prohibited under the Official Code of Georgia Annotated or other applicable law; provided, however, notwithstanding anything to the contrary contained herein, dividends on the Series D Preferred Shares shall continue to accrue and accumulate pursuant to the terms hereof regardless of whether (i) any or all of the foregoing restrictions exist; (ii) the Corporation has earnings or profits; (iii) there are funds legally available for the payment of such dividends; or (iv) such dividends are authorized by the Board of Directors. Accrued and unpaid dividends on the Series D Preferred Shares will accumulate commencing as of the Dividend Payment Date on which they first become payable.
(e) Except as provided in paragraph (f) of Section 11.3 and subject to paragraph (g) of Section 11.3, no distributions or dividends, in cash or otherwise, may be declared or paid or Set Apart for Payment upon the Common Shares or upon any Junior Shares or Parity Shares, nor shall any Common Shares or any Junior Shares or Parity Shares be redeemed, purchased or otherwise acquired directly or indirectly for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such stock) by the Corporation (except by conversion into or exchange for Junior Shares or by redemption, purchase or acquisition of stock required under any employee benefit plan of the Corporation), unless, on the most recently preceding Dividend Payment Date on which dividends on the Series D Preferred Shares became payable, the Corporation paid such dividends together with all accumulated and unpaid dividends to date on the Series D Preferred Shares in full in cash or other property.
(f) When all dividends accumulated and unpaid to date are not paid in full in cash or other property (or a sum of cash or other property sufficient for such full payment is not so Set Apart for Payment) upon the Series D Preferred Shares, all dividends declared, paid or Set Apart for Payment upon the Series D Preferred Shares, shall be declared and paid in cash or other property, as applicable, or declared and a sum of cash or other property, as applicable, sufficient for the payment thereof shall be Set Apart for Payment thereof. No interest, or sum of money or other property in lieu of interest, shall be payable in respect of any dividend payment on Series D Preferred Shares or on any dividend payment or other payment on any Junior Shares which may be in arrears.
(g) So long as any Series D Preferred Shares remain outstanding, no cash or stock dividends shall be paid or made to any holders of Common Shares, Series A Preferred Shares or any class or series of Junior Shares, without the consent of the majority of the votes entitled to be cast by the holders of the outstanding Series D Preferred Shares.
(h) Any dividend payment made on the Series D Preferred Shares shall first be credited against the earliest accumulated accrued and unpaid dividend due with respect to such shares which remains payable at the time of such payment.
11.4 Liquidation Preference.
(a) Subject to the rights of the holders of Senior Shares and Parity Shares, if (A) the Corporation shall (i) commence a Voluntary Liquidation, or (ii) commence a voluntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law for the restructuring, reorganization or liquidation of the Corporation, or (iii) consent to the entry of an order for relief in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar state or federal law for the restructuring, reorganization or liquidation of the Corporation or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or (iv) make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or (v) if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the restructuring, reorganization, liquidation, dissolution or winding up of the Corporation, and any such decree or order shall be unstayed and in effect for a period of 60 consecutive days and, (B) in connection with or on account of any of the aforesaid events, the Corporation shall financially restructure, reorganize, recapitalize, liquidate, dissolve or wind up or sell or dispose of a material portion or amount of its assets in one or more related transactions, in each case in (x) a bankruptcy or similar state court proceeding or (y) a liquidation or dissolution process under state law (each, a “Liquidation Event”), before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or Set Apart for Payment to the holders of any Common Shares or any other class or series of Junior Shares, as to the distribution of assets upon the occurrence of a Liquidation Event, each holder of the Series D Preferred Shares shall be entitled to receive an amount of cash equal to the greater of: (i) then-applicable Liquidation Preference per Series D Preferred Share plus an amount in cash equal to all accumulated accrued and unpaid dividends thereon (whether or not earned or declared) to, but excluding, the date of final distribution to such holders, as applicable, without interest; and (ii) an amount equal to the product of: (A) the average closing price of the Common Shares on (x) the National Securities Exchange on which the Common Shares are then-listed or traded for the 60 Trading Days immediately preceding the record date, or (y) the OTC on which the Common Shares are then-traded for 90 days immediately preceding the record date if the Common Shares are not then listed or traded on a National Securities Exchange, by (B) the number of shares of Common Shares into which the Series D Preferred Shares are then-convertible. If, upon the occurrence of a Liquidation Event, the assets of the Corporation, or proceeds thereof, distributable among the holders of the Series D Preferred Shares shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Senior Shares and Parity Shares as to the distribution of assets upon the occurrence of a Liquidation Event, then, after payment of liquidating payments and distributions on all outstanding Senior Shares, such assets, or the proceeds thereof, shall be distributed among the holders of Series D Preferred Shares and any such other Parity Shares ratably in accordance with the respective amounts that would be payable on such Series D Preferred Shares and any such other Parity Shares if all amounts payable thereon were paid in full. For the avoidance of doubt, none of (i) a consolidation or merger of the Corporation with one or more corporations or other entities, (ii) a sale, lease or transfer of all or substantially all of the Corporation’s assets or (iii) a statutory share exchange shall be deemed to be a Liquidation Event.
(b) Subject to the rights of the holders of Senior Shares and Parity Shares with respect to a Liquidation Event, upon the occurrence of a Liquidation Event, after payment shall have been made in full to the holders of the Series D Preferred Shares, as provided in Section 11.4, any other series or class or classes of Junior Shares shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series D Preferred Shares shall not be entitled to share therein.
11.5 Redemption.
(a) The Corporation, at its option, upon not less than 30 nor more than 60 days’ written notice as contemplated by paragraph (f) of Section 11.5, may redeem the Series D Preferred Shares, in whole or in part, at any time or from time to time, for cash at a redemption price equal to the greater of:
(i) the then-applicable Liquidation Preference per Series D Preferred Share, plus all accumulated accrued and unpaid dividends thereon (whether or not earned, approved or declared) to, but excluding, the Call Date (subject to paragraph (i) of Section 11.5), without interest; and
(ii) an amount equal to the product of (A) the average closing price of the Common Shares on (x) the National Securities Exchange on which the Common Shares are then-listed or traded for the 60 Trading Days immediately preceding the record date, or (y) the OTC on which the Common Shares are then-traded for 90 days immediately preceding the record date if the Common Shares are not then listed or traded on a National Securities Exchange by (B) the number of shares of Common Shares into which the Series D Preferred Shares are then-convertible.
If fewer than all of the outstanding Series D Preferred Shares are to be redeemed, the number of shares to be redeemed will be determined by the Corporation and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in an equitable manner determined by the Corporation.
(b) If a Change of Control occurs, then the Corporation or the acquiring entity in such Change of Control shall redeem the Series D Preferred Shares, in whole but not in part, on the date on which the Change of Control occurs, for cash at a redemption price equal to the greater of:
(i) the then-applicable Liquidation Preference per Series D Preferred Share, plus all accumulated accrued and unpaid dividends thereon (whether or not earned, approved or declared) to, but excluding, the Call Date (subject to paragraph (i) of Section 11.5), without interest; and
(ii) an amount equal to the product of (A) the average closing price of the Common Shares on (x) the National Securities Exchange on which the Common Shares are then-listed or traded for the 60 Trading Days immediately preceding the record date, or (y) the OTC on which the Common Shares are then-traded for 90 days immediately preceding the record date if the Common Shares are not then listed or traded on a National Securities Exchange, by (B) the number of shares of Common Shares into which the Series D Preferred Shares are then-convertible.
(c) If not converted prior thereto, the Corporation, upon not less than 30 nor more than 60 days’ written notice as contemplated by paragraph (f) of Section 11.5, shall mandatorily redeem all outstanding shares of Series D Preferred Shares on or before December 31, 2029 for cash at a redemption price equal to the greater of:
(i) the then-applicable Liquidation Preference per Series D Preferred Share, plus all accumulated accrued and unpaid dividends thereon (whether or not earned, approved or declared) to, but excluding, the Call Date (subject to paragraph (i) of Section 11.5), without interest; and
(ii) an amount equal to the product of (A) the average closing price of the Common Shares on (x) the National Securities Exchange on which the Common Shares are then-listed or traded for the 60 Trading Days immediately preceding the record date, or (y) the OTC for 90 days immediately preceding the record date if the Common Shares are not then listed or traded on a National Securities Exchange, by (B) the number of shares of Common Shares into which the Series D Preferred Shares are then-convertible.
(d) With respect to a redemption pursuant to paragraph (a) of Section 11.5, unless all accumulated accrued and unpaid dividends on all Series D Preferred Shares and any other class or series of Parity Shares shall have been or contemporaneously are (i) declared and paid in cash or (ii) declared and a sum of cash sufficient for the payment thereof is Set Apart for Payment for all past Dividend Periods and the then current Dividend Period, no Series D Preferred Shares or such Parity Shares shall be redeemed unless all of the outstanding Series D Preferred Shares and such Parity Shares are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of the Series D Preferred Shares or such Parity Shares (A) pursuant to a purchase or exchange offer made on the same terms to holders of all of the outstanding Series D Preferred Shares and such Parity Shares or (B) by conversion into or exchange for Junior Shares and Parity Shares.
(e) From and after the Call Date (unless the Corporation (or, if applicable, the acquiring entity) defaults in payment of the redemption price as contemplated by Section 11.5), all dividends will cease to accumulate on the Series D Preferred Shares called for redemption pursuant to Section 11.5, such shares shall no longer be deemed to be outstanding, and all of the rights of the holders of such shares will terminate with respect to such shares, except the right to receive the redemption price and all accumulated accrued and unpaid dividends up to, but excluding, the Call Date, in cash without interest (upon surrender and endorsement of their certificates, if so required in accordance with paragraph (h) of Section 11.5).
(f) Notice of the redemption of any Series D Preferred Shares pursuant to Section 11.5 shall be mailed by first class mail to each holder of record of Series D Preferred Shares to be redeemed at the address of each such holder as shown on the Corporation’s share transfer books (or sent in accordance with the procedures of DTC with respect to Series D Preferred Shares registered in the name of DTC or its nominee): (i) for a redemption pursuant to paragraph (a) or (c) of Section 11.5, at least 30 but not more than 60 days prior to the Call Date; and (ii) for a redemption pursuant to paragraph (b) of Section 11.5, not later than 20 days prior to the date on which a Change of Control occurs. Neither the failure to mail or send any notice required by this paragraph (f) of Section 11.5, nor any defect therein or in the mailing or sending thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice which was mailed or sent in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed or sent whether or not the holder receives the notice. Each such notice shall state, as appropriate: (1) the Call Date; (2) for a redemption pursuant to paragraph (a) of Section 11.5, the number of Series D Preferred Shares to be redeemed; (3) the applicable redemption price per Series D Preferred Share; (4) the place or places where any certificates for such shares, other than certificates issued in the form of fully registered global certificates, are to be surrendered for payment of the redemption price; (5) that dividends on the shares to be redeemed shall cease to accrue on such Call Date; and (6) any other information required by law or by the applicable rules of any National Securities Exchange pursuant to which the Series D Preferred Shares are listed or quoted.
(g) The Corporation’s (or, if applicable, the acquiring entity’s) obligation to provide cash in accordance with Section 11.5 shall be deemed fulfilled if, on or before the Call Date, the Corporation (or such acquiring entity) shall irrevocably deposit funds necessary for redemption pursuant to Section 11.5, in trust for the holders of the Series D Preferred Shares so called for redemption pursuant to Section 11.5, with a bank or trust company that has, or is an affiliate of a bank or trust company that has, capital and surplus of at least $50,000,000, with irrevocable instructions that such cash be applied to the redemption of the Series D Preferred Shares so called for redemption, in which case the notice to holders of the Series D Preferred Shares will: (i) state the date of such deposit; (ii) specify the office of such bank or trust company as the place of payment of the redemption price; and (iii) require such holders to surrender any certificates representing such shares, other than certificates issued in the form of fully registered global certificates, at such place on or about the date fixed in such redemption notice (which may not be later than the Call Date) against payment of the applicable redemption price. No interest shall accrue for the benefit of the holders of Series D Preferred Shares to be redeemed on any cash so set aside by the Corporation (or such acquiring entity). Subject to applicable escheat laws, any such cash unclaimed at the end of six months from the Call Date shall revert to the general funds of the Corporation (or such acquiring entity), after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation (or such acquiring entity) for the payment of such cash.
(h) On or after any Call Date, each holder of Series D Preferred Shares that holds a certificate, other than certificates issued in the form of fully registered global certificates, must present and surrender (and properly endorse or assign for transfer, if the Corporation shall require and if the notice shall so state) each such certificate representing such holder’s Series D Preferred Shares subject to redemption to the Corporation at the place designated in the applicable notice and thereupon the redemption price of such shares will be paid to or on the order of the person whose name appears on such certificate representing the Series D Preferred Shares as the owner thereof, and each surrendered certificate will be canceled. All Series D Preferred Shares redeemed by the Corporation pursuant to Section 11.5, or otherwise acquired by the Corporation, shall be retired and restored to the status of authorized but unissued shares of undesignated Preferred Shares.
(i) If the Corporation redeems any of the Series D Preferred Shares pursuant to Section 11.5 and, if the Call Date for such redemption occurs after a Dividend Record Date and on or prior to the related Dividend Payment Date, then the dividend payable on such Dividend Payment Date with respect to such shares called for redemption shall be payable on such Dividend Payment Date to the holders of record at the close of business on such Dividend Record Date, and shall not be payable as part of the redemption price for such shares.
(j) No Series D Preferred Shares may be redeemed if such redemption is prohibited under the Official Code of Georgia Annotated or other applicable law.
11.6 Ranking. Any class or series of stock of the Corporation shall be deemed to rank:
(a) prior to the Series D Preferred Shares, as to the payment of dividends and as to distribution of assets upon the occurrence of a Liquidation Event, if such class or series shall be the Series B Preferred Shares or if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon the occurrence of a Liquidation Event, as the case may be, in preference or priority to the holders of Series D Preferred Shares (“Senior Shares”);
(b) on a parity with the Series D Preferred Shares, as to distribution of assets upon the occurrence of a Liquidation Event, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Series D Preferred Shares, if such class or series shall be the Series A Preferred Shares or if the holders of such class or series and the Series D Preferred Shares shall be entitled to the receipt of dividends and of amounts distributable upon the occurrence of a Liquidation Event in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, as the case may be, without preference or priority as to payment of dividends or as to distribution of assets upon the occurrence of a Liquidation Event over the other (“Parity Shares”);
(c) junior to the Series D Preferred Shares, as to the payment of dividends and as to the distribution of assets upon the occurrence of a Liquidation Event, if such class or series shall be the Common Shares or any other class or series of shares of stock of the Corporation now or hereafter issued and outstanding over which the Series D Preferred Shares have preference or priority in the payment of dividends and in the distribution of assets upon the occurrence of a Liquidation Event (“Junior Shares”).
11.7 Voting Rights.
(a) Holders of the Series D Preferred Shares will not have any voting rights, except as set forth in Section 11.7, Section 11.8 or as otherwise required by the Official Code of Georgia Annotated or other applicable law. On each matter on which holders of Series D Preferred Shares are entitled to vote, each Series D Preferred Share shall be entitled to one vote, except that when shares of any other class or series of stock the Corporation may issue have the right to vote with the Series D Preferred Shares as a single class on any matter, the Series D Preferred Shares and the shares of each such other class or series shall have one vote per share.
(b) So long as any Series D Preferred Shares remain outstanding, the Corporation will not, without the affirmative vote of the holders of at least (A) two-thirds of the Series D Preferred Shares outstanding at the time, if there are more than 200,000 Series D Preferred Shares outstanding at the time, or (B) a majority of the Series D Preferred Shares outstanding at the time, if there are 200,000 or fewer Series D Preferred Shares outstanding at the time, in each case given in person or by proxy, either in writing or at a meeting (voting together as a series and also together as a class with all other classes or series of stock the Corporation may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series D Preferred Shares): (i) authorize or create, or increase the authorized or issued amount of, any class or series of Senior Shares or reclassify any of the authorized stock of the Corporation into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of these Amended and Restated Articles of Incorporation, as amended, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series D Preferred Shares (each, an “Event”); provided, however, with respect to the occurrence of any Event set forth in clause (ii) above, so long as the Series D Preferred Shares remain outstanding with the terms thereof materially unchanged, taking into account that, upon an occurrence of an Event, the Corporation may not be the surviving entity (whether or not such Event would constitute a Change of Control), the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series D Preferred Shares (although, in accordance with paragraph (b) of Section 11.5, the Corporation would be required to redeem the Series D Preferred Shares if such Event constitutes a Change of Control) and, provided, further, that any increase in the amount of the authorized Common Shares or other stock the Corporation may issue (including the Series D Preferred Shares), or the creation or issuance of any additional Common Shares or Series D Preferred Shares or other class or series of stock that the Corporation may issue, or any increase in the amount of authorized shares of such class or series, in each case which are Junior Shares, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers and shall not require any affirmative vote of the holders of the Series D Preferred Shares. Notwithstanding the foregoing, (A) if any Event set forth in clause (ii) above would adversely affect one or more but not all other classes or series of stock the Corporation may issue upon which similar voting rights have been conferred and are exercisable (including the Series D Preferred Shares for this purpose), then only such classes or series of stock as are adversely affected by and entitled to vote on the matter shall vote on the matter together as a class in lieu of all other classes or series of stock; and (B) if all series of a class of Preferred Stock are not equally affected by the proposed Event, there shall be required a two-thirds approval of the class and a two-thirds approval of each series that will have a diminished status.
(c)  The voting rights provided for in Section 11.7 will not apply if, at or prior to the time when the act with respect to which voting by holders of the Series D Preferred Shares would otherwise be required pursuant to Section 11.7 shall be effected, all outstanding shares of Series D Preferred Shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited and maintained in trust to effect such redemption pursuant to paragraph (g) of Section 11.5, unless, in the case of a vote required to authorize or create any class or series of Senior Shares pursuant to clause (i) of paragraph (b) of Section 11.7, all or a part of the outstanding Series D Preferred Shares is being redeemed with the proceeds from the sale of the Senior Shares to be authorized or created.

(d) Except as expressly stated in this Article XI or as may be required by the Official Code of Georgia Annotated or other applicable law, the Series D Preferred Shares will not have any relative, participating, optional or other special voting rights or powers and the affirmative vote or consent of the holders thereof shall not be required for the taking of any corporate action.
11.8 Director Nomination Rights.
(a) So long as at least 200,000 Series D Preferred Shares remain outstanding, the holders of Series D Preferred Shares voting as a separate class at a meeting of such shareholders duly called for that purpose shall be entitled to elect two members of the Board of Directors (each, a “Series D Preferred Director”); provided, however, that the initial Series D Preferred Directors shall be the two individuals designated by SunLink prior to the Closing pursuant to the terms and conditions of the Merger Agreement.
(b) If, at any time 200,000 Series D Preferred Shares remain outstanding, any vacancy in the office of a Series D Preferred Director shall occur, then such vacancy may be filled only by the remaining Series D Preferred Director or by a vote of the holders of record of the outstanding Series D Preferred Shares at a meeting of such shareholders duly called for that purpose. In no event shall the remaining Series D Preferred Director or holders of the Series D Preferred Shares be entitled pursuant to this paragraph (b) of Section 11.8 to submit and appoint a director nominee to fill a vacancy (i) whose appointment as a director would violate or cause the Corporation to be in violation of these Amended and Restated Articles of Incorporation, as amended, the Corporation’s Amended and Restated Bylaws, as amended, the Corporation’s Code of Business Conduct and Ethics, the Corporation’s requirements with regard to director qualifications and policies and guidelines applicable to directors, any National Securities Exchange pursuant to which any class or series of the stock of the Corporation is listed or quoted or any applicable state or federal law, rule or regulation; (ii) who would cause the Corporation to fail to satisfy a requirement relating to director independence of any National Securities Exchange pursuant to which any class or series of the stock of the Corporation is listed or quoted; (iii) who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten years; or (iv) who is subject to any order of the type specified in Rule 506(d) of Regulation D under the Securities Act (an “Ineligible Person”). Other than as provided in this paragraph (b) of Section 11.8, any Series D Preferred Director may be removed only by the affirmative vote of holders of the outstanding Series D Preferred Shares, such removal to be effected by the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding Series D Preferred Shares at a meeting of such shareholders duly called for that purpose. Notwithstanding anything herein to the contrary, a Series D Preferred Director may be removed in accordance with Section 14-2-808 of the Official Code of Georgia Annotated and applicable law.
(c) If, at any time when the voting right conferred upon the Series D Preferred Shares pursuant to paragraph (a) of Section 11.8 is exercisable, the Corporation shall include in its proxy statement (including its form of proxy and ballot) for the next annual meeting of shareholders, the names of any nominees for election to the Board of Directors submitted pursuant to Section 11.8 (each, a “Preferred Nominee”), provided:
(i) timely written notice of such Preferred Nominees satisfying Section 11.8 (“Nomination Notice”) is given to the Corporation by or on behalf of a holder or holders of Series D Preferred Shares that, at the time the Nomination Notice is given, satisfy the ownership and other requirements of Section 11.8 (each, an “Eligible Preferred Holder”);
(ii) each Eligible Preferred Holder expressly elects in writing at the time of providing the Nomination Notice to have its Preferred Nominees included in the Corporation’s proxy statement pursuant to Section 11.8; and
(iii) each Eligible Preferred Holder and each Preferred Nominee otherwise satisfy the requirements of Section 11.8.
(d) The Nomination Notice shall be directed to the attention of the Secretary of the Corporation. To be timely, the Nomination Notice shall be delivered to or mailed and received at the principal executive office of the Corporation not less than 60 nor more than 200 days before the first anniversary of the date of the Corporation’s notice of annual meeting sent to shareholders in connection with the previous year’s annual meeting; provided that if no annual meeting was held in the previous year, or the date of the annual meeting has been established to be more than 30 days earlier than, or 60 days after, the anniversary of the previous year’s annual meeting, the Nomination Notice, to be timely, must be so delivered or mailed and received not later than (i) the 90th day prior to the annual meeting or (ii) if later, the close of business on the tenth day following the day on which public announcement is first made of the date of the annual meeting. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of the Nomination Notice.
(e) In addition to including the names of the Preferred Nominees in the Corporation’s proxy statement for the annual meeting, the Corporation shall also include the information concerning the Preferred Nominees and each Eligible Preferred Holder that is required to be disclosed in the Corporation’s proxy statement pursuant to the Exchange Act.
(f) Each Eligible Preferred Holder and Preferred Nominee, as the case may be, must provide within ten Business Days of receipt of the written request of the Corporation (i) information reasonably necessary to (A) verify that such Eligible Preferred Holder owns the Required Shares (which request, for the avoidance of doubt, may be satisfied with written statements from such Eligible Preferred Holder and each intermediary through which the Required Shares are held verifying that such Eligible Preferred Holder beneficially owns the Required Shares, a certificate or certificates representing the Required Shares in such Eligible Preferred Holder’s name or any other reasonably acceptable proof) and (B) determine whether such Preferred Nominee meets the Corporation’s reasonable requirements with regard to director qualifications and policies and guidelines applicable to each of the other serving non-management directors of the Corporation, including whether such Preferred Nominee satisfies the requirements relating to director independence of any National Securities Exchange pursuant to which any class or series of the stock of the Corporation is listed or quoted; and (ii) such additional information, limited to the type of information set forth in Section 2.15 of the Corporation’s Amended and Restated Bylaws, as the Corporation may reasonably request in writing.
(g) In the event that any information or communications provided by an Eligible Preferred Holder or Preferred Nominee to the Corporation or its shareholders ceases to be true and correct in any material respect or omits a fact necessary to make the statements made, in light of the circumstances under which they were made, not materially misleading, each Eligible Preferred Holder or Preferred Nominee, as the case may be, shall promptly notify in writing the Secretary of the Corporation of any such inaccuracy or omission in such previously provided information and of the information that is required to make such information or communication true and correct in all material respects.
(h) In no event shall an Eligible Preferred Holder be entitled pursuant to Section 11.8 to submit and have elected a Preferred Nominee who is an Ineligible Person. If the Preferred Nominee is an Ineligible Person, the Corporation shall promptly notify in writing such Eligible Preferred Holder, and such Eligible Preferred Holder shall be entitled to submit a substitute Preferred Nominee within the same time period for the giving of the Nomination Notice in paragraph (d) of Section 11.8.
(i) An Eligible Preferred Holder must beneficially own a number of Series D Preferred Shares that represents 8% or more of the outstanding Series D Preferred Shares (the “Required Shares”) as of both the date the Nomination Notice is delivered to or received by the Corporation in accordance with Section 11.8 and the record date for determining holders entitled to vote at the meeting. In the event there is more than one Eligible Preferred Holder for any annual meeting, each Eligible Preferred Holder may submit Preferred Nominees for inclusion in the Corporation’s proxy statement.
(j) So long as at least 200,000 Series D Preferred Shares remain outstanding at the commencement of the applicable annual meeting, subject to the provisions of Section 11.8, then two directors shall be elected out of the Preferred Nominee(s) by a plurality of the votes cast by the Series D Preferred Shares at the annual meeting.

(k) If less than 200,000 Series D Preferred Shares remain outstanding at or prior to the annual meeting, then, as applicable, either (i) prior to a vote being held on the election of a director out of the Preferred Nominees at the annual meeting, all Preferred Nominees shall be automatically deemed to have withdrawn from the election or (ii) if a vote is held on the election of a director out of the Preferred Nominees at the annual meeting, (A) such vote will be deemed void, (B) the Preferred Nominees who received a plurality of the votes cast by the Series D Preferred Shares at the annual meeting shall not be deemed to have been elected as directors and (C) the number of directors constituting the Board of Directors shall be reduced accordingly.
(l) On the date on which less than 200,000 Series D Preferred Shares remain outstanding occurs, the rights under this Section 11.8 will cease, and the term of the Series D Preferred Directors then serving on the Board of Directors, if any, shall immediately terminate and the number of directors constituting the Board of Directors shall be reduced accordingly.
11.9 Preferred Restrictions.
(a) So long as at least 200,000 Series D Preferred Shares remain outstanding, the Corporation will not, without the affirmative vote of (i) a majority of the Board of Directors and (ii) both Series D Preferred Directors, effect any of the following actions by the Corporation, whether by amendment, merger, consolidation, operation of law or otherwise, and whether or not such approval is required pursuant to the Official Code of Georgia Annotated:
(i) enter into any transaction or agreement that would result in any sale, merger, recapitalization or liquidation event if the transaction would result in (A) the issuance or assumption of any Senior Shares or (B) the holders of Series D Preferred Shares receiving less than the greater of: (i) the Liquidation Preference (including accumulated accrued and unpaid dividends) and (ii) an amount equal to the product of (A) the average closing price of the Common Shares on (x) the National Securities Exchange on which the Common Shares are then-listed or traded for the 60 Trading Days immediately preceding the record date, or (y) the OTC on which the Common Shares are then-traded for 90 days immediately preceding the record date if the Common Shares are not then listed or traded on a National Securities Exchange (B) the number of shares of Common Shares into which the Series D Preferred Shares are then-convertible; or
(ii) declare or pay any dividend on any class of equity securities of the Corporation other than the Series B Preferred Shares and Series D Preferred Shares unless all dividends applicable to both the Series B Preferred Shares and Series D Preferred Shares have been declared and paid to date.
(d) So long as at least 200,000 Series D Preferred Shares remain outstanding, no new Senior Shares or new Parity Shares shall be issued and, other than the Series B Preferred Shares and the Series A Preferred Shares, be permitted to be outstanding. So long as at least 200,000 Series D Preferred Shares remain outstanding, the Series A Preferred Shares shall not be amended, and the Corporation shall not otherwise take action, to provide for (i) the accrual or payment of dividends on the Series A Preferred Shares, (ii) an increase of the liquidation preference of the Series A Preferred Shares, (iii) a right of conversion of the Series A Preferred Shares into Common Shares or (iv) the exchange by the Corporation of Series A Preferred Shares for Common Shares. So long as at least 200,000 Series D Preferred Shares remain outstanding, no Junior Shares shall be issued or permitted to be outstanding by the Corporation which are convertible into Common Shares with an effective (x) conversion price less than $20.00 per Common Share or (y) any conversion ratio more favorable to such Junior Shares than the substantial equivalent of the then-applicable Conversion Ratio for the Series D Preferred Shares.
11.10 Sinking Fund. The Series D Preferred Shares shall not be entitled to the benefits of any retirement or sinking fund.
11.11 Conversion.
(a) Mandatory Conversion. Subject to the limitations set forth in paragraph (e) of Section 11.11, at any time after the Issue Date upon the occurrence of the following events, the Series D Preferred Shares shall be subject to mandatory conversion (the “Mandatory Conversion”): (i) there shall be 200,000 or fewer shares of Series B Preferred Shares outstanding; and (ii) the average closing price of the Common Shares on a National Securities Exchange is at least $20.00, as adjusted pursuant to Section 11.12, over any 30-day Trading Days following the date on which there are 200,000 or fewer shares of Series B Preferred Shares outstanding. The Corporation shall provide notice of the Mandatory Conversion by delivering a written notice thereof by email, facsimile or overnight courier to the holders of the Series D Preferred Shares (the “Mandatory Conversion Notice” and the date all of the holders of Series D Preferred Shares received such notice is referred to as the “Mandatory Conversion Notice Date”). The Mandatory Conversion Notice shall (x) state the date on which the Mandatory Conversion shall occur (the “Mandatory Conversion Date”) which date shall not be less than five (5) calendar days nor more than twenty (20) calendar days following the Mandatory Conversion Notice Date, and (y) state the aggregate number of shares of the Series D Preferred Shares which are being converted in such Mandatory Conversion from the holder and all of the other holders of the Series D Preferred Shares pursuant to this paragraph (a) of Section 11.11 on the Mandatory Conversion Date. The mechanics of conversion set forth in paragraph (c)(ii) of Section 11.11 shall apply to a Mandatory Conversion.
(b) Optional Conversion. At any time after the Issue Date, subject to the limitations set forth in paragraph (e) of Section 11.11, a holder of Series D Preferred Shares may convert all, or any portion of its Series D Preferred Shares, at the Conversion Ratio, subject to adjustment pursuant to Section 11.12.
(c) Mechanics of Conversion.
(i) Notice of Conversion. Holders of Series D Preferred Shares shall effect conversions by providing the Corporation and its transfer agent with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”), duly completed and executed. The Notice of Conversion must specify the number of shares of the number of shares of Series D Preferred Shares to be converted, the number of shares of Series D Preferred Shares owned prior to the conversion at issue, and the number of shares of Common Shares to be issued in respect of the conversion at issue. Provided the Corporation’s transfer agent is participating in the DTC Fast Automated Securities Transfer program, the Notice of Conversion may specify, at such holder’s election, whether the applicable Conversion Shares shall be credited to the DTC participant account nominated by the holder of the Series D Preferred Shares through DTC’s Deposit Withdrawal At Custodian system (a “DWAC Delivery”). The date on which such a conversion shall be deemed effective (an “Optional Conversion Date”, and together with the Mandatory Conversion Date, a “Conversion Date”), shall be defined as the Trading Day that the Notice of Conversion, completed and executed, is sent by facsimile or other electronic transmission to, and received during regular business hours by, the Corporation and its transfer agent. The calculations set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error.
(ii) Delivery of Electronic Issuance Upon Conversion. Not later than the earlier of (x) two (2) Trading Days and (y) the Standard Settlement Period, in each case after the applicable Conversion Date (the “Share Delivery Date”), the Corporation’s transfer agent shall (a) in the case of a DWAC Delivery (if so requested by the applicable holder), electronically transfer such Conversion Shares by crediting the DTC participant account nominated by the applicable holder through DTC’s DWAC system or (b) if the shares of Series D Preferred Shares being converted have been issued in global form eligible for book-entry settlement with DTC, the Conversion Shares shall be delivered to the applicable holder through book-entry transfer through the facilities of DTC. If in the case of a DWAC Delivery, such shares are not electronically delivered to or as directed by, the applicable holder by the Share Delivery Date, the applicable holder shall be entitled to elect to rescind such Notice of Conversion by written notice to the Corporation and its transfer agent at any time on or before its electronic receipt of such shares, as applicable, in which event the Corporation’s transfer agent shall promptly direct the return of any shares of Common Shares delivered to the applicable holder through the DWAC system, representing the shares of Series D Preferred Shares unsuccessfully tendered for conversion to the Corporation.

(iii) Obligation Absolute. Subject to a Series D Preferred Shares holder’s right to rescind a Notice of Conversion pursuant to paragraph (c) (ii) of Section 11.11 above, the Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series D Preferred Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by an applicable holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such holder or any other person of any obligation to the Corporation or any violation or alleged violation of law by such holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such holder in connection with the issuance of such Conversion Shares. Nothing herein shall limit a Series D Preferred Shares holder’s right to pursue actual damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein and such holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief; provided that holder shall not receive duplicate damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein. The exercise of any such rights shall not prohibit a Series D Preferred Shares holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.
(iv) Compensation for Buy-In on Failure to Timely Deliver Shares Upon Conversion. If the Corporation fails to effect a DWAC Delivery, as applicable, by the Share Delivery Date pursuant to paragraph (c)(ii) of Section 11.11 (other than a failure caused by incorrect or incomplete information provided by the applicable holder to the Corporation), and if after such Share Delivery Date such holder is required to or otherwise purchases (in an open market transaction or otherwise), shares of Common Shares to deliver in satisfaction of a sale by such holder of the Conversion Shares which such holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such holder (in addition to any other remedies available to or elected by such holder) the amount by which (x) such holder’s total purchase price (including any brokerage commissions) for the shares of Common Shares so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Shares that such holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such holder, either reissue (if surrendered) the shares of Series D Preferred Shares equal to the number of shares of Series D Preferred Shares submitted for conversion or deliver to such holder the number of shares of Common Shares that would have been issued if the Corporation had timely complied with its delivery requirements under paragraph (c)(ii) of Section 11.11. For example, if a Series D Preferred Shares holder purchases shares of Common Shares having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series D Preferred Shares with respect to which the actual sale price (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such holder $1,000. The Series D Preferred Shares holder shall provide the Corporation written notice, within three (3) Trading Days after the occurrence of a Buy-In, indicating the amounts payable to such holder in respect of such Buy-In together with applicable confirmations and other evidence reasonably requested by the Corporation. Nothing herein shall limit a Series D Preferred Shares holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver shares of Common Shares upon conversion of the shares of Series D Preferred Shares as required pursuant to the terms hereof; provided, however, that the applicable holder shall not be entitled to both (i) require the reissuance of the shares of Series D Preferred Shares submitted for conversion for which such conversion was not timely honored and (ii) receive the number of shares of Common Shares that would have been issued if the Corporation had timely complied with its delivery requirements under paragraph (c)(ii) of Section 11.11.
(v) Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Shares for the sole purpose of issuance upon conversion of the Series D Preferred Shares, free from preemptive rights or any other actual contingent purchase rights of persons other than the holders of the Series D Preferred Shares, not less than such aggregate number of shares of the Common Shares as shall be issuable (taking into account the adjustments of Section 11.12) upon the conversion of all outstanding shares of Series D Preferred Shares. Such reservation shall comply without regard to the provisions of paragraph (e) of Section 11.11. The Corporation covenants that all shares of Common Shares that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid, non-assessable and free and clear of all liens and other encumbrances.
(vi) Fractional Shares. No fractional shares or scrip representing fractional shares of Common Shares shall be issued upon the conversion of the Series D Preferred Shares. All fractional shares shall be rounded down to the nearest whole shares of Common Shares.
(vii) Transfer Taxes. The issuance of book entry notations for shares of the Common Shares upon conversion of the Series D Preferred Shares shall be made without charge to any Series D Preferred Shares holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such book entry notation, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such book entry notation upon conversion in a name other than that of the registered holder(s) of such shares of Series D Preferred Shares and the Corporation shall not be required to issue or deliver such book entry notation unless or until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.
(d) Status as Shareholder. Upon each Conversion Date in which the Series D Preferred Shares converts into Common Shares: (i) the shares of Series D Preferred Shares being converted shall be deemed converted into shares of Common Shares; and (ii) the Series D Preferred Shares holder’s rights as a holder of such converted shares of Series D Preferred Shares shall cease and terminate, excepting only the right to receive book entry notations for such shares of Common Shares and to any remedies provided herein or otherwise available at law or in equity to such holder because of a failure by the Corporation to comply with the terms of this Article XI. In all cases, the holder shall retain all of its rights and remedies for the Corporation’s failure to convert Series D Preferred Shares.
(e) Limitations on Conversion. Except as set forth in this paragraph (e) of Section 11.11, a Series D Preferred Shares holder shall not have the right to convert any portion of the Series D Preferred Shares and such Series D Preferred Shares shall not be automatically converted, to the extent that after giving effect to such conversion, such holder (together with such holder’s Affiliates, any other persons acting as a group together, and any other persons whose beneficial ownership of Common Shares would be aggregated with the holder’s and the other Attribution Parties for purposes of Section 13(d) of the Exchange Act (such persons, “Attribution Parties”)) would beneficially own in excess of 19.99% (the “Maximum Percentage”) of the shares of Common Shares outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the aggregate number of shares of Common Shares beneficially owned by such person and its Affiliates shall include the number of shares of Common Shares issuable upon conversion of the Series D Preferred Shares with respect to which the determination of such sentence is being made, but shall exclude shares of Common Shares which would be issuable upon (i) conversion of the remaining, unconverted portion of the Series D Preferred Shares beneficially owned by such person and its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation beneficially owned by such person and its Affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. For purposes of this paragraph (e) of Section 11.11, in determining the number of outstanding shares of Common Shares, a Series D Preferred Shares holder may rely on the number of outstanding shares of Common Shares as reflected in (1) the Corporation’s most recent Annual Report on Form 10-K, Proxy Statement, Quarterly Report on Form 10-Q,

Current Report on Form 8-K or other public filing with the SEC, as the case may be, (2) a more recent public announcement by the Corporation or (3) any other notice by the Corporation or the Corporation’s transfer agent setting forth the number of shares of Common Shares outstanding. For any reason at any time, upon the written or oral request of a Series D Preferred Shares holder, where such request indicates that it is being made pursuant to this paragraph (e) of Section 11.11, the Corporation shall within one (1) Trading Day confirm orally and in writing to such holder the number of shares of Common Shares then outstanding. In any case, the number of outstanding shares of Common Shares shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Series D Preferred Shares, by a Series D Preferred Shares holder and its Affiliates since the date as of which such number of outstanding shares of Common Shares was reported. Upon delivery of a written notice to the Corporation, a Series D Preferred Shares holder may from time to time increase or decrease the Maximum Percentage to any other percentage as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Corporation and (ii) any such increase or decrease will apply only to such holder and not to any other holder of Series D Preferred Shares. For purposes of clarity, the shares of Common Shares issuable pursuant to the terms hereof in excess of the Maximum Percentage shall not be deemed to be beneficially owned by a Series D Preferred Shares holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act. No prior inability to convert Series D Preferred Shares pursuant to this paragraph (e) of Section 11.11 shall have any effect on the applicability of the provisions of this paragraph (e) of Section 11.11 with respect to any subsequent determination of whether Series D Preferred Shares may be converted. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this paragraph (e) of Section 11.11 to the extent necessary to correct this paragraph or any portion of this paragraph which may be defective or inconsistent with the intended beneficial ownership limitation contained in this paragraph (e) of Section 11.11 or to make changes or supplements necessary or desirable to properly give effect to such limitation.
(f) All Series D Preferred Shares converted pursuant to Section 11.11, or otherwise acquired by the Corporation, shall be retired and restored to the status of authorized but unissued shares of undesignated Preferred Shares.
11.12 Certain Adjustments.
(a) Stock Dividends, Stock Splits. If the Corporation, at any time while any shares of Series D Preferred Shares are outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Shares with respect to the then outstanding shares of Common Shares; (ii) subdivides outstanding shares of Common Shares into a larger number of shares; or (iii) combines (including by way of a reverse stock split) outstanding shares of Common Shares into a smaller number of shares, then the Conversion Ratio shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Shares (excluding any treasury shares of the Corporation) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Shares outstanding immediately after such event (excluding any treasury shares of the Corporation). Any adjustment made pursuant to this paragraph (a) of Section 11.12 shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.
(b) Listing of Common Shares. If a National Market Listing of the Common Shares is not accomplished by the date of the Merger, the Corporation shall use its best reasonable efforts thereafter to obtain National Market Listing of the Common Shares; provided, however, if a National Market Listing of the Common Shares is not achieved by the Corporation on or before the last day of: (i) the sixth whole calendar month immediately after the Merger (the “First Milestone Date”), or (ii) the twelfth whole calendar month immediately after the Merger (the “Second Milestone Date”), or (iii) the eighteenth whole calendar month immediately after the Merger (the “Third Milestone Date”) or (iv) the twenty-fourth whole calendar month immediately after the Merger (the “Fourth Milestone Date”), then on the First Milestone Date the Conversion Ratio shall automatically be reduced, and on each succeeding Milestone Date automatically further reduced, by one-half of a Series D Preferred Share in the number of Series D Preferred Shares required for conversion into a Common Share. Each such reduction on any such Milestone Date once occurring shall not lapse or be subject to any Correction Event.
(c) Calculations. All calculations under this Section 11.12 shall be made to the nearest cent or the nearest 1/10,000th of a share, as the case may be. For purposes of this Section 11.12, the number of shares of Common Shares deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Shares (excluding any treasury shares of the Corporation) issued and outstanding (i.e., dollars adjust to the nearest cent; shares to the nearest 10,000th, i.e., four decimal places).
(d) Notice to the Holders. Whenever the Conversion Ratio is adjusted pursuant to any provision of this Section 11.12, the Corporation shall promptly deliver to each holder of Series D Preferred Shares a notice setting forth the Conversion Ratio after such adjustment and setting forth a brief statement of the facts requiring such adjustment.
* * * * * *

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed by its President and attested to by its Senior Vice President this [•] day of [•], 202[5].

By:
Name: Brent Morrison
Title: President

ATTEST:
Name: Paul O’Sullivan
Title: Senior Vice President

[Seal]

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER
IN ORDER TO CONVERT SHARES OF
SERIES D 8% CUMULATIVE CONVERTIBLE REDEEMABLE PARTICIPATING PREFERRED SHARES)
The undersigned holder hereby irrevocably elects to convert the number of shares of Series D 8% Cumulative Convertible Redeemable Participating Preferred Shares, no par value per share (the “Series D Preferred Shares”), of Regional Health Properties, Inc., a Georgia corporation (the “Corporation”), indicated below (the “Preferred Stock Certificates”) into shares of common stock, no par value per share (the “Common Shares”), of the Corporation as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. Capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms in that certain Articles of Amendment establishing its Series D 8% Cumulative Convertible Redeemable Participating Preferred Shares (“Articles of Amendment”) to the Amended and Restated Articles of Incorporation of the Corporation filed by the Corporation with the Georgia Secretary of State on [•], 202[5].
The undersigned holder’s right to convert the shares of Series D Preferred Shares is subject to the Maximum Percentage described in paragraph (e) of Section 11.11 of the Articles of Amendment. Therefore, the number of shares of Common Shares beneficially owned by the undersigned holder (together with any Attribution Parties), including the number of shares of Common Shares issuable upon conversion of the Series D Preferred Shares subject to this Notice of Conversion, but excluding (i) conversion of the remaining, unconverted portion of the Series D Preferred Shares beneficially owned by such person and its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation beneficially owned by such person and its Affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein, is [19.99]%.
Conversion calculations: [  ]
Date to Effect Conversion: [  ]
Number of shares of Series D Preferred Shares owned prior to Conversion: [  ]
Number of shares of Series D Preferred Shares to be Converted: [  ]
Number of shares of Common Shares to be Issued: [  ]
Address for delivery of physical certificates: [  ]
Or
for DWAC Delivery:
DWAC Instructions:
Broker no: [  ]
Account no: [  ]

HOLDER

By:

Name:

Title:

Date:

Annex F
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

between

Regional Health Properties, Inc. (the “Company”)

and

Brent Morrison (“Officer”)
This Amended and Restated Employment Agreement (“Agreement”) is made in Atlanta, Georgia as of [•], 202[5].
Background
The Company desires to continue the employ of Officer and assure itself of the services of Officer during the Employment Term (defined below). Officer desires to be employed by the Company during the Employment Term and upon the terms and conditions of this Agreement. The Company and Officer previously entered into an employment agreement dated July 1, 2021 (the “First Employment Agreement”). The Company entered into that certain Agreement and Plan of Merger, dated as of January 3, 2025, by and between the Company and SunLink Health Systems, Inc., a Georgia corporation (“SunLink”), pursuant to which SunLink plans to merger with and into the Company (the “Merger”). In connection with the Merger, the Company and Officer desire to amend and restate the First Employment Agreement on the terms and conditions set forth herein.
Statement of Agreement
For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:
Section 1. Employment and Effective Date. For the purposes and upon the terms and conditions hereinafter set forth, the Company agrees to employ Officer, and Officer accepts such employment. This Agreement shall become effective at the closing of the Merger (the “Effective Date”). To the extent that the closing does not occur, this Agreement shall be null and void ab initio and instead, the First Employment Agreement shall remain in effect.
Section 2. Duties. Officer shall continue to be employed as President and Chief Executive Officer of the Company and serve as a member of the Board of Directors of the Company (the “Board”). Officer shall have such duties, responsibilities and authorities commensurate with such positions and shall report directly to the Board. Officer shall devote his full time, attention and energy to the business of the Company and the performance of his duties hereunder as he has done historically. Nothing herein shall prohibit Officer from (a) serving on civic and charitable boards, (b) managing personal, financial and legal affairs and investments, including, but not limited to Zuma Capital Management, LLC; and (c) serving on at least one additional for profit board of directors (and any committees related thereto). Officer will also be expected to carry out Officer’s duties with the highest degree of ethical and moral standards and to comply with all terms and conditions regarding the nature and manner in carrying out Officer’s duties as may be established from time to time by the Company and set forth in its employee handbook or manual.
Section 3. Compensation.
(a) Salary. Officer shall be paid a salary of $360,000.00 per year (the “Salary”), which shall be reviewed by the Compensation Committee of the Board (the “Committee”) at least annually for increase, but not decrease. The Salary will be payable in accordance with the normal payroll procedures of the Company (but not less frequently than monthly).
(b) Discretionary Bonus. At the end of each calendar year during the Employment Term, if then employed by the Company, Officer will be eligible for a discretionary cash bonus of between 50% and 125% of Officer’s Salary, with a target bonus of 100% of Officer’s Salary (the “Target Bonus”), based on the achievement of operational and strategic performance goals established by the Committee. Such discretionary annual bonus will be evaluated and paid (if applicable) no later than the last day of the second month following the calendar year in which such bonus was earned. The goals will be set annually by the Committee within sixty (60) days after the end of the company’s fiscal year.
(c) Stock Options. Subject to approval by the Committee, Officer’s continued employment with the Company through the grant date, and to the extent shares of Common Stock are available for issuance of the awards under the 2023 Plan (defined below), the Company will grant to Officer, pursuant to and subject to the terms and conditions of the Regional Health Properties, Inc. 2023 Omnibus Incentive Compensation Plan (the “2023 Plan”) and related award agreement, 100,000 shares of Common Stock as an Award of Restricted Stock Units (as defined in the 2023 Plan) and an Incentive Stock Option (as defined in the 2023 Plan) to purchase 100,000 shares of Common Stock, each subject to the terms of the 2023 Plan and award agreement. If insufficient shares of Common Stock are available under the 2023 Plan for issuance of the full award, the Company will use reasonable efforts to obtain shareholder approval to increase the shares of Common Stock available under the 2023 Plan in order to grant the full award under this Section 3(c).
Section 4. Officer Benefits; Vacation. During the Employment Term, Officer shall be entitled to participate in such group life insurance, hospitalization medical insurance, retirement, and other group employee benefits as are presently or may hereafter be provided to other similar executive employees of the Company, which benefits may be in varying amounts and scope relative to lawfully permissible criteria, and paid vacation in accordance with the Company’s vacation policy for salaried employees.
Section 5. Business Expenses. Upon Officer’s timely presentation of an itemized account and substantiation therefore, the Company shall pay or reimburse Officer for reasonable direct out-of-pocket expenses incurred by Officer on behalf of the Company in connection with and necessary for the rendering of his services to the Company hereunder.
Section 6. Term of Employment.
(a) Officer’s employment shall be for a period of three years beginning on the Effective Date and ending on the third anniversary thereof (the “Initial Employment Term”) and, following the Initial Employment Term, shall renew for additional successive 12-month periods (each such 12-month period, a “Renewal Employment Term”), unless earlier terminated pursuant to this Agreement or unless written notice of nonrenewal is given by either Officer or the Company to the other party at least 90 days prior to the expiration of the Initial Employment Term or Renewal Employment Term, as applicable. The period of Officer’s employment hereunder from the Effective Date until the end of Officer’s employment with the Company (whether terminated by the Company, Officer, or otherwise) is herein referred to as the “Employment Term”.
(b) Upon termination of Officer’s employment, Officer shall have no obligation or duty to further serve the Company in any capacity, nor shall the Company be under any obligation or duty to employ Officer or provide the benefits specified in Section 4, make any of the payments or grant any of the Awards provided for in Sections 3, 4 or 5 (except to the extent any such benefits are governed by law or any such payments under Section 3, 4, or 5 have accrued prior to and remain unpaid as of the effective date of such termination).
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Section 7. Termination for Cause. Officer’s employment may be terminated at any time with Cause. For purposes of this Agreement, “Cause” shall mean:
(i) Officer’s willful refusal to substantially perform Officer’s duties hereunder, or willful breach of Officer’s material obligations under this Agreement;
(ii) Officer’s willful misconduct or gross negligence, which is likely to have the effect of demonstrably injuring the reputation, business or relationships of the Company;
(iii) Officer is convicted of or plead guilty to any criminal offense, or felony;
(iv) Officer embezzles or steals any of the Company’s funds or assets or commits any act of fraud with respect to any aspect of the Company’s business; provided that Cause shall not apply to any act or omission described above unless the Board provides written notice of the act or omission and, with respect to clauses (i) or (ii), the act or omission is not cured within 10 days after receipt of such notice. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Board or reasonably based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Officer in good faith and in the best interest of the Company and no act or failure to act on Officer’s part shall be considered “willful”, so long as Officer reasonably believed that such action, or failure to act, was in the best interests of the Company; or
(v) A material breach of this Agreement by Officer, including, but not limited to, a breach of Section 9.
Section 8. Compensation Upon Termination.
(a) Termination of Employment. Upon termination of Officer’s employment under this Agreement for any reason, the Company or one of its affiliates shall pay Officer: (i) unpaid salary earned through the date of termination; (ii) for any vacation time earned but not used as of the date Officer’s employment terminates in accordance with Company policies as then in effect; (iii) reimbursement, upon Officer’s timely presentation of an itemized account and substantiation therefore and otherwise in accordance with the Company’s and its affiliates policies and procedures, for reasonable direct out-of-pocket expenses incurred by Officer on behalf of the Company in connection with and necessary for the rendering of his services to the Company hereunder but not yet paid to Officer as of the date Officer’s employment terminates; (iv) except in the case of a termination by the Company and its affiliates for Cause, Officer’s annual bonus for any completed fiscal year to the extent not yet paid and earned; and (v) all other payments, benefits or fringe benefits to which Officer is entitled under the terms of the applicable arrangements and/or applicable law (all of the foregoing clauses (i) – (v) collectively, the “Accrued Obligations”).
(b) Termination of Employment without Cause. If, during the Employment Term, Officer’s employment is terminated by the Company without Cause (which shall not include the cessation of employment as a result of the non-renewal or expiration of the Term of this Agreement), then, contingent upon Officer’s signing at that time a commercially reasonable general release that is acceptable to Regional and Officer, both acting reasonably and in good faith, which general release must be signed and become irrevocable in accordance with the general release but in no event later than 60 days after the termination date, Officer will continue to receive his then Base Salary for 12 months following the date of his termination, payable in bi-monthly installments in accordance with the Company’s normal payroll procedures. However, if any payments are due to be paid during the period prior to the general release becoming effective, then such payments shall be accumulated and paid on the first regularly scheduled payroll date on or after the general release has become effective.
Section 9. Certain Officer Covenants. Officer expressly covenants and agrees to and with the Company as hereinafter set forth in this Section 9.
(a) Non-Competition. During the Employment Term and for six (6) months thereafter, Officer shall not, within one hundred (100) miles of any office from which the Company conducts business, directly or indirectly, acting alone or with others compete with the Company in, any business or enterprise which is (directly or through an affiliate) in competition with the Company (the “Business”) by performing services that are the same as or similar to the type conducted, authorized, offered, or provided by Officer to the Company within the most recent 24 months. Notwithstanding anything herein to the contrary, the provisions of this Section shall not prohibit Officer from owning not more than 1% of the securities of any corporation which competes with the Company and whose shares are regularly traded on a nationally recognized stock exchange or over-the-counter market.
(b) Prohibition Against Hiring Employees. During the Employment Term and for twelve (12) months thereafter, Officer shall not directly or indirectly solicit for employment or directly or indirectly assist others in soliciting for employment any person who was an employee of the Company at any time during the twelve months preceding the date of Officer’s termination of employment unless the employment of such employee has been terminated by the Company or such employee has been laid-off by the Company during such period. Notwithstanding anything herein to the contrary, the restrictions in this Section 9(b) will only apply within the geographic territory where the employee resides or is working at the time of the solicitation or attempted solicitation of that employee.
(c) Confidential Information. Except to the extent required in the performance of his duties hereunder, Officer shall not at any time during the Employment Term or at any time thereafter, directly or indirectly, disclose, disseminate or otherwise publish “confidential information.” For purposes of this Agreement, the term “confidential information” means information and know-how disclosed to or known by Officer as a consequence of his relationship with the Company which is of tangible or intangible value to the Company, and the details of which are not generally known to the competitors of the Company and which relates to the conduct of the Business by the Company or any business activity under development or research by the Company or which is a business opportunity of the Company and which information has not become a matter of general public knowledge or is not a matter of general knowledge within the Company’s industry, including without limitation, trade secrets, proprietary data and bid and contractor and subcontractor information. “Confidential Information” shall also include any document or information (whether of the Company or of any person with which the Company has an agreement with respect to the confidentiality of information) labeled “confidential,” “proprietary,” or words of similar import and which has not become a matter of general public knowledge and is not a matter of general knowledge within the Company’s industry. However, Confidential Information shall not include information: (x) that has been voluntarily disclosed to the public by the Company, except where such public disclosure has been made by Officer without authorization from the Company; (y) that has been independently developed and disclosed by others, or (z) that has otherwise entered the public domain through lawful means. Confidential Information also does not include information related to any claim of sexual harassment or sexual assault and nothing in this Agreement restricts the disclosure of such information. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement prohibits or restricts Officer from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by any governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Officer individually (and not directed to the Company) from any such Governmental Authorities; (iii) testifying, participating or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Further notwithstanding anything herein to the contrary, Officer shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected
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violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if Officer files a lawsuit for retaliation for reporting a suspected violation of law, Officer may disclose the trade secret to his attorney and use the trade secret information in the court proceeding, as long as Officer files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
(d) Return of Information. Upon termination of Officer’s employment for whatever reason, Officer immediately shall return to or leave with the Company, without making or retaining copies thereof, all documents, records, notebooks and similar repositories containing confidential information. Officer also agrees to provide to the Company passwords to any password-protected device to ensure compliance with this Section.
(e) Reasonableness of Covenants. Officer has carefully considered the nature and extent of the restrictions upon his and the rights and remedies conferred upon the Company under this Section 9, and hereby acknowledges and agrees that, in light of his position, the information to which he will be privy, and the nature of the business, the same are reasonable in time and territory, are designed to eliminate competition which would be unfair to the Company, are fully required to protect the Company’s legitimate interests, and do not confer a benefit upon the Company disproportionate to any detriment to Officer.
If Officer breaches any of the agreements contained in this Section 9, then, in addition to any other rights or remedies which the Company may have, the Company shall have the right to an accounting and repayment of all profits or other benefits directly realized as a result of any such breach, to collect any damages caused by such breach in addition to those specifically listed herein, and to enforce any legal or equitable remedy (including injunctive relief) that it may have against Officer to prevent further injury to the Company resulting from such breach.
Officer acknowledges that any breach of the agreements contained in this Section could cause irreparable damage to the Company. Officer acknowledges that damages in the event of Officer’s breach of this Agreement will be difficult, if not impossible, to ascertain and therefore it is agreed that the Company, in addition to, and without limiting any other remedy or right it may have under this Agreement or the law, will have the right to an injunction in enjoining any such breach. Officer agrees to reimburse the Company for all costs and expenses, including reasonable attorney’s fees, incurred by the Company because of any breach of this provision, but only in the event that Officer willfully continues such breach or fails to cure such breach, following written notice thereof from the Company. Officer further agrees that the time periods for the obligations set forth in this Agreement shall be tolled during any litigation concerning any of the provisions set forth in this Agreement.
All covenants and provisions contained in Section 9 shall survive the termination of Officer’s employment, regardless of the reason of such termination.
Officer confirms that he has reviewed this Agreement with his independent legal counsel.
Section 10. Notices. Any notice or other communication required or desired to be given hereunder shall be in writing and shall be deemed duly given when personally delivered or when deposited in the United States mail, first class potage prepaid, properly addressed to the parties at their respective addresses set forth at the end of this Agreement or such addresses as shall be given by notice of any party.
Section 11. Actions by the Company. Any determination, consent, waiver, agreement, or other action under or with respect to this Agreement and its implementation of or by the Company shall not be deemed made, taken or effected hereunder unless made, taken or effected in a writing signed by a duly authorized officer of the Company.
Section 12. Waiver: Remedies Cumulative. No waiver of any right or options hereunder by any party shall operate as a waiver of any other right or option, or the same right or option as respects any subsequent occasion for its exercise, or of any legal remedy. No waiver by any party of any breach of this Agreement or of any agreement or covenant contained herein shall be held to constitute a waiver of any other breach or a continuation of the same breach. All remedies provided by this Agreement are in addition to all other remedies by it or the law provided.
Section 13. Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Neither this Agreement nor any rights hereunder shall be assignable by Officer and any such purported assignment by his shall be void and of no force or effect.
Section 14. Applicable Law and Exclusive Forum. This Agreement shall be governed and construed in accordance with the laws of the State of Georgia. Subject to Section 15 below, the parties agree that they will not file any action arising out of this Agreement other than in a state or federal court located in Georgia. The parties consent to personal jurisdiction and venue solely within these forums and waive all otherwise possible objections thereto.
Section 15. Arbitration.
(a) Agreement to Arbitrate. Excluding claims to enforce Section 9, or any other claims that cannot be required to be arbitrated as a matter of law, any controversy or claim against either party arising from, out of or relating to this Agreement, the breach thereof, or the employment or termination thereof of Officer by the Company which would give rise to a claim under federal, state or local law (including but not limited to claims based in tort or contract, claims for discrimination under state or federal law, and/or claims for violation of any federal, state or local law, statute or regulation) (“Claims”) shall be submitted to an impartial mediator (“Mediator”) selected jointly by the parties. Both parties shall attend a mediation conference and attempt to resolve any and all Claims. If they are not able to resolve all Claims, any unresolved Claims, including any dispute as to whether a matter constitutes a Claim which must be submitted to arbitration, shall be determined by final and binding arbitration in Atlanta, Georgia in accordance with the Model Dispute Resolution Rules (“Rules”) of the American Arbitration Association, by an experienced employment arbitrator selected by agreement of the parties hereto who is licensed to practice law in the State of Georgia. If an arbitrator is not selected by agreement of the parties hereto within ten (10) business days after the initiation of efforts to seek such agreement, the Mediator shall provide a list of three names which will be alternately struck, with the party initiating the arbitration striking first, until a selection is made. Any payments which would otherwise become due under this Agreement that are the subject of a dispute may be delayed to the extent permitted under Section 409A of the Internal Revenue Code.
(b) Procedure. A demand for arbitration shall be made within a reasonable time after the Claim has arisen. In no event shall the demand for arbitration be made after the date when institution of legal and/or equitable proceedings based on such Claim would be barred by the applicable statute of limitations. Each party to the arbitration will be entitled to be represented by counsel and each party shall have the opportunity to take two depositions before the arbitration hearing. The arbitrator shall have the authority to hear and grant a motion to dismiss and/or for summary judgment, applying the standards governing such motions under the Federal Rules of Civil Procedure. Each party shall have the right to subpoena witnesses and documents for the arbitration hearing. The decision of the arbitrator shall be final and binding on the parties.
(c) Damages; Costs and Expenses. With respect to any Claim brought to arbitration hereunder, either party may be entitled to recover whatever damages would otherwise be available to that party in any legal proceeding based upon the federal and/or state law applicable to the matter and as specified by this Section 15; provided, however, in no event shall any party be entitled to recover any consequential or punitive damages under this Agreement or based on or related to the transactions contemplated hereby. The obligations of the parties hereunder are corporate obligations and no officer of employee or shareholder of the Company shall be individually liable hereunder. The decision of the arbitrator may be entered and enforced in any court of competent jurisdiction by either the Company or Officer. Each party shall pay the fees of their respective attorneys, the expenses of their witnesses and any other expenses connected with presenting their Claim or defense (except as otherwise awarded by the arbitrator). Except as otherwise awarded by the arbitrator, other costs of the arbitration, including the fees of the Mediator, the arbitrator, the cost of any record or transcript of the arbitration, administrative fees, and other fees and costs, shall be borne by the Company. Should Officer or the Company pursue any dispute or matter covered by this Section by any method other than said arbitration, the responding party shall be entitled to recover from the other party all damages, costs, expenses, and attorneys’ fees incurred as a result of such action. The provisions contained in this Section 15 shall survive the termination and/or expiration of this Agreement.
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The parties indicate their acceptance of the foregoing arbitration requirement by initialing below:

For the Company

For Officer

Section 16. Amendment. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives which complies with the requirements of Code Section 409A.
Section 17. Tax Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
Section 18. Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and applicable guidance thereunder (“Code Section 409A”) or comply with an exemption from the application of Code Section 409A and, accordingly, all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. For purposes of this Agreement, a termination of employment means a “separation from service” as defined in Code Section 409A. Any severance payments to be provided in Section 8(b) above are intended to meet such short-term deferral exemption, to the extent applicable with respect to the earliest payments to become payable, and then the exemption for separation pay provided in Treasury Regulation Section 1.409A-1(b)(9)(iii), to the extent available for the earliest then remaining payments to become payable, and thereafter to comply with Code Section 409A, with each installment treated as a separate installment for purposes of Section 409A. All reimbursements shall be paid consistent with the provisions of Treasury Regulation Section 1.409A-3(i)(1)(iv)(A). Notwithstanding any of the provisions of this Agreement, Officer shall be solely liable, and Company shall not be liable in any way to Officer if any payment or benefit which is to be provided pursuant to this Agreement and which is considered deferred compensation subject to Code Section 409A otherwise fails to comply with, or be exempt from, the requirements of Code Section 409A.
Section 19. Miscellaneous. The invalidity or unenforceability of any term or provision of this Agreement shall not impair or affect the other provisions hereof, which shall remain in full force and effect. This Agreement constitutes the entire understanding between the parties concerning Officer’s employment with the Company and supersedes any and all previous agreements between Officer and the Company concerning such employment. This Agreement cannot be amended or modified in any respect, unless such amendment or modification is evidenced by a written instrument signed by both the Company and Officer. The captions of the various sections of this Agreement are not a part of the context hereof, are inserted merely for convenience in locating the different provisions hereof and shall be ignored in construing this Agreement.
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The parties have executed multiple counterparts of this Agreement, each of which shall be deemed to be an original, as of the date set forth at the beginning hereof.

COMPANY:
REGIONAL HEALTH PROPERTIES, INC.
1050 Crown Pointe Parkway Suite 720 Atlanta, GA 30338

By:

OFFICER:

Brent Morrison

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Annex G
EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (this “Agreement”) is made this    day of   , 2025 by and between REGIONAL HEALTH PROPERTIES, INC., a Georgia corporation (“Regional”), and ROBERT M. THORNTON, JR., an individual resident of Georgia (the “Executive”).
Whereas, SunLink Health Systems, Inc. (“SunLink”) is merging with and into Regional (the “Merger”) pursuant to an Agreement and Plan of Merger by and between Regional and SunLink dated January 3, 2025 (the “Merger Agreement”); and
Whereas, the Executive previously served as the Chief Executive Officer of SunLink and member of the board of directors of SunLink (the “SunLink Board”); and
Whereas, in connection with the Merger, the Executive will resign from the position of Chief Executive Officer and member of the SunLink Board;
Whereas, Regional desires to employ the Executive and the Executive is willing to be so employed by Regional on the terms and conditions herein provided; and
Whereas, in connection with and conditional upon and with the Merger, SunLink has terminated Executive’s employment and Regional and Executive desire to enter into this employment agreement, on the terms and conditions set forth herein.
Now therefore, in consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
Section 1. Employment.
Regional hereby employs the Executive as Executive Vice President—Corporate Strategy, reporting to the Regional Board of directors (the “Regional Board”), and the Executive hereby agrees to be employed by Regional on the terms and conditions set forth herein. The Executive shall have such authority and responsibilities consistent with the terms hereof and devote such business time, attention, skill and efforts to the performance of Executive’s duties hereunder as specified in Section 3. Executive’s duties shall be performed in the Atlanta metropolitan area unless in a specific instance Executive shall consent to perform such duties in another location in which event Executive’s out-of-pocket expenses for transportation, food and lodging shall be reimbursed to Executive. Regional shall announce the employment of Executive on its website and utilize his title on relevant internal and external communications. The Executive may conduct other business, serve as a director or advisor to other organizations, perform charitable and other community activities, and manage his personal investments (including using an office and Regional’s administrative staff); provided, however, that such activities do not materially interfere with the performance of Executive’s duties hereunder and are not in conflict or directly competitive with, or adverse in any material respect to, the interests of Regional.
Section 2. Term.
Unless earlier terminated as provided herein, the Executive’s employment under this Agreement shall be for a term (the “Term”) of thirty six (36) months beginning on the date on which the Merger of SunLink with and into Regional shall become effective with the filing with the Secretary of State of the State of Georgia of the Certificate of Merger with respect to such merger (the “Commencement Date”) and ending on the thirty-six month anniversary of the Commencement Date. For the avoidance of doubt, if the Merger does not occur then this Agreement shall be void ab initio and of no force or effect.
Section 3. Employment Duties.
In the course of performing his duties pursuant to this Agreement:
(a) Executive shall, among other things: (i) liaison among Series D Preferred Board Members and Regional’s Chief Executive Officer and Regional Board to provide advice and assistance with respect to corporate strategy; (ii) provide advice to Regional’s senior management with business plan execution; (iii) provide assistance and advice to Regional’s senior management with identification and evaluation of acquisitions and dispositions; (iv) report periodically to the Regional Board concerning corporate strategy and other matters upon which Executive may be employed; and (v) provide assistance with, and limited participation in, investor relations (collectively, the “Executive Duties”). The Executive’s role and duties may be broader than the foregoing subject to agreement in writing between Regional and Executive, including mutual agreement on an appropriate adjustment in compensation.
(b) The maximum amount of time the Executive may be required to devote to performing Executive Duties during the Term (the “Maximum Hours”) shall not exceed (i) 1,200 hours during the first twelve consecutive months commencing with the Commencement Date, (ii) 1,000 hours during the second twelve consecutive months commencing with the anniversary of the Commencement Date and (iii) 750 hours during the third twelve consecutive months commencing with the second anniversary of the Commencement Date. The level of effort by and amount of time required of the Executive in performance of Executive Duties hereunder shall be as Executive in his professional opinion deems reasonably required but not in excess of the Maximum Hours.
Section 4. Compensation and Benefits.
(a) Compensation:
(x) Regional shall pay the Executive a base salary (the “Base Salary”), payable in accordance with Regional’s normal payroll procedures (but not less frequently than monthly) in equal monthly installments, at the rate of:
(i) $25,000 per month for each of the first twelve consecutive months of the Term (i.e. $300,000 per annum) commencing with the Commencement Date;
(ii) $20,833 per month for each of the second twelve consecutive months of the Term (i.e. $249,996 per annum) commencing with the first twelve-month anniversary of the Commencement Date; and
(iii) $15,799 per month (i.e. $ 189,588 per annum) for each of the third twelve consecutive months of the Term commencing with the second twelve-month anniversary of the Commencement Date.
(y) the Regional Board shall review Executive’s Base Salary at least annually to determine whether in its sole discretion an increase in Executive’s Base Salary would be appropriate.
(b) Bonus. Executive shall be eligible to receive an annual discretionary bonus during each year of the Term on a reasonably comparable basis to the performance criteria the Regional Board utilizes with respect to the Regional Chief Executive Officer’s annual discretionary bonus, of which such annual discretionary bonus shall not exceed 62.5% of Executive’s Base Salary. Such annual bonus, if any, shall be payable no later than March 15 of the calendar year following the calendar year to which it relates.
(c) Equity Awards. Effective as of the Commencement Date, the Compensation Committee of the Regional Board (the “Compensation Committee”) shall authorize and Regional shall grant to the Executive, subject to terms and conditions of the related award agreement attached hereto as Exhibit A, an inducement grant of 100,000 restricted shares of Regional Common Stock (the “Inducement Grant”), which shall vest one third on the Commencement Date, one third on the first 12-month anniversary of the Commencement Date and one third on the second 12-month anniversary of the Commencement Date. The Inducement Grant will be made in reliance on the employment inducement exception under NYSE American’s rules.
(d) Other Benefits. Executive shall be paid a monthly stipend of $2,000 per month. Executive may contribute to, and participate in, Regional’s 401(k) plan, subject to the terms and conditions of the 401(k) plan, which may be amended, modified or terminated from time to time.
(e) One Time Benefit. Regional shall provide Executive as a one-time benefit, a personal tax and legal allowance in the aggregate amount of $32,000, payable within 30 days after the Commencement Date.

(f) Delayed Payment. Regional shall pay Executive interest at 6% per annum on any payments otherwise due under this Agreement which are delayed for any reason, including, without limitation, by a dispute between the parties or triggered by an IRS or SEC rule, in each case, to the extent permitted under, and would not constitute a violation of, Section 409A of the Code. In addition, Regional shall indemnify Executive for any tax, interest or penalty owing by Executive due to any violation of Section 409A of the Code which results from any delay by Regional in making any payment to Executive when due and payable hereunder.
(g) Certain Equipment. Executive shall be supplied a personal computer and printer and shall be entitled to retain the various other similar items personally being used by Executive during Regional’s fiscal quarter most recently prior to the Commencement Date in connection with performing his duties during his employment by Regional.
(h) Expenses and Substantiation for Reimbursement. Regional shall reimburse Executive for reasonable out-of-pocket fees, costs and expenses incurred in the course of performing the functions of his office (including entertainment when approved by Regional’s Chief Executive Officer in advance), and when traveling outside the Atlanta Metropolitan Area on business related to his employment, including travel, food and lodging, incurred in the course of performing such functions. The Executive agrees to provide to Regional such information as may be reasonably necessary to substantiate the reimbursement of such fees, costs and expenses at such time as is consistent with Regional policy.
(i) Legal Fees Related to Executive’s Responsibilities. In connection with performance of his duties hereunder, Executive shall have the right to seek legal counsel for non-personal advice relating thereto and the reasonable out-of-pocket costs for such advice shall be paid by Regional provided that Executive shall use commercially reasonable efforts to keep the costs of such advice to a minimum consistent with the purpose for which such advice is sought; provided, however, that Executive shall obtain prior approval of the engagement of such counsel from Regional’s Chief Executive Officer, the Regional Board, the Audit Committee of the Regional Board or the Compensation Committee, such requested approval not to be unreasonably withheld, conditioned or delayed.
(j) Compensation Inclusive. The compensation payable by Regional to Executive hereunder shall be inclusive of compensation for all services rendered by Executive to Regional and its respective Subsidiaries and Executive shall have no separate right of compensation from any such Subsidiary other than the right to be indemnified as herein provided under Section 7 hereof and any other written agreement between Executive and Regional providing for such indemnity and/or insurance coverage under any directors and officers liability insurance policies maintained by Regional or such Subsidiary.
Section 5. Reserved.
Section 6. Termination.
(a) Termination Events. The Executive’s employment under this Agreement by Regional may be terminated prior to the end of the Term only as follows:
(i) automatically upon Death;
(ii) by Regional due to the Disability of Executive upon ninety (90) days written notice by delivery of a Notice of Termination to the Executive;
(iii) by Regional for Cause upon delivery of a Notice of Termination to the Executive;
(iv) by Executive or Regional due to Change in Control; and
(v) by Executive for any reason upon 30 days’ Notice of Termination to Regional.
(b) Termination for Death, Disability or Cause and other than Due to a Change in Control. If the Executive’s employment with Regional shall be terminated during the Term (i) by reason of Death, or (ii) by Regional due to Executive’s Disability or for Cause, Regional shall pay to the Executive within thirty (30) days after the Termination Date a lump sum cash payment equal to the Accrued Compensation to which Executive is entitled.
(c) Termination Due to Change in Control. If the Executive’s employment is terminated by Regional for any reason other than for Cause within one (1) year after a Change in Control, then, contingent upon Executive’s signing at that time a commercially reasonable general release that is acceptable to Regional and Executive, both acting reasonably and in good faith, which general release must be signed and become irrevocable in accordance with the general release but in no event later than 60 days after the termination date, Executive shall receive from Regional (i) an aggregate of $300,000 (minus applicable tax withholdings) to be paid in substantially equal monthly installments over the Severance Period in accordance with the normal payroll schedule of Regional; (ii) a lump sum an aggregate gross amount equal to one year’s Base Salary at the then-current rate earned for that year payable in monthly installments beginning on the first regular payroll period immediately following the end of the Severance Period; (iii) Accrued Compensation within thirty (30) days after the Termination Date in a lump sum, including without limitation, a pro rata portion of any accrued but unpaid annual bonus for which performance goals have been achieved; (iv) the balance of any other benefits set forth in Section 4(d) for twenty-four (24) months following termination, subject to the terms and conditions of such plans and programs; and (v) Executive’s unvested awards under Regional’s Equity Plans (whether such plans are in effect now or in the future) (if any) shall vest (as well as any unvested portion of the Inducement Grant), and shall be exercisable pursuant to the terms of the applicable Equity Plans and award agreement. For purposes of this Section 6(c), “Severance Period” shall mean and include the time remaining in the balance of the Term immediately prior to Termination. Anything herein to the contrary notwithstanding, the aforesaid general release shall, among such exceptions as may be agreed between Executive and Regional acting reasonably and in good faith, not release any claim of Executive to be indemnified under Section 7 hereof or which may not be waived under applicable law. In no event shall the failure to agree on the terms of the general release within 60 days after any Termination work a forfeiture of the right to any payment which is subject to receipt of such a general release but shall only delay any such payment until any dispute as to the terms of such release are resolved through subsequent arbitration or agreement between Executive and Regional.
(d) Resignation or Termination other than for Death, Disability, Cause or Change in Control. If the Executive’s employment with Regional is terminated during the Term by Regional other than for Death, Disability, or Cause, then, contingent upon Executive’s signing at that time a commercially reasonable general release that is acceptable to Regional and Executive, both acting reasonably and in good faith, which general release must be signed and become irrevocable in accordance with the general release but in no event later than 60 days after the termination date, Executive shall receive monthly severance payments with such monthly severance payment equal to the product of (x) an amount equal in the aggregate to the number of months (rounded up to the nearest whole month) remaining in the Severance Period times (y) the then applicable monthly rate of Base Salary, to be paid in substantially equal monthly installments in accordance with the normal payroll schedule of Regional beginning with the Termination Date for and over the Severance Period. If Executive voluntarily resigns, such aggregate amount calculated in this Section 6(d) shall be reduced by 20%. For purposes of this Section 6(d), “Severance Period” shall mean and include the time remaining in the balance of the Term immediately prior to Termination.
Section 7. Indemnification; Liability Insurance.
(a) Regional agrees to indemnify, save and hold Executive harmless from all losses, expenses, damages, liabilities, obligations, claims and costs of any kind (including reasonable attorneys’ fees and other legal costs and expenses) that Executive may at any time suffer or incur by reason of any claims, actions or suits brought or threatened to be brought against Executive by any person or entity, as a result of or in connection with Executive’s service as an Executive of Regional or any of its Subsidiaries, or any entity that in the future becomes a Subsidiary or Affiliate of Regional, except that no indemnification shall be made if it is established by clear and convincing evidence in a court of competent jurisdiction that Executive’s action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to Regional or its Subsidiaries or was undertaken with gross reckless disregard for the interest of Regional or its Subsidiaries. The provisions of this Section shall survive termination of this Agreement.

(b) The Executive agrees to provide Regional, upon request, such information in his possession as may be reasonably necessary to substantiate any reimbursement under this Section in no event later than 30 days following the later of the close of the month of the Term in which such fee, cost or expense is incurred or billing therefore was received. Upon receipt of such substantiation, Regional shall pay or reimburse Executive for the fees, costs and expenses no later than 10 business days following the close of the month in which such substantiation was received.
(c) In addition, Regional shall maintain public liability insurance and directors and officers liability insurance covering Executive during the Term and shall cause Executive to be named as an additional insured on all such liability and directors and officers policies covering such period and furnish evidence thereof to Executive upon request. Upon any termination of the Term, Regional shall purchase and cause to be maintained a prepaid Reporting Tail Endorsement on its existing directors and officers liability insurance policy (providing only for the Side A coverage where the existing policies also include Side B coverage for Regional) covering the Executive from an insurance carrier with the same of better credit rating as compared to the carrier for Regional’s current directors and officers insurance and maintain such endorsement in full force and effect for a term of six years from and after termination of the Term, provided that in case that (i) Regional’s insurance policy in existence as of the date of this Agreement expires, is terminated or cancelled during such six-year period and (ii) if the premium for the Reporting Tail Endorsement would exceed, the Maximum Premium, then Regional shall obtain as much directors’ and officers’ liability insurance (or coverage under a Reporting Tail Endorsement) covering Executive as can be obtained for the remainder of such six-year period for an annualized premium at or not in excess of the Maximum Premium, on terms and conditions of reasonable equivalence, in the aggregate, to the Chief Executive Officer of Regional under Regional’s current directors and officers insurance.
(d) The provisions of this Section 7 shall survive termination of Executive’s employment under this Agreement.
Section 8. Trade Secrets.
The Executive shall not, at any time, either during the Term or after the Termination Date, use or disclose any Trade Secrets of Regional, SHL or SunLink, as defined herein, except in fulfillment of his duties as the Executive during his employment, for so long as the pertinent information or data remain Trade Secrets, whether or not the Trade Secrets are in written or tangible form. Notwithstanding anything herein to the contrary, Executive shall not be liable to Regional under any federal or state trade secret law for the disclosure of a Trade Secret that is made in confidence (i) to a federal, state, or local government official, either directly or indirectly for the purpose of reporting or investigating a suspected violation of law, (ii) to Executive’s attorney in connection with actual or potential litigation between Executive and Regional or any Regional Subsidiary or Affiliate (iii) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, or (iv) in a court proceeding, so long as Executive files any document containing the Trade Secret under seal and does not further disclose the Trade Secret, except pursuant to court order.
Section 9. Protection of Other Confidential Information.
Executive recognizes the interest of Regional, SunLink and their Subsidiaries in maintaining the confidential nature of their proprietary and other non-public business and commercial information. In connection therewith, Executive covenants and agrees that during the term of Executive’s employment under this Agreement, and at all times thereafter, Executive will not, directly or indirectly, except as necessary to perform Executive’s duties for Regional or its Subsidiaries, publish, disclose or use any Confidential Information of Regional or its Subsidiaries. “Confidential Information” shall mean any internal, non-public information with respect to Regional, SunLink or their Subsidiaries (other than Trade Secrets addressed in Section 8) that is identified in writing as confidential at time of disclosure or would be regarded by a reasonable business person as confidential except that Confidential Information does not include information that: (a) is or becomes generally available to the public (other than by disclosure by the Executive); (b) was available to or known by the Executive on a non-confidential basis prior to the date of this Agreement unless acquired from Regional under a confidentiality agreement; (c) was, is or becomes available to the Executive on a non-confidential basis from a person not bound to Regional by a confidentiality obligation with respect to such information or is otherwise known by Executive to be prohibited from disclosing the information or (d) is developed by Executive independently of his employment by Regional or information disclosed to Executive by Regional, SunLink or their Subsidiaries during the Term. Notwithstanding the foregoing, nothing in this Agreement is intended to or shall be used in any way to prevent Executive from testifying truthfully under oath in a judicial proceeding or to limit Executive right to communicate with a government agency, as provided for, protected under or warranted by applicable law.
Section 10. Return of Materials.
Executive shall promptly return to Regional, upon request and in any event upon termination of Executive’s employment with Regional, all media, documents, notebooks, computer programs, handbooks, data files, models, samples, price lists, drawings, customer lists, prospect data, or other property or material (in tangible or electronic form) in Executive’s possession or control relating to Regional, SunLink and their Subsidiaries, which to his knowledge constitutes property of or contains Confidential Information concerning the business or customers of Regional, SunLink or their Subsidiaries. Executive also agrees to provide to Regional passwords to any of Regional’s password-protected device to ensure compliance with this Section. Upon Executive’s resignation or termination for any reason, Executive will be permitted to purchase (at depreciated cost) the laptop computer and printer used at his home for work and, Regional shall at no cost to Executive cooperate with Executive promptly and in good faith to identify and extract Regional’s data from such computer.
Section 11. Non-Solicitation of Employees by Executive.
During the term of Executive’s employment pursuant to this Agreement and for a period of twenty-four (24) months after the Termination Date, Executive shall not, alone or in concert with others, solicit or induce, or attempt to solicit or induce, (i) any employee to leave the employ of Regional, SunLink or their Subsidiaries or (ii) recruit or attempt to recruit any such person to accept employment with any other business. Provided, however, that this restriction shall only apply to employees with whom Executive had direct material contact during the period of twelve (12) months preceding the termination of Executive’s employment and, further, the restrictions in this Section 11 will only apply within the geographic territory where the employee resides or is working at the time of the solicitation, attempted solicitation, recruitment or attempted recruitment of that employee. Public advertising for employees generally which is not specifically directed to employees of Regional, SunLink or their Subsidiaries and normal or routine social contacts, including on social media, with such employees shall not be deemed solicitation or inducement to leave employment or an attempt to so recruit for employment in another business, absent clear and convincing evidence of an intentional effort to do so.
Section 12. No Denigration.
During the term of Executive’s employment pursuant to this Agreement and for a period of twenty four (24) months following the Termination Date, Executive will not denigrate, ridicule or intentionally criticize Regional or any of its Subsidiaries or Affiliates or any of their respective services, products, properties, employees, officers or directors, including without limitation, by way of news interviews, or the expression of personal views, opinions or judgments to the news media. Further, during the term of this Agreement and for a period of twenty-four (24) months following the Termination Date, Regional agrees that it will direct the Regional Board, Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer of Regional not to denigrate, ridicule or intentionally criticize Executive, including without limitation, by way of news interviews, or the expression of personal views, opinions or judgments to the news media and Regional will be responsible to Executive for any such denigration by any members of the Regional Board or any such officer or any such officer’s inducement or encouragement of any employee or third party to do so. The covenants in this Section 12 shall not be applicable in connection with any statements given under oath or in connection with any litigation between any of the parties hereto.
Section 13. Non-Competition.
During the term of this Agreement and for six (6) months thereafter, Executive shall not, within one hundred (100) miles of any office from which Regional conducts business, directly or indirectly, acting alone or with others, compete with Regional in any business or enterprise which is (directly or through an affiliate) in competition with the business engaged in by Regional by performing services that are the same as or similar to the type conducted, authorized, offered, or provided by Executive to Regional or SunLink within the most recent 24 months. Notwithstanding anything herein to the contrary, the provisions of this Section shall not prohibit Executive from owning not more than 5% of the securities of any corporation which competes with Regional and whose shares are regularly traded on a nationally recognized stock exchange or over-the-counter market.
Section 14. Assignment; Successors.
(a) Assignment. Neither Executive nor Regional shall assign or transfer directly or indirectly this Agreement or any rights hereunder to any third party or Affiliate without the prior written consent of the other party, which consent may be declined, withheld or conditioned in the sole discretion of the party whose interest or obligations are sought to be assigned.
(b) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Regional and Executive and their permitted Successors and Assigns. Any party assigning this Agreement or its rights, in either case which is permitted hereunder shall require its Successors and Assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Regional or its Subsidiaries would be required to perform it if no such succession or assignment had taken place.
Section 15. Notice.
For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or five days after being sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other; provided, however, that all notices to Regional or its Subsidiaries shall be directed to the attention of the Chief Executive Officer of Regional or to the Regional Board with a copy to the Corporate Secretary of Regional and all notices to Executive shall be directed to Executive with a copy to William P. Miles, Esq., Gregory, Doyle, Calhoun & Rogers, LLP, 49 Atlanta Street SE, Marietta, GA 30060. All notices provided for herein shall be copied to the recipient by email addressed to Executive. All notices and communications shall be deemed to have been received on the date of delivery thereof.
Section 16. Modification and Waiver.
No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and Regional. No waiver by any party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
Section 17. Governing Law, Etc.
This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia without giving effect to the conflict of laws principles thereof. In performing their respective obligations under this Agreement, each of the parties shall have a duty to act reasonably and in good faith. Subject to Section 18 below, the parties agree that they will not file any action arising out of this agreement other than in a state or federal court located in Georgia. The parties consent to personal jurisdiction and venue solely within these forums and waive all otherwise possible objections thereto.
Section 18. Arbitration.
(a) Agreement to Arbitrate. Excluding claims to enforce Sections 8 and 13, or any other claims that cannot be required to be arbitrated as a matter of law, any controversy or claim against either party arising from, out of or relating to this Agreement, the breach thereof, or the employment or termination thereof of Executive by Regional or its Subsidiaries which would give rise to a claim under federal, state or local law (including but not limited to claims based in tort or contract, claims for discrimination under state or federal law, and/or claims for violation of any federal, state or local law, statute or regulation) (“Claims”) shall be submitted to an impartial mediator (“Mediator”) selected jointly by the parties. Both parties shall attend a mediation conference and attempt to resolve any and all Claims. If they are not able to resolve all Claims, any unresolved Claims, including any dispute as to whether a matter constitutes a Claim which must be submitted to arbitration, shall be determined by final and binding arbitration in Atlanta, Georgia in accordance with the Model Dispute Resolution Rules (“Rules”) of the American Arbitration Association, by an experienced employment arbitrator selected by agreement of the parties hereto who is licensed to practice law in the State of Georgia. If an arbitrator is not selected by agreement of the parties hereto within ten (10) business days after the initiation of efforts to seek such agreement, the Mediator shall provide a list of three names which will be alternately struck, with the party initiating the arbitration striking first, until a selection is made. Regional and its Subsidiaries shall act together and be considered a single party for purposes of any such strikes. Any payments which would otherwise become due under this Agreement that are the subject of a dispute may be delayed to the extent permitted under Section 409A of the Code.
(b) Procedure. A demand for arbitration shall be made within a reasonable time after the Claim has arisen. In no event shall the demand for arbitration be made after the date when institution of legal and/or equitable proceedings based on such Claim would be barred by the applicable statute of limitations. Each party to the arbitration will be entitled to be represented by counsel and Regional shall have the opportunity to take up to two depositions and Executive shall have the opportunity to take up to three depositions before the arbitration hearing. The arbitrator shall have the authority to hear and grant a motion to dismiss and/or for summary judgment, applying the standards governing such motions under the Federal Rules of Civil Procedure. Each party shall have the right to subpoena witnesses and documents for the arbitration hearing. The decision of the arbitrator shall be final and binding on the parties.
(c) Damages; Costs and Expenses. With respect to any Claim brought to arbitration hereunder, either party may be entitled to recover whatever damages would otherwise be available to that party in any legal proceeding based upon the federal and/or state law applicable to the Claim and as specified by this Section 18; provided, however, in no event shall any party be entitled to recover any consequential or punitive damages under this Agreement or based on or related to the transactions contemplated hereby. The obligations of the parties hereunder are corporate obligations and no officer of employee or shareholder of Regional shall be individually liable hereunder. The decision of the arbitrator may be entered and enforced in any court of competent jurisdiction by either Regional or Executive. Each party shall pay the fees of their respective attorneys, the expenses of their witnesses and any other expenses connected with presenting their Claim or defense (except as otherwise awarded by the arbitrator). Except as otherwise awarded by the arbitrator, other costs of the arbitration, including the fees of the Mediator, the arbitrator, the cost of any record or transcript of the arbitration, administrative fees, and other fees and costs, shall be borne by Regional or its Subsidiaries. Should Regional or its Subsidiaries pursue any Claim covered by this Section required to be arbitrated by the terms of this Section 18 by any method other than said arbitration, Executive shall be entitled to recover from Regional all damages, costs, expenses, and reasonable attorneys’ fees incurred as a result of such action.
The provisions contained in this Section 18 shall survive the termination and/or expiration of this Agreement.
The parties indicate their acceptance of the foregoing arbitration and other requirements of this Section by initialing below:

For Regional

For Executive

Section 19. Severability.
The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If a court determines that any provision of Sections 8 through 13 of this Agreement is overly broad or otherwise unenforceable as written, the parties authorize such court to modify and enforce such provision to the extent the court deems reasonable. If any provision of Sections 8 through 13 of this Agreement is found by a court to be overbroad and unenforceable and not capable of modification, it shall be severed and the remaining covenants and provisions of this Agreement enforced in accordance with the tenor of the Agreement.
Section 20. Entire Agreement.
This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.
Section 21. Headings.
The headings of Sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.
Section 22. Counterparts.
This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
Section 23. Reserved.
Section 24. Acknowledgments. Executive acknowledges and agrees that the covenants contained in Sections 8 and 13 of this Agreement are reasonable as to time, scope and territory given Regional’s need to protect its business, personnel, Trade Secrets and Confidential Information. Executive acknowledges and agrees that any material breach of the aforesaid Sections of this Agreement by Executive may cause irreparable damage to Regional, the exact amount of which will be difficult to determine, and that the remedies at law for any such breach will be inadequate. Accordingly, Executive agree that, in addition to any other remedy that may be available at law, in equity, or hereunder, Regional shall be entitled to seek specific performance and injunctive relief of Sections 8 and 13 of this Agreement by Executive or breach of any such Section threatened in writing by Executive. Executive further agrees that the time periods for the obligations set forth in Sections 8 and 13 of this Agreement shall be tolled during any litigation or arbitration concerning any of such provisions provided such tolling would not result in any violation of section 409A of the Code with respect to any payment due from Regional to the Executive under this Agreement.
Section 25. Definitions.
For purposes of this Agreement, the following terms shall have the following meanings:
(a) “Accrued Compensation” shall mean (i) an amount of the Executive’s unpaid Base Salary earned through the Termination Date; (ii) annual bonus for any completed calendar year and the portion of annual bonus for the current calendar year to the extent earned (i.e. to the extent the applicable annual goals or performance measures relevant to Executive or Regional as a whole have been proportionally achieved or accomplished to Termination Date) but not yet paid; and (iii) reimbursement for unpaid reasonable and necessary business expenses incurred and substantiated by the Executive on behalf of Regional or its Subsidiaries during the period ending on the Termination Date, in accordance with Regional’s policy.
(b) “Act” shall mean the Securities Exchange Act of 1934, as amended.
(c) “Affiliate” shall mean, as to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person.
(d) “Cause”. The termination of the Executive’s employment shall be for “Cause” if it is a result of:
(i) any act that (A) constitutes, on the part of the Executive, fraud, dishonesty, malfeasance of duty, or conduct inappropriate to the Executive’s office, and (B) is demonstrably more likely than not to lead to material injury to Regional or resulted or was intended by the Executive to result in direct or indirect gain to or personal enrichment of the Executive; or
(ii) the conviction of the Executive of a felony involving moral turpitude; or
(iii) Executive’s failure to perform his job duties hereunder to the reasonable satisfaction of the Regional Board, as determined by a two thirds majority vote;
provided, however, that in the case of clause (i) above, such conduct shall not constitute Cause:
(x) unless (A) there shall have been delivered to the Executive a written notice setting forth with specificity the reasons that the Board believes the Executive’s conduct constitutes the criteria set forth in clause (i), (B) the Executive shall have been provided the opportunity to be heard in person by the Board (with the assistance of the Executive’s counsel if the Executive so desire); or
(y) if such conduct (A) was believed by the Executive in good faith to have been in or not opposed to the interests of the Regional and SHL, and (B) was not intended by the Executive to and did not result in the direct or indirect gain to or personal enrichment of the Executive.
Provided further, in order for Regional to terminate Executive’s employment pursuant to clause (iii) above, Regional must first give Executive written notice of such Cause and ninety (90) days to cure such Cause.
(e) “Change in Control” shall mean the occurrence during the Term any of the following events; provided that such event constitutes as a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5); and further provided that the Merger shall not constitute a Change in Control:
(i) An acquisition of any voting securities of that company (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the “1934 Act”)) immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 50% or more of the combined voting power of Regional’s then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a Non-Control Acquisition (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (1) an employee benefit plan (or a trust forming a part thereof) maintained by (x) Regional or (y) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by Regional (a “Subsidiary”), (2) Regional or any Subsidiary, (3) Executive or any Person controlled by Executive, under common control with Executive, or acting in concert with Executive or (4) any Person in connection with a “Non-Control Transaction” (as hereinafter defined); or
(ii) Approval by the stockholders of Regional of a merger, consolidation or reorganization involving Regional, unless
(x) the stockholders of Regional, who immediately before such merger, consolidation or reorganization, owned, directly or indirectly, at least two-thirds of the combined voting power of the outstanding voting securities of Regional, immediately following such merger, consolidation or reorganization, at least two-thirds of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization, and

(y) the individuals who were members of the incumbent Regional Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds of the members of the board of directors of the Surviving Corporation; (A transaction described in clauses (x) and (y) shall herein be referred to as a “Non-Control Transaction”).
(iii) Notwithstanding anything contained in this Agreement to the contrary, if the Executive’s employment is terminated prior to a Change in Control and such termination (A) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control and who effectuates a Change in Control (a “Third Party”) or (B) otherwise occurred in connection with, or in anticipation of, a Change in Control which actually occurs, then for all purposes of this Agreement, the date of a Change in Control with respect to the Executive shall mean the date immediately prior to the date of such termination of the Executive’s employment.
(f) “Code” shall mean the Internal Revenue Code of 1986, as amended to date.
(g) “Death” shall mean, the death of Executive and “Disability” shall mean the inability of Executive, as determined in good faith by Regional’s Chief Executive Officer, two independent directors and a physician selected by the two directors, to substantially perform the essential functions of Executive’s regular duties and responsibilities, with or without reasonable accommodation, due to a physical or mental illness or other impairment which has lasted (or can reasonably be expected to last) for a period of at least 90 consecutive days or more than 120 total days in any twelve-month period. Executive shall be given notice five days before such determination is initiated. The cost of such determination shall be paid by Regional.
(h) “Equity Plans” shall mean and include (x) any stock option plan, restricted stock plan or similar plan or arrangements under which any Regional employee, officer or director is or may be granted or awarded any equity interest, or the right to acquire any equity interest, in Regional or any Regional Subsidiary or Regional Affiliate, and (y) the 2023 Plan or any successor thereto or replacement thereof or therefore
(i) “Maximum Premium” shall mean 50% of the annual or annualized premium being paid by Regional on or for its directors and officers liability policy as of the Commencement Date.
(j) “Notice of Termination” shall mean a written notice of termination from Regional or the Executive which specifies an effective date of termination, indicates the specific termination provision in this Agreement relied upon, and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. Such termination shall not be effective until at least 10 days after such notice.
(k) “Person” shall mean any individual, corporation, partnership, association, joint-stock Regional, limited liability Regional, trust, unincorporated organization, government or political subdivision thereof or other entity.
(l) “Successors and Assigns” shall mean a corporation or other entity acquiring all or substantially all the assets and business of Regional or its Subsidiaries (including this Agreement), whether by operation of law or otherwise.
(m) “Termination Date” shall mean, in the case of Death, the date of Death, and in all other cases, the date specified in the Notice of Termination.
(n) “Trade Secrets” shall mean any information without regard to form which constitutes a trade secret within the meaning of the Georgia Trade Secrets Act, O.C.G.A. Section 10-1-760 et seq.
Section 26. Tax Withholding.
Regional or its Subsidiaries may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
Section 27. Section 409A.
The parties intend that any payment or benefit to be paid or provided under this Agreement shall be paid or provided in such manner, and at such time, as will comply with or meet an exemption from, the requirements of Section 409A of the Code and this Agreement shall be interpreted consistent with such intent. Notwithstanding the foregoing, in the event this Agreement or any benefit paid under this Agreement to Executive is deemed to be subject to Code Section 409A, Regional and Executive shall engage in good faith discussions concerning efforts to address such issue, including by adoption of such conforming amendments as Executive and Regional may agree, both parties acting reasonably and in good faith, are advisable or necessary, to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A. Notwithstanding any provision in this Agreement to the contrary, if the Executive is a “specified employee” within the meaning of Section 409A of the Code, any payments (or installments) other than Accrued Compensation which would otherwise become due under this Agreement during the first six (6) months (or such longer period as required by Code Section 409A and guidance issued thereunder) after termination of the Executive’s employment for reasons other than death or Disability shall be delayed and all such delayed payments (or delayed installments) shall be paid in full in the seventh (7th) month after the Termination Date, and all subsequent payments (or installments) shall be paid in accordance with their original payment schedule. To the extent that during the first six (6) months after the Termination Date, premiums or other contributions become due to any insurer or other third party in order to continue in effect any insurance policy or other contract referenced in this Agreement, Executive shall be responsible for paying such amounts directly to the insurer or other third party and shall receive reimbursement from Regional for such amounts in the seventh (7th) month after the Termination Date. Notwithstanding any other provision of this Agreement, Regional, SunLink and their Subsidiaries, officer, directors, owners or employees shall not be liable to Executive if any payment or benefit under this Agreement fails to be exempt from, or comply with, Section 409A of the Code. With respect to any amounts payable hereunder considered “deferred compensation” subject to Section 409A of the Code that are payable upon the Executive’s termination, “Termination Date” and “termination” as used in this Agreement to determine the date of any such payment, shall mean the date of the Executive’s “separation from service” within the meaning of Treasury Regulation 1.409A-1(h). To the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A of the Code, (A) such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred, (B) the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, (C) the amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year and (D) the right to any benefits or reimbursements or in-kind benefits may not be liquidated or exchanged for any other benefit.
Section 28. 280G Cutback.
Notwithstanding anything in this Agreement to the contrary, in no event shall the aggregate payments or benefits to be made or afforded to Executive under this Agreement, either as a stand-alone benefit or when aggregated with other payments to or for the benefit of, Executive (collectively, the “Change in Control Benefits”) that are contingent on a change in control, constitute an “excess parachute payment” under Section 280G of the Code, and in order to avoid such a result, Executive’s payments or benefits hereunder shall be reduced by the minimum amount necessary so that the Change in Control Benefits that are payable to Executive are not subject to penalties under Sections 280G and 4999 of the Code.

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals the    day of    2025.

REGIONAL HEALTHCARE, INC.

By:
BRENT MORRISON
President and Chief Executive Officer

EXECUTIVE

ROBERT M. THORNTON, JR

Exhibit A
Restricted Stock Award Agreement
[attached]

Annex H
Dissenters’ Rights
Article 13 of the Georgia Business Corporation Code
TITLE 14. CORPORATIONS, PARTNERSHIPS, AND ASSOCIATIONS
CHAPTER 2. BUSINESS CORPORATIONS
ARTICLE 13. DISSENTERS’ RIGHTS
PART 1
RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES
§ 14-2-1301. Definitions.
As used in this article, the term:
(1) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.
(2) “Corporate action” means the transaction or other action by the corporation that creates dissenters’ rights under Code Section 14-2-1302.
(3) “Corporation” means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.
(4) “Dissenter” means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.
(5) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.
(6) “Interest” means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.
(7) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.
(8) “Shareholder” means the record shareholder or the beneficial shareholder.
§ 14-2-1302. Right to dissent.
(a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:
(1) Consummation of a plan of merger to which the corporation is a party:
(A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger, unless:
(i) The corporation is merging into a subsidiary corporation pursuant to Code Section 14-2-1104;
(ii) Each shareholder of the corporation whose shares were outstanding immediately prior to the effective time of the merger shall receive a like number of shares of the surviving corporation, with designations, preferences, limitations, and relative rights identical to those previously held by each shareholder; and
(iii) The number and kind of shares of the surviving corporation outstanding immediately following the effective time of the merger, plus the number and kind of shares issuable as a result of the merger and by conversion of securities issued pursuant to the merger, shall not exceed the total number and kind of shares of the corporation authorized by its articles of incorporation immediately prior to the effective time of the merger; or
(B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;
(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;
(3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;
(4) An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604;
(5) Consummation of an action described in subsection (a) or (b) of Code Section 14-2-1805;
(6) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, the bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares; or
(7) Consummation of a division, as defined in Code Section 33-14-120, to which the corporation is a party, provided any such appraisal is subject to the limitations of Code Section 33-14-127.
(b) A shareholder entitled to dissent and obtain payment for his or her shares under this article may not challenge the corporate action creating his or her entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter’s rights.
(c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:
(1) In the case of a plan of merger or share exchange, any holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares:

(A) Anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or
(B) Any shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders that are different, in type or exchange ratio per share, from the shares to be provided or offered to any other holder of shares of the same class or series of shares in exchange for such shares; or
(2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.
§ 14-2-1303. Dissent by nominees and beneficial owners.
A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.
PART 2
PROCEDURE FOR EXERCISE OF DISSENTERS’ RIGHTS
§ 14-2-1320. Notice of dissenters’ rights.
(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this article and be accompanied by a copy of this article.
(b) If corporate action creating dissenters’ rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.
§ 14-2-1321. Notice of intent to demand payment.
(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, a record shareholder who wishes to assert dissenters’ rights:
(1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and
(2) Must not vote his shares in favor of the proposed action.
(b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.
§ 14-2-1322. Dissenters’ notice.
(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.
(b) The dissenters’ notice must be sent no later than ten days after the corporate action was taken and must:
(1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;
(2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;
(3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and
(4) Be accompanied by a copy of this article.
§ 14-2-1323. Duty to demand payment.
(a) A record shareholder sent a dissenters’ notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.
(b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.
(c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this article.
§ 14-2-1324. Share restrictions.
(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.
(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.
§ 14-2-1325. Payment.
(a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.
(b) The offer of payment must be accompanied by:
(1) The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;
(2) A statement of the corporation’s estimate of the fair value of the shares;
(3) An explanation of how the interest was calculated;
(4) A statement of the dissenter’s right to demand payment under Code Section 14-2-1327; and

(5) A copy of this article.
(c) If the shareholder accepts the corporation’s offer by written notice to the corporation within 30 days after the corporation’s offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.
§ 14-2-1326. Failure to take action.
(a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.
(b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Code Section 14-2-1322 and repeat the payment demand procedure.
§ 14-2-1327. Procedure if shareholder dissatisfied with payment or offer.
(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:
(1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or
(2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.
(b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation’s offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.
(c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:
(1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and
(2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.
PART 3
JUDICIAL APPRAISAL OF SHARES
§ 14-2-1330. Court action.
(a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
(b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation’s registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.
(c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.
(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the “Georgia Civil Practice Act,” applies to any proceeding with respect to dissenters’ rights under this chapter.
(e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.
§ 14-2-1331. Court costs and attorney fees.
(a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.
(b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:
(1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or
(2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.
(c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.
§ 14-2-1332. Limitation of actions.
No action by any dissenter to enforce dissenters’ rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

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V76401-S17177

SPECIAL MEETING OF SHAREHOLDERS OF

SUNLINK HEALTH SYSTEMS, INC.

July 29, 2025

P
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X
Y

THIS PROXY IS SOLICITED ON BEHALF OF THE SUNLINK BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF SHAREHOLDERS.

The undersigned hereby appoints Robert M. Thornton, Jr and C. Michael Ford, and either of them, with power of substitution to each, the proxies of the undersigned to vote the common shares of the undersigned at the special meeting of shareholders of SUNLINK HEALTH SYSTEMS, INC. to be held at 10:00 AM Eastern Time on July 29, 2025, at Hyatt House Hotel, 3595 Cumberland Blvd., Atlanta, Georgia 30339, and any adjournments thereof, as indicated on the reverse side of this proxy card with respect to the proposals set forth in the proxy statement, and in their discretion upon any matter that may properly come before the special meeting or any adjournments thereof. The undersigned hereby revokes any previously submitted proxies.

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